As filed with the U.S. Securities and Exchange Commission on January 17, 2024.

Registration No. 333-274552

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________________

AMENDMENT NO. 2
TO
Form F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

____________________________

Australian Oilseeds Holdings Limited
(Exact name of registrant as specified in its charter)

____________________________

Cayman Islands	2070	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(I.R.S. Employer Identification Number)

126 – 142 Cowcumbla Street, Cootamundra
Site 2: 52 Fuller Drive Cootamundra
PO Box 263 Cootamundra, Australia 2590
02 6942 4347
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

____________________________

Gary Seaton
Chairman and CEO
Australian Oilseeds Holdings Limited
126 – 142 Cowcumbla Street, Cootamundra
Site 2: 52 Fuller Drive Cootamundra
PO Box 263 Cootamundra, Australia 2590
02 6942 4347
(Name, address, including zip code, and telephone number, including area code, of agent for service)

____________________________

Copies to:

Barry I. Grossman, Esq. Jessica Yuan, Esq. Ellenoff Grossman & Schole LLP 1345 Avenue of the Americas New York, NY 10105 (212) 370-1300	Debbie A. Klis, Esq. Rimon PC 1990 K Street, NW Suite 420 Washington DC 20006 (202) 935-3390

____________________________

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the Business Combination contemplated by the Business Combination Agreement described in the included proxy statement/prospectus have been satisfied or waived.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

____________

†         The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Pubco may not issue these securities until the registration statement filed with the Securities and Exchange Commission, of which this proxy statement/prospectus is a part, is declared effective. This proxy statement/prospectus does not constitute an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS, SUBJECT TO COMPLETION,
DATED JANUARY 17, 2024

PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
EDOC ACQUISITION CORP.

AND

PROSPECTUS FOR ORDINARY SHARES,
WARRANTS, AND
SHARES UNDERLYING WARRANTS
OF
AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.

The board of directors of EDOC Acquisition Corp., a Cayman Islands exempted company (“EDOC”), has unanimously approved that certain Business Combination Agreement, dated as of December 5, 2022 (as amended on March 31, 2023 and December 7, 2023, and as may be further amended, the “Business Combination Agreement”), with American Physicians LLC, a Delaware limited liability company, in the capacity as the representative, from and after the Closing (as defined below) for the shareholders of Purchaser and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), upon execution of a joinder thereto, Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), upon execution of a joinder thereto, AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., ACN 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, in his capacity as the representative for the Sellers, in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”), and each of the holders of AOI’s outstanding ordinary shares named on Annex I to the Business Combination Agreement (the “Primary Sellers”), as amended from time to time, to include subsequent parties that execute and deliver to Purchaser, Pubco and AOI, a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers,” and collectively with the Joining Sellers, the “Sellers”).

At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act.

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at $10.00, as set forth in the Business Combination Agreement attached hereto as Annex A.

The Exchange Consideration is subject to adjustment after the Closing based on final confirmation of AOI’s net working capital, the outstanding indebtedness of AOI and its subsidiaries net of cash and cash equivalents, and any unpaid transaction expenses of AOI, as of the date of the Closing. If the finally determined number of Exchange Shares is (i) greater than the estimated number of Exchange Shares, Pubco will issue an additional number of Pubco Ordinary Shares equal to such difference to the Sellers, subject to a maximum amount equal to the amount of Escrow Property (as defined below) at such time or (ii) less than the estimated number of Exchange Shares, Pubco will cause the Escrow Agent (as defined below) to release from escrow a number of Escrow Shares equal to such difference to Pubco, subject to a maximum amount equal to the Escrow Property at such time.

The parties agreed that at or prior to the Closing, Pubco, the Primary Sellers, the Purchaser Representative, the Seller Representative and the Escrow Agent will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to EDOC and AOI (the “Escrow Agreement”), pursuant to which a number of Exchange Shares equal to 15% of the estimated Exchange Consideration issuable to the Sellers at the Closing (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Escrow Shares”) shall be subject to the restrictions of the Escrow Agreement and shall be held by the Escrow Agent, along with any dividends, distributions or income thereon (together with the Escrow Shares, the “Escrow Property”) in a segregated account (the “Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. The Escrow Shares will be held in the Escrow Account for a period of 12 months after the Closing and shall be the sole and exclusive source of payment for any post-Closing purchase price adjustment and for any post-closing indemnification claims (other than certain fraud claims and breaches of AOI and the Sellers’ fundamental representations, as discussed below). At the 12-month anniversary of the Closing, all remaining Escrow Property will be released to the Sellers in accordance with the Business Combination Agreement. However, an amount of Escrow Property equal to the value of any pending and unresolved claims will remain in the Escrow Account until finally resolved.

It is anticipated that upon completion of the Business Combination, the EDOC public shareholders would own an interest of approximately 7.23% in Pubco, the Sponsor will own an interest of approximately 9.47% of Pubco, and the AOI shareholders will own an interest of approximately 78.5% of Pubco, assuming none of the EDOC shareholders exercise their redemption rights in connection with the Meeting (as defined below). If the actual facts are different from the assumptions set forth above (which they are likely to be), the percentage ownership set forth above will be different.

Proposals to approve the Business Combination Agreement and the other matters discussed in this proxy statement/prospectus will be presented at the extraordinary general meeting of shareholders of EDOC scheduled to be held on [            ], 2024 (the “Meeting”).

EDOC’s Public Shares, Public Warrants and Public Rights are currently listed on The Nasdaq Capital Market under the symbols “ADOC,” “ADOCR,” and “ADOCW,” respectively. EDOC’s units commenced public trading on Nasdaq on November 10, 2020, and ceased public trading on December 9, 2020. Pubco will apply for listing, to be effective at the time of the Business Combination, of the Pubco Ordinary Shares, as well as the Pubco Warrants issued in exchange for EDOC’s Public Warrants on The Nasdaq Capital Market under the symbols “COOT” and “COOTW” respectively. Pubco will not have units or rights traded following consummation of the Business Combination.

Each of EDOC and Pubco is an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012 and has elected to comply with certain reduced public company reporting requirements.

This proxy statement/prospectus provides you with detailed information about the Business Combination and other matters to be considered at the Meeting. EDOC encourages you to carefully read this entire document and the documents incorporated by reference. You should also carefully consider the risk factors described in “Risk Factors” on page 68 of this proxy statement/prospectus.

Pubco is, and will be after the consummation of the Business Combination, considered a “foreign private issuer” under the Exchange Act and therefore exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations for U.S. and other issuers. Moreover, Pubco is not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act, although it may elect to file certain periodic reports and financial statements with the SEC on a voluntary basis on the forms used by U.S. domestic issuers. Pubco is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information to shareholders. In addition, Pubco’s officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of Pubco’s securities. Accordingly, after the Business Combination, if you continue to hold Pubco’s securities, you may receive less or different information about Pubco than you currently receive about EDOC. See “Risk Factors — Pubco will be a “foreign private issuer” and, as a result, we will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of the Pubco Ordinary Shares.”

In addition, as a “foreign private issuer,” Pubco is permitted to follow certain home-country corporate governance practices in lieu of certain Nasdaq requirements. A foreign private issuer must disclose in its Annual Reports filed with the SEC each Nasdaq requirement with which it does not comply followed by a description of its applicable home country practice. Pubco currently intends to follow some, but not all, of the corporate governance requirements of Nasdaq. With respect to the corporate governance requirements of Pubco that it does follow, Pubco cannot give assurances that it will continue to follow such corporate governance requirements in the future, and may therefore in the future, rely on available Nasdaq exemptions that would allow Pubco to follow its home country practice. Unlike the requirements of Nasdaq, Pubco is not required, under the corporate governance practice and requirements in the Cayman Islands, to have its board consist of a majority of independent directors, nor is Pubco required to have a compensation committee, a nominating or a corporate governance committee consisting entirely of independent directors, or to have regularly scheduled executive sessions with only independent directors each year. Such Cayman Islands home country practices may afford less protection to holders of Pubco Ordinary Shares. For additional information regarding the home country practices Pubco intends to follow in lieu of Nasdaq requirements, see the section of this proxy statement/prospectus entitled “Description of Pubco Securities — Comparison of Corporate Governance and Shareholder Rights.”

Pubco would lose its status as a “foreign private issuer” under current SEC rules and regulations if more than 50% of Pubco’s outstanding voting securities becomes directly or indirectly held of record by U.S. holders and one of the following is true: (i) the majority of Pubco’s directors or executive officers are U.S. citizens or residents; (ii) more than 50% of Pubco’s assets are located in the United States; or (iii) Pubco’s business is administered principally in the United States. If Pubco loses its status as a foreign private issuer in the future, it will no longer be exempt from the rules described above and, among other things, will be required to file periodic reports and annual and quarterly financial statements as if it were a company incorporated in the United States. If this were to happen, Pubco would likely incur substantial costs in fulfilling these additional regulatory requirements and members of Pubco’s management would likely have to divert time and resources from other responsibilities to ensuring these additional regulatory requirements are fulfilled.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This proxy statement/prospectus is dated [            ], 2024, and is first being mailed to EDOC security holders on or about [            ], 2024.

EDOC ACQUISITION CORP.
7612 Main Street Fishers
Suite 200
Victor, NY 14564
(585) 678-1198

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS
TO BE HELD ON [            ], 2024

TO THE SHAREHOLDERS OF EDOC:

NOTICE IS HEREBY GIVEN that an extraordinary general meeting of shareholders (the “Meeting”) of EDOC Acquisition Corp., a Cayman Islands exempted company (“EDOC”), will be held at             a.m. Eastern Time, on [            ], 2024, at the office of [            ]. You can participate in the Meeting and vote your shares electronically via live webcast by visiting [______________] with the password of [            ] and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and EDOC encourages virtual participation. You are cordially invited to attend the Meeting via the live webcast noted above, which will be held for the following purposes:

(1)    to consider and vote upon a proposal, as a Special Resolution, to approve amendments (the “NTA Amendments”) to the Existing Organizational Documents, which amendments shall be effective, if adopted and implemented by EDOC, immediately prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Existing Organizational Documents limiting EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. We refer to this proposal as the “NTA Proposal”. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to EDOC’s shareholders at the Meeting. The NTA Proposal is described in more detail in the accompanying proxy statement/prospectus under the heading “The NTA Proposal”;

(2)    to consider and vote upon a proposal, as a Special Resolution, to approve the Business Combination Agreement, dated as of December 5, 2022 (as amended on March 31, 2023 and December 7, 2023, and as may be further amended, the “Business Combination Agreement”), by and among EDOC, American Physicians LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing for the shareholders of Purchaser and Pubco (other than the Sellers) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), upon execution of a joinder thereto, upon execution of a joinder thereto, Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), upon execution of a joinder thereto, upon execution of a joinder thereto, AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., ACN 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, in his capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding ordinary shares named on Annex I to the Business Combination Agreement (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Purchaser, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers,” and collectively with the Joining Sellers, the “Sellers”). At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act, such proposal to include authorization of the Plan of Merger (as defined below) by Special Resolution. We refer to this proposal as the “Business Combination Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Business Combination Proposal.” A copy of the Business Combination Agreement is attached to the accompanying proxy statement/prospectus as Annex A, and a copy of the form of the Plan of Merger is attached to the accompanying proxy statement/prospectus as Annex C;

(3)    to consider and vote upon a proposal, as a Special Resolution, immediately prior to the consummation of the Business Combination, assuming the Business Combination Proposal is approved, to replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Proposed Memorandum and Articles”). We refer to this proposal as the “Memorandum and Articles Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Memorandum and Articles Proposal.” A copy of the form of the Proposed Memorandum and Articles is attached to the accompanying proxy statement/prospectus as Annex B;

(4)    separate and apart from the vote on the Memorandum and Articles Proposal, to consider and vote upon, as an Ordinary Resolution, on an advisory and non-binding basis, five separate proposals with respect to certain governance provisions in the Proposed Memorandum and Articles; we refer to these proposals as the “Organizational Documents Advisory Proposals,” which are described in more detail in the accompanying proxy statement/prospectus under the heading “The Organizational Documents Advisory Proposals”;

(5)    to approve the adoption, as an Ordinary Resolution, of the Pubco 2024 Equity Incentive Plan (the “Incentive Plan”); we refer to this proposal as the “Equity Incentive Plan Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Equity Incentive Plan Proposal”;

(6)    to consider and vote upon a proposal, as an Ordinary Resolution to consider and vote on a proposal to elect, effective at Closing, five (5) directors to serve terms on Pubco’s board of directors until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified; we refer to this proposal as the “Director Election Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Director Election Proposal”;

(7)    to consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of Nasdaq, to approve the potential issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) a proposed $50,000,000 Equity Line of Credit arrangement that Pubco intends to enter into on the closing of the Business Combination, and (c) the Debentures and the Arena Warrants; we refer to this proposal as the “Nasdaq Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Nasdaq Proposal”; and

(8)    to consider and vote upon a proposal, as an Ordinary Resolution, to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the EDOC Board; we refer to this proposal as the “Adjournment Proposal,” which is described in more detail in the accompanying proxy statement/prospectus under the heading “The Adjournment Proposal”.

These foregoing items of business (the “Proposals”) are described in the accompanying proxy statement/prospectus, which EDOC encourages you to read in its entirety before voting. Only holders of record of EDOC Ordinary Shares at the close of business on             , 2024 (the “Record Date”) are entitled to notice of the Meeting and to vote and have their votes counted at the Meeting and any adjournments of the Meeting.

After careful consideration, the EDOC Board has determined that the NTA Proposal, the Business Combination Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal are fair to and in the best interests of EDOC and its shareholders and unanimously recommends that you vote or give instruction to vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Nasdaq Proposal and, if presented at the Meeting “FOR” the Adjournment Proposal.

Under the Business Combination Agreement, the approval of the Business Combination Proposal is a condition to the consummation of the Business Combination. If the Business Combination Proposal is not approved by EDOC’s shareholders, the Business Combination will not be consummated.

Additionally, the Business Combination Proposal is conditioned on the approval of the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”). The NTA Proposal is conditioned on the approval of the Business Combination Proposal. Each of these Proposals is more fully described in the accompanying proxy statement/prospectus, which EDOC encourages you to read carefully and in its entirety before voting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement/prospectus.

The votes on the Organizational Documents Advisory Proposals are not required by Cayman Islands laws and are instead being submitted to EDOC’s shareholders pursuant to SEC guidance. These votes will be advisory and non-binding and are intended to provide the EDOC shareholders with an opportunity to present their separate views on important governance provisions that are intended to be adopted by Pubco upon the consummation of the Business Combination. The Organizational Documents Advisory Proposals are conditioned upon the approval of the Memorandum and Articles Proposal.

The Sponsor has agreed to vote their shares in favor of the Business Combination Proposal and has also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and one (1) EDOC Class B Ordinary Share issued and outstanding, which constitute approximately 57.98% of the total issued and outstanding EDOC Ordinary Shares.

All EDOC shareholders as of the Record Date are cordially invited to attend the Meeting. To ensure your representation at the Meeting, however, you are urged to complete, sign, date and return the enclosed proxy card as soon as possible. If you are a holder of record of EDOC Ordinary Shares, you may also cast your vote via Internet or telephone. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the Meeting and vote yourself, obtain a proxy from your broker or bank. If you do not vote or do not instruct your broker or bank how to vote, it will have no effect on any of the Proposals.

A complete list of EDOC shareholders of record entitled to vote at the Meeting will be available for ten (10) days before the Meeting at the principal executive offices of EDOC for inspection by shareholders during ordinary business hours for any purpose germane to the Meeting.

Your vote is important regardless of the number of shares you own. Whether you plan to attend the Meeting or not, please sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Thank you for your participation. EDOC looks forward to your continued support.

____________, 2024	By Order of the Board of Directors

Kevin Chen Chairman of the Board and Chief Executive Officer

IF YOU RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.    TO EXERCISE YOUR REDEMPTION RIGHTS, YOU MUST DEMAND THAT EDOC REDEEM YOUR SHARES NO LATER THAN 5:00 P.M. EASTERN TIME ON [ ], 2024 (TWO (2) BUSINESS DAYS PRIOR TO THE EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS) BY (A) DELIVERING A REDEMPTION NOTICE TO EDOC’S TRANSFER AGENT AND (B) TENDERING YOUR SHARES TO EDOC’S TRANSFER AGENT. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. WHETHER OR NOT, OR HOW, YOU VOTE ON ANY PROPOSAL, WILL NOT AFFECT YOUR ELIGIBILITY FOR EXERCISING REDEMPTION RIGHTS. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED AT THIS TIME IN CONNECTION WITH THE BUSINESS COMBINATION. IF YOU HOLD THE SHARES IN “STREET NAME”, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE “EXTRAORDINARY GENERAL MEETING OF EDOC SHAREHOLDERS — REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ADDITIONAL INFORMATION

The accompanying proxy statement/prospectus incorporates important business and financial information about EDOC and AOI from other documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference in this document through the Securities and Exchange Commission website at http://www.sec.gov or by requesting them in writing, by e-mail or by telephone at the appropriate address below:

EDOC Acquisition Corp.
7612 Main Street Fishers
Suite 200
Victor, NY 14564
Attention: Kevin Chen
Tel: (585) 678-1198
Email: kevin.chen@edocmed.net

or

Karen Smith
President & CEO
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, you must request them no later than [            ], 2024, 72 hours before the date of the Meeting.

i

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This document, which forms part of a registration statement on Form F-4 filed with the SEC by Pubco (File No. 333-274552), constitutes a prospectus of Pubco under Section 5 of the U.S. Securities Act of 1933, as amended (the “Securities Act”), with respect to the Pubco Ordinary Shares, Pubco Warrants and Pubco Ordinary Shares underlying Pubco Warrants, to be issued if the Business Combination described herein is consummated. This document also constitutes a notice of meeting and a proxy statement under Section 14(a) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), with respect to the extraordinary general meeting of shareholders of EDOC at which EDOC shareholders will be asked to consider and vote upon the approval of the Business Combination Proposal, among other matters.

INDUSTRY AND MARKET DATA

In this proxy statement/prospectus, AOI relies on and refers to industry data, information and statistics regarding the markets in which it competes from publicly available information, industry and general publications and research and studies conducted by third parties. This information appears under the section of this proxy statement/prospectus entitled “Business of AOI.” AOI has taken such care as it considers reasonable in the extraction and reproduction of information from such data from third-party sources.

Industry publications, research, studies and forecasts generally state that the information they contain has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this proxy statement/prospectus. AOI assumes liability for the accuracy and completeness of such information to the extent included in this proxy statement/prospectus. These forecasts and forward-looking information are subject to uncertainty and risk due to a variety of factors, including those described under the section of this proxy statement/prospectus entitled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the forecasts or estimates from independent third parties and us.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

Pubco, AOI, and EDOC and their respective subsidiaries own or have rights to trademarks, trade names and service marks that they use in connection with the operation of their businesses. In addition, their names, logos and website names and addresses are their trademarks or service marks. Other trademarks, trade names and service marks appearing in this proxy statement/prospectus are the property of their respective owners. Solely for convenience, in some cases, the trademarks, trade names and service marks referred to in this proxy statement/prospectus are listed without the applicable ®, TM and SM symbols, but they will assert, to the fullest extent under applicable law, their rights to these trademarks, trade names and service marks.

DEFINED TERMS

Unless otherwise stated or unless the context otherwise requires, the term “AOI” refers to Australian Oilseeds Investments Pty Ltd., ACN 158 999 949, an Australian proprietary company, and the term “EDOC” refers to EDOC Acquisition Corp., a Cayman Islands exempted company. “Pubco” refers to Australian Oilseeds Holdings Limited, a Cayman Islands exempted company. For further information on the structure of AOI, please see “Summary of the Proxy Statement/Prospectus — Post-Business Combination Corporate Structure.”

In this document:

“$,” “USD,” “US$” and “U.S. dollar” each refers to the United States dollar.

“Adjournment Proposal” means a proposal to adjourn the Meeting to a later date or dates, if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the Meeting, there are not sufficient votes to approve the Business Combination Proposal.

“Ancillary Documents” means each agreement, instrument or document attached to the Business Combination Agreement as an exhibit or to be executed or delivered by any of the parties to the Business Combination Agreement in connection with or pursuant to the Business Combination Agreement, including without limitation, the Non-Competition Agreements, the Lock-Up Agreements, the Founder Registration Rights Agreement Amendment, the Seller Registration Right Agreement, the Sponsor Support Agreement, the Proposed Memorandum and Articles, the Surviving Company A&R Memorandum and Articles (as defined in the Business Combination Agreement), the Employment Agreements (as defined in the Business Combination Agreement) and the Incentive Plan.

“AOI” means Australian Oilseeds Investments Pty Ltd., ACN 158 999 949, an Australian proprietary company.

“Arena PIPE” means a private placement of the Arena Warrants and Debentures pursuant to the Securities Purchase Agreement dated August 23, 2023 between Pubco, AOI, EDOC, certain AOI subsidiaries and Arena Investors, LP for the aggregate subscription amount of up to $7,000,000.

“Arena RRA” means a registration rights agreement, to be entered into by Pubco and the PIPE Investor, upon the Closing of the Business Combination, which provides for certain registration rights for the securities purchased by the PIPE Investor in the Arena PIPE.

“Arena Warrants” means, the warrants which Pubco will issue to the PIPE Investor, simultaneously with the issuance of each Debenture on the applicable closing date, providing the PIPE Investor the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the PIPE Investor on the applicable closing date divided by 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive trading day period ended on the last trading day immediately preceding such closing date, subject to adjustment upon the occurrence of certain events as set forth in such Arena Warrant be exercisable at the exercise price set forth in the Arena Warrants, as may be adjusted pursuant to the terms of the Arena Warrants.

“Arena Transaction Documents” means, collectively, the documents governing the Arena PIPE including the Securities Purchase Agreement previously executed, and the Form of 10% Original Issue Discount Secured Convertible Debenture, the Form of Arena Warrant, the Registration Rights Agreement and related documents to be executed at closing.

“Australian Act” means the Corporations Act 2001 of Australia, as amended.

“Broker non-vote” means the failure of an EDOC shareholder, who holds his, her or its shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 5, 2022, as amended on March 31, 2023 and December 7, 2023, and as may be further amended, by and among EDOC, AOI, Pubco, Merger Sub, Purchaser Representative, Seller Representative and the Sellers, a copy of which is attached hereto as Annex A.

“Business Combination Agreement Amendment No. 1” means the amendment to the Business Combination Agreement, dated as of March 31, 2023, by and between EDOC, AOI, the Purchaser Representative and Merger Sub.

“Business Combination Agreement Amendment No. 2” means the amendment to the Business Combination Agreement, dated as of December 7, 2023, by and between EDOC, AOI, the Purchaser Representative and Merger Sub.

“Business Combination” or “Transactions” means, collectively, the transactions contemplated by the Business Combination Agreement, including the Merger and the Share Exchange.

“Business Combination Proposal” means a proposal to approve the Business Combination Agreement and the Transactions, including authorization of the Plan of Merger (as defined below).

“Closing” means the closing of the Transactions.

“Code” means the Internal Revenue Code of 1986, as amended.

“Companies Act” means the Companies Act (as Revised) of the Cayman Islands, as amended, modified, re-enacted or replaced.

“Condition Precedent Proposals” means the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal.

“Conversion Date” means the manner that the holder of the Debentures shall effect conversions by delivering to the Company a notice of conversion specifying the principal amount of the applicable Debenture to be converted and the date on which such conversion shall be effected.

“Debentures” means the (i) secured convertible debenture to be issued on the first closing date by Pubco to the PIPE Investor, subject to a 10% original issue discount, in the first closing principal amount of $2,222,222, to be issued for $2,000,000, (ii) secured convertible debenture to be issued on the second closing date by Pubco to the PIPE Investor, subject to a 10% original issue discount, in the second closing principal amount of $2,777,777, to be issued for $2,500,000, and (iii) secured convertible debenture to be issued on the third closing date by Pubco to the PIPE Investor, subject to a 10% original issue discount in the third closing principal amount of $2,777,777, to be issued for $2,500,000.

“Debenture Shares” means the Pubco Ordinary Shares issuable upon conversion of the Debentures.

“Director Election Proposal” means a proposal to approve the adoption by an Ordinary Resolution, to elect, effective at Closing, five directors to serve terms on Pubco’s board of directors until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified.

“Drag-Along Sellers” means the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association.

“EDOC” or “Purchaser” means EDOC Acquisition Corp., a Cayman Islands exempted company.

“EDOC Class A Ordinary Shares” means Class A ordinary shares, par value $0.0001 per share, of EDOC.

“EDOC Class B Ordinary Shares” means Class B ordinary shares, par value $0.0001 per share, of EDOC.

“EDOC Ordinary Shares” means EDOC Class A Ordinary Shares and EDOC Class B Ordinary Shares.

“EDOC Rights” means the Public Rights included in the Units sold in the Initial Public Offering, and the Private Rights as part of the Private Units, each of which converts into one-tenth (1/10) of one EDOC Class A Ordinary Shares, in accordance with its terms.

“EDOC Securities” means collectively, the EDOC Units, the EDOC Ordinary Shares, the EDOC Preference Shares, the EDOC Rights and the EDOC Warrants.

“EDOC Units” means the Private Units and Public Units of EDOC.

“EDOC Warrants” means the Private Warrants and Public Warrants of each exercisable for one-half of one EDOC Class A Ordinary Share, each whole EDOC Warrant exercisable for $11.50 per share.

“Effective Time” means the time at which the Merger becomes effective in accordance with the Companies Act.

“ELOC” means the equity line of credit facility with the ELOC Investor, an affiliate of the PIPE Investor, in the amount of $50,000,000 to be entered into pursuant to the Purchase Agreement upon the Closing of the Business Combination, which ELOC is a condition to the closing of the Arena PIPE under the Securities Purchase Agreement.

“ELOC Investor” means an affiliate of the PIPE Investor, expected to be Arena Business Solutions Global SPC II, Ltd. on behalf of and for the account of one of the ELOC’s Investor’s segregated portfolios.

“Equity Incentive Plan Proposal” means a proposal to approve the Incentive Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Consideration” means the total number of Exchange Shares to be issued by Pubco to the Sellers as consideration for the Purchased Shares which shall be an aggregate number of Pubco Ordinary Shares equal to (i) $190,000,000, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco Ordinary Share to be issued to the Sellers valued at $10.00.

“Exchange Shares” means the aggregate number of Pubco Ordinary Shares issuable as Exchange Consideration at Closing of the Transactions.

“Existing Organizational Documents” means the amended and restated memorandum of EDOC, as amended, as in effect as of the date of this proxy statement/prospectus.

“First Registration Statement Effectiveness Date” means, with respect to the first registration statement to be filed by Pubco pursuant to the Arena RRA, no later than the 60th calendar day following the first closing date (or, in the event of a “full review” by the SEC, no later than the 90th calendar day following the first closing date); provided, however, that in the event Pubco is notified by the SEC that the first registration statement will not be reviewed or is no longer subject to further review and comments, the First Registration Statement Effectiveness Date as to such registration statement shall be the fifth (5th) trading day following the date on which Pubco is so notified if such date precedes the date otherwise required above, provided, further, if such First Registration Statement Effectiveness Date falls on a day that is not a trading day, then the First Registration Statement Effectiveness Date shall be the next succeeding trading day.

“Founder Shares” means Class B Ordinary Shares of EDOC (and the Class A shares underlying such Class B ordinary Shares following conversion), 2,250,000 of which are currently outstanding and were issued to the Initial Shareholders prior to the Initial Public Offering of EDOC.

“I-Bankers” are to I-Bankers Securities, Inc., the representative of the underwriters in EDOC’s IPO.

“I-Bankers Units” means the 65,000 units that EDOC sold privately to I-Bankers and/or its designees simultaneously with the closing of the IPO.

“I-Bankers Warrants” means the 450,000 warrants that EDOC sold privately to I-Bankers simultaneously with the closing of the IPO, which warrants are exercisable for $12.00 per share, for cash or on a cashless basis, at the holder’s option, at any time commencing on the later of the closing of an initial business combination or August 12, 2022 and terminating on the five year anniversary thereof; provided, that I-Bankers has agreed that neither it nor its designees will be permitted to exercise the warrants after November 9, 2025.

“Incentive Plan” means Australian Oilseeds Holdings Limited 2024 Equity Incentive Plan, as may be amended from time to time.

“Initial Public Offering” or “IPO” means the initial public offering of Units of EDOC, which was consummated on November 12, 2020.

“Initial Shareholders” means the Sponsor and any EDOC officers or directors that hold Founder Shares.

“Insider Letter Agreement” means the letter agreement, dated as of November 9, 2020, between EDOC and each of the holders of Founder Shares.

“Insider Units” means the 414,000 private units that EDOC sold privately to the Sponsor and/or its designees simultaneously with the closing of the IPO.

“IPO Prospectus” means the final prospectus of EDOC, dated as of November 9, 2020, and filed with the SEC on November 12, 2020 (File No. 333-248819).

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.

“Joining Sellers” means the holders of AOI’s outstanding ordinary shares that are subsequently added to Annex I of the Business Combination Agreement by executing and delivering to EDOC, Pubco and AOI a Joinder agreement.

“Memorandum and Articles Proposal” means a proposal to approve the adoption by the sole member of Pubco prior to Closing, of the Proposed Memorandum and Articles, conditional on, and effective immediately prior to, the consummation of the Business Combination.

“Meeting” or “Extraordinary General Meeting” means the extraordinary general meeting of shareholders of EDOC, to be held on [            ], 2024 at [            ] a.m. Eastern Time.

“Merger Sub” means AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco.

“Minimum Cash Condition” means the condition that upon the Closing, EDOC shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of EDOC’s unpaid expenses or liabilities, of at least equal to $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver.

“Minimum Cash Condition Waiver” means the waiver of the Minimum Cash Condition executed by EDOC and Pubco effective as of January 12, 2024 and attached hereto at Exhibit 10.39.

“Nasdaq” means The Nasdaq Capital Market.

“Nasdaq Proposal” means the proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of Nasdaq, to approve the potential issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) a proposed $50,000,000 ELOC arrangement that Pubco intends to enter into upon the Closing of the Business Combination, and (c) the Debentures and the Arena Warrants.

“NTA Proposal” means the proposal to amend the Existing Organizational Documents, immediately prior to the consummation of the proposed Business Combination, to remove the requirements limiting EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination.

“Ordinary Resolution” means an ordinary resolution under Cayman Islands law, being the affirmative vote of a simple majority of the votes cast by the holders of the issued and outstanding EDOC Ordinary Shares that are present in person or represented by proxy and entitled to vote thereon at the Extraordinary General Meeting.

“Organizational Documents” means the formation documents of any of the entities listed herein, including the Proposed Memorandum and Articles, as they may be amended.

“Organizational Documents Advisory Proposals” means the five separate proposals to approve, on an advisory and non-binding basis, certain governance provisions in the Proposed Memorandum and Articles.

“PIPE Investment” means a private placement, and/or backstop arrangements with potential investors, in either case on terms mutually agreeable to EDOC, AOI and Australian Oilseeds Investments Pty Ltd., acting reasonably.

“PIPE Investor” means Arena Investors, LP, a Delaware limited partnership.

“Plan of Merger” means the Cayman Islands law governed plan of merger required to be filed with the Registrar of Companies of the Cayman Islands for the purposes of, and in order to give effect to, the Merger, in the form attached to this proxy statement/prospectus as Annex C.

“Primary Sellers” means each of the holders of AOI’s outstanding ordinary shares named on Annex I of the Business Combination Agreement.

“Private Right” means one right that was included as part of each Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Class A Ordinary Share upon the consummation by Purchaser of its initial business combination.

“Private Units” means the Insider Units and the I-Bankers units, issued by EDOC in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) EDOC Class A Ordinary Share, one (1) Private Warrant and one (1) Private Right.

“Private Units Lock-Up Period” means the period during which the Private Units are subject to the applicable transfer restrictions set forth in the Insider Letter Agreement.

“Private Warrants” means one whole warrant that was included in as part of each Private Unit, entitling the holder thereof to purchase one half (1/2) of one Class A Ordinary Share at an exercise price of $11.50 per full share.

“Proposed Memorandum and Articles” means the amended and restated memorandum and articles of association of Pubco to be adopted immediately prior to consummation of the Business Combination.

“Proxy statement/prospectus” means the proxy statement/prospectus included in this Registration Statement on Form F-4 (Registration No. 333-274552) filed by Pubco with the SEC.

“Pubco” means Australian Oilseeds Holdings Limited, a Cayman Islands exempted company.

“Pubco Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Private Warrant” means a warrant entitling the holder thereof to purchase one-half of one Pubco Ordinary Share at a purchase price of $11.50 per whole share.

“Pubco Public Warrant” means a warrant entitling the holder thereof to purchase one-half of one Pubco Ordinary Share at a purchase price of $11.50 per whole share.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Pubco Warrants” means the Pubco Private Warrants, and Pubco Public Warrants, collectively.

“Public Right” means one right that was included as part of each Public Unit entitling the holder thereof to receive one-tenth (1/10th) of an EDOC Class A Ordinary Share upon the consummation by EDOC of its Business Combination.

“Public Shareholders” means the holders of Public Shares.

“Public Shares” means EDOC Class A Ordinary Shares issued as part of the Units sold in the Initial Public Offering.

“Public Units” or “Units” means units issued in the IPO, each consisting of one EDOC Class A Ordinary Share, one-half (1/2) of one Public Warrant and one Public Right.

“Public Warrants” means the Warrants included in the Units sold in the Initial Public Offering, each whole Warrant being exercisable for one-half (1/2) of one EDOC Class A Ordinary Share, in accordance with its terms.

“Purchase Agreement” means the purchase agreement that Pubco intends to enter at the Closing of the Business Combination, which provides for a $50,000,000 Equity Line of Credit arrangement with the ELOC Investor, an affiliate of the PIPE Investor.

“Purchaser” means EDOC Acquisition Corp., a Cayman Islands exempted company.

“Record Date” means the date set by EDOC’s board of directors on which holders of EDOC Ordinary Shares are entitled to vote at the Extraordinary General Meeting.

“Redemption” means the right of the holders of EDOC Ordinary Shares to have their shares redeemed in accordance with the Existing Organizational Documents and the procedures set forth in this proxy statement/prospectus.

“Representative Shares” means the 75,000 EDOC Class A ordinary shares issued to I-Bankers in connection with the IPO.

“Rights Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Rights Agreement.

“Rights Agreement” means the Rights Agreement, dated as of November 9, 2020, between EDOC and the Rights Agent.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as may be amended.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Registration Statement Effectiveness Date” shall have the meaning ascribed to such term in the Arena RRA means, with respect to the second registration statement to be filed by Pubco pursuant to the Arena RRA, no later than the 60th calendar day following the second closing date (or, in the event of a “full review” by the SEC, no later than the 90th calendar day following the second closing date); provided, however, that in the event Pubco is notified by the SEC that the second registration statement will not be reviewed or is no longer subject to further review and comments, the Second Registration Statement Effectiveness Date as to such registration statement shall be the fifth (5th) trading day following the date on which Pubco is so notified if such date precedes the date otherwise required above, provided, further, if such Second Registration Statement Effectiveness Date falls on a day that is not a trading day, then the Second Registration Statement Effectiveness Date shall be the next succeeding trading day.

“Securities Purchase Agreement” dated August 23, 2023 between Pubco, AOI, EDOC, certain AOI subsidiaries and the PIPE Investor, for the aggregate subscription amount of up to $7,000,000 to purchase the Debentures, the Warrants, the Warrant Shares and the Ordinary Shares of Pubco underlying the Debentures, at and after the Closing of the Business Combination in three tranches as further discussed in the proxy statement/prospectus.

“Sellers” refer to collectively, Primary Sellers, Joining Sellers and the Drag-Along Sellers.

“Share Exchange” means immediately prior to the Merger, the offer by Pubco to acquire all of the issued and outstanding ordinary shares of AOI from the Sellers in exchange for Pubco Ordinary Shares, with AOI becoming a wholly-owned subsidiary of Pubco.

“Special Resolution” means a special resolution under Cayman Islands law and as defined in the Companies Act, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of the issued and outstanding EDOC Ordinary Shares that, being entitled to do so, vote in person or by proxy at the Extraordinary General Meeting.

“Sponsor” means American Physicians LLC, a Delaware limited liability company, the sole manager of which is Xiaoping Becky Zhang.

“Sponsor Notes” means the November 2021 Note, the February 2022 Note, the August 2022 Note, the October 2022 Note, the November 2022 Note, the January 2023 Note, the February 2023 Note, the April 2023 Note, the June 2023 Note, the August 2023 Note, the November 2023 Extension Note and the November 2023 Working Capital Note.

“Trust Account” means the trust account that holds a portion of the proceeds of the Initial Public Offering and the sale of the Private Warrants.

“Underlying Shares” means the Warrant Shares and the Ordinary Shares issued and issuable pursuant to the terms of the Debentures.

“Underwriting Agreement” means the Underwriting Agreement dated as of November 9, 2020, between EDOC and I-Bankers, in its capacity as managing underwriter thereunder.

“U.S.” means the United States of America.

“U.S. GAAP” or “GAAP” means generally accepted accounting principles in the United States of America.

“VWAP” means, as of any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on a Trading Market, the per share daily volume weighted average price of the Ordinary Shares for such date (or if such date is not a Trading Day, for the nearest preceding Trading Day) on the Trading Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if the Ordinary Shares are listed on the OTCQB or OTCQX, the per share volume weighted average price of the Ordinary Shares for such date (or if such date is not a Trading Day, for the nearest preceding Trading Day) on OTCQB or OTCQX as applicable, (c) if the Ordinary Shares are not then listed or quoted for trading on any Trading Market or OTCQB or OTCQX and if prices for the Ordinary Shares are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Ordinary Shares so reported, or (d) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith by the PIPE Investor and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company.

“Warrants” includes Public Warrants and Private Warrants.

“Warrant Agent” means Continental Stock Transfer & Trust Company, in its capacity as warrant agent under the Warrant Agreement.

“Warrant Agreement” means the Warrant Agreement, dated as of November 9, 2020, between EDOC and the Warrant Agent.

“Warrant Shares” means the Pubco Ordinary Shares underlying the Arena Warrants.

SUMMARY OF THE MATERIAL TERMS OF THE BUSINESS COMBINATION

This section describes the material provisions of the Business Combination Agreement but does not purport to describe all of the terms thereof. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached hereto as Annex A and incorporated by reference herein. EDOC’s shareholders, Warrant holders, Rights holders and other interested parties are urged to read the Business Combination Agreement in its entirety. Unless otherwise defined herein, the capitalized terms used below have the meanings given to them in the Business Combination Agreement.

General Description of the Business Combination Agreement

The parties to the Business Combination Agreement are EDOC, Pubco, the Purchaser Representative, Merger Sub, AOI, the Seller Representative and the Sellers. At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act.

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco Ordinary Share to be issued to the Sellers valued at $10.00, as set forth in the Business Combination Agreement attached as Annex A.

The Exchange Consideration is subject to adjustment after the Closing based on final confirmation of AOI’s net working capital, the outstanding indebtedness of AOI and its subsidiaries net of cash and cash equivalents, and any unpaid transaction expenses of AOI, as of the date of the Closing. If the finally determined number of Exchange Shares is (i) greater than the estimated number of Exchange Shares, Pubco will issue an additional number of Pubco Ordinary Shares equal to such difference to the Sellers, subject to a maximum amount equal to the amount of Escrow Property (defined below) at such time or (ii) less than the estimated number of Exchange Shares, Pubco will cause the Escrow Agent (as defined below) to release from escrow a number of Escrow Shares equal to such difference to Pubco, subject to a maximum amount equal to the Escrow Property at such time.

The parties agreed that at or prior to the Closing, Pubco, the Primary Sellers, the Purchaser Representative, the Seller Representative and the Escrow Agent will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to EDOC and AOI (the “Escrow Agreement”), pursuant to which a number of Exchange Shares equal to 15% of the estimated Exchange Consideration issuable to the Sellers at the Closing (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Escrow Shares”) shall be subject to the restrictions of the Escrow Agreement and shall be held by the Escrow Agent, along with any dividends, distributions or income thereon (together with the Escrow Shares, the “Escrow Property”) in a segregated account (the “Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. The Escrow Shares will be held in the Escrow Account for a period of 12 months after the Closing and shall be the sole and exclusive source of payment for any post-Closing purchase price adjustment and for any post-closing indemnification claims (other than certain fraud claims and breaches of AOI and the Sellers’ fundamental representations, as discussed below). At the 12-month anniversary of the Closing, all remaining Escrow Property will be released to the Sellers in accordance with the Business Combination Agreement. However, an amount of Escrow Property equal to the value of any pending and unresolved claims will remain in the Escrow Account until finally resolved.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents, subject to certain customary exceptions.

In the Business Combination Agreement, AOI made certain customary representations and warranties to EDOC, including among others, related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) food law compliance; (28) information supplied; and (29) independent investigation.

In the Business Combination Agreement, EDOC made certain customary representations and warranties to AOI, Pubco and the Sellers, including among others, related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) actions; orders; permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act; (17) certain business practices; (18) insurance; (19) independent investigation; (20) information supplied; and (21) Trust Account.

Additionally, Pubco made certain customary representations and warranties to EDOC, AOI and the Sellers with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) ownership of Exchange Shares; (7) Pubco and Merger Sub activities; (8) finders and brokers; (9) Investment Company Act; (10) information supplied; (11) independent investigation; and (12) no other representations.

Additionally, the Sellers made certain customary representations and warranties to EDOC, AOI and the Sellers with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) ownership; (4) government approvals; (5) non-contravention; (6) no litigation; (7) investment representations; (8) finders and brokers; (9) information supplied; (10) independent investigation; and (11) no other representations.

Survival and Indemnification

The representations and warranties of AOI and the Sellers survive the Closing for 12 months, other than (i) representations and warranties of AOI regarding (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and the Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) intellectual property; (6) taxes and tax returns; (7) benefit plans; (8) environmental matters; and (9) finders and brokers and (ii) the representations and warranties of the Sellers regarding (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and the Ancillary Documents; (3) ownership of the Purchased Shares and (4) finders and brokers, which will each survive until 30 days after the expiration of the applicable statute of limitations. The representations and warranties of EDOC do not survive the Closing.

All covenants, obligations and agreements of AOI will not survive the Closing unless by their terms they apply to or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). The covenants, obligations and agreements made by EDOC will not survive the Closing, except for those covenants that by their terms apply to or are to be performed in whole or in part after the Closing (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

The Primary Sellers, severally and not jointly, will provide indemnification for any breach of any representations and warranties or covenants of AOI or the Sellers, subject to certain limitations, including those as described below.

Indemnification claims by EDOC are subject to a threshold equal to $950,000 in aggregate losses before any indemnification claim is paid, but after the threshold is reached, all indemnification claims shall be paid from the first dollar of losses. The maximum aggregate amount of indemnification payments which the Primary Sellers will be obligated to pay (other than with respect to certain fraud claims with respect to the transactions under the Business Combination Agreement or breaches by AOI or the Sellers of certain fundamental representations) is capped at an amount equal to $38,000,000. Fraud claims with respect to the transactions under the Business Combination Agreement or breaches by AOI or the Sellers of their fundamental representations are payable by the Primary Sellers up to a maximum aggregate amount equal to the Exchange Consideration.

Any indemnification claims against the indemnifying parties shall first be applied against the Escrow Shares and then against any other Escrow Property before the Primary Sellers shall be required to make any out-of-pocket payment for indemnification.

Shareholders of Pubco following the Closing are not third-party beneficiaries of the Business Combination Agreement and are not entitled to bring any claim against any Seller pursuant to the Business Combination Agreement.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) EDOC’s public filings and AOI’s obligation to deliver interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers and tail insurance; (12) use of trust proceeds after the Closing; (13) efforts to conduct a private placement, backstop or redemption waiver arrangements, if sought; and (14) the Incentive Plan.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of five (5) directors, comprised of: one (1) person that is designated by EDOC prior to the Closing, who shall qualify as an independent director under Nasdaq rules, (ii) three (3) persons that are designated by AOI prior to the Closing, at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules and (iii) one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing who shall be required to qualify as an independent director under Nasdaq rules.

EDOC and Pubco also agreed to prepare, with the reasonable assistance of AOI, and Pubco shall file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the EDOC securities, which will also contain a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of EDOC for the matters to be acted on at an extraordinary general meeting of the shareholders of EDOC relating to the Transactions, and providing such holders with an opportunity to participate in the redemption of all or a portion of their Public Shares upon the Closing (the “Redemption”).

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of EDOC’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) all consents to be required to be obtained from or made with any governmental authority in order to consummate the Transactions having been made; (v) all consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the Transactions that are set forth in the disclosure schedules shall have each been obtained or made; (vi) no pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Closing being outstanding; (vii) EDOC having at least $5,000,001 in net tangible assets upon the Closing, after giving effect to the completion of the Redemption and any PIPE Investment, (viii) the members of the Pubco Board shall having been elected or appointed as of the Closing consistent with the terms of the Business Combination Agreement; (ix) the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco in form and substance mutually acceptable in good faith to Pubco, EDOC and AOI; (x) each of AOI and EDOC having received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing, and Pubco shall not have received any written objection to such determination from the SEC that remains unresolved; (xi) the effectiveness of the Registration Statement; and (xii) the Pubco Ordinary Shares and Pubco Warrants having been approved for listing on Nasdaq.

The Minimum Cash Condition was solely for the benefit of Pubco and, as a result, Pubco had the sole right to waive the Minimum Cash Condition. Subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, following the execution of the Minimum Cash Condition Waiver, the closing of the Business Combination would occur even if cash available to Pubco at the Closing is less than $10.0 million.

In addition, unless waived by AOI, the obligations of AOI, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EDOC being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) EDOC and the Purchaser Representative having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to EDOC since the date of the Business Combination Agreement which is continuing and uncured; (iv) all Ancillary Documents are in full force and effect; (v) receipt by Sellers of the Seller Registration Rights Agreement by and among Pubco and the Sellers (the “Seller Registration Rights Agreement”), providing customary registration rights to the Sellers with respect to the portion of the Exchange Shares delivered to the Sellers at the Closing and any Escrow Shares that are released from escrow to the Sellers; (vi) receipt by AOI and Pubco of the First Amendment to Registration Rights Agreement (the “Founder Registration Rights Agreement Amendment”), pursuant to which EDOC, Pubco, the initial shareholders of EDOC (the “Founders”) and the other parties to EDOC’s Registration Rights Agreement that was entered into by EDOC at the time of the IPO (the “Founder Registration Rights Agreement”), shall have amended the Founder Registration Rights Agreement, to among other matters, include Pubco as a party and to make it apply to the Pubco securities to be received in connection with the Merger by EDOC’s shareholders who are parties to the Founder Registration Rights Agreement; (vii) receipt by AOI of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; and (viii) the Sponsor and other shareholders of EDOC having performed in all material respects the respective obligations required under the Sponsor Support Agreement (the “Sponsor Support Agreement”) and the Insider Letter Amendment (as defined below).

Unless waived by EDOC, the obligations of EDOC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AOI, Pubco, Merger Sub and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) AOI, Pubco, Merger Sub each Seller and the Seller Representative having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to any Target Company or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by EDOC of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; (v) the Non-Competition Agreements and Lock-Up Agreements are in full force and effect; (vi) receipt by EDOC of the Founder Registration Rights Agreement Amendment, duly executed by Pubco; (vii) receipt by EDOC of the Seller Registration Rights Agreement, duly executed by Pubco; (viii) receipt by EDOC of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (ix) receipt by EDOC of the evidence of the termination of any outstanding options, warrants or other convertible securities of AOI (if any); (x) receipt by EDOC of a duly executed opinion from AOI’s counsel, in form and substance reasonably satisfactory to EDOC, addressed to EDOC and dated as of the Closing Date; and (xi) receipt by EDOC of evidence of the termination of certain related party agreements.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either EDOC or AOI if the Closing has not occurred on or prior to March 31, 2024 (the “Outside Date”). A party is not entitled to terminate the Business Combination Agreement if the failure of the Closing to occur by such date was caused by or the result of a breach of the Business Combination Agreement by such party (or with respect to AOI, the Sellers, Pubco or Merger Sub).

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances prior the Closing, including, among other reasons: (i) by mutual written consent of EDOC and AOI; (ii) by either EDOC or AOI if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by AOI for EDOC’s material uncured breach of the Business Combination Agreement, if the breach would result in the failure of the related Closing condition; (iv) by EDOC for the material uncured breach of the Business Combination Agreement by AOI, Pubco, Merger Sub or any Seller, if the breach would result in the failure of the related Closing condition; (v) by EDOC if there has been a Material Adverse Effect with respect to the Target Companies taken as a whole since the date of the Business Combination Agreement which is uncured and continuing; or (vi) by either EDOC or AOI if EDOC holds an extraordinary general meeting of its shareholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained.

If the Business Combination Agreement is terminated, all obligations of the parties under the Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, fees and expenses, trust account waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for certain fraud claims or for willful breach of the Business Combination Agreement prior to the termination.

In the event the Business Combination Agreement is terminated by EDOC as a result of a material breach by AOI, Pubco, Merger Sub or any Seller, or by AOI as a result of a material breach of EDOC, the breaching party will pay a termination fee of $250,000 to the non-breaching party, as liquidated damages.

Trust Account Waiver and Releases

AOI, Pubco, Merger Sub, the Seller Representative and each of the Sellers have agreed, for no consideration, that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom directly or indirectly to EDOC’s shareholders).

Each Seller, on behalf of itself and its affiliates that own shares of such Seller, provided a general release of AOI and its subsidiaries, effective as of the Closing, other than its rights under the Business Combination Agreement and the Ancillary Documents and certain other customary exceptions.

Governing Law and Arbitration

The Business Combination Agreement is governed by New York law and, subject to the required arbitration provisions, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof).

Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under the Business Combination Agreement) arising out of, related to, or in connection with the Business Combination Agreement or the transactions contemplated thereby (a “Dispute”) will be governed as follows. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within forty-five (45) days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within forth-five (45) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that cannot be resolved during the Resolution Period shall immediately be referred to mediation conducted by the Brisbane Supreme Court in Brisbane, Australia. Any Dispute that is not resolved through mediation may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules of the AAA.

The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

Business Combination Agreement Amendment No. 1

On March 31, 2023, EDOC, AOI, the Purchaser Representative and Merger Sub entered into Business Combination Agreement Amendment No. 1, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024.

Business Combination Agreement Amendment No. 1 revises certain conditions to the closing of the Business Combination to add the Minimum Cash Condition of $10,000,000.

Business Combination Agreement Amendment No. 2

On December 7, 2023, EDOC, AOI, the Purchaser Representative and Merger Sub entered into Business Combination Agreement Amendment No. 2.

Business Combination Agreement Amendment No. 2 revises the Business Combination to extend the Outside Date (as defined in the Business Combination) to March 31, 2024.

Related Agreements

Lock-Up Agreements

Certain Sellers entered into a Lock-Up Agreement with the Purchaser Representative and, upon execution of a joinder, Pubco (each, a “Lock-Up Agreement”) with regard to the Exchange Shares to be received by such Seller. These sellers were JSKS Enterprises Pty Ltd., which entered into a Lock-Up Agreement for 1,936,865 shares owned at that time representing 75.0% of shares of AOI (presently, 1,816,865 shares representing 70.35%), and KGV Global FZE, which entered into a Lock-Up Agreement for 561,949 shares owned at that time representing 21.76% of shares of AOI (presently, 526,949 shares representing 20.42%).

In such Lock-Up Agreements, which are identical including with regards to terms and duration, each Seller agreed that such Seller will not, (A) with respect to 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earliest of (x) the six (6) month anniversary of the Closing Date, (y) commencing after the three (3) month anniversary of the Closing, the date on which the closing sale price of the Pubco Ordinary Shares equals or exceeds $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property) and (B) and with respect to the remaining 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earlier or the date that is six (6) months after the date of the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property), (i) lend, offer, pledge (except as provided below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Seller’s Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Seller’s Exchange Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Each holder also agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the Escrow Account. However, each Seller is allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the Escrow Account ) by gift, will or intestate succession or to any immediate family member (or related trust), trustor or trust beneficiary, as a distribution to equity holders upon liquidation or to an affiliate or pursuant to a court order or settlement agreement in divorce; provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreement.

Non-Competition Agreements

Certain executives of AOI (each, a “Restricted Person”) entered into a Non-Competition and Non-Solicitation Agreement (each, a “Non-Competition Agreement”) in favor of Pubco, EDOC and AOI and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”). Under each Non-Competition Agreement, for a period of three (3) years after the Closing (such period, the “Restricted Period”), each Restricted Person agreed that he will not and will not permit his affiliates to, without Pubco’s prior written consent, directly or indirectly engage in the business of processing, manufacturing and selling non-GMO (non-genetically modified organisms) oilseeds and organic and non-organic food-grade oils (the “Business”) (other than through a Covered Party) or own, manage, finance or control, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business anywhere in the Australia, United States, India, Malaysia, Singapore, China, Japan, New Zealand.

However, such Restricted Person and his affiliates will be permitted under its Non-Competition Agreement to own passive investments of less than 2% of the total issued and outstanding equity interests of a competitor that is publicly traded, so long as such Restricted Person and his affiliates and immediate family members are not directly or indirectly involved in the management or control of such competitor. Under each Non-Competition Agreement, the Restricted Person thereto and his affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers or clients, and (iii) vendors, suppliers, distributors, agents or other service providers. Each such Restricted Person will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Sponsor Support Agreement

EDOC, the Sponsor, Pubco, upon execution of a joinder agreement to become party thereto, entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to (i) vote its EDOC Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Transactions, (ii) certain restrictions on transfer of its shares of EDOC and (iii) waive its anti-dilution protection upon conversion of its Founder Shares.

Insider Letter Amendment

On December 5, 2022, EDOC, the Sponsor, Pubco, upon execution of a joinder, and certain insiders of EDOC, agreed to amend the Letter Agreement, dated as of November 9, 2020 by and among EDOC, the Sponsor and certain insiders of EDOC (the “Insider Letter Amendment”), pursuant to which Pubco will assume, and EDOC assign, certain rights and obligations of EDOC thereunder with respect to the Pubco securities to be issued at the Closing in exchange for the ordinary shares, warrants and rights of EDOC.

Arena Investment

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”), attached as Exhibit 10.30 to the registration statement of which this proxy statement/prospectus forms a part, with AOI, EDOC and Arena Investors, LP, a Delaware limited partnership (the “PIPE Investor”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the PIPE Investor agreed to purchase redeemable debentures (the “Debentures”) and warrants (the “Arena Warrants”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the Closing. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches:

(i)     the first closing amount of $2,000,000 will be invested upon the Closing of the Business Combination, which will be the first closing date of the Investment (the “First Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof;

(ii)     the second closing amount of $2,500,000 will be invested on the 60th trading day following the First Registration Statement Effectiveness Date filed by Pubco after the Closing of the Business Combination, which will be the second closing date of the Investment (the “Second Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.2(a) of the Securities Purchase Agreement and Pubco’s

obligation set forth in Section 3.2(b) have been satisfied or waived on or prior to the Second Closing Date and the respective obligations to consummate the Second Closing shall be contingent on the satisfaction of the following additional conditions, unless the parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $200,000; and

(iii)   the third closing amount of $2,500,000 will be invested on the 60th trading day following the Second Registration Statement Effectiveness Date filed by Pubco, which will be the third closing date of the Investment (the “Third Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.3(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.3(b) have been satisfied or waived on or prior to the Third Closing Date and the respective obligations to consummate the Third Closing shall be contingent on the satisfaction of the following additional conditions, unless the Parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $200,000.

Share Transfer Agreement

On October 27, 2023, the Sponsor and Pubco entered into a share transfer agreement (the “Share Transfer Agreement”), pursuant to which the Sponsor agreed to transfer to Pubco, on the date of the Closing, 200,000 Pubco Ordinary Shares to be received pursuant to the Business Combination.

Arc Letter Agreement

On February 16, 2022, AOI entered into a letter agreement (the “Arc Letter Agreement”) with ARC Group Limited (“ARC”), pursuant to which ARC agreed to act as its exclusive financial advisor and to provide transactional and financial advisory services, including review of due diligence, advisory services with respect to potential mergers and acquisition transactions with a special purpose acquisition company (“SPAC”), and preparation of marketing materials for a minimum period of 18 months. Under the Arc Letter Agreement, AOI agreed to pay ARC (i) cash compensation of $200,000, to be paid in installments on or before AOI signing an exclusive binding agreement to merge with a SPAC, and (ii) 3% of the total transactional value in form of shares of AOI upon the consummation of AOI’s merger with a SPAC. Pursuant to the Arc Letter Agreement, AOI is not permitted to enter or execute any agreement or understanding with any party but ARC to perform any of the services described in the Arc Letter Agreement until two years from the execution date of the Arc Letter Agreement or until the termination of this agreement.

Underwriting Fees

The cash fees paid to I-Bankers in connection with the IPO, which will not be adjusted on the basis of the number of redemptions by Public Shareholders at the Closing, totaled $1,575,000.

The following table illustrates the effective underwriter cash fee on a percentage basis for Public Shares at each redemption level identified below, based on 816,207 Public Shares outstanding.

(in thousands, except share amounts)	No Additional Redemptions	25% Redemption	50% Redemption	75% Redemption	Maximum Redemptions
Unredeemed public shares (excluding converted rights)	816,207	612,155	408,104	204,052	—
Trust proceeds to AOI	$9,520,504	$7,140,378	$4,760,252	$2,380,126	$—
Underwriter Cash Fee	$1,575,000	$1,575,000	$1,575,000	$1,575,000	$1,575,000
Effective Underwriter Cash Fee (%)	16.5%	22.1%	33.1%	66.2%	—%

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus contains forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial of EDOC and AOI. These statements are based on the beliefs and assumptions of the management of EDOC and AOI. Although EDOC and AOI believe that their respective plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, neither EDOC nor AOI can assure you that either will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this proxy statement/prospectus include, but are not limited to, statements about:

•        the benefits from the Business Combination;

•        EDOC’s ability to consummate the Business Combination or, if EDOC does not complete the Business Combination, any other initial business combination;

•        any satisfaction or waiver (if applicable) of the conditions to the Business Combination, including, among other things: the satisfaction or waiver of certain customary Closing conditions (including the existence of no material adverse effect at EDOC or AOI and receipt of certain shareholder approvals contemplated by this proxy statement/prospectus);

•        the occurrence of any other event, change or other circumstances that could give rise to the termination of the Business Combination Agreement;

•        Pubco’s ability to initially list, and once listed, maintain the listing of the Pubco Ordinary Shares on Nasdaq following the Business Combination;

•        the financial and business performance of Pubco, including financial projections and business metrics and any underlying assumptions thereunder;

•        AOI’s future financial performance following the Business Combination, including any expansion plans and opportunities;

•        AOI’s success in retaining or recruiting, or changes required in, its officers, key employees or directors following the Business Combination or any other initial business combination;

•        AOI’s ability to scale in a cost-effective manner;

•        developments and projections relating to AOI’s competitors and industry;

•        the impact of health epidemics, including the COVID-19 pandemic, on AOI’s business and the actions AOI may take in response thereto;

•        AOI’s expectations regarding its ability to obtain and maintain intellectual property protection and not infringe on the rights of others;

•        expectations regarding the time during which AOI will be an emerging growth company under the JOBS Act;

•        changes in AOI’s strategy, future operations, financial position, estimated revenue and losses, projected costs, prospects and plans;

•        agency to assure an understanding of regulations as they evolve;

•        the implementation, market acceptance and success of AOI’s business model;

•        EDOC’s officers and directors allocating their time to other businesses and potentially having conflicts of interest with EDOC’s business or in approving the Business Combination;

•        the ability of EDOC and AOI to consummate any financing concurrently with the consummation of the Business Combination or otherwise in the future;

•        the use of proceeds not held in the Trust Account or available to EDOC from interest income on the Trust Account balance;

•        AOI’s expectations surrounding capital requirements as it seeks to build its customer base;

•        AOI’s expectations surrounding the insurance it will maintain going forward;

•        AOI’s ability to achieve its future business plans;

•        AOI’s ability to participated in demand globally for sustainable premium cold pressed and NON-GMO oil, protein meal for feed stock and plant based meat substitutes;

•        AOI’s plans to expand its existing oil processing plant and to build an additional larger multi-seed crushing plant in Queensland after the Closing of the Business Combination to become the largest cold-pressed producer in the Oceanic/APAC region;

•        AOI’s ability to launch additional product lines and compete effectively with respect to its competitors; and

•        AOI’s ability to increase production to meet demand and reach its revenue goals while still maintaining quality and its commitment to a sustainable product and methods.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

In addition, statements that EDOC or AOI “believes” and similar statements reflect such parties’ beliefs and opinions on the relevant subject. These statements are based upon information available to such party as of the date of this proxy statement/prospectus, and while such party believes such information forms a reasonable basis for such statements, such information may be limited or incomplete, and these statements should not be read to indicate that either EDOC or AOI has conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and investors are cautioned not to unduly rely upon these statements.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause EDOC’s actual results to differ include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Combination;

•        the outcome of any legal proceedings that may be instituted against EDOC, AOI or others following announcement of the Business Combination and the transactions contemplated therein;

•        the inability to complete the transactions contemplated by the Business Combination due to the failure to obtain approval of the shareholders of EDOC or AOI or other conditions to Closing in the Business Combination Agreement;

•        the risk that the proposed transaction disrupts current plans and operations as a result of the announcement and consummation of the Business Combination;

•        the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, the ability of Pubco to grow and manage growth profitably, maintain relationships with customers, compete within its industry and retain its key employees;

•        costs related to the proposed Business Combination;

•        the possibility that EDOC or AOI may be adversely impacted by other economic, business, and/or competitive factors;

•        future exchange and interest rates;

•        the significant uncertainty created by the COVID-19 pandemic;

•        AOI is highly dependent on the services of its executive officers;

•        AOI may experience difficulties in managing its growth and expanding its operations;

•        the success of AOI’s business will be highly dependent on its ability to market and sell its productions effectively;

•        AOI may face risks and uncertainties associated with production, which may have a material adverse effect on its business;

•        consumer goods and agricultural products are subject to production and delivery delays, crop failures, damage or destruction during shipping, the occurrence of which can materially and adversely affect AOI’s operations; and

•        other risks and uncertainties indicated in this proxy statement/prospectus, including those under “Risk Factors” herein, and other filings that have been made or will be made with the SEC by EDOC or Pubco.

QUESTIONS AND ANSWERS

Q.	Why am I receiving this proxy statement/prospectus?

A. EDOC and AOI have agreed to conduct a Business Combination under the terms of the Business Combination Agreement that is described in this proxy statement/prospectus. EDOC’s shareholders are being asked to vote to approve the Business Combination Agreement and the Transactions contemplated thereby, among other matters. The Business Combination Agreement provides for, among other things, (a) Merger Sub will merge with and into EDOC, with EDOC continuing as the surviving entity, as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the issuance to the holder thereof of a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI from the Sellers in exchange for Pubco Ordinary Shares. This proxy statement/prospectus and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. You should read this proxy statement/prospectus and its annexes carefully and in their entirety.

Q.	When and where is the Meeting?	A. The Meeting will be held at [ ] on [ ], 2024, at [ ] a.m., Eastern Time. EDOC will also be hosting the Meeting via live webcast on the Internet.
Q.	Can I attend the Meeting in person?

A. Yes. The Meeting will be held at [            ]. EDOC will also be hosting the Meeting via live webcast on the Internet. The Meeting will start at [            ] a.m. Eastern Time, on [            ], 2024. Any shareholder can listen to and participate in the Meeting live via the Internet at [___________] with the password of [            ].

Q.	What do I need in order to be able to participate in the Meeting online?

A. You can attend the Meeting via the Internet by visiting [___________] with the password of [            ]. You will need the voter control number included on your proxy card in order to be able to vote your shares electronically during the Meeting.

Q.	What is being voted on at the Meeting?

A. EDOC’s shareholders are being asked to vote to approve the NTA Proposal. See the section entitled “The NTA Proposal.” The NTA Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to shareholders at the Meeting.

The shareholders of EDOC are also being asked to consider and vote upon the Business Combination Proposal, which includes, among other things, the approval of the Business Combination Agreement and Transactions contemplated thereby, including the Merger, as well as authorization of the Plan of Merger. See the section entitled “The Business Combination Proposal.” The Business Combination Proposal is conditioned on the approval of the Condition Precedent Proposals. Therefore, if the Condition Precedent Proposals are not approved, then the Business Combination may not be consummated.

The shareholders of EDOC are also being asked to consider and vote upon a proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Proposed Memorandum and Articles, immediately prior to consummation of the Business Combination. See the section entitled “The Memorandum and Articles Proposal.” The Memorandum and Articles Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to EDOC’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals described below.

The shareholders of EDOC are also being asked to consider and vote upon a proposal to approve, on an advisory and non-binding basis, five separate proposals to approve certain governance provisions in the Proposed Memorandum and Articles. These separate votes are not otherwise required by Cayman Islands laws but are required by SEC guidance that shareholders have the opportunity to present their views on important corporate governance provisions. See the section entitled “The Organizational Documents Advisory Proposals.”

The shareholders of EDOC are also being asked to consider and vote upon a proposal to approve the Incentive Plan. See the section entitled “The Equity Incentive Plan Proposal.” The Equity Incentive Plan Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Equity Incentive Plan Proposal will not be presented to shareholders at the Meeting.

EDOC’s shareholders are also being asked to consider and vote upon a proposal to elect, effective at Closing, five (5) directors to serve on Pubco’s board of directors until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified. See the section entitled “The Director Election Proposal.” The Director Election Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Director Election Proposal will not be presented to shareholders at the Meeting.

In addition to the foregoing proposals, EDOC’s shareholders are also being asked to consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of Nasdaq, to approve the issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) a proposed $50,000,000 ELOC arrangement that Pubco intends to enter into on the closing of the Business Combination, and (c) the Debentures and the Arena Warrants. See the section entitled “The Nasdaq Proposal.” The Nasdaq Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Nasdaq Proposal will not be presented to shareholders at the Meeting.

The shareholders are also being asked to consider and vote upon a proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the EDOC Board. See the section entitled “The Adjournment Proposal.”

EDOC will hold the Meeting to consider and vote upon these Proposals. This proxy statement/prospectus contains important information about the proposed Business Combination and the other matters to be acted upon at the Meeting. Shareholders should read it carefully.

The vote of shareholders is important. Shareholders are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Q.	Why is EDOC proposing the NTA Proposal?

A. The adoption of the proposed amendments to remove the net asset test limitation from the Existing Organizational Documents is being proposed in the NTA Proposal in order to facilitate the consummation of the Business Combination, by removing the limitation on EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The purpose of the net asset test limitation was initially to ensure that the EDOC Ordinary Shares were not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act prior to an initial business combination. Because AOI has had an average revenue of at least $6,000,000 for the prior three years, the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act, EDOC is presenting the NTA Proposal so that the parties may consummate the Business Combination even if EDOC does not have at least $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

Q.	Why is EDOC proposing the Transactions?

A. EDOC was incorporated on August 20, 2020, as a Cayman Islands exempted company, to effect a merger, share reconstruction or amalgamation, asset or share acquisition or other similar business combination with one or more businesses or entities.

EDOC completed its Initial Public Offering of Public Units on November 12, 2020, with each Public Unit consisting of one EDOC Class A Ordinary Share, one Warrant, each whole warrant exercisable into to one-half of EDOC Class A Ordinary Share at a price of $11.50 and one Public Right, each entitling the holder thereof to receive one-tenth (1/10) of one EDOC Class A Ordinary Share upon EDOC’s completion of its initial business combination. The sale of the Public Units raised $90,000,000 and the private placement of Private Units raised total gross proceeds of $4,790,000. A total of $91,530,000 from the proceeds of the Public Units and Private Units was placed in the Trust Account contemporaneous to the closing of the IPO. As of December 22, 2023, the Trust Account balance was approximately $9.51 million and, following the redemptions, there were 816,207 Public Shares outstanding as of the date hereof. Since the Initial Public Offering, EDOC’s activity has been limited to the search and evaluation of and negotiation with business combination candidates.

Since EDOC’s incorporation, the EDOC Board has sought to identify suitable candidates in order to effect such transaction. In its review of AOI, the EDOC Board considered a variety of factors weighing positively and negatively in connection with the Transactions. After careful consideration, the EDOC Board has determined that the Transactions present a highly attractive business combination opportunity and is in the best interests of EDOC. The EDOC Board believes that, based on its review and consideration, the Transactions present an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the EDOC will be achieved. Shareholder approval of the Business Combination is required by the Companies Act, the Business Combination Agreement and the Existing Organizational Documents as well as to comply with Nasdaq Listing Rule 5635.

See the section entitled “The Business Combination Proposal — EDOC’s Board of Directors’ Reasons for Approval of the Business Combination.”

Q.	What will happen to EDOC’s Securities upon consummation of the Business Combination?

A. The EDOC Ordinary Shares, the EDOC Rights and the EDOC Warrants are currently listed on Nasdaq under the symbols “ADOC”, “ADOCR” and “ADOCW”, respectively. Pubco intends to apply to list the Pubco Ordinary Shares and Pubco Warrants on Nasdaq under the symbols “COOT” and “COOTW,” respectively, upon the closing of the Business Combination. Pubco will not have units traded following the closing of the Business Combination, at which time each EDOC Unit will have separated into its component securities.

While trading on Nasdaq is expected to begin on the first business day following the consummation of the Business Combination, there can be no assurance that Pubco Ordinary Shares or Pubco Warrants will be listed on Nasdaq or it they are, that a viable and active trading market will develop. See “Risk Factors” for more information.

Q.	Why is EDOC providing shareholders with the opportunity to vote on the Business Combination?

A. Pursuant to the Business Combination Agreement, the approval of the EDOC shareholders is a condition to Closing. In addition, under its Existing Organizational Documents, EDOC must provide all holders of its Public Shares with the opportunity to have their Public Shares redeemed upon the consummation of EDOC’s initial business combination either in conjunction with a tender offer or in conjunction with a shareholder vote. For business reasons and pursuant to Cayman law requirements, EDOC has elected to structure the Business Combination in such a way as to provide its shareholders with the opportunity to have their Public Shares redeemed in connection with a shareholder vote rather than a tender offer. Therefore, EDOC is seeking to obtain the approval of its shareholders of the Business Combination Proposal in order to allow its Public Shareholders to effectuate Redemptions of their Public Shares in connection with the consummation of the Business Combination. In addition to the Business Combination Proposal, the EDOC Shareholders are being asked to vote upon the NTA Proposal, the Memorandum and Articles Proposals, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal. If each of the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal are passed, EDOC Shareholders are being asked to vote upon the NTA Proposal.

The Adjournment Proposal will be presented to the holders of the issued and outstanding EDOC Ordinary Shares only if the chairman of the Meeting deems it necessary or appropriate, including, if necessary, to permit further solicitation and vote of proxies if necessary or desirable, at the determination of the EDOC Board.

Q.	Are the proposals conditioned on one another?

A. The Business Combination Proposal is conditioned on approval of the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal (collectively, the “Condition Precedent Proposals”). If EDOC’s shareholders do not approve the Business Combination Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal, then the Business Combination may not be consummated.

Unless the Business Combination Proposal is approved, the NTA Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Director Election Proposal and the Nasdaq Proposal will not be presented to the shareholders of EDOC at the Meeting. In addition, as required by applicable SEC guidance, to give shareholders the opportunity to present their views on important corporate governance provisions, EDOC is requesting that its shareholders vote, on a non-binding advisory basis, upon the Organizational Documents Advisory Proposals to approve certain governance provisions contained in the Proposed Memorandum and Articles that materially affect shareholder rights, and will be adopted if the Memorandum and Articles Proposal is approved by the shareholders and the Business Combination is consummated. See the section entitled “The Memorandum and Articles Proposal.” None of the NTA Proposal, the Business Combination, the adoption of the Incentive Plan contemplated by the Equity Incentive Plan Proposal, the adoption of the Proposed Memorandum and Articles, the election of the directors contemplated by the Director Election Proposal or the Nasdaq Proposal is conditioned on the approval of the Organizational Documents Advisory Proposals.

The Adjournment Proposal is not conditioned on the approval of any other proposal set forth in this proxy statement/prospectus. It is important for you to note that in the event that the Business Combination Proposal does not receive the requisite votes for approval, then EDOC will not consummate the Business Combination. If EDOC does not consummate the Business Combination and fails to complete an initial business combination by May 12, 2024, or such later time as may be approved by EDOC’s shareholders, then EDOC will be required to dissolve and liquidate its Trust Account by returning the then-remaining funds in such account to its Public Shareholders and the EDOC Warrants and EDOC Rights will expire worthless.

On February 9, 2023, EDOC’s shareholders approved an amendment to its Existing Organizational Documents (the “Extension Amendment”). The Extension Amendment extends the date by which EDOC must consummate its initial business combination from February 12, 2023 to August 12, 2023 (or such earlier date as determined by the EDOC Board), provided the Company deposits $0.05 per month into the Trust Account for each outstanding Public Share on or before the 12th day of each extension month.

On August 10, 2023, EDOC’s shareholders approved an additional amendment to its Existing Organizational Documents (the “Second Extension Amendment”). The Second Extension Amendment extends the date by which EDOC must consummate its initial business combination from August 12, 2023 to November 12, 2023 (or such earlier date as determined by the EDOC Board), provided the Company deposits $0.05 per month into the Trust Account for each outstanding Public Share on or before the 12th day of each extension month.

On November 6, 2023, EDOC’s shareholders approved an additional amendment to its Existing Organizational Documents (the “Third Extension Amendment”). The Third Extension Amendment extends the date by which EDOC must consummate its initial business combination from November 12, 2023 to May 12, 2024 (or such earlier date as determined by the EDOC Board), provided that EDOC deposits $0.05 per month (commencing on November 12, 2023 and on the 12th day of each subsequent month) until February 12, 2024, or portion thereof, and (b) $0.07 per public share that is not redeemed, for each calendar month (commencing on February 12, 2024 and on the 12th day of each subsequent month) until May 12, 2024 for each outstanding Public Share on or before the 12th day of each extension month.

Q.	What will happen in the Business Combination?

A. At the Closing, (a) Merger Sub will merge with and into EDOC, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions” or the “Business Combination”).

Additionally, at the Closing, the following shall occur with respect to EDOC’s outstanding securities: (i) each of EDOC’s issued and outstanding Units will be automatically detached and the holder thereof shall be deemed to hold one EDOC Class A Ordinary Share, one EDOC Warrant and one EDOC Right, which underlying EDOC Securities shall be converted in accordance with the applicable terms of the Business Combination Agreement; (ii) each of EDOC’s issued and outstanding Ordinary Shares will be converted automatically into one Pubco Ordinary Share; (iii) each of EDOC’s issued and outstanding Public Warrants will be automatically converted into one Pubco Public Warrant and each outstanding EDOC Private Warrant shall be automatically converted into one Pubco Private Warrant; (iv) each of EDOC’s outstanding rights will be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Right had been converted upon the consummation of a Business Combination in accordance with EDOC’s Existing Organizational Documents, the IPO Prospectus and the Rights Agreement into EDOC Ordinary Shares. The cash held in the Trust Account and the proceeds from any financing transactions in connection with the Business Combination will be used by Pubco for working capital and general corporate purposes following the consummation of the Business Combination. A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A. For Pubco’s organizational structure chart upon consummation of the Business Combination, please see “The Business Combination Agreement — Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination.”

Q.	What are the U.S. federal income tax consequences of the Business Combination to me?

A. Subject to the discussion below of EDOC Warrants, it is intended that the Merger qualifies as an exchange described in Section 351(a) of the Code. It is the opinion of EDOC’s counsel, Ellenoff Grossman & Schole LLP, that the Merger will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service will not successfully challenge this position, and if so then the exchange of EDOC Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. Assuming such qualification, a U.S. holder that receives Pubco Ordinary Shares in exchange for EDOC Ordinary Shares in the Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder should be equal to the adjusted tax basis of the EDOC Ordinary Shares exchanged therefor. The holding period of the Pubco Ordinary Shares should include the holding period during which the EDOC Ordinary Shares exchanged therefor were held by such U.S. holder.

If the Merger qualifies only as an exchange governed by Section 351(a) of the Code (and not by Section 368 of the Code), a U.S. holder that receives Ordinary Shares in exchange for EDOC Ordinary Shares and whose EDOC Warrants automatically convert into Pubco Warrants should recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the EDOC Ordinary Shares and EDOC Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange.

If the Merger qualifies as a “reorganization” as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for EDOC Ordinary Shares and whose EDOC Warrants automatically convert into Pubco Warrants should not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received should be equal to the U.S. holder’s basis in the EDOC Ordinary Shares and EDOC Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants should include the holding period during which the EDOC Ordinary Shares and Warrants exchanged therefor were held by such U.S. holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

Even if the Business Combination otherwise qualifies as an exchange described in Section 351(a) of the Code and/or as a reorganization under Section 368 of the Code, U.S. holders may be required to recognize gain (but not loss) on account of the application of the Passive Foreign Investment Company rules, as described in more detail under “Material U.S. Federal Income Tax Consideration — U.S. Holders — The Business Combination — Application of the Passive Foreign Investment Company Rules to the Transactions.”

For additional discussion of the U.S. federal income tax treatment of the Business Combination, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.	What conditions must be satisfied or waived to complete the Business Combination?

A. There are a number of closing conditions to the Business Combination, including, but not limited to, the following: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of EDOC’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) all consents to be required to be obtained from or made with any governmental authority in order to consummate the Transactions having been made; (v) all consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the Transactions that are set forth in the disclosure schedules shall have each been obtained or made; (vi) no pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Closing being outstanding; (vii) EDOC having at least $5,000,001 in net tangible assets upon the Closing, after giving effect to the completion of the Redemption and any PIPE Investment, (viii) the members of the Pubco Board shall having been elected or appointed as of the Closing consistent with the terms of the Business Combination Agreement; (ix) the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco in form and substance mutually acceptable in good faith to Pubco, EDOC and AOI; (x) each of AOI and EDOC having received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing, and Pubco shall not have received any written objection to such determination from the SEC that remains unresolved; (xi) the effectiveness of the Registration Statement; and (xii) the Pubco Ordinary Shares and Pubco Warrants having been approved for listing on Nasdaq.

In addition, unless waived by AOI, Pubco and the Seller Representative, the obligations of AOI, Pubco and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EDOC having been true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date, subject to certain materiality thresholds; (ii) EDOC and the Purchaser Representative having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to EDOC since the date of the Business Combination Agreement which is continuing and uncured; and (iv) all Ancillary Documents having been executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing.

Unless waived by EDOC, the obligations of EDOC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AOI, Pubco, Merger Sub and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) AOI, Pubco, Merger Sub each Seller and the Seller Representative having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to any Target Company or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by EDOC of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; (v) the Non-Competition Agreements and Lock-Up Agreements are in full force and effect; (vi) receipt by EDOC of the Founder Registration Rights Agreement Amendment, duly executed by Pubco; (vii) receipt by EDOC of the Seller Registration Rights Agreement, duly executed by Pubco; (viii) receipt by EDOC of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (ix) receipt by EDOC of the evidence of the termination of any outstanding options, warrants or other convertible securities of AOI (if any); (x) receipt by EDOC of a duly executed opinion from AOI’s counsel, in form and substance reasonably satisfactory to EDOC, addressed to EDOC and dated as of the Closing Date; and (xi) receipt by EDOC of evidence of the termination of certain related party agreements.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

Q.	Did the EDOC board obtain a fairness opinion in determining whether to proceed with the Business Combination?

A. No. The EDOC Board did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Pursuant to the IPO Prospectus, EDOC is only required to obtain a fairness opinion to complete an initial business combination with a company that is affiliated with the Sponsor, or EDOC’s officers or directors. Additionally, the EDOC Board believes that based upon the financial skills and background of its directors, it was qualified to conclude that the Business Combination was fair from a financial perspective to its shareholders. The EDOC Board also determined, without seeking a valuation from a financial advisor, that AOI’s fair market value was at least 80% of EDOC’s Trust Account, excluding any taxes payable on interest earned. Accordingly, investors will be relying on the judgment of the EDOC Board as described above in valuing EDOC’s business and assuming the risk that the EDOC Board may not have properly valued such business.

Q.	What is the PIPE Investment?

In connection with the execution of the Business Combination Agreement, on August 23, 2023, AOI, EDOC and Arena Investors, LP, a Delaware limited partnership (the “PIPE Investor”) entered into a Securities Purchase Agreement, the form of which is attached to this proxy statement/prospectus as Exhibit 10.30. Pursuant to the Securities Purchase Agreement, immediately prior to the closing of the Business Combination, the PIPE Investor agreed to purchase redeemable debentures (the “Debentures”) and warrants (the “Arena Warrants”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the Closing. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches, as described in this proxy statement/prospectus. The obligation of the parties to consummate the PIPE transaction contemplated by the Securities Purchase Agreement is subject to, among other customary closing conditions, the consummation of the Business Combination.

Q.	What is the ELOC?

In connection with the execution of the Business Combination Agreement, on August 23, 2023, AOI, EDOC and the PIPE Investor entered into a Securities Purchase Agreement, which contains a condition precedent to the closing and funding under the Securities Purchase Agreement that Pubco enter into the Purchase Agreement governing a $50,000,000 ELOC financing with the ELOC Investor, an affiliate of the PIPE Investor. Under the Purchase Agreement, Pubco may not issue or sell Pubco Ordinary Shares to the ELOC Investor, when aggregated with all other Pubco Ordinary Shares beneficially owned by the ELOC Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the ELOC Investor beneficially owning more than 4.99% of the outstanding Pubco Ordinary Shares.

In addition, pursuant to the terms of the Purchase Agreement, Pubco shall prepare and file with the SEC, a registration statement (or multiple registration statements (each, an “ELOC Registration Statement”) registering for resale the Pubco Ordinary Shares issuable under the Purchase Agreement, the initial ELOC Registration Statement of which is expected to be filed within ten days of the Closing of the Business Combination, as Pubco cannot request an advance under the Purchase Agreement until the effectiveness of an ELOC Registration Statement.

Q.	What equity stake will current Public Shareholders, the Sponsor and the AOI shareholders and their affiliates hold in Pubco immediately after the completion of the Business Combination?

A. Upon the completion of the Business Combination, assuming, among other things, that no Public Shareholders exercise redemption rights with respect to their Public Shares upon completion of the Business Combination (prior to giving effect to the Arena PIPE Investment, the ELOC and any warrant exercises), Public Shareholders, the Sponsor and the AOI shareholders will own approximately 7.23%, 9.47% and 78.5% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 18,646,643 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

If any of the Public Shareholders exercise their redemption rights, the percentage of Pubco’s outstanding Ordinary Shares held by the Public Shareholders will decrease and the percentages of Pubco’s outstanding Ordinary Shares held by the Initial Shareholders and by the Sellers and their affiliates will increase, in each case relative to the percentage held if none of the Public Shares are redeemed and assuming none of the EDOC shareholders exercise their redemption rights in connection with the Meeting. Under the Maximum Redemptions scenario, which assumes that the NTA Proposal is approved by the EDOC shareholders, Public Shareholders, the Sponsor and the AOI shareholders will own approximately 7.23%, 9.47% and 78.5% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 18,646,643 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

In connection with and prior to the Closing, the Sponsor intends to liquidate its assets by distributing the EDOC Ordinary shares and Private Units held by the Sponsor to its members (the “Sponsor Distribution”).

If any of the Public Shareholders redeem their Public Shares at Closing but continue to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of December 22, 2023 of $0.012, would be approximately $108,000 regardless of the amount of redemptions by the Public Shareholders. Upon the issuance of Pubco Ordinary Shares in connection with the Business Combination, the percentage ownership of Pubco by Public Shareholders that do not redeem their Public Shares will be diluted. Public Shareholders that do not redeem their Public Shares in connection with the Business Combination will experience further dilution upon the exercise of Public Warrants that are retained after the Closing by redeeming Public Shareholders. The percentage of the total number of outstanding Pubco Ordinary Shares that will be owned by Public Shareholders as a group will vary based on the number of Public Shares for which the holders thereof request redemption in connection with the Business Combination.

The following table illustrates varying beneficial ownership levels in Pubco, as well as possible sources and extents of dilution for non-redeeming Public Shareholders, assuming no additional redemptions by Public Shareholders, 25% redemption by Public Shareholders, 50% redemption by Public Shareholders, 75% redemption by Public Shareholders and the maximum redemptions by Public Shareholders:

Potential ownership of outstanding Pubco Ordinary Shares upon Closing (on a diluted and as-converted basis assuming the vesting and exercise of outstanding warrants of Pubco and the issuance of Pubco Ordinary Shares in respect thereof) is set forth in the following table (without inclusion of the Warrant Shares or the Pubco Warrant Shares potentially issued pursuant to the $50 million ELOC):

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
EDOC Public Shareholders	1,716,207	5.0%	1,512,155	4.4%	1,308,104	3.9%	1,104,052	3.3%	900,000	2.7%
EDOC Sponsor’s Founder Shares(8)	1,485,153	4.3%	1,485,153	4.3%	1,485,153	4.4%	1,485,153	4.4%	1,485,153	4.4%
Backstop Investor Founder Shares(8)	564,847	1.6%	564,847	1.7%	564,847	1.7%	564,847	1.7%	564,847	1.7%
Sponsor and I-Bankers Private Units	526,900	1.5%	526,900	1.5%	526,900	1.6%	526,900	1.6%	526,900	1.6%
Representative Shares	75,000	0.2%	75,000	0.2%	75,000	0.2%	75,000	0.2%	75,000	0.2%
Advisory Shares	622,832	1.8%	615,578	1.8%	608,323	1.8%	601,069	1.8%	593,814	1.8%
AOI Shareholders	18,646,643	54.3%	18,646,643	54.6%	18,646,643	54.8%	18,646,643	55.2%	18,646,643	55.7%
Shares underlying Sponsor note conversion	107,500	0.3%	107,500	0.3%	107,500	0.3%	107,500	0.3%	107,500	0.3%

Potential sources of dilution:

Public Warrants	4,500,000	13.2%	4,500,000	13.2%	4,500,000	13.2%	4,500,000	13.3%	4,500,000	13.4%
Private Warrants	239,500	0.7%	239,500	0.7%	239,500	0.7%	239,500	0.7%	239,500	0.7%
Representative Warrants	450,000	1.3%	450,000	1.3%	450,000	1.3%	450,000	1.3%	450,000	1.3%
Warrant Shares First Closing Date(1)(2)(3)	51,488	0.1%	51,488	0.2%	51,488	0.2%	51,488	0.2%	51,488	0.2%
Warrant Shares Second Closing Date(1)(2)(4)	64,360	0.2%	64,360	0.2%	64,360	0.2%	64,360	0.2%	64,360	0.2%

	No Additional Redemptions	%	25% Redemptions	%	50% Redemptions	%	75% Redemptions	%	Maximum Redemptions	%
Warrant Shares Third Closing Date(1)(2)(4)	64,360	0.2%	64,360	0.2%	64,360	0.2%	64,360	0.2%	64,360	0.2%
Debenture Shares(2)(5)	720,831	2.1%	720,831	2.1%	720,831	2.1%	720,831	2.1%	720,831	2.1%
ELOC Commitment Shares(6)	111,112	0.3%	111,112	0.3%	111,112	0.3%	111,112	0.3%	111,112	0.3%
ELOC Pubco Ordinary Shares(7)	4,444,445	12.9%	4,444,445	13.0%	4,444,445	13.1%	4,444,445	13.2%	4,444,445	13.2%
Total fully diluted shares outstanding	34,391,178	100.0%	34,179,872	100.0%	33,968,566	100.0%	33,757,260	100.0%	33,545,953	100.0%

____________

(1)      The maximum number of Warrant Shares that could be exercised under each Warrant cannot be quantified because the formula to determine the number of Warrant Shares available to the PIPE Investor requires the availability of the three (3) lowest daily VWAP for the Ordinary Shares during the 10-consecutive trading day period ended on the last trading day immediately preceding the Debenture’s closing date, which is an unknown variable. Each Warrant will allow the Warrant holder to purchase such number of Warrant Shares equal to 25% of the total principal amount of the applicable Debenture divided by 92.5% of the average of the Ordinary Shares’ three (3) lowest daily VWAP during the 10-consecutive trading day period ended on the last trading day immediately preceding the Debenture’s closing date.

(2)      For purposes of these calculations, AOI used EDOC’s VWAP for the ten trading days preceding November 20, 2023, as summarized in the table below, for illustration purposes only, which is purely hypothetical and actual results will differ. Post-closing of the Business Combination, or during a bearish market, there is often more pressure to sell stock, leading to a downward trend on the stock price, which could lead to a substantially lower price stock price than the recent share price used in this hypothetical. To the extent the post-Closing share price for the Pubco Ordinary Shares is substantially lower, the computation of the three (3) lowest daily VWAP for the Pubco Ordinary Shares during the 10-consecutive trading day period ended on the last trading day immediately preceding the Debenture’s closing date would yield a greater number of shares to the PIPE Investor. For purposes of the table, recent EDOC shares prices were used. The three lowest daily VWAP during this 10-consecutive trading day period were $11.55, $11.57 and $11.67, which yielded a VWAP of $11.67, and 92.5% of which yielded $10.79. If the three lowest daily VWAP during this 10-consecutive trading day period is lower than the amounts used in this scenario, the number of Ordinary Shares to be issued to the PIPE Investor would be higher leading to additional dilution to existing shareholders of Pubco.

Trading Day	EDOC VWAP	Trading Day	EDOC VWAP
November 6, 2023	$11.77	November 13, 2023	$11.57
November 7, 2023	$11.77	November 14, 2023	$11.55
November 8, 2023	$11.67	November 15, 2023	$11.55
November 9, 2023	$11.73	November 16, 2023	$11.55
November 10, 2023	$11.73	November 17, 2023	$11.55

(3)      The closing amount of $2,000,000 of the Arena PIPE on the First Closing Date, in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222 x 25% = $555,555. $555,555 divided by $10.79 = 51,488 Warrant Shares.

(4)      The closing amount of $2,500,000 of the Arena PIPE on the Second Closing Date, and the Third Closing Date in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777 x 25% = $694,444. $694,444 divided by $10.79 = 64,360 Warrant Shares.

(5)      The conversion price of the Debenture per Ordinary Share is equal to 92.5% of the average of the three (3) lowest daily VWAP of the Ordinary Shares for the ten (10) consecutive trading day period ending on such conversion date, subject to the floor price as set forth in the Debenture. Assuming total principal amount of $7,777,776 of the Debentures, if the PIPE Investor elected to convert 100% of the total principal, when divided by $10.79 per footnote (2) above equals 720,831shares.

(6)      The maximum number of ELOC Commitment Shares (i.e., Pubco Ordinary Shares) that would be issued within one business day of the effectiveness of the ELOC Registration Statement having an aggregate dollar value equal to $1,250,000 based on the per Pubco Ordinary Share price, which price shall be equal to the simple average of the daily VWAP of the Pubco Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement (the “Reference Price”). The Reference Price calculation will capture up to the date before the Investor’s shares go effective. For purposes of these calculations, AOI used EDOC’s VWAP for the ten trading days preceding November 20, 2023, as summarized in the table below, for illustration purposes only, which is purely hypothetical and actual results will differ. The three lowest daily VWAP during this 10-consecutive trading day period were $11.55, $11.57 and $11.67, per footnote (2) above, which yielded a VWAP of $11.60, and 97.0% of which yielded $11.25. $1,250,000 divided by $11.25 = 111,112.

(7)      The maximum number of ELOC Pubco Ordinary Shares that could be issued in connection with the $50,000,000 ELOC cannot be computed precisely at this juncture because the Reference Price per share shall equal the simple average of the daily VWAP of the Pubco Ordinary Shares during the ten trading days immediately preceding the effectiveness of the Registration Statement. For purposes of these calculations, AOI used EDOC’s VWAP for the ten trading days preceding November 20, 2023, as summarized in the table at footnote (2) above, for illustration purposes only, which is purely hypothetical and actual results will differ. The three lowest daily VWAP during this 10-consecutive trading day period were $11.55, $11.57 and $11.67, per footnote (2) above, which yielded a VWAP of $11.60, and 97.0% of which yielded $11.25. $50,000,000 divided by $11.25 = 4,444,445. The fact that the Purchase Price utilizes the VWAP of the Pubco Ordinary Shares, means that the number of Ordinary Shares subject to issue under the ELOC will be effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Ordinary Shares to be issued under the ELOC would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

(8)      The figures relating to the Sponsor do not reflect the intended Sponsor Distribution.

Q.	What interests do EDOC’s Sponsor, executive officers and directors have in the Business Combination?

A. EDOC’s Sponsor, executive officers and directors may have interests in the Business Combination that may be different from, or in addition to, the interests of EDOC’s shareholders generally. The EDOC Board was aware of and considered these interests to the extent such interests existed at the time, among other matters, in approving the Business Combination Agreement and in recommending that the Business Combination Agreement and the transactions contemplated thereby be approved by the shareholders of EDOC. These interests include, among other things:

•   If the Business Combination with AOI or another business combination is not consummated by May 12, 2024 (unless extended by EDOC’s shareholders), EDOC will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,685,153 Founder Shares (including the EDOC Class A Ordinary Shares issued upon conversion of the EDOC Class B Ordinary Shares) held by EDOC’s Initial Shareholders, including any directors and officers, would be worthless because EDOC’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Public Shares, the aggregate value of such shares is estimated to be approximately $19.46 million, assuming the per share value of the shares is the same as the $11.55 closing price of the Public Shares on the Nasdaq on December 22, 2023, despite having been purchased for an aggregate of $25,000). As a result, EDOC’s Initial Shareholders are likely to be able to recoup their investment in EDOC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that EDOC’s Initial Shareholders could earn a positive rate of return on their investment, even if EDOC’s Public Shareholders experience a negative rate of return in the post-business combination company.

•   The Sponsor purchased an aggregate of 414,000 Private Units for an aggregate amount of $4,140,000 simultaneously with the consummation of the Initial Public Offering containing 414,000 Private Shares, 414,000 Private Warrants and 414,000 Private Rights. Although such securities have certain rights that differ from the rights of holders of the Public Shares, Public Warrants and Public Rights, respectively, the Private Shares had an aggregate market value of approximately $4.78 million based upon the closing price of EDOC’s Ordinary Shares of $11.55 per share on Nasdaq as of December 22, 2023, the Private Warrants had an aggregate market value of approximately $4,968 based upon the closing price of EDOC’s Warrants of $0.012 per Warrant on Nasdaq as of December 22, 2023 and the Private Rights had an aggregate market value of approximately $33,120 based upon the closing price of EDOC’s Rights of $0.08 per Right on Nasdaq as of December 22, 2023. If EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders), the Private Shares, Private Warrants and Private Rights will expire worthless and the Initial Shareholders will be unable to recoup its investment in EDOC.

•   EDOC has issued the Sponsor Notes to the Sponsor. As of December 22, 2023, an aggregate of approximately $3.93 million was due to the Sponsor under the Sponsor Notes. If the Business Combination or another initial business combination is not consummated, the Sponsor Notes, may not be repaid to Sponsor, in whole or in part.

•   If EDOC is unable to complete a business combination within the time period by May 12, 2024 (unless extended by EDOC’s shareholders), the Sponsor has agreed to indemnify EDOC to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to EDOC, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.17 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay EDOC tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under EDOC’s indemnity of the underwriters of EDOC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•   EDOC’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EDOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EDOC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, EDOC may not be able to reimburse these expenses if the Business Combination with AOI or another business combination is not completed by May 12, 2024 (unless extended by EDOC’s shareholders).

•   EDOC’s existing directors and officers will be eligible for continued indemnification and continued coverage under EDOC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•   the anticipated election of Kevin Chen, Chairman and Chief Executive Officer of EDOC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. Chen will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. See the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”

•   the fact that, at the option of the Sponsor, up to $1,500,000 of the approximately $3.93 million outstanding loans under the Sponsor Notes as of December 22, 2023 may be converted into units that are identical to the Private Units.

Q.	What interests do I-Bankers have in the Business Combination?

A. In addition to the interests of EDOC’s directors and officers in the Business Combination, shareholders should be aware that I-Bankers has financial interests that are different from, or in addition to, the interests of EDOC shareholders:

•   the fact that, pursuant to the Business Combination Marketing Agreement (the “BCMA”) entered into by EDOC and I-Bankers in connection with the IPO, upon consummation of the Business Combination, a transaction fee equal to 2.75% of the gross proceeds received by EDOC in the IPO, or $2,475,000, will be payable to I-Bankers. Accordingly, I-Bankers has an interest in EDOC completing the Business Combination because, If the Business Combination (or another business combination) is not consummated, I-Bankers will not receive such fee.

•   the fact that, pursuant to the Underwriting Agreement entered into by EDOC and I-Bankers in connection with the IPO, upon consummation of the Business Combination, a deferred underwriting fee of $236,250 will be payable to I-Bankers. Accordingly, I-Bankers has an interest in EDOC completing the Business Combination because, if the Business Combination (or another business combination) is not consummated, I-Bankers will not receive such fee.

•   I-Bankers also owns an aggregate of 75,000 Representative Shares issued in connection with the IPO, which will be worthless if EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders) (although the Representative Shares have certain rights that differ from the rights of holders of the Public Shares, the aggregate value of the 75,000 Representative Shares held by I-Bankers is estimated to be approximately $866,250, assuming the per share value of the Representative Shares is the same as the $11.55 closing price of the Public Shares on the Nasdaq on December 22, 2023).

•   I-Bankers also owns an aggregate of 450,000 I-Bankers Warrants issued in connection with the IPO, which will be worthless if EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders) (although the I-Bankers Warrants have certain rights that differ from the rights of holders of the Public Warrants, the aggregate value of the 450,000 I-Bankers Warrants held by I-Bankers is estimated to be approximately $5,400, assuming the per warrant value of the I-Bankers Warrants is the same as the $0.012 closing price of the Public Warrants on the Nasdaq on December 22, 2023).

•   I-Bankers also owns an aggregate of 65,000 I-Bankers Units issued in connection with the IPO, which contain 65,000 Private Shares, 65,000 Private Warrants and 65,000 Private Rights. The Private Shares had an aggregate market value of approximately $750,750 based upon the closing price of EDOC’s Shares of $11.55 per share on Nasdaq as of December 22, 2023, the Private Warrants had an aggregate market value of approximately $780 based upon the closing price of EDOC’s Warrants of $0.012 per Warrant on Nasdaq as of December 22, 2023 and the Private Rights had an aggregate market value of approximately $5,200 based upon the closing price of EDOC’s Rights of $0.08 per Right on Nasdaq as of December 22, 2023. If EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders), the Private Shares, Private Warrants and Private Rights will expire worthless, and I-Bankers will be unable to recoup this investment in EDOC.

Q.	Who is entitled to vote at the Meeting?

A. EDOC shareholders are entitled to one vote at the Meeting for each EDOC Ordinary Share held of record as of [            ], 2024, the record date for the Meeting (the “Record Date”). As of the close of business on the Record Date, there were [            ] EDOC Ordinary Shares issued and outstanding.

Q.	What vote is required to approve the proposals presented at the Meeting?

A. The approval of each of the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal requires an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the NTA Proposal, the Business Combination Proposal and the Memorandum and Article Proposal each requires a special resolution, being a resolution passed by a majority of at least two-thirds (2/3) of the votes which are cast by such shareholders as, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

EDOC’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and 1 EDOC Class B Ordinary Share, which constitute approximately 57.98% of the issued and outstanding EDOC Ordinary Shares. Moreover, I-Bankers owns an aggregate of 75,000 Representative Shares and 65,000 Private Units issued in connection with the IPO, which contain 65,000 Private Shares and it is expected that I-Bankers will vote their shares in favor of all of the proposals being presented at the Meeting. As a result, the Initial Shareholders and I-Bankers together own a sufficient number of shares to approve the Business Combination Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal, and the Adjournment Proposal.

Q.	What constitutes a quorum at the Meeting?

A. Holders of no less than a majority of the EDOC Ordinary Shares issued and outstanding and entitled to vote at the Meeting constitute a quorum. In the absence of a quorum, the Meeting shall be adjourned. As of the Record Date, 1,810,104 EDOC Ordinary Shares would be required to achieve a quorum.

Q.	How do the Sponsor, directors and officers of EDOC intend to vote on the proposals?

A. EDOC’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and one (1) EDOC Class B Ordinary Share, which constitute approximately 57.98% of the issued and outstanding EDOC Ordinary Shares. As a result, the Sponsor owns a sufficient number of shares to approve the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Q.	Do I have Redemption rights?

A. Pursuant to EDOC’s Existing Organizational Documents, holders of Public Shares may elect to have their shares redeemed for cash at the applicable Redemption price per share calculated in accordance with EDOC’s Existing Organizational Documents. As of December 22, 2023, based on funds in the Trust Account of approximately $9.51 million, this would have amounted to approximately $11.65 per share (net of taxes payable). If a holder exercises its Redemption rights, then such holder will be exchanging its EDOC Ordinary Shares for cash. Such a holder will be entitled to receive cash for its Public Shares only if it properly demands Redemption and delivers its shares (either physically or electronically) to EDOC’s transfer agent prior to the Meeting. See the section titled “Extraordinary General Meeting of Shareholders of EDOC — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Q.	Will how I vote affect my ability to exercise Redemption rights?

A. No. You may exercise your Redemption rights whether or not you are a holder of EDOC Ordinary Shares on the Record Date (so long as you are a holder at the time of exercise), or whether or not you are a holder and vote your EDOC Ordinary Shares on the Business Combination Proposal (for or against) or any other proposal described by this proxy statement/prospectus. As a result, the Business Combination Agreement can be approved by shareholders who will redeem their shares and no longer remain shareholders, leaving shareholders who choose not to redeem their shares holding shares in a company with a potentially less liquid trading market, fewer shareholders, potentially less cash and the potential inability to meet the listing standards of Nasdaq.

Q.	How do I exercise my Redemption rights?

A. If you are a holder of Public Shares and wish to exercise your Redemption rights, you must demand that EDOC redeem your shares for cash no later than 5:00 p.m. Eastern Time on [            ], 2024 (two (2) business days prior to the vote on the Business Combination Proposal) by (A) submitting your request in writing to Continental Stock Transfer & Trust Company at the address listed at the end of this section and (B) delivering your shares to EDOC’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be redeemed. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any holder of Public Shares (whether or not they are a holder on the Record Date) will be entitled to demand that his, her or its shares be redeemed for a full pro rata portion of the amount then in the Trust Account (which was approximately $[            ], or approximately $[            ] per share, as of [            ], 2024, the Record Date). Such amount, less any owed but unpaid taxes on the funds in the Trust Account, will be paid promptly upon consummation of the Business Combination. There are currently no owed but unpaid income taxes on the funds in the Trust Account. Your vote on any proposal will have no impact on the amount you will receive upon exercise of your Redemption rights.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with EDOC’s consent, until the consummation of the Business Combination, or such other date as determined by the EDOC Board. If you delivered your shares for redemption to EDOC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that EDOC’s transfer agent return the shares (physically or electronically).

Any corrected or changed proxy card or written demand of Redemption rights must be received by EDOC’s secretary prior to the vote taken on the Business Combination Proposal at the Meeting. No demand for Redemption will be honored unless the holder’s shares have been delivered (either physically or electronically) to EDOC’s transfer agent at least two (2) business days prior to the vote at the Meeting.

If a holder of Public Shares properly makes a demand for Redemption as described above, then, if the Business Combination is consummated, EDOC will redeem these shares for a pro rata portion of funds deposited in the Trust Account. If you exercise your Redemption rights, then you will be exchanging your EDOC Ordinary Shares for cash and will not be entitled to Pubco Ordinary Shares with respect to your EDOC Ordinary Shares upon consummation of the Business Combination. If the Business Combination is not approved or completed for any reason, then holders of Public Shares who elected to exercise their Redemption rights would not be entitled to convert their shares for the applicable pro rata share of the Trust Account. In such case, EDOC will promptly return any shares delivered by Public Shareholders and such holders may only share in the assets of the Trust Account upon the liquidation of EDOC. This may result in holders receiving less than they would have received if the Business Combination was completed and they exercised Redemption rights in connection therewith due to potential claims of creditors against the Trust Account.

If you are a holder of Public Shares and you exercise your Redemption rights, it will not result in the loss of any EDOC Warrants and EDOC Rights that you may hold. Your Warrants will become exercisable to purchase one-half of one Pubco Ordinary Share in lieu of one-half of one EDOC Ordinary Share for a purchase price of $11.50 per share upon consummation of the Business Combination. Only whole Warrants are exercisable and fractional warrants will be issued upon separation of the units, and your Rights will automatically be converted into one-tenth (1/10) of a Pubco Ordinary Share upon the consummation of the Business Combination. If holders redeem their Public Shares at Closing but continue to hold any Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of December 22, 2023, would be approximately $108,000 regardless of the amount of redemptions by the Public Shareholders.

Q.	What are the U.S. federal income tax consequences of exercising my redemption rights?

Holders of EDOC Ordinary Shares who exercise their redemption rights to receive cash will be considered for U.S. federal income tax purposes to have made a sale or exchange of the tendered shares, or will be considered for U.S. federal income tax purposes to have received a distribution with respect to such shares that may be treated as: (i) dividend income, (ii) a non-taxable recovery of basis in his investment in the tendered shares, or (iii) gain (but not loss) as if the shares with respect to which the distribution was made had been sold. See the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — Redemption of Purchaser Ordinary Shares.”

Q.	What happens if I sell my Public Shares before the Meeting?

The Record Date for the Meeting is earlier than the date that the Business Combination is expected to be consummated. If you transfer your Public Shares after the Record Date, but before the Meeting, unless the transferee obtains from you a proxy to vote those shares, you would retain your right to vote at the Meeting. However, you would not be entitled to receive any shares of Pubco following the consummation of the Business Combination because only EDOC shareholders at the time of the consummation of the Business Combination will be entitled to receive shares of Pubco in connection with the Business Combination.

Q.	If I am a Warrant or Right holder, can I exercise Redemption rights with respect to my Warrants or Rights?

A. No. The holders of EDOC Warrants and EDOC Rights have no Redemption rights with respect to such securities.

If holders redeem their Public Shares at Closing but continue to hold any Pubco Public Warrants after the Closing, the aggregate value of the Pubco Public Warrants that may be retained by them, based on the closing trading price per Public Warrant as of December 22, 2023, would be approximately $108,000 regardless of the amount of redemptions by the Public Shareholders.

Q.	If I hold Warrants, what are the U.S. federal income tax consequences of my Warrants converting into Pubco Warrants?

If the Merger qualifies as a “reorganization” under Section 368 of the Code as well as a Section 351 exchange, a U.S. holder whose Warrants automatically convert into Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Warrants exchange therefor were held by such holder. However, it is unclear whether the requirements of Section 368 of the Code can be satisfied.

If the Merger qualifies as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Warrants automatically convert into Pubco Warrants should recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Merger should equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants should begin on the day after the Merger.

For additional discussion of the U.S. federal income tax treatment of Warrants in connection with the Merger, see the section entitled “Material U.S. Federal Income Tax Considerations — U.S. Holders — The Business Combination — Tax Consequences of the Business Combination.”

Q.	How do the Public Warrants differ from the Private Warrants and what are the related risks to any holders of Public Warrants following the Business Combination?

A. The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants and any outstanding I-Bankers Warrants and any warrants underlying units issued to the Sponsor, Initial Shareholders or their affiliates in payment of working capital loans made to EDOC or any permitted transferees, will not be redeemable by Pubco and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrantholders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Pubco Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may not exercise its redemption right if the issuance of Pubco Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such Pubco Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event Pubco determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (“Warrant Redemption Date”). Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. In each case, Pubco may only call the Pubco Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Pubco Public Warrants prior to the time of redemption and, at Pubco’s election, any such exercise may be required to be on a cashless basis.

The closing price for the EDOC Class A Ordinary Shares as of December 22, 2023 was $11.55 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

Q.	If I am a Unit holder, can I exercise Redemption rights with respect to my Units?

A. No. Holders of outstanding Public Units must separate the underlying EDOC Class A Ordinary Shares, EDOC Warrants and EDOC Rights prior to exercising Redemption rights with respect to the Public Shares.

If you hold Units registered in your own name, you must deliver the certificate for such Units to Continental Stock Transfer & Trust Company, EDOC’s transfer agent, with written instructions to separate such Units into Public Shares, EDOC Warrants and EDOC Rights. This must be completed far enough in advance to permit the mailing of the Public Share certificates back to you so that you may then exercise your Redemption rights upon the separation of the Public Shares from the Units. See “How do I exercise my Redemption rights?” above. The address of Continental Stock Transfer & Trust Company is listed under the question “Who can help answer my questions?” below.

If a broker, dealer, commercial bank, trust company or other nominee holds your Public Units, you must instruct such nominee to separate your Public Units. Your nominee must send written instructions by facsimile to Continental Stock Transfer & Trust Company, EDOC’s transfer agent. Such written instructions must include the number of Public Units to be split and the nominee holding such Public Units. Your nominee must also initiate electronically, using DTC’s DWAC system, a withdrawal of the relevant Public Units and a deposit of an equal number of Public Shares, Public Warrants and Public Rights. As detailed in the following sentence, this must be completed far enough in advance to permit your nominee to exercise your Redemption rights upon the separation of the Public Shares from the Public Units. While this is typically done electronically the same business day, you should allow at least one full business day to accomplish the separation. If you fail to cause your Public Shares to be separated in a timely manner, you will likely not be able to exercise your Redemption rights.

Q.	Do I have appraisal rights if I object to the proposed Business Combination?

A. Holders of EDOC Units, EDOC Warrants, and EDOC Rights do not have appraisal rights in respect to their EDOC Units, EDOC Warrants, or EDOC Rights in connection with the Business Combination under the Companies Act.

Holders of EDOC Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their EDOC Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice of their intention to exercise their statutory dissenter rights to EDOC prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act.

In the event that any holder of EDOC Ordinary Shares delivers notice of their intention to exercise their statutory dissenter rights, EDOC and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to EDOC shareholders, including those EDOC shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of EDOC, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”

Q.	I am an EDOC Warrant holder. Why am I receiving this proxy statement/prospectus?

A. As a holder of EDOC Warrants, each whole Pubco Warrant will entitle you to purchase one-half of one Pubco Ordinary Share in lieu of one-half of one EDOC Class A Ordinary Share at a purchase price of $11.50 per share upon consummation of the Business Combination. This proxy statement/prospectus includes important information about Pubco and the business of Pubco and its subsidiaries following consummation of the Business Combination. Since holders of EDOC Warrants will become holders of Pubco Warrants and may become holders of Pubco Ordinary Shares upon consummation of the Business Combination, EDOC urges you to read the information contained in this proxy statement/prospectus carefully.

Q.	What happens to the funds deposited in the Trust Account after the consummation of the Business Combination?

A. Of the net proceeds of EDOC’s Initial Public Offering and simultaneous private placements, a total of $91,530,000 was placed in the Trust Account immediately following the Initial Public Offering. In connection with the consummation of the Business Combination, the remaining funds in the Trust Account (following the extensions and redemptions related thereto) will be used by EDOC to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with AOI (including fees payable to certain underwriters and finders in connection with the Business Combination). Any remaining funds will be paid to AOI (or as otherwise designated in writing by AOI to EDOC prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries.

Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their Redemption rights?

A. Unlike some other blank check companies which require Public Shareholders to vote against a business combination in order to exercise their redemption rights, EDOC’s Public Shareholders may vote in favor of the Business Combination and exercise their Redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are substantially reduced as a result of Redemption by Public Shareholders. However, unless the NTA Proposal is approved, the Business Combination will not be consummated if, EDOC would not have at least $5,000,001 in net tangible assets immediately prior to, or upon such consummation of the Business Combination.

With fewer Public Shares and Public Shareholders, the trading market for Pubco Ordinary Shares may be less liquid than the market for the EDOC Ordinary Shares was prior to the Merger, and Pubco may not be able to meet the listing standards for Nasdaq or another national securities exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into AOI’s business will be reduced. Moreover, the Minimum Cash Condition was solely for the benefit of Pubco and, as a result, Pubco had the sole right to waive the Minimum Cash Condition. Subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, following the execution of the Minimum Cash Condition Waiver, the closing of the Business Combination would occur even if cash available to Pubco at the Closing is less than $10.0 million.

Q.	What happens if the Business Combination is not consummated?

A. If EDOC does not complete the Business Combination with AOI or another business combination by May 12, 2024, or such later time as may be approved by EDOC’s shareholders, EDOC must: (i) redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to an amount then held in the Trust Account (which was approximately $9.51 million as of December 22, 2023), (ii) cease all operations except for the purpose of winding up, and (iii) subject to the approval of its remaining shareholders and its board of directors, dissolve and liquidate. In such event, EDOC’s Rights and Warrants will expire worthless, and the 2,250,000 Founder Shares and 239,500 shares underlying the Private Warrants, including those held by EDOC’s Initial Shareholders, would also be worthless. For more information about the liquidation process, see “Other Information Related to EDOC — Liquidation if No Business Combination.”

Q.	When do you expect the Business Combination to be completed?

A. It is currently anticipated that the Business Combination will be consummated promptly following the Meeting, which is set for [         ], 2024; however, the Meeting could be adjourned, as described above. For a description of the conditions for the completion of the Business Combination, see the section entitled “The Business Combination Agreement — Conditions to the Consummation of the Business Combination.”

Q.	What do I need to do now?

A. EDOC urges you to read carefully and consider the information contained in this proxy statement/prospectus, including the annexes, and to consider how the Business Combination will affect you as a shareholder and/or Warrant holder of EDOC. Shareholders should then vote as soon as possible in accordance with the instructions provided in this proxy statement/prospectus and on the enclosed proxy card.

Q.	How do I vote?

A. The Meeting will be held via live webcast at [            ] a.m., Eastern Time, on [            ], 2024, at the office of [            ]. You can participate in the Meeting and vote your shares electronically via live webcast by visiting [______________] with the password of [            ] and entering the voter control number included on your proxy card. You will not be required to attend the Meeting in person in order to vote, and EDOC encourages virtual participation.

If you are a holder of record of EDOC Ordinary Shares on the Record Date, you may vote at the Meeting or by submitting a proxy for the Meeting. You may submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed postage paid envelope.

Q.	If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A. As disclosed in this proxy statement/prospectus, your broker, bank or nominee cannot vote your shares on the Proposals unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. However, broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Q.	May I change my vote after I have mailed my signed proxy card?

A. Yes. Shareholders may (i) enter a new vote by Internet or telephone, (ii) send a later dated, signed proxy card to EDOC’s secretary at the address set forth below so that it is received by EDOC’s Chief Executive Officer prior to the vote at the Meeting or (iii) attend the Meeting via live webcast and vote virtually via the Internet. Shareholders also may revoke their proxy by sending a notice of revocation to EDOC’s Chief Executive Officer at 7612 Main Street Fishers, Suite 200, Victor, NY 14564, which notice must be received by EDOC’s Chief Executive Officer prior to the vote at the Meeting.

Q.	What happens if I fail to take any action with respect to the Meeting?

A. If you fail to take any action with respect to the Meeting and the Business Combination is approved by shareholders and consummated, you will become a shareholder and/or warrant holder of Pubco. If you fail to take any action with respect to the Meeting and the Business Combination is not approved, you will continue to be a shareholder and/or Warrant or Right holder of EDOC.

Q.	What should I do if I receive more than one set of voting materials?

A. Shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold your EDOC Ordinary Shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast a vote with respect to all of your EDOC Ordinary Shares.

Q.	Who can help answer my questions?

A. If you have questions about the Business Combination or if you need additional copies of the proxy statement/prospectus or the enclosed proxy card you should contact:

EDOC
7612 Main Street Fishers, Suite 200
Victor, NY 14564
Attn: Kevin Chen
(585) 678-1198

Or

Karen Smith
President & CEO
Advantage Proxy
P.O. Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

You may also obtain additional information about EDOC from documents filed with the SEC by following the instructions in the section of this proxy statement/prospectus entitled “Where You Can Find More Information.” If you are a holder of Public Shares and you intend to seek Redemption of your shares, you will need to deliver your stock (either physically or electronically) to EDOC’s transfer agent at the address below at least two (2) business days prior to the Meeting. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
Email: mzimkind@continentalstock.com

Recent Developments

Nasdaq Proceedings

On April 14, 2022, EDOC received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the $35 million minimum requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

On October 13, 2022, EDOC received a determination letter (the “Letter”) from the Staff stating that EDOC has not regained compliance, within the prior six-month grace period, with the MVLS Requirement, since the EDOC Ordinary Shares were below the $35 million minimum MVLS and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to EDOC.

Pursuant to the Letter, unless EDOC requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on October 20, 2022, the EDOC Ordinary Shares were to be delisted from The Nasdaq Capital Market, trading of the EDOC Ordinary Shares would be suspended at the opening of business on October 24, 2022, and a Form 25-NSE will be filed with the SEC, which would remove EDOC’s securities from listing and registration on Nasdaq.

On October 20, 2022, the Nasdaq Hearings Panel (the “Panel”) granted EDOC a hearing to appeal the Staff’s determination, and on December 1, 2022, EDOC attended the hearing before the Panel.

On December 20, 2022, the Panel issued its decision (“Decision”) to grant EDOC’s request for continued listing on Nasdaq until April 11, 2023, subject to certain conditions, including that the Company will, within certain agreed timeframes: (i) file a registration statement on Form F-4 with the SEC as part of the initial business combination with

AOI; (ii) file its annual report on Form 10-K for the fiscal year ending December 31, 2022 with the SEC; (iii) obtain shareholder approval to extend its deadline to complete an initial business combination; and (iv) close the Business Combination and demonstrate compliance with all initial listing standards as required by Listing Rule 5505. As a result of the Decision, during the exception period, EDOC Ordinary Shares, rights and warrants will continue to trade on Nasdaq under symbols “ADOC,” “ADOCR,” and “ADOCW,” respectively.

On January 5, 2023, EDOC received an additional determination letter from the Staff stating that EDOC has not held an annual meeting of shareholders in compliance with Nasdaq Listing Rule 5620(a). EDOC submitted a plan of compliance to the Panel on January 10, 2023. On January 24, 2023, EDOC filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed a definitive proxy statement in connection with its extension to complete the Business Combination. EDOC held its extraordinary meeting in lieu of an annual meeting on February 9, 2023 and its shareholders approved an extension of the business combination deadline. There is no assurance that EDOC’s securities will continue to be listed on Nasdaq in the future and prior to the Business Combination, or that after the Business Combination, Pubco’s securities will maintain then financial, distribution and share price levels, minimum amount in shareholders’ equity and minimum number of holders of its securities to maintain compliance with the MVLS Requirement.

On March 21, 2023, EDOC received a letter from the Staff confirming that EDOC has regained compliance with the market value of listed securities concern, as required by the Panel decision dated December 20, 2022. The letter provided that the Staff has determined that EDOC has also regained compliance with the annual shareholder meeting requirement. For these reasons, the Panel determined to continue the listing of EDOC’s securities on The Nasdaq Stock Market and has closed the matter set forth in the foregoing paragraphs.

On September 25, 2023, EDOC received a deficiency letter from the Staff notifying EDOC that EDOC no longer meets the minimum 300 public holders requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”). The notification received had no immediate effect on EDOC’s Nasdaq listing. In accordance with Nasdaq rules, EDOC has 45 calendar days, or until November 9, 2023, to submit a plan to regain compliance with the Minimum Public Holders Requirement. On November 9, 2023, EDOC submitted a plan of compliance to Nasdaq and is awaiting a response from the Staff.

Additionally, on November 10, 2023, EDOC received a notice (the “Notice”) from the Staff indicating that EDOC has failed to comply with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

Pursuant to the Notice, unless EDOC timely requested a hearing to appeal this determination the EDOC Ordinary Shares were to be delisted from The Nasdaq Capital Market, trading of the EDOC Ordinary Shares would be suspended at the opening of business on November 21, 2023, and a Form 25-NSE would be filed with the SEC, which would remove EDOC’s securities from listing and registration on Nasdaq.

On November 17, 2023, the hearings panel granted EDOC a hearing to appeal the Staff’s determination, which is scheduled for February 22, 2024.

Following the granting of the hearing, on November 30, 2023, EDOC received an additional deficiency letter from the Staff notifying EDOC that EDOC was delinquent in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2023 and that this was an additional basis for delisting. The notification noted that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq.

Arena Financing Transactions

Arena PIPE

Capitalized terms used in this section but not otherwise defined herein have the same definitions given to such terms in the Arena Transaction Documents.

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AOI, EDOC and Arena Investors, LP, a Delaware limited partnership (the “PIPE Investor”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the PIPE Investor agreed to purchase redeemable debentures

(the “Debentures”) and warrants (the “Arena Warrants”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the Closing. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches:

(i)     the first closing amount of $2,000,000 will be invested upon the Closing of the Business Combination, which will be the first closing date of the Investment (the “First Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof;

(ii)    the second closing amount of $2,500,000 will be invested on the 60th trading day following the First Registration Statement Effectiveness Date filed by Pubco after the Closing of the Business Combination, which will be the second closing date of the Investment (the “Second Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.2(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.2(b) have been satisfied or waived on or prior to the Second Closing Date and the respective obligations to consummate the Second Closing shall be contingent on the satisfaction of the following additional conditions, unless the parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $200,000; and

(iii)   the third closing amount of $2,500,000 will be invested on the 60th trading day following the Second Registration Statement Effectiveness Date filed by Pubco, which will be the third closing date of the Investment (the “Third Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.3(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.3(b) have been satisfied or waived on or prior to the Third Closing Date and the respective obligations to consummate the Third Closing shall be contingent on the satisfaction of the following additional conditions, unless the Parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $200,000.

Each Debenture will mature on the date that is eighteen (18) months (the “Maturity Date”) from the First Closing Date and is convertible at any time at the holder’s option at a conversion price of 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date, subject to adjustment and certain floor prices for each tranche of Debenture (the “Conversion Price”). The fact that the conversion price is 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date use of Post-closing of the Business Combination, means that the number of Pubco Ordinary Shares subject to issue to the PIPE Investor is effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Pubco Ordinary Shares to be issued to the PIPE Investor would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

As additional consideration for purchase of the Debentures, Pubco will issue to the PIPE Investor, simultaneously with the issuance of each Debenture on the applicable closing date, a warrant to purchase Pubco Ordinary Shares (such shares, the “Warrant Shares”), whereby each Arena Warrant shall provide the PIPE Investor the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the PIPE Investor on the applicable closing date at an initial exercise price of the Conversion Price, subject to adjustment upon the occurrence of certain events as set forth in such Arena Warrant. The Arena Warrants are exercisable for a period of five years and will be subject to cashless exercise if the appliable registration statements are not declared effective within 6 months of Pubco’s initial drawdown.

Interest shall accrue on the outstanding principal amount of the Debentures from and including the original issue date at the rate of zero percent (0%) per annum, or upon the occurrence and during the continuance of an event of default, two percent (2.00%). In addition, if at any time after the Maturity Date any portion of the Debentures remains outstanding, the PIPE Investor may elect to convert all or any portion of the amount outstanding under the Debentures into Pubco Ordinary Shares at the Conversion Price.

The Debentures will be secured by (i) a first priority lien on all tangible and intangible assets owned or acquired by Pubco, (ii) a guarantee by Pubco, and (iii) a guarantee by each of Pubco’s direct and indirect subsidiaries and will be subordinate to Pubco’s $14 million note provided by the Commonwealth Bank of Australia.

The Debentures contain customary events of default, including, but not limited to:

•        any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages, any floor price spread amount, and/or any other amounts owing to a holder on any debenture, as and when the same shall become due and payable (whether on a conversion date, share delivery date, optional redemption date, or the maturity date or by acceleration or otherwise, as applicable) which default, solely in the case of an interest payment or other payment default under clause (b) above, is not cured within 3 trading days;

•        Pubco or any of its subsidiaries shall fail to observe or perform any other covenant or agreement contained in the Debenture (other than a breach by Pubco of its obligations to deliver Pubco Ordinary Shares to the holder upon conversion, which breach is cured) or in any other transaction document, which failure is not cured, if possible to cure, within the earlier to occur of (a) 5 trading days after notice of such failure sent by the holder or by any other holder to Pubco and (b) 10 trading days after Pubco has become or should have become aware of such failure;

•        any representation or warranty made by or on behalf of Pubco, any of its subsidiaries or any of their respective officers in the Debenture, any other transaction document, or any written statement, report, financial statement or certificate pursuant hereto or thereto shall be untrue or incorrect in any material respect as of the date when made or deemed made;

•        Pubco or any subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than $250,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

•        Pubco or any subsidiary shall default on any of its obligations under any other material agreement, lease, document or instrument to which it or any subsidiary is obligated and not cured, if possible to cure, within the earlier of (A) 5 trading days after notice of such default sent by the holder or by any other holder to the company and (b) 10 trading days after Pubco becomes or should have become aware of such default;

•        the Pubco Ordinary Shares shall not be eligible for listing or quotation for trading on a Trading Market (as defined in the Debenture) and shall not be eligible to resume listing or quotation for trading thereon within 5 trading days;

•        Pubco (and all of its subsidiaries, taken as a whole) shall be a party to any change of control transaction or fundamental transaction;

•        Pubco or any of its subsidiaries shall sell dispose, assign, exchange, gift, lease, pledge, hypothecate or otherwise transfer, directly or indirectly, in one transaction or a series of transactions, outside of the ordinary course of business, without the prior written consent of the holder;

•        The initial registration statement shall not have been declared effective on or prior to the 120th calendar day after the First Closing Date or Pubco does not meet the current public information requirements under Rule 144 in respect of the registrable securities;

•        if, either (a) the effectiveness of the registration statement lapses for any reason or (b) the holder shall not be permitted to resell registrable securities under the registration statement for a period of more than 20 consecutive trading days or 30 non-consecutive trading days during any 12 month period; provided, however, that if Pubco is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and, in the written opinion of counsel to Pubco, the registration statement would be required to be amended to include information concerning such pending transaction(s) or the parties thereto which information is not available or may not be publicly disclosed at the time, Pubco shall be permitted an additional 10 consecutive trading days during any 12-month period;

•        Pubco shall fail for any reason to deliver Pubco Ordinary Shares to a holder prior to the fifth trading day after a conversion date or Pubco shall provide at any time notice to the holder of its intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

•        the electronic transfer by Pubco of Pubco Ordinary Shares through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

•        any monetary judgment, writ or similar final process shall be entered or filed against Pubco or any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

•        Pubco or any significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

•        Pubco or any subsidiary shall attempt to liquidate or dissolve itself without the prior written consent of the Holder; or

•        any transaction document or any interest of the holder thereunder shall, for any reason, be terminated, invalidated, void or unenforceable.

Upon the occurrence of an event of default, all obligations under the Debentures shall become immediately due and payable within five days.

The Debentures have a prepayment provision if Pubco or any of its subsidiaries receives cash proceeds from the issuance of equity or indebtedness (other than the issuance of other Debentures), in one or more public or private financing transactions (including, without limitation, pursuant to the ELOC), whereby the holder will have the right in its sole discretion to require that Pubco immediately apply up to twenty percent (20%) of the gross cash proceeds received from the applicable financing transaction to Pubco’s then outstanding obligations under the Debentures.

Additionally, at any time that an event of default has not occurred that is continuing, Pubco may elect to redeem all or any portion of the then outstanding principal amount of the Debentures for cash in an amount equal to the sum of (1) 125% of the portion of the outstanding principal amount of the Debentures elected to be redeemed plus 100% of accrued but unpaid interest thereon and (2) all liquidated damages and other amounts then due in respect of the Debentures on the 30th calendar day following notice of such redemption.

Equity Line of Credit

Upon the Closing of the Business Combination, Pubco intends to enter into a $50,000,000 Equity Line of Credit arrangement (“ELOC”) pursuant to a purchase agreement (the “Purchase Agreement”) (a draft form of which is attached at Exhibit 10.33) with an affiliate of the PIPE Investor (the “ELOC Investor”). Subject to the terms and conditions of the Purchase Agreement, Pubco, at its sole and exclusive option, may issue and sell to the ELOC Investor, and the ELOC Investor shall purchase from Pubco, the Pubco Ordinary Shares during the ELOC’s 36-month term, which is terminable by Pubco at any time. The Purchase Agreement provides Pubco may require the ELOC Investor to purchase Pubco Ordinary Shares by delivering an advance notice (the “Advance Notice”) to the ELOC Investor, subject to the conditions precedent set forth in Section 7.01 of the Purchase Agreement, and in accordance with the following provisions:

(a)     Pubco shall, in its sole discretion, select the amount of each advance (the “Advance”), not to exceed the maximum advance amount (the “Maximum Advance Amount”), it desires to issue and sell to the ELOC Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(b)    There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the full $50,000,000 commitment amount (the “Commitment Amount”) or any part thereof.

(c)     The Company shall be limited to delivering one (1) Advance Notice to the ELOC Investor per Trading Day.

(d)    The Advance Notice shall be valid upon delivery to Investor (the “Advance Notice Date”).

An Advance Notice shall be deemed delivered on the day it is received by the ELOC Investor if such notice is received by email on or prior to 12:30 p.m. Eastern Time (or later if waived by the Investor in its sole discretion) in accordance with the instructions set forth on Exhibit C to the Purchase Agreement.

The Maximum Advance Amount shall be calculated as follows: (a) if the Advance Notice is received by 7:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $20 million. For purposes hereof, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such Trading Day. For the avoidance of doubt, the daily trading volume shall include all trades on the Principal Market during regular trading hours.

Under the terms of the Purchase Agreement, the ELOC Investor may not own more than 4.99% of Pubco’s issued and outstanding shares at any one time. The net proceeds under the ELOC to Pubco will depend on the frequency and prices at which Pubco sells Pubco Ordinary Shares to the ELOC Investor. We expect that any proceeds received by Pubco from such sales to the ELOC Investor will be used for working capital and general corporate purposes.

The Purchase Agreement provides that, as consideration for the Investor’s purchase commitment under the Purchase Agreement, within one business day of the effectiveness of a registration statement filed by Pubco (the “ELOC Registration Statement”), Pubco shall direct its transfer agent issue to the ELOC Investor shares of the Pubco Ordinary Shares having an aggregate dollar value equal to $1.25 million (the “Commitment Fee Shares”). The “dollar value” per Pubco Ordinary Share shall be determined by reference to the 10-day VWAP immediately preceding the effectiveness of the ELOC Registration Statement (the “Reference Price”). For the avoidance of doubt, the Reference Price calculation will capture up to the day before the ELOC Investor’s shares go effective.

The Purchase Agreement provides that within ten (10) business days after the Closing of the Business Combination, or such later date determined by the parties in writing, Pubco shall file with the SEC, a registration statement covering the sale by the ELOC Investor of the Pubco Ordinary Shares issuable under the Purchase Agreement and the Commitment Fee Shares.

The Purchase Agreement’s termination provision provides that unless earlier terminated, the Purchase Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

Pubco may terminate this Agreement effective upon five Trading Days’ prior written notice to the ELOC Investor; provided that (i) there are no outstanding Advance Notices, the Pubco Ordinary Shares under which have yet to be issued, and (ii) Pubco has paid all amounts owed to the ELOC Investor pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Rights Agreement Amendment

On August 15, 2023, the Company and Continental Stock Transfer & Trust Company entered into an amendment (the “Amended Rights Agreement”) to that certain Rights Agreement, dated as of November 9, 2020 in order to clarify that holders of EDOC Rights would not be required to affirmatively opt to convert their rights into Pubco Ordinary Shares upon consummation of the Business Combination, but such rights would automatically be converted, in accordance with the Business Combination Agreement.

SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

This summary highlights selected information from this proxy statement/prospectus and does not contain all the information that is important to you. To better understand the proposals to be submitted for a vote at the Meeting, including the Business Combination Proposal, you should carefully read this entire proxy statement/prospectus, including the Business Combination Agreement attached as Annex A to this proxy statement/prospectus as well as the other annexes attached hereto. The Business Combination Agreement is the legal document that governs the Merger and the transactions that will be undertaken in connection with the Business Combination. It is also described in detail in this proxy statement/prospectus in the section entitled “Summary of the Material Terms of the Business Combination Agreement,” but is qualified by reference to the complete text of the Business Combination Agreement.

The Parties

EDOC

EDOC is a blank check company that was incorporated as a Cayman Islands exempted company on August 20, 2020, for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses or entities.

EDOC has until November 12, 2023 (or such earlier date as determined by the EDOC Board) (unless extended by EDOC shareholders) to consummate an initial business combination.

After the consummation of the Business Combination, the remaining funds in the Trust Account will be used by EDOC to pay holders of the Public Shares who exercise Redemption rights, to pay fees and expenses incurred in connection with the Business Combination with AOI (including an advisory fee of $2,475,000 to I-Bankers, EDOC’s IPO underwriter in connection with the Business Combination). Any remaining funds will be paid to AOI (or as otherwise designated in writing by AOI to EDOC prior to the Closing) and used for working capital and general corporate purposes of Pubco and its subsidiaries. EDOC’s Class A Ordinary Shares, rights and warrants are traded on Nasdaq under the symbols “ADOC”, “ADOCR”, and “ADOCW”, respectively.

EDOC’s principal executive offices are located at 7612 Main Street Fishers, Suite 200 Victor, NY 14564 and its phone number is (347) 517-1041. After the consummation of the Business Combination, EDOC will be renamed and become a wholly-owned subsidiary of Pubco.

On November 12, 2020, EDOC consummated the IPO of 9,000,000 units at $10.00 per Unit, generating gross proceeds of $90,000,000.

EDOC’s amended and restated memorandum and articles of association which were adopted on November 9, 2020 previously provided that EDOC had until November 12, 2021 to complete its initial business combination, subject to up to two three-month extensions at the request of the Sponsor (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into EDOC’s Trust Account.

November 2021 Extension

On November 9, 2021, the Sponsor requested that EDOC extend the date by which EDOC has to consummate a business combination from November 12, 2021, to February 12, 2022 (the “November 2021 Extension”). The November 2021 Extension was the first of up to two three-month extensions permitted under EDOC’s governing documents. In connection with the First Extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Initial Public Offering, for a total of $900,000. In connection therewith, EDOC issued the Sponsor an interest bearing unsecured promissory note (the “November 2021 Note”) in the principal amount of $900,000 which is payable by EDOC upon the earlier of (i) the date on which EDOC consummates its initial business combination or (ii) the liquidation of EDOC on or before February 12, 2023 (unless such date is extended). Simple interest will accrue on the unpaid principal balance of the November 2021 Note at the rate of 4% per annum based on 365 days a year. The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share (the “Conversion Units”) equal to (x) the portion of the principal amount of and accrued interest under the November 2021 Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Units issued by EDOC to the Sponsor in connection with EDOC’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the November 2021 Note. As of December 22, 2023, approximately $900,000 was outstanding under the November 2021 Note.

February 2022 Extension

In lieu of utilizing the second of the two three-month extensions permitted under EDOC’s governing documents, on February 9, 2022, EDOC held an extraordinary general meeting of shareholders to approve an extension of the date by which EDOC had to complete a business combination from February 12, 2022 to August 12, 2022 (the “February 2022 Extension”), which extension was incorporated into the Second Amended and Restated Memorandum and Articles of Association, which were adopted at such meeting on February 9, 2022. In connection with shareholder approval of the extension, EDOC’s shareholders elected to redeem an aggregate of 6,326,758 EDOC Class A Ordinary Shares. As a result, an aggregate of $64,996,857.71 (or approximately $10.27 per share) was released from the Trust Account to pay such shareholders and 5,477,242 Ordinary Shares were issued and outstanding on February 11, 2022.

August 2022 Extension

On August 12, 2022, EDOC held an extraordinary general meeting of shareholders to approve a further extension of the date by which EDOC had to complete a business combination from August 12, 2022 to February 12, 2023 (the “August 2022 Extension”), which extension was incorporated into the Third Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 EDOC Class A Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately ($10.30 per share) was released from the Trust Account to pay such shareholders and 4,830,625 Ordinary Shares were issued and outstanding on August 11, 2022. On August 25, 2022, EDOC issued a promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor (the “August Extension Funds”). The August Extension Funds, which (ii) equated to $0.033 per remaining Public Share, for each calendar month (commencing on August 12, 2022 and on the 12th day of each subsequent month) until November 12, 2022; and (ii) thereafter was increased to $0.05 for each Public Share that is not redeemed, for each calendar month (commencing on November 12, 2022 and on the 12th day of each subsequent month) until February 12, 2023, that is needed to complete an initial business combination. The principal amount of the August 2022 Note was permitted to be drawn down in three equal amounts and the balance of the August 2022 Note is payable by EDOC on the earlier of the consummation of EDOC’s initial business combination or the date of the liquidation of EDOC. As of December 22, 2023, approximately $202,500 was outstanding under the August 2022 Note.

On November 16, 2022, the Company issued a non-interest-bearing promissory note (the “November 2022 Note”) in the principal amount of up to $303,994 (the “November Extension Funds”) to the Sponsor, pursuant to which the Extension Funds will be deposited into the trust account for each Public Share that was not redeemed in connection with the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note was permitted to be drawn down in three equal amounts and the balance of the November 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 22, 2023, there was $303,994 outstanding under the November 2022 Note.

On January 10, 2023, EDOC issued a promissory note (the “January 2023 Note”) in the principal amount of up to $450,000 to the Sponsor. The January 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. A portion of the funds borrowed from the January 2023 Note were utilized to pay the November Extension Funds into the Trust Account. As of December 22, 2023, approximately $276,000 was outstanding under the January 2023 Note.

February 2023 Extension

On February 9, 2023, EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from February 12, 2023 to August 12, 2023 by depositing $0.05 per month into the Trust Account for each outstanding Public Share (or such earlier date following as determined by the EDOC Board). In connection with the approval of the extension, which extension was incorporated into the Fourth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on February 9, 2023, shareholders elected to redeem an aggregate of 1,172,247 EDOC Class A Ordinary Shares. As a result, an aggregate of $12.5 million (or approximately $10.70 per share) was released from the Trust Account to pay such shareholders and 854,378 Public Shares were issued and outstanding on February 14, 2023. In connection with the Extension

Amendment, on February 14, 2023, EDOC issued a promissory note (the “February 2023 Note”) in the aggregate principal amount of up to $256,313.40 (the “February 2023 Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide EDOC with equal installments of the February 2023 Extension Funds, or $42,718.90 ($0.05 per remaining Public Share) to be deposited into the Trust Account for each month in which the date by which EDOC must consummate its initial business combination is extended, from February 12, 2023 until August 12, 2023 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $213,595 has been drawn down on the February 2023 Note and deposited into the Trust Account.

August 2023 Extension

On August 15, 2023, EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from August 12, 2023 to November 12, 2023 by depositing $0.05 per month into the Trust Account for each outstanding Public Share (or such earlier date following as determined by the EDOC Board). In connection with the approval of the extension, which extension was incorporated into the Fifth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on August 15, 2023, shareholders elected to redeem an aggregate of 21,501 EDOC Class A Ordinary Shares. As a result, an aggregate of $241,574.33 (or approximately $11.23 per share) was released from the Trust Account to pay such shareholders and 832,877 Public Shares were issued and outstanding on August 15, 2023.

In connection with the Extension Amendment, on August 15, 2023, EDOC issued a promissory note (the “August 2023 Note”) in the aggregate principal amount of up to $124,931.55 to the Sponsor. The proceeds of the August 2023 Note was in the amount to fund three months of extension payments for 832,877 Public Shares at the price of $0.05 per Public Share to be deposited into the Trust Account for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from August 12, 2023 until November 12, 2023 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $124,932 has been drawn down on the August 2023 Note and deposited into the Trust Account.

November 2023 Extension

On November 6, 2023, at an extraordinary general meeting in lieu of an annual general meeting (the “November 2023 Extension Meeting”) EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from November 12, 2023 to May 12, 2024 by depositing $0.05 per month (commencing on November 12, 2023 and on the 12th day of each subsequent month) until February 12, 2024, or portion thereof, and (b) $0.07 per public share that is not redeemed, for each calendar month (commencing on February 12, 2024 and on the 12th day of each subsequent month) until May 12, 2024. In connection with the approval of the extension, which extension was incorporated into the Sixth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on November 6, 2023, shareholders elected to redeem an aggregate of 16,670 EDOC Class A Ordinary Shares (the “November 2023 Redemption”). As a result, an aggregate of $191,551.17 (or approximately $11.49 per share) was released from the Trust Account to pay such shareholders and 816,207 Public Shares were issued and outstanding on December 22, 2023.

In connection with the Extension Amendment, on November 8, 2023, EDOC issued a promissory note (the “November 2023 Extension Note”) in the aggregate principal amount of up to $122,431.05 to the Sponsor. The proceeds of the November 2023 Extension Note was in the amount to fund six months of extension payments for Public Shares for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from November 12, 2023 until May 12, 2024 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $81,620.70 has been drawn down on the November 2023 Extension Note and deposited into the Trust Account.

Pubco

Pubco was incorporated on December 29, 2022 solely for the purpose of effectuating the Business Combination described herein. Pubco was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Pubco owns no material assets other than 100% of the shares in Merger Sub and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Pubco is Gary Seaton and the sole shareholder of Pubco is Gary Seaton.

The mailing address of Pubco’s registered office in the Cayman Islands is c/o Stuarts Corporate Services Ltd., 69 Dr Roy’s Drive, P.O. Box 2510, Grand Cayman KY1-1104, Cayman Islands and its telephone number is 02 6942 4347.

After the consummation of the Business Combination, Pubco’s principal executive office will be that of AOI, located at 126 – 142 Cowcumbla Street, Cootamundra, Australia.

Merger Sub

Merger Sub was incorporated on December 29, 2022 solely for the purpose of effectuating the Business Combination described herein. Merger Sub was incorporated under the laws of the Cayman Islands as an exempted company with limited liability. Merger Sub owns no material assets and does not operate any business. Prior to the consummation of the Business Combination, the sole director of Merger Sub is Gary Seaton, and the sole shareholder of Merger Sub is Pubco.

AOI

AOI is an Australian proprietary company. For additional information regarding AOI, see the section of this proxy statement/prospectus entitled “Business of AOI.”

The mailing address of AOI’s principal executive office is 126 – 142 Cowcumbla Street, Cootamundra, Australia, and its telephone number is 02 6942 4347.

Transaction and Organizational Structures Prior to and Following Consummation of the Business Combination

Pre-Business Combination Corporate Structure

The following simplified diagram illustrates the anticipated ownership structure of AOI immediately prior to the consummation of the Business Combination.

Energreen Nutrition Australia Pty Ltd.
(Australian proprietary company)
Oilseeds Supplier
JSKS Enterprises Pty Ltd.
(Australian proprietary company)
Family Trustee
KGV Global FZE
(a UAE free zone entity)
Investment
Minority Shareholdes
(100% Singapore-based)
Individual and Entity investors
50%
100%
70.35%
20.42%
9.23%
CQ Oilseeds Pty Ltd.
(Australian proprietary company)
Crushing Plant
Australian Oilseeds Investments Pty Ltd.
(Australian proprietary company)
Investment
82.17%
Good Earth Oils Pty Ltd.
(Australian proprietary company)
Sales & Marketing
50%
Cowcumbla Investments Pty Ltd.
(Australian proprietary company)
Investment
17.3%
Minority Shareholders
(100% Australia-based)
Local Farm Investor
100%
Cootamundra Oilseeds Pty Ltd.
(Australian proprietary company)
Crushing Plant

Post-Business Combination Corporate Structure

The following simplified diagram illustrates the ownership structure of Pubco immediately following the consummation of the Business Combination, assuming the Maximum Redemptions scenario.

EDOC Public Shareholders
Investors
4.1%
Australian Oilseeds Holdings Limited
Pubco
AOI Shareholders
Investors
83%
American Physicians LLC (DE LLC – EDOC's sponsor) plus Backstop Investors & I-Banker Shares and Representative Shares
Investments in Founder Shares
12.9%
100%
100%
EDOC Acquisition Corp. (Cayman Islands company)
Surviving Entity
Australian Oilseeds Investments Pty Ltd. (Australian proprietary company)
Investment
Minority Shareholders (100% Australia-based)
Local Farm Investor
17.3%
82.7%
100%
Good Earth Oils Pty Ltd. (Australian proprietary company)
Sales & Marketing
100%
Cowcumbla Investments Pty Ltd. (Australian proprietary company)
Investment
CQ Oilseeds Pty Ltd. (Australian proprietary company)
Crushing Plant
100%
Cootamundra Oilseeds Pty Ltd. (Australian proprietary company)
Crushing Plant

Proposals to be Submitted At the Meeting

The following is a summary of the proposals to be submitted at the Meeting.

Proposal 1: The NTA Proposal

Assuming the Business Combination Proposal is approved, EDOC’s shareholders will be asked to consider and vote upon a proposal to approve by special resolution, the NTA Amendments, which shall be effective, if adopted and implemented by EDOC, prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Existing Organizational Documents limiting EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to EDOC’s shareholders at the Meeting. Please see the section of this proxy statement/prospectus entitled “The NTA Proposal.”

Proposal 2: The Business Combination Proposal

On December 5, 2022, EDOC entered into a Business Combination Agreement with, AOI the Purchaser Representative, Pubco, Merger Sub, AOI, Gary Seaton, in his capacity as the Seller Representative, and the Sellers, and upon entry into joinders thereto, Pubco and Merger Sub. At the Closing, (a) (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity, as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI from the Sellers in exchange for Pubco Ordinary Shares, all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act.

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco Ordinary Shares with an aggregate value equal to, without duplication, (i) $190,000,000, plus (or minus, if negative), (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco Ordinary Share to be issued to the Sellers valued at $10.00. The Business Combination Proposal also includes, pursuant to Cayman Islands law and the Existing Organizational Documents, authorization of the Plan of Merger, the form of which is attached to this proxy statement/prospectus as Annex C.

For a detailed discussion on calculation of the number of Pubco Ordinary Shares to be issued in connection with the Business Combination, please see the section of this proxy statement/prospectus entitled “The Business Combination Proposal — The Business Combination Agreement and Related Agreements.”

In addition to the approval of the Business Combination Proposal, unless waived by the parties to the Business Combination Agreement in accordance with applicable law, the Closing of the Business Combination is subject to a number of conditions set forth in the Business Combination Agreement. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “The Business Combination Proposal — Conditions to the Consummation of the Business Combination.”

Proposal 3: The Memorandum and Articles Proposal

In connection with the Business Combination, EDOC is, pursuant to SEC guidance, asking EDOC shareholders to consider and vote upon and to approve a Proposal for Pubco to adopt the Proposed Memorandum and Articles, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective immediately prior to the consummation of the Business Combination, separate and apart from their consideration and vote upon the Business Combination Proposal. This vote is not required by Cayman Islands law.

Pursuant to the Business Combination Agreement, prior to the consummation of the Business Combination, the board of directors and shareholders of Pubco will amend and restate Pubco’s memorandum and articles of association to provide for a more customary public company charter and set forth the rights of the holders of Pubco’s ordinary shares. The Proposed Memorandum and Articles will differ from EDOC’s amended and restated memorandum and articles of association in multiple respects, including, for example: (i) the name of the new public entity will be “Australian Oilseeds Holdings Limited” as opposed to “EDOC Acquisition Corp.”; (ii) Pubco’s corporate existence is perpetual as opposed to EDOC’s corporate existence terminating if a business combination is not consummated by EDOC within a specified period of time; (iii) the directors of EDOC may be removed by a resolution of the holders of the Class B shares whereas the directors of Pubco may be removed by resolutions of directors or members with or without cause; and (iv) the Proposed Memorandum and Articles do not include the various provisions applicable only to special purpose acquisition corporations that EDOC’s amended and restated memorandum and articles of association contains.

After the Merger, the directors and executive officers of EDOC will be the same as Pubco, and all other directors and officers of EDOC will resign and EDOC’s amended and restated memorandum and articles of association will be adopted at the Closing and be in substantially the same form as the Merger Sub articles and EDOC will change its name to a name to be determined by AOI. For more information about the closing conditions to the Business Combination, see the section of this proxy statement/prospectus titled “Business Combination Proposal — Conditions to the Consummation of the Business Combination.”

The Memorandum and Articles Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to EDOC’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals. For more information about the Proposed Memorandum and Articles, please see the section of this proxy statement/prospectus entitled “The Memorandum and Articles Proposal.”

Proposal 4: The Organizational Documents Advisory Proposals

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, EDOC is requesting that EDOC’s shareholders approve by Ordinary Resolution, on a non-binding advisory basis, proposals to approve certain governance provisions included in the Proposed

Memorandum and Articles, which are separately being presented. These votes are not required by Cayman Islands law. The shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on EDOC or EDOC’s board of directors (separate and apart from the approval of the Memorandum and Articles Proposal). Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory vote on the Organizational Documents Advisory Proposals, EDOC intends that the Proposed Memorandum and Articles will take effect upon the Closing (assuming approval of the Memorandum and Articles Proposal). Please see the section of this proxy statement/prospectus entitled “The Organizational Documents Advisory Proposals.”

Proposal 5: The Equity Incentive Plan Proposal

Assuming the Business Combination Proposal is approved, EDOC’s shareholders will be asked to consider and vote upon a proposal to approve by Ordinary Resolution the Incentive Plan. Please see the section of this proxy statement/prospectus entitled “The Equity Incentive Plan Proposal.”

Proposal 6: The Director Election Proposal

Assuming the Business Combination Proposal is approved, EDOC’s shareholders will be asked to consider and vote upon a proposal to elect, effective at Closing, five (5) directors to serve terms on Pubco’s board of directors until the 2024 annual meeting of shareholders and until their respective successors are duly elected and qualified. Please see the section of this proxy statement/prospectus entitled “The Director Election Proposal.”

Proposal 7: The Nasdaq Proposal

Assuming the Business Combination Proposal is approved, EDOC’s shareholders will be asked to consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of Nasdaq, to approve the potential issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) a proposed $50,000,000 ELOC arrangement that Pubco intends to enter into upon the closing of the Business Combination, and (c) the Debentures and the Arena Warrants. See the section of this proxy statement/prospectus entitled “The Nasdaq Proposal.”

Proposal 8: The Adjournment Proposal

If necessary or desirable, at the determination of the EDOC Board, to adjourn the Meeting to a later date or dates. Please see the section of this proxy statement/prospectus entitled “The Adjournment Proposal.”

EDOC Initial Shareholders

As of [            ], 2024, the Record Date for the Meeting, the holders of EDOC’s Founder Shares, including EDOC’s Initial Shareholders, beneficially owned and were entitled to vote an aggregate of 2,250,000 Founder Shares that were issued prior to EDOC’s Initial Public Offering. As of December 22, 2023, the Founder Shares constituted approximately 62.15% of the issued and outstanding EDOC Ordinary Shares.

In connection with the Initial Public Offering, the Initial Shareholders agreed to vote all EDOC Ordinary Shares held by such Initial Shareholders, in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. The Founder Shares have no Redemption rights in the event of a business combination and will be worthless if no business combination is effected by EDOC by May 12, 2024, or such later time as may be approved by EDOC’s shareholders.

In connection with the Initial Public Offering, the Initial Shareholders of EDOC’s Founder Shares also agreed that the Founder Shares may not be (subject to limited exceptions) transferred (x) with respect to 50% of the Founder Shares, until the earlier of (i) six (6) months after the date of the consummation of an initial business combination or (ii) the date on which the closing price of the EDOC Ordinary Shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after EDOC’s initial business combination; and (y) with respect to the remaining 50% of the Founder Shares, six (6) months after the date of the consummation of EDOC’s initial business combination, or earlier, in either case, if, subsequent to EDOC’s initial business combination, EDOC consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of EDOC’s shareholders having the right to exchange their EDOC Ordinary Shares for cash, securities or other property.

Date, Time and Place of the Extraordinary General Meeting of Shareholders of EDOC

The Meeting will be held at            a.m., Eastern Time, on [            ], 2024, at [            ]. EDOC will also be hosting the Meeting via live webcast on the Internet at [___________] with the password of [            ], to consider and vote upon the NTA Proposal, the Business Combination Proposal, the Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and if necessary, the Adjournment Proposal.

Voting Power; Record Date

Shareholders will be entitled to vote or direct votes to be cast at the Meeting if they owned EDOC Ordinary Shares at the close of business on [            ], 2024, which is the Record Date for the Meeting. Shareholders will have one vote for each EDOC Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. EDOC Warrants and EDOC Rights do not have voting rights. On the Record Date, there were 3,620,207 EDOC Ordinary Shares (including 3,621,206 Class A Ordinary Shares and one (1) Class B Ordinary Share) of EDOC issued and outstanding, of which 816,207 were Public Shares, with the rest being held by the EDOC Initial Shareholders, I-Bankers and the Backstop Investors (as defined below).

Quorum and Vote of EDOC Shareholders

A quorum of EDOC shareholders is necessary to hold a valid meeting. A quorum will be present at the Meeting if the holders of no less than a majority of the issued and outstanding EDOC Ordinary Shares entitled to vote at the Meeting are present themselves or represented by proxy. Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

EDOC’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and 1 EDOC Class B Ordinary Share, which constitute approximately 57.98% of the issued and outstanding EDOC Ordinary Shares. Such shares, as well as any EDOC Ordinary Shares acquired in the aftermarket by the Initial Shareholders, will be voted in favor of the proposals presented at the Meeting. Moreover, I-Bankers owns an aggregate of 75,000 Representative Shares and 65,000 Private Units issued in connection with the IPO, which contain 65,000 Private Shares and it is expected that I-Bankers will vote their shares in favor of all of the proposals being presented at the Meeting. As a result, the Sponsor owns a sufficient number of shares to approve the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal. The proposals presented at the Meeting will require the following votes:

•        The approval of the NTA Proposal will require a Special Resolution, passed by at least a two-thirds majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        Pursuant to EDOC’s Existing Organizational Documents and the Companies Act, the approval of the Business Combination Proposal, which includes authorization of the Plan of Merger, will require a Special Resolution, passed by at least a two-thirds majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Memorandum and Articles Proposal will require a Special Resolution passed by at least a two-thirds majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Organizational Documents Advisory Proposals, which are advisory and non-binding, will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Equity Incentive Plan Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Director Election Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of the EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Nasdaq Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

•        The approval of the Adjournment Proposal will require an Ordinary Resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on the NTA Proposal, the Business Combination Proposal, the Memorandum and Articles Proposal, the Equity Incentive Plan Proposal, the Organizational Documents Advisory Proposals, the Director Election Proposal, the Nasdaq Proposal and (if presented) the Adjournment Proposal.

Redemption Rights

Pursuant to EDOC’s Existing Organizational Documents, a holder of Public Shares may demand that EDOC redeem such shares for cash if the Business Combination is consummated. Holders of Public Shares (whether or not they are holders on the Record Date) will be entitled to receive cash for these shares only if they demand that EDOC redeem their shares for cash no later than 5:00 p.m. Eastern Time on [            ], 2024 (two (2) business days prior to the Meeting) by (A) by submitting their request in writing to Continental Stock Transfer & Trust Company and (B) delivering their stock to EDOC’s transfer agent physically or electronically using The Depository Trust Company’s Deposit Withdrawal at Custodian (DWAC) System. If the Business Combination is not completed, these shares will not be redeemed for cash at this time in connection with the Business Combination. In such case, EDOC will promptly return any shares delivered by public holders for Redemption and such holders may only share in the assets of the Trust Account upon the liquidation of EDOC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised their Redemption rights in connection therewith due to potential claims of creditors of EDOC. If a holder of Public Shares properly demands Redemption, EDOC will redeem each Public Share for its pro rata portion of the Trust Account, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination.

As of [            ], 2024, the Record Date, this would amount to approximately $[            ] per share. If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its EDOC Ordinary Shares for cash and will no longer own the shares. See the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of EDOC — Redemption Rights” for a detailed description of the procedures to be followed if you wish to redeem your shares for cash.

Unless the NTA Proposal is approved, the Business Combination will not be consummated if EDOC has net tangible assets of less than $5,000,001 immediately prior to, or upon the consummation of the Business Combination after taking into account holders that have properly demanded Redemption of their Public Shares, upon the consummation of the Business Combination, into cash and the proceeds of any private placement.

Holders of EDOC Warrants and EDOC Rights do not have Redemption rights with respect to such securities.

Appraisal Rights

Holders of EDOC Units, EDOC Warrants, and EDOC Rights do not have appraisal rights in respect to their EDOC Units, EDOC Warrants, or EDOC Rights in connection with the Business Combination under the Companies Act.

Holders of EDOC Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their EDOC Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice of their intention to exercise their statutory dissenter rights to EDOC prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act.

In the event that any holder of EDOC Ordinary Shares delivers notice of their intention to exercise their statutory dissenter rights, EDOC and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to EDOC shareholders, including those EDOC shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of EDOC, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”

Proxy Solicitation

Proxies may be solicited by mail, telephone or in person. EDOC has engaged Advantage Proxy (“Advantage”) as proxy solicitor to assist in the solicitation of proxies in connection with the Meeting.

If a shareholder grants a proxy, it may still vote its shares itself if it revokes its proxy before the Meeting. A shareholder may also change its vote by entering a new vote by Internet or telephone, submitting a later-dated proxy, or attending and voting, virtually via the live webcast, during the Meeting as described in the section of this proxy statement/prospectus entitled “Extraordinary General Meeting of Shareholders of EDOC — Revoking Your Proxy.”

Interests of EDOC’s Initial Shareholders, Directors and Officers in the Business Combination

When you consider the recommendation of EDOC’s board of directors in favor of approval of the Proposals, you should keep in mind that EDOC’s Initial Shareholders and its directors and executive officers, have interests in such proposals that are different from, or in addition to, your interests as an EDOC shareholder, Warrant holder or Rights holder. These interests include, among other things:

•        If the Business Combination with AOI or another business combination is not consummated by May 12, 2024 (unless extended by EDOC’s shareholders), EDOC will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,685,153 Founder Shares (including the EDOC Class A Ordinary Shares issued upon conversion of the EDOC Class B Ordinary Shares) held by EDOC’s Initial Shareholders, including any directors and officers, would be worthless because EDOC’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Public Shares, the aggregate value of such shares is estimated to be approximately $19.46 million, assuming the per share value of the shares is the same as the $11.55 closing price of the Public Shares on the Nasdaq on December 22, 2023, despite having been purchased for an aggregate of $25,000). As a result, EDOC’s Initial Shareholders are likely to be able to recoup their investment in EDOC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that EDOC’s Initial Shareholders could earn a positive rate of return on their investment, even if EDOC’s Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 414,000 Private Units for an aggregate amount of $4,140,000 simultaneously with the consummation of the Initial Public Offering containing 414,000 Private Shares, 414,000 Private Warrants and 414,000 Private Rights. Although such securities have certain rights that differ from the rights of holders of the Public Shares, Public Warrants and Public Rights, respectively, the Private Shares had an aggregate market value of approximately $4.78 million based upon the closing price of EDOC’s Ordinary Shares of $11.55 per share on Nasdaq as of December 22, 2023, the Private Warrants had an aggregate market value of approximately $4,968 based upon the closing price of EDOC’s Warrants of $0.012 per Warrant on Nasdaq as of December 22, 2023 and the Private Rights had an aggregate market value of approximately $33,120 based upon the closing price of EDOC’s Rights of $0.08 per Right on Nasdaq as of December 22, 2023. If EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders), the Private Shares, Private Warrants and Private Rights will expire worthless and the Initial Shareholders will be unable to recoup its investment in EDOC.

•        EDOC has issued the Sponsor Notes to the Sponsor. As of December 22, 2023, an aggregate of approximately $3.93 million was due to the Sponsor under the Sponsor Notes. If the Business Combination or another initial business combination is not consummated, the Sponsor Notes, may not be repaid to Sponsor, in whole or in part.

•        If EDOC is unable to complete a business combination within the time period by May 12, 2024 (unless extended by EDOC’s shareholders), the Sponsor has agreed to indemnify EDOC to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to EDOC, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.17 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay EDOC tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under EDOC’s indemnity of the underwriters of EDOC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        EDOC’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EDOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EDOC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, EDOC may not be able to reimburse these expenses if the Business Combination with AOI or another business combination is not completed by May 12, 2024 (unless extended by EDOC’s shareholders).

•        EDOC’s existing directors and officers will be eligible for continued indemnification and continued coverage under EDOC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        the anticipated election of Kevin Chen, Chairman and Chief Executive Officer of EDOC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. Chen will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. See the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”

•        the fact that, at the option of the Sponsor, up to $1,500,000 of the approximately $3.93 million outstanding loans under the Sponsor Notes as of December 22, 2023 may be converted into units that are identical to the Private Units.

Recommendation to Shareholders

The EDOC Board has determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interest of EDOC’s shareholders and unanimously recommends that its shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Nasdaq Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

Conditions to the Consummation of the Business Combination

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of EDOC’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) all consents to be required to be obtained from or made with any governmental authority in order to consummate the Transactions having been made; (v) all consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the Transactions that are set forth in the disclosure schedules shall have each been obtained or made; (vi) no pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Closing being outstanding; (vii) EDOC having at least $5,000,001 in net tangible assets upon the Closing, after giving effect to the completion of the Redemption and any PIPE Investment, (viii) the members of the Pubco Board shall having been elected or appointed as of the Closing consistent with the terms of the Business Combination Agreement; (ix) the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco in form and substance mutually acceptable in good faith to Pubco, EDOC and AOI; (x) each of AOI and EDOC having received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing, and Pubco shall not have received any written objection to such determination from the SEC that remains unresolved; (xi) the effectiveness of the Registration Statement; and (xii) the Pubco Ordinary Shares and Pubco Warrants having been approved for listing on Nasdaq.

In addition, unless waived by AOI, Pubco and the Seller Representative, the obligations of AOI, Pubco and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EDOC having been true and correct on and as of the date of the Business Combination Agreement and on and as of the Closing Date, subject to certain materiality thresholds; (ii) EDOC and the Purchaser Representative having performed in all material respects all of their respective obligations and complied in all material respects with all of their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to EDOC since the date of the Business Combination Agreement which is continuing and uncured; and (iv) all Ancillary Documents having been executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing.

Unless waived by EDOC, the obligations of EDOC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AOI, Pubco, Merger Sub and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) AOI, Pubco, Merger Sub each Seller and the Seller Representative having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to any Target Company or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by EDOC of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; (v) the Non-Competition Agreements and Lock-Up Agreements are in full force and effect; (vi) receipt by EDOC of the Founder Registration Rights Agreement Amendment, duly executed by Pubco; (vii) receipt by EDOC of the Seller Registration Rights Agreement, duly executed by Pubco; (viii) receipt by EDOC of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (ix) receipt by EDOC of the evidence of the termination of any outstanding options, warrants or other convertible securities of AOI (if any); (x) receipt by EDOC of a duly executed opinion from AOI’s counsel, in form and substance reasonably satisfactory to EDOC, addressed to EDOC and dated as of the Closing Date; and (xi) receipt by EDOC of evidence of the termination of certain related party agreements.

Certain Material U.S. Federal Income Tax Considerations

For a description of certain material U.S. federal income tax consequences of the Business Combination, the exercise of redemption rights in respect of ordinary shares of EDOC and the ownership and disposition of Ordinary Shares, see the section entitled “Material U.S. Federal Income Tax Considerations”.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, EDOC will be treated as the “acquired” company for financial reporting purposes, and AOI will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        AOI’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by AOI, one (1) director designated by EDOC and one (1) independent director who will be mutually agreed upon by AOI and EDOC;

•        AOI’s operations will substantially comprise the ongoing operations of Pubco;

•        AOI is the larger entity in terms of substantive operations and employee base; and

•        AOI’s senior management will comprise the senior management of Pubco.

Another determining factor was that EDOC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of EDOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to EDOC over the fair value of EDOC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Risk Factors

In evaluating the proposals to be presented at the Meeting, a shareholder should carefully read this proxy statement/prospectus and especially consider the factors discussed in the section entitled “Risk Factors”. These risks are summarized below.

Summary of Risk Factors

Risks Related to the Business Combination and EDOC

•        Since the Sponsor and EDOC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of EDOC’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with AOI is appropriate as EDOC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in EDOC if the business combination is not completed.

•        EDOC and AOI will incur significant transaction and transition costs in connection with the Business Combination.

•        EDOC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for EDOC to complete the Business Combination with which a substantial majority of EDOC shareholders do not agree.

•        There are risks to EDOC’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of AOI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

•        Nasdaq may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

•        EDOC’s shareholders may be held liable for claims by third parties against EDOC to the extent of distributions received by them upon redemption of their shares.

Risks Related to Redemption

•        Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If EDOC’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

•        If a Public Shareholder or a “group” of Public Shareholders are deemed to hold in excess of 15% of EDOC’s Public Shares, that Public Shareholder or Public Shareholders will lose the ability to redeem all such shares in excess of 15% of EDOC’s Public Shares, absent EDOC’s consent.

Risks Related to Our Securities Following the Business Combination and AOI Operating as a Public Company

•        A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of the Pubco Ordinary Shares.

•        If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

•        We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make the Pubco Ordinary Shares less attractive to investors.

•        Pubco will be a “foreign private issuer” and, as a result, will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of the Pubco Ordinary Shares.

•        Following the Business Combination, Pubco will be a “controlled company” under the Nasdaq listing rules because more than 50% of Pubco’s voting power will be held by a single person, entity or group. JSKS Enterprises Pty. Ltd., which is 100% owned by Gary Seaton, Chief Executive Officer, owns 1,936,865 shares representing 75% of Pubco’s voting power as of the Record Date. Following the Business Combination, JSKS Enterprises Pty. Ltd.’s 1,936,865 shares will represent approximately 58.9% of Pubco’s voting power assuming no additional redemptions and approximately 61.1% of Pubco’s voting power assuming maximum redemptions.

Risks Related to AOI’s Business

•        We are significantly dependent on the revenues from the sale of our products and, therefore, our results of operations could be negatively impacted if we are unable to sell a sufficient number of products at satisfactory margins.

•        We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

•        We are dependent on contracts with local and regional farmers for oilseeds and loss of these contracts could have a material adverse effect on our business, financial condition and revenues.

•        Our operations are inherently subject to changing conditions that can affect our profitability, such as a decrease in sales of our products and unfavorable weather and environmental conditions.

•        Disruptions in water and power supply may adversely affect our and our suppliers’ operations.

•        Our operating results may fluctuate, and our operating results could be adversely affected by various factors such as a decrease of product sales, price changes in response to competitive factors and increases in oil seed costs.

•        If we fail to effectively promote our brand, our business, financial condition and results of operations may be materially and adversely affected.

•        We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire qualified personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

•        We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

•        We may be subject to claims, litigation or regulatory actions filed or pending by or against us, and any obligation to pay a judgment or damages could materially harm our business or financial condition.

•        The retail price of our products may be subject to control by government authorities which may cause a material adverse effect on our financial condition and results of operations.

•        Our business requires a number of permits and licenses in order to carry on our business.

•        Adverse publicity associated with our products, raw materials or top suppliers and customers, could harm our reputation, financial condition and operating results.

•        We may not be able to develop new products and as a result, our business and financial condition could be adversely affected.

•        Our operations may be disrupted for maintenance services or reasons beyond our control, which could adversely affect our business, financial condition and results of operations.

SELECTED HISTORICAL FINANCIAL INFORMATION OF EDOC

The following tables present EDOC’s selected historical financial information derived from EDOC’s audited financial statements included elsewhere in this proxy statement/prospectus as of September 30, 2023, as of June 30, 2023, as of December 31, 2022, 2021 and 2020 and for the years ended December 31, 2022 and December 31, 2021 and for the period from August 20, 2020 (inception) through December 31, 2020.

	Nine Months Ended September 30, 2023	Six Months Ended June 30, 2023	Year Ended December 31, 2022	Year Ended December 31, 2021	For the Period From August 20, 2020 (Inception) Through December 31, 2020
Income Statement Data:
Loss from operations	$(1,160,969)	$(808,458)	$(2,544,984)	$(1,798,098)	$(89,341)
Net loss	(958,754)	(706,283)	$(7,686,390)	$(899,880)	$(565,298)
Weighted average shares outstanding, redeemable Class A ordinary shares(1)	1,035,474	1,132,868	3,122,111	9,000,000	3,834,783
Basic and diluted net loss per share, redeemable Class A ordinary shares	$(0.25)	$(0.18)	$(1.30)	$(0.08)	$(0.08)
Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	2,804,000	2,804,000	2,804,000	2,804,000	2,960,283
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares	$(0.25)	$(0.18)	$(1.30)	$(0.08)	$(0.08)
	September 30, 2023	June 30, 2023	December 31, 2022	December 31, 2021	December 31, 2020
Balance Sheet Data:
Cash and marketable securities held in the Trust Account	$9,494,965	$9,517,725	$21,319,155	$92,459,548	$91,538,680
Total assets	$9,536,180	$9,596,657	$21,405,267	$92,719,037	$92,636,908
Total liabilities	$6,275,024	$5,841,456	$4,389,775	$2,209,201	$1,227,192
Class A ordinary shares subject to possible redemption	$9,494,965	$9,517,725	$21,319,155	$92,459,548	$91,530,000
Total shareholders’ deficit	$(6,233,809)	$(5,762,524)	$(4,303,663)	$(1,949,712)	$(120,284)

____________

(1)      The weighted average Class A shares presented in the historical financial information of EDOC as of June 30, 2023, do not include the effect of the Class A ordinary shares redeemed subsequent to June 30, 2023. On August 15, 2023 shareholders holding 21,501 Class A ordinary shares elected to redeem such shares for a cash payment of AUD$0.3 million (USD$0.2 million or USD$11.23 per share) and on November 8, 2023 shareholders holding 16,670 Class A ordinary shares elected to redeem such shares for a cash payment of AUD$0.3 million (USD$0.2 million or USD$11.49 per share).

SELECTED HISTORICAL FINANCIAL INFORMATION OF AOI

The following tables present AOI’s selected historical financial information derived from AOI’s audited financial statements as of June 30, 2023, June 30, 2022 and 2021 and for the year ended June 30, 2023, June 30, 2022 and for the year ended June 30, 2021.

The financial data set forth below should be read in conjunction with, and is qualified by reference to, “AOI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and notes thereto. AOI’s financial statements are prepared and presented in accordance with IFRS. The amounts presented in the tables below are in AUD.

	Year Ended June 30, 2023	Year Ended June 30, 2022	Year Ended June 30, 2021
Income Statement Data:
Net profit from continuing operations	$1,801,126	$2,221,260	$789,392
Total comprehensive income	$1,801,126	$2,221,260	$789,392
Members of the parent entity	$1,399,080	$1,836,377	$652,612
Non-controlling interest	$402,046	$384,883	$136,780
Weighted average shares outstanding, ordinary shares	2,582,487	2,582,487	2,582,487
Basic and diluted net profit per share, ordinary shares	$0.70	$0.86	$0.31
	June 30, 2023	June 30, 2022	June 30, 2021
Balance Sheet Data:
Cash and cash equivalents	$121,273	$474,973	$317,881
Total assets	$23,254,233	$17,102,487	$14,486,642
Total liabilities	$15,272,890	$10,922,270	$10,527,686
Total shareholders’ profit	$1,801,126	$2,231,260	$789,392
Attributable to members of the parent entity	$1,399,080	$1,836,377	$652,612
Attributable to non-controlling interest	$402,046	$384,883	$136,780

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The unaudited pro forma condensed combined financial statements do not necessarily reflect what Pubco’s financial condition or results of operations would have been had the Business Combination occurred on the dates indicated. The unaudited pro forma condensed combined financial statements also may not be useful in predicting the future financial condition and results of operations of Pubco. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only.

The historical financial statements of AOI have been prepared in accordance with IFRS and in its functional and presentation currency of the Australian dollar (“AUD”). The historical financial statements of EDOC have been prepared in accordance with U.S. GAAP in its functional and presentation currency of the United States dollar (“USD”). The financial statements of EDOC have been translated into AUD for purposes of having pro forma combined financial information.

The unaudited pro forma condensed combined financial information has been prepared using the assumptions below with respect to the potential redemption into cash of EDOC Class A Ordinary Shares:

•        Assuming No Additional Redemptions:    This presentation assumes that no public shareholders of EDOC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that EDOC public shareholders holding 816,207 shares of EDOC Class A Ordinary Shares will exercise their redemption rights for AUD$14.4 million upon consummation of the Business Combination at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

The following table sets out share ownership of AOI on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Rollover equity shares of AOI shareholders	18,646,643	18,646,643
EDOC public shareholders	1,716,207	900,000
EDOC Sponsor’s Founder Shares	1,485,153	1,485,153
Backstop Founder Shares	564,847	564,847
Sponsor and I-Banker Private Units	526,900	526,900
Representative Shares	75,000	75,000
Advisory Shares	622,832	593,814
Shares underlying Sponsor note conversion(1)	107,500	107,500
Total	23,745,082	22,899,857

____________

(1)      Includes Class A ordinary shares issued with the conversion of USD$450,000 of EDOC November 2021 convertible promissory note at $10.00 per share and Class A ordinary shares issued with the conversion of USD $625,000 of the EDOC January 2023, April 2023, June 2023, and November 2023 promissory notes at $10.00 per share.

The following table sets out summary data derived from the unaudited pro forma condensed combined statement of financial position and the unaudited pro forma condensed combined statement of operations. The summary unaudited pro forma condensed combined balance sheet as of June 30, 2023, gives effect to the Business Combination as if it had occurred on June 30, 2023. The summary unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023, gives effect to the Business Combination as if it had occurred on July 1, 2022. The tables below are presented in AUD:

	Pro Forma Combined
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Summary Unaudited Pro Forma Condensed Combined Statement of Operations Data for the Year Ended June 30, 2023
Net loss	$(74,078,883)	$(74,338,392)
Net loss per share – basic and diluted	$(3.12)	$(3.25)
Weighted average shares outstanding – basic and diluted	23,745,082	22,899,857
Summary Unaudited Pro Forma Condensed Combined Balance Sheet Data as of June 30, 2023
Total assets	$37,524,015	$25,448,466
Total liabilities	$25,512,352	$27,792,207
Total equity (deficit)	$12,011,662	$(2,343,742)

COMPARATIVE HISTORICAL AND UNAUDITED
PRO FORMA COMBINED PER SHARE FINANCIAL INFORMATION

The following table sets forth summary historical comparative share information for EDOC and AOI, respectively, and unaudited pro forma condensed combined per share information after giving effect to the Business Combination presented under two scenarios:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that no public shareholders of EDOC exercise their redemption rights with respect to their Public Shares upon consummation of the Business Combination;

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that EDOC public shareholders holding 816,207 shares of EDOC Class A Ordinary Shares will exercise their redemption rights for AUD$14.4 million upon consummation of the Business Combination at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

This information is only a summary and should be read in conjunction with the historical financial statements of EDOC and AOI and related notes that are included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined per share information of EDOC and AOI is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial statements and related notes included elsewhere in this proxy statement/prospectus.

The unaudited pro forma combined loss per share information below does not purport to represent the earnings per share which would have occurred had the companies been combined during the period presented, nor earnings per share for any future date or period. The unaudited pro forma combined book value per share information below does not purport to represent what the value of EDOC and AOI would have been had the companies been combined during the period presented.

	AOI (Historical)	EDOC (Historical)	Pro Forma Combined
Year Ended June 30, 2023 (AUD$)			Assuming No Additional Redemptions	Assuming Maximum Redemptions
Net income/(loss)	$1,801,126	$(2,938,309)	$(74,078,883)	$(74,338,392)
Shareholders’ equity (deficit)	$7,981,343	$(8,688,969)	$12,011,662	$(2,343,742)
Shareholders’ equity (deficit) per share – basic and diluted	$—	$(1.95)	$0.51	$(0.10)
Cash dividends	$—	$—	$—	$—
Weighted average shares – basic and diluted	—	4,466,141	23,745,082	22,899,857
Net loss per share – basic and diluted	$—	$(0.66)	$(3.12)	$(3.25)

Shareholders’ equity per share = total equity/shares outstanding

RISK FACTORS

The following risk factors will apply to business and operations of EDOC, AOI and Pubco following the Closing. These risk factors are not exhaustive and investors are encouraged to perform their own investigation with respect to the business, prospects, financial condition and operating results of AOI and Pubco’s business, prospects, financial condition and operating results following the completion of the Business Combination. You should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements,” before deciding how to vote your EDOC Ordinary Shares. Please see the section entitled “Where You Can Find More Information” in this proxy statement/prospectus. Pubco, AOI and EDOC may face additional risks and uncertainties that are not presently known to them, or that they currently deem immaterial, which may also impair Pubco’s business, prospects, financial condition or operating results. The following discussion should be read in conjunction with the consolidated financial statements of AOI and financial statements of EDOC and notes thereto included elsewhere in this proxy statement/prospectus.

Risks Related to the Business Combination and EDOC

Unless the context otherwise requires, all references in this subsection to the “Company,” “we,” “us” or “our” refer to EDOC prior to the consummation of the Business Combination and Pubco following the consummation of the Business Combination.

The consummation of the Business Combination is subject to a number of conditions, and if those conditions are not satisfied or waived, the Business Combination Agreement may be terminated in accordance with its terms and the Business Combination may not be completed.

The Business Combination Agreement is subject to a number of conditions which must be fulfilled in order to complete the Business Combination. Those conditions include, but are not limited to: the approval of the Business Combination Agreement and the transactions contemplated thereby, the adoption of Pubco’s amended and restated the memorandum and articles of association, the adoption and approval of the Incentive Plan for Pubco, the appointment of the members of the Pubco’s board of directors after the Closing and other related matters by the requisite vote of EDOC’s shareholders, as well as receipt of requisite regulatory approval, absence of orders prohibiting completion of the Business Combination, effectiveness of the registration statement of which this proxy statement/prospectus is a part, meeting the NTA Condition, the accuracy of the representations and warranties by both parties (subject to the materiality standards set forth in the Business Combination Agreement) and the performance by both parties of their covenants and agreements. These conditions to the closing of the Business Combination may not be fulfilled in a timely manner or at all, and, accordingly, the closing of the Business Combination may be significantly delayed or not occur at all. In addition, the parties can mutually decide to terminate the Business Combination Agreement at any time, before or after shareholder approval, or EDOC or AOI may elect to terminate the Business Combination Agreement in certain other circumstances.

EDOC’s Sponsor controls a substantial interest in EDOC and thus may exert a substantial influence as to whether the Proposals presented at the Meeting, including the Business Combination Proposal, are approved, potentially in a manner that public shareholders do not support.

EDOC’s Initial Shareholders own approximately 62.15% of the total issued and outstanding EDOC Ordinary Shares and have right to vote on all of the proposals presented to EDOC’s shareholders at the Meeting. As a result, the Sponsor owns a sufficient number of shares to approve the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal. In addition, until the consummation of the Business Combination or another initial business combination, only holders of Class B Ordinary Shares may vote to appoint or remove directors. Accordingly, EDOC’s Initial Shareholders may exert a substantial influence on the outcome of the proposals presented at the Meeting, including the proposal to approve the Business Combination, potentially in a manner that is not supported by some or all of the Public Shareholders. If the Initial Shareholders purchase EDOC Class A Ordinary Shares prior to the Record Date for the Meeting, this would increase their control. None of EDOC’s initial shareholders, officers or directors have any commitments or agreements to purchase additional EDOC securities or, to EDOC’s knowledge, has any current intention to purchase additional securities. Additionally, is likely that all of EDOC’s current directors will continue in office until the consummation of the Business Combination

(which they have agreed to do pursuant to the Insider Letter Agreement), unless any such director resigns or is removed or replaced by the holders of EDOC’s Class B Ordinary Shares. Accordingly, the Sponsor will continue to exert control at least until the consummation of the Business Combination.

Since the Sponsor and EDOC’s directors and officers have interests that are different, or in addition to (and which may conflict with), the interests of EDOC’s shareholders, a conflict of interest may have existed in determining whether the Business Combination with AOI is appropriate as EDOC’s initial business combination. Such interests include that the Sponsor will lose its entire investment in EDOC if the business combination is not completed.

When you consider the recommendation of the EDOC Board in favor of approval of the Business Combination Proposal, you should keep in mind that the Sponsor and EDOC’s directors and officers have interests in such proposal that are different from, or in addition to, those of EDOC’s security holders generally. These interests include, among other things:

•        If the Business Combination with AOI or another business combination is not consummated by May 12, 2024 (unless extended by EDOC’s shareholders), EDOC will cease all operations except for the purpose of winding up, redeeming 100% of the issued and outstanding Public Shares for cash and, subject to the approval of its remaining shareholders and its board of directors, dissolving and liquidating. In such event, the 1,685,153 Founder Shares (including the EDOC Class A Ordinary Shares issued upon conversion of the EDOC Class B Ordinary Shares) held by EDOC’s Initial Shareholders, including any directors and officers, would be worthless because EDOC’s Initial Shareholders are not entitled to participate in any Redemption or distribution with respect to such shares (although the Founder Shares have certain rights that differ from the rights of holders of the Public Shares, the aggregate value of such shares is estimated to be approximately $19.46 million, assuming the per share value of the shares is the same as the $11.55 closing price of the Public Shares on the Nasdaq on December 22, 2023, despite having been purchased for an aggregate of $25,000). As a result, EDOC’s Initial Shareholders are likely to be able to recoup their investment in EDOC and make a substantial profit on that investment, even if Pubco Ordinary Shares have lost significant value. This means that EDOC’s Initial Shareholders could earn a positive rate of return on their investment, even if EDOC’s Public Shareholders experience a negative rate of return in the post-business combination company.

•        The Sponsor purchased an aggregate of 414,000 Private Units for an aggregate amount of $4,140,000 simultaneously with the consummation of the Initial Public Offering containing 414,000 Private Shares, 414,000 Private Warrants and 414,000 Private Rights. Although such securities have certain rights that differ from the rights of holders of the Public Shares, Public Warrants and Public Rights, respectively, the Private Shares had an aggregate market value of approximately $4.78 million based upon the closing price of EDOC’s Ordinary Shares of $11.55 per share on Nasdaq as of December 22, 2023, the Private Warrants had an aggregate market value of approximately $4,968 based upon the closing price of EDOC’s Warrants of $0.012 per Warrant on Nasdaq as of December 22, 2023 and the Private Rights had an aggregate market value of approximately $33,120 based upon the closing price of EDOC’s Rights of $0.08 per Right on Nasdaq as of December 22, 2023. If EDOC is unable to complete a business combination by May 12, 2024 (unless extended by EDOC’s shareholders), the Private Shares, Private Warrants and Private Rights will expire worthless and the Initial Shareholders will be unable to recoup its investment in EDOC.

•        EDOC has issued the Sponsor Notes to the Sponsor. As of December 22, 2023, an aggregate of approximately $3.93 million was due to the Sponsor under the Sponsor Notes. If the Business Combination or another initial business combination is not consummated, the Sponsor Notes, may not be repaid to Sponsor, in whole or in part.

•        If EDOC is unable to complete a business combination within the time period by May 12, 2024 (unless extended by EDOC’s shareholders), the Sponsor has agreed to indemnify EDOC to the extent necessary to preserve the proceeds in the Trust Account, provided that such obligation shall only apply to the extent necessary any such claims for services rendered or contracted for or products sold to EDOC, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.17 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay EDOC tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under EDOC’s indemnity of the underwriters of EDOC’s initial public offering against certain liabilities, including liabilities under the Securities Act.

•        EDOC’s Initial Shareholders, including its officers and directors and their affiliates, are entitled to reimbursement of out-of-pocket expenses incurred by them in connection with certain activities on EDOC’s behalf, such as identifying and investigating possible business targets and business combinations. However, if EDOC fails to consummate a business combination within the required time period under its organizational documents, these persons will not have any claim against the Trust Account for reimbursement. Accordingly, EDOC may not be able to reimburse these expenses if the Business Combination with AOI or another business combination is not completed by May 12, 2024 (unless extended by EDOC’s shareholders).

•        EDOC’s existing directors and officers will be eligible for continued indemnification and continued coverage under EDOC’s directors’ and officers’ liability insurance after the Business Combination and pursuant to the Business Combination Agreement.

•        the anticipated election of Kevin Chen, Chairman and Chief Executive Officer of EDOC, as a director of Pubco after the consummation of the Business Combination. As such, in the future, Mr. Chen will receive any cash fees, stock options or stock awards that the Pubco Board determines to pay to its directors. See the section titled “Director and Officer Compensation — Director and Officer Compensation Following the Business Combination.”

•        the fact that, at the option of the Sponsor, up to $1,500,000 of the approximately $3.93 million outstanding loans under the Sponsor Notes as of December 22, 2023 may be converted into units that are identical to the Private Units.

The existence of personal and financial interests of one or more of EDOC’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of EDOC and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the Proposals. For additional information on the interests and relationships of EDOC’s Sponsor, Initial Shareholders, directors and officers in the Business Combination see the sections titled “Summary of the proxy statement/prospectus Interests of EDOC’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of EDOC’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities.”

EDOC’s Existing Organizational Documents include a waiver of business opportunities, which would otherwise require directors and officers to offer business opportunities of which they become aware to EDOC. Consequently, under EDOC’s Existing Organizational Documents, EDOC’s directors and officers are not obligated to introduce to EDOC business opportunities of which they became aware in which EDOC may have had an interest, but could offer such business opportunities to others or pursue them for their own benefit.

However, in order to minimize potential conflicts of interest which may arise from multiple affiliations, each of EDOC’s directors and officers agreed in the Insider Letter Agreement that, until the earlier of EDOC consummation of an initial business combination or liquidation, such director or officer will present to EDOC for its consideration, prior to presentation to any other person or entity, any suitable opportunity to acquire a target business, subject to any pre-existing fiduciary and contractual obligations of such director or officer.

Nonetheless, the personal and financial interests of EDOC’s directors and officers may influence their motivation in timely identifying and selecting a target business and completing a business combination. The different timelines of competing business combinations could cause EDOC’s directors and officers to prioritize a different business combination over finding a suitable acquisition target for its business combination. Consequently, EDOC’s directors’ and officers’ discretion in identifying and selecting a suitable target business may result in a conflict of interest when determining whether the terms, conditions and timing of a particular business combination are appropriate and in EDOC’s shareholders’ best interest, which could negatively impact the timing for a business combination. EDOC is not aware of any such conflicts of interest and does not believe that any such conflicts of interest have impacted its search for an acquisition target.

If a corporation waives the corporate opportunity doctrine, a director or officer of the corporation has an inherent conflict of interest in deciding whether to present a particular business opportunity to that or any other corporation on whose board such individual serves or to pursue it for such individual’s own personal interests. EDOC is not aware of any officer or director of EDOC that was required to forego presenting any opportunity to acquire a target business to EDOC as a result of a pre-existing fiduciary contractual obligation and, to EDOC’s knowledge, the waiver of the business opportunities doctrine in the Existing Organizational Documents did not impact EDOC’s search for an acquisition target.

The personal and financial interests of the Sponsor as well as EDOC’s directors and officers may have influenced their motivation in identifying and selecting AOI as a business combination target, completing an initial business combination with AOI, and influencing the operation of the business following the initial business combination. In considering the recommendations of EDOC’s board of directors to vote for the proposals, its shareholders should consider these interests.

The exercise of EDOC’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination or waivers of conditions are appropriate and in EDOC’s shareholders’ best interest.

In the period leading up to the Closing, events may occur that, pursuant to the Business Combination Agreement, would require EDOC to agree to amend the Business Combination Agreement, to consent to certain actions taken by AOI or to waive rights that EDOC is entitled to under the Business Combination Agreement. Such events could arise because of changes in the course of AOI’s business or a request by AOI to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement. In any of such circumstances, it would be at EDOC’s discretion to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors or officers described in the preceding risk factors (and described elsewhere in this proxy statement/prospectus) may result in a conflict of interest on the part of such director(s) or officers(s) between what he, she or they may believe is best for EDOC and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action.

EDOC and AOI will incur significant transaction and transition costs in connection with the Business Combination.

EDOC and AOI have both incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination and operating as a public company following the consummation of the Business Combination. EDOC and AOI may also incur additional costs to retain key employees. Certain transaction costs incurred in connection with the Business Combination Agreement (including the Business Combination), including all legal, accounting, consulting, investment banking and other fees, expenses and costs, will be paid by AOI following the Closing of the Business Combination.

The announcement of the proposed Business Combination could disrupt AOI’s relationships with its suppliers, business partners and others, as well as its operating results and business generally.

Whether or not the Business Combination and related transactions are ultimately consummated, as a result of uncertainty related to the proposed transactions, risks relating to the impact of the announcement of the Business Combination on AOI’s business include the following:

•        its employees may experience uncertainty about their future roles, which might adversely affect AOI’s ability to retain and hire key personnel and other employees;

•        suppliers, business partners and other parties with which AOI maintains business relationships may experience uncertainty about its future and seek alternative relationships with third parties, seek to alter their business relationships with AOI or fail to extend an existing relationship with AOI; and

•        AOI continues to expend and will continue to expend significant costs, fees and expenses for professional services and transaction costs in connection with the proposed Business Combination.

If any of these potential developments were to materialize, they could lead to significant costs which may impact AOI and, in the future, AOI’s results of operations and cash available to fund its business.

The Business Combination may disrupt AOI’s current business plans and operations and may cause difficulties in retaining its employees.

Uncertainties about the effect of the Business Combination on employees may have an adverse effect on AOI. These uncertainties may impair AOI’s ability to attract, retain and motivate key personnel until the Business Combination is completed. Retention of certain employees may be challenging during the pendency of the Business Combination, as certain employees may experience uncertainty about their future roles. If key employees depart because of issues relating to the uncertainty or a desire not to remain with the business, Pubco’s business following the Business Combination could be negatively impacted. In addition, the Business Combination Agreement restricts AOI from making certain expenditures and taking other specified actions without the consent of EDOC until the Closing occurs. These restrictions may prevent AOI from pursuing attractive business opportunities that may arise prior to the completion of the Business Combination.

Subsequent to the consummation of the Business Combination, Pubco may be exposed to unknown or contingent liabilities and may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on its financial condition, results of operations and stock price, which could cause EDOC shareholders to lose some or all of your investment.

Although EDOC has conducted due diligence on AOI, EDOC cannot assure Public Shareholders that this diligence revealed all material issues that may be present in AOI’s businesses, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of EDOC’s or AOI’s control will not later arise. As a result, Pubco may be forced to later write-down or write-off assets, restructure Pubco’s operations, or incur impairment or other charges that could result in losses. Even if the due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with EDOC’s preliminary risk analysis. Even though these charges may be non-cash items and not have an immediate impact on EDOC’s or Pubco’s liquidity, the fact that EDOC or Pubco reports charges of this nature could contribute to negative market perceptions about EDOC, Pubco or EDOC’s or Pubco’s securities. Accordingly, any shareholders who choose to remain shareholders following the Business Combination could suffer a reduction in the value of their shares. Such shareholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by EDOC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that the proxy solicitation relating to the Business Combination contained an actionable material misstatement or material omission.

EDOC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for EDOC to complete the Business Combination with which a substantial majority of EDOC shareholders do not agree.

EDOC’s Existing Organizational Documents do not provide a specified maximum redemption threshold, except that unless the NTA Proposal is approved, the Existing Organizational Documents limit EDOC’s ability to redeem ordinary shares and consummate the Business Combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of the Business Combination.

As a result, EDOC may be able to complete the Business Combination even though a substantial portion of public shareholders do not agree with the transaction and have redeemed their shares or have entered into privately negotiated agreements to sell their shares to Sponsor, directors or officers, or their affiliates. No agreements with respect to the private purchase of public shares by EDOC or the persons described above have been entered into with any such investor or holder, outside of the Backstop Agreements, which are no longer in effect. If such arrangements or agreements are entered into, EDOC will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons. Any such report will include (i) the amount of EDOC Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of EDOC Ordinary Shares for which EDOC has received redemption requests.

Moreover, the Minimum Cash Condition was solely for the benefit of Pubco and, as a result, Pubco had the sole right to waive the Minimum Cash Condition. Subject to satisfaction or waiver of the other conditions to the closing of the Business Combination, following the execution of the Minimum Cash Condition Waiver, the closing of the Business Combination would occur even if cash available to Pubco at the Closing is less than $10.0 million, which could hinder Pubco’s ability to implement its growth plans if Pubco is not able to raise additional funding.

EDOC’s board of directors did not obtain a third-party fairness opinion in determining whether or not to proceed with the Business Combination.

EDOC’s board of directors did not obtain a third-party fairness opinion in connection with their determination to approve the Business Combination. In analyzing the Business Combination, EDOC’s board of directors reviewed the significant business, financial and legal due diligence completed and/or commission by EDOC’s management on AOI and researched the industry in which AOI operates and concluded that the Business Combination is in the best interests of EDOC. Accordingly, investors will be relying solely on the judgment of EDOC’s board of directors and management in valuing AOI’s business, and EDOC’s board of directors and management may not have properly valued such business. The lack of a third-party fairness opinion may lead an increased number of shareholders to vote against the proposed Business Combination or demand redemption of their shares for cash, which could potentially impact EDOC’s ability to consummate the Business Combination or adversely affect Pubco’s liquidity following the consummation of the Business Combination.

The Sponsor, EDOC’s directors, officers, advisors, and their affiliates may elect to purchase Public Shares prior to the consummation of the Business Combination, which may influence the vote on the Business Combination and reduce the public “float” of EDOC Ordinary Shares.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding EDOC or its securities, EDOC’s directors and officers, the Sponsor, AOI and/or their respective affiliates may purchase Public Shares, Public Warrants or Public Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire EDOC Ordinary Shares. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements with respect to such a transaction have been entered into with any such person. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the EDOC Ordinary Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions; and (iii) any such EDOC Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, EDOC will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons and the consideration received by each party in connection with such arrangements. Any such report will include (i) the amount of EDOC Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of EDOC Ordinary Shares for which EDOC has received redemption requests. Entering into any such incentive arrangements may have a depressive effect on outstanding EDOC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting.

Entering into any such incentive arrangements may have a depressive effect on the EDOC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he owns, either prior to or immediately after the Extraordinary General Meeting. In addition, if such purchases are made, the public float of EDOC Ordinary Shares, EDOC Rights or EDOC Warrants and the number of beneficial holders of EDOC securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of EDOC securities on Nasdaq.

Nasdaq may delist EDOC’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in EDOC’s securities and subject it to additional trading restrictions.

We cannot assure you that our securities will continue to be listed on Nasdaq in the future and prior to the Business Combination. In order to continue listing our securities on Nasdaq prior to an initial Business Combination, we must maintain certain financial, distribution and share price levels. Generally, we must maintain a minimum amount in shareholders’ equity (generally $2,500,000) and a minimum number of holders of its securities (generally 300 round-lot holders).

On April 14, 2022, we received a deficiency letter from the Listing Qualifications Department (the “Staff”) of Nasdaq notifying the Company that, for the preceding 30 consecutive business days, the Company’s Market Value of Listed Securities (“MVLS”) was below the $35 million minimum requirement for continued inclusion on The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(b)(2) (the “MVLS Requirement”).

On October 13, 2022, we received a determination letter (the “Letter”) from the Staff stating that EDOC has not regained compliance, within the prior six-month grace period, with the MVLS Requirement, since our Ordinary Shares were below the $35 million minimum MVLS and had not been at least $35 million for a minimum of 10 consecutive business days at any time during the 180-day grace period granted to EDOC.

Pursuant to the Letter, unless we requested a hearing to appeal this determination by 4:00 p.m. Eastern Time on October 20, 2022, our Ordinary Shares were to be delisted from The Nasdaq Capital Market, trading of our Ordinary Shares would be suspended at the opening of business on October 24, 2022, and a Form 25-NSE will be filed with the SEC, which would remove our securities from listing and registration on Nasdaq.

On October 20, 2022, the Nasdaq Hearings Panel (the “Panel”) granted us a hearing to appeal the Staff’s determination, and on December 1, 2022, we attended the hearing before the Panel.

On December 20, 2022, the Panel issued its decision (“Decision”) to grant EDOC’s request for continued listing on Nasdaq until April 11, 2023, subject to certain conditions, including that the Company will, within certain agreed timeframes: (i) file a registration statement on Form F-4 with the SEC as part of the initial business combination with AOI; (ii) file its annual report on Form 10-K for the fiscal year ending December 31, 2022 with the SEC; (iii) obtain shareholder approval to extend its deadline to complete an initial business combination; and (iv) close the Business Combination and demonstrate compliance with all initial listing standards as required by Listing Rule 5505. As a result of the Decision, during the exception period, EDOC Ordinary Shares, rights and warrants will continue to trade on Nasdaq under symbols “ADOC,” “ADOCR,” and “ADOCW,” respectively.

On January 5, 2023, EDOC received an additional determination letter from the Staff stating that EDOC has not held an annual meeting of shareholders in compliance with Nasdaq Listing Rule 5620(a). EDOC submitted a plan of compliance to the Panel on January 10, 2023. On January 24, 2023, EDOC filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2022 and filed a definitive proxy statement in connection with its extension to complete the Business Combination. EDOC held its extraordinary meeting in lieu of an annual meeting on February 9, 2023 and its shareholders approved an extension of the business combination deadline.

On March 21, 2023, EDOC received a letter from the Staff confirming that EDOC has regained compliance with the market value of listed securities concern, as required by the Panel decision dated December 20, 2022. The letter provides that the Staff has determined that EDOC has also regained compliance with the annual shareholder meeting requirement. For these reasons, the Panel has determined to continue the listing of EDOC’s securities on The Nasdaq Stock Market and has closed the matter set forth in the foregoing paragraphs.

On September 25, 2023, EDOC received a deficiency letter from the Staff notifying EDOC that EDOC no longer meets the minimum 300 public holders requirement for The Nasdaq Capital Market pursuant to Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”). The notification received had no immediate effect on EDOC’s Nasdaq listing. In accordance with Nasdaq rules, EDOC has 45 calendar days, or until November 9, 2023, to submit a plan to regain compliance with the Minimum Public Holders Requirement. On November 9, 2023, EDOC submitted a plan of compliance to Nasdaq and is awaiting a response from the Staff.

Additionally, on November 10, 2023, EDOC received a notice (the “Notice”) from the Staff indicating that EDOC has failed to comply with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

Pursuant to the Notice, unless EDOC timely requested a hearing to appeal this determination the EDOC Ordinary Shares were to be delisted from The Nasdaq Capital Market, trading of the EDOC Ordinary Shares would be suspended at the opening of business on November 21, 2023, and a Form 25-NSE would be filed with the SEC, which would remove EDOC’s securities from listing and registration on Nasdaq.

On November 17, 2023, the Panel granted EDOC a hearing to appeal the Staff’s determination, which is scheduled for February 22, 2024.

Following the granting of the hearing, on November 30, 2023, EDOC received an additional deficiency letter from the Staff notifying EDOC that EDOC was delinquent in filing its Quarterly Report on Form 10-Q for the period ended September 30, 2023 and that this was an additional basis for delisting. The notification noted that the hearings panel will consider this matter in rendering a determination regarding the Company’s continued listing on Nasdaq.

There is no assurance that EDOC’s securities will continue to be listed on Nasdaq in the future and prior to the Business Combination, or that after the Business Combination, Pubco’s securities will maintain then financial, distribution and share price levels, minimum amount in shareholders’ equity and minimum number of holders of its securities to maintain compliance with the MVLS Requirement or the Minimum Public Holders Requirement.

If Nasdaq delists our securities from trading on its exchange, whether due to our inability to comply with the Decision or otherwise, and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•        Our ability to complete an initial Business Combination with a target company contemplating a Nasdaq listing;

•        a limited availability of market quotations for our securities;

•        reduced liquidity for our securities;

•        a determination that our Ordinary Shares are a “penny stock,” which will require brokers trading in our Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” Because our units, ordinary shares, warrants and rights are currently listed on Nasdaq, our units, ordinary shares, warrants and rights are covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case. While we are not aware of a state having used these powers to prohibit or restrict the sale of securities issued by blank check companies, other than the state of Idaho, certain state securities regulators view blank check companies unfavorably and might use these powers, or threaten to use these powers, to hinder the sale of securities of blank check companies in their states. Further, if we were no longer listed on Nasdaq, our securities would not be covered securities and we would be subject to regulation in each state in which we offers our securities.

The Third Extension Amendment contravenes Nasdaq rules, and as a result, could lead Nasdaq to suspend trading in EDOC’s securities or lead EDOC to be delisted from Nasdaq.

EDOC is listed on The Nasdaq Capital Market. Nasdaq IM-5101-2 requires that a special purpose acquisition company complete one or more business combinations within 36 months of the effectiveness of the registration statement for EDOC’s initial public offering (the “IPO Registration Statement”), which, in the case of EDOC, would have been November 12, 2023 (the “Nasdaq Deadline”). The November 2023 Extension extended the date by which EDOC must contemplate its initial business combination beyond the Nasdaq Deadline. As a result, the November 2023 Extension does not comply with Nasdaq rules. There is a risk that trading in EDOC’s securities may be suspended and EDOC may be subject to delisting by Nasdaq due to the November 2023 Extension. We cannot assure that Nasdaq will not delist EDOC if EDOC does not complete one or more business combinations by the Nasdaq Deadline, that we will be able to obtain a hearing with Nasdaq’s Hearings Panel to appeal the delisting determination, or that our securities will not be suspended pending the Hearing Panel’s decision.

If Nasdaq delists any of our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect such securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, as discussed in “Risk Factors — Nasdaq may delist EDOC’s securities from trading on its exchange prior to the Business Combination, which could limit investors’ ability to make transactions in EDOC’s securities and subject it to additional trading restrictions” above.

There are risks to EDOC’s shareholders who are not affiliates of the Sponsor of becoming shareholders of Pubco through the Business Combination rather than acquiring securities of AOI directly in an underwritten public offering, including no independent due diligence review by an underwriter and conflicts of interest of the Sponsor.

Upon the Closing, Pubco intends to apply to continue the listing of the Pubco Ordinary Shares and the Pubco Warrants on Nasdaq under the symbols COOT and COOTW, respectively.

Because there is no independent third-party underwriter involved in the Business Combination or the issuance of Pubco’s securities in connection therewith, investors will not receive the benefit of any outside independent review of EDOC’s and AOI’s respective finances and operations. Underwritten public offerings of securities conducted by a licensed broker-dealer are subjected to a due diligence review by the underwriter or dealer manager to satisfy statutory duties under the Securities Act, the rules of Financial Industry Regulatory Authority, Inc. (FINRA) and the national securities exchange where such securities are listed. Additionally, underwriters or dealer-managers conducting such public offerings are subject to liability for any material misstatements or omissions in a registration statement filed in connection with the public offering. As no such review will be conducted in connection with the Business Combination, EDOC’s shareholders must rely on the information in this proxy statement/prospectus and will not have the benefit of an independent review and investigation of the type normally performed by an independent underwriter in a public securities offering.

If Pubco became a public company through an underwritten public offering, the underwriters for such offering would be subject to liability under Section 11 of the Securities Act for material misstatements and omissions in the initial public offering registration statement. In general, an underwriter is able to avoid liability under Section 11 if it can prove that, it “had, after reasonable investigation, reasonable ground to believe and did believe, at the time the registration statement became effective, that the statements therein (other than the audited financial statements) were true and that there was no omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading.” In order to fulfill its duty to conduct a “reasonable investigation,” an underwriter will, in addition to conducting a significant amount of due diligence on its own, usually require that an issuer’s independent registered public accounting firm provide a comfort letter with respect to certain numbers included in the registration statement and will require the law firm for the issuer to include in its legal opinion to the underwriters a statement that such counsel is not aware of any material misstatements or omissions in the initial public offering registration statement (“Counsel Negative Assurance Statements”). Auditor comfort letters and Counsel Negative Assurance Statements are generally not required in connection with private companies going public through a merger with a special purpose acquisition company, such as EDOC, and no auditor comfort letters or Counsel Negative Assurance Statements have been requested or obtained in connection with the Business Combination or the preparation of this proxy statement/prospectus.

In addition, the amount of due diligence conducted by EDOC and its advisors in connection with the Business Combination may not be as high as would have been undertaken by an underwriter in connection with an initial public offering of Pubco. Accordingly, it is possible that defects in Pubco’s business or problems with Pubco’s management that would have been discovered if Pubco conducted an underwritten public offering will not be discovered in connection with the Business Combination, which could adversely affect the market price of the Pubco Ordinary Shares.

Unlike an underwritten initial public offering, the initial trading of the Pubco Ordinary Shares will not benefit from the book-building process undertaken by underwriters that helps to inform efficient price discovery with respect to opening trades of newly listed shares and underwriter support to help stabilize, maintain or affect the public price of the new issue immediately after listing.

The lack of such a process in connection with the listing of Pubco’s securities could result in diminished investor demand, inefficiencies in pricing and a more volatile public price for Pubco Securities during the period immediately following the listing than in connection with an underwritten initial public offering.

Such differences from an underwritten public offering may present material risks to unaffiliated investors that would not exist if we became a publicly listed company through an underwritten initial public offering instead of upon consummation of the Business Combination.

If third parties bring claims against EDOC, the proceeds held in the Trust Account could be reduced and the per share redemption amount received by shareholders may be less than $11.65 per share (based on the Trust Account balance as of December 22, 2023).

EDOC’s placing of funds in the Trust Account may not protect those funds from third-party claims against EDOC. Although EDOC seeks to have vendors, service providers (other than EDOC’s independent registered public accounting firm), prospective target businesses and other entities with which EDOC does business execute agreements with EDOC waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against EDOC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, EDOC’s management will consider whether competitive alternatives are reasonably available to EDOC and will only enter into an agreement with such third party if management believes that such third party’s engagement would be in the best interests of EDOC under the circumstances. Neither EDOC’s auditor, Marcum LLP, nor I-Bankers, has or will execute an agreement with EDOC waiving such claims to the monies held in the Trust Account.

Examples of possible instances where EDOC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with EDOC and will not seek recourse against the Trust Account for any reason. Upon redemption of EDOC’s Public Shares, if EDOC has not completed its initial business combination within the required time period, or upon the exercise of a redemption right in connection with its initial business combination, EDOC will be required to provide for payment of claims of creditors that were not waived that may be brought against EDOC within the 10 years following redemption. Accordingly, the per share redemption amount received by public shareholders could be less than the $11.65 per public share (based on the Trust Account balance as of December 22, 2023 and net of taxes payable), due to claims of such creditors.

The Sponsor has agreed that it will be liable to EDOC if and to the extent any claims by a third party for services rendered or products sold to us, or a prospective target business with which EDOC has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.17 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in value of the trust assets, in each case net of the interest that may be withdrawn to pay EDOC’s tax obligations, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under EDOC’s indemnity of the underwriters of EDOC’s IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third party claims. EDOC has not independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Sponsor’s only assets are securities of EDOC. The Sponsor may not have sufficient funds available to satisfy those obligations. EDOC has not asked the Sponsor to reserve for such obligations, and therefore, no funds are currently set aside to cover any such obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for EDOC’s business combination and redemptions could be reduced to less than $10.17 per public share. In such event, EDOC may not be able to complete EDOC’s business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of EDOC’s directors or officers will indemnify EDOC for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

Additionally, if EDOC is forced to file a bankruptcy case or an involuntary bankruptcy case is filed against EDOC which is not dismissed, or if EDOC otherwise enters compulsory or court supervised liquidation, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in EDOC’s bankruptcy estate and subject to the claims of third parties with priority over the claims of EDOC’s shareholders. To the extent any bankruptcy claims deplete the Trust Account, EDOC may not be able to return to the public shareholders $11.65 per share, net of taxes payable (which is the approximate amount per public share based on the Trust Account balance as of December 22, 2023). EDOC has access to minimal funds held outside the Trust Account with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $100,000). In the event that EDOC liquidates, and it is subsequently determined that the reserve for claims and liabilities is insufficient, shareholders who received funds from our Trust Account could be liable for claims made by creditors, however such liability will not be greater than the amount of funds from our Trust Account received by any such shareholder.

Past performance by any member or members of our management team or our Sponsor or any of their respective affiliates may not be indicative of future performance of an investment in EDOC or Pubco.

Past performance by any member or members of our management team, our Sponsor, or any of their respective current or former affiliates or entities related to one or more of them, is not a guarantee of success with respect to the Business Combination. You should not rely on the historical record of any member or members of our management team, any of their respective current or former affiliates or entities related to one or more of them, or any of the foregoing’s related investment’s performance, as indicative of the future performance of an investment in EDOC or Pubco or the returns EDOC or Pubco will, or is likely to, generate going forward.

Nasdaq may not list Pubco’s securities on its exchange, which could limit investors’ ability to make transactions in Pubco’s securities and subject Pubco to additional trading restrictions.

EDOC’s securities are currently listed on Nasdaq, and it is anticipated that, following the Business Combination, Pubco’s securities will be listed on Nasdaq. However, there can be no assurance that Pubco’s securities will continue to be listed on Nasdaq in the future. In order to continue to maintain the listing of Pubco’s securities on Nasdaq, Pubco must maintain certain financial, distribution, liquidity and stock price levels. For instance, Pubco’s stock price would generally be required to be at least $4 per share and its shareholders’ equity would generally be required to be at least $5 million and Pubco would be required to have a minimum of 400 public holders of “round lots” of 100 shares (with at least 50% of such round lot holders holding securities with a market value of at least $2,500). In addition to the listing requirements for Pubco’s ordinary shares, Nasdaq imposes listing standards on warrants. There can be no assurance that Pubco will be able to meet those initial listing requirements. If Nasdaq delists Pubco’s securities from trading on its exchange and Pubco is not able to list its securities on another national securities exchange, EDOC expects Pubco’s securities could be quoted on an over-the-counter market. If this were to occur, Pubco could face significant material adverse consequences, including:

•        a limited availability of market quotations for its securities;

•        reduced liquidity for its securities;

•        a determination that the Pubco Ordinary Shares are “penny shares” which will require brokers trading in the ordinary shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for Pubco’s securities;

•        a limited amount of news and analyst coverage; and

•        a decreased ability to issue additional securities or obtain additional financing in the future.

With respect to EDOC Ordinary Shares before the Business Combination, if these shares cease trading on Nasdaq, then such an event may be considered a Material Adverse Event under the Business Combination Agreement, and AOI is not obligated to close the Business Combination for as long as such Material Adverse Event is continuing and uncured.

The SEC has recently issued proposed rules to regulate special purpose acquisition companies. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with such proposals may increase our costs and the time needed to complete our Business Combination and may constrain the circumstances under which we could complete a business combination.

On March 30, 2022, the SEC issued proposed rules (the “SPAC Rule Proposals”) relating, among other items, to disclosures in business combination transactions between special purpose acquisition companies (“SPACs”) such as us and private operating companies; the condensed financial statement requirements applicable to transactions involving shell companies; the use of projections by SPACs in SEC filings in connection with proposed business combination transactions; the potential liability of certain participants in proposed business combination transactions; and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, including a proposed rule that would provide SPACs a safe harbor from treatment as an investment company if they satisfy certain conditions that limit a SPAC’s duration, asset composition, business purpose and activities. Certain of the procedures that we, a potential business combination target, or others may determine to undertake in connection with the SPAC Rule Proposals, or pursuant to the SEC’s views expressed in the SPAC Rule Proposals, may increase the costs of negotiating and completing a business combination and the time required to consummate a transaction, and may constrain the circumstances under which we could complete a business combination.

If we are deemed to be an investment company for purposes of the Investment Company Act, we would be required to institute burdensome compliance requirements and our activities would be severely restricted. As a result, in such circumstances, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial Business Combination and instead liquidate the Company.

There is currently some uncertainty concerning the applicability of the Investment Company Act to a SPAC, including a company like ours. As a result, it is possible that a claim could be made that we have been operating as an unregistered investment company.

If we are deemed to be an investment company under the Investment Company Act, our activities would be severely restricted. In addition, we would be subject to burdensome compliance requirements. We do not believe that our principal activities will subject us to regulation as an investment company under the Investment Company Act. However, if we are deemed to be an investment company and subject to compliance with and regulation under the Investment Company Act, we would be subject to additional regulatory burdens and expenses for which we have not allotted funds. As a result, unless we are able to modify our activities so that we would not be deemed an investment company, we may abandon our efforts to complete an initial business combination and instead liquidate the Company. Were we to liquidate, our warrants and rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including potential price appreciation of our securities.

To mitigate the risk that we might be deemed to be an investment company for purposes of the Investment Company Act, on January 5, 2023, we instructed the trustee to liquidate the investments held in the Trust Account and instead to hold the funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or our liquidation. As a result, following the liquidation of investments in the Trust Account, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments, which would reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation.

The funds in the Trust Account have, since our IPO, been held only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds investing solely in U.S. government treasury obligations and meeting certain conditions under Rule 2a-7 under the Investment Company Act. To mitigate the risk of us being deemed to be an unregistered investment company (including under the subjective test of Section 3(a)(1)(A) of the Investment Company Act) and thus subject to regulation under the Investment Company Act, on January 5, 2023, we instructed Continental Stock Transfer & Trust Company, the trustee with respect to the Trust Account, to liquidate the U.S. government treasury obligations or money market funds held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a bank until the earlier of the consummation of our initial business combination or liquidation. Following such liquidation, we may receive less interest on the funds held in the Trust Account than the interest we would have received pursuant to our original Trust Account investments; however, interest previously earned on the funds held in the Trust Account still may be released to us to pay our taxes, if any, and certain other expenses as permitted. Consequently, any decision to liquidate the investments held in the Trust Account and thereafter to hold all funds in the Trust Account in an interest-bearing demand deposit account at a national bank could reduce the dollar amount our public shareholders would receive upon any redemption or our liquidation. Were we to liquidate, our warrants and rights would expire worthless, and our securityholders would lose the investment opportunity associated with an investment in the combined company, including any potential price appreciation of our securities.

In the event that we are deemed to be an investment company, despite any change in investments in the Trust Account, we may be required to liquidate, and the longer the period before the investment change, the greater the risk of being considered an investment company.

We may be deemed a “foreign person” under the regulations relating to CFIUS and our failure to obtain any required approvals within the requisite time period may require us to liquidate.

The Company’s Sponsor is American Physicians LLC, a Delaware limited liability company. The sponsor currently owns 1 EDOC Class B Ordinary Share, 1,685,152 EDOC Class A Ordinary Shares issued upon the conversion of the EDOC Class B Ordinary Shares, and 414,000 Private Placement Units, that were purchased by the Sponsor in a private placement which occurred simultaneously with the completion of the IPO. Xiaoping Becky Zhang is the sole managing member of the Sponsor and a U.S. citizen. Other members of the Sponsor include certain officers and directors of the Company. The Sponsor is not controlled by a non-U.S. person. To the best of the Company’s knowledge, other than the members holding an approximate 9.4% minority interest in the Sponsor, the sponsor does not have substantial ties with any non-U.S. persons. Approximately 90.6% of the total allocated membership interests in the Sponsor are owned by U.S. persons on a look-through basis. Of the approximately 9.4% of interests in the Sponsor owned by non-U.S. persons on a look-through basis, 0.6% are owned by persons in China, 8.6% are owned by a person in Macau and 0.2% are owned by a person in Canada. The Sponsor is expected to own approximately 6.5% of Pubco following the Business Combination, assuming none of the EDOC shareholders exercise their redemption rights in connection with the Meeting.

We do not believe that either we or our Sponsor constitute a “foreign person” under CFIUS rules and regulations. However, if CFIUS considers us to be a “foreign person” and AOI a U.S. business that may affect national security, we could be subject to such foreign ownership restrictions and/or CFIUS review. If the Business Combination with AOI falls within the scope of applicable foreign ownership restrictions, we may be unable to consummate the Business Combination. In addition, if the Business Combination falls within CFIUS’s jurisdiction, we may be required to make a mandatory filing or determine to submit a voluntary notice to CFIUS, or to proceed with the Business Combination without notifying CFIUS and risk CFIUS intervention, before or after closing the Business Combination.

Although we do not believe we or our sponsor are a “foreign person”, CFIUS may take a different view and decide to block or delay the Business Combination, impose conditions to mitigate national security concerns with respect to the Business Combination, order us to divest all or a portion of a U.S. business of the combined company if we had proceeded without first obtaining CFIUS clearance, or impose penalties if CFIUS believes that the mandatory notification requirement applied. Additionally, the laws and regulations of other U.S. government entities may impose review or approval procedures on account of any foreign ownership by the Sponsor. If we were to seek an initial business combination other than the Business Combination, the pool of potential targets with which we could complete an initial business combination may be limited as a result of any such regulatory restriction. Moreover, the process of any government review, whether by CFIUS or otherwise, could be lengthy. Because we have only a limited time to complete the Business Combination, our failure to obtain any required approvals within the requisite time period may require us to liquidate. If we liquidate, our public shareholders may only receive $11.65 per share (based on the approximate amount in the Trust Account on December 22, 2023 and net of taxes payable), and our warrants and rights will expire worthless. This will also cause you to lose any potential investment opportunity in AOI and the chance of realizing future gains on your investment through any price appreciation in the combined company.

EDOC’s shareholders will experience immediate dilution as a consequence of the issuance of Ordinary Shares as consideration in the Business Combination and due to future issuances, including pursuant to the Incentive Plan. Having a minority share position may reduce the influence that EDOC’s current shareholders have on the management of AOI.

It is anticipated that, following the Business Combination (assuming, among other things, that no public shareholders exercise their redemption rights with respect to their Public Shares) (1) EDOC’s Public Shareholders are expected to own approximately 7.23% of the outstanding Pubco Ordinary Shares, (2) the Sellers (without taking into account any Public Shares held by the Sellers prior to the consummation of the Business Combination) are expected to collectively own approximately 78.5% of the outstanding Pubco Ordinary Shares, and (3) the Sponsor is expected to own approximately 9.47% of the outstanding Pubco Ordinary Shares, assuming none of the EDOC shareholders exercise their redemption rights in connection with the Meeting. Under the Maximum Redemptions scenario, which assumes that the NTA Proposal is approved by the EDOC shareholders, Public Shareholders, the Sponsor and the AOI shareholders will own approximately 3.93%, 9.82% and 81.4% of the outstanding shares of Pubco, respectively, such percentages calculated assuming that the Sellers receive approximately 18,646,643 Pubco Ordinary Shares, derived from the shares outstanding and weighted average shares outstanding as presented in the pro forma combined financial statements (after rounding adjustment).

Pubco’s employees and consultants are expected to be granted equity awards under the Incentive Plan. EDOC doc shareholders will experience additional dilution when those equity awards and purchase rights become vested and settled or exercisable, as applicable, for Pubco Ordinary Shares. These options, if exercised by the option holders, will result in further dilution to EDOC shareholders after the consummation of the Business Combination.

Additionally, Pubco may also, from time to time in the future, issue additional Pubco Ordinary Shares or securities convertible into Pubco Ordinary Shares pursuant to a variety of transactions, including acquisitions. Issuing additional shares of our capital stock, other equity securities, or securities convertible into equity may dilute the economic and voting rights of our existing shareholders, reduce the market price of Pubco Ordinary Shares, or both. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preference shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of Pubco Ordinary Shares. Pubco’s decision to issue securities in any future offering will depend on market conditions and other factors beyond its control, which may adversely affect the amount, timing, or nature of our future offerings. As a result, holders of EDOC Ordinary Shares bear the risk that future offerings may reduce the market price of Pubco Ordinary Shares and dilute their percentage ownership.

EDOC’s and AOI’s ability to consummate the Business Combination, and the operations of Pubco following the Business Combination, may be materially adversely affected by the recent coronavirus (COVID-19) pandemic.

The COVID-19 outbreak has adversely affected, and other events (such as terrorist attacks, natural disasters or a significant outbreak of other infectious diseases or public health crises) could adversely affect, economies and financial markets worldwide, business operations and the conduct of commerce generally, and the business of Pubco following the Business Combination could be adversely affected. The extent of such impact will depend on future developments, which are highly uncertain and cannot be predicted, including new information which may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. The outbreak of COVID-19 may also have the effect of heightening many of the other risks described in this “Risk Factors” section, such as those related to the market for our securities and to the conduct of AOI’s business.

EDOC’s Private Warrants, accounted for as a warrant liability, will be recorded at fair value upon issuance with changes in fair value each period reported in earnings, which may have an adverse effect on the market price of EDOC Ordinary Shares and/or may make it more difficult for EDOC to consummate an initial business combination, if the business combination with AOI is not completed.

EDOC accounts for the Private Warrants issued concurrently with the closing of the IPO in accordance with the guidance contained in Derivatives and Hedging — Contracts in Entity’s Own Equity (ASC 815-40). Such guidance provides that because the Warrants do not meet the criteria for equity treatment thereunder, each Warrant must be recorded as a liability. Accordingly, EDOC will classify each Private Warrant as a liability at its fair value. This liability is subject to re-measurement at each balance sheet date. With each such remeasurement, the warrant liability will be adjusted to fair value, with the change in fair value recognized in its statement of operations and therefore its reported earnings. The impact of changes in fair value on earnings may have an adverse effect on the market price of the EDOC Ordinary Shares. In addition, potential targets may seek a SPAC that does not have warrants that are accounted for as a warrant liability, which may make it more difficult for EDOC to consummate an initial business combination with a target business (if the Business Combination is not completed).

Our warrant agreement will designate the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of our warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with our company.

Our warrant agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the warrant agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) that we irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

Notwithstanding the foregoing, these provisions of the warrant agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our warrant agreement. If any action, the subject matter of which is within the scope the forum provisions of the warrant agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.

This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with our company, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our warrant agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and board of directors.

Pubco may redeem unexpired Public Warrants prior to their exercise at a time that is disadvantageous for warrant holders.

Following the Business Combination, Pubco may redeem the Public Warrants, prior to their exercise at a time that is disadvantageous to the holder, thereby significantly impairing the value of such warrants. Pubco will have the ability to redeem outstanding Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the Ordinary Shares equals or exceeds $18.00 per share (subject to adjustment for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within a 30 trading day period ending on the third trading business day prior to the date on which a notice of redemption is sent to the warrantholders and upon not less than 30 days’ prior written notice of redemption to each warrant holder. Pubco will not redeem the warrants as described above unless a registration statement under the Securities Act covering the shares issuable upon exercise of such warrants is effective and a current prospectus relating to those Pubco Ordinary Shares is available throughout the 30-day redemption period, except if the warrants may be exercised on a cashless basis and such cashless exercise is exempt from registration under the Securities Act.

The Private Warrants are identical to the Public Warrants in all material respects, except that the Private Warrants and any outstanding I-Bankers Warrants and any warrants underlying units issued to the Sponsor, initial shareholders, EDOC’s officers, directors or their affiliates in payment of working capital loans made to EDOC or any permitted transferees, will not be redeemable by Pubco and will be exercisable on a cashless basis, in each case so long as they are held by the initial purchasers of the Private Warrants or their permitted transferees. If such warrants are held by other holders, such warrants will be redeemable by Pubco in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

If and when the Public Warrants become redeemable by Pubco, if Pubco has elected to require the exercise of Public Warrants on a cashless basis, Pubco may not exercise its redemption right if the issuance of Pubco Ordinary Shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or we are unable to effect such registration or qualification. Pubco will use its best efforts to register or qualify such Pubco Ordinary Shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by us in the IPO. Redemption of the outstanding Public Warrants could force you (i) to exercise your Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your Public Warrants at the then-current market price when you might otherwise wish to hold your Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding Public Warrants are called for redemption, is likely to be substantially less than the market value of your Public Warrants.

In the event Pubco determines to redeem the Public Warrants, holders of redeemable warrants would be notified of such redemption as described in the Warrant Agreement. Specifically, in the event that Pubco elects to redeem all of the redeemable warrants as described above, Pubco will fix a date for the redemption (“Warrant Redemption Date”).

Notice of redemption will be mailed by first class mail, postage prepaid, by Pubco not less than 30 days prior to the Warrant Redemption Date to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the manner provided in the warrant agreement will be conclusively presumed to have been duly given whether or not the registered holder received such notice. In addition, beneficial owners of the redeemable warrants will be notified of such redemption via Pubco’s posting of the redemption notice to DTC. In each case, Pubco may only call the Pubco Public Warrants for redemption upon a minimum of 30 days’ prior written notice of redemption to each holder, provided that holders will be able to exercise their Pubco Public Warrants prior to the time of redemption and, at Pubco’s election, any such exercise may be required to be on a cashless basis. The closing price for the Class A Ordinary Shares as of December 22, 2023 was $11.55 and has never exceeded the $18.00 threshold that would trigger the right to redeem the Public Warrants following the Closing.

EDOC identified a material weakness in its internal control over financial reporting. If EDOC is unable to develop and maintain an effective system of internal control over financial reporting, EDOC may not be able to accurately report its financial results in a timely manner, which may adversely affect investor confidence in EDOC and materially and adversely affect EDOC’s business and operating results.

EDOC’s management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. EDOC’s management also evaluates the effectiveness of its internal controls and EDOC will disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of EDOC’s annual or interim financial statements will not be prevented or detected on a timely basis.

As described elsewhere herein, EDOC previously identified, in light of the prior reclassification of certain warrants from equity to liability, as well as the reclassification of EDOC’s redeemable Class A Ordinary Shares as temporary equity, a material weakness in its internal controls over financial reporting relating to our accounting for complex financial instruments.

EDOC has commenced its remediation efforts in connection with the identification of the material weaknesses discussed above and has continued to implement the remedial steps during the year ended December 31, 2022. EDOC has implemented procedures intended to ensure that it identifies and applies the applicable accounting guidance to all complex transactions. EDOC is establishing additional monitoring and oversight controls designed to ensure the accuracy and completeness of its consolidated financial statements and disclosures. EDOC plans to further improve this process by enhancing access to accounting literature, identification of third-party professionals with whom to consult regarding complex accounting applications and consideration of additional staff with the requisite experience and training to supplement existing accounting professionals.

EDOC believes, but cannot provide any assurance that, the measures described above will remediate the material weaknesses identified and discussed above. While the time it may take to remediate the weakness is uncertain, the remediation initiatives outlined above are estimated to take place over the next 6 to 12 months. While EDOC continues the process to implement its plan to remediate the material weaknesses, it cannot predict the success of such plan or the aggregate costs associated therewith, and EDOC’s assessment of the outcome of its remediation efforts cannot be made until the remediation initiatives have been completed and EDOC has been operating without the material weaknesses for a sufficient period of time. EDOC continues to monitor the effectiveness of its remediation efforts and the costs associated therewith, which may, individually or in the aggregate, be material, but which cannot yet be determined. EDOC can give no assurance that these measures described above will remediate the deficiencies in internal controls or that additional material weaknesses or significant deficiencies in its internal control over financial reporting will not be identified in the future. EDOC’s failure to implement and maintain effective internal control over financial reporting could result in errors in its financial statements that may lead to a restatement of its financial statements or cause EDOC to fail to meet its reporting obligations.

Effective internal controls are necessary for EDOC to provide reliable financial reports and prevent fraud. Measures to remediate material weaknesses may be time-consuming and costly and there is no assurance that such initiatives will ultimately have the intended effects. If EDOC identifies any new material weaknesses in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of EDOC’s accounts or disclosures that could result in a material misstatement of its annual or interim financial statements. In such case, EDOC may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and adversely affect EDOC’s business and operating results. EDOC cannot assure you that the measures it has taken to date, or any measures it may take in the future, will be sufficient to avoid potential future material weaknesses.

If EDOC requires Public Shareholders who wish to redeem their Public Shares to comply with the delivery requirements for redemption, such shareholders may be unable to sell their securities when they wish to if the Business Combination is not approved.

If EDOC requires Public Shareholders who wish to redeem their Public Shares to comply with specific delivery requirements for redemption and such proposed business combination is not consummated, EDOC will promptly return such certificates to the applicable Public Shareholders. Accordingly, investors who attempted to redeem their shares in such a circumstance will be unable to sell their securities after the failed acquisition until EDOC has returned their securities to them. The market price for EDOC’s shares may decline during this time and EDOC’s Public Shareholders may not be able to sell their securities when they wish to, even while other shareholders that did not seek conversion may be able to sell their securities.

EDOC’s shareholders may be held liable for claims by third parties against EDOC to the extent of distributions received by them upon redemption of their shares.

If EDOC is forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, EDOC was unable to pay EDOC’s debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover all amounts received by EDOC’s shareholders. Furthermore, EDOC’s directors may be viewed as having breached their fiduciary duties to EDOC or EDOC’s creditors or may have acted in bad faith, and thereby exposing themselves and EDOC’s company to claims, by paying public shareholders from the Trust Account prior to addressing the claims of creditors. EDOC cannot assure you that claims will not be brought against EDOC for these reasons. EDOC and its directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of EDOC’s share premium account while EDOC was unable to pay EDOC’s debts as they fall due in the ordinary course of business would be guilty of an offence and may be liable to a fine of $18,293 and to imprisonment for five years in the Cayman Islands.

There is substantial doubt about our ability to continue as a “going concern.”

In connection with our assessment of going concern considerations under applicable accounting standards, management has determined that our possible need for additional financing to enable us to negotiate and complete our initial business combination, as well as the deadline by which we may be required to liquidate our Trust Account, raises substantial doubt about our ability to continue as a going concern through approximately one year from the date the unaudited condensed financial statements included in this Registration Statement.

Risks Related to Redemption

Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their redemption rights prior to the deadline. If EDOC’s shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

A Public Shareholder will be entitled to receive cash for any public shares to be redeemed only if such Public Shareholder: (i)(a) holds Public Shares; (ii) submits a written request to Continental, EDOC’s transfer agent, in which it (a) requests that EDOC redeem all or a portion of its public shares for cash, and (b) identifies itself as a beneficial holder of the public shares and provides its legal name, phone number, and address; and (iii) delivers its share certificates (if any) and other redemption forms (as applicable) to Continental physically or electronically through DTC. Holders must complete the procedures for electing to redeem their public shares in the manner described above prior to 5:00 P.M., Eastern Time, on [            ], 2024 (two business days before the Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a Public Shareholder’s broker and/or clearing broker, DTC and Continental, will need to act to facilitate this request. It is EDOC’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because EDOC does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their redemption rights and thus will be unable to redeem their shares.

If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms (as applicable) to Continental, then EDOC will redeem such public shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of the IPO, calculated as of two business days prior to the consummation of the Business Combination. Please see the section titled “Extraordinary General Meeting of Shareholders of EDOC — Redemption Rights” for additional information on how to exercise your redemption rights.

Investors may not have sufficient time to comply with the delivery requirements associated with exercise of their redemption rights.

Pursuant to EDOC’s Existing Organizational Documents, EDOC is required to give a minimum of only five clear days’ notice (meaning 5 days’ notice, excluding the day when the notice is received or deemed to be received and the day for which it is given or which it is to take effect) for an extraordinary general meeting. As a result, if EDOC requires Public Shareholders who wish to convert their Public Shares into the right to receive a pro rata portion of the funds in the Trust Account to comply with specific delivery requirements for conversion, holders may not have sufficient time to receive the notice and deliver their shares for conversion. Accordingly, investors may not be able to exercise their redemption rights and may be forced to retain EDOC’s securities when they otherwise would not want to.

If a Public Shareholder fails to receive notice of EDOC’s offer to redeem Public Shares in connection with the Business Combination, or fails to comply with the procedures required to redeem its shares, such shares may not be redeemed.

If, despite EDOC’s compliance with the proxy rules, a Public Shareholder fails to receive EDOC’s proxy materials, such public shareholder may not become aware of the opportunity to redeem his, her, or its Public Shares. In addition, the proxy materials that EDOC is furnishing to holders of Public Shares in connection with the Business Combination describes the various procedures that must be complied with in order to validly redeem the Public Shares. In the event that a Public Shareholder fails to comply with these procedures, its Public Shares may not be redeemed. Please see the section titled “Extraordinary General Meeting of Shareholders of EDOC — Redemption Rights” for additional information on how to exercise your redemption rights.

If a Public Shareholder or a “group” of Public Shareholders are deemed to hold in excess of 15% of EDOC’s Public Shares, that Public Shareholder or Public Shareholders will lose the ability to redeem all such shares in excess of 15% of EDOC’s Public Shares, absent EDOC’s consent.

A holder of Public Shares, together with any affiliate of such shareholder or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 15% of the Public Shares, which is referred to as the “Excess Shares.” Accordingly, if a Public Shareholder, alone or acting in concert or as a group, seeks to redeem more than 15% of the Public Shares, then any such Excess Shares would not be redeemed for cash, without EDOC’s prior consent. However, such Public Shareholder may vote all their shares (including Excess Shares) for or against the Business Combination. A Public Shareholder’s inability to redeem the Excess Shares will reduce such Public Shareholder’s influence over EDOC’s ability to complete the Business Combination and such Public Shareholder could suffer a material loss on such Public Shareholder’s investment in EDOC if the Public Shareholder sells Excess Shares in open market transactions. Additionally, a Public Shareholder will not receive Redemption distributions with respect to the Excess Shares if EDOC completes the Business Combination. As a result, Public Shareholder will continue to hold that number of Public Shares exceeding 15% and, in order to dispose of such shares, would be required to sell such shares in open market transactions, potentially at a loss.

There is no guarantee that a Public Shareholder’s decision whether to redeem its Public Shares for a pro rata portion of the Trust Account will put the Public Shareholder in a better future economic position.

EDOC can give no assurance as to the price at which a Public Shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in EDOC’s share price, and may result in a lower value realized now than a Public Shareholder might realize in the future had the public shareholder not redeemed its shares. Similarly, if a Public Shareholder does not redeem its Public Shares, the Public Shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a Public Shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A Public Shareholder should consult the Public Shareholder’s own financial advisor for assistance on how this may affect his, her, or its individual situation.

Risks Related to Our Securities Following the Business Combination and AOI Operating as a Public Company

A market for our securities may not develop or be sustained, which would adversely affect the liquidity and price of the Pubco Ordinary Shares.

Following the Closing, the price of the Pubco Ordinary Shares may fluctuate significantly due to the market’s reaction to the Business Combination and general market and economic conditions. An active trading market for our securities following the Business Combination may never develop or, if developed, it may not be sustained. In addition, the price of our securities after the Business Combination can vary due to general economic conditions and forecasts, Pubco’s general business condition and the release of its financial reports. Additionally, if the Pubco Ordinary Shares become delisted from Nasdaq or if the Pubco Ordinary Shares are not listed on Nasdaq, the liquidity and price of our securities may be more limited than if we were listed on the Nasdaq or another national securities exchange. The lack of an active market may impair your ability to sell your Pubco Ordinary Shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling securities and may impair our ability to acquire other businesses or technologies using our shares as consideration, which, in turn, could materially adversely affect our business.

If securities or industry analysts publish reports that are interpreted negatively by the investment community or publish negative research reports about our business, our share price and trading volume could decline.

The trading market for the Pubco Ordinary Shares depends, to some extent, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts or the information contained in their reports. If one or more analysts publish research reports that are interpreted negatively by the investment community, or have a negative tone regarding our business, financial condition or results of operations, industry or end-markets, our share price could decline. In addition, if a majority of these analysts cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our share price or trading volume to decline.

We are an “emerging growth company,” and our election to comply with the reduced disclosure requirements as a public company may make the Pubco Ordinary Shares less attractive to investors.

We are an “emerging growth company” as that term is used in the JOBS Act, and we may remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of the closing of EDOC’s IPO, (B) in which we have total annual gross revenue of at least $1.235 billion, or (C) in which we are deemed to be a large accelerated filer, which means the market value of our outstanding ordinary shares that are held by non-affiliates exceeds $700 million as of the prior June 30, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three year period.

For so long as we remain an emerging growth company, we are permitted and intend to rely on exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the independent auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, being required to provide fewer years of audited financial statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We may choose to take advantage of some, but not all, of these reduced reporting burdens. Accordingly, the information we provide to our shareholders may be different than the information you receive from other public companies in which you hold stock.

In addition, the JOBS Act also provides that an “emerging growth company” can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period under the JOBS Act. As a result, our operating results and financial statements may not be comparable to the operating results and financial statements of other companies who have adopted the new or revised accounting standards. It is possible that some investors will find our ordinary shares less attractive as a result, which may result in a less active trading market for our ordinary shares and higher volatility in our share price.

Pubco will be a “foreign private issuer” and, as a result, will be permitted to rely on exemptions from certain stock exchange corporate governance standards applicable to U.S. issuers. This may afford less protection to holders of the Pubco Ordinary Shares.

Upon the Closing, as a foreign private issuer whose ordinary shares are listed on Nasdaq, we will be permitted to follow certain home country corporate governance practices in lieu of requirements under U.S. securities laws that apply to U.S. domestic public companies, including:

•        the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q or current reports on Form 8-K;

•        the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

•        the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a quarterly basis as press releases, distributed pursuant to Nasdaq rules. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely compared to that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

In addition, as a foreign private issuer we will be exempt from the provisions of Regulation Fair Disclosure (“Regulation FD”), which prohibits issuers from making selective disclosure of material nonpublic information. Even though we intend to comply voluntarily with Regulation FD, these exemptions and leniencies will reduce the frequency and scope of information and protections to which our shareholders are entitled as investors.

Pubco may lose its foreign private issuer status in the future, which could result in significant additional cost and expense.

In order to maintain Pubco’s status as a foreign private issuer, either (a) more than 50% of its outstanding voting securities must be either directly or indirectly owned of record by non-residents of the United States or (b)(i) a majority of its executive officers or directors may not be U.S. citizens or residents, (ii) more than 50% of its assets cannot be located in the United States and (iii) its business must be administered principally outside the United States. If Pubco loses its foreign private issuer status, it will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. Pubco would also have to mandatorily comply with U.S. federal proxy requirements, and its officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, Pubco may also be required to make changes in its corporate governance practices in accordance with various SEC and Nasdaq rules. The additional requirements that Pubco would become subject to if it were to lose its foreign private issuer status could lead us to incur significant additional legal, accounting and other expenses.

Following the Business Combination, Pubco will be a “controlled company” under the Nasdaq listing rules because more than 50% of Pubco’s voting power will be held by a single person, entity or group. As a result, Pubco’s shareholders may not have certain corporate governance protections that are available to shareholders of companies that are not controlled companies.

Following the Business Combination, Pubco will be a “controlled company” under the Nasdaq listing rules’ definition, which is defined as “a company of which more than 50% of the voting power for the election of directors is held by an individual, a group or another company.” Following the Business Combination, Pubco will be a “controlled company” because more than 50% of Pubco’s voting power will be held by a single person, entity or group. Specifically, JSKS Enterprises Pty. Ltd., which is 100% owned by Gary Seaton, Chief Executive Officer, owns 1,936,865 shares representing 75% of Pubco’s voting power as of the Record Date. Following the Business Combination, JSKS Enterprises Pty. Ltd.’s 1,936,865 shares will represent approximately 58.9% of Pubco’s voting power assuming no additional redemptions and approximately 61.1% of Pubco’s voting power assuming maximum redemptions.

As a result, Pubco will be a “controlled company” within the meaning of the Nasdaq listing rules and will not be subject to the requirements that would otherwise require us to have: (i) a majority of independent directors; (ii) a nominating committee comprised solely of independent directors; (iii) a compensation committee comprised solely of independent directors; and (iv) director nominees selected, or recommended for the Pubco Board selection, by the nominating committee. Although Pubco does not expect to initially rely on any of these exemptions, to the extent it opts to rely on any of these exemptions in the future, holders of Pubco Ordinary Shares will not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance and listing requirements of Nasdaq. Gary Seaton, founder of AOI, may have his interest in Pubco diluted due to future equity issuances or his own actions in selling shares of Pubco Ordinary Shares after the lock-up and, in each case, which could result in a loss of the “controlled company” exemption under the Nasdaq listing rules. Pubco would then be required to comply with those provisions of the Nasdaq listing requirements. Again, for avoidance of doubt, Pubco does not intend to avail itself of any of the exemptions available to “controlled companies” under the Nasdaq rules.

The issuance of Pubco Ordinary Shares in connection with the PIPE could cause substantial dilution, which could materially affect the trading price of the Pubco Ordinary Shares.

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AOI, EDOC and Arena Investors, LP, a Delaware limited partnership (the “PIPE Investor”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the PIPE Investor agreed to purchase redeemable (the “Debentures”) and warrants (the “Arena Warrants”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the Closing. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches, as set forth in this proxy statement/prospectus.

Each Debenture will mature on the date that is eighteen (18) months (the “Maturity Date”) from the First Closing Date and is convertible at any time at the holder’s option at a conversion price of 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date, subject to adjustment and certain floor prices for each tranche of Debenture (the “Conversion Price”). The fact that the conversion price is 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date use of post-Closing of the Business Combination, means that the number of Ordinary Shares subject to issue to the PIPE Investor is effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Ordinary Shares to be issued to the PIPE Investor would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of the Combined Entity.

As additional consideration for purchase of the Debentures, Pubco will issue to the PIPE Investor, simultaneously with the issuance of each Debenture on the applicable closing date, a warrant to purchase Pubco Ordinary Shares (such shares, the “Warrant Shares”), whereby each Arena Warrant shall provide the PIPE Investor the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the PIPE Investor on the applicable closing date at an initial exercise price of the Conversion Price, subject to adjustment upon the occurrence of certain events as set forth in such Arena Warrant. The Arena Warrants are exercisable for a period of five years and will be subject to cashless exercise if the appliable registration statements are not declared effective within 6 months of Pubco’s initial drawdown.

The Maximum Advance Amount shall be calculated as follows: (a) if the Advance Notice is received by 7:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $20 million. For purposes hereof, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such trading Day. For the avoidance of doubt, the daily trading volume shall include all trades on the Principal Market during regular trading hours.

The fact that the conversion price is 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date use of post-Closing of the Business Combination, means that the number of Ordinary Shares subject to issue to the PIPE Investor is effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Ordinary Shares to be issued to the PIPE Investor would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of the Combined Entity.

The issuance of Pubco Ordinary Shares in connection with the ELOC could cause substantial dilution, which could materially affect the trading price of the Pubco Ordinary Shares.

Pubco anticipates that the definitive documents governing the ELOC will grant to Pubco the right, but not the obligation, to require Arena or its affiliate to purchase, from time to time, following the consummation of the Business Combination, up to $50,000,000 of newly issued Pubco Ordinary Shares. To the extent that Pubco exercises its right to sell such shares under the ELOC, Pubco will be required to issue newly issued Pubco Ordinary Shares. Although Pubco cannot predict the number of Pubco Ordinary Shares that would actually be issued in connection with any such sale, such issuances could result in substantial dilution and decreases to the stock price of the Pubco Ordinary Shares. The purchase price (the “Purchase Price”) for the Pubco Ordinary Shares under the ELOC is expected to be the price per share obtained by multiplying the market price by 97.0%, whereby market price means the simple average of the daily VWAP of the Pubco Ordinary Shares during the applicable pricing period. The “pricing period” is expected to mean one (1) trading day, as notified by Pubco to the Investor in the applicable Advance Notice, commencing on the Advance Notice Date If the total day’s VWAP at the end of any given 1-hour interval has changed by +/- 3% versus the previous 1-hour interval, the Purchase Price will be 97.0% of the Investor’s sale execution for that day. The last 30 minutes of trading on a Trading Day will count as the final “1-hour” interval of such Trading Day.

The fact that the Purchase Price utilizes the VWAP of the Pubco Ordinary Shares, means that the number of Pubco Ordinary Shares subject to issue under the ELOC will be effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Ordinary Shares to be issued under the ELOC would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

Pubco may be unable to obtain funding under equity-based financing sources such as the ELOC if the Pubco Ordinary Shares are delisted from Nasdaq and/or become a penny stock.

The ELOC, as to be governed by the Purchase Agreement, requires that the Pubco Ordinary Shares are freely tradeable on a well-established public market in order to be obligated to purchase the Pubco Ordinary Shares to provide funding to Pubco. Pubco may be unable to obtain all or a portion of the funds under such arrangement if the Pubco Ordinary Shares are not freely tradeable on a well-established public market or become classified as a penny stock.

The issuance of additional Pubco Ordinary Shares in connection with future financings, acquisitions, investments, the Incentive Plan, or otherwise will dilute all other shareholders.

Pubco expects to issue additional shares in the future that will result in dilution to all other shareholders. Pubco expects to grant equity awards to employees, directors, and consultants under the Incentive Plan. It may also raise capital through equity financings in the future. As part of its business strategy, Pubco may acquire or make investments in complementary companies, products or technologies and issue equity securities to pay for any such acquisition or investment. Any such issuances of additional shares may cause shareholders to experience significant dilution of their ownership interests and the per share value of the Pubco Ordinary Shares to decline.

Pubco may issue additional Pubco Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

Pubco may issue additional Pubco Ordinary Shares or other equity securities of equal or senior rank in the future in connection with, among other things, future acquisitions, repayment of outstanding indebtedness, pursuant to the ELOC or under the Equity Incentive Plan, without shareholder approval, in a number of circumstances. The issuance of additional Pubco Ordinary Shares or other equity securities of equal or senior rank could have the following effects:

•        your proportionate ownership interest in Pubco will decrease;

•        the relative voting strength of each previously outstanding Pubco Ordinary Share may be diminished; or

•        the market price of your Pubco Ordinary Shares may decline.

Pubco will incur increased costs as a result of operating as a public company, and its management will be required to devote substantial time to compliance with its public company responsibilities and corporate governance practices.

As a public company, Pubco will incur significant legal, accounting and other expenses that it did not incur as a private company, which it expects to further increase after it is no longer an “emerging growth company.” The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq, and other applicable securities rules and regulations impose various requirements on public companies. Certain of Pubco’s management and other personnel are not experienced in managing a public company and will be required to devote a substantial amount of time to compliance with these requirements and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations. Moreover, these rules and regulations will increase its legal and financial compliance costs and will make some activities more time-consuming and costly. Pubco cannot predict or estimate the amount of additional costs we will incur as a public company or the specific timing of such costs.

If Pubco’s estimates or judgments relating to its critical accounting policies prove to be incorrect, its results of operations could be adversely affected.

The preparation of financial statements in conformity with Pubco’s key metrics require management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes and amounts reported in its key metrics. Estimates are based on historical experience, industry data, current contracts and customer relationships and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “AOI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The results of these estimates form the basis for making judgments about the carrying values of assets, liabilities and equity and the amount of revenue and expenses that are not readily apparent from other sources. Significant assumptions and estimates used in preparing its consolidated financial statements include estimates for provisions, receivables and inventory. Pubco’s results of operations may be adversely affected if its assumptions change or if actual circumstances differ from those in its assumptions, which could cause its results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of the Pubco Ordinary Shares.

Upon consummation of the Business Combination, the rights of holders of the Pubco Ordinary Shares arising under Pubco’s Amended and Restated Memorandum and Articles of Association will differ from and may be less favorable to the rights of holders of EDOC Ordinary Shares arising under the Cayman Islands Companies Act as well as EDOC’s Existing Organizational Documents including to inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

Upon consummation of the Business Combination, the rights of holders of the Pubco Ordinary Shares arising under Pubco’s Amended and Restated Memorandum and Articles of Association will differ from and may be less favorable to the rights of holders of EDOC Ordinary Shares arising under the Cayman Islands Companies Act as well as EDOC’s Existing Organizational Documents. For instance, Pubco’s Amended and Restated Memorandum and Articles of Association include language that inhibits a takeover of Pubco. This change could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.

These provisions will include a staggered board of directors, the ability of the board of directors to designate the terms of and issue new series of preference shares, and the fact that prior to the completion of our initial business combination only holders of our Class B ordinary shares, which have been issued to our Sponsor, are entitled to vote on the appointment of directors, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities. See also “Description of Pubco Securities — Comparison of Corporate Governance and Shareholder Rights.” Furthermore, there will be dilution in voting power of current holders of EDOC Ordinary Shares as a result of the Closing of the Business Combination.

U.S. holders that directly or indirectly own 10% or more of Pubco’s equity interests may be subject to adverse U.S. federal income tax consequences under rules applicable to U.S. shareholders of controlled foreign corporations.

A non-U.S. corporation generally will be classified as a controlled foreign corporation for U.S. federal income tax purposes (a “CFC”), if “10% U.S. equityholders” (as defined below) own, directly, indirectly or constructively, more than 50% of either (i) the total combined voting power of all classes of shares of such corporation entitled to vote or (ii) the total value of the shares of such corporation. We do not believe that AOI would be classified as a CFC at the time of Closing, although CFC status is determined after taking into account complex constructive ownership rules and, accordingly, there can be no assurance in this regard. The U.S. federal income tax consequences for U.S. holders who at all times are not 10% U.S. equityholders would not be affected by the CFC rules. However, a U.S. holder that owns (or is treated as owning, directly, indirectly or constructively, including by applying certain attribution rules) 10% or more of the combined voting power of all classes of Pubco’s shares entitled to vote or the total value of our equity interests (including equity interests attributable to a deemed exercise of options and convertible debt instruments), or a “10% U.S. equityholder”, if it were classified as a CFC, would generally be subject to current U.S. federal income taxation on a portion of Pubco’s applicable subsidiaries’ earnings and profits (as determined for U.S. federal income tax purposes) and its earnings and profits, regardless of whether such 10% U.S. equityholder receives any actual distributions. In addition, if we were classified as a CFC, a portion of any gains realized on the sale of its Pubco shares by a 10% U.S. equityholder may be treated as ordinary income. Pubco cannot provide any assurances that AOI will assist U.S. Holders in determining whether AOI or any of its subsidiaries are treated as a controlled foreign corporation for U.S. federal income tax purposes or whether any U.S. Holder is treated as a 10% U.S. equityholder with respect to any of such controlled foreign corporations or furnish to any holder information that may be necessary to comply with reporting and tax paying obligations if AOI, or any of its subsidiaries, is treated as a controlled foreign corporation for U.S. federal income tax purposes. Each U.S. holder should consult its own tax advisor regarding the CFC rules and whether such U.S. holder may be a 10% U.S. equityholder for purposes of these rules.

Our U.S. shareholders may suffer adverse tax consequences if Pubco is classified as a “passive foreign investment company.”

A non-U.S. corporation generally will be treated as a “passive foreign investment company” (“PFIC”), for U.S. federal income tax purposes, in any taxable year if either (1) at least 75% of its gross income for such year is passive income or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income. Based on the current and anticipated composition of the income, assets and operations of AOI and its subsidiaries and certain factual assumptions, AOI does not expect to be treated as a PFIC for the taxable year ending December 31, 2022. Because the value of its gross assets is likely to be determined in part by reference to its market capitalization, a decline in the value of the Pubco Ordinary Shares may result in AOI becoming a PFIC. Accordingly, there can be no assurance that we will not be considered a PFIC for any taxable year. If we are a PFIC for any taxable year during which a U.S. Holder (as defined in “Material U.S. Federal Income Tax Considerations”) holds its ordinary shares, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. Prospective U.S. Holders should consult their tax advisors regarding the potential application of the PFIC rules to them. See “Material U.S. Federal Income Tax Considerations.”

The exercise price of the Pubco Warrants is subject to potential adjustment in the event EDOC issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of a business combination at a price of less than $9.50 per share. If such securities are sold in a PIPE investment at a price less than $9.50 per share, the exercise price of the Pubco Warrants may be adjusted.

The Warrant Agreement governing the Pubco Warrants provides that if (x) EDOC issues additional Class A Ordinary Shares or equity-linked securities for capital raising purposes in connection with the Closing of the Business Combination at an issue price or effective issue price of less than $9.50 per share (with such issue price or effective issue price to be determined in good faith by the EDOC Board, and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by such holder or affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the consummation of the Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Class A Ordinary Shares during the 20 trading day period starting on the trading day prior to the day on which we consummate the Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the Pubco Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the greater of the Market Value and the Newly Issued Price.

Whether or not this provision would result in anti-dilution adjustments to the Pubco Warrants cannot be determined until after the consummation of the Business Combination. However, in the event that this provision were expected to be triggered, it could: (i) have an adverse impact on the trading price of the Pubco Ordinary Shares, (ii) lead to an increase in the number of redemptions of Public Shares and (iii) make it more difficult to consummate the Business Combination.

The removal of the net tangible asset requirement in connection with the Business Combination may result in a depressed net tangible assets calculation for Pubco, which may adversely affect the stock price of Pubco following the Business Combination.

EDOC shareholders are being asked to adopt proposed amendments to the Existing Organizational Documents prior to the Business Combination, which, in the judgement of the EDOC Board, may be necessary to facilitate the Business Combination. Net tangible assts are calculated as total assets, less intangible assets and total liabilities. Although the calculation of net tangible assets may offer limited utility to understanding the operations of a business, the calculation of net tangible assets may be used by investors to determine the value of a company’s shares. Accordingly, the removal of the net tangible asset requirement may result in reduced tangible assets of Pubco could adversely affect the stock price of Pubco following the Business Combination.

Risks Related to AOI’s Business

References in the following passage to “we,” “us,” “our,” “AOI,” and the “Company”, under this heading “Risks Related to AOI’s Business,” refer to Australian Oilseeds Investments Pty Ltd., an Australian proprietary company only.

We are significantly dependent on the revenues from the sale of our products and, therefore, our results of operations could be negatively impacted if we are unable to sell a sufficient number of products at satisfactory margins.

We sell cold pressed vegetable oils and vegetable protein meals extracted from oil seeds. For fiscal years 2023 and 2022, we derived approximately 89% and 87% For fiscal years 2022 and 2021, we derived approximately 87% and 83%, respectively, of our total revenue from the sale of cold pressed vegetable oils with the balance from the sale of vegetable protein meals extracted from oil seeds. Our dependence on the market for oil seeds for pressing and extraction makes us particularly vulnerable to negative market changes that may occur in these product lines. In particular, if demand for oil seeds such as olives, canola seeds and sunflower seeds increases or if industry demand exceeds supply, the price of oil seeds will be driven upward and our product margins will be negatively impacted, which would have an adverse effect on our business, results of operations and financial condition.

We lack product and business diversification. Accordingly, our future revenues and earnings are more susceptible to fluctuations than a more diversified company.

Our current primary business activities focus on agriculturally derived products. Because our focus is limited in this way, any risk affecting the agricultural industry could disproportionately affect our business. Our lack of product and business diversification could inhibit the opportunities for growth of our business, revenues and profits.

We are dependent on contracts with local and regional farmers for oilseeds and loss of these contracts could have a material adverse effect on our business, financial condition and revenues.

We have a grower contract base for oil seeds made up of local and regional farmers and shareholders. These contracts provide for oilseeds on a fixed acre or hectare contract basis as well as standard tonnage contracts for oil seeds. For example, farmers in Cootamundra, New South Wales (“NSW”) have been growing and supplying us with genetically modified organism (“GMO”) free harvested canola for over ten years. There can be no assurance, however, that we will be able to renew these contracts or find adequate replacements for these contracts should they expire. Likewise, while we have long-standing contracts and relationships with our local and regional farmers and shareholders, who have provided qualify GMO free harvested oil seeds in the past, there can be no assurance that they will continue to produce and provide oil seeds of the same quality or at the same amounts going forward. If the sales performance of any supplier declines of if any of our suppliers terminates the cooperation with us or even starts to cooperate with any of our competitors, or if there is any modification as to the sales and purchase terms entered into by and between the Company and any of our key local and regional farmers and shareholders, our business, financial condition and revenue would be seriously impacted.

Furthermore, we rely on a concentration of certain suppliers for the bulk of our oilseeds. Our top five suppliers accounted for 71% of our oil seeds in fiscal year 2023, all of whom are located in Australia, with our top supplier accounting for approximately 48% of our oil seeds (see Exhibit 10.11 to this Registration Statement containing the supply agreement with our top supplier from fiscal year 2022). If the sales performance of any of these suppliers, and particularly our top suppliers, decline or if any of these suppliers terminates the cooperation with us, or if there is any modification as to the sales and purchase terms entered into with these suppliers, our business, financial condition and revenue would be seriously impacted.

Our operations are inherently subject to changing conditions that can affect our profitability, such as a decrease in sales of our products and unfavorable weather and environmental conditions.

Our operations are subject to changing conditions that can affect levels of production and production costs for varying lengths of time and can result in decreases in profitability. We are exposed to price risks related to the sale of vegetable oils.

In addition, our operating results might also be adversely impacted by unfavorable weather and environmental conditions including but not limited to blight, bush fires, drought and flooding. Under unfavorable weather and environmental conditions, we might be forced to pursue special production plans which differ from our routine production activities, including temporarily closing our production facilities, shortening operation time, and reducing production shifts. As a result, our productivity might materially decrease.

A majority of our revenue stream depends on timely obtaining oil seeds for extraction into vegetable oils and vegetable protein meals. The supply of oil seeds and their timely availability can be negated by blight, drought, floods, storms or other woes of farming in NSW. Any such event or a combination thereof could render us unable to meet our product demands. This could have a long-term negative effect on our ability to grow our business.

Disruptions in water and power supply may adversely affect our and our suppliers’ operations.

Our operations are reliant upon stable supply of electricity and access to transportation routes in order to optimally run our oil seed grinding and extraction operations and/or deliver our products to customers. Our suppliers’ farming operations are, in addition, reliant on access to water for the cultivation of oil seeds, which we then use to produce our products. Should we not have access to reliable electricity supply, or should our suppliers have limited access to water or experience infrastructure challenges, this could have a material adverse effect on our access to oil seeds and therefore our business, operating results, cash flows, financial condition and future growth.

Water, as a resource, is becoming increasingly limited as global demand for water increases and extreme temperatures become mundane. A significant part of our suppliers’ operations require use of large volumes of water. In recent times, Australia has experienced prolonged periods of drought and there may be significant changes in the future to current water laws which could increase the cost or availability of water in reaction to extended periods of drought and extreme weather.

Our operating results may fluctuate, and our operating results could be adversely affected by various factors such as a decrease of product sales, price changes in response to competitive factors and increases in oil seed costs.

Our quarterly results of operations may fluctuate as a result of a number of factors, including fluctuation in the demand for our products and changes in the price of oil seeds, which directly affect the price of our products and may influence the demand for our products. Therefore, quarter-to-quarter comparisons of results of operations have been and will be impacted by the volume of such orders and shipments. In addition, our operating results could be adversely affected by, among others, the following factors: variations in the mix of product sales; price changes in response to competitive factors; increases in oil seed costs and other significant costs; increases in utility costs (particularly electricity), and interruptions in plant operations resulting from the interruption of oil seed and other raw material supplies.

Our revenue may be reduced in FY 2024 while we expend capital to expand our Cootamundra facility and construct our new Queensland facility.

Our results of operation in fiscal year 2024 may be reduced substantially from our original projections while we expend capital to expand our Cootamundra facility and construct our new Queensland facility. AOI’s most recent projected revenue estimates indicates a decrease of projected net sales from its original projections of USD$92.2 million in fiscal year 2024, due to increased production anticipated, to USD$42.6 million and a corresponding change to EBITDA for fiscal year 2024. By comparison, during the fiscal year ended June 30, 2023, AOI had sales revenue of AUD$29,049,345 and gross profits of AUD$8,551,276.

AOI is expanding its existing Cootamundra facility presently to support the existing production expansion from 100 tons per day to 200 tons per day. Expansion of the Cootamundra facility completed pre-construction activities in May 2023 and commenced construction in June 2023. The expansion is expected to be complete by the end of January 2024 with full operation in the expanded Cootamundra facility expected by February 2024. AOI obtained an AUD$14 million bank facility to fund the expansion of the Cootamundra facility. AOI has deployed the AUD$14 million bank facility as follows: (i) AUD$4 million was allocated for equipment finance, (ii) AUD$2 million for construction costs to expand the facility, and (iii) AUD$8 million for business growth and working capital related to the crushing plant’s expansion. Additional delays beyond September 2023 were mainly due to the strong retail sales performance that forced AOI to postpone its two week factory shutdown for spacing the main manufacturing shed until November 2023 including establishing a new packaging line on the site to meet the increase demand of Costco stores.

AOI is constructing a new crushing and production plant in Emerald, Central Queensland for a projected total cost of AUD$25 million. In connection with the construction of the new Queensland plant, AOI applied for government support through an Industrial Partnership Program through CQ Oilseeds Pty Ltd. and its parent entity, Energreen Nutrition Australia Pty Ltd. On December 14, 2023 the new Queensland plant received approval of a package of AUD$5 million of incentives plus a grant of tax incentives, with funding to commence in March 2024 of the AUD$5 million grant to AOI. The terms of the AUD$5 million grant to AOI are presently under discussion and are expected to be finalized within three months. The balance of AOI’s capital stack to fund the plant includes AUD$3 million of funding generated from AOI’s operating cashflow, AUD$6 million to AUD$10 million in a bank funding facility for construction and equipment financing, and AUD$8 million to AUD$11 million of equity funding to complete the new plant within 15 months. Upon completion of construction of the new facility, Energreen Nutrition Australia Pty Ltd. will transfer CQ Oilseeds Pty Ltd. and its assets, including the new facility to AOI via a transfer agreement.

AOI expects to obtain government permits and the funding approvals under the Industrial Partnership Program to build the new Queensland facility and anticipates completing construction of that new facility in March 2025. If AOI does not raise all or any of the AUD$8 million to AUD$11 million of equity funding, AOI intends to fund the shortfall from AOI’s operating cashflow, which would reduce its results of operation.

Between the two facilities, total capacity is expected to be approximately four times the current capacity (160,000 metric tons anticipated, up from 40,000 metric tons). AOI’s revenue growth included in the financial projections assumed this significant increase in production capacity due to the new facility in Emerald, Queensland and expansion of the Cootamundra facility, as well as success in rolling out AOI’s branded products.

The development and construction of real estate is subject to timing, budgeting and other risks that may adversely affect AOI’s operating results such as the availability of financing on favorable terms and development risks relating to an inability to obtain, or delays in obtaining, necessary entitlements, zoning, land-use, building occupancy and other required governmental permit authorizations. Acts of God such as earthquakes, hurricanes, floods or fires could adversely impact a project and governmental restrictions on the nature or size of the project. Other significant risks include management of the architect and general contractor (including development of a timeline for construction), procurement of all necessary equipment and inventory, and sufficient and capable staffing related thereto. If any of the above occurs, or fails to occur, as the case may be, the ability of AOI to achieve its revenue projections could be adversely affected. In addition, development activities, regardless of whether they are ultimately successful, may require a substantial portion of AOI management’s time and attention. As a result, our business, financial condition and results of operations may be materially and adversely affected.

If we fail to effectively promote our brand, our business, financial condition and results of operations may be materially and adversely affected.

We believe that brand image plays an important role in influencing consumers’ decisions in purchasing our products. The reputation of our products, particularly our GMO free cold-pressed vegetable oils, are critical to the success of our business. We believe consumers are attracted to our cold pressed vegetable oils, which are pressed and ground without the use of chemicals or solvents. For fiscal years 2023 and 2022, we derived approximately 89% and 87%, respectively, of our total revenue from the sale of our cold-pressed vegetable oils. We cannot assure you that our marketing and promotional activities will remain effective going forward. If we fail to successfully market or promote our brands, our brand recognition may be adversely affected and the demand for our products may decline or fail to increase as much as we expect. If our brands are tarnished in any manner, particularly with regards to our environmentally friendly pressing and grinding processes, we may lose our competitive advantage and our business, financial condition and results of operations may be materially and adversely affected.

We are dependent on certain key customers and loss of these key customers could have a material adverse effect on our business, financial condition and revenue.

Our products are largely sold to our top five customers, which accounted for 59.4% of total sales in fiscal 2023. Our top three customers accounted for 46.0% of total sales in fiscal 2023. Our top five customers in fiscal year 2023, along with the total sales from each customer, are summarized in the following table along with a reference to a representative invoice (which are attached at Exhibit 10.27:

Representative 2023 Invoices Attached at Exhibit 10.27	Key Customer Name	Total Sales in Fiscal 2023
	100% Bottling Company Pty Ltd.	5,484,307
	Hygain NSW (Proprietary) Ltd.	4,504,121
	Good Earth Oils Pty Ltd.	3,380,714
	Pryde’s EasiFeed Pty Ltd.	2,179,696
	Energreen Nutrition Australia Pty Ltd.	1,693,451

If the sales performance of any of our key customers declines, thereby resulting in fewer orders placed, or if any of our key customers terminate their cooperation with us or even start to cooperate with any of our competitors, or if there is any modification as to the sales and purchase terms entered into with any of our key customers, our business, financial condition and revenue would be seriously impacted. These invoices referenced are included as Exhibit 10.27 to this Registration Statement.

We are significantly dependent on the revenues from the sale of our products to one of the top customers, Energreen Nutrition Australia Pty Ltd., which is an affiliated entity to AOI and if this relationship terminated, our results of operations could be negatively affected.

We are significantly dependent on the revenues from the sale of our products to our number one customer, Energreen Nutrition Australia Pty Ltd. (“Energreen”), which is an affiliated entity of AOI. Total sales from Energreen’s contracts in fiscal year 2023 totaled AUD$1,693,451, which represents 5.8% of AOI’s total sales revenue in fiscal year ended June 30, 2023. If this relationship were terminated, our results of operations could be negatively affected. Energreen is controlled by Gary Seaton, Chief Executive Officer of AOI, who owns 92% of Energreen. Historically, AOI’s relationship with Energreen has been contractual in nature, governed by customer agreements, and is expected to continue on such basis after the closing of the Business Combination. Notwithstanding the affiliated relationship between AOI and Energreen, the parties have, historically, structured the customer contracts on commercial arm’s length terms, using prices and other material terms that are representative of AOI’s other customer contracts, and anticipates continuing to do so after the closing of the Business Combination.

AOI’s purchases from Energreen mainly relate to additional canola seed purchases from Energreen, which seeds are sourced from Energreen’s high-quality and reliable supply chain. All sales and purchase transaction among AOI and related parties are structured on an arm’s length basis including the transactions between Energreen and AOI. Energreen mainly purchases the quality canola seed from Cargill, Grain Corp, and other trade companies in Australia. Australian Oilseeds Investment sells canola meal to Energreen who can distribute to Queensland farmers and food produce companies or other buyers in the state other than in New South Wales where AOI’s crushing plant is operating. In addition, Energreen resells products purchased from AOI to third parties directly.

These related party sales are not recognized by AOI when purchased by Energreen. AOI’s accounting policy with regards to these resales is to only recognize the sales when Energreen Nutrition resells the product to a third party. AOI is aware precisely when re-sales by Energreen Nutrition occur because Energreen does not hold or take possession of any products it resells from AOI. Energreen does not hold any of AOI’s products in their or a separate warehouse. Instead, any AOI products resold by Energreen are dispatched from AOI’s warehouse and delivered to the third-party customers as instructed by Energreen Nutrition.

Notwithstanding the historical practice of structuring customer contracts between AOI and Energreen on commercial arm’s length terms, there can be no assurance that future customer contracts between AOI and Energreen will always occur on commercial arm’s length terms. The ownership and voting control maintained by Gary Seaton in AOI and Energreen could cause Energreen to receive more favorable terms than other of AOI’s customers to ensure that Energreen continues to receive AOI’s business, which could result in a reduction of our sales revenue or otherwise have a material adverse effect on our business, financial condition and results of operations.

We may not be able to hire and retain qualified personnel to support our growth and if we are unable to retain or hire qualified personnel in the future, our ability to improve our products and implement our business objectives could be adversely affected.

We must attract, recruit and retain a sizeable workforce of technically competent employees. Competition for senior management and senior personnel in the industry is intense, the pool of qualified candidates is very limited, and we may not be able to retain the services of our senior executives or senior personnel, or attract and retain high-quality senior executives or senior personnel in the future. This failure could materially and adversely affect our future growth and financial condition.

We are dependent on certain key personnel and loss of these key personnel could have a material adverse effect on our business, financial condition and results of operations.

Our success is, to a certain extent, attributable to the management, sales and marketing, and research and development expertise of key personnel. We are dependent upon the services of Gary Seaton for our continued growth and operation because of their experience in the industry and their personal and business contacts. Although we have no reason to believe that Gary Seaton will discontinue their services with us, the interruption or loss of their services would adversely affect our ability to effectively run our business and pursue our business strategy as well as our results of operations. Besides, our success depends on the continuous devotion of our directors and senior managements, and they are well experienced and have deep understanding as to our business and operation. The loss of these officers could have a material adverse effect upon our business, financial condition, and results of operations. We do not carry key man life insurance for any of our key personnel nor do we foresee purchasing such insurance to protect against a loss of key personnel.

We may be subject to claims, litigation or regulatory actions filed or pending by or against us, and any obligation to pay a judgment or damages could materially harm our business or financial condition.

From time to time, we may be engaged in litigation and incur significant costs relating to these matters. For example, two of AOI’s subsidiaries, Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. recently settled litigation claims filed against them in the Supreme Court of New South Wales stemming from a related party loan with a former director totaling AUD$1.2 million. The amount due under this related party loan was repaid through monthly instalments from January 2023 to April 2023. The cases pending against Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. have concluded following the local mediation process held on 30 May 2023 and the payment of an additional sum to the plaintiff under this loan in the amount of AUD95,000 as final settlement on 1 June 2023.The Company does not expect to incur any further costs in relation to the matter, however, the inherent uncertainties of any future litigation, and the ultimate cost and outcome of future litigation cannot be predicted. We currently do not carry director and officer liability insurance and other insurance policies that provide protection against various liabilities relating to claims against us and our executive officers and directors. Any expenses and liabilities relating to future lawsuits will materially harm our financial condition. In addition, we are unable to obtain this insurance coverage due to cost or other reasons. It could make it more difficult for us to retain and attract officers and directors and could expose us to potentially self-funding certain future liabilities ordinarily mitigated by director and officer liability insurance.

In addition, a substantial number of lawsuits have been filed by SPAC shareholders seeking to contest the terms of, or disclosures surrounding, de-SPAC merger transactions. While shareholders and plaintiffs’ firms have long contested public company M&A transactions, and are bringing similar challenges to de-SPAC merger transactions, certain structural features of SPACs have led shareholders to make new twists on those arguments. For example, shareholders in a SPAC sued in Delaware state court to enjoin a de-SPAC transaction arguing that the SPAC directors and officers breached their fiduciary duties by rushing to sign a deal just before the time limit to return capital to investors expired that was not in the best interests of SPAC shareholders. The plaintiffs also alleged that several of the SPAC’s managers lacked independence because they were promised board membership in the post-transaction company. The lawsuit was voluntarily dismissed after the SPAC issued additional disclosures.

Another SPAC sued in Delaware to enjoin the merger, the shareholders argued that the SPAC’s directors breached their fiduciary duties by signing a merger agreement that would give the target’s current owners voting control of the post-merger company, and also by waiving the corporate opportunity doctrine to allow the owners of the target to compete with the post-merger company. According to the plaintiffs, the sponsors permitted these deal terms because they were more focused on their next SPAC than the future of the target company.

Shareholders have also filed dozens of nuisance claims alleging misleading disclosures in proxy statements soliciting shareholder approval of de-SPAC merger transactions. These kinds of proxy statement challenges, which are common in the public M&A setting, are frequently brought under Section 14 of the Exchange Act and SEC Rule 14a-9. In these actions, plaintiffs’ lawyers threaten to enjoin a shareholder vote until the issuer releases supplemental information. These actions frequently settle or are voluntarily dismissed when the company issues additional disclosures, and plaintiffs’ lawyers then seek a “mootness fee” usually after the closing of the business combination. Commentators and courts have criticized this minuet on the ground that the supplemental disclosures confer no real benefits on shareholders. We can expect plaintiffs’ securities law firms to continue to file these claims in connection with many de-SPAC merger transactions to recoup these fees.

Unfavorable outcomes or developments relating to proceedings to which we are a party or transactions involving our products, such as judgments for monetary damages, injunctions, or denial or revocation of permits, could have a material adverse effect on our business, financial condition, and results of operations. In addition, settlement of claims could adversely affect our financial condition and results of operations.

The retail price of our products may be subject to control by government authorities which may cause a material adverse effect on our financial condition and results of operations.

Our main products are our vegetable oils derived from oil seeds, which may be recognized by governments and regulators as one of the essential daily goods purchased by common people. When domestic and international market prices of edible vegetable oil roars sharply and causes serious impact on consumption, governmental authorities may consider conducting price controls in the form of fixed retail prices or retail price ceilings. If this were to happen in Australia, we may face operational pressure for increasing costs, and our profit level may be likely lowered. Any future price controls or government mandated price reductions may have a material adverse effect on our financial condition and results of operations, including significantly reducing our revenue and profitability.

Our business requires a number of permits and licenses in order to carry on our business.

Food manufacturers in Australia are required to obtain certain permits and licenses from various governmental authorities, including Food Standards Australia New Zealand (“FSANZ”). All foods sold in Australia must also comply with a range of laws designed to protect consumer, plant, and animal health and we are subject to regulations pertaining to the agricultural and forestry industry. We have obtained licenses currently required, including for the manufacture and operation of edible vegetable oil.

However, we cannot assure you that we can maintain all required licenses and certificates to carry on our business at all times, and in the past from time to time we may have not been in compliance with all such required licenses or certificates. Moreover, these licenses and certificates are subject to periodic renewal and/or reassessment by the relevant governmental authorities and the standards of such renewal or reassessment may change from time to time. We intend to apply for the renewal of these licenses and certificate when required by then applicable laws and regulations. Any failure by us to obtain and maintain all licenses or certificates necessary to carry on our business at any time could have a material adverse effect on our business, financial condition and results of operations. In addition, any inability to renew these licenses and certificate could severely disrupt our business and prevent us from continuing to carry on our business. Any changes in the standards used by governmental authorities in considering whether to renew or reassess our business licenses, as well as any enactment of new regulations that may restrict the conduct of our business, may also decrease our revenue and/or increase our costs and materially reduce our profitability and prospects. Furthermore, if the interpretation or implementation of existing laws and regulations changes or if new regulations come into effect requiring us to obtain any additional licenses, permits or certifications that were previously not required to operate our existing businesses, we cannot assure you that we may successfully obtain such licenses, permits or certifications.

Adverse publicity associated with our products, raw materials or top suppliers and customers, could harm our reputation, financial condition and operating results.

The results of our operations may be significantly affected by the public’s perception of our products and similar companies. This perception is dependent upon opinions concerning:

•        the safety and quality of our products and oil seeds;

•        the safety and quality of similar products distributed by other companies; and

•        Our top suppliers and customers.

Adverse publicity concerning any actual or purported failure to comply with applicable laws and regulations regarding product claims and advertising or other aspects of our business, whether or not resulting in enforcement actions or the imposition of penalties, could have an adverse effect on our goodwill and could negatively affect our sales and ability to generate revenue. In addition, our consumers’ perception of the safety and quality of products and raw materials as well as similar products and raw materials distributed by other companies can be significantly influenced by media attention, publicized scientific research or findings, widespread product liability claims and other publicity concerning our products or raw materials or similar products and raw materials distributed by other companies. Adverse publicity, whether or not accurate or resulting from consumers’ use or misuse of our products, that associates consumption of our products or ingredients or any similar products or ingredients with illness or other adverse effects, questions the benefits of our or similar products or claims that any such products are ineffective, inappropriately advertised or have inaccurate instructions as to their use, could negatively impact our reputation or the market demand for our products. For example, public sentiment may move away from the use of vegetable oils for consumption which would impact market demand for our products.

We may not be able to develop new products and as a result, our business and financial condition could be adversely affected.

The launch and development of new products involve considerable time and commitment which may exert a substantial strain on our ability to manage our existing business and operations. We cannot ensure the success of any new brand or products or that any income will be generated from such new brand or products. If we are not able to develop and introduce new products successfully, or if new products fail to generate sufficient revenues to offset research and development costs, our business, financial condition and results of operations could be adversely affected.

Our operations may be disrupted for maintenance services or reasons beyond our control, which could adversely affect our business, financial condition and results of operations.

Our operations could be disrupted for maintenance services or reasons beyond our control. Our oil seed pressing and grinding facilities are subject to regular maintenance during which operations may halt. Moreover, other causes of disruption include extreme weather conditions, fire, natural catastrophes, raw material supply disruptions, equipment and system failures, mechanical malfunctions, workforce shortages, workforce actions, human errors or environmental issues. Any significant disruption to our operations could adversely affect our ability to produce our vegetable oils and vegetable protein meal products, which could have a material adverse effect on our business, financial condition and results of operations.

We could be harmed by improper disclosure or loss of sensitive or confidential company, employee, supplier or customer data.

In connection with the operation of our business, we store, process and transmit data, including information about our business, employees, suppliers and customers. Unauthorized disclosure or loss of sensitive or confidential data may occur through a variety of methods. These include, but are not limited to, systems failure, employee negligence, fraud or misappropriation, or unauthorized access to or through our information systems, whether by our employees or third parties, including a cyberattack by computer programmers, hackers, members of organized crime and/or state-sponsored organizations, who may develop and deploy viruses, worms or other malicious software programs.

We take action to mitigate these risks by (a) keeping our software and security systems up to date, (b) using strong passwords and two factor authorization on all online accounts, (c) providing IT security training to employees to identify scam emails and building internal procedures to verify suspicious requests, (d) backing up all data daily and storing the backup offline and online, (e) using a VPN to encrypt internet traffic and protect against cyberattacks when assessing sensitive data, (f) developing and implementing an incident response plan to ensure a rapid and effective response in case of a cyberattack, and (g) partnering with a cybersecurity company to conduct regular intranet and employee laptop checks.

Nonetheless, there can be no assurance that we will prevent all instances of improper disclosure or loss of sensitive or confidential information. Such disclosure, loss or breach could harm our reputation and subject us to government sanctions and liability under our contracts and laws that protect sensitive or personal data and confidential information, resulting in increased costs or loss of revenues. It is possible that security controls over sensitive or confidential data and other practices we follow may not prevent the improper access to, disclosure of, or loss of such information. The potential risk of security breaches and cyberattacks may increase as we introduce new services and offerings. Further, data privacy is subject to frequently changing rules and regulations, which sometimes conflict among the various jurisdictions in which we provide services. Any failure or perceived failure to successfully manage the collection, use, disclosure, or security of personal information or other privacy related matters, or any failure to comply with changing regulatory requirements in this area, could result in legal liability or impairment to our reputation in the marketplace.

Our business operations and international expansion may be subject to geopolitical risks.

Our business operation and international expansion may be subject to geopolitical risks. Any significant deterioration in the international landscape may have a negative effect on our ability to fulfill contractual obligations because of shipping and other impediments that could arise, which could have a material and adverse effect on our business, financial condition and results of operations. We exported our products to various countries outside of Australia and derive sales from exporting to those countries, and we intend to continue to sell our current and future products to countries outside of Australia. Changes to trade policies, treaties and tariffs in or affecting the jurisdictions in which we sell our products, or the perception that these changes could occur, could adversely affect the financial and economic conditions in those jurisdictions, as well as our international sales, results of operations and financial condition.

In February 2022, a full-scale military invasion of Ukraine by Russian troops was reported. Although the length and impact of the ongoing military conflict is highly unpredictable, the conflict in Ukraine could lead to market disruptions, including significant volatility in commodity prices, credit and capital markets, as well as supply chain interruptions. We are continuing to monitor the situation in Ukraine and globally and assessing its potential impact on our business. Additionally, Russia’s prior annexation of Crimea, recent recognition of two separatist republics in the Donetsk and Luhansk regions of Ukraine and subsequent military interventions in Ukraine have led to sanctions and other penalties being levied by the United States, European Union and other countries against Russia, Belarus, the Crimea Region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic, including agreement to remove certain Russian financial institutions from the Society for Worldwide Interbank Financial Telecommunication, or SWIFT, payment system, expansive ban on imports and exports of products to and from Russia and ban on exportation of U.S. denominated bank notes to Russia or persons located there. Additional potential sanctions and penalties have also been proposed and/or threatened. Russian military actions and the resulting sanctions could adversely affect the global economy and financial markets and lead to instability and lack of liquidity in capital markets. Although our operations have not experienced material and adverse impact on supply chain, cybersecurity or other aspects of our business from the ongoing conflict between Russia and Ukraine or due to COVID-19 or other acts of God or causes, there is no assurance that such conflict would not develop or escalate in a way that could materially and adversely affect our business, financial condition, and results of operations in the future.

Any global systemic economic and financial crisis could negatively affect our business, results of operations and financial condition.

Any prolonged slowdown in the Australian or global economy may have a negative impact on our business, results of operations and financial condition. For example, the global financial markets have experienced significant disruptions since 2008 and Australia, the United States, the European market and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the PRC’s economic growth since 2012, which may continue. The market panics over the global outbreak of coronavirus COVID-19 and the drop in oil price have materially and negatively affected global financial markets since March 2020, which may cause a potential slowdown of the world’s economy. Additionally, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including Australia. There have also been (1) concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets; (2) concerns over the United Kingdom leaving the European Union as well as the significant potential changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding China; and (3) concerns over the rising level of inflation in major industrial countries including the United States and worries that efforts to curb inflation may result in recession. There were and could be in the future a number of domino effects from such turmoil on our business, including significant decreases in orders from our customers, insolvency of key suppliers resulting in product delays, rises in raw material prices leading up to increased level of cost of sales that we may not be able to pass onto customers, inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies, and counterparty failures negatively impacting our operations. Any systemic economic or financial crisis could cause revenues for the food production industry as a whole to decline dramatically and could materially and adversely affect our results of operations.

We face risks of natural disasters, acts of God and occurrence of epidemics, which could severely disrupt our business operations.

Natural disasters, epidemics and other acts of God which are beyond our control may adversely affect the economy, infrastructure and livelihood of the people in Australia and may materially and adversely affect our operations as our facilities and offices are currently located in Australia. Material damage to, or the loss of, such facilities due to fire, severe weather, flood, drought, earthquake, or other acts of God or causes may not be adequately covered by proceeds of our insurance coverage and could materially and adversely affect our business and results of operations. For example, rains and floods in Eastern Australia in 2022 (in February, July, November), which were the fifth storms in 19 months were the area was inundated, resulted in billions of AUD of damage. Bushfires in 2019-2020 resulted in more than 2,000 homes destroyed, losses of more than $900 million and 400+ deaths. Of the more than 10 million hectares burnt in south-eastern Australia during the 2019-2020 fire season, around one-quarter was agricultural land, which caused an estimated $4-5 billion worth of economic losses to the Australian food system. Any such further instances of natural disasters, fires or any outbreaks of contagious disease, acts of war or terrorist attacks may cause damage or disruption to our business, our employees and our markets, any of which could adversely impact our business, results of operations and financial condition.

If our products become contaminated, we may be subject to product liability claims and product recalls.

Our products may be subject to contamination by disease-producing organisms or pathogens. These pathogens are found generally in the environment and therefore, there is a risk that they could be present in our products. These pathogens can also be introduced to our products as a result of improper handling during processing or at the consumer level. We have little, if any, control over proper handling procedures once our products are delivered to our customers.

Our products are subject to sampling examinations on product quality by government authorities. If the products materially fail to meet any relevant quality or safety standards, we may be required by government authorities to recall the products and we may be held responsible for such failure, in which case our reputation and operations will be adversely affected. While we have insurance coverage for such recalls, we may be liable for any loss and injury caused by such products, which may have a materially adverse effect on our financial condition and results of operations. We may also be required to incur extra expenditures to comply with the additional regulatory requirements from time to time. So far there has been no product liability claim, product recall or other incident due to contamination of our products.

Our failure to compete effectively may adversely affect our ability to generate revenue.

We compete with other companies, many of whom are developing or can be expected to develop products similar to ours. Many of our competitors are also more established than we are, and have significantly greater financial, technical, marketing and other resources than we presently possess. Some of our competitors have greater name recognition and a larger operation scale and customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Increased competition could lead to lower revenues and higher costs. There is no guarantee that we will be able to compete effectively with current and future competitors, nor will it be possible to ensure that competitors will not actively resort to legal or illegal means which aim at destroying the brand and product quality of us or affecting the confidence of our consumers.

EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF EDOC

General

EDOC is furnishing this proxy statement/prospectus to EDOC’s shareholders as part of the solicitation of proxies by EDOC’s board of directors for use at the Meeting to be held on [            ], 2024, and at any adjournment thereof. This proxy statement/prospectus provides EDOC’s shareholders with information they need to know to be able to vote or instruct their vote to be cast at the Meeting.

Date, Time and Place

The Meeting will be held on [            ], 2024 at             a.m., Eastern Time, at [            ]. You can participate in the Meeting and vote your shares electronically via live webcast at [            ] with the password of [            ].

Purpose of the Extraordinary General Meeting of Shareholders of EDOC

At the Meeting, EDOC is asking holders of EDOC Ordinary Shares to:

•        consider and vote upon the NTA Proposal to approve the NTA Amendments, which shall be effective, if adopted and implemented by EDOC, immediately prior to the consummation of the proposed Business Combination, to remove the requirements contained in the Existing Organizational Documents limiting EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination;

•        consider and vote upon the Business Combination Proposal to, among other things, adopt the Business Combination Agreement and approve the Transactions contemplated by the Business Combination Agreement;

•        consider and vote upon the Memorandum and Articles Proposal to approve, in connection with the Business Combination, the replacement of Pubco’s current memorandum and articles of association with the Proposed Memorandum and Articles;

•        consider and vote upon the Organizational Documents Advisory Proposals to approve on an advisory and non-binding basis, five separate proposals to approve certain governance provisions in the Proposed Memorandum and Articles;

•        consider and vote upon the Equity Incentive Plan Proposal;

•        consider and vote upon the Director Election Proposal;

•        consider and vote upon the Nasdaq Proposal; and

•        consider and vote upon the Adjournment Proposal to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the EDOC Board.

Recommendation of EDOC Board of Directors

EDOC’s board of directors has unanimously determined that the Business Combination Proposal and the other proposals to be presented at the Meeting are fair to and in the best interests of EDOC and its shareholders; has unanimously approved the Business Combination Proposal; and unanimously recommends that shareholders vote “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Nasdaq Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal if presented at the Meeting.

Record Date; Outstanding Shares; Shareholders Entitled to Vote

EDOC has fixed the close of business on [            ], 2024, as the “Record Date” for determining EDOC shareholders entitled to notice of and to attend and vote at the Meeting. As of the close of business on the Record Date, there were 3,620,207 EDOC Ordinary Shares issued and outstanding and entitled to vote. Each EDOC Ordinary Share is entitled to one vote per share at the Meeting.

Quorum

The presence, in person or by proxy, of the holders of no less than a majority of all the issued and outstanding EDOC Ordinary Shares entitled to vote constitutes a quorum at the Meeting.

Abstentions and Broker Non-Votes

Proxies that are marked “abstain” and proxies relating to “street name” shares that are returned to EDOC but marked by brokers as “not voted” will be treated as shares present for purposes of determining the presence of a quorum on all matters. If a shareholder does not give the broker voting instructions, under applicable self-regulatory organization rules, its broker may not vote its shares on “non-routine” proposals, such as the NTA Proposal, the Business Combination Proposal, the Memorandum and Articles Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Nasdaq Proposal and the Director Election Proposal.

Abstentions and broker non-votes, while considered present for the purposes of establishing a quorum, are not treated as votes cast and will have no effect on any of the proposals.

Vote Required

The approval of each of the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal (if presented) will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. The approval of the NTA Proposal, the Business Combination Proposal and the Memorandum and Articles Proposal will require a Special Resolution, being a resolution passed by at least a two-thirds majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. In connection with the Business Combination, the holders of EDOC’s Founder Shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and 1 EDOC Class B Ordinary Share, which constitute approximately 57.98% of the issued and outstanding EDOC Ordinary Shares presently. As a result, the Sponsor owns a sufficient number of shares to approve the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Voting Your Shares

Each EDOC Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of EDOC Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.

Voting Your Shares — Shareholders of Record

Each EDOC Ordinary Share that you own in your name entitles you to one vote. Your proxy card shows the number of EDOC Ordinary Shares that you own. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. There are two ways to vote your EDOC Ordinary Shares at the Meeting.

•        You Can Vote by Signing and Returning the Enclosed Proxy Card.    If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the EDOC Board “FOR” the NTA Proposal, “FOR” the Business Combination Proposal, “FOR” the Memorandum and Articles Proposal, “FOR” each of the separate Organizational Documents Proposals, “FOR” the Equity Incentive Plan Proposal, “FOR” each of the director nominees set forth in the Director Election Proposal, “FOR” the Nasdaq Proposal and, if presented at the Meeting, “FOR” the Adjournment Proposal.

•        You Can Attend the Meeting and Vote Online.    EDOC will be hosting the Meeting via live webcast. If you attend the Meeting, you may submit your vote at the Meeting online at https://www.cstproxy.com/[            ], in which case any votes that you previously submitted will be superseded by the vote that you cast at the Meeting. See “— Registering for the Meeting” above for further details on how to attend the Meeting.

Voting Your Shares — Beneficial Owners

If your shares are registered in the name of your broker, bank or other agent, you are the “beneficial owner” of those shares and those shares are considered as held in “street name.” If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than directly from EDOC. Simply complete and mail the proxy card to ensure that your vote is counted. You may be eligible to vote your shares electronically over the Internet or by telephone. A large number of banks and brokerage firms offer Internet and telephone voting. If your bank or brokerage firm does not offer Internet or telephone voting information, please complete and return your proxy card in the self-addressed, postage-paid envelope provided. To vote yourself at the Meeting, you must first obtain a valid legal proxy from your broker, bank or other agent and then register in advance to attend the Meeting. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form.

After obtaining a valid legal proxy from your broker, bank or other agent, to then register to attend the Meeting, you must submit proof of your legal proxy reflecting the number of your shares along with your name and email address to Continental Stock Transfer & Trust Company. Requests for registration should be directed to Mark Zimkind via email at mzimkind@continentalstock.com. Written requests can also be mailed to:

Continental Stock Transfer & Trust Company
1 State Street, 30th Floor
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

Requests for registration must be labelled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on [            ], 2024.

You will receive a confirmation of your registration by email after EDOC receives your registration materials. You can participate in the Meeting and vote your shares electronically by visiting [___________] with the password of [            ]. You will also need a voter control number included on your proxy card in order to be able to vote your shares during the Meeting. Follow the instructions provided to vote. EDOC encourages you to access the Meeting prior to the start time leaving ample time for the check in.

Share Ownership of and Voting by EDOC Directors, Officers and Initial Shareholders

In connection with the Business Combination, EDOC’s Initial Shareholders have agreed to vote their shares in favor of the Business Combination Proposal. Such holders have also indicated that they intend to vote their shares in favor of all other proposals being presented at the Meeting. As of December 22, 2023, the Sponsor held 2,099,152 EDOC Class A Ordinary Shares and 1 EDOC Class B Ordinary Share, which constitute approximately 57.98% of the issued and outstanding EDOC Ordinary Shares. As a result, the Sponsor owns a sufficient number of shares to approve the NTA Proposal, the Organizational Documents Advisory Proposals, the Equity Incentive Plan Proposal, the Director Election Proposal, the Nasdaq Proposal and the Adjournment Proposal.

Attending the Meeting

The Meeting will be held virtually on [            ], 2024 at [            ] Eastern Time via live webcast on the Internet. You can participate in the Meeting and vote your shares electronically by visiting [___________] with the password of [            ].

Revoking Your Proxy

If you are a shareholder and you give a proxy, you may revoke it at any time before it is exercised by doing any one of the following:

•        you may enter a new vote by Internet or telephone;

•        you may send a later-dated, signed proxy card to EDOC, 7612 Main Street Fishers, Suite 200, Victor, NY 14564, Attn: Chief Executive Officer, so that it is received by EDOC’s Chief Executive Officer on or before the Meeting; or

•        you may attend the Meeting via the live webcast noted above, revoke your proxy, and vote virtually, as indicated above.

Who Can Answer Your Questions About Voting Your Shares?

If you are a shareholder and have any questions about how to vote or direct a vote in respect of your ordinary shares of EDOC, you may call Advantage Proxy, EDOC’s proxy solicitor, at (877) 870-8565 or banks and brokers can call at (206) 870-8565.

Redemption Rights

Holders of Public Shares may seek to redeem their Public Shares, regardless of whether or not they are holders on the Record Date or whether or how they vote at the Meeting, but no later than 5:00 p.m. Eastern Time on [            ], 2024 (two (2) business days prior to the Meeting). Any shareholder holding Public Shares may demand that EDOC redeem such shares for a full pro rata portion of the Trust Account (which was approximately $11.65 per share as of December 22, 2023), net of taxes payable, calculated as of two (2) business days prior to the anticipated consummation of the Business Combination. If a holder properly seeks Redemption as described in this section and the Business Combination is consummated, EDOC will redeem these shares for a pro rata portion of funds deposited in the Trust Account and the holder will no longer own these shares following the Business Combination.

EDOC’s Sponsor, officers and directors will not have Redemption rights with respect to any EDOC Ordinary Shares owned by them, directly or indirectly.

EDOC shareholders who seek to redeem their Public Shares are required to (A) submit their request in writing to Continental Stock Transfer & Trust Company, EDOC’s transfer agent and (B) deliver their shares, either physically or electronically using The Depository Trust Company’s DWAC System, to EDOC’s transfer agent no later than 5:00 p.m. Eastern Time on [            ], 2024 (two (2) business days prior to the Meeting). If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered (either physically or electronically) in accordance with these procedures will not be converted into cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with EDOC’s consent, until the consummation of the Business Combination, or such other date as determined by the EDOC Board. If you delivered your shares for redemption to EDOC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that EDOC’s transfer agent return the shares (physically or electronically).

If the Business Combination is not approved or completed for any reason, then EDOC’s Public Shareholders who elected to exercise their Redemption rights will not be entitled to redeem their shares for a pro rata portion of the cash in the Trust Account, as applicable. EDOC will thereafter promptly return any shares delivered by Public Shareholders. In such case, holders may only share in the assets of the Trust Account upon the liquidation of EDOC. This may result in holders receiving less than they would have received if the Business Combination was completed and they had exercised Redemption rights in connection therewith due to potential claims of creditors. Unless the NTA Proposal is approved, if EDOC would have less than $5,000,001 of net tangible assets prior to or upon consummation of the Business Combination, EDOC will not be able to consummate the Business Combination.

The closing price of the EDOC Ordinary Shares on the Record Date was $[            ]. The cash held in the Trust Account on such date was approximately $[            ] (approximately $[            ] per Public Share). Prior to exercising Redemption rights, shareholders should verify the market price of the EDOC Ordinary Shares as they may receive higher proceeds from the sale of their Public Shares in the public market than from exercising their Redemption rights if the market price per share is higher than the Redemption price. EDOC cannot assure its shareholders that they will be able to sell their EDOC Ordinary Shares in the open market, even if the market price per share is higher than the Redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares.

If a holder of Public Shares exercises its Redemption rights, then it will be exchanging its Public Shares for cash and will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand Redemption and deliver your share certificate (either physically or electronically) to EDOC’s transfer agent prior to the vote at the Meeting, and the Business Combination is consummated.

If a holder of Public Shares exercises its Redemption rights, it will not result in the loss of any EDOC Warrants or Rights that it may hold and, upon consummation of the Business Combination, each whole Warrant will become a warrant of Pubco exercisable to purchase one Pubco Ordinary Share, subject to certain conditions, in lieu of one EDOC Ordinary Share for a purchase price of $11.50 per Pubco Ordinary Share and each Right will automatically be converted into one-tenth of one Pubco Ordinary Share. If a holder redeems its Public Shares at Closing but continues to hold Public Warrants after the Closing, the aggregate value of the Public Warrants that may be retained by holders of Public Warrants, based on the closing trading price per Public Warrant as of December 22, 2023, would be approximately $108,000 regardless of the amount of redemptions by the Public Shareholders.

Appraisal Rights

Holders of EDOC Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their EDOC Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice of their intention to exercise their statutory dissenter rights to EDOC prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act.

In the event that any holder of EDOC Ordinary Shares delivers notice of their intention to exercise their statutory dissenter rights, EDOC and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to EDOC shareholders, including those EDOC shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

Proxy Solicitation Costs

EDOC is soliciting proxies on behalf of its board of directors. This solicitation is being made by mail but also may be made by telephone or in person. EDOC and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. EDOC will bear the cost of the solicitation.

EDOC has hired Advantage to assist in the proxy solicitation process for a fee of $8,250.

EDOC will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. EDOC will reimburse them for their reasonable expenses.

THE NTA PROPOSAL

General

As discussed elsewhere in this proxy statement/prospectus, EDOC is asking its shareholders to approve the NTA Proposal. The NTA Proposal is conditioned upon the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the NTA Proposal will not be presented to EDOC’s shareholders at the Meeting. If the NTA Proposal and the Business Combination Proposal are approved at the Meeting, the following amendments will be made to the Existing Organizational Documents, which shall be effective, if adopted and implemented by EDOC, prior to the consummation of the proposed Business Combination:

(a)     Article 49.2(b) of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”

(b)    Article 49.4 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Existing Organizational Documents shall be deleted in its entirety.

Reasons for the Amendments

EDOC shareholders are being asked to adopt the proposed NTA Amendments to the Existing Organizational Documents prior to the Closing, which, in the judgment of the EDOC Board, may facilitate the consummation of the Business Combination. The Existing Organizational Documents limit EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination the EDOC Ordinary Shares were not deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act prior to an initial business combination. Because AOI has had an average revenue of at least $6,000,000 for the prior three years, the Pubco Ordinary Shares would not be deemed to be a “penny stock” pursuant to Rule 3a51-1 under the Exchange Act, EDOC is presenting the NTA Proposal, EDOC is presenting the NTA Proposal to facilitate the consummation of the Business Combination. If the NTA Proposal is not approved and there are significant requests for redemption such that EDOC’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination, the Existing Organizational Documents would prevent

EDOC from being able to consummate the Business Combination even if all other conditions to Closing are met. If the NTA Proposal is approved and the Existing Organizational Documents are amended to remove the net tangible asset requirement and the NTA Condition under the Business Combination Agreement are waived, then it is possible that the Business Combination could be consummated even if EDOC’s net tangible assets would be less than $5,000,001 prior to and upon consummation of the Business Combination. If the Business Combination Proposal and the NTA Proposal are approved, all of the references in this proxy statement/prospectus to the “Existing Organizational Documents” shall be deemed to mean the Existing Organizational Documents as amended by the NTA Amendments contained in this NTA Proposal.

Required Vote and Recommendation of the Board

The approval of the NTA Proposal will require a Special Resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the NTA Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the approval of the Business Combination Proposal and with effect prior to the consummation of the proposed Business Combination:

(a)     Article 49.2(b) of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “provide Members with the opportunity to have their Shares repurchased by means of a tender offer for a per-Share repurchase price payable in cash, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of such Business Combination, including interest earned on the Trust Account (which interest shall be net of taxes paid or payable, if any), divided by the number of then issued Public Shares.”

(b)    Article 49.4 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “At a general meeting called for the purposes of approving a Business Combination pursuant to this Article, in the event that such Business Combination is approved by Ordinary Resolution, the Company shall be authorized to consummate such Business Combination, provided that the Company shall not consummate such Business Combination unless the Company has achieved any net tangible asset or cash requirement that may be contained in the agreement relating to such Business Combination.”

(c)     Article 49.5 of the Existing Organizational Documents shall be deleted in its entirety and replaced with the following language: “Any Member holding Public Shares who is not the Sponsor, a Founder, Officer or Director may, at least two business days’ prior to any vote on a Business Combination, elect to have their Public Shares redeemed for cash, in accordance with any applicable requirements provided for in the related proxy materials (the “IPO Redemption”), provided that no such Member acting together with any Affiliate of his or any other person with whom he is acting in concert or as a partnership, limited partnership, syndicate, or other group for the purposes of acquiring, holding, or disposing of Shares may exercise this redemption right with respect to more than 15 per cent of the Public Shares in the aggregate without the prior consent of the Company and provided further that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to the Company in connection with any redemption election in order to validly redeem such Public Shares. If so demanded, the Company shall pay any such redeeming Member, regardless of whether he is voting for or against such proposed Business Combination, a per-Share redemption price payable in cash, equal to the aggregate amount then on deposit in the Trust Account calculated as of two business days prior to the consummation of the Business Combination, including interest earned on the Trust Account (such interest shall be net of taxes payable) and not previously released to the Company to pay its taxes, divided by the number of then issued Public Shares (such redemption price being referred to herein as the “Redemption Price”).”

(d)    The final sentence of Article 49.8 of the Existing Organizational Documents shall be deleted in its entirety.”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NTA PROPOSAL.

THE BUSINESS COMBINATION PROPOSAL

General

Holders of EDOC Ordinary Shares are being asked to approve and adopt the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination. EDOC shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. Please see the section entitled “— The Business Combination Agreement and Related Agreements” below, for additional information and a summary of certain terms of the Business Combination Agreement. You are urged to read carefully the Business Combination Agreement in its entirety before voting on this proposal.

EDOC may consummate the Business Combination only if the Business Combination Proposal is approved by a special resolution, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. In addition, EDOC may consummate the Business Combination only if the Condition Precedent Proposals, upon which the Business Combination is conditioned, are also passed by ordinary resolutions or special resolutions, as applicable.

The Business Combination Agreement and Related Agreements

The subsections that follow this subsection describe the material provisions of the Business Combination Agreement, but do not purport to describe all of the terms of the Business Combination Agreement. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement, a copy of which is attached as Annex A hereto. Shareholders and other interested parties are urged to read the Business Combination Agreement carefully and in its entirety (and, if appropriate, with the advice of financial advisor and legal counsel) because it is the primary legal document that governs the Business Combination.

The Business Combination Agreement contains representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement or other specific dates, which could be updated prior to the Closing of the Business Combination. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement. The representations, warranties and covenants in the Business Combination Agreement are also modified in important part by the disclosure schedules attached thereto which are not filed publicly and which are subject to a contractual standard of materiality that may be different from that generally applicable to shareholders. The disclosure schedules were used for the purpose of allocating risk among the parties rather than establishing matters as facts. EDOC does not believe that the disclosure schedules contain information that is material to an investment decision.

General Description of the Business Combination Agreement

On December 5, 2022, EDOC entered into a Business Combination Agreement with AOI, the Purchaser Representative, Pubco, Merger Sub, AOI, Gary Seaton, in his capacity as the Seller Representative, and the Sellers, and upon entry into joinders thereto, Pubco and Merger Sub. At the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act.

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco Ordinary Share to be issued to the Sellers valued at $10.00.

The Exchange Consideration is subject to adjustment after the Closing based on final confirmation of AOI’s net working capital, the outstanding indebtedness of AOI and its subsidiaries net of cash and cash equivalents, and any unpaid transaction expenses of AOI, as of the date of the Closing. If the finally determined number of Exchange Shares is (i) greater than the estimated number of Exchange Shares, Pubco will issue an additional number of Pubco ordinary shares equal to such difference to the Sellers, subject to a maximum amount equal to the amount of Escrow Property at such time or (ii) less than the estimated number of Exchange Shares, Pubco will cause the Escrow Agent to release from escrow a number of Escrow Shares equal to such difference to Pubco, subject to a maximum amount equal to the Escrow Property at such time.

The parties agreed that at or prior to the Closing, Pubco, the Primary Sellers, the Purchaser Representative, the Seller Representative and the Escrow Agent will enter into an Escrow Agreement, effective as of the Closing, in form and substance reasonably satisfactory to EDOC and AOI (the “Escrow Agreement”), pursuant to which a number of Exchange Shares equal to 15% of the estimated Exchange Consideration issuable to the Sellers at the Closing (such Exchange Shares, together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted the “Escrow Shares”) shall be subject to the restrictions of the Escrow Agreement and shall be held by the Escrow Agent, along with any dividends, distributions or income thereon (together with the Escrow Shares, the “Escrow Property”) in a segregated account (the “Escrow Account”) and disbursed in accordance with the Business Combination Agreement and the Escrow Agreement. The Escrow Shares will be held in the Escrow Account for a period of 12 months after the Closing and shall be the sole and exclusive source of payment for any post-Closing purchase price adjustment and for any post-closing indemnification claims (other than certain fraud claims and breaches of AOI and the Sellers’ fundamental representations, as discussed below). At the 12-month anniversary of the Closing, all remaining Escrow Property will be released to the Sellers in accordance with the Business Combination Agreement. However, an amount of Escrow Property equal to the value of any pending and unresolved claims will remain in the Escrow Account until finally resolved.

Representations and Warranties

The Business Combination Agreement contains a number of representations and warranties made by the parties as of the date of such agreement or other specific dates solely for the benefit of certain of the parties to the Business Combination Agreement, which in certain cases are subject to specified exceptions and materiality, Material Adverse Effect (as defined below), knowledge and other qualifications contained in the Business Combination Agreement or in information provided pursuant to certain disclosure schedules to the Business Combination Agreement. “Material Adverse Effect” as used in the Business Combination Agreement means with respect to any specified person or entity, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, liabilities, results of operations, prospects or condition (financial or otherwise) of such person or entity and its subsidiaries, taken as a whole, or (b) the ability of such person or entity or any of its subsidiaries on a timely basis to consummate the transactions contemplated by the Business Combination Agreement or the Ancillary Documents thereto, subject to certain customary exceptions.

In the Business Combination Agreement, AOI made certain customary representations and warranties to EDOC, including among others, related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) capitalization; (4) subsidiaries; (5) governmental approvals; (6) non-contravention; (7) financial statements; (8) absence of certain changes; (9) compliance with laws; (10) company permits; (11) litigation; (12) material contracts; (13) intellectual property; (14) taxes and returns; (15) real property; (16) personal property; (17) title to and sufficiency of assets; (18) employee matters; (19) benefit plans; (20) environmental matters; (21) transactions with related persons; (22) insurance; (23) top customers and suppliers; (24) certain business practices; (25) Investment Company Act; (26) finders and brokers; (27) food law compliance; (28) information supplied; and (29) independent investigation.

In the Business Combination Agreement, EDOC made certain customary representations and warranties to AOI, Pubco and the Sellers, including among others, related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) SEC filings and financial statements; (7) absence of certain changes; (8) compliance with laws; (9) actions; orders; permits; (10) taxes and returns; (11) employees and employee benefit plans; (12) properties; (13) material contracts; (14) transactions with affiliates; (15) Investment Company Act; (17) certain business practices; (18) insurance; (19) independent investigation; (20) information supplied; and (21) Trust Account.

Additionally, Pubco made certain customary representations and warranties to EDOC, AOI and the Sellers with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) governmental approvals; (4) non-contravention; (5) capitalization; (6) ownership of Exchange Shares; (7) Pubco and Merger Sub activities; (8) finders and brokers; (9) Investment Company Act; (10) information supplied; (11) independent investigation; and (12) no other representations.

Additionally, the Sellers made certain customary representations and warranties to EDOC, AOI and the Sellers with respect to Pubco and Merger Sub, including representations and warranties related to the following: (1) organization and standing; (2) authorization; binding agreement; (3) ownership; (4) government approvals; (5) non-contravention; (6) no litigation; (7) investment representations; (8) finders and brokers; (9) information supplied; (10) independent investigation; and (11) no other representations.

Survival and Indemnification

The of representations and warranties of AOI and the Sellers survive the Closing for 12 months, other than (i) representations and warranties of AOI regarding (1) corporate matters, including due organization, existence and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and the Ancillary Documents; (3) capitalization; (4) subsidiaries; (5) intellectual property; (6) taxes and tax returns; (7) benefit plans; (8) environmental matters; and (9) finders and brokers and (ii) the representations and warranties of the Sellers regarding (1) organization and good standing; (2) authority and binding effect relating to execution and delivery of the Business Combination Agreement and the Ancillary Documents; (3) ownership of the Purchased Shares and (4) finders and brokers, which will each survive until 30 days after the expiration of the applicable statute of limitations. The representations and warranties of EDOC do not survive the Closing.

All covenants, obligations and agreements of AOI will not survive the Closing unless by their terms they apply to or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms). The covenants, obligations and agreements made by EDOC will not survive the Closing, except for those covenants that by their terms apply to or are to be performed in whole or in part after the Closing (which such covenants will survive the Closing and continue until fully performed in accordance with their terms).

The Primary Sellers, severally and not jointly, will provide indemnification for any breach of any representations and warranties or covenants of AOI or the Sellers, subject to certain limitations, including those as described below.

Indemnification claims by EDOC are subject to a threshold equal to $950,000 in aggregate losses before any indemnification claim is paid, but after the threshold is reached, all indemnification claims shall be paid from the first dollar of losses. The maximum aggregate amount of indemnification payments which the Primary Sellers will be obligated to pay (other than with respect to certain fraud claims with respect to the transactions under the Business Combination Agreement or breaches by AOI or the Sellers of certain fundamental representations) is capped at an amount equal to $38,000,000. Fraud claims with respect to the transactions under the Business Combination Agreement or breaches by AOI or the Sellers of their fundamental representations are payable by the Primary Sellers up to a maximum aggregate amount equal to the Exchange Consideration.

Any indemnification claims against the indemnifying parties shall first be applied against the Escrow Shares and then against any other Escrow Property before the Primary Sellers shall be required to make any out-of-pocket payment for indemnification.

Shareholders of Pubco following the Closing are not third party beneficiaries of the Business Combination Agreement and are not entitled to bring any claim against any Seller pursuant to the Business Combination Agreement.

Covenants of the Parties

Each party agreed in the Business Combination Agreement to use its commercially reasonable efforts to effect the Closing. The Business Combination Agreement also contains certain customary covenants by each of the parties during the period between the signing of the Business Combination Agreement and the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms (the “Interim Period”), including covenants regarding: (1) the provision of access to their properties, books and personnel; (2) the operation of their respective businesses in the ordinary course of business; (3) EDOC’s public filings and AOI’s obligation to deliver interim financial statements; (4) no solicitation of, or entering into, any alternative competing transactions; (5) no insider trading; (6) notifications of certain breaches, consent requirements or other matters; (7) efforts to consummate the Closing and obtain third party and regulatory approvals; (8) further assurances; (9) public announcements; (10) confidentiality; (11) indemnification of directors and officers and tail insurance; (12) use of trust proceeds after the Closing; (13) efforts to conduct a private placement, backstop or redemption waiver arrangements, if sought; and (14) the Incentive Plan.

The parties also agreed to take all necessary actions to cause Pubco’s board of directors immediately after the Closing to consist of a board of five (5) directors, comprised of: one (1) person that is designated by EDOC prior to the Closing, who shall qualify as an independent director under Nasdaq rules, (ii) three (3) persons that are designated by AOI prior to the Closing, at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules and (iii) one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing who shall be required to qualify as an independent director under Nasdaq rules.

EDOC and Pubco also agreed to prepare, with the reasonable assistance of AOI, and Pubco shall file with the SEC, a registration statement on Form F-4 in connection with the registration under the Securities Act of the issuance of securities of Pubco to the holders of the EDOC securities, which will also contain a proxy statement/prospectus for the purpose of soliciting proxies from the shareholders of EDOC for the matters to be acted on at an extraordinary general meeting of the shareholders of EDOC relating to the Transactions, and providing such holders with an opportunity to participate in the redemption of all or a portion of their public shares of EDOC upon the Closing (the “Redemption”).

Conditions to Closing

The obligations of the parties to consummate the Transactions are subject to various conditions, including the following mutual conditions of the parties unless waived: (i) the approval of the Business Combination Agreement and the Transactions and related matters by the requisite vote of EDOC’s shareholders; (ii) expiration of any waiting period under applicable antitrust laws; (iii) no law or order preventing or prohibiting the Transactions; (iv) all consents to be required to be obtained from or made with any governmental authority in order to consummate the Transactions having been made; (v) all consents required to be obtained from or made with any third person (other than a governmental authority) in order to consummate the Transactions that are set forth in the disclosure schedules shall have each been obtained or made; (vi) no pending action brought by a third-party non-affiliate to enjoin or otherwise restrict the consummation of the Closing being outstanding; (vii) EDOC having at least $5,000,001 in net tangible assets upon the Closing, after giving effect to the completion of the Redemption and any PIPE Investment, (viii) the members of the Pubco Board shall having been elected or appointed as of the Closing consistent with the terms of the Business Combination Agreement; (ix) the shareholders of Pubco having amended and restated the memorandum and articles of association of Pubco in form and substance mutually acceptable in good faith to Pubco, EDOC and AOI; (x) each of AOI and EDOC having received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing, and Pubco shall not have received any written objection to such determination from the SEC that remains unresolved; and (xi) the effectiveness of the Registration Statement; (xii) the Pubco Ordinary Shares and Pubco Warrants having been approved for listing on Nasdaq.

In addition, unless waived by AOI, the obligations of AOI, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of EDOC being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) EDOC and the Purchaser Representative having performed in all material respects its obligations and complied in all material respects with its covenants and agreements under the Business Combination Agreement required to be performed or complied with by it on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to EDOC since the date of the Business Combination Agreement which is continuing and uncured; (iv) all Ancillary Documents are in full force and effect; (v) receipt by Sellers of the Seller Registration Rights Agreement by and among Pubco and the Sellers (the “Seller Registration Rights Agreement”), providing customary registration rights to the Sellers with respect to the portion of the

Exchange Shares delivered to the Sellers at the Closing and any Escrow Shares that are released from escrow to the Sellers; (vi) receipt by AOI and Pubco of the First Amendment to Registration Rights Agreement (the “Founder Registration Rights Agreement Amendment”), pursuant to which EDOC, Pubco, the initial shareholders of EDOC (the “Founders”) and the other parties to EDOC’s Registration Rights Agreement that was entered into by EDOC at the time of its initial public offering (the “Founder Registration Rights Agreement”), shall have amended the Founder Registration Rights Agreement, to among other matters, include Pubco as a party and to make it apply to the Pubco securities to be received in connection with the Merger by EDOC’s shareholders who are parties to the Founder Registration Rights Agreement; (vii) receipt by AOI of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; and (viii) the Sponsor and other shareholders of EDOC having performed in all material respects the respective obligations required under the Sponsor Support Agreement (the “Sponsor Support Agreement”) and the Insider Letter Amendment.

Unless waived by EDOC, the obligations of EDOC to consummate the Transactions are subject to the satisfaction of the following Closing conditions, in addition to customary certificates and other closing deliveries: (i) the representations and warranties of AOI, Pubco, Merger Sub and the Sellers being true and correct as of the date of the Business Combination Agreement and as of the Closing (subject to Material Adverse Effect); (ii) AOI, Pubco, Merger Sub each Seller and the Seller Representative having performed in all material respects the respective obligations and complied in all material respects with their respective covenants and agreements under the Business Combination Agreement required to be performed or complied with on or prior the date of the Closing; (iii) absence of any Material Adverse Effect with respect to any Target Company or Pubco since the date of the Business Combination Agreement which is continuing and uncured; (iv) receipt by EDOC of employment agreements, effective as of the Closing, in form and substance reasonably acceptable to EDOC and AOI between certain individuals and Pubco, duly executed by the parties thereto; (v) the Non-Competition Agreements and Lock-Up Agreements are in full force and effect; (vi) receipt by EDOC of the Founder Registration Rights Agreement Amendment, duly executed by Pubco; (vii) receipt by EDOC of the Seller Registration Rights Agreement, duly executed by Pubco; (viii) receipt by EDOC of share certificates and other documents evidencing the transfer of the Purchased Shares to Pubco; (ix) receipt by EDOC of the evidence of the termination of any outstanding options, warrants or other convertible securities of AOI (if any); (x) receipt by EDOC of a duly executed opinion from AOI’s counsel, in form and substance reasonably satisfactory to EDOC, addressed to EDOC and dated as of the Closing Date; and (xi) receipt by EDOC of evidence of the termination of certain related party agreements.

Termination

The Business Combination Agreement may be terminated at any time prior to the Closing by either EDOC or AOI if the Closing has not occurred on or prior to March 31, 2024 (the “Outside Date”); provided that if EDOC, at its election, receives shareholder approval for a charter amendment to extend the term it has to consummate a business combination (“Charter Extension”), for the shorter of three months and the period ending on the last day for EDOC to consummate a business combination pursuant to the Charter Extension. A party is not entitled to terminate the Business Combination Agreement if the failure of the Closing to occur by such date was caused by or the result of a breach of the Business Combination Agreement by such party (or with respect to AOI, the Sellers, Pubco or Merger Sub).

The Business Combination Agreement may also be terminated under certain other customary and limited circumstances prior the Closing, including, among other reasons: (i) by mutual written consent of EDOC and AOI; (ii) by either EDOC or AOI if a governmental authority of competent jurisdiction has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Transactions, and such order or other action has become final and non-appealable; (iii) by AOI for EDOC’s material uncured breach of the Business Combination Agreement, if the breach would result in the failure of the related Closing condition; (iv) by EDOC for the material uncured breach of the Business Combination Agreement by AOI, Pubco, Merger Sub or any Seller, if the breach would result in the failure of the related Closing condition; (v) by EDOC if there has been a Material Adverse Effect with respect to the Target Companies taken as a whole since the date of the Business Combination Agreement which is uncured and continuing; or (vi) by either EDOC or AOI if EDOC holds an extraordinary general meeting of its shareholders to approve the Business Combination Agreement and the Transactions and such approval is not obtained.

If the Business Combination Agreement is terminated, all obligations of the parties under the Business Combination Agreement (except for certain obligations related to public announcements, confidentiality, fees and expenses, trust account waiver, termination and general provisions) will terminate, and no party to the Business Combination Agreement will have any further liability to any other party thereto except for liability for certain fraud claims or for willful breach of the Business Combination Agreement prior to the termination.

In the event the Business Combination Agreement is terminated by EDOC as a result of a material breach by AOI, Pubco, Merger Sub or any Seller, or by AOI as a result of a material breach of EDOC, the breaching party will pay a termination fee of $250,000 to the non-breaching party, as liquidated damages.

Trust Account Waiver and Releases

AOI, Pubco, Merger Sub, the Seller Representative and each of the Sellers have agreed, for no consideration, that they and their affiliates will not have any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed not to, and waived any right to, make any claim against the Trust Account (including any distributions therefrom directly or indirectly to EDOC’s shareholders).

Each Seller, on behalf of itself and its affiliates that own shares of such Seller, provided a general release of AOI and its subsidiaries, effective as of the Closing, other than its rights under the Business Combination Agreement and the Ancillary Documents and certain other customary exceptions.

Governing Law and Arbitration

The Business Combination Agreement is governed by New York law and, subject to the required arbitration provisions, the parties are subject to exclusive jurisdiction of federal and state courts located in New York County, State of New York (and any appellate courts thereof).

Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under the Business Combination Agreement) arising out of, related to, or in connection with the Business Combination Agreement or the transactions contemplated thereby (a “Dispute”) will be governed as follows. A party must, in the first instance, provide written notice of any Disputes to the other parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within forty-five (45) days of the notice of such Dispute being received by such other parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within forth-five (45) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that cannot be resolved during the Resolution Period shall immediately be referred to mediation conducted by the Brisbane Supreme Court in Brisbane, Australia. Any Dispute that is not resolved through mediation may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules of the AAA.

The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly (but in any event within five (5) Business Days) after his or her nomination and acceptance by the parties subject to the Dispute. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

Business Combination Agreement Amendment No. 1

On March 31, 2023, EDOC, Pubco, the Sponsor and Merger Sub entered into Business Combination Agreement Amendment No. 1.

Business Combination Agreement Amendment No. 1 revises certain conditions to the closing of the Business Combination to add the Minimum Cash Condition of $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024 and attached hereto at Exhibit 10.39.

Business Combination Agreement Amendment No. 2

On December 7, 2023, EDOC, AOI, the Purchaser Representative and Merger Sub entered into Business Combination Agreement Amendment No. 2.

Business Combination Agreement Amendment No. 2 revises the Business Combination to extend the Outside Date (as defined in the Business Combination) to March 31, 2024.

Related Agreements

Lock-Up Agreements

Certain Sellers entered into a Lock-Up Agreement with the Purchaser Representative and, upon execution of a joinder, Pubco (each, a “Lock-Up Agreement”) with regard to the Exchange Shares to be received by such Seller. These sellers were JSKS Enterprises Pty Ltd, which entered into a Lock-Up Agreement for 1,936,865 shares representing 75.0% of shares at that time (presently, 1,816,865 shares representing 70.35%), and KGV Global FZE, which entered into a Lock-Up Agreement for 561,949 shares representing 21.76% of shares at that time (presently, 526,949 shares representing 20.42%). In such Lock-Up Agreements, which are identical with regards to terms and duration, each Seller agreed that such Seller will not, (A) with respect to 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earliest of (x) the six (6) month anniversary of the Closing Date, (y) commencing after the three (3) month anniversary of the Closing, the date on which the closing sale price of the Pubco Ordinary Shares equals or exceeds $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property) and (B) and with respect to the remaining 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earlier or the date that is six (6) months after the date of the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property), (i) lend, offer, pledge (except as provided below), hypothecate, encumber, donate, assign, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of such Seller’s Exchange Shares, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of such Seller’s Exchange Shares, or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii).

Each holder also agreed that the Escrow Shares will continue to be subject to such transfer restrictions until they are released from the Escrow Account. However, each Seller is allowed to transfer any of its Exchange Shares (other than the Escrow Shares while they are held in the Escrow Account) by gift, will or intestate succession or to any immediate family member (or related trust), trustor or trust beneficiary, as a distribution to equity holders upon liquidation or to an affiliate or pursuant to a court order or settlement agreement in divorce; provided in each such case that the transferee thereof agrees to be bound by the restrictions set forth in the Lock-Up Agreement.

Non-Competition Agreements

Certain executives of AOI (each, a “Restricted Person”) entered into a Non-Competition and Non-Solicitation Agreement (each, a “Non-Competition Agreement”) in favor of Pubco, EDOC and AOI and their respective present and future affiliates, successors and direct and indirect subsidiaries (collectively, the “Covered Parties”). Under each Non-Competition Agreement, for a period of three (3) years after the Closing (such period, the “Restricted Period”), each Restricted Person agreed that he will not and will not permit his affiliates to, without Pubco’s prior written consent, directly or indirectly engage in the business of processing, manufacturing and selling non-GMO oilseeds and organic and non-organic food-grade oils (the “Business”) (other than through a Covered Party) or own, manage, finance or control, or become engaged or serve as an officer, director, member, partner, employee, agent, consultant, advisor or representative of, a business or entity (other than a Covered Party) that engages in the Business anywhere in the Australia, United States, India, Malaysia, Singapore, China, Japan, New Zealand. However, such Restricted Person and his affiliates will be permitted under its Non-Competition Agreement to own passive investments of less than 2% of the total issued and outstanding equity interests of a competitor that is publicly traded, so long as such Restricted Person and his affiliates and immediate family members are not directly or indirectly involved in the management or control of such competitor. Under each Non-Competition Agreement, the Restricted Person thereto and his affiliates will also be subject to certain non-solicitation and non-interference obligations during the Restricted Period with respect to the Covered Parties’ respective (i) employees, consultants and independent contractors, (ii) customers or clients, and (iii) vendors, suppliers, distributors, agents or other service providers. Each such Restricted Person will also be subject to non-disparagement provisions regarding the Covered Parties and confidentiality obligations with respect to the confidential information of the Covered Parties.

Sponsor Support Agreement

EDOC, the Sponsor, Pubco, upon execution of a joinder agreement to become party thereto, entered into the Sponsor Support Agreement. Pursuant to the terms of the Sponsor Support Agreement, the Sponsor agreed to (i) vote its EDOC Ordinary Shares in favor of the adoption and approval of the Business Combination Agreement and the Transactions, (ii) certain restrictions on transfer of its shares of EDOC and (iii) waive its anti-dilution protection upon conversion of its Founder Shares.

Insider Letter Amendment

On December 5, 2022, EDOC, the Sponsor, Pubco, upon execution of a joinder, and certain insiders of EDOC, agreed to amend the Letter Agreement, dated as of November 9, 2020 by and among EDOC, the Sponsor and certain insiders of EDOC, pursuant to which Pubco will assume, and EDOC assign, certain rights and obligations of EDOC thereunder with respect to the Pubco securities to be issued at the Closing in exchange for the ordinary shares, warrants and rights of EDOC.

Share Transfer Agreement

On October 27, 2023, the Sponsor and Pubco entered into a share transfer agreement (the “Share Transfer Agreement”), pursuant to which the Sponsor agreed to transfer to Pubco, on the date of the Closing, 200,000 Pubco Ordinary Shares to be received pursuant to the Business Combination.

Organizational Documents of Pubco Following the Business Combination

Pubco was incorporated under the laws of the Cayman Islands on December 29, 2022 solely for the purpose of effectuating the Business Combination described herein. Pursuant to the Business Combination Agreement, at or prior to the Closing of the Business Combination (and subject to approval by the shareholders of EDOC of the Memorandum and Articles Proposal and adoption by Pubco’s shareholders of the Proposed Memorandum and Articles), Pubco’s memorandum and articles of association will be amended and restated to reflect necessary changes and to be consistent with the Proposed Memorandum and Articles (for a full description of the proposed amendments to the charter see “The Business Combination Proposal — Pubco’s Amended and Restated Memorandum and Articles of Association”). The form of the Proposed Memorandum and Articles is attached to this proxy statement as Annex B.

Headquarters; Share Symbols

After completion of the transactions contemplated by the Business Combination Agreement:

•        the corporate headquarters and principal executive offices of Pubco will be located at 126 – 142 Cowcumbla Street, Cootamundra, Australia; and

•        if Pubco’s applications for listing are approved, Pubco Ordinary Shares and Pubco Warrants will be traded on Nasdaq under the symbols “COOT” and “COOTW”, respectively.

Background of the Business Combination

EDOC, a Cayman Islands exempted company structured as a blank check company, was incorporated on August 20, 2020, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Prior to entering into the Business Combination Agreement with AOI, EDOC conducted a thorough search for a potential business combination transaction drawing upon, among other things, the extensive network and investment and operating experience in the healthcare sector of EDOC’s management team, the members of the EDOC Board and input from the Sponsor’s members, affiliates and contacts, who together comprise a significant network of physicians in the North America and Asia-Pacific region.

The terms of the proposed Business Combination with AOI were the result of thorough negotiations between the representatives of EDOC and AOI, as further described below.

Prior to the consummation of the IPO, neither EDOC, nor anyone on its behalf, had any substantive discussions, formal or otherwise, with respect to a proposed transaction with AOI. The following is a brief description of the background of the negotiations between the parties, the Business Combination and related transactions.

From the date of EDOC’s IPO through the date of its entering into an exclusive letter of intent with AOI, EDOC’s management and the EDOC Board evaluated and considered a number of potential target companies as candidates for a possible business combination transaction. Representatives of EDOC contacted and were contacted by a number of individuals and entities with respect to potential business combination opportunities across the digital health, medtech, and biotech sectors, mostly based in either the United States or Asia. EDOC and its advisors compiled a list of high priority potential targets and updated and supplemented such list from time to time based on initial screening of company introductory documents, conversations with target financial advisors, meetings with company management teams, and consultation with the Sponsor’s members, affiliates and contacts (“Affiliated Physicians”), who together comprise a significant network of physicians in the North America and Asia-Pacific region. with expertise in the relevant healthcare sub-sectors. This list of potential opportunities was periodically shared with, and reviewed in detail by, the EDOC Board.

Since the date of the IPO through the date of its entering into an exclusive letter of intent with AOI, at the direction of the EDOC Board, EDOC’s management team:

•        Identified and evaluated approximately 60 potential business combination target companies in the healthcare related sector; and

•        Participated in meetings or telephonic discussions with representatives of over 40 potential business combination targets.

EDOC signed 56 non-disclosure agreements and provided initial non-binding indications of interest (IOIs) or letters of intent (LOIs) to representatives of 10 potential business combination targets (excluding AOI).

EDOC reviewed the potential business combination opportunities based on criteria that were the same or similar to the criteria that the EDOC Board used in evaluating the potential Business Combination with AOI (as discussed below), which included, among other criteria, the targets’ growth potential, competitive position, the experience and track records of the potential target companies’ management teams, the clinical significance (as applicable) or the quality of technology (as applicable) and the potential for profitability. EDOC focused on sectors and companies that its management believed would benefit from being a publicly traded company on a stock exchange in the United States.

The following chronicle of events leading up to the execution of the Business Combination Agreement is not intended to be a complete list of all opportunities initially evaluated or explored or discussions held by EDOC, but sets forth the significant discussions and steps that EDOC took prior to execution of the Business Combination Agreement.

Description of negotiation process with candidates prior to the Calidi Merger Agreement

Following the completion of the IPO, EDOC engaged in extensive discussions with representatives of a number of target companies based in the United States, Asia and Europe with respect to potential business combination opportunities. EDOC’s management initially focused the search on targets operating in the digital health, healthcare services and medtech sectors.

In particular, between mid-December 2020 and early December 2021, EDOC engaged in extensive due diligence review and held multiple calls and management presentations with five separate potential targets for a business combination, two of which were telehealth companies, one of which was a biotech company, one of which was a medical device company, and one of which was a hearing technology company. However, all of such discussions were terminated on account of (a) the target’s determination to pursue further growth as a standalone private company before engaging any strategic alternatives, (b) target’s concerns for market volatility, including in the PIPE market as well as the broader equity market, (c) disagreement on valuation and/or (d) disagreement on a timeline of execution and consummation of a business combination.

Description of negotiation process with Calidi

On October 2, 2021, Calidi Biotherapeutics, Inc., a Nevada corporation (“Calidi”), through its corporate strategy advisor Apollorion Global Limited (“Apollorion”), contacted Kevin Chen, EDOC’s Chief Executive Officer, by e-mail to discuss possible collaboration between EDOC and Calidi. Apollorion provided Mr. Chen with some preliminary information about Calidi, including its focus on utilization of its cell delivery platform for the treatment of solid tumors. Given the Sponsor’s interest and experience in oncology, EDOC determined to pursue learning further information about Calidi and requested that Apollorion provide EDOC with preliminary non-confidential materials about Calidi.

From October 5, 2021 to late October 2021, EDOC and Calidi discussed various due diligence items in writing and through video conferences. EDOC and Calidi entered into a non-disclosure agreement on October 19, 2021, and Calidi made preliminary due diligence materials available to representatives of EDOC through a virtual data room established by Calidi for this purpose (the “virtual data room” or “data room”).

Between late October and early December 2021, EDOC explored a possible alternative transaction with a business combination target other than Calidi and discussions with Calidi were therefore temporarily suspended during this period. EDOC and Calidi resumed discussions during early December 2021.

On December 20, 2021, EDOC submitted a draft letter of intent (the “Calidi LOI”) to Calidi presenting proposed terms of a potential Business Combination between EDOC and Calidi. Subsequently, on December 21, 2021, Mr. Chen and Ms. Zhao of EDOC, Mr. Konneh and Mr. Kengatharan of Apollorion and Mr. Camaisa and Mr. Thesing of Calidi had a call to discuss the terms set forth in the proposed Merger LOI. EDOC and Calidi also discussed potential financing for the proposed business combination, including a possible private investment in public equity (“Calidi PIPE”) transaction and other options. During the subsequent four to five week period, EDOC and Calidi continued to negotiate the terms of the Merger LOI. In parallel, each of EDOC and Calidi engaged in discussions and negotiations with prospective sources of financing in connection with the Business Combination. Calidi and its legal counsel primarily led discussions and negotiations with regard to the Calidi PIPE and the Common Stock Investment (each as further described below).

On December 23, 2021, a call took place between Mr. Chen and Ms. Zhao of EDOC, Mr. Camaisa, Mr. Kalajian and Mr. Ng of Calidi and representatives of 3i, LP, a Delaware limited partnership (the “Calidi PIPE Investor”), which such investor was introduced to Calidi by Calidi’s financial advisor at the time. The parties discussed the possibility the Calidi PIPE Investor participating in a financing transaction related to the Business Combination and, subsequent to the conversation, the Calidi PIPE Investor provided EDOC and Calidi with a draft term sheet related to the Calidi PIPE in the form of a potential convertible preferred financing transaction and, separately, the possibility that the Common Stock Investor would enter into agreements with EDOC to provide the combined company with an equity line of credit (the “Common Stock Investment”).

Due diligence and negotiations of the Calidi LOI continued during late December 2021 and into January 2022.

On January 7, 2022, Mr. Chen and Ms. Zhao of EDOC were introduced to representatives of Meteora Capital Partners, LP (“Meteora”) by I-Bankers, EDOC’s pursuant to the services provided by I-Bankers under the Business Combination Marketing Agreement between I-Bankers and EDOC. EDOC and its legal counsel engaged in extensive discussion of the potential terms of a Forward Purchase Agreement (“FPA”) and Founder Share Transfer Agreements between EDOC and Meteora and certain other investors (collectively, the “Backstop Investors”) pursuant to which the Backstop Investors would agree to purchase certain EDOC Class A Ordinary Shares and agree not to redeem such shares in connection with upcoming EDOC shareholder meetings and vote such shares in favor of the business combination with Calidi.

Calidi and EDOC executed the Calidi LOI on January 9, 2022.

During January 2022, EDOC negotiated various provisions of the FPA and the Calidi PIPE with Meteora and the Calidi PIPE Investors.

On January 18, 2022, EDOC’s U.S. legal counsel, Ellenoff Grossman & Schole LLP (“EGS”), distributed an initial draft of a merger agreement (the “Calidi Merger Agreement”) to Calidi’s legal counsel, following which the parties proceeded to negotiate and finalize the Calidi Merger Agreement and related agreements.

Also on January 30, 2022, the EDOC Board convened to discuss and review the final proposed terms of the business combination transaction set forth in the Merger Agreement and ancillary agreements. The EDOC Board also reviewed and discussed the terms of the Calidi PIPE and the related documentation and the backstop agreements with various investors (the “Backstop Agreements”), as well as the FPAs and the Founder Share Transfer Agreements and the EDOC Board also discussed the proposed issuances of securities by EDOC in connection with the Business Combination, the Calidi PIPE and the Backstop Investment. Following discussion and opportunity for questions and answers from the EDOC Board members, the members of the EDOC Board reviewed a draft of the fairness opinion letter and report provided by Aranca US Inc. (“Aranca”) to the EDOC Board, including a detailed analysis of the analytical and comparative methodologies that Aranca used to carry out its analysis of the terms and fairness of the proposed transaction to the shareholders of EDOC. The following day, on February 1, 2022, after reviewing the fairness opinion letter and report provided by Aranca, and the final documents related to the Business Combination, the Calidi PIPE and the Backstop Investment, the EDOC Board approved the execution of all three agreements and the transactions contemplated thereby.

On January 31, 2022, the Calidi Board held a board meeting to discuss and approve the final EDOC Merger Agreement, and the common and convertible preferred investment by the PIPE Investor. HCW provided a presentation to members of the Calidi Board on the proposed transaction and answered any questions the board members had relating to the transaction and market comparables. Mr. Camaisa, as Chairman and CEO of Calidi, highlighted the synergies reflected in the merger between Calidi and EDOC, including that Calidi would have access to EDOC’s physician network, of which, many are or were oncologists from prestigious hospitals such as MD Anderson, the Mayo Clinic, and Cleveland Clinic. After a full discussion of these synergies and the business terms of the deal, the Calidi Board approved the Merger Agreement and ancillary agreements.

On February 2, 2022, EDOC and Calidi executed the Calidi Merger Agreement and related agreements.

On February 2, 2022, in connection with the Backstop Investment, EDOC entered into FPAs and Founder Share Transfer Agreements with five institutional investors introduced to EDOC by I-Bankers, including Meteora. The Calidi Merger Agreement provided for an extended Due Diligence Period (as defined in the Calidi Merger Agreement) until February 8, 2022 to allow additional time for Edoc to complete its legal due diligence and for Calidi to finalize and deliver the Calidi disclosure schedules to the Calidi Merger Agreement to Edoc.

On February 2, 2022, EDOC entered into the PIPE Agreements, including the Securities Purchase Agreement with the PIPE Investor for the purchase and sale of 20,000 shares of EDOC’s Series A Convertible Preferred Stock for $1,000 per share for an aggregate purchase price of $20 million and 500,000 shares of EDOC’s Class A Common Stock for an aggregate purchase price of $5 million.

On February 8, 2022, EDOC, Merger Sub, the Purchaser Representative, the Seller Representative and Calidi entered into that certain First Amendment to Agreement and Plan of Merger (the “Calidi Merger Agreement Amendment”), pursuant to which the Calidi Merger Agreement was amended to extend both (i) the Due Diligence Period and (ii) the due date for the delivery of the Calidi disclosure schedules to EDOC, from February 8, 2022 to February 18, 2022. On February 18, 2022, in accordance with the Calidi Merger Agreement Amendment, Calidi delivered its final disclosure schedules to EDOC.

On March 16, 2022, EDOC, Calidi and the Calidi PIPE Investor amended certain terms of the Calidi PIPE to clarify the application of certain liquidated damages to enforce the Calidi PIPE Investor’s registration rights and to reduce the liquidated damages from 2% to 1%, of the product of (A) the number of shares not delivered to which such holder is entitled, multiplied by (B) any trading price of the Common Stock selected by such Holder in writing as in effect at any time during the period beginning on the applicable conversion date and ending on the applicable share delivery deadline.

From March to August 2022, the parties engaged in significant investor outreach but had trouble obtaining additional financing commitments on acceptable terms in connection with the business combination with Calidi due to the difficult financing market.

On May 24, 2022, EDOC and the other parties to the Calidi Merger Agreement entered into that Second Amendment to the Agreement and Plan of Merger (the “Second Calidi Merger Agreement Amendment”), pursuant to which the Merger Agreement was amended to (i) modify the manner in which the net debt adjustment to the merger consideration deliverable to the Calidi security holders pursuant to the Merger Agreement (the “Merger Consideration”) is calculated to give credit to Calidi, in the determination of Calidi’s cash as of date that the transactions contemplated by the Merger Agreement are consummated (the “Closing”), for certain transaction expenses incurred and paid in cash by Calidi after February 2, 2022, (ii) reflect a reduction in the aggregate value of the securities to be issued by EDOC to Calidi security holders as Merger Consideration from $400,000,000 to $380,000,000 and (iii) to exclude from the determination of the number of securities deliverable to the Calidi security holders as Merger Consideration at the closing shares issuable by the post-closing combined company upon exercise of unvested Calidi company options and vested in-the-money Calidi non-qualified stock options that are assumed by the post-closing combined company at the closing. For the avoidance of doubt, vested in-the-money Calidi incentive stock options were to be included in the Merger Consideration deliverable to the Calidi security holders at the closing.

On August 12, 2022, EDOC and Calidi terminated the Calidi Merger Agreement. As a result of the termination of the Calidi Merger Agreement, EDOC promptly began evaluating other possible business combination targets.

Description of Negotiation Process with AOI and Other Targets since August 2022

On August 15, 2022, EDOC had a call with an Israeli medical device firm as a potential target. The device company specializes in artificial lungs for patients in hospitals. However, EDOC management believed it was not a good fit due to the relatively small size of the candidate’s business operations.

On August 16, 2022, EDOC had a meeting with the co-founder of a healthcare insurance technology company based in Boston, Massachusetts. The meeting was productive and a follow-up meeting with the CEO was scheduled. On August 18, 2022, EDOC had a call with the CEO. The CEO indicated that the company had not yet engaged a PCAOB auditing firm. EDOC management believed that, based on the company’s current revenue levels and stage of growth, the company was not yet ready to become a publicly-traded company.

Also on August 16, 2022, EDOC met with the CEO and major investor of a medical device company. The company specialized in remote monitoring of seniors at home 24/7. The data analysis of the company was cutting edge technology, but, EDOC decided not to proceed with discussions with this company as the company was not yet ready for the public market, given the state of its financials and that the company had no plans to commence an audit.

On August 17, 2022, EDOC was introduced by the I-Bankers team to a women’s health clinic group from Asia (Target A). The initial meeting was with the Chairman of the company, who was traveling in New York City. The meeting was productive. An NDA was signed and follow-up meetings were scheduled.

On August 17, 2022, EDOC was introduced to a medical device company that is currently listed on OTC market. The CEO and CFO of the company attended the call. An NDA was executed and follow-up meetings were scheduled.

Also on August 17, 2022, EDOC was introduced to AOI by ARC Group Limited, AOI’s financial advisor. A conference call was arranged between EDOC and the CFO of the AOI. An NDA was executed between EDOC and AOI and follow-up meetings were scheduled.

On August 18, 2022, EDOC management had a call with an Israeli women’s pregnancy care device company’s CEO and board members (Target C).

On August 19, 2022, EDOC management had a call with a top digital health company from India (Target B), with which EDOC had previously engaged in discussions in 2021 and had sent an LOI, but Target B did not sign. Target B provided a business update to EDOC and discussed the possibility of resuming merger discussions.

On August 19, 2022, EDOC management had a call with the CEO, CFO and head of strategy of AOI. The company presented more detailed financial information and operational information. An NDA was executed. Also on August 19, 2022, EDOC management had a call with the President of Target A. The company’s main investor attended the call as well. EDOC requested to sign an NDA. However, it was not executed because Target A’s management team did not agree to sign the NDA.

Additionally on August 19, 2022, EDOC management held a call with the Sponsor’s members to brief them on the target companies that it had had discussions with. In particular, Target A, Target B and AOI were identified as the most promising targets. A majority of the Affiliated Physicians expressed support to EDOC’s management.

On August 22, 2022, the founder and CEO of Target B visited New York City. The EDOC team met the CEO over lunch to discuss further about the possibility of a merger. EDOC subsequently issued a revised LOI to Target B, which LOI provided for a valuation of $300 million for Target B, no minimum cash condition and 4-6 weeks of additional due diligence to be performed. On August 29, 2022, EDOC management attended, by invitation, a meeting of the board of directors of Target B, to present the potential merger opportunity. At the meeting, Target B’s board expressed concerns about transaction risk, cost, and redemption levels, and negotiations ceased shortly after the meeting.

During this time, EDOC’s management invited all of the EDOC Board members to join a call with AOI. A video conference was scheduled on August 22, 2022. Mr. Bob Ai and Mr. Yan Michael Li joined EDOC’s CEO and CFO to speak with AOI’s CEO and CFO. In addition to discussing AOI’s product and business operation, AOI management expressed strong interest in working with the Sponsor’s physicians. AOI’s CEO has donated substantial time and money to hospitals in Sri Lanka and India. He invited Dr. Li and other physicians to perform charity work in Sri Lanka and India.

On August 24, 2022, EDOC was introduced to have a call with a medical device company from the U.S. that specializes in blood transfusion. The company had a negative cash flow and EDOC’s management did not believe that the company would be a good fit for a business combination.

Also on August 24, 2022, EDOC had a call with an investment banker from Citigroup, who represented a medical device company from the United States. The company was not a good fit for EDOC, as the company required substantial guaranteed capital at deal closing. In addition, this company had not yet started the PCAOB audit process or related preparations for public market readiness.

On August 25, 2022, EDOC had a call with the CEO of a biotech company that specializes in cancer treatment. EDOC requested further information for certain Affiliated Physicians to review; however, such information was not provided.

On August 31, 2022, EDOC had a call with Target A to request more detailed financial information about Target A’s revenue, operation margin, cost structure and projections. However, Target A did not provide any further data to EDOC. On or about September 5, 2022, Target A indicated to EDOC that it preferred to delay their public listing plans, and negotiations ended.

Also on August 31, 2022, EDOC held a call with I-Bankers to discuss AOI. I-Bankers provided an analysis of the viability of the healthy food market and market intelligence on investors’ preference for companies with positive cash flow.

On September 1, 2022, EDOC had a call with a venture capital fund about one of its portfolio companies, which specialized in cancer treatment. EDOC requested more information to review; however, such information was not provided.

On September 2, 2022, EDOC management reviewed the data room of AOI. Based on initial positive feedback received from the EDOC Board, an LOI was issued to AOI (the “Initial AOI LOI”). The Initial AOI LOI provided for a valuation of $200 million, no minimum cash condition and the ability for EDOC to appoint two board members to the post-closing company.

On September 5, 2022, EDOC management had a call with the board of directors of Target C, on which Target C and EDOC discussed various items, including the fact that Target C was evaluating several potential SPAC merger partners. Following the call, EDOC was informed that Target C opted to choose a different SPAC for merger discussion.

On September 6, 2022, EDOC had calls with two additional target companies in the healthcare sector. However, both companies were at too early of a stage for going public through a business combination with EDOC.

On September 12, 2022, EDOC had a call with AOI’s CEO, CFO, head of strategy and financial advisor to discuss the Initial AOI LOI. Subsequently, AOI executed the LOI with EDOC (the “Final AOI LOI”). The Final AOI LOI provided the same valuation as the Initial LOI of $200 million, no minimum cash condition and no earnout; however, the Final AOI LOI only provided EDOC with one board appointee, while also having the ability to recommend an independent board member. Additionally, while EDOC initially had requested that AOI exclusively negotiate with EDOC, while allowing EDOC to negotiate with other potential target, the parties ultimately agreed to enter into mutually exclusive merger discussions. Due to market conditions, EDOC and AOI had agreed to merger terms without any minimum cash condition, except as to satisfy any regulatory requirements. AOI management expressed the confidence in AOI’s positive operational cash flow. Although the parties believed a concurrent financing would be desirable, market conditions permitting, AOI did not believe it was necessary for the company’s near future capital needs. The parties had also discussed requiring AOI to pay for funds added to the Trust Account in connection with a six-month extension of EDOC’s lifetime, but AOI declined to pay for such extension in the Final LOI.

EDOC management continued to have extensive discussions with I-Bankers regarding AOI and the transaction progress and negotiations on September 15, 2022, September 21, 2022, October 27, 2022 and November 28, 2022.

From September 19, 2022 to the end of November, 2022, EDOC and AOI held weekly merger status calls, in addition to calls with different work streams. EDOC engaged Cohn Reznick in September 2022 to conduct financial and tax due diligence. In addition to EGS as U.S. counsel to EDOC, given AOI’s presence in Australia, Clayton Utz was engaged as Australian counsel to EDOC.

Between September 20, 2022 and November 30, 2022, Cohn Reznick had regular calls with AOI to review and verify the details of the company’s financial statements. Meetings were conducted with AOI’s Australian auditor, Crowe Australasia and U.S. auditor, BF Borgers CPA.

During that period, Cohn Reznick exchanged several calls and emails with EDOC management regarding the status of its financial and tax due diligence. A draft report was delivered to EDOC on December 2, 2022. No substantial concerns or weakness was identified.

From September 12, 2022 to November 30, 2022, Clayton Utz held various calls with AOI to investigate the company operations, registration, licenses and compliance, in addition to conducting customary Australian court and regulators’ record searches. Additionally, during that period, EDOC and AOI held various discussions regarding the business combination and related transactions.

On November 30, 2022, Clayton Utz delivered preliminary finding of legal due diligence. On December 15, 2022, Clayton Utz delivered a final due diligence report to EDOC.

On November 7, 2022, given the weak performance of small capitalization stocks in the stock market, the two parties agreed to reduce the valuation of AOI from $200 million to $190 million, while not changing any other closing conditions. The revised valuation better aligned the revenue and P/E-based valuation methodologies applied by EDOC management, and balanced short term financial metrics and long term growth potential. AOI acknowledged market conditions and agreed to lower the valuation to reward market participation.

On December 1, 2022, during discussions to finalize the Business Combination Agreement, EDOC requested a $1 million termination fee if AOI does not complete the transaction. AOI countered for lower fees. After negotiation, the parties agreed upon a reciprocal $250,000 termination fee from the breaching party to the non-breaching party. EDOC again proposed to split potential costs to extend EDOC’s February 12, 2023 deadline to complete an initial business combination, as there was high probability that EDOC would need to additional time to obtain regulatory approval for the transaction. Although AOI indicated that was open to considering the possibility of sharing some of the extension costs, it determined to defer such decision to a later date.

On December 2, 2022, EDOC and AOI negotiated the corporate governance structure. The combined entity would have a board of five members, of which a majority would be independent. EDOC suggested appointing three board members and shared the resumes of these candidates. AOI countered with one board member from EDOC and four appointed by AOI. It was negotiated to have one board member from EDOC, three board members appointed by AOI, and one board member to be jointly appointed by EDOC and AOI.

On December 5, 2022, the parties entered into the Business Combination Agreement.

Beginning in January 2023, the parties commenced weekly discussions for a potential PIPE transaction to support the Business Combination and for AOI to use toward business expansion, including but not limited to the construction of its new facility in Queensland. AOI estimated that it will need about $20 million for near-term capital investment. The parties discussed the feasibility of potential financing sources other than a PIPE transaction, such as using an existing $15 million bank loan facility and potential affiliate contributions by AOI, as well potential governmental grants. EDOC and AOI agreed to target a PIPE financing of approximately $15 million, of which at least $5 million would be accessible at the closing of the Business Combination.

In January 2023, I-Bankers introduced EDOC and AOI to Arena Investors, LP (“Arena”). During January 2023, initial calls were held between Arena and EDOC management. EDOC and AOI received its initial term sheet for a PIPE investment from Arena on January 18, 2023.

In addition to considering Arena’s term sheet and negotiating with Arena, between January and April 2023, EDOC and AOI considered term sheets from, and/or held multiple conference calls with, multiple investors for a convertible debt financing including from:

(a)     Yorkville Advisors, a global investment manager specializing in debt and equity investments as growth and acquisition capital for public companies issued a term sheet for debt financing. In addition to considering Yorkville Advisors’ proposed term sheet, EDOC’s CEO, Kevin Chen, and Pubco’s independent director nominee, Gowri Shanker, also met with a team from Yorkville Advisors in person New York in April 2023 to negotiate the term sheet. Ultimately, EDOC and AOI did not elect to proceed with Yorkville Advisors because the investment size was lower that what was offered by Arena;

2.      L1 Capital, a global investment manager, conducted calls with their portfolio manager, Andrew Bedell, in their New York office in April with EDOC and AOI for tranched convertible debt financing. Ultimately. L1 Capital did not issue term sheet; and

3.      Dominion Capital Holdings LLC, a family office, that targets investments ranging between $1,000,000 to $40,000,000 in the form of debt and preferred equity exchange-listed issuers in North America including SPACs, presented a term sheet to EDOC and AOI for convertible debt. Kevin Chen and Gowri Shanker held multiple conference calls and in person meetings with the CIO of Dominion Capital in their New York City office. Dominion Capital Holdings LLC in April 2023 to negotiate the term sheet. EDOC and AOI did not proceed with Dominion Capital Holdings because the EDOC Board did not approve the revised terms offered due to the size of the investment ($5 million), the rate of return and the warrant coverage (50%).

During that period, from February 12, 2023 to February 16, 2023, EDOC’s CEO, Kevin Chen, and its CFO, Bob Ai, and a director, Kevin Zheng, travelled to Australia for an on-site visit to AOI. Meetings were held in Sydney and covered various topics, including but not limited to AOI strategic growth planning, capacity expansion, and post-closing public market investor outreach. AOI’s head of products, head of sales, board members, and other senior executives of AOI attended. EDOC team also visited AOI’s oilseed processing facilities in Cootamundra, New South Wales, and toured AOI’s solar panels, machinery, and seed and meal storage facilities.

On February 14, 2023, during the on-site visit by EDOC management and board members at AOI’s facilities in Australia, EDOC and AOI discussed Arena as a strong contender as a potential PIPE investor. Also on February 14, 2023, AOI, EDOC and Arena held a call to discuss EDOC’s management and board members’ findings at the Cootamundra cold pressing facility and to address questions from Arena. This call was led by EDOC’s chief financial officer, Bob Ai, and Bob Wu, AOI’s chief financial officer.

On March 31, 2023, in view of AOI’s anticipated cash requirements, the parties amended the Business Combination Agreement to require a Minimum Cash Condition of $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024 and attached hereto at Exhibit 10.39.

Beginning in March 2023, and for the ensuing few months thereafter, EDOC and AOI held various follow-up calls with Arena to further negotiate the terms of a PIPE and the ELOC. Principal negotiation points included investment size, warrant coverage, rate of return and terms of the debenture, the availability and size of the ELOC, as well as scope of security to be given to Arena in Pubco’s post-Closing assets. The size of the ELOC cap at $50 million was proposed by Arena based on the investment strategies of Arena’s affiliated segregated funds that were envisaged to be the ELOC investors. AOI accepted the ELOC cap at $50 million in view of its capital requirements for the new facility and business and capital needs for the ensuing three years. During a call on May 31, 2023, AOI addressed questions from Arena regarding AOI’s capital investment plan.

Following multiple rounds of negotiations and the circulation of numerous drafts of the term sheet from the initial proposal received from Arena on January 18, 2023, Arena and AOI entered into a term sheet for $7,000,000 of PIPE financing with 25% warrant coverage and the commitment to enter into a $50 million ELOC on June 12, 2023 (the “Arena Term Sheet”). Pursuant to the Arena Term Sheet, AOI agreed to refrain from soliciting, accepting or encouraging any other financing proposal with respect to the PIPE financing for 60 days from its execution (the “Exclusivity Period”).

Before due diligence commenced, Arena, AOI and EDOC executed a non-disclosure agreement on July 7, 2023.

Additional calls between the three parties took place on July 5, 2023, July 6, 2023, July 13, 2023 and July 17, 2023 in connection with due diligence, Arena’s security interest and to negotiate the definitive PIPE investment documents. On July 7, 2023, Olshan From Wolofsky LLP, Arena’s U.S. legal counsel for the transaction (“Olshan”) and EGS had a kick-off call, and subsequently, Rimon, legal counsel to Pubco, AOI and its subsidiaries, was added to negotiate the transaction with Olshan. I-Bankers, along with lawyers for Arena, for EDOC, and for AOI, and AOI’s financial advisor, ARC Group Ltd., attended several of these calls. On July 10, 2023, Arena initiated diligence activities under the proposed transaction, along with Allens, Arena’s Australian legal counsel for the transaction (“Allens”).

During the week of July 10, 2023, Olshan and Rimon commenced negotiation of Arena’s collateral package related to the Debentures and the Warrants. The parties negotiated the scope of a perfection certificate and the appropriateness of a subordination agreement with AOI’s senior secured lender, Commonwealth Bank of Australia.

On July 19, 2023, EDOC provided notice, pursuant to Section 11.1(b) of the Business Combination Agreement, that the Outside Date would be extended until November 12, 2023, which Outside Date was extended to March 31, 2024 pursuant to the Second Amendment to the Business Combination Agreement.

On July 24, 2023 and July 28, 2023, Olshan provided initial drafts of the PIPE investment documents, including the Securities Purchase Agreement, the Debenture and the Warrant, to EGS and Rimon.

Between August 2, 2023 and August 23, 2023, the parties exchanged drafts of the Securities Purchase Agreement, Debenture and Arena Warrant, and Olshan continued its due diligence of AOI.

During the week of August 7, 2023, Olshan and Rimon finalized Arena’s collateral package related to the Debentures and the Warrants. Ultimately, it was determined that Commonwealth Bank of Australia did not require a subordination agreement and would issue a letter of consent in favor of Arena to possess a secondary security interest on the assets of Pubco’s post-closing direct and indirect subsidiaries. Further, it was agreed that the Debentures will be secured by (i) a first priority lien on all tangible and intangible assets owned or acquired by Pubco, (ii) a guarantee by Pubco, and (iii) a guarantee by each of Pubco’s direct and indirect subsidiaries and will be subordinate to Pubco’s $14 million note provided by the Commonwealth Bank of Australia.

On August 23, 2023, AOI, Arena and EDOC entered into the Securities Purchase Agreement.

On October 31, 2023, AOI, Arena and EDOC entered into an amendment to the Securities Purchase Agreement to extend the deadline to close the Securities Purchase Agreement from October 31, 2023 to December 31, 2023.

On December 4, 2023, AOI, Arena and EDOC entered into an amendment to the Securities Purchase Agreement to extend the deadline to close the Securities Purchase Agreement from December 31, 2023 to February 29, 2024.

On December 7, 2023, the parties amended the Business Combination Agreement to extend the outside date from November 12, 2023 to March 31, 2024.

Additional Financing for the Combined Company at the Closing of the Business Combination or for the Post-Closing Combined Company.

Our short-term liquidity requirements are primarily linked to the business operations, including payments for operating costs, production costs, staffing expenses and marketing expenses. Our long-term liquidity requirements are primarily linked to product development and the expansion of our operations. Upon the successful completion of the Business Combination and the funding of the Arena PIPE investment at the Closing coupled with the two subsequent tranches, coupled with revenue from operations, AOI believes it will have sufficient working capital for 9-12 months.

In addition, AOI intends to rely on the $50,000,000 ELOC arrangement that Pubco intends to enter into upon the closing of the Business Combination pursuant to the Purchase Agreement with the ELOC Investor, the final documentation of which is a condition to the closing of the Arena PIPE.

After the Closing of the Business Combination, we intend to finance our future development activities and our working capital needs largely through the Arena PIPE Investment and from amounts available under the Purchase Agreement governing the ELOC with the ELOC Investor (see “ELOC Purchase Agreement” below) to be executed at the Closing. If additional funds are required to support our working capital requirements and other purposes beyond the foregoing sources of funding, we may seek to raise additional funds through equity and debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. In addition, if additional funds are required and raised through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

ELOC Purchase Agreement

Upon the Closing of the Business Combination, Pubco intends to enter into a $50,000,000 Equity Line of Credit arrangement (“ELOC”) pursuant to a purchase agreement (the “Purchase Agreement”) (a draft form of which is attached at Exhibit 10.33) with an affiliate of the PIPE Investor (the “ELOC Investor”). Subject to the terms and conditions of the Purchase Agreement, Pubco, at its sole and exclusive option, may issue and sell to the ELOC Investor, and the ELOC Investor shall purchase from Pubco, the Pubco Ordinary Shares during the ELOC’s 36-month term, which is terminable by Pubco at any time. The Purchase Agreement provides Pubco may require the ELOC Investor to purchase Pubco Ordinary Shares by delivering an advance notice (the “Advance Notice”) to the ELOC Investor, subject to the conditions precedent set forth in Section 7.01 of the Purchase Agreement, and in accordance with the following provisions:

(a)     Pubco shall, in its sole discretion, select the amount of each advance (the “Advance”), not to exceed the maximum advance amount (the “Maximum Advance Amount”), it desires to issue and sell to the ELOC Investor in each Advance Notice and the time it desires to deliver each Advance Notice.

(b)    There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the full $50,000,000 commitment amount (the “Commitment Amount”) or any part thereof.

(c)     The Company shall be limited to delivering one (1) Advance Notice to the ELOC Investor per Trading Day.

(d)    The Advance Notice shall be valid upon delivery to Investor (the “Advance Notice Date”).

An Advance Notice shall be deemed delivered on the day it is received by the ELOC Investor if such notice is received by email on or prior to 12:30 p.m. Eastern Time (or later if waived by the Investor in its sole discretion) in accordance with the instructions set forth on Exhibit C to the Purchase Agreement.

The Maximum Advance Amount shall be calculated as follows: (a) if the Advance Notice is received by 7:30 a.m. Eastern Time, the lower of: (i) an amount equal to forty percent (40%) of the average of the Daily Value Traded of the Common Shares on the ten (10) Trading Days immediately preceding an Advance Notice, or (ii) $20 million. For purposes hereof, “Daily Value Traded” is the product obtained by multiplying the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P., by the VWAP for such trading Day. For the avoidance of doubt, the daily trading volume shall include all trades on the Principal Market during regular trading hours.

The fact that the Purchase Price utilizes the VWAP of the Pubco Ordinary Shares, means that the number of Ordinary Shares subject to issue under the ELOC will be effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Pubco Ordinary Shares to be issued under the ELOC would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

Under the terms of the Purchase Agreement, the ELOC Investor may not own more than 4.99% of Pubco’s issued and outstanding shares at any one time. The net proceeds under the ELOC to Pubco will depend on the frequency and prices at which Pubco sells Pubco Ordinary Shares to the ELOC Investor. We expect that any proceeds received by Pubco from such sales to the ELOC Investor will be used for working capital and general corporate purposes.

The Purchase Agreement provides that, as consideration for the Investor’s purchase commitment under the Purchase Agreement, within one business day of the effectiveness of a registration statement filed by Pubco (the “ELOC Registration Statement”), Pubco shall direct its transfer agent issue to the ELOC Investor shares of the Pubco Ordinary Shares having an aggregate dollar value equal to $1.25 million (the “Commitment Fee Shares”). The “dollar value” per Pubco Ordinary Share shall be determined by reference to the 10-day VWAP immediately preceding the effectiveness of the ELOC Registration Statement (the “Reference Price”). For the avoidance of doubt, the Reference Price calculation will capture up to the day before the ELOC Investor’s shares go effective.

The Purchase Agreement provides that within ten (10) business days after the Closing of the Business Combination, or such later date determined by the parties in writing, Pubco shall file with the SEC, a registration statement covering the sale by the ELOC Investor of the Pubco Ordinary Shares issuable under the Purchase Agreement and the Commitment Fee Shares.

The Purchase Agreement’s termination provision provides that unless earlier terminated, the Purchase Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the date hereof or (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount.

Pubco may terminate this Agreement effective upon five Trading Days’ prior written notice to the ELOC Investor; provided that (i) there are no outstanding Advance Notices, the Pubco Ordinary Shares under which have yet to be issued, and (ii) Pubco has paid all amounts owed to the ELOC Investor pursuant to the Purchase Agreement. The Purchase Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

Recommendation of the Board and Reasons for the Business Combination

The EDOC Board, in evaluating the Business Combination, consulted with EDOC’s management and its financial and legal advisors. In reaching its unanimous resolution (i) that the Business Combination Agreement and the transactions contemplated thereby, including the Business Combination and the issuance of securities in connection therewith, are advisable and in the best interests of EDOC and (ii) to recommend that the EDOC shareholders adopt the Business Combination Agreement and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement, the EDOC Board considered a range of factors, including, but not limited to, the factors discussed below. In light of the number and wide variety of factors considered in connection with its evaluation of the Business Combination, the EDOC Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. The EDOC Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors. This explanation of EDOC’s reasons for the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements.”

The EDOC Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement and the transactions contemplated thereby, including, but not limited to, the following material factors:

•        Market Attractiveness and Competitive landscape:    AOI is competitively positioned as the largest Australian producer of non-chemical, non-GMO “cold-processing” vegetable oil in a market seeing increasing and long-term global demand. The company practices regenerative farming, which EDOC management believes is critical to the sustainability of food production for humanity. Their products are currently sold out until the first quarter of 2023. Many of AOI’s competitors are, unlike AOI, large multinational firms that use highly toxic chemicals in the process. However, those legacy producers face difficulties in upgrading their process due to large upfront costs. On a macroeconomic level, the world is facing a global food shortage, in particularly high quality food, due to extreme weather conditions causing floods and droughts that negatively impacted production, as well as a global climate change crisis and energy crisis, which has been exacerbated by the outbreak of Russian invasion of Ukraine. AOI generates more than half of its energy needs from its own solar panels. It reduces carbon emissions and helps to keep the environment clean. AOI’s minority shareholders are about 30 Australian farmers, who are extremely supportive of AOI’s ESG mission.

•        Experienced Management Team.    AOI has a strong management team with significant industry experience. AOI engages in research & development to improve its processes around eliminating chemicals from the food supply chain. AOI’s CEO Gary Seaton is a third-generation entrepreneur in Australia, who has vast agriculture industry experience. Mr. Seaton has invested and operated agricultural enterprises in many countries. AOI’s director, Kapil Singh, has worked with leading global banking groups and has expertise in agribusinesses in emerging markets. AOI’s vice president, Reetica Rekhy, is an experienced Agri-Food industry senior manager with a demonstrated track record of success in the public, private and banking sectors in Australia and overseas. Ms. Rekhy is a senior industry strategist, with extensive experience in building partnerships between diverse stakeholder groups (including industry, government, not-for-profit, and academia).

•        Extensive Due Diligence.    EDOC engaged with a highly experienced financial due diligence team, Cohn Reznick, to assist with finance and tax due diligence. Since AOI is based in Australia, EDOC also hired a leading Australian law firm, Clayton Utz, to conduct legal due diligence. Certain members of EDOC’s board conducted their own field diligence by canvassing certain major food distributors about AOI’s products market potential. Many EDOC board members and Affiliated Physicians utilized their industry expertise to supplement EDOC management’s due diligence process with their own diligence. For example, Kevin Zheng, a director of EDOC, has substantial experience operating global food production and distribution, including organic food produced in Peru and sold in the U.S. and Japan. Mr. Zheng conducted extensive review and had several discussions with AOI management to understand and evaluate its business operations. Upon their review of EDOC’s business, many Affiliated Physicians expressed strong support for the Business Combination, because of their acute awareness of the benefits of AOI’s products to a healthy living and potential for market growth.

•        Stockholder Liquidity.    The parties intend for Pubco to be listed on Nasdaq, a major U.S. stock exchange, which the EDOC Board believes has the potential to offer its shareholders significant liquidity.

•        Growth Prospects.    The EDOC Board also considered factors such as global trends in energy, food supply and demand, as well as AOI’s ongoing discussions with government agencies in Australia to expand its farmland lease substantially, together with purchasing new cold press machinery for expansion. AOI has also recently added Costco Australia as a major new distributor for its products, which Costco Australian supply contract has been extended for nine months to February 2024. AOI is also in discussions with several buyers from Japan, U.S., and U.A.E. about new distribution channels. In reviewing these factors, the EDOC Board noted that AOI would have the potential for significant growth.

•        Lock-Up.    Certain Sellers have agreed to be subject to a lockup in respect of their Pubco Ordinary Shares for (A) with respect to 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earliest of (x) the six (6) month anniversary of the Closing Date, (y) commencing after the three (3) month anniversary of the Closing, the date on which the closing sale price of the Pubco Ordinary Shares equals or exceeds $12.50 per share for any twenty (20) trading days within any thirty (30) trading day period commencing after the Closing (or if earlier, the date on which Pubco consummates a liquidation, merger, share exchange or other similar transaction with an unaffiliated third party that results in all of Pubco’s shareholders having the right to exchange their equity holdings in Pubco for cash, securities or other property) and (B) and with respect to the remaining 50% of such Seller’s Exchange Shares, during the period commencing from the Closing and ending on the earlier or the date that is six (6) months after the date of the Closing;

•        Other Alternatives.    After a thorough review of other business combination opportunities reasonably available to EDOC, EDOC concluded that the proposed Business Combination represents the best potential business combination for EDOC, and the most attractive opportunity based upon the process utilized to evaluate and assess other potential business combination targets; and

•        Negotiated Transaction.    The financial and other terms of the Business Combination Agreement and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between EDOC and AOI.

The EDOC Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination including, but not limited to, the following:

•        Macroeconomic Risks.    Macroeconomic uncertainty, including the potential impact of the COVID-19 pandemic, and the effects it could have on AOI’s business plan post-Closing;

•        Redemption Risk.    The potential that a significant number of EDOC shareholders elect to redeem their shares in connection with the consummation of the Business Combination and pursuant to EDOC’s Existing Organizational Documents, which would potentially make the Business Combination more difficult to complete, including because redemptions may make it more challenging for Pubco to satisfy applicable exchange listing requirements at or immediately following the Closing;

•        Shareholder Vote.    The risk that EDOC’s shareholders may fail to provide the votes necessary to effect the Business Combination;

•        Closing Conditions.    The fact that the completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within EDOC’s control;

•        Litigation.    The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination;

•        Listing Risks.    The challenges associated with preparing AOI, a private entity, for the applicable disclosure and listing requirements to which AOI will be subject as a publicly traded company on Nasdaq (or, to the extent applicable, another exchange), as well as challenges associated with EDOC maintaining a Nasdaq listing prior to the closing of the Business Combination;

•        Benefits May Not Be Achieved.    The risks that the potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe;

•        Liquidation of EDOC.    The risks and costs to EDOC if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in EDOC being unable to effect a business combination by February 12, 2023 or to obtain shareholder approval for a further extension thereof;

•        Growth Initiatives May Not be Achieved.    The risk that AOI growth initiatives may not be fully achieved or may not be achieved within the expected timeframe, as such initiatives may be adversely impacted by various contingencies, including financing availability and the ability to utilize capacity as expected;

•        Board and Independent Committees.    The risk that the board of directors and independent committees of Pubco do not possess adequate skills set within the context of AOI operating as a public company;

•        EDOC Shareholders Receiving a Minority Position in AOI.    The risk that EDOC shareholders will hold a minority position in AOI;

•        Fees and Expenses and Time Risk.    The fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•        Other Risk Factors.    Various other risk factors associated with the business of AOI, as described in the section titled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

The above discussion of the material factors considered by the EDOC Board is not intended to be exhaustive, but does set forth the principal factors considered by the EDOC Board. The EDOC Board conducted an overall analysis of the factors described above, including thorough discussions with EDOC’s legal and financial advisors, and considered the factors overall to be favorable to, and to support, its determination to approve the Business Combination and to recommend that EDOC’s shareholders approve the Business Combination.

In considering the determination by the EDOC Board that the Business Combination is advisable and fair to and in the best interests of EDOC and its shareholders, shareholders should be aware that certain EDOC directors and officers have arrangements that may cause them to have interests in the transaction that are different from, in addition to, or may conflict with the interests of EDOC shareholders generally. See the sections titled “Risk Factors”, “The Business Combination Proposal — Interests of EDOC’s Directors and Officers and Others in the Business Combination and “Beneficial Ownership of Securities” for more information and other risks.

Certain Projected Financial Information

In connection with EDOC’s due diligence and consideration of the potential business combination with AOI, AOI’s management provided EDOC with certain financial forecasts, including four-year forecasted revenues and EBITDA (the “financial projections”), reflecting the multi-pronged business model that AOI anticipates pursuing, which were prepared by AOI management based on a number of assumptions, as further described below. The financial projections should not be viewed as public guidance. The financial projections were not prepared with a view toward public disclosure, or complying with the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, but, in the view of AOI’s management, were prepared on a reasonable basis, reflecting the best currently available estimates and judgments, and present, to the best knowledge and belief of AOI’s management, the expected course of action and revenues that AOI anticipates generating, assuming the assumptions incorporated in the financial projections are themselves realized. AOI’s management believes the assumptions included in the financial projections to be reasonable, based on currently available information and professional judgment and experience, which are inherently uncertain and difficult to predict and many of which are beyond the preparing parties’ control. AOI management determined four years to be a reasonable period to forecast estimated revenues because AOI management believes that four years may be a reasonable period of time for the current capacity expansion plan to be implemented. The financial projections should not be viewed as public guidance, and you are cautioned not to place undue reliance on the financial projections.

The financial projections are not included in this proxy statement/prospectus in order to induce any EDOC shareholders to vote in favor of any of the proposals at the Meeting. The assumptions incorporated in the financial projections are not based on AOI’s historical financial performance, but rather on the projections and estimates of AOI’s management derived from management experience and industry information, including information applicable to companies in the market, which are not representative of AOI or AOI’s expected business upon consummation of the Business Combination and may not be representative of AOI’s future plans or performance. The inclusion of financial projections in this proxy statement/prospectus should not be regarded as an indication that EDOC, the EDOC Board, or their respective affiliates, advisors or other representatives considered, or now considers, the financial projections necessarily to be predictive of actual future results or to support or fail to support your decision whether to vote for or against the proposed Business Combination. Neither EDOC, AOI nor any of their respective affiliates intends to, and, except to the extent required by applicable law, each of them expressly disclaims any obligation to, update, revise or correct the financial projections to reflect circumstances existing or arising after the date such financial projections were generated or to reflect the occurrence of future events, even if any or all of the assumptions underlying the financial projections are shown to be in error or any of the financial projections otherwise would not be realized. We will not refer back to the financial projections in our future periodic reports filed under the Exchange Act.

The financial projections are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The financial projections also reflect numerous estimates and assumptions with respect to general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to AOI’s business, all of which are difficult to predict and many of which are beyond EDOC’s and AOI’s control. Neither EDOC’s management, AOI’s management, nor any of their respective representatives has made or makes any representations to any person regarding the ultimate performance of AOI relative to the financial projections. The financial projections are forward looking statements that are inherently subject to significant uncertainties and contingencies, many of which are beyond AOI’s control. The various risks and uncertainties include those set forth in the “Risk Factors,” “AOI’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Cautionary Note Regarding Forward-Looking Statements” sections of this proxy statement/prospectus, respectively, and risks and uncertainties inherent in the assumptions further described below. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. None of AOI’s independent registered public accounting firm, EDOC’s independent registered accounting firm or any other independent accountants, have compiled, examined or performed any procedures with respect to the financial projections included below, nor have they expressed any opinion or any other form of assurance on such information or their achievability. Nonetheless, the financial projections described below are included in this proxy statement/prospectus because they were made available to EDOC and the EDOC Board in connection with their review of the Business Combination Agreement and related transactions. The financial projections were provided to EDOC only for use as a component in its overall evaluation of AOI and should not be viewed as public guidance. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date on which the financial projections were reviewed by EDOC’s management. Since the financial projections cover multiple years, such information by its nature becomes less reliable with each successive year.

Although EDOC’s management did not have specific experience in AOI’s sector, EDOC’s management concluded that their experience and background operating and investing in companies, combined with input from certain EDOC directors who did have direct industry experience (such as Mr. Zheng, who has more than 20 years of experience operating global food business, including owning and managing several organic food farms in Peru and distribute to U.S. and Japanese markets), enabled them to make the necessary analysis and determinations regarding the Business Combination. Additionally, EDOC management had extensive discussions with I-Bankers, EDOC’s financial advisor, regarding AOI and its industry outlook. It is a challenge to value AOI due to its unique business model and few direct competitors, as AOI leases farmland in Australia that requires regenerative farming practice, AOI generates its own energy need by solar panels and uses the cold press procedure using non-chemical and non-GMO oilseeds. In contrast, currently almost all farmland in the U.S. and Canada are chemical based and use GMO seeds and the large multinational farming behemoths all use chemicals in oilseed processing. There is currently no comparable farming company in the world that is publicly traded using this environmentally friendly approach. Investors may also have very different views on valuation depending on what metric or year they are looking at (revenues, net income, DCF, in which year, etc.). Nonetheless, EDOC’s management was able to draw upon the financial expertise of its CFO, with input from ARC Group and industry information from I-Bankers, to conduct a reasoned valuation for AOI, as follows.

EDOC’s management reviewed and considered AOI’s preliminary financial data for the fiscal years ended June 30, 2022 and 2021. Such data indicated that AOI nearly doubled its revenue in its fiscal year ended June 30, 2022, from $8.8 million in fiscal 2021 to $16.85 million in fiscal 2022. Additionally, AOI management shared projections that it expected to increase its revenue more than five times in the next three years, to about $103 million.

Subsequent to EDOC’s receipt of this financial data, AOI management provided final audited financials for FY2022 with slightly higher net sales than previously estimated ($19 million versus $16.9 million). Net income was unchanged. Additionally, on or about February 16, 2023, AOI management informed EDOC’s management that AOI would be adjusting their previously provided estimates due to delays experienced in securing financial support for its expansion plans.

AOI supplied the revised financials to EDOC management on February 20, 2023. The revised estimates indicated a decrease of net sales from $92.2 mil to $58.4 mil and a corresponding change to EBITDA for FY2024. AOI management explained the change was primarily attributable to expected delays in expanding the existing Cootamundra facility (now expected to be completed by the end of January 2024) as well as delays in obtaining certain government funding approvals to build the Queensland facility (which approval occurred on December 14, 2023). AOI originally expected to complete the expansion of the existing Cootamundra facility by March 2023. Construction has progressed slower than anticipated and the delivery of new equipment for the Cootamundra facility from overseas has been subject to delays attributable to supply change shortages that affect the fabrication process, which were caused by the COVID-19 pandemic. Additional delays beyond September 2023 are mainly due to the strong retail sales performance that forced AOI to postpone its two week factory shutdown for spacing the main manufacturing shed until November 2023 including establishing a new packaging line on the site to meet the increase demand of Costco stores.

The arrival of the new equipment is expected to be complete, and all of the new equipment is anticipated to be installed by the end of January 2024, with full operation in the expanded Cootamundra facility expected by February 2024. The expansion of the existing Cootamundra facility is expected to increase production capacity from approximately 100 tons per day to 200 tons per day or the equivalent of approximately 40,000 metric tons to 80,000 metric tons per year.

AOI also provided revised projections for FY2025, and FY2026, which were higher than previous estimates. AOI management attributed the upward revision to AOI’s sooner than anticipated results from the rollout of AOI’s own brands, which is expected to increase net sales and gross and net margins. The low capacity in fiscal year 2025 is due to the completion of new crushing plant at financial year end of 2025.

AOI supplied the revised financials to EDOC management on December 24, 2023 included in the following two tables. The table below illustrates the key elements of the financial projections that AOI’s management provided to EDOC, which includes AOI’s forecast extended an additional 12 months as result of the delays to close the Business Combination.

Fiscal Year Ended June 30,		2021	2022	2023	2024	2025	2026	2027
Previous (as of Dec 2022)	Net sales	8.8	16.9	23.9	92.2	102.8	124.8	124.8
	EBITDA	1.1	2.1	2.8	14.3	16.6	21.7	21.7
Current (as of Feb 2023)	Net sales	8.8A	19.0A	24.8	58.4	123.1	137.1	137.1
	EBITDA	1.1A	2.1A	4.1	9.2	34.1	40.3	40.3
Current (as of Dec 2023)	Net sales	8.8A	19.0A	20.4A	42.6	58.4	123.1	137.1
	EBITDA	1.1A	2.1A	2.9A	6.8	9.2	34.1	40.3

Note:    All amounts in USD million; A indicates actual results, as reflected in AOI’s audited consolidated financial statements beginning on page F-57 of this prospectus; the rest are projections or estimates.

These financial projections are subject to various assumptions and estimates about AOI and its business. Material assumptions and estimates include, but are not limited to, the assumptions and estimates described below:

•        Facility Expansion.    AOI has been selling its main product, chemical free, cold-pressed, non-GMO premium canola oil through a third-party distributor under the distributor’s brand name “Aussie Fields” in Australia. The product has been processed at AOI’s facility in Cootamundra, New South Wales, Australia. AOI plans to expand this existing cold-pressing capacity in Cootamundra from 40,000 metric tons to 80,000 metric tons per year. The expansion is expected to be completed by the end of January 2024 with full operation in the expanded Cootamundra facility expected by February 2024. AOI is also building a multi-seed crushing plant at Emerald, Queensland, Australia with a projected cold-pressing capacity of 80,000 metric tons per year. The new facility is expected to be completed around March 2025, with funding from a governmental grant of approximately AUD$5 million in funding and tax credits to support the Emerald, Queensland facility, which approval occurred on December 14, 2023, with funding to commence in March 2024. The terms of the AUD$5 million grant to AOI are presently under discussion and are expected to be finalized within three months. AOI’s land lease for the property underlying the Emerald, Queensland facility commenced in January 2023, and the local development was submitted and is now under review by local council. The groundbreaking was expected to and did occur in mid-June 2023 with the construction period expected from July 2023 to March 2025 and the receipt of the certificate of completion is expected in March 2025. The low capacity in fiscal year 2025 is due to the completion of new crushing plant at financial year end of 2025.

•        Increased Production.    The expansion of the existing Cootamundra facility is expected to increase production capacity from approximately 100 tons per day to 200 tons per day or the equivalent of approximately 40,000 metric tons to 80,000 metric tons per year. Between the two facilities, AOI’s total capacity is expected to be approximately four times the current capacity (160,000 metric tons, up from 40,000 metric tons). The above-referenced projections also assume the financing described in “Business of AOI — Facilities and Expansion” are obtained and utilized on the terms and timelines described therein. AOI anticipates increasing headcount by approximately 48 employees by FY2026 to operate the Queensland facility. The above-referenced projections also assume local farmers will commit to supply sunflower seeds from up to 2000 hectares of farmland to support the CQ Oilseeds project over the next two years.

•        Market acceptance and absorption.    AOI’s products are in an industry of high demand and low inventory. AOI’s products are currently sold out until the first calendar quarter of 2023. The projections assume that all of AOI’s inventory will be fully utilized by FY2026, including increased production generated by the planned capacity expansion through FY2027.

•        Branding.    Starting in January 2023, AOI began to sell its premium canola oil under its own Good Earth brand in Costco Australia, which Costco Australian supply contract has been extended for nine months to February 2024. AOI intends to shift gradually to sell under its own brands, which would increase the amount of net sales and gross margins. AOI management estimates that selling product to wholesalers like Costco under its own brand would increase gross margin by 4-8%, with minimal increase in marketing expenses. In retailers like Woolworth, AOI management estimates that branding will increase gross margin by 20%-30%, of which up to half of such increase will be offset by increased marketing expenses. FY2024 forecasted revenue is based on existing orders already received, and assumes a successful contract for Good Earth products to a large supermarket in the third calendar quarter 2023. FY2025 is based on about 33% of production capacity is fully sold and further branding establishment. FY2026 is based on expected capacity utilization of approximately 70%. FY2027 is based on expected capacity utilization of approximately 82%.

EBITDA Reconciliation

EBITDA is defined as pre-tax net income from operations adjusted for depreciation, amortization, and interest expense. We caution investors that amounts presented in accordance with our definition of EBITDA may not be comparable to similar measures disclosed by other issuers, because not all issuers calculate EBITDA in the same manner. EBITDA should not be considered as an alternative to net loss or any other performance measures derived in accordance with GAAP or as an alternative to cash flows from operating activities as a measure of AOI’s liquidity.

The table below illustrates a projected EBITDA reconciliation that AOI’s management provided to EDOC. All amounts in USD million.

Fiscal Year Ended June 30,	2021	2022	2023	2024	2025	2026	2027
Net Income	0.5	1.5	1.3	3.7	5.9	22.9	27.4
Taxes	—	—	0.1	1.2	1.4	8.7	10.6
Depreciation & Amortization	0.3	0.3	0.4	0.4	1.1	1.5	1.5
Interest	0.3	0.3	0.4	0.6	0.8	1.1	0.8
Transaction Cost	—	—	0.8	0.9	—	—	—
EBITDA	1.1	2.1	2.9	6.8	9.2	34.1	40.3

Financial and Comparable Company Analysis

As part of its efforts to come up with a reasonable valuation, EDOC’s management reviewed and considered AOI’s historical and projected financial data for the fiscal years ended June 30, 2021 through 2026. and updated projections through June 30, 2027 to address delays with AOI’s rollout of its expanded facilities, as discussed in detail in this proxy statement/prospectus. EDOC’s management also sought to compare AOI’s historical and projected performance against similarly situated publicly listed companies in the edible oil and plant-based meal space.

Comparable Companies

Because AOI’s business represents a unique combination of multiple industries, EDOC management found it challenging to find direct comparisons in the market against which AOI could be evaluated. Nonetheless, EDOC’s management was able to draw upon the financial expertise of its CFO, with input from AOI management and ARC Group, financial advisor to AOI as well as industry input from I-Bankers. ARC Group provided an initial set of comparable companies in three different sectors: edible oil, plant based meat/protein production, and sustainable agriculture sector. For the edible oil industry, ARC suggested Cobram, a leading global player in the olive industry. For the plant-based meat and protein sector, it suggested Beyond Meat and Tattoo Chef, leaders in plant-based meat industry. For the sustainable agriculture sector, it suggested Local Bounti and App Harvest, which use technology similar to AOI’s regenerative farming practices.

EDOC management did not believe Beyond Meat and Tattoo Chef were appropriate comparables because AOI does not currently sell plant-based meat (for human consumption). EDOC management also did not believe Local Bounti and App Harvest were appropriate comparables. Though they share similar sustainable agriculture practices, their basic businesses are very different. AOI is primarily a processor: it buys canola seeds, processes, and then sells oil and plant meal. In contrast, Local Bounti grows lettuce, herbs, and other produce, while AppHarvest operates indoor farms to grow non-GMO tomatoes, berries, peppers, cucumbers, and salad greens.

Since the two main products that AOI produces and sells are edible oil and plant-based meal, EDOC management focused its search in these two sectors.

Cobram.    In the edible oil industry, EDOC’s management reviewed Cobram Estate Olives Ltd (“Cobram”), a leading global player in the olive industry based in Australia and traded on the Australia Stock Exchange under the ticker CBO. AOI and Cobram are similar in that they both produce and sell cold pressed vegetable oils, but there are several differences.

•        In FY2022, vegetable oil accounted for 60% of total revenue for AOI, as compared to 98% for Cobram;

•        AOI also sells canola protein meal, a by-product of the oil extraction process, while Cobram does not sell any plant meal.

GrainCorp.    In the plant-based meal sector, EDOC’s management considered GrainCorp (headquartered in Australia and traded on Australia Stock Exchange under the ticker GNC). GrainCorp is a significant player in the sector but is a much larger, more diversified company than AOI, with FY2022 revenue of 7,868 mil AUD. It operates as an agribusiness company involved in storage and logistics, marketing and processing of grains and oils. The company focuses its activities on four core grains — wheat, barley, canola and sorghum. According to its 2022 annual report, processing business generated AUD$127 million (or 18%) out of its total AUD$703 million EBITDA. This business unit is similar to AOI’s but contributes only 18% of the EBITDA, while it is almost the entire business for AOI. Additionally, GrainsCorp’s grain and oil products are more like commodities (some of its oil is used as raw materials for biofuel production) than AOI’s premium products.

After analyzing the similarities and differences AOI shared with the above companies, EDOC management believes that Cobram is the closest comparable public company for AOI’s valuation analysis.

Revenue-Based Valuation

As discussed earlier, the revised revenue growth included in the financial projections assume a significant increase in production capacity due to a new facility in Emerald, Queensland and expansion of the Cootamundra facility, as well as success in rolling out the Company’s branded products (instead of selling to a distributor).

Cobram’s stock traded between AUD$1.34 and AUD$1.99 (Yahoo finance data) during the year 2022. The estimate for its FY2023 sales had fluctuated from AUD$253 million to AUD$232.6 million. FactSet has provided EV/Sales ratio for Cobram since March 2022 (See table below), which ranges from 2.9 to 3.4.

Cobram EV/Sales History (Data from FactSet)
Date	Mean	EV/Sales (x)
28 Feb ‘23	222.5	3.3
31 Jan ‘23	232.6	3.1
30 Dec ‘22	232.6	3.4
30 Nov ‘22	241.8	3.2
31 Oct ‘22	241.8	3.3
30 Sep ‘22	241.8	3.1
31 Aug ‘22	241.8	3.3
29 Jul ‘22	241.9	2.9
30 Jun ‘22	241.6	3.0
31 May ‘22	253.0	3.4
29 Apr ‘22	253.0	3.1
31 Mar ‘22	253.0	3.2

Since the historical average annual return for large companies (e.g., S&P 500) is about 10%, investors for small companies generally need higher returns to justify the risks associated with smaller companies. Therefore, EDOC management believed a further 5% to 10% return was required for AOI, to compensate the potential risks, despite the positive factors.

Risks:

•        The growth projection for the next 3 years is very high. Any delay in government approval of grants and credits would have a significant impact on future financials.

•        Delay in signing contracts with retailers to sell branded product will have a significant impact on gross margin, and net margin in future years.

Positives:

•        Sustainable business with regenerative farming practice.

•        Premium products in high demand.

•        Potential to expand margins substantially if convert to brand marketing in retail market.

•        The appeal of non-cyclical and recession-resistant nature of the premium vegetable oil business.

EDOC management therefore believed a discount rate of 15% to 20% was reasonable for AOI. Applying Cobram’s 2022 EV/Revenue multiples of 2.9 and 3.4 and 15%-20% discount rates to AOI’s FY2024 revenue projection of $92.2 million, a valuation range of $186 million to $237 million was obtained. For example, (92.2*2.9)/(1+15%)2 = 202.

EDOC Valuation Analysis based on AOI FY2024 Projected Revenue of $92.2 million
		EV/Rev Multiple
		2.9	3.4
Discount Rate	15%	202	237
	20%	186	218

Since the end of 2022, Cobram’s stock has been trading between AUD$1.30 and AUD$1.82 (Yahoo finance data) during the 12-months ending February 2023. The estimate for its FY2023 sales had come down to AUD$222.5 mil. But its EV/sales ratios for the months of January and February (3.1 and 3.3, respectively) are still within the same range (2.9 to 3.4). Using AOI’s revised revenue projection of $58.4 million for FY2024, a valuation range of $118 million to $150 million is obtained. Similarly, a valuation range of $207 million to $275 million is obtained if revised AOI FY2025 revenue of $123.1 million is used. Combining these two valuation analyses, the valuation range for AOI would be $118 million to $275 million with a mid-point of $197 million.

The transaction value of $190 million reflects a discount of 3.5% to AOI’s mid-point value of $197 million.

EDOC Valuation Analysis based on AOI Revised FY2024 Projected Revenue of $58.4 million
		EV/Rev Multiple
		2.9	3.9
Discount Rate	15%	128	150
	20%	118	138
EDOC Valuation Analysis based on AOI Revised FY2025 Projected Revenue of $123.1 million
		EV/Rev Multiple
		2.9	3.4
Discount Rate	15%	234	275
	20%	207	243

P/E Based Valuation

Broad market S&P 500 index was trading at a P/E ratio of approximately 17.9 at the end of February 23, 2023. EDOC management believes a slightly higher multiple of 20 is justified due to AOI’s higher growth potential. This would give AOI a future 2025 market capitalization valuation of $458 million (20*FY2025 net income of 22.9). Applying the same discount rate of 15% to 20% p.a. over a 3-year period results in an implied year 2022 market cap valuation of $266 million to $302 million. The transaction value of $190 million reflects discount of about 28% to 37% to AOI’s implied discounted market cap.

FY2025 Net Income Estimate		22.9
PE ratio		20
Future valuation of AOI in FY2025		$458M
Discount rate	15%		20%
Discount factor	0.66		0.58
AOI Enterprise Value Estimate	302		266

EDOC management believes the revenue model is significantly more reliable because earnings have many more variables. For example, changes in production, amount of product sold, pricing, and timing of capacity expansion will impact both revenues and earnings, but cost of raw materials, sales and marketing expenses, interest rates, effective tax rate, facility depreciation schedule, etc. will have impact on net income but no impact on revenue. Changes in these factors will create volatility in earnings.

Valuation Result

Prior to execution of the Business Combination Agreement, EDOC’s management calculated an enterprise value for AOI, based on a FY2024 net sales projection of $92.2 million, would be between $185 million and $279 million with a mid-point of $232 million. Upon receipt of revised projections from AOI, EDOC’s management reviewed and updated its prior valuation analysis, arriving at a range of $118 million to $315 million with a mid-point of $217 million, depending on the which fiscal year revenue and what discount rate is used.

Based on its analysis, EDOC management believes that although AOI’s revisions to its projections reinforced applicable risks identified in AOI’s business and expansion (see discussion above in bulleted item entitled “Growth Initiatives May Not Be Achieved”), the overall impact on AOI’s estimated enterprise value resulted in only a 6.5% drop in the EV mid-point (from $232 million to $217 million). With the mid-point of the revised valuation ($217 million) still 14% higher than the transaction value of $190 million, EDOC management and its board do not believe any change to the terms of the Merger was necessary.

Satisfaction of 80% Test

Nasdaq rules require that EDOC’s initial business combination must occur with one or more operating businesses or assets with a fair market value of at least 80% of the value of the trust account (less certain advisory fees to I-Bankers and taxes payable on interest earned and less any interest earned thereon that is released to us for taxes) at the time of EDOC’s signing a definitive agreement in connection with its initial business combination. As of December 5, 2022, the date of the execution of the Business Combination Agreement, the value of the net assets held in the Trust Account was approximately $21 million (excluding approximately $2,475,000 of advisory fees owed to I-Bankers and held in the Trust Account on I-Bankers’ behalf) and 80% thereof represents approximately $16.8 million. In reaching its conclusion that the Business Combination meets the 80% asset test, the EDOC Board used as a fair market value the enterprise value of approximately $190 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value described above represents the fair market value of AOI, the joint EDOC Board considered all of the factors described in this section and the Business Combination Agreement appended to the accompanying proxy statement/prospectus as Annex A, and the fact that the purchase price for AOI was the result of an arm’s length negotiation. As a result, the EDOC Board concluded that the fair market value of the business acquired was significantly in excess of 80% of the net assets held in the Trust Account (less certain advisory fees to I-Bankers and taxes payable on interest earned and less any interest earned thereon that is released to us for taxes).

Comparison of Corporate Governance and Shareholder Rights

There are certain differences in the rights of Pubco’s shareholders and EDOC’s shareholders prior to the Business Combination and following the consummation of the Business Combination. Please see the section of this proxy statement/prospectus entitled “Comparison of Corporate Governance and Shareholder Rights.”

Regulatory Matters

The Business Combination and the transactions contemplated by the Business Combination Agreement are not subject to any additional federal or state regulatory requirement or approval, except for filings with the Registrar of Companies of the Cayman Islands necessary to effectuate the Merger, which will be filed on behalf of Merger Sub and EDOC with the Registrar of Companies of the Cayman Islands upon the approval of the Business Combination Proposal and satisfaction of all other conditions not waived by the applicable parties under the Business Combination Agreement.

Anticipated Accounting Treatment

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, EDOC will be treated as the “acquired” company for financial reporting purposes, and AOI will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        AOI’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by AOI, one (1) director designated by EDOC and one (1) independent director who will be mutually agreed upon by AOI and EDOC;

•        AOI’s operations will substantially comprise the ongoing operations of Pubco;

•        AOI is the larger entity in terms of substantive operations and employee base; and

•        AOI’s senior management will comprise the senior management of Pubco.

Another determining factor was that EDOC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of EDOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to EDOC over the fair value of EDOC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Material U.S. Federal Income Tax Considerations

This section describes the material U.S. federal income tax considerations for beneficial owners of ordinary shares of EDOC (“Purchaser Ordinary Shares”) and warrants of EDOC (“Purchaser Warrants”) (collectively, the “Purchaser securities”) (i) electing to have their Purchaser Ordinary Shares redeemed for cash if the Business Combination is completed, (ii) of the Business Combination and (iii) of the ownership and disposition of Pubco Ordinary Shares and Pubco Warrants acquired pursuant to the Business Combination. This discussion applies only to Purchaser securities, Pubco Ordinary Shares and Pubco Warrants held as capital assets for U.S. federal income tax purposes (generally, property held for investment) and does not discuss all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances or status, including alternative minimum tax and Medicare contribution tax consequences, or holders who are subject to special rules, including:

•        brokers, dealers and other investors that do not own their Purchaser securities or Pubco Ordinary Shares or warrants as capital assets;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax deferred accounts;

•        banks or other financial institutions, underwriters, insurance companies, real estate investment trusts or regulated investment companies;

•        U.S. expatriates or former long-term residents of the United States;

•        persons that own (directly, indirectly, or by attribution) 5% or more (by vote or value) of the Purchaser Ordinary Shares or Pubco Ordinary Shares;

•        partnerships or other pass-through entities for U.S. federal income tax purposes, or beneficial owners of partnerships or other pass-through entities;

•        persons holding Purchaser securities or Pubco Ordinary Shares or warrants as part of a straddle, hedging or conversion transaction, constructive sale, or other arrangement involving more than one position;

•        persons required to accelerate the recognition of any item of gross income with respect to Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as a result of such income being recognized on an applicable financial statement;

•        persons whose functional currency is not the U.S. dollar;

•        persons that received Purchaser securities or Pubco Ordinary Shares or Pubco Warrants as compensation for services; or

•        controlled foreign corporations or passive foreign investment companies.

This discussion is based on the Code, its legislative history, existing and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”), published rulings by the IRS and court decisions, all as of the date hereof. These laws are subject to change, possibly on a retroactive basis. This discussion is necessarily general and does not address all aspects of U.S. federal income taxation, including the effect of the U.S. federal alternative minimum tax, or U.S. federal estate and gift tax, or any state, local or non-U.S. tax laws to a holder of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants. We have not and do not intend to seek any rulings from the IRS regarding the Business Combination. There is no assurance that the IRS will not take positions concerning the tax consequences of the Business Combination that are different from those discussed below, or that any such different positions would not be sustained by a court.

ALL HOLDERS OF PURCHASER SECURITIES SHOULD CONSULT WITH THEIR TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF THE BUSINESS COMBINATION AND CONSIDERATIONS RELATING TO THE OWNERSHIP AND DISPOSITION OF PUBCO ORDINARY SHARES AND PUBCO WARRANTS, INCLUDING THE EFFECTS OF U.S. FEDERAL, STATE, AND LOCAL AND NON-U.S. TAX LAWS.

U.S. Holders

The section applies to you if you are a U.S. holder. For purposes of this discussion, a U.S. holder means a beneficial owner of Purchaser securities or Pubco Ordinary Shares or Pubco Warrants that is, for U.S. federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate whose income is subject to U.S. federal income tax regardless of its source; or

•        a trust if (1) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Business Combination

Tax Consequences of the Business Combination

This section is subject to the discussion below under “— Application of the Passive Foreign Investment Company Rules to the Business Combination.”

It is the opinion of EDOC’s counsel, Ellenoff Grossman & Schole LLP, that the Merger will qualify as an exchange described in Section 351(a) of the Code. However, there can be no assurance that the U.S. Internal Revenue Service (the “IRS”) will not successfully challenge this position, and if so then the exchange of Purchaser Ordinary Shares for Pubco Ordinary Shares will be a taxable exchange, and the tax consequences described herein will be materially different from those described below. The remainder of this discussion assumes that the transactions described above qualify as an exchange described in Section 351(a) of the Code. In rendering this opinion, counsel may require and rely upon representations contained in letters and certificates to be received from EDOC and Pubco. If the letters or certificates are incorrect, the conclusions reached in the tax opinion could be jeopardized. In addition, the opinion will be subject to certain qualifications and limitations as set forth therein. Assuming such qualification as an exchange described in Section 351(a) of the Code, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares in the Merger will not recognize any gain or loss on such exchange. In such case, the aggregate adjusted tax basis of the Pubco Ordinary Shares received in the Merger by a U.S. holder will be equal to the adjusted tax basis of the Purchaser Ordinary Shares exchange therefor. The holding period of the Pubco Ordinary Shares will include the holding period during which the Purchaser Ordinary Shares exchange therefor were held by such U.S. holder.

The appropriate U.S. federal income tax treatment of Purchaser Warrants received in the Merger is uncertain because, as described below, it is unclear whether the Merger, in addition to qualifying as an exchange described in Section 351(a) of the Code, will also qualify as a “reorganization” under Section 368 of the Code. If the Merger qualify as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder whose Purchaser Warrants automatically convert into Pubco Warrants will recognize gain or loss upon such exchange equal to the difference between the fair market value of the Pubco Warrants received and such U.S. holder’s adjusted basis in its Purchaser Warrants. A U.S. holder’s basis in its Pubco Warrants received in the Merger will equal the fair market value of the Pubco Warrants. A U.S. holder’s holding period in its Pubco Warrants will begin on the day after the Merger. If the Merger qualifies as a reorganization as well as a section 351 exchange, a U.S. holder whose Purchaser Warrants automatically convert into a Pubco Warrants should not recognize gain or loss upon such exchange. In such case, a U.S. holder’s adjusted tax basis in the Pubco Warrants received should be equal to the holder’s adjusted tax basis in the Purchaser Warrants exchanged therefor, and the holding period of the Pubco Warrants should include the holding period during which the Purchaser Warrants exchange therefor were held by such holder.

If the Merger qualify as an exchange governed only by section 351 of the Code (and not by section 368 of the Code), a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into a Pubco Warrants will recognize gain (but not loss) in an amount equal to the lesser of (i) the amount of gain realized by such holder (generally, the excess (if any) of (x) the sum of the fair market values of the Pubco Ordinary Shares and the Pubco Warrants received by such holder over (y) such holder’s aggregate adjusted tax basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor) and (ii) the fair market value of the Pubco Warrants received by such holder in such exchange. To determine the amount of gain, if any, that such U.S. holder must recognize, the holder must compute the amount of gain or loss realized as a result of the Merger on a share-by-share and warrant-by-warrant basis by allocating the aggregate fair market value of (i) the Pubco Ordinary Shares and (ii) the Pubco Warrants received by such U.S. holder among the Purchaser Ordinary Shares and Purchaser Warrants owned by such U.S. holder immediately prior to the Merger in proportion to their fair market values. Any loss realized by a U.S. holder would not be recognized. In this case, the holding period of the Pubco Ordinary Shares received in the Merger will include the holding period during which the Purchaser Ordinary Shares exchanged therefor were held by such U.S. holder, and the holding period of Pubco Warrants received in the Merger will begin on the day after the Merger.

If the Merger qualify as a reorganization as well as a section 351 exchange, a U.S. holder that receives Pubco Ordinary Shares in exchange for Purchaser Ordinary Shares and whose Purchaser Warrants automatically convert into a Pubco Warrants will not recognize any gain or loss upon the exchange. In such case, a U.S. holder’s tax basis in the Pubco Ordinary Shares and the Pubco Warrants received will be equal to the U.S. holder’s basis in the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor, and the holding period of the Pubco Ordinary Shares and Pubco Warrants will include the holding period during which the Purchaser Ordinary Shares and Purchaser Warrants exchanged therefor were held by such U.S. holder. However, there are many requirements that must be satisfied in order for the Business Combination to qualify as a “reorganization” under Section 368 of the Code, some of which are based upon factual determinations and others are fundamental to corporate reorganizations. For example, it is unclear as a matter of law whether an entity that may not have a historic business, such as Purchaser, can satisfy the “continuity of business enterprise” requirement under Section 368 of the Code. In addition, reorganization treatment could be adversely affected by events or actions that occur prior to or at the time of the Business Combination, some of which are outside the control of Purchaser. For example, the requirements for reorganization treatment could be affected by the magnitude of Purchaser Ordinary Share redemptions that occur in connection with the Business Combination.

U.S. holders of Purchaser Warrants are urged to consult with their tax advisors regarding the treatment of their Purchaser Warrants in connection with the Business Combination.

Application of the Passive Foreign Investment Company Rules to the Transactions

Based upon the composition of its income and assets, Purchaser believes that that it would likely be considered a PFIC for its current taxable year which ends as a result of the Business Combination.

Section 1291(f) of the Code requires that, to the extent provided in Treasury Regulations, a U.S. person who disposes of stock of a PFIC (including for this purpose exchanging Purchaser Warrants for newly issued Pubco Warrants) recognizes gain notwithstanding any other provision of the Code. No final Treasury Regulations are currently in effect under Section 1291(f) of the Code. However, proposed Treasury Regulations under Section 1291(f) of the Code have been promulgated with a retroactive effective date. If finalized in their current form, those proposed Treasury Regulations may require gain recognition to U.S. holders of Purchaser Ordinary Shares in connection with the Business Combination if:

(1)    Purchaser were classified as a PFIC at any time during such U.S. holder’s holding period for such Purchaser Ordinary Shares; and

(2)    the U.S. holder had not timely made, effective from the first taxable year of its holding period of Purchaser Ordinary Shares during which Purchaser qualified as a PFIC: (a) a valid election to treat Purchaser as a “qualified electing fund” under Section 1295 of the Code (a “QEF election”), or (b) a valid “mark-to-market election” under Section 1296 of the Code, with respect to such Purchaser Ordinary Shares.

The application of the PFIC rules to Purchaser Warrants Is unclear. A proposed Treasury Regulation issued under the PFIC rules generally treats an “option” (which would include a Purchaser Warrant) to acquire stock of a PFIC as stock of the PFIC, while a final Treasury Regulation issued under the PFIC rules provides that a QEF Election does not apply to options and no mark-to-market election (as described above) is currently available with respect to options. Therefore, if finalized in their current form, these proposed Treasury Regulations may require gain recognition on the exchange of Purchaser Warrants for Pubco Warrants pursuant to the Business Combination Agreement.

The tax on any such recognized gain would be imposed based on the “excess distribution” rules, discussed below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules.”

It is difficult to predict whether, in what form and with what effective date, final Treasury Regulations under Section 1291(f) of the Code will be adopted. Additionally, the treatment of U.S. holders of Purchaser Ordinary Shares who exchange their Purchaser Ordinary Shares for Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes (see discussion below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders — Passive Foreign Investment Company Rules”). Therefore, U.S. holders of Purchaser Ordinary Shares that have not made a timely QEF election and U.S. holders of Purchaser Warrants or a mark-to-market election may, pursuant to the proposed Treasury Regulations, be subject to taxation under the PFIC rules on the Business Combination to the extent their Purchaser Ordinary Shares and/or Purchaser Warrants have a fair market value in excess of their tax basis therein.

THE RULES DEALING WITH PFICS IN THE CONTEXT OF THE BUSINESS COMBINATION ARE VERY COMPLEX AND ARE IMPACTED BY VARIOUS FACTORS. ALL U.S. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE CONSEQUENCES TO THEM OF THE PFIC RULES, AND WHETHER A QEF ELECTION, A MARK-TO-MARKET ELECTION OR ANY OTHER ELECTION IS AVAILABLE AND THE CONSEQUENCES TO THEM OF ANY SUCH ELECTION, AND THE IMPACT OF ANY PROPOSED OR FINAL PFIC TREASURY REGULATIONS.

Redemption of Purchaser Ordinary Shares

In the event that a U.S. holder of Purchaser Ordinary Shares exercises such holder’s right to have such holder’s Purchaser Ordinary Shares redeemed pursuant to the redemption provisions described herein, the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as a sale of such stock pursuant to Section 302 of the Code or whether the U.S. holder will be treated as receiving a corporate distribution. Whether that redemption qualifies for sale treatment will depend largely on the total number of shares of Purchaser Ordinary Shares treated as held by the U.S. holder (including any stock constructively owned by the U.S. holder as a result of, among other things, owning warrants) relative to all of shares of Purchaser Ordinary Shares both before and after the redemption. The redemption of stock generally will be treated as a sale of the stock (rather than as a corporate distribution) if the redemption is “substantially disproportionate” with respect to the U.S. holder, results in a “complete termination” of the U.S. holder’s interest in Purchaser or is “not essentially equivalent to a dividend” with respect to the U.S. holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. holder takes into account not only stock actually owned by the U.S. holder, but also shares of Purchaser Ordinary Shares that are constructively owned by such U.S. holder. A U.S. holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. holder has an interest or that have an interest in such U.S. holder, as well as any stock the U.S. holder has a right to acquire by exercise of an option, which generally would include ordinary shares that could be acquired pursuant to the exercise of the Purchaser Warrants. In order to meet the substantially disproportionate test, the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately following the redemption of Purchaser Ordinary Shares must, among other requirements, be less than 80% of the percentage of Purchaser’s outstanding voting stock actually and constructively owned by the U.S. holder immediately before the redemption. There will be a complete termination of a U.S. holder’s interest if either all the Purchaser Ordinary Shares actually and constructively owned by the U.S. holder are redeemed or all the Purchaser Ordinary Shares actually owned by the U.S. holder are redeemed and the U.S. holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. holder does not constructively own any other stock. The redemption of the Purchaser Ordinary Shares will not be essentially equivalent to a dividend if a U.S. holder’s redemption results in a “meaningful reduction” of the U.S. holder’s proportionate interest in Purchaser. Whether the redemption will result in a meaningful reduction in a U.S. holder’s proportionate interest in Purchaser will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. holder should consult with its own tax advisors as to the tax consequences of redemption.

If the redemption qualifies as a sale of stock by the U.S. holder under Section 302 of the Code, the U.S. holder generally will be required to recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the Purchaser Ordinary Shares redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. A U.S. holder’s tax basis in such holder’s shares of Purchaser Ordinary Shares generally will equal the cost of such shares. A U.S. holder that purchased Purchaser Units would have been required to allocate the cost between the shares of Purchaser Ordinary Shares and the Purchaser Warrants comprising the Purchaser Units based on their relative fair market values at the time of the purchase.

If the redemption does not qualify as a sale of stock under Section 302 of the Code, then the U.S. holder will be treated as receiving a corporate distribution. Such distribution generally will constitute a dividend for U.S. federal income tax purposes to the extent paid from current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in such U.S. holder’s Purchaser Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Purchaser Ordinary Shares. Special rules apply to dividends received by U.S. holders that are taxable corporations. After the application of the foregoing rules, any remaining tax basis of the U.S. holder in the redeemed Purchaser Ordinary Shares will be added to the U.S. holder’s adjusted tax basis in its remaining Purchaser Ordinary Shares, or, to the basis of Purchaser Ordinary Shares constructively owned by such holder if the stock actually owned by the holder is completely redeemed.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by U.S. Holders

Distributions on Pubco Ordinary Shares

This section is subject to further discussion under “— Passive Foreign Investment Company Considerations” below.

Distributions paid by Pubco out of current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) generally will be taxable to a U.S. holder as dividend income. Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. holder’s basis in the Pubco Ordinary Shares and thereafter as capital gain. However, Pubco does not intend to maintain calculations of its earnings and profits in accordance with U.S. federal income tax accounting principles. U.S. holders should therefore assume that any distribution by Pubco with respect to its shares will be treated as ordinary dividend income. Such dividends will not be eligible for the dividends-received deduction allowed to U.S. corporations with respect to dividends received from other U.S. corporations. U.S. holders should consult their own tax advisers with respect to the appropriate U.S. federal income tax treatment of any distribution received from Pubco.

Dividends received by non-corporate U.S. holders (including individuals) from a “qualified foreign corporation” may be eligible for reduced rates of taxation, provided that certain holding period requirements and other conditions are satisfied. For these purposes, a non-U.S. corporation will be treated as a qualified foreign corporation if the Pubco Ordinary Shares are readily tradable on an established securities market in the United States. There can be no assurance that Pubco Ordinary Shares will be considered “readily tradable” on an established securities market in future years. Non-corporate U.S. holders that do not meet a minimum holding period requirement during which they are not protected from the risk of loss or that elect to treat the dividend income as “investment income” pursuant to Section 163(d)(4) of the Code (dealing with the deduction for investment interest expense) will not be eligible for the reduced rates of taxation regardless of Pubco’s status as a qualified foreign corporation. In addition, the rate reduction will not apply to dividends if the recipient of a dividend is obligated to make related payments with respect to the positions in substantially similar or related property. This disallowance applies even if the minimum holding period has been met. Pubco will not constitute a qualified foreign corporation for purposes of these rules if it is a PFIC for the taxable year in which it pays a dividend or for the preceding taxable year. See discussion below under “— Passive Foreign Investment Company Rules.” U.S. holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to Pubco Ordinary Shares.

Subject to certain exceptions, dividends on Pubco Ordinary Shares will generally constitute foreign source income for foreign tax credit limitation purposes. If such dividends are qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividend, multiplied by a fraction, the numerator of which is the reduced rate applicable to qualified dividend income and the denominator of which is the highest rate of tax normally applicable to dividends. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends distributed by Pubco with respect to the Pubco Ordinary Shares generally will constitute “passive category income” but could, in the case of certain U.S. holders, constitute “general category income.”

Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants

This section is subject to further discussion under “— Passive Foreign Investment Company Rules,” below.

A U.S. holder generally would recognize gain or loss on any sale, exchange, redemption or other taxable disposition of Pubco Ordinary Shares or Pubco Warrants in an amount equal to the difference between (i) the amount realized on the disposition and (ii) such U.S. holder’s adjusted tax basis in such Pubco Ordinary Shares or such Pubco Warrants, as applicable. Any gain or loss recognized by a U.S. holder on a taxable disposition of Pubco Ordinary Shares or Pubco

Warrants generally will be capital gain or loss. A non-corporate U.S. holder, including an individual, who has held the Pubco Ordinary Shares or Pubco Warrants for more than one year generally will be eligible for reduced tax rates for such long-term capital gains. The deductibility of capital losses is subject to limitations. Any such gain or loss recognized generally will be treated as U.S. source gain or loss. In the event any non-U.S. tax (including withholding tax) is imposed upon such sale or other disposition, a U.S. holder’s ability to claim a foreign tax credit for such non-U.S. tax is subject to various limitations and restrictions. U.S. holders should consult their tax advisors regarding the ability to claim a foreign tax credit.

Exercise or Lapse of a Pubco Warrant

A U.S. holder generally will not recognize gain or loss upon the acquisition of a Pubco Ordinary Share on the exercise of a Pubco Warrant for cash. A U.S. holder’s initial tax basis in its Pubco Ordinary Shares received upon exercise of the Pubco Warrant generally would be an amount equal to the sum of the U.S. holder’s tax basis in the Purchaser Warrant exchanged therefor and the exercise price. The U.S. holder’s holding period for a Pubco Ordinary Share received upon exercise of the Pubco Warrant will begin on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrant and will not include the period during which the U.S. holder held the Pubco Warrant. If a Pubco Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Pubco Warrant.

The tax consequences of a cashless exercise of a Pubco Warrant are not clear under current tax law. Subject to the PFIC rules discussed under “— Passive Foreign Investment Company Rules” below, a cashless exercise may be tax-deferred, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either situation, a U.S. holder’s basis in the Pubco Ordinary Shares received would equal the holder’s basis in the Pubco Warrants exercised therefor. If the cashless exercise were treated as not being a gain realization event, a U.S. holder’s holding period in the Pubco Ordinary Shares would be treated as commencing on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants. If the cashless exercise were treated as a recapitalization, the holding period of the Pubco Ordinary Shares would include the holding period of the Pubco Warrants exercised therefor.

It is also possible that a cashless exercise of a Pubco Warrant could be treated in part as a taxable exchange in which gain or loss would be recognized in the manner set forth under “— Sale, Exchange, Redemption or Other Taxable Disposition of Pubco Ordinary Shares and Pubco Warrants.” In such event, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be exercised. Subject to the discussion below under “— Passive Foreign Investment Company Rules”, the U.S. holder would recognize capital gain or loss with respect to the Pubco Warrants deemed surrendered in an amount generally equal to the difference between (i) the fair market value of the Pubco Ordinary Shares that would have been received in a regular exercise of the Pubco Warrants deemed surrendered, net of the aggregate exercise price of such Pubco Warrants and (ii) the U.S. holder’s tax basis in such Pubco Warrants. In this case, a U.S. holder’s aggregate tax basis in the Pubco Ordinary Shares received would equal the sum of (i) such U.S. holder’s tax basis in the Pubco Warrants deemed exercised and (ii) the aggregate exercise price of such Pubco Warrants. A U.S. holder’s holding period for the Pubco Ordinary Shares received in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Pubco Warrants and will not include the period during which the U.S. holder held the Pubco Warrants.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise of warrants, including when a U.S. holder’s holding period would commence with respect to the Pubco Ordinary Share received, there can be no assurance regarding which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise of Pubco Warrants.

Possible Effect of the Change in the Pubco Warrant Conversion Ratio

In some circumstances, the conversion ratio of the Pubco Warrants is subject to adjustment. For U.S. federal income tax purposes, U.S. holders of the Pubco Warrants will be treated as having received a constructive distribution, resulting in ordinary income to the extent of the Pubco’s current or accumulated earnings and profits if certain adjustments in the conversion ratio occur (particularly an adjustment to reflect a taxable dividend to holders of the

Pubco Ordinary Shares) to increase the proportionate interest of a U.S. holder of a Pubco Warrant in the fully diluted Pubco Ordinary Shares, whether or not the U.S. holder ever exercises the Pubco Warrant. Generally, a U.S. holder’s tax basis in a Pubco Warrant will be increased by the amount of any such constructive distribution. The rules with respect to such adjustments are complex and U.S. holders should consult their own tax advisers regarding the applicability of such rules.

Passive Foreign Investment Company Rules

Generally.    The treatment of U.S. holders of the Pubco Ordinary Shares could be materially different from that described above if Pubco is treated as a PFIC for U.S. federal income tax purposes. A PFIC is any non-U.S. corporation with respect to which either: (i) 75% or more of the gross income for a taxable year constitutes passive income for purposes of the PFIC rules (the “PFIC income test”), or (ii) more than 50% of such foreign corporation’s assets in any taxable year (generally based on the quarterly average of the value of its assets during such year) is attributable to assets, including cash, that produce passive income or are held for the production of passive income (the “PFIC asset test”). Passive income generally includes dividends, interest, certain royalties and rents, annuities, net gains from the sale or exchange of property producing such income and net foreign currency gains. The determination of whether a foreign corporation is a PFIC is based upon the composition of such foreign corporation’s income and assets (including, among others, its proportionate share of the income and assets of any other corporation in which it owns, directly or indirectly, 25% (by value) of the stock), and the nature of such non-U.S. corporation’s activities. A separate determination must be made after the close of each taxable year as to whether a non-U.S. corporation was a PFIC for that year. Once a non-U.S. corporation qualifies as a PFIC it is, with respect to a shareholder during the time it qualifies as a PFIC, always treated as a PFIC with respect to such shareholder, regardless of whether it satisfied either of the qualification tests in subsequent years (unless the U.S. holder makes a deemed sale election with respect to the Pubco Ordinary Shares once Pubco ceases to satisfy either of the qualification tests).

We believe that it is likely that Pubco will meet the PFIC income test for our current taxable year. However, pursuant to a start-up exception, a corporation will not be a PFIC for the first taxable year the corporation has gross income (the “start-up year”), if (1) no predecessor of the corporation was a PFIC; (2) the corporation satisfies the IRS that it will not be a PFIC for either of the two taxable years following the start-up year; and (3) the corporation is not in fact a PFIC for either of those years. The applicability of the start-up exception to us will not be known until after the close of our current taxable year. Based on the projected composition of Pubco’s assets, including unbooked goodwill as valued based on the projected market value of Pubco’s equity, Pubco is not expected to be meet the PFIC asset test for its taxable year that includes the date of the Business Combination or in the foreseeable future. However, Pubco’s possible status as a PFIC must be determined annually after the close of each taxable year, and therefore may be subject to change. This determination will depend on the composition of Pubco’s income and assets, and the fair market value of its assets from time to time, including its unbooked goodwill, which may be determined by reference to Pubco’s share price (which could fluctuate significantly). In addition, Pubco’s possible status as a PFIC will also depend on the application of complex statutory and regulatory rules that are subject to potentially varying or changing interpretations. Because Pubco has valued its goodwill based on the projected market value of its equity, a decrease in the price of its shares may also result in Pubco becoming a PFIC. The composition of Pubco’s assets will also be affected by Pubco holding of significant cash balances. The application of the PFIC rules is subject to uncertainty in several respects and, therefore, no assurances can be provided that the IRS will not assert that Pubco is a PFIC for the taxable year that includes the date of the Business Combination or in a future year.

If Pubco is or becomes a PFIC during any year in which a U.S. holder holds Pubco Ordinary Shares, there are three separate taxation regimes that could apply to such U.S. holder under the PFIC rules, which are the (i) excess distribution regime (which is the default regime), (ii) QEF regime, and (iii) mark-to-market regime. A U.S. holder who holds (actually or constructively) stock in a non-U.S. corporation during any year in which such corporation qualifies as a PFIC is subject to U.S. federal income taxation under one of these three regimes. The effect of the PFIC rules on a U.S. holder will depend upon which of these regimes applies to such U.S. holder. However, dividends paid by a PFIC are generally not eligible for the lower rates of taxation applicable to qualified dividend income (“QDI”) under any of the foregoing regimes.

Excess Distribution Regime.    If you do not make a QEF election or a mark-to-market election, as described below, you will be subject to the default “excess distribution regime” under the PFIC rules with respect to (i) any gain realized on a sale or other disposition (including a pledge) of your Pubco Ordinary Shares, and (ii) any “excess distribution” you receive on your Pubco Ordinary Shares (generally, any distributions in excess of 125% of the average of the annual distributions on Pubco Ordinary Shares during the preceding three years or your holding period, whichever is shorter). Generally, under this excess distribution regime:

(aa)   the gain or excess distribution will be allocated ratably over the period during which you held your Pubco Ordinary Shares;

(bb)  the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which Pubco is a PFIC, will be taxed as ordinary income; and

(cc)   the amount allocated to each of the other taxable years will be subject to the highest tax rate in effect for that taxable year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to years prior to the year of disposition or excess distribution will be payable generally without regard to offsets from deductions, losses and expenses. In addition, gains (but not losses) realized on the sale of your Pubco Ordinary Shares cannot be treated as capital gains, even if you hold the shares as capital assets. Further, no portion of any distribution will be treated as QDI.

QEF Regime.    If Pubco is a PFIC, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may avoid taxation under the excess distribution rules described above by making a QEF election. However, a U.S. holder may make a QEF election with respect to its Pubco Ordinary Shares only if Pubco provides U.S. holders on an annual basis with certain financial information specified under applicable U.S. Treasury Regulations. Because Pubco currently does not intend to provide U.S. holders with such information on an annual basis, U.S. holders generally would not be able to make a QEF election with respect to the Pubco Ordinary Shares.

Mark-to-Market Regime.    Alternatively, a U.S. holder of Pubco Ordinary Shares (but not Pubco Warrants) may also avoid taxation under the excess distribution rules by making a mark-to-market election. The mark-to-market election is available only for “marketable stock,” which is stock that is regularly traded on a qualified exchange or other market, as defined in applicable U.S. Treasury Regulations. The Pubco Ordinary Shares, which are expected to be listed on the Nasdaq, are expected to qualify as marketable stock for purposes of the PFIC rules, but there can be no assurance that they will be “regularly traded” for purposes of these rules. If a U.S. holder makes a valid mark-to-market election with respect to its Pubco Ordinary Shares, such U.S. holder will include as ordinary income each year, the excess, if any, of the fair market value of the Pubco Ordinary Shares at the end of the taxable year of the U.S. holders adjusted basis in the Pubco Ordinary Shares. Such U.S. holder will also be allowed to take an ordinary loss in respect of the excess, if any, of such holder’s adjusted basis in the Pubco Ordinary Shares over the fair market value of such Pubco Ordinary Shares at the end of the taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. holder’s basis in the Pubco Ordinary Shares will be adjusted to reflect any such income or loss amounts. Any gain that is recognized on the sale or other taxable disposition of Pubco Ordinary Shares would be ordinary income and any loss would be an ordinary loss to the extent of the net amount of previously included income as a result of the mark-to-market election and, thereafter, a capital loss. A mark-to-market election cannot be made for any lower-tier PFICs. U.S. holders should consult their tax advisers regarding the application of the PFIC rules to their indirect ownership of shares in any lower-tier PFICs.

PFIC Reporting Requirements.    A U.S. holder who owns, or who is treated as owning, PFIC stock during any taxable year in which Pubco is classified as a PFIC may be required to file IRS Form 8621. U.S. holders of Pubco Ordinary Shares should consult their tax advisors regarding the requirement to file IRS Form 8621 and the potential application of the PFIC regime.

Additional Reporting Requirements

Certain U.S. holders holding specified foreign financial assets with an aggregate value in excess of an applicable dollar threshold are required to report information to the IRS relating to Pubco Ordinary Shares, subject to certain exceptions (including an exception for Pubco Ordinary Shares held in an account maintained with a U.S. financial institution), by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their tax return, for each year in which they hold Pubco Ordinary Shares. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of Pubco Ordinary Shares.

Non-U.S. Holders

The section applies to you if you are a non-U.S. holder. For purposes of this discussion, a non-U.S. holder means a beneficial owner (other than a partnership or an entity or arrangement so characterized for U.S. federal income tax purposes) of Pubco Ordinary Shares or Pubco Warrants that is not a U.S. holder, including:

1.      a nonresident alien individual, other than certain former citizens and residents of the United States;

2.      a foreign corporation; or

3.      a foreign estate or trust;

but generally, does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition.

Non-U.S. Holders Exercising Redemption Rights with Respect to Purchaser Ordinary Shares

The characterization for U.S. federal income tax purposes of the redemption of a Non-U.S. holder’s Purchaser Ordinary Shares generally will correspond to the U.S. federal income tax characterization of such a redemption of a U.S. holder’s Purchaser Ordinary Shares, as described above under “U.S. Holders — Redemption of Purchaser Ordinary Shares.” Any redeeming Non-U.S. holder generally will not be subject to U.S. federal income tax on any gain recognized as a result of the redemption or be able to utilize a loss in computing such Non-U.S. holder’s U.S. federal income tax liability unless one of the exceptions described below under “— Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders” applies in respect of such gain or loss.

Ownership and Disposition of Pubco Ordinary Shares and Pubco Warrants by Non-U.S. Holders

A non-U.S. holder of Pubco Ordinary Shares will not be subject to U.S. federal income tax or, subject to the discussion below under “— Information Reporting and Backup Withholding,” U.S. federal withholding tax on any dividends received on Pubco Ordinary Shares or any gain recognized on a sale or other disposition of Pubco Ordinary Shares (including, any distribution to the extent it exceeds the adjusted basis in the non-U.S. holder’s Pubco Ordinary Shares) unless the dividend or gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, and if required by an applicable tax treaty, is attributable to a permanent establishment maintained by the non-U.S. holder in the United States. In addition, special rules may apply to a non-U.S. holder that is an individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met. Such holders should consult their own tax advisors regarding the U.S. federal income tax consequences of the sale or disposition of Pubco Ordinary Shares.

Dividends and gains that are effectively connected with a non-U.S. holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base in the United States) generally will be subject to U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. holder and, in the case of a non-U.S. holder that is a corporation for U.S. federal income tax purposes, also may be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a non-U.S. holder’s exercise of a Pubco Warrant, or the lapse of a Pubco Warrant held by a non-U.S. holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. holder, as described under “— U.S. Holders — Exercise or Lapse of a Pubco Warrant,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described in the preceding paragraphs above for a non-U.S. holder’s gain on the sale or other disposition of the Pubco Ordinary Shares and Pubco Warrants.

Information Reporting and Backup Withholding

Information reporting requirements may apply to cash received in redemption of Purchaser Ordinary Shares, dividends received by U.S. holders of Pubco Ordinary Shares, and the proceeds received on the disposition of Pubco Ordinary Shares or Pubco Warrants effected within the United States (and, in certain cases, outside the United States), in each case other than U.S. holders that are exempt recipients (such as corporations). Backup withholding may apply to such amounts if the U.S. holder fails to provide an accurate taxpayer identification number (generally on an IRS Form W-9 provided to the paying agent of the U.S. holder’s broker) or is otherwise subject to backup withholding. Any redemptions treated as dividend payments with respect to Purchaser securities and proceeds from the sale, exchange, redemption or other disposition of Pubco Ordinary Shares or Pubco Warrants may be subject to information reporting to the IRS and possible U.S. backup withholding. U.S. holders should consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on amounts received in respect of their Purchaser securities or their Pubco Ordinary Shares or their Pubco Warrants, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption. Dividends paid with respect to Pubco Ordinary Shares and proceeds from the sale of other disposition of Pubco Ordinary Shares received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof of an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against the U.S. holder’s U.S. federal income tax liability, and a U.S. holder may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing the appropriate claim for a refund with the IRS and furnishing any required information.

Appraisal Rights

Holders of EDOC Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their EDOC Ordinary Shares. Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice of their intention to exercise their statutory dissenter rights to EDOC prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act.

In the event that any holder of EDOC Ordinary Shares delivers notice of their intention to exercise their statutory dissenter rights, EDOC and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no statutory dissenter rights shall be available to EDOC shareholders, including those EDOC shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share.

Further details of the statutory appraisal rights are set out below the section titled “Appraisal Rights.” Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

Required Vote and Recommendation of the Board

The consummation of the Business Combination will require a Special Resolution, being a resolution passed by a majority of at least two-thirds of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Business Combination Proposal.

Unless the NTA Proposal is approved, the Business Combination will not be consummated if, upon consummation of the Business Combination, EDOC has less than $5,000,001 of net tangible assets prior to or upon consummation of the Business Combination, after taking into account the holders of Public Shares that properly demanded that EDOC redeem their Public Shares in exchange for their pro rata share of the Trust Account.

If the Business Combination Proposal is not approved, then the other proposals (except the Adjournment Proposal, as described below) will not be presented to the shareholders for a vote.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that EDOC’s entry into (1) the Business Combination Agreement, dated as of December 5, 2022 (as amended on March 31, 2023 and December 7, 2023, and as may be further amended, the “Business Combination Agreement”), by and between EDOC, American Physicians LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of the Business Combination Agreement (the “Purchaser Representative”), upon execution of a joinder thereto, Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), upon execution of a joinder thereto, AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., I 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, in his capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding ordinary shares named on Annex I to the Business Combination Agreement (the “Primary Sellers”), as amended from time to time, to include subsequent parties that execute and deliver to Purchaser, Pubco and AOI, a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers,” and collectively with the Joining Sellers, the “Sellers”), pursuant to which: (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), as a result of which, (i) EDOC shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco will acquire all of the issued and outstanding ordinary shares of AOI from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange”, and collectively with the Merger and the consummation of the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions” or the “Business Combination”), all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act, and the performance by EDOC of its obligations thereunder be and are hereby confirmed, approved, adopted and ratified in all respects; and (2) the Plan of Merger be and is hereby authorized.”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL.

THE MEMORANDUM AND ARTICLES PROPOSAL

General

In connection with the Business Combination, EDOC is asking EDOC shareholders to consider and vote, separate and apart from their consideration and vote upon the Business Combination Proposal, upon and to approve a Proposal for Pubco to adopt the Proposed Memorandum and Articles, substantially in the form attached to this proxy statement/prospectus as Annex B, to be effective immediately prior to the consummation of the Business Combination. The Memorandum and Articles Proposal is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Memorandum and Articles Proposal will not be presented to EDOC’s shareholders at the Meeting. The Memorandum and Articles Proposal is not conditioned on the separate approval of the Organizational Documents Advisory Proposals.

Proposed Amended and Restated Memorandum and Articles of Association of Pubco

The section titled “Comparison of Corporate Governance and Shareholder Rights” below sets forth a summary outlining important similarities and differences in the corporate governance and shareholder rights associated with each of EDOC and Pubco according to applicable law and/or the Organizational Documents of EDOC and Pubco. That summary table is qualified by reference to the complete text of the Proposed Memorandum and Articles, a copy of which is attached to this proxy statement/consent solicitation statement/prospectus as Annex B. All shareholders are encouraged to read the proposed the Proposed Memorandum and Articles in their entirety for a more complete description of their terms. For a comparison of certain corporate governance and shareholder rights between the Existing Organizational Documents and the Proposed Memorandum and Articles, please see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights”.

Certain provisions in the Proposed Memorandum and Articles of Pubco may discourage unsolicited takeover proposals that Pubco’s shareholders may consider to be in their best interest and may make the removal of Pubco’s incumbent management more difficult.

For discussions on risks associated with the above anti-takeover provisions, please see “Risk Factors — Upon consummation of the Business Combination, the rights of holders of the Pubco Ordinary Shares arising under Pubco’s Amended and Restated Memorandum and Articles of Association will differ from and may be less favorable to the rights of holders of EDOC Ordinary Shares arising under the Cayman Islands Companies Act as well as EDOC’s Existing Organizational Documents including to inhibit a takeover of Pubco, which could limit the price investors might be willing to pay in the future for Pubco’s securities and could entrench management.”

Required Vote and Recommendation of the Board

The approval of the Memorandum and Articles Proposal will require a Special Resolution, being a resolution passed at the Meeting by a majority of at least two-thirds of the votes which are cast by those shareholders who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Memorandum and Articles Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as a special resolution, that subject to the passing of the Business Combination Proposal, that the Proposed Memorandum and Articles, copies of which are attached to the proxy statement/prospectus relating to the Meeting as Annex B, be and are hereby approved for adoption in all respects as the memorandum and articles of association of Pubco in substitution for and to the exclusion of Pubco’s existing memorandum and articles of association, upon and with effect from immediately prior to the consummation of the Business Combination.”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MEMORANDUM AND ARTICLES PROPOSAL.

THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS

Overview

As required by SEC guidance requiring that shareholders have the opportunity to present their views on important corporate governance provisions, EDOC is requesting that EDOC’s shareholders vote upon, on a non-binding advisory basis, proposals to approve certain governance provisions in Pubco’s Proposed Memorandum and Articles, which are separately being presented. These separate votes are not required by Cayman Islands law and are separate and apart from the Memorandum and Articles Proposal. Accordingly, the shareholder votes regarding the Organizational Documents Advisory Proposals are advisory votes and are not binding on EDOC, Pubco or EDOC’s or Pubco’s respective boards of directors. Likewise, the Memorandum and Articles Proposal will not effect or affect the adoption of Pubco’s Proposed Memorandum and Articles, and such adoption will occur by Pubco immediately prior to, but conditional upon, Closing. Furthermore, the Business Combination is not conditioned on the separate approval of the following five Organizational Documents Advisory Proposals.

Proposal 4.A

EDOC’s shareholders are being asked to approve provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s post-Closing board will consist of five individuals across three classes (i.e., Class I, II and III) with staggered expiries of terms whereby three (3) persons are to be designated by AOI prior to the Closing, at least one (1) of whom shall qualify as an independent director under Nasdaq rules, one person is to be designed by EDOC who shall qualify as an independent director under Nasdaq rules and one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing who shall qualify as an independent director under Nasdaq rules, which post-Closing board of Pubco will also comprise the board of AOI.

Proposal 4.B

EDOC’s shareholders are being asked to approve provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may be removed from office with or without cause by (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting.

Proposal 4.C

EDOC’s shareholders are being asked to approve provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may call a general meeting of the shareholders. The CEO or chairman may call an extraordinary general meeting. No shareholder may call a general meeting or an extraordinary general meeting.

Proposal 4.D

EDOC’s shareholders are being asked to approve provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may nominate candidates at any time and its Members may nominate candidates for election as Directors at the annual general meeting by delivering notice to the principal executive offices of Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Proposal 4.E

EDOC’s shareholders are being asked to approve provisions to be included in the Proposed Memorandum and Articles providing that subject to the Companies Act and as provided in the Proposed Memorandum and Articles, Pubco may, by Special Resolution, amend the Proposed Memorandum and Articles in whole or in part, which requires the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued and outstanding Pubco Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting.

Required Vote and Recommendation of the Board

The approval of the Organizational Documents Advisory Proposals will require an Ordinary Resolution, being a resolution passed by the holders of a majority of the EDOC Ordinary Shares who, being present and entitled to vote at the Meeting, vote at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Organizational Documents Advisory Proposals.

As discussed above, the Organizational Documents Advisory Proposals are advisory votes and therefore are not binding on EDOC or EDOC’s board of directors. Furthermore, the Business Combination is not conditioned on the separate approval of the Organizational Documents Advisory Proposals (separate and apart from approval of the Memorandum and Articles Proposal). Accordingly, regardless of the outcome of the non-binding advisory votes on the Organizational Documents Advisory Proposals, EDOC intends that Pubco’s Proposed Memorandum and Articles will take effect upon consummation of the Business Combination (assuming approval of the Memorandum and Articles Proposal).

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that on a non-binding advisory basis, the following governance provisions contained in the Proposed Memorandum and Articles, copies of which are attached to the proxy statement/prospectus relating to the Meeting as Annex B, being presented in accordance with the requirements of the U.S. Securities and Exchange Commission as four separate sub-proposals, none of which are conditioned on any Condition Precedent Proposals, be and are hereby approved and adopted:

Proposal 4.A

To approve by Ordinary Resolution, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that Pubco’s post-Closing board will consist of five individuals across three classes (i.e., Class I, II and III) with staggered expiries of terms whereby three (3) persons are to be designated by AOI prior to the Closing, at least one (1) of whom shall qualify as an independent director under Nasdaq rules, one person is to be designed by EDOC who shall qualify as an independent director under Nasdaq rules and one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing who shall qualify as an independent director under Nasdaq rules, which post-Closing board of Pubco will also comprise the board of AOI;

Proposal 4.B

To approve by Ordinary Resolution, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that Pubco’s directors may be removed from office with or without cause by (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting;

Proposal 4.C

To approve by Ordinary Resolution, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that Pubco’s directors may call a general meeting of the shareholders. The CEO or chairman may call an extraordinary general meeting. No shareholder may call a general meeting or an extraordinary general meeting;

Proposal 4.D

To approve by Ordinary Resolution, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that Pubco’s directors may nominate candidates at any time and its Members may nominate candidates for election as Directors at the annual general meeting by delivering notice to the principal executive offices of Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting;

Proposal 4.E

To approve by Ordinary Resolution, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that subject to the Companies Act and as provided in the Proposed Memorandum and Articles, Pubco may, by Special Resolution, amend the Proposed Memorandum and Articles in whole or in part, which requires the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued and outstanding Pubco Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting.”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ORGANIZATIONAL DOCUMENTS ADVISORY PROPOSALS.

THE EQUITY INCENTIVE PLAN PROPOSAL

We are seeking shareholder approval for the Pubco 2024 Equity Incentive Plan, which we refer to herein as the “Incentive Plan,” a copy of which is included as Annex C. The Incentive Plan is being adopted in connection with the Business Combination and will become effective on the earlier of immediately prior to the Effective Time and the business day immediately prior to the “Registration Date”, which is the effective date of the first registration statement filed by Pubco and declared effective under Section 12(b) of the Exchange Act, with respect to any class of Pubco securities. If the Incentive Plan is not approved by the EDOC shareholders, it will not become effective and no awards will be granted thereunder.

Background of the Incentive Plan

If the new Incentive Plan is approved by EDOC’s shareholders, Pubco will be authorized to grant equity incentive awards to eligible service providers. A copy of the Incentive Plan is attached to this proxy statement/prospectus as Annex D.

Pubco is still in the process of developing, approving and implementing the Incentive Plan and, accordingly, there can be no assurance that the Incentive Plan will be implemented or will contain the terms described below or as set forth on Annex D. EDOC’s Shareholders are being asked to approve the Incentive Plan as presented.

Purpose of the Incentive Plan

The purpose of the Incentive Plan is to provide a means through which Pubco and its affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, and consultants (and prospective directors, officers, employees, and consultants) of Pubco and its affiliates can acquire and maintain an equity interest in Pubco, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Pubco shares, thereby strengthening their commitment to the welfare of Pubco and its affiliates and aligning their interests with those of Pubco’s shareholders.

Consequences if the Incentive Plan Proposal is Not Approved

If the Incentive Plan Proposal is not approved by EDOC’s Shareholders, the Incentive Plan will not become effective. Additionally, Pubco believes its ability to recruit, retain and incentivize top talent will be adversely affected if the Incentive Plan Proposal is not approved.

Summary of the Incentive Plan

The Incentive Plan will be adopted by the EDOC Board prior to the Closing, subject to EDOC Shareholder approval, and will become effective upon the Closing. The Incentive Plan allows Pubco to make equity and equity-based incentive awards to employees, directors and consultants of Pubco or any of its subsidiaries. Pubco anticipates that providing such persons with a direct stake in Pubco will assure a closer alignment of the interests of such individuals with those of Pubco and its shareholders, thereby stimulating their efforts on Pubco’s behalf and strengthening their desire to remain with Pubco.

This section summarizes certain principal features of the Incentive Plan, which may be subject to change. The summary is qualified in its entirety by reference to the complete text of the Form of Incentive Plan included as Annex D to this proxy statement/prospectus.

Eligibility and Administration

Pubco’s employees, consultants and directors, and employees, consultants and directors of its affiliates will be eligible to receive awards under the Incentive Plan. The Incentive Plan is expected to be administered by the Pubco Board with respect to awards to non-employee directors and by Pubco’s remuneration committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of Pubco directors and/or officers (referred to collectively as the “plan administrator” below), subject to certain limitations that may be imposed under stock exchange rules. The plan administrator will have the authority to interpret and adopt rules for the administration of the Incentive Plan, subject to its express terms and conditions. The plan administrator will also set the terms and conditions of all awards under the Incentive Plan, including any vesting and vesting acceleration conditions.

Limitation on Awards and Shares Available

The maximum number of Pubco Ordinary Shares initially available for issuance under the Incentive Plan will be equal to 12% of the fully diluted issued and outstanding Pubco Ordinary Shares immediately after the Closing. Subject to the shareholders of Pubco resolving to increase the authorized share capital if required pursuant to applicable law and the Articles, the Share Reserve (other than with respect to incentive share options (“ISOs”)) will automatically increase on January 1st annually for the duration of the Incentive Plan beginning on January 1st of the year following the year in which the Closing occurs, at an amount equal to 5% of the fully diluted issued and outstanding Pubco Ordinary Shares outstanding on December 31st of the preceding calendar year, provided, that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the Share Reserve for such year or that the increase in the Share Reserve for such year will be a lesser number of Pubco Ordinary Shares than would otherwise occur as provided above.

The Share Reserve shall in all events be subject to further adjustment as provided in the Incentive Plan. In no event shall fractional Pubco Ordinary Shares be issued under the Incentive Plan. For clarity, the Share Reserve is a limitation on the number of Shares that may be issued pursuant to the Incentive Plan. Pubco Ordinary Shares may be issued in connection with a merger or acquisition as permitted by Nasdaq Listing Rule 5635(c) or other applicable exchange rule, and any such issuance will not reduce the number of Pubco Ordinary Shares available for issuance under this Plan.

Subject to adjustment, as provided in the Incentive Plan, the maximum dollar value of Pubco Ordinary Shares underlying Awards that may be granted to a director in any financial year shall be $250,000, or during a director’s initial financial year with Pubco or its affiliate, 200% of such amount. In addition, the Board may provide for a limit on the dollar value or maximum aggregate number of Pubco Ordinary Shares underlying Awards that may be granted to any one Named Executive Officer (as defined in the Incentive Plan) of Pubco or any affiliate in any financial year, subject to adjustment as provided in the Incentive Plan.

Awards

The Incentive Plan will provide for the grant of Nonqualified Share Options, Incentive Share Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance Shares, or Performance Units (collectively or individually, an “Award”). No determination has been made as to the types or amounts of Awards that will be granted to certain individuals pursuant to the Incentive Plan. All awards under the Incentive Plan will be set forth in an “Award Agreement,” which will detail all terms and conditions of the awards, including any applicable vesting and payment terms and post-termination exercise limitations.

A brief description of each award type follows.

•        Nonqualified Share Options or “NSO” means the right to purchase Pubco Ordinary Shares pursuant to terms and conditions that are not intended to be, or do not qualify as, an Incentive Share Options;

•        Incentive Share Options or “ISO” means the right to purchase Pubco Ordinary Shares pursuant terms and conditions that are intended to qualify as, and that satisfy the requirements applicable to, an incentive equity option within the meaning of Code Section 422 of the United States Internal Revenue Code of 1986, as amended;

•        Share Appreciation Rights or “SAR” means a right, designated as an SAR, to receive the appreciation in the Fair Market Value of Pubco Ordinary Shares;

•        Restricted Shares means the issuance of Pubco Ordinary Shares subject to vesting conditions;

•        Restricted Share Units or “RSUs” shall mean a right to receive Pubco Ordinary Shares or cash upon vesting;

•        Performance Shares means the issuance of Pubco Ordinary Shares to a participant that entitles the participant to delivery of Pubco Ordinary Shares upon achievement of performance goals.

Vesting and Holding Period

As part of making any issuance, the plan administrator may determine the time and conditions under which the issuance will vest and may specify partial vesting in one or more vesting Tranches, which may be based solely upon continued employment or service for a specified period of time or may be based upon the achievement of specific performance goals established by the plan administrator in its discretion.

For all purposes of this Plan, “vesting” of an issuance shall mean:

(a)     In the case of an Option or SAR, the time at which the participant has the right to exercise the issuance.

(b)    In the case of Restricted Shares or Restricted Share Units all conditions for vesting, as stated in the issuance Agreement or the Incentive Plan, are satisfied.

(c)     In the case of Performance Shares, the time at which the Participant has satisfied the requirements to receive payment on such Performance Shares, which shall not be less than one year from the grant date, except as otherwise provided in the Incentive Plan.

Vesting need not be uniform among issuance granted at the same time or to persons similarly situated. Vesting requirements shall be set forth in the applicable Award Agreement. Each Award Agreement and each certificate representing securities granted pursuant to the Incentive Plan may bear such restrictive legend(s) as Pubco deems necessary or advisable under applicable law. No participant shall have the right to defer the amount of Pubco Ordinary Shares or cash payable upon the exercise or settlement of any Option or SAR, or the transfer of any Restricted Shares upon the vesting thereof.

With respect to an Award of Restricted Shares or RSU, the participant may direct that any withholding of taxes, domestic or foreign, resulting from vesting of such issuance occur as set forth in the Incentive Plan. If the date of the vesting of any issuance, other than an Option or SAR, held by a participant who is subject to Pubco’s policy regarding trading of its Pubco Ordinary Shares by its officers and directors and Pubco Ordinary Shares is not within a “window period” applicable to the participant, then withholding shall be at the applicable statutory withholding amount accomplished by one or more of the methods provided for in the Incentive Plan.

If the date of the vesting of any issuance, other than an Option or SAR, held by participant who is subject to Pubco’s policy regarding trading of its Pubco Ordinary Shares by its officers and directors and Pubco Ordinary Shares is not within a “window period” applicable to the participant, as determined by Pubco in accordance with such policy, then the vesting of such issuance shall not occur on such original vesting date and shall instead occur on the first day of the next “window period” applicable to the participant pursuant to such policy.

Certain Transactions

Unless prohibited by applicable law, the Pubco amended and restated memorandum and association or the applicable rules of a stock exchange, the Compensation Committee or the plan administrator may delegate all or some of its responsibilities and powers to any one or more of its members. The Compensation Committee or the plan administrator also may delegate some or all of its administrative duties to any officer of Pubco and may delegate some or all of its administrative powers to the CEO to grant Awards under the Plan to participants and potential participants who are not directors or Named Executive Officers of Pubco or any affiliates, provided that the terms and conditions of such Awards shall be set forth in an Award Agreement approved in substantial form by the Compensation Committee or the plan administrator prior to the grant of said Awards, the Compensation Committee or the plan administrator in its delegation shall specify the maximum Shares that may be awarded to one participant pursuant to such delegation in any calendar year, and the CEO shall report any such grants to the plan administrator or the Committee at its next meeting.

Subplans, Malus and Claw-Back Provisions, Transferability

Pubco or any affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts Pubco or affiliate may owe to the participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the participant, such amounts as may be owed by the participant to Pubco or a Subsidiary, although the participant shall remain liable for any part of the participant’s payment obligation not satisfied through such deduction and setoff. All Awards (including any proceeds, gains or other economic benefit the participant actually or constructively receives upon receipt or exercise of any Award) will be subject to any claw-back policy of Pubco, as set forth in such claw-back policy or the Award Agreement. By accepting any Award granted hereunder, the participant agrees to any deduction, claw-back or setoff under the Incentive Plan, as set forth in the Award Agreement.

Plan Amendment and Termination

Except as otherwise provided in the Incentive Plan, at any time the Board may wholly or partially amend, modify, suspend or terminate the Incentive Plan or the plan administrator or Compensation Committee’s authority to grant issuances under the Incentive Plan without the consent of shareholders or participants. However, without the approval of Pubco’s shareholders given twelve months before or after the action by the Board if such shareholder approval is required by any federal or state law or regulation or the rules of any share exchange or automated quotation system on which the Shares may then be listed or quoted, no action of the Board may (i) increase the limit on the Share Reserve, (ii) reduce the exercise price per share of any outstanding Option or SAR granted under this Plan, (iii) cancel any Option or SAR in exchange for cash, another Award or an Option or SAR with a price per share that is less than the price per share of the original Option or SAR, or (iv) materially modify the requirements as to eligibility for participation in the Incentive Plan. The Compensation Committee shall have no authority to waive or modify any other issuance term after the issuance has been granted to the extent that the waived or modified term was mandatory under the Incentive Plan.

Registration with the SEC

If the Incentive Plan is approved by EDOC’s Shareholders and becomes effective, Pubco intends to file a registration statement on Form S-8 registering the shares reserved for issuance under the Incentive Plan within 30 days after Pubco becomes eligible to use such form.

Interests of EDOC’s Directors and Officers in the Equity Incentive Plan Proposal

When you consider the recommendation of the EDOC’s board of directors in favor of approval of the Incentive Plan, you should keep in mind that certain of EDOC’s board of directors and officers have interests in the Incentive Plan that are different from, or in addition to, your interests as a shareholder or warrant holder, including, among other things, the existence of financial and personal interests. See the sections entitled “Summary of the proxy statement/prospectus Interests of EDOC’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of EDOC’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” for a further discussion.

Required Vote and Recommendation of the Board

The approval of the Equity Incentive Plan Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Equity Incentive Plan Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the Incentive Plan attached to this proxy statement/prospectus as Annex D be adopted and approved.”

Recommendation of EDOC’s Board of Directors

EDOC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDOC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL.

THE DIRECTOR ELECTION PROPOSAL

Effective upon the Closing, the Pubco Board will consist of five (5) directors, comprised of: one (1) person that is designated by EDOC prior to the Closing, who shall qualify as an independent director under Nasdaq rules, (ii) three (3) persons that are designated by AOI prior to the Closing, at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules and (iii) one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing, who shall be required to qualify as an independent director under Nasdaq rules.

For more information on the experience of each of these director nominees, see the section entitled “Pubco’s Management After the Business Combination” in this proxy statement/prospectus.

Required Vote and Recommendation of the Board

The approval of the Director Election Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Director Election Proposal. The Director Election Proposal will not be submitted if the Business Combination Proposal is not approved.

“RESOLVED, as an Ordinary Resolution that, the five (5) persons listed below be appointed as directors of Pubco, effective upon the Closing of the Business Combination, to serve on the Pubco Board for one, two or three years depending on their Class. If elected, the Class I directors will serve until the first annual meeting of shareholders of Pubco to be held following the date of Closing; the Class II directors will serve until the second annual meeting of shareholders of Pubco following the date of Closing; and the Class III directors will serve until the third annual meeting of shareholders of Pubco to be held following the date of Closing or until their earlier death, resignation, retirement or removal for cause:

•        Menaka Athukorala (Class I);

•        Kevin Chen (Class I);

•        Kapil Singh (Class II);

•        Gowri Shankar (Class II); and

•        Gary Seaton (Class III).”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE DIRECTOR ELECTION PROPOSAL.

THE NASDAQ PROPOSAL

Overview

In connection with the Business Combination, we intend to effect (subject to customary terms and conditions, including the Closing), for purposes of complying with the applicable listing rules of Nasdaq:

•        The issuance, pursuant to the Merger Agreement, of up to 18,646,643 Pubco Ordinary Shares to AOI shareholders.

•        The issuance of 107,500 Pubco Ordinary Shares underlying certain of the Sponsor Notes.

•        The issuance, pursuant to the ELOC, of up to 5,000,000 Pubco Ordinary Shares.

•        The issuance of Pubco Ordinary Shares underlying the Debentures and Arena Warrants, to the PIPE Investor.

For further information, please see the section entitled “The Business Combination Proposal (Proposal 2),” as well as the annexes to this proxy statement/prospectus. The Nasdaq Proposal is a Condition Precedent Proposal and is conditioned on the approval of the Business Combination Proposal. Therefore, if the Business Combination Proposal is not approved, then the Nasdaq Proposal will not be presented to shareholders at the Meeting.

Why We Need Shareholder Approval

Under Nasdaq Listing Rule 5635(a), shareholder approval is required prior to the issuance of securities in connection with the acquisition of another company if such securities are not issued in a public offering and (A) have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of ordinary shares (or securities convertible into or exercisable for ordinary shares) or (B) the number of ordinary shares to be issued is or will be equal to or in excess of 20% of the number of ordinary shares outstanding before the issuance of the stock or securities.

Under Nasdaq Listing Rule 5635(b), shareholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant.

Under Nasdaq Listing Rule 5635(d), shareholder approval is required for a transaction other than a public offering involving the sale, issuance or potential issuance by an issuer of ordinary shares (or securities convertible into or exercisable for ordinary shares) at a price that is less than the lower of: (i) the Nasdaq official closing price immediately preceding the signing of the binding agreement; or (ii) the average Nasdaq official closing price of the common stock for the five trading days immediately preceding the signing of the binding agreement if the number of shares of common stock to be issued is or may be equal to 20% or more of the common stock, or 20% or more of the voting power, outstanding before the issuance.

Possible Effects of Disapproval of this Proposal

The Pubco Board is not seeking the approval of our shareholders to authorize our entry into the proposed transactions with Arena. Unless we obtain the approval of our shareholders as required by Nasdaq, Pubco will be prohibited from issuing Pubco Ordinary Shares upon conversion and exercise of the Debentures or the Arena Warrants, if the issuance of such Pubco Ordinary Shares would exceed 19.99% of Pubco’s outstanding ordinary shares or otherwise exceed the aggregate number of Pubco Ordinary Shares which Pubco may issue without breaching our obligations under the rules and regulations of Nasdaq.

If this proposal is not approved by our shareholders, we will not be able to issue and sell the maximum number of shares available pursuant to the ELOC, the Debentures or the Arena Warrants. Our ability to successfully implement our business plans and ultimately generate value for our shareholders is dependent on our ability to maximize capital raising opportunities. If we were unsuccessful in raising additional capital, we may be required to curtail our plans to expand our operations and instead may be required to reduce operating expenses, dispose of assets, as well as seek extended terms on our obligations, the effect of which could adversely impact future operating results.

Required Vote and Recommendation of the Board

The approval of the Nasdaq Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement but will not have an effect on the Nasdaq Proposal.

The full text of the resolution to be passed is as follows:

“RESOLVED, as an Ordinary Resolution, that the potential issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) the conversion of certain of the Sponsor Notes, (c) a proposed $50,000,000 Equity Line of Credit arrangement that Pubco intends to enter into on the closing of the Business Combination, and (d) the Debentures and the Arena Warrants, is hereby approved.”

Recommendation of EDOC’s Board of Directors

EDOC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDOC’S SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE NASDAQ PROPOSAL.

THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow the EDOC Board to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the EDOC Board. In no event will the EDOC Board adjourn the Meeting or consummate the Business Combination beyond the date by which it may properly do so under EDOC’s Existing Organizational Documents and Cayman Islands law.

Consequences if the Adjournment Proposal is not Approved

If the Adjournment Proposal is not approved by EDOC shareholders, the EDOC Board may not be able to adjourn the Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Business Combination Proposal or any other Proposal.

Required Vote and Recommendation of the Board

The approval of the Adjournment Proposal will require an Ordinary Resolution, being a resolution passed by a majority of the votes which are cast by those holders of EDOC Ordinary Shares who, being entitled to do so, vote in person or by proxy at the Meeting. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals.

“RESOLVED, as an Ordinary Resolution, that the adjournment of the meeting to a later date or dates, if necessary or desirable, be determined by the EDOC Board.”

THE EDOC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT EDOC SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Introduction

The following unaudited pro forma condensed combined financial information presents the combination of financial information of EDOC and AOI, adjusted to give effect to the Business Combination.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical audited consolidated balance sheet of AOI as of June 30, 2023, included elsewhere in this proxy statement/prospectus, with the historical unaudited balance sheet of EDOC as of June 30, 2023, as included in EDOC’s Form 10-Q for the six months ended June 30, 2023, filed with the SEC on August 8, 2023, giving pro forma effect to the Business Combination as if it had occurred as of June 30, 2023.

The following unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023, combines the historical audited statement of operations of AOI for the year ended June 30, 2023, included elsewhere in this proxy statement/prospectus and the historical unaudited statement of operations of EDOC for the period from July 1, 2022 through June 30, 2023, as included in EDOC’s Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023 prospectus on a pro forma, basis as if the Business Combination had occurred on July 1, 2022.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, has been derived from:

•        the historical unaudited financial statements of EDOC as of June 30, 2023, and the related notes thereto, as included in EDOC’s Form 10-Q for the six months ended June 30, 2023, filed with the SEC on August 8, 2023; and

•        the historical audited consolidated financial statements of AOI as of June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023, has been derived from:

•        the historical unaudited financial statements of EDOC for the six months ended June 30, 2023 and 2022, and the related notes thereto, as included in EDOC’s Form 10-Q for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023 and the historical audited financial statements of EDOC for the year ended December 31, 2022, and the related notes thereto included elsewhere in this proxy statement/prospectus. Refer to Note 2 — “Basis of Presentation” for more detail; and

•        The historical audited consolidated financial statements of AOI for the year ended June 30, 2023, and the related notes thereto included elsewhere in this proxy statement/prospectus.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as in effect on the date of this proxy statement/prospectus which incorporates Transaction Accounting Adjustments. AOI and EDOC have elected not to present any estimates related to potential synergies and other transaction effects that are reasonably expected to occur or have already occurred and will only be presenting Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information.

This information should be read together with the financial statements and related notes, as applicable, of each of AOI and EDOC included in this proxy statement/prospectus and AOI’s and EDOC’s “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other financial information included elsewhere in this proxy statement/prospectus.

Description of the Transactions

Share Redemptions

On August 12, 2022, EDOC held an extraordinary general meeting, at which EDOC’s shareholders approved extending the date by which EDOC had to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 EDOC Class A ordinary shares. As a result, an aggregate of AUD$9,665,832 (or USD$6,660,150 which is approximately

USD$10.30 per share) was released from the Trust Account to pay such shareholders. On February 9, 2023, EDOC held an extraordinary general meeting, at which EDOC’s shareholders approved extending the date by which EDOC had to complete a Business Combination from February 12, 2023 to August 12, 2023 which extension was incorporated into the Fourth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on February 9, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 EDOC Class A ordinary shares. As a result, an aggregate of AUD$18,448,115 (or USD$12,554,008 which is approximately USD$10.71 per share) was released from the Trust Account to pay such shareholders.

On August 10, 2023, EDOC held an extraordinary general meeting, at which EDOC’s shareholders approved extending the date by which EDOC had to complete a Business Combination from August 12, 2023 to November 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 21,501 EDOC Class A ordinary shares. As a result, an aggregate of AUD$365,255 (or USD$241,574 which is approximately USD$11.23 per share) was released from the Trust Account to pay such shareholders (the “August 2023 Redemptions”). On November 6, 2023, EDOC held an extraordinary general meeting, at which EDOC’s shareholders approved extending the date by which EDOC had to complete a Business Combination from November 12, 2022 to May 12, 2024. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 16,670 EDOC Class A ordinary shares. As a result, an aggregate of AUD$288,828 (or USD$191,551 which is approximately USD$11.49 per share) was released from the Trust Account to pay such shareholders (the “November 2023 Redemptions”). Entries were made in the pro forma balance sheet to present an adjusted EDOC balance sheet that presents the effect of the August 2023 Redemptions and the November 2023 Redemptions prior to the transaction adjustments.

Business Combination

On December 5, 2022, EDOC entered into the Business Combination Agreement with AOI, upon execution of a joinder agreement to become party to the Business Combination Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted Company (“Pubco”), AOI Merger Sub, upon execution of a Joinder, a to-be-formed Cayman Islands exempted company and wholly-owned subsidiary of Pubco (“Merger Sub”), American Physicians LLC (“Purchaser Representative”), in the capacity as the Purchaser Representative thereunder, Gary Seaton, in his capacity as the representative for the Sellers in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding capital shares (the “Primary Seller”), as amended from time to time to include subsequent parties that execute and deliver to EDOC, Pubco and AOI a joinder (the “Joining Sellers”), and the holders of AOI’s outstanding capital shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), and with holders of EDOC securities receiving substantially identical securities of Pubco, and (b) immediately prior to the merger, Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”), and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value the “Exchange Consideration”) equal to, without duplication, (i) USD$190,000,000, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of USD$4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at USD$10.00.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, EDOC will be treated as the “acquired” company for financial reporting purposes, and AOI will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        AOI’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        Effective upon the Business Combination, the post-combination Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by AOI, one (1) director designated by EDOC and one (1) independent director who will be mutually agreed upon by AOI and EDOC;

•        AOI’s operations will substantially comprise the ongoing operations of Pubco;

•        AOI is the larger entity in terms of substantive operations and employee base; and

•        AOI’s senior management will comprise the senior management of Pubco.

Another determining factor was that EDOC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of EDOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to EDOC over the fair value of EDOC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

EDOC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of EDOC public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that no public shareholders of EDOC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that EDOC public shareholders holding 816,207 shares of EDOC Class A Ordinary Shares will exercise their redemption rights for AUD$14.4 million upon consummation of the Business Combination at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

The following table sets out share ownership of Pubco on a pro forma basis assuming the No Additional Redemptions Scenario and the Maximum Redemptions Scenario:

	No Additional Redemptions		Maximum Redemptions
Pro Forma Ownership	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Rollover equity shares of AOI shareholders	18,646,643	78.5%	18,646,643	81.4%
EDOC public shareholders(1)	1,716,207	7.2%	900,000	3.9%
EDOC Sponsor’s Founder Shares	1,485,153	6.3%	1,485,153	6.5%
Backstop Founder Shares	564,847	2.4%	564,847	2.5%
Sponsor and I-Banker Private Units(2)	526,900	2.2%	526,900	2.3%
Representative Shares	75,000	0.3%	75,000	0.3%
Advisory Shares	622,832	2.6%	593,814	2.6%
Shares underlying Sponsor note conversion(3)	107,500	0.5%	107,500	0.5%
	23,745,082	100%	22,899,857	100%

____________

(1)      The shares presented reflect the redemption of 646,617 EDOC Class A ordinary shares on August 10, 2022, the redemption of 1,172,247 EDOC Class A ordinary shares on February 9, 2023, the redemption of 21,501 EDOC Class A ordinary shares on August 15, 2023, and the redemption of 16,670 EDOC Class A ordinary shares on November 6, 2023, as well as the conversion of 9,000,000 Public Rights into 900,000 Pubco Ordinary Shares at the consummation of the Business Combination.

(2)      Reflects conversion of 479,000 EDOC Private Rights into 47,900 Pubco Ordinary Shares at the consummation of the Business Combination.

(3)      Includes Class A ordinary shares issued with the conversion of USD$450,000 of the EDOC November 2021 convertible promissory note at $10.00 per share and Class A ordinary shares issued with the conversion of USD$625,000 of the EDOC January 2023, April 2023, June 2023, and November 2023 promissory notes at $10.00 per share.

The following unaudited pro forma condensed combined balance sheet as of June 30, 2023, and the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023, are based on the historical financial statements of EDOC and AOI and the amounts are presented in AUD (see Note 2 — “Basis of Presentation” for more detail). The unaudited pro forma adjustments are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023(1)
(in Australian Dollars)

	AOI (IFRS Historical)	EDOC (US GAAP Historical)	Share Redemption Adjustment		EDOC as Adjusted	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
							Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
ASSETS
Current assets
Cash and cash equivalents	$121,273	$14,412	$—		14,412	—	$14,355,404	B	$14,286,450	$(14,355,404)	F	$2,210,901
							(3,616,883)	C		2,110,977	C
							565,440	I		168,878	J
							3,015,682	M
							(168,878)	J
Trade and other receivables	4,579,879	—	—		—	—	—		4,579,879	—		4,579,879
Inventories	1,143,033	—	—		—	—	—		1,143,033	—		1,143,033
Prepayment of seed purchase	3,951,896	—	—		—	—	—		3,951,896	—		3,951,896
Tax assets	224,215	—	—		—	—	—		224,215	—		224,215
Other assets	299,555	104,605	—		104,605	—	—		404,160	—		404,160
Total current assets	10,319,851	119,017	—		119,017	—	14,150,765		24,589,633	(12,075,549)		12,514,084
Non-current assets
Property, plant and equipment	10,261,910	—	—		—	—	—		10,261,910	—		10,261,910
Investments in associates	89,977	—	—		—	—	—		89,977	—		89,977
Intangible assets	2,582,495	—	—		—	—	—		2,582,495	—		2,582,495
Cash and marketable securities held in Trust Account	—	14,351,214	(653,084)	A	13,698,130	—	375,861	H	—	—		—
							(14,355,404)	B
							281,413	L
Total non-current assets	12,934,382	14,351,214	(653,084)		13,698,130	—	(13,698,130)		12,934,382	—		12,934,382
Total assets	$23,254,233	$14,470,231	(653,084)		13,817,147	—	$452,635		$37,524,015	$(12,075,549)		$25,448,466

LIABILITIES
Current liabilities
Trade and other payables	$6,473,495	$—	$—		—	3,808,009	$2,294,278	C	$12,575,782	$2,110,977	C	$14,686,759
Borrowings	396,881	—	—		—	—	—		396,881	—		396,881
Related party loans	3,237,711	—	—		—	—	—		3,237,711	—		3,237,711
Employee benefits	103,734	—	—		—	—	—		103,734	—		103,734
Accounts payable and accrued expenses	—	3,808,009	—		3,808,009	(3,808,009)	—		—	—		—
Total current liabilities	10,211,821	3,808,009	—		3,808,009	—	2,294,278		16,314,108	2,110,977		18,425,085
Non-current liabilities
Borrowings	2,078,570	—	—		—	—	—		2,078,570	—		2,078,570
Promissory note – related party	—	2,485,427	—		2,485,427	—	375,861	H	333,242	—		333,242
							565,440	I
							(3,093,486)	J
Convertible note – related party		2,504,438	—		2,504,438	—	(1,892,321)	J	612,117	168,878	J	780,995

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
AS OF JUNE 30, 2023(1) — (Continued)
(in Australian Dollars)

	AOI (IFRS Historical)	EDOC (US GAAP Historical)	Share Redemption Adjustment		EDOC as Adjusted	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario			Scenario 2: Maximum Redemption Scenario
							Transaction Accounting Adjustments		Pro Forma Combined	Transaction Accounting Adjustments		Pro Forma Combined
Related party loans	2,982,499								2,982,499			2,982,499
Convertible debt							3,350,757	M	3,350,757	—		3,350,757
Discount on convertible debt							(913,053)	M	(913,053)	—		(913,053)
Derivative liability – convertible note							577,978	M	577,978	—		577,978
Warrant liabilities	—	10,112	—		10,112	94,994	71,028	O	176,134	—		176,134
Class A ordinary shares subject to possible redemption	—	—			—	13,698,130	(13,698,130)	F	—	—		—
Total non-current liabilities	5,061,069	4,999,977	—		4,999,977	13,793,124	(14,655,925)		9,198,245	168,878		9,367,123
Total liabilities	15,272,890	8,807,986	—		8,807,986	13,793,124	(12,361,648)		25,512,352	2,279,855		27,792,207
Class A ordinary shares subject to possible redemption	—	14,351,214	(653,084)	A	13,698,130	(13,698,130)	—		—	—		—

EQUITY
AOI issued capital	2,582,487	—	—		—	—	(2,582,487)	D	—	—		—
EDOC preference shares	—	—	—		—	—	—		—			—
EDOC Class A ordinary shares	—	422	—		422	—	2,812	D	3,580	(123)	F	3,452
							123	F		(5)	N
							143	K
							93	N
							(30)	P
							17	J
EDOC Class B ordinary shares	—	—	—		—	—	—		—	—		—
Treasury shares	—	—	—		—	—	30	P	—	—		30
Additional paid-in capital	—	6,905,701	—		6,905,701	—	(1,489,082)	C	78,117,071	(14,355,281)	F	64,021,299
							2,579,675	D		259,509	G
							(20,112,165)	E
							13,698,007	F
							71,703,321	G
							(143)	K
							4,902,878	J
							(93)	N
							(71,028)	O
Accumulated deficit	4,051,390	(15,595,092)	—		(15,595,092)	(94,994)	(4,422,079)	C	(67,456,485)	(259,509)	G	(67,715,989)
							20,112,165	E		5	N
							(71,703,321)	G
							(85,967)	J
							281,413	L
Non-controlling interest	1,347,466	—	—		—	—	—		1,347,466	—		1,347,466
Total equity (deficit)	7,981,343	(8,688,969)	—		(8,688,969)	(94,994)	12,814,282		12,011,662	(14,355,404)		(2,343,742)
Total equity and liabilities	$23,254,233	$14,470,231	$(653,084)		13,817,147	—	$452,634		$37,524,014	$(12,075,549)		$25,448,465

____________

(1)      The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical audited consolidated statement of financial position of AOI as of June 30, 2023, with the historical unaudited balance sheet of EDOC as of June 30, 2023.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2023(1)
(in Australian Dollars)

	AOI (IFRS Historical)	EDOC (US GAAP Historical)	IFRS Conversion and Presentation Alignment (Note 4)	Scenario 1: No Additional Redemption Scenario				Scenario 2: Maximum Redemption Scenario
				Transaction Accounting Adjustments		Pro Forma Combined		Transaction Accounting Adjustments		Pro Forma Combined
Revenue	$29,049,345	$—	$—	$—		$29,049,345		$—		$29,049,345
Cost of sales	(20,498,067)	—	—	—		(20,498,067)		—		(20,498,067)
Gross profit	8,551,278	—	—	—		8,551,278		—		8,551,278
Other income (expense)	48,273	—	(2,514,331)	(762,327)	AA	(74,169,379)		(259,509)	BB	(74,428,888)
			762,327	(71,703,321)	BB
				—
Administration expenses	(3,010,325)	—	—	—		(3,010,325)		—		(3,010,325)
Formation and operating costs	—	(2,514,331)	2,514,331	—		—		—		—
Finance costs	(552,076)		—	—		(552,076)		—		(552,076)
Occupancy costs	(362,431)		—	—		(362,431)		—		(362,431)
Employee benefits expense	(2,302,641)		—	—		(2,302,641)		—		(2,302,641)
Depreciation expense	(461,074)		—	—		(461,074)				(461,074)
Interest expense		(53,484)		(599,749)	CC	(653,233)				(653,233)
Fair value of shares transferred to backstop investors		(1,164,710)				(1,164,710)				(1,164,710)
Change in fair value of convertible promissory note		12,428				12,428				12,428
Change in fair value of warrant liabilities	—	19,461	102,502	1,846	DD	123,809		—		123,809
Change in fair value of derivative liability				19,349	EE	19,349		—		19,349
Interest income on marketable securities held in Trust Account	—	762,327	(762,327)	—		—		—		—
Profit (loss) before income tax	1,911,004	(2,938,309)	102,502	(73,044,202)		(73,969,005)		(259,509)		(74,228,514)

Income tax expense	(109,878)	—	—	—		(109,878)		—		(109,878)
Net income (loss)	$1,801,126	$(2,938,309)	$102,502	$(73,044,202)		$(74,078,883)		$(259,509)		$(74,338,392)

Basic and diluted net loss per share, redeemable Class A ordinary shares		$(0.66)

Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares		$(0.66)

Pro forma weighted average number of shares outstanding – basic and diluted						23,745,082				22,899,857

Pro forma loss per share – basic and diluted						$(3.12	)(2)			$(3.25	)(2)

____________

(1)      Refer to Note 2 — “Basis of Presentation” where the EDOC historical operating results adjustments are described in order to align with AOI’s period end.

(2)      Please refer to Note 7 — “Net Earnings (Loss) per Share” for details.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Note 1 — Description of the Proposed Transactions

On December 5, 2022, EDOC entered into the Business Combination Agreement with AOI, upon execution of the Joinder, Pubco, Merger Sub, Purchaser Representative the Seller Representative and the Primary Seller. Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, (a) EDOC will merge with and into Merger Sub, with EDOC continuing as the surviving entity (the “Merger”), and with holders of EDOC securities receiving substantially identical securities of Pubco, and (b) immediately prior to the merger, Pubco will acquire all of the Purchased Shares from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco.

Exchange Consideration

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) USD$190,000,000 USD, plus (or minus, if negative) (ii) AOI’s net working capital less a target net working capital of USD$4,000,000 USD, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at USD$10.00 USD.

For a description of the Business Combination and certain agreements executed in connection therewith, see “Summary of the Proxy Statement/Prospectus — The Business Combination” and “Certain Agreements Related to the Business Combination.”

Note 2 — Basis of Presentation and Accounting Policies

The unaudited pro forma condensed combined financial information is for illustrative purposes only. The financial results may have been different had the companies always been combined. You should not rely on the unaudited pro forma condensed combined financial information as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that AOI will experience. AOI and EDOC have not had any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified Transaction Accounting Adjustments and present the Management’s Adjustments. EDOC has elected not to present Management’s Adjustments and will only be presenting Transaction Accounting Adjustments in the following unaudited pro forma condensed combined financial information.

EDOC does not meet the definition of a “business” pursuant to IFRS 3 as it is an empty listed shell holding only cash raised as part of its original equity issuance. As a result, the Business Combination does not qualify as a “business combination” within the meaning of IFRS 3, Business Combinations; rather, the Business Combination will be accounted for as a capital reorganization in accordance with IFRS 2, Share-Based Payments. See Note 3 — Accounting for the Business Combination for more details.

The historical financial statements of AOI have been prepared in accordance with IFRS as issued by the IASB and in its functional and presentation currency of the Australian dollar (“AUD”). The historical financial statements of EDOC have been prepared in accordance with U.S. GAAP and in its functional and presentation currency of the United States dollar (“USD”). The unaudited pro forma condensed combined financial information reflects IFRS, the basis of accounting used by AOI. EDOC’s historical financial statements have been converted from U.S. GAAP to IFRS to align with the basis of accounting used by AOI. See Note 4 — IFRS Conversion and Presentation Alignment.

The historical financial statements of EDOC have been translated into and are presented in AUD for the purposes of presentation in the unaudited pro forma condensed combined financial information using the following exchange rates:

•        at the period end exchange rate as of June 30, 2023 of US$1.00 to AUD$1.5078408 for the balance sheet;

•        the average exchange rate for the period from July 1, 2022 through June 30, 2023, of US$1.00 to AUD$1.4856633 for the statement of operations for the period ending on that date;

As AOI and EDOC have different fiscal year ends, in order to meet the SEC’s pro forma requirements of combining operating results for an annual period that ends within 93 days of the end of AOI’s latest annual fiscal year ended June 30, 2023, EDOC’s financial results for the twelve months ended June 30, 2023, have been calculated by taking (i) EDOC’s results for the year ended December 31, 2022, minus EDOC’s results for the six months ended June 30, 2022, plus (ii) EDOC’s results for the six months ended June 30, 2023.

EDOC has elected to provide the unaudited pro forma condensed combined financial information under two different redemption scenarios of EDOC public shares into cash as more fully described below:

•        Scenario 1 — Assuming No Additional Redemptions:    This presentation assumes that no public shareholders of EDOC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Scenario 2 — Assuming Maximum Redemptions:    This presentation assumes that EDOC public shareholders holding 816,207 shares of EDOC Class A Ordinary Shares will exercise their redemption rights for AUD$14.4 million upon consummation of the Business Combination at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

The following summarizes the pro forma shares of Pubco Ordinary Shares issued and outstanding immediately after the Business Combination, presented under the two scenarios listed above:

	No Additional Redemptions		Maximum Redemptions
Ownership percentage post-Business Combination	Number of Shares	Percent Outstanding	Number of Shares	Percent Outstanding
Rollover equity shares of AOI shareholders	18,646,643	78.5%	18,646,643	81.4%
EDOC public shareholders(1)	1,716,207	7.2%	900,000	3.9%
EDOC Sponsor’s Founder Shares	1,485,153	6.3%	1,485,153	6.5%
Backstop Founder Shares	564,847	2.4%	564,847	2.5%
Sponsor and I-Banker Private Units(2)	526,900	2.2%	526,900	2.3%
Representative Shares	75,000	0.3%	75,000	0.3%
Advisory Shares	622,832	2.6%	593,814	2.6%
Shares underlying Sponsor note conversion(3)	107,500	0.5%	107,500	0.5%
Total shares outstanding	23,745,082	100%	22,899,857	100%

____________

(1)      The shares presented reflect the redemption of 646,617 EDOC Class A ordinary shares on August 10, 2022, the redemption of 1,172,247 EDOC Class A ordinary shares on February 9, 2023, the redemption of 21,501 EDOC Class A ordinary shares on August 15, 2023, and the redemption of 16,670 EDOC Class A ordinary shares on November 6, 2023, as well as the conversion of 9,000,000 Public Rights into 900,000 Pubco Ordinary Shares at the consummation of the Business Combination.

(2)      Reflects conversion of 479,000 EDOC Private Rights into 47,900 Pubco Ordinary Shares at the consummation of the Business Combination.

(3)      Includes Class A ordinary shares issued with the conversion of USD$450,000 of the EDOC November 2021 convertible promissory note at $10.00 per share and Class A ordinary shares issued with the conversion of USD$625,000 of the EDOC January 2023, April 2023, June 2023, and November 2023 promissory notes at $10.00 per share.

The pro forma adjustments do not have an income tax effect as they are either (i) incurred by legal entities that are not subject to a corporate income tax, or (ii) permanently non-deductible or non-taxable based on the laws of the relevant jurisdiction.

The share amounts and ownership percentages set forth above are not indicative of voting percentages and do not take into account EDOC Warrants that will be exchanged for Pubco Warrants, which will be outstanding immediately following the Business Combination and may be exercised thereafter.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Management did not identify any differences that would have a material impact on the unaudited pro forma condensed combined financial information. As a result, the unaudited pro forma condensed combined financial information does not assume any differences in accounting policies.

Note 2a — Reconciliation of EDOC Statement of Operations

The following table presents the calculation of the EDOC financial results for the twelve months ended June 30, 2022:

	USD	Less: USD	Plus: USD	USD	USD to AUD Average Exchange Rate for July 1, 2022 through June 30, 2023	AUD
	For the Year Ended December 31, 2022	For the Period ended June 30, 2022	For the Period Ended June 30, 2023	July 1, 2022 through June 30, 2023		For the Year July 1, 2022 through June 30, 2023
Formation and operating costs	$2,544,984	$1,661,046	$808,458	$1,692,396	1.4856633	$2,514,331
Loss from operations	(2,544,984)	(1,661,046)	(808,458)	(1,692,396)	1.4856633	(2,514,331)
Other income (expense):
Interest earned on marketable securities held in Trust Account	314,155	35,188	234,155	513,122	1.4856633	762,327
Interest expense	(36,102)	(17,954)	(17,852)	(36,000)	1.4856633	(53,484)
Fair value of shares transferred to backstop investors	(5,739,976)	(4,956,010)	—	(783,966)	1.4856633	(1,164,710)
Change in fair value of convertible promissory note	139,936	892	(130,679)	8,365	1.4856633	12,428
Change in fair value of warrants	180,581	184,033	16,551	13,099	1.4856633	19,461
Total other income (expense), net	(5,141,406)	(4,753,851)	102,175	(285,380)	1.4856633	(423,979)
Net Loss	$(7,686,390)	$(6,414,897)	$(706,283)	$(1,977,776)	1.4856633	$(2,938,309)

Note 3 — Accounting for the Business Combination

The Business Combination will be accounted for as a capital reorganization, in accordance with IFRS. Under this method of accounting, EDOC would be expected to be treated as the “acquired” company for financial reporting purposes, and AOI will be the accounting “acquirer”. This determination was primarily based on the assumption that:

•        AOI’s current shareholders will hold a majority of the voting power of Pubco post Business Combination;

•        Effective upon the Business Combination, the Pubco Board will consist of five (5) directors, a majority of which will be independent under Nasdaq requirements, including three (3) directors designated by AOI, one (1) director designated by EDOC and one (1) independent director who will be mutually agreed upon by AOI and EDOC;

•        AOI’s operations will substantially comprise the ongoing operations of Pubco;

•        AOI is the larger entity in terms of substantive operations and employee base; and

•        AOI’s senior management will comprise the senior management of Pubco.

Another determining factor was that EDOC does not meet the definition of a “business” pursuant to IFRS 3, and thus, for accounting purposes, the Business Combination will be accounted for as a capital reorganization, within the scope of IFRS 2. The net assets of EDOC will be stated at historical cost, with no goodwill or other intangible assets recorded. Any excess of fair value of shares issued to EDOC over the fair value of EDOC’s identifiable net assets acquired represents compensation for the service of a stock exchange listing for its shares and is expensed as incurred.

Note 4 — IFRS Conversion and Presentation Alignment

The historical financial information of EDOC has been adjusted to give effect to the differences between U.S. GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. Two adjustments required to convert EDOC’s financial statements from U.S. GAAP to IFRS for purposes of the unaudited pro forma condensed combined financial information were to (i) reclassify EDOC Class A ordinary shares subject to redemption to non-current financial liabilities under IFRS 2, as shareholders have the right to require EDOC to redeem the ordinary shares and EDOC has an irrevocable obligation to deliver cash or another financial instrument for such redemption, and (ii) reclassify EDOC Warrants from equity (under U.S. GAAP) to non-current financial liabilities under IAS 32 measured at fair value through profit or loss, due to the “cashless” settlement provisions in the warrant agreement.

Further, as part of the preparation of the unaudited pro forma condensed combined financial information, certain reclassifications were made to align EDOC’s historical financial information in accordance with the presentation of AOI’s historical financial information.

In addition, as part of the preparation of the unaudited pro forma condensed combined financial information, EDOC’s historical financial information was converted from United States dollars to Australian dollars in accordance with the presentation of AOI’s historical financial information, as discussed in Note 2 — “Basis of Presentation.”

Note 5 — Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2023

The pro forma adjustments to the unaudited pro forma condensed combined balance sheet as of June 30, 2023 are as follows:

A.     Reflects the redemption of 21,501 EDOC Class A Ordinary Shares for a cash payment of AUD$0.4 million (or USD $0.2 million, which is approximately USD$11.23 per share) and the redemption of 16,670 EDOC Class A ordinary shares for a cash payment of AUD$0.3 million (or USD$0.2 million, which is approximately USD$11.49 per share).

B.      Reflects the liquidation and reclassification of AUD$14.4 million of funds held in the Trust Account to cash that becomes available following the Business Combination.

C.     Represents preliminary estimated transaction costs expected to be incurred by EDOC and AOI of approximately AUD$14.7 million and AUD$2.7 million, respectively, for legal, accounting, underwriting, due diligence, printing and other fees incurred as part of the Business Combination.

EDOC Transaction Costs reflects the estimated payment of AUD $3.5 million and AUD$1.4 million of estimated transaction costs in the No Additional Redemption scenario and the Maximum Redemption scenario, respectively, to reflect the payment to the underwriter of AUD $2.1 million at closing if the remaining cash in the Trust account equals or exceeds AUD $2.1 million. An additional AUD$1.6 million is reflected as a conversion of related party loans and AUD$3.3 million is reflected as a forgiveness of related party loans, and in the No Additional Redemption Scenario, AUD $0.2 million is reflected as a payment on related party loans in entry (J) below and AUD$0.8 million has been paid as of the pro forma balance sheet date. The amount of AUD$4.4 million is reflected as an adjustment to accumulated losses and the amount of AUD $6.4 million and AUD$8.5 million will remain as deferred expenses in the No Additional Redemption scenario and the Maximum Redemption scenario, respectively to be paid subsequent to the closing of the Business Combination over 12 months upon Pubco raising additional equity financing. The impact of EDOC’s Transaction Costs to accumulated losses in the amount of AUD$4.4 million is also reflected as an adjustment to the listing fee expense under IFRS 2 in the pro forma statement of operations. See Note 5(G) and Note 6(BB) below.

AOI Transaction Costs reflects the payment of AUD $0.15 million, of which AUD$0.3 million of these fees have been accrued as of the pro forma balance sheet date. The remaining AUD$1.5 million is included as an adjustment to additional paid-in capital. AUD$0.9 million of transaction costs have been paid as of the pro forma balance sheet date. The amount of AUD $2.5 million will remain as deferred expenses to be paid subsequent to the closing of the Business Combination.

D.     Represents the exchange of outstanding AOI shares into 18,646,643 ordinary shares at par value of $0.0001 per share upon the Business Combination.

E.      Represents the elimination of EDOC’s historical accumulated losses after recording the transaction costs to be incurred by EDOC as described in (C) above, the recording of EDOC’s public warrants as liabilities in accordance with IFRS 32 and the recognition of share-based compensation by EDOC as described in (G) below.

F.      The No Additional Redemptions Scenario assumes no EDOC shareholders exercise their redemption rights for cash and the EDOC Class A Ordinary Shares subject to redemption amounting to AUD$13.7 million would be transferred to permanent equity. The Maximum Redemptions Scenario reflects the redemption of 816,207 EDOC Class A Ordinary Shares for aggregate redemption payments of AUD$14.4 million at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

G.     In the No Additional Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by AOI and the fair value of EDOC’s identifiable net assets at the date of the Business Combination, resulting in an AUD$71.7 million increase to accumulated loss. In the Maximum Redemptions Scenario, represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of the shares issued by AOI and the fair value of EDOC’s identifiable net assets at the date of the Business Combination, resulting in an AUD$72.0 million increase to accumulated loss. The fair value of shares issued was estimated based on a market price of AUD$17.27 per share (or USD$11.59 per share) (as of January 5, 2024). The value is preliminary and will change based on fluctuations in the share price of the EDOC ordinary shares through the Closing Date. In the No Additional Redemptions Scenario, a one percent change in the market price per share would result in a change of AUD$0.8 million in the estimated expense. In the Maximum Redemptions Scenario, a one percent change in the market price per share would result in a change of AUD$0.6 million in the estimated expense.

	No Additional Redemptions Scenario		Maximum Redemptions Scenario
	Shares	Dollars	Shares	Dollars
EDOC shareholders
Public shareholders(1)	2,281,054		1,464,847
Sponsor and other shareholders(2)	2,194,553		2,194,553
Fair value of shares to be issued to EDOC shareholders		$77,293,733		$63,197,838
Net assets of EDOC as of June 30, 2023		5,662,245		5,662,245
Less: EDOC Transaction Costs		(4,422,079)		(4,422,079)
Less: EDOC Warrant liabilities		(94,994)		(94,994)
Less: Effect of forgiveness and conversion of Sponsor loans		4,816,911		4,816,911
Less: Effect of interest earned in Trust Account		281,413		281,413
Less: Effect of redemption of EDOC shares subsequent to June 30, 2023		(653,084)		(653,084)
Less: Effect of redemption of EDOC Class A ordinary shares		—		(14,355,404)
Adjusted net assets of EDOC as of June 30, 2023		5,590,412		(8,764,992)
Difference – being IFRS 2 charge for listing services		$71,703,321		$71,962,830

____________

(1)      Includes 9,000,000 Public Rights automatically converted into 900,000 Pubco Ordinary Shares upon the closing of the Business Combination and the Class A ordinary shares that were redeemed subsequent to the balance sheet date in the aggregate amount of 1,818,864 shares.

(2)      Includes 479,000 Private Rights automatically converted into 47,900 Pubco Ordinary Shares upon the closing of the Business Combination and Class A ordinary shares issued with the conversion of USD$450,000 of the EDOC November 2021 convertible promissory note at $10.00 per share and Class A ordinary shares issued with the conversion of USD$625,000 of the EDOC January 2023, April 2023, June 2023, and November 2023 promissory notes at $10.00 per share.

H.     Reflects the borrowings by EDOC of AUD$0.4 million under the promissory note due to related party in order to extend the date by which EDOC has to consummate a Business Combination from February 12, 2023 to August 12, 2023 and to extend the date by which EDOC has to consummate a Business Combination from August 12, 2023 to November 12, 2023, and to extend the date by which EDOC has to consummate a Business Combination from November 12, 2023 to January 12, 2023. Such funds were deposited into the Trust Account.

I.       Reflects the additional borrowings by EDOC of AUD$0.6 million under the promissory notes due to related party for working capital purposes.

J.       Reflects the conversion of AUD $678,529 (or USD $450,000) the EDOC’s November 2021 promissory note due to related parties to ordinary shares at AUD $15.08 (or USD$10.00) per share, par value $0.0001. Reflects the conversion of the aggregate of AUD $942,400 (or USD $625,000) of EDOC’s January 2023 promissory note due to related parties, EDOC’s April 2023 promissory note due to related parties, EDOC’s June 2023 promissory note due to related parties, and EDOC’s August 2023 promissory note due to related parties to ordinary shares at AUD $15.08 (or USD $10.00) per share, par value $0.0001. The No Additional Redemption scenario reflects a payment of AUD $0.2 million on the November 2021 promissory note and payment of the remaining balances of these notes to be deferred to after the closing of the Business Combination. The Maximum Redemption scenario reflects payment of the remaining balances of these notes to be deferred to after the closing of the Business Combination. Reflects the forgiveness of EDOC’s February 2022, August 2022, November 2022, and February 2023, August 2023, and November 2023 promissory notes due to related party of AUD$3.3 million. An amount of AUD$0.08 million is reflected as an adjustment to accumulated deficit for change in the fair value of the convertible promissory note upon repayment of the convertible promissory note and the accrual in interest on the November 2021 subsequent to June 30, 2023.

K.     Reflects the conversion of 9,479,000 EDOC Rights into Pubco Ordinary Shares upon the closing of the Business Combination. Each holder of an EDOC Right will automatically receive one-tenth (1/10) of a Pubco Ordinary Share upon consummation of the Business Combination. No additional consideration is required to be paid by a holder of EDOC Rights in order to receive their Pubco Ordinary Shares upon consummation of the Business Combination. The issuance of the shares underlying the EDOC Rights are not impacted by the redemptions of public shares because the rights are considered to be separately traded instruments from the Public Shares. If EDOC is unable to consummate the business combination, the EDOC Rights will expire worthless.

Since the issuance of the EDOC Rights require no additional consideration, they will be accounted for within shareholders’ equity at par value. The 947,900 ordinary shares issuable upon conversion of the EDOC Rights are reflected within the weighted average shares outstanding in the proforma earnings per share and are reflected as a component of issued and outstanding shares.

L.      Reflects the interest earned in the Trust account of AUD $0.3 million after June 30, 2023.

M.     Reflects proceeds to be received under a convertible debt note of AUD$3.0 million (USD$2.0 million) which is expected to be funded at the closing of the Business Combination and the fair value of the derivative liability related to the convertible debt.

N.     Reflects the issuance of shares to Arc Group for advisory services, par value $0.0001.

O.     Reflects the fair value of the warrant liability at issuance related to the convertible debt note, valued at AUD $1.30 per warrant (or USD$0.86 per warrant).

P.       Reflects the transfer of 200,000 shares of Sponsor Pubco shares to Pubco, pursuant to the Share Transfer Agreement, at the consummation of the business combination.

Note 6 — Adjustments and Reclassifications to Unaudited Pro Forma Condensed Combined Statement of Operations for the Year Ended June 30, 2023

The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended June 30, 2023 are as follows:

AA.  Reflects the elimination of interest income generated from the investments held in the Trust Account.

BB.   Represents the preliminary estimated expense recognized, in accordance with IFRS 2, for the excess of the fair value of shares issued by AOI over the fair value of EDOC’s identifiable net assets at the date of the Business Combination. This cost is a non-recurring item.

CC.   Reflects the amortization of the debt discount on the convertible debt note.

DD.   Reflects the change in fair value of the warrants related to the convertible debt.

EE.   Reflects the change in fair value of the derivative liability related to the convertible debt.

Note 7 — Net Loss per Share

Represents the loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Business Combination, assuming the shares were outstanding since July 1, 2022. As the Business Combination is being reflected as if it had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted loss per share assumes that the shares issued in connection with the Business Combination have been outstanding for the entire period presented. If the number of public shares described under the “Maximum Redemptions Scenario” described above are redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.

The unaudited pro forma condensed combined financial information has been prepared assuming two alternative levels of redemption of EDOC’s public shares:

	For the Year Ended June 30, 2023
	No Additional Redemptions Scenario	Maximum Redemptions Scenario
Weighted average shares outstanding – basic and diluted
Rollover equity shares of AOI shareholders	18,646,643	18,646,643
EDOC public shareholders	1,716,207	900,000
EDOC Sponsor’s Founder Shares	1,485,153	1,485,153
Backstop Founder Shares	564,847	564,847
Sponsor and I-Banker Private Units	526,900	526,900
Representative Shares	75,000	75,000
Advisory Shares	622,832	593,814
Shares underlying Sponsor note conversion	107,500	107,500
Total	23,745,082	22,899,857
	Year Ended June 30, 2023
	Assuming No Additional Redemptions	Assuming Maximum Redemptions
Pro forma net loss	$(74,078,883)	$(74,338,392)
Weighted average shares outstanding of ordinary shares – basic and diluted	23,745,082	22,899,857
Net loss per share – basic and diluted	$(3.12)	$(3.25)
Excluded securities:(1)
Public Warrants	4,500,000	4,500,000
Private Placement Warrants	239,500	239,500
Representative Warrants	450,000	450,000
Convertible Note Warrants	54,600	54,600
Convertible Note Shares	217,019	217,019

____________

(1)      The potentially dilutive outstanding securities were excluded from the computation of pro forma net loss per share, basic and diluted, because their effect would have been anti-dilutive.

INFORMATION RELATED TO PUBCO

Pubco was incorporated under the laws of the Cayman Islands on December 29, 2022, solely for the purpose of effectuating the Business Combination described herein. Pubco owns no material assets other than 100% of the shares in Merger Sub and does not operate any business.

On December 29, 2022, Pubco issued one Pubco Ordinary Share to one shareholder for a total consideration of $0.0001. This share represents all shares in the capital of Pubco that are currently issued and outstanding and will be surrendered for nil consideration immediately following adoption of the Proposed Memorandum and Articles and the issuance of new securities as contemplated hereby. For descriptions of Pubco securities, please see the section of this proxy statement/prospectus entitled “Description of Pubco Securities.”

Prior to the consummation of the Business Combination, the sole director of Pubco is Gary Seaton, and the sole shareholder of Pubco is Gary Seaton. After the consummation of the Business Combination, its registered office and principal executive office will be that of AOI, located at 126 — 142 Cowcumbla Street, Cootamundra, Australia.

Legal Proceedings

To the knowledge of Pubco’s management as of the date of this proxy statement/prospectus, there is no litigation currently pending or contemplated against Pubco, AOI, or any of their respective subsidiaries or their respective officers or directors in their capacity as such or against any of Pubco’s, AOI’s or any of their respective subsidiaries’ property. Recently, two cases involving AOI subsidiaries, Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd., filed in the Supreme Court of New South Wales in connection with a related party loan with a former director totaling AUD$1.2 million, were settled and closed. Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. recently settled these claims following their repayment of the amount due under this related party loan in monthly instalments from January 2023 to April 2023. The cases pending against Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. have concluded following the local mediation process held on 30 May 2023 and the payment of an additional sum under this loan in the amount of AUD95,000 as final settlement on 1 June 2023. AOI does not expect to incur any further costs in relation to the matter, however, the inherent uncertainties of any future litigation, and the ultimate cost and outcome of future litigation cannot be established definitively.

OTHER INFORMATION RELATED TO EDOC

References in this section to “EDOC”, “Company”, “we”, “our” or “us” refer to EDOC Acquisition Corp., a Cayman Islands exempted company.

Introduction

EDOC is a blank check company incorporated on August 20, 2020 as a Cayman Islands exempted company for the purpose of effecting an initial business combination.

Significant Activities Since Inception

On November 12, 2020, EDOC consummated the IPO of 9,000,000 units at $10.00 per Unit, generating gross proceeds of $90,000,000.

Simultaneously with the closing of the initial public offering, EDOC consummated the sale of 479,000 private units, 414,000 of which were sold to our sponsor and 65,000 of which were sold to I-Bankers, at a purchase price of $10.00 per private placement unit, generating gross proceeds of $4,790,000. Additionally, upon the closing of the IPO, EDOC issued 75,000 Representative Shares to I-Bankers as part of compensation for services in connection with the IPO.

Following the closing of the IPO on November 12, 2020, an amount of $91,530,000 ($10.00 per unit) from the net proceeds of the sale of the units in the IPO and the sale of the private placement units was placed in the Trust Account, until the earlier of: (i) the consummation of an initial business combination or (ii) the distribution of the Trust Account, as described below.

Extensions of Time to Complete a Business Combination

On November 12, 2020, EDOC consummated the IPO of 9,000,000 units at $10.00 per Unit, generating gross proceeds of $90,000,000.

The amended and restated memorandum and articles of association which were adopted on November 9, 2020 previously provided that EDOC had until November 12, 2021 to complete its initial business combination, subject to up to two three-month extensions at the request of the Sponsor (for a total of up to 18 months to complete a Business Combination), subject to the Sponsor depositing additional funds into EDOC’s Trust Account.

November 2021 Extension

On November 9, 2021, the Sponsor requested that EDOC extend the date by which EDOC has to consummate a business combination from November 12, 2021, to February 12, 2022 (the “November 2021 Extension”). The November 2021 Extension was the first of up to two three-month extensions permitted under EDOC’s governing documents. In connection with the First Extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Initial Public Offering, for a total of $900,000. In connection therewith, EDOC issued the Sponsor an interest bearing unsecured promissory note (the “November 2021 Note”) in the principal amount of $900,000 which is payable by EDOC upon the earlier of (i) the date on which EDOC consummates its initial business combination or (ii) the liquidation of EDOC on or before February 12, 2023 (unless such date is extended). Simple interest will accrue on the unpaid principal balance of the November 2021 Note at the rate of 4% per annum based on 365 days a year. The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share (the “Conversion Units”) equal to (x) the portion of the principal amount of and accrued interest under the November 2021 Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Units issued by EDOC to the Sponsor in connection with EDOC’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the November 2021 Note. As of December 22, 2023, approximately $900,000 was outstanding under the November 2021 Note.

February 2022 Extension

In lieu of utilizing the second of the two three-month extensions permitted under EDOC’s governing documents, on February 9, 2022, EDOC held an extraordinary general meeting of shareholders to approve an extension of the date by which EDOC had to complete a business combination from February 12, 2022 to August 12, 2022 (the “February 2022

Extension”), which extension was incorporated into the Second Amended and Restated Memorandum and Articles of Association, which were adopted at such meeting on February 9, 2022. In connection with shareholder approval of the extension, EDOC’s shareholders elected to redeem an aggregate of 6,326,758 EDOC Class A Ordinary Shares. As a result, an aggregate of $64,996,857.71 (or approximately $10.27 per share) was released from the Trust Account to pay such shareholders and 5,477,242 Ordinary Shares were issued and outstanding on February 11, 2022.

August 2022 Extension

On August 12, 2022, EDOC held an extraordinary general meeting of shareholders to approve a further extension of the date by which EDOC had to complete a business combination from August 12, 2022 to February 12, 2023 (the “August 2022 Extension”), which extension was incorporated into the Third Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 EDOC Class A Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately ($10.30 per share) was released from the Trust Account to pay such shareholders and 4,830,625 Ordinary Shares were issued and outstanding on August 11, 2022. On August 25, 2022, EDOC issued a promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor (the “August Extension Funds”). The August Extension Funds, which (ii) equated to $0.033 per remaining Public Share, for each calendar month (commencing on August 12, 2022 and on the 12th day of each subsequent month) until November 12, 2022; and (ii) thereafter was increased to $0.05 for each Public Share that is not redeemed, for each calendar month (commencing on November 12, 2022 and on the 12th day of each subsequent month) until February 12, 2023, that is needed to complete an initial business combination. The principal amount of the August 2022 Note was permitted to be drawn down in three equal amounts and the balance of the August 2022 Note is payable by EDOC on the earlier of the consummation of EDOC’s initial business combination or the date of the liquidation of EDOC. As of December 22, 2023, approximately $202,500 was outstanding under the August 2022 Note.

On November 16, 2022, the Company issued a non-interest-bearing promissory note (the “November 2022 Note”) in the principal amount of up to $303,994 (the “November Extension Funds”) to the Sponsor, pursuant to which the Extension Funds will be deposited into the trust account for each Public Share that was not redeemed in connection with the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note was permitted to be drawn down in three equal amounts and the balance of the November 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 22, 2023, there was $303,994 outstanding under the November 2022 Note.

On January 10, 2023, EDOC issued a promissory note (the “January 2023 Note”) in the principal amount of up to $450,000 to the Sponsor. The January 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. A portion of the funds borrowed from the January 2023 Note were utilized to pay the November Extension Funds into the Trust Account. As of December 22, 2023, approximately $276,006 was outstanding under the January 2023 Note.

February 2023 Extension

On February 9, 2023, EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from February 12, 2023 to August 12, 2023 (or such earlier date following as determined by the EDOC Board). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 EDOC Class A Ordinary Shares. As a result, an aggregate of $12.6 million (or approximately $10.71 per share) was released from the Trust Account to pay such shareholders and 854,378 Public Shares were issued and outstanding on February 14, 2023. In connection with the Extension Amendment, on February 14, 2023, EDOC issued a promissory note (the “February 2023 Note”) in the aggregate principal amount of up to $256,313.40 (the “February 2023 Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide EDOC with equal installments of the February 2023 Extension Funds, or $42,718.90 ($0.05 per remaining Public Share) to be deposited into the Trust Account for each month in which the date by which EDOC must consummate its initial business combination is extended, from February 12, 2023 until August 12, 2023 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $213,595 has been drawn down on the February 2023 Note and deposited into the Trust Account.

August 2023 Extension

On August 15, 2023, EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from August 12, 2023 to November 12, 2023 by depositing $0.05 per month into the Trust Account for each outstanding Public Share (or such earlier date following as determined by the EDOC Board). In connection with the approval of the extension, which extension was incorporated into the Fifth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on August 15, 2023, shareholders elected to redeem an aggregate of 21,501 EDOC Class A Ordinary Shares. As a result, an aggregate of $241,574.33 (or approximately $11.23 per share) was released from the Trust Account to pay such shareholders and 832,877 Public Shares were issued and outstanding on August 15, 2023.

In connection with the Extension Amendment, on August 15, 2023, EDOC issued a promissory note (the “August 2023 Note”) in the aggregate principal amount of up to $124,931.55 to the Sponsor. The proceeds of the August 2023 Note was in the amount to fund three months of extension payments for 832,877 Public Shares at the price of $0.05 per Public Share to be deposited into the Trust Account for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from August 12, 2023 until November 12, 2023 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $124,932 has been drawn down on the August 2023 Note and deposited into the Trust Account.

November 2023 Extension

On November 6, 2023, at an extraordinary general meeting in lieu of an annual general meeting (the “November 2023 Extension Meeting”) EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from November 12, 2023 to May 12, 2024 by depositing $0.05 per month (commencing on November 12, 2023 and on the 12th day of each subsequent month) until February 12, 2024, or portion thereof, and (b) $0.07 per public share that is not redeemed, for each calendar month (commencing on February 12, 2024 and on the 12th day of each subsequent month) until May 12, 2024. In connection with the approval of the extension, which extension was incorporated into the Sixth Amended and Restated Memorandum and Articles of Association which were adopted at such meeting on November 6, 2023, shareholders elected to redeem an aggregate of 16,670 EDOC Class A Ordinary Shares (the “November 2023 Redemption”). As a result, an aggregate of $191,551.17 (or approximately $11.49 per share) was released from the Trust Account to pay such shareholders and 816,207 Public Shares were issued and outstanding on November 8, 2023.

In connection with the Extension Amendment, on November 8, 2023, EDOC issued a promissory note (the “November 2023 Extension Note”) in the aggregate principal amount of up to $122,431.05 to the Sponsor. The proceeds of the November 2023 Extension Note was in the amount to fund six months of extension payments for Public Shares for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from November 12, 2023 until May 12, 2024 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $81,620.70 has been drawn down on the November 2023 Extension Note and deposited into the Trust Account.

Fair Market Value of Target Business

Pursuant to Nasdaq listing rules, the target business or businesses that EDOC acquires must collectively have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for EDOC’s initial business combination, although EDOC may acquire a target business whose fair market value significantly exceeds 80% of the Trust Account balance. The fair market value of the target is to be determined by the EDOC Board based upon one or more standards generally accepted by the financial community (such as actual and potential sales, earnings, cash flow and/or book value). EDOC is not required to obtain an opinion from an independent investment banking firm, or another independent entity that commonly renders valuation opinions, as to the fair market value if the EDOC Board independently determines that the target business complies with the 80% threshold. The Public Shareholders will be relying on the business judgment of the EDOC Board, which will have significant discretion in choosing the standard used to establish the fair market value of the target or targets, and different methods of valuation may vary greatly in outcome from one another. As discussed in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” the EDOC Board determined that the 80% asset test was met in connection with the Business Combination. The EDOC Board used as a fair market value of AOI, the enterprise value of approximately $190 million, which was implied based on the terms of the transactions agreed to by the parties in negotiating the Business Combination Agreement. In determining whether the enterprise value represents the fair market value of AOI, the joint EDOC Board considered all of the factors described in the Section titled “The Business Combination Proposal — Satisfaction of 80% Test,” and the Business Combination Agreement appended to this proxy statement/prospectus as Annex A, and the fact that the purchase price for AOI was the result of an arm’s length negotiation.

If Nasdaq delists EDOC’s securities from trading on its exchange, EDOC would not be required to satisfy the fair market value requirement described above and could complete a business combination with a target business having a fair market value substantially below 80% of the balance in the Trust Account.

Shareholder Approval of the Business Combination

EDOC is seeking shareholder approval of the Business Combination at the Meeting and, in connection with such meeting, Public Shareholders may redeem their Public Shares for cash in accordance with the procedures described in this proxy statement/prospectus. Such redemption rights will be effected under the Existing Organizational Documents and the laws of the Cayman Islands. EDOC’s initial shareholders and its directors and officers have agreed in the Insider Letter Agreement (i) to vote the Founder Shares and any other Ordinary Shares owned by the initial shareholders, and any of EDOC’s directors and officers, in favor of the Business Combination; and (ii) to not redeem any EDOC Ordinary Shares in connection with a shareholder vote to approve a proposed initial business combination, including the Business Combination.

Unless the NTA Proposal is approved, EDOC will complete the Business Combination (or any other proposed initial business combination, if the Business Combination is not completed) only if EDOC has net tangible assets of at least $5,000,001 prior to or upon such consummation.

Redemption Rights

In connection with the Meeting, Public Shareholders (but not EDOC’s Initial shareholders) may seek to exercise redemption rights with respect to their Public Shares, regardless of whether they affirmatively vote for or against the Business Combination, or do not vote at all, for a pro rata share of the funds in the Trust Account. Notwithstanding the foregoing, EDOC’s Initial Shareholders have agreed, pursuant to the Insider Letter Agreement with EDOC, not to exercise their redemption rights with respect to the Founder Shares and shares included in Private Units held by them held by them. Redemption rights of Public Shareholders, if properly exercised in the manner described in this proxy statement/prospectus will be effected under the Existing Organizational Documents and Cayman Islands law. At the Meeting, Public Shareholders have the ability to vote against the Business Combination and not seek redemption of their Public Shares.

Pursuant to the Existing Organizational Documents, a Public Shareholder may request that EDOC redeem all or a portion of its Public Shares for cash if the Business Combination is consummated, subject to certain limitations, for cash equal to the applicable Redemption Price; provided, however, that unless the NTA Proposal is approved, EDOC may not redeem such shares to the extent that such redemption would result in EDOC having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 either prior to or upon the completion of the Business Combination.

A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder:

•        holds Public Shares; and

•        prior to            , Eastern Time on            , 2024 (two business days prior to the vote at the Meeting), (i) submit a written request to Continental Stock Transfer & Trust Company, EDOC’s Transfer Agent, that EDOC redeem your Public Shares for cash and (ii) deliver your share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through The Depository Trust Company.

Public shareholders may elect to redeem all or a portion of their Public Shares regardless of whether they affirmatively vote for or against the Business Combination Proposal, or do not vote at all, provided that any beneficial holder of Public Shares on whose behalf a redemption right is being exercised must identify itself to EDOC in connection with any redemption election in order to validly redeem such Public Shares.

Any demand for Redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with EDOC’s consent, until the consummation of the Business Combination, or such other date as determined by the EDOC Board. If you delivered your shares for redemption to EDOC’s transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that EDOC’s transfer agent return the shares (physically or electronically). Any corrected or changed written demand of redemption rights must be received by EDOC’s Chief Executive Officer two business days prior to the vote taken on the Business Combination at the Meeting. No demand for Redemption will be honored unless the holder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two business days prior to the vote at the Meeting.

Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is EDOC’s understanding that Public Shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, EDOC does not have any control over this process and it may take longer than two weeks. Public Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.

If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, EDOC will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption rights, then you will be exchanging your Public Shares for cash and will no longer own these shares following the Business Combination.

If you are a Public Shareholder and you exercise your redemption rights, it will not result in either the exercise or loss of any EDOC Warrants. Your EDOC Warrants will continue to be outstanding following a Redemption of your Public Shares and will be exchanged for Pubco Warrants and become exercisable in connection with the completion of the Business Combination.

If the Business Combination is not approved or completed for any reason, then Public Shareholders who elected to exercise their redemption rights would not be entitled to exercise their rights to redeem their Public Shares for the applicable pro rata share of the Trust Account. In such case, EDOC will promptly return any share certificates (if any) and other redemption forms delivered by Public Shareholders.

Limitation on Redemption Rights

In connection with the Business Combination, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking conversion of its shares with respect to more than an aggregate of 15% of the shares sold in the IPO. EDOC believes the restriction described above will discourage shareholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to convert their shares as a means to force us or EDOC’s management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a Public Shareholder holding more than an aggregate of 15% of the shares sold in the IPO could threaten to exercise its conversion rights against an initial business combination if such holder’s shares are not purchased by us or EDOC’s management at a premium to the then-current market price or on other undesirable terms. By limiting EDOC’s shareholders’ ability to convert no more than 15% of the shares sold in the IPO, EDOC believes that it will limit the ability of a small group of shareholders to unreasonably attempt to block EDOC’s ability to complete EDOC’s initial business combination, particularly in connection with an initial business combination with a target that requires as a closing condition that EDOC has a minimum net worth or a certain amount of cash. However, we would not be restricting EDOC’s shareholders’ ability to vote all of their shares (including all shares held by those shareholders that hold more than 15% of the shares sold in the IPO) for or against EDOC’s initial business combination.

Redemption of Public Shares if No Business Combination

If EDOC does not complete a business combination by May 12, 2024 (or such earlier date as determined by the EDOC Board) (unless extended by EDOC shareholders), EDOC will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the outstanding Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including any interest earned on the funds held in the Trust Account not previously released to us to pay EDOC’s tax obligations and less up to $100,000 to pay any necessary liquidation or dissolution expenses, divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of EDOC’s remaining shareholders and EDOC’s board of directors, liquidate and dissolve, subject (in the case of (ii) and (iii) above) to EDOC’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.

Prior to such redemption of Public Shares, EDOC would be required to assess all claims that may be potentially brought against us by EDOC’s creditors for amounts they are actually owed and make provision for such amounts, as creditors take priority over the Public Shareholders with respect to amounts that are owed to them. There can be no assurances that EDOC will properly assess all claims that may be potentially brought against us. As such, EDOC’s shareholders could potentially be liable for any claims of creditors to the extent of distributions received by them as an unlawful payment in the event we enter an insolvent liquidation. Furthermore, while we will seek to have all vendors and service providers (which would include any third parties we engaged to assist us in any way in connection with EDOC’s search for a target business) and prospective target businesses execute agreements with us waiving any right, title, interest or claim of any kind they may have in or to any monies held in the Trust Account, there is no guarantee that they will execute such agreements. Nor is there any guarantee that, even if such entities execute such agreements with us, they will not seek recourse against the Trust Account or that a court would conclude that such agreements are legally enforceable.

Each of EDOC’s initial shareholders have agreed, for no consideration, to waive its rights to participate in any liquidation of EDOC’s Trust Account with respect to the Founder Shares or Private Shares. There will be no distribution from the Trust Account with respect to EDOC’s Warrants which will expire worthless.

If we are unable to complete an initial business combination and expend all of the net proceeds of EDOC’s IPO, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share distribution from the Trust Account would be approximately $11.65 (based on the Trust Account balance as of December 22, 2023 and net of taxes payable).

The proceeds deposited in the Trust Account could, however, become subject to the claims of EDOC’s creditors which would be prior to the claims of the Public Shareholders. Although EDOC will seek to have all vendors, including lenders for money borrowed, prospective target businesses or other entities we engage execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account, including but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with a claim against EDOC’s assets, including the funds held in the Trust Account. If any third party refused to execute an agreement waiving such claims to the monies held in the Trust Account, we would perform an analysis of the alternatives available to us if we chose not to engage such third party and evaluate if such engagement would be in the best interest of the Public Shareholders if such third party refused to waive such claims. Examples of possible instances where we may engage a third party that refused to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a provider of required services willing to provide the waiver. In any event, EDOC’s management would perform an analysis of the alternatives available to it and would only enter into an agreement with a third party that did not execute a waiver if management believed that such third party’s engagement would be significantly more beneficial to us than any alternative. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.

Employees

EDOC has two executive officers. These individuals are not obligated to devote any specific number of hours to EDOC matters and devote only as much time as they deem necessary to EDOC’s affairs. EDOC does not intend to have any full-time employees prior to the completion of a business combination.

Legal Proceedings

To the knowledge of EDOC’s management, there is no litigation currently pending or contemplated against EDOC, any of EDOC’s officers or directors in their capacity as such or against any of EDOC’s property.

Directors and Executive Officers

EDOC’s directors and officers are as follows as of the date of this proxy statement/prospectus:

Name	Age	Position
Kevin Chen	47	Chairman of the Board of Directors and Chief Executive Officer
Bob Ai	59	Chief Financial Officer and Director
Gang Li	52	Director
Yan Michael Li	51	Director
Jintao Zheng	47	Director

The experience of EDOC’s directors and executive officers is as follows:

Kevin Chen has been EDOC’s Chairman of the board of directors and Chief Executive Officer since September 2020. Mr. Chen has been serving as Chief Investment Officer and Chief Economist of Horizon Financial, a New York based investment management company that offers cross-border investment solutions to global financial institutions and individuals, since May 2018, where he is responsible for advising clients in investing healthcare facilities in the United States. Since November 2021, Mr. Chen has been a board member of InFinT Acquisition Corporation (NYSE: IFIN.U), a special purpose acquisition company that completed its initial public offering in November 23, 2021. Mr. Chen has also been serving as a board member of Horizon Global Access Fund (Cayman), a segregate portfolio of Flagship Healthcare Properties Fund, a leading U.S. Healthcare REIT, since February 2019. Previously Kevin served as a senior portfolio manager of Credit Agricole/Amundi Asset Management until October 2015, a director of Asset Allocation of Morgan Stanley from August 2004 to August 2008, and a manager of China Development Bank from September 1998 to August 2000. Kevin is Co-Founder and Vice-Chairman of the Absolute Return Investment Management Association of China. Kevin has also been a guest speaker at Harvard University, Fordham University, Pace University, and IESE Business School. He is a former member of the Adjunct Advisory Committee and former Interim Head of the Private Sector Concentration program of Master of Science in Global Affairs, New York University, and has been an adjunct professor there since 2012. He is a Member of the Economic Club of New York, Co-Chair of the New York Finance Forum, Fellow of the Foreign Policy Association, Member of the Bretton Woods Committee, Editorial Advisory Board Member of the Global Commodity Applied Research Digest (GCARD) at JP Morgan Center for Commodities (JPMCC) at the University of Colorado Denver Business School. Kevin obtained his PhD in Finance from the Financial Asset Management Engineering Center at University of Lausanne, Switzerland in 2005, Master’s degree in Finance, Center for Economic Research, Tilburg University in the Netherland in 2001, and B.A. degree in Economics from the Renmin University of China in China in 1998. We believe Mr. Chen is well qualified to serve as a director due to his experience in financing and investing acquired over the course of his career spent working in financial institutions.

Bob Ai has served as a director of EDOC since November 2020 and as EDOC’s Chief Financial Officer since October 2022. Mr. Ai has served as a managing director of Solebury Trout, which provides investor relations, corporate communications and market access to private and public companies across industry sectors since September 2016. He focuses on Sino-U.S. cross-border banking, strategic consulting services and investor relations. Prior to this, Mr. Ai served as a Managing Director and a Senior Biotech Analyst of WallachBeth Capital, a boutique broker-dealer. From February 2011 to June 2012, he served as Chief Financial Officer of Aoxing Pharmaceutical, an NYSE-listed Chinese specialty pharmaceutical company at the time. He also served as a Principal of Merlin Nexus, a crossover life science private equity firm, from March 2007 to January 2011, and served as a Senior Equity Analyst of Bennett Lawrence and Merlin Biomed Group, both asset management firms. Mr. Ai received his Ph.D. and MBA degrees from Penn State University in in 1992 and 2001, respectively, and did postdoctoral training at the University of Pennsylvania. He has published eight articles in peer-reviewed scientific journals and also won the prestigious Ray Wu scholarship for outstanding Chinese student to study abroad. Bob holds Series 7, 63, 79, 86, and 87 securities licenses and is affiliated with Solebury Capital, a registered broker-dealer. We believe Mr. Ai is well qualified to serve as a director due to his experience in management and investing acquired over the course of his career spent working in asset management firms.

Dr. Gang Li has served as a director of EDOC since November 2020. Dr. Li has been a physician partner and Education Director at the Comprehensive Spine and Sports Center since July 2012, one of the largest pain management and sports medicine center in Silicon Valley, which provides comprehensive and multidisciplinary pain management services. He has also been serving as an adjunct clinical faculty at Stanford University Pain Management Center since

July 2013, where he teaches Stanford residents and fellows on the cutting-edge pain management knowledge and techniques. He has published 15 papers in prestigious peer-reviewed international medical journals and 13 abstracts in national and international conferences on topics ranging from pain management, regenerate medicine, healthcare risk stratification to molecular mechanisms and pharmacological intervention for aging, obesity and diabetes. Dr. Li has also been serving as Chief Medical Officer of iHealth Frontier, an innovative start-up focusing on improving the healthcare outcome with healthcare analytics and infrastructure software for ACOs (Accountable Care Organizations) (Medicare and commercial), IPAs (Independent Physician Associations) and commercial payers, while reducing the overall costs. Dr. Li is a board certified, Harvard-trained anesthesiologist and a Stanford-trained interventional Pain Medicine specialist. He completed his anesthesiology residency from Massachusetts General Hospital/Harvard Medical School in 2010 and his fellowship in Multidisciplinary Pain Management at Stanford University School of Medicine in 2011. Prior to the specialty training, he graduated from Peking Union Medical College in China in 1997 with a medical degree. Dr. Li received his PhD degree in neuropharmacology of Aging and metabolic disorders from the University of Florida in 2003. We believe Mr. Li is well qualified to serve as a director due to his experience in management acquired over the course of his career spent working in start-up healthcare companies, and extensive network of entrepreneurial physicians.

Jiuji Yan has served as a director of EDOC since November 2020. Mr. Yan is a software architect and senior software engineer. He has more than 20 years experiences as a developer, architect and senior IT manager in healthcare, insurance and finance industries. Mr. Yan has served as senior software engineer of Smartlink Health Solution and Weill Cornell Medicine since June 2017, focusing on the integration of various IMR/EHR systems and the promotion of healthcare standards. Prior to that, from January 2013 to May 2017, Mr. Yan served as Chief Technology Officer of Wellong eTown International Logistics(hletong.com), an ecommerce platform company in China, where he led a large team of IT professionals to develop a leading logistic platform for financing, transaction and transportation of commodities, and launched over 25 patents to protect the business model, algorithms and new software patterns. Prior to this, Mr. Yan worked for Mount Sinai Medical Center as a senior software specialist from August 2010 to December 2012 where he led a team to design and develop portals for the institution. Earlier in his career, Mr. Yan also worked for Columbia University, Prudential Financial and Country-Wide Insurance Company as software engineer/architect from May 1999 to August 2010. Mr. Yan was a Ph.D. candidate in Chemical Engineering at Polytechnic University. Mr. Yan received his master’s degree in Systems Engineering from New York University in 2009 and a master’s degree in Process Engineering from Chinese Academy of Sciences in 1989. Mr. Yan obtained his bachelor’s degree in chemical engineering from Tsinghua University in 1986. We believe Mr. Yan is well qualified to serve as a director due to his experience in healthcare (particularly in hospital information management system architect), insurance and finance industries.

Yan Michael Li, MD, PhD has served as a director of EDOC since October 2022. Dr. Li is a neurosurgeon and director of Minimally Invasive Brain and Spine Institute (MIBSI), where he has been since July 2020. Since July 2014, Mr. Li has served as Clinical Assistant Professor at UT MD Anderson Cancer Center and has served as Clinical Assistant Professor at SUNY Upstate Medical University since March 2021. Dr. Li specializes in treating complex spine disorders and brain and spine tumors. Since August 2021, he has served as Chief Executive Officer and board director of ExoNanoRNA, LLC, a platform biotechnology company developing a new class of RNA nanotechnology-based therapeutics for cancer, and vaccine. Since December 2016, he has served as the Founder and President of AIH LLC, a smart wearable devices-based Spine and Neuro AI Healthcare and Management Company. Mr. Li received his medical degree from Peking Union Medical College and underwent resident and fellowship training at the State University of New York Upstate Medical University and the Dana-Farber Cancer Institute and Boston Children Hospital at Harvard Medical School. Dr. Li completed neurosurgical oncology fellowship training at The University of Texas MD Anderson Cancer Center in Houston focusing on complex spine tumor surgery. The Company believes that Mr. Li is well qualified to serve on the Board due to his extensive operating, investing and board experience in the health care and health care provider space.

Jintao Zheng has served as a director of EDOC since October 2022. Mr. Zheng is the Founder and President of Delta International Inc., where he has been since July 2002. Mr. Zheng serves as the President, where he is responsible for business development. Since 2016, Mr. Zheng has served as the Founder and President of Brilliant Investment LLC, an investment firm. Since 2004, he has served as the Founder and President of Trinity Distribution Inc., where he was responsible for overseeing budgets, staff, and executives and evaluating the success of the company. From January 2003 to January 2010, Mr. Zheng served as the Chief Executive Officer of Shandong Santao Foods Co., Ltd. Mr. Zheng has over 20 years of experience as a business executive in the International Business Logistic and Supply

Chain Management industry. Mr. Zheng graduated from University of Houston with a B.S. in Business Administration and a M.S. in Accountancy. The Company believes that Mr. Zheng is well qualified to serve on the Board due to his financial and accounting expertise as well as his experience in operating and investing in businesses.

No officers or directors have been involved in any legal proceedings that reportable pursuant to Item 401(f) of Regulation S-K.

Number and Terms of Office of Officers and Directors

We have five directors. Our board of directors is divided into three classes with only one class of directors being appointed in each year and each class serving a three-year term. In accordance with Nasdaq corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on Nasdaq. The term of office of the first class of directors, consisting of Yan Michael Li, will expire at the first annual general meeting. The term of office of the second class of directors, consisting of Jintao Zheng and Gang Li, will expire at the second annual general meeting. The term of office of the third class of directors, consisting of Kevin Chen and Bob Ai, will expire at the third annual general meeting.

Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our board of directors has determined that Dr. Michael Yan Li, Mr. Zheng and Dr. Gang Li are “independent directors” as defined in the Nasdaq listing standards and applicable SEC rules. Our independent directors will have regularly scheduled meetings at which only independent directors are present.

Committees of the Board of Directors

Our board of directors has two standing committees: an audit committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of Nasdaq and Rule 10A of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of Nasdaq require that the compensation committee of a listed company be comprised solely of independent directors. Each committee operates under a charter that complies with Nasdaq rules, has been approved by our board of directors and has the composition and responsibilities described below. The charter of each committee is available on our website at https://edocmed.net/governance.

Audit Committee

We have established an audit committee of the board of directors. Gang Li, Yan Michael Li and Jintao Zheng serve as members of our audit committee. Mr. Zheng serves as chairman of the audit committee. Under the Nasdaq listing standards and applicable SEC rules, we are required to have three members of the audit committee all of whom must be independent. Each of Gang Li, Yan Michael Li and Jintao Zheng are independent.

Each member of the audit committee is financially literate and our board of directors has determined that Mr. Zheng qualifies as an “audit committee financial expert” as defined in applicable SEC rules.

Responsibilities of the audit committee include:

•        the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•        pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•        reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•        setting clear hiring policies for employees or former employees of the independent auditors;

•        setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•        obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•        reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•        reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

We have established a compensation committee of the board of directors. The members of our compensation committee are Yan Michael Li and Gang Li. Gang Li serves as chairman of the compensation committee.

We have adopted a compensation committee charter, which details the principal functions of the compensation committee, including:

•        reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation in executive session at which the Chief Executive Officer is not present;

•        reviewing and approving the compensation of all of our other officers;

•        reviewing our executive compensation policies and plans;

•        implementing and administering our incentive compensation equity-based remuneration plans;

•        assisting management in complying with our proxy statement and annual report disclosure requirements;

•        approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our officers and employees;

•        producing a report on executive compensation to be included in our annual proxy statement; and

•        reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by Nasdaq and the SEC.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee as and when required to do so by law or Nasdaq rules. In accordance with Rule 5605€(2) of the Nasdaq rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. The board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Li, Zheng and Li. In accordance with Rule 5605(e)(1)(A) of the Nasdaq rules, all such directors are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

The board of directors also considers director candidates recommended for nomination by our shareholders during such times as they are seeking proposed nominees to stand for appointment at the next annual general meeting (or, if applicable, an extraordinary general meeting). Our shareholders that wish to nominate a director for election to the Board should follow the procedures set forth in our amended and restated memorandum and articles of association. We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our shareholders.

Code of Ethics

We have adopted a code of ethics applicable to our directors, officers and employees in accordance with applicable federal securities laws. We have filed our code of ethics and our audit committee and compensation committee charters with the SEC and copies are available on our website at www.edocmed.net. You are able to review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request from us. We intend to disclose any amendments to or waivers of certain provisions of our code of ethics in a Current Report on Form 8-K.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC reports of beneficial ownership and reports of changes in beneficial ownership in the Company’s securities. Based solely upon a review of Forms 3, 4 and 5, and amendments thereto, filed electronically with the SEC during the year ended December 31, 2022, the Company believes that all Section 16(a) filings applicable to its directors, officers, and 10% shareholders were filed on a timely basis during the year ended December 31, 2022, except that Jintao Zheng and Yan Michael Li each filed one late Form 3.

EDOC’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

In this section, references to “EDOC,” the “Company,” “our,” “us” or “we” refer to EDOC. References to EDOC’s “management” or EDOC’s “management team” refer to EDOC’s officers and directors. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the audited condensed financial statements and the notes thereto contained elsewhere in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Overview

We are a blank check company incorporated on August 20, 2020 as a Cayman Islands corporation and formed for the purpose of acquiring, engaging in a share exchange, share reconstruction and amalgamation with, purchasing all or substantially all of the assets of, entering into contractual arrangements with, or engaging in any other similar business combination with one or more businesses (an “initial business combination”). We intend to use the cash proceeds from our IPO and the concurrent private placement (the “Private Placement”) described below as well as additional issuances, if any, of our capital shares, debt or a combination of cash, shares and debt to complete our initial business combination.

We expect to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to raise capital or to complete our initial business combination will be successful.

We completed the sale of 9,000,000 Public Units at $10.00 per Unit on November 12, 2020. Simultaneous with the closing of the IPO, we completed the sale of 479,000 Private Units at a price of $10.00 per unit in the Private Placement. Of the 479,000 Units, 65,000 units, or the “representative units” were purchased by I-Bankers (and/or its designees).

In addition, our Sponsor agreed, pursuant to a letter agreement to purchase up to 3,750,000 of our rights in the open market at a market price not to exceed $0.20 per right. I-Bankers also agreed to purchase up to 1,250,000 of our rights in the open market at a market price not to exceed $0.20 per right.

On November 9, 2021, our board of directors approved the first extension of the date by which we have to consummate a Business Combination from November 12, 2021, to February 12, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Public Offering, for a total of $900,000. We issued the Sponsor an interest bearing unsecured promissory note in the principal amount of $900,000 which is payable by us upon the earlier of the consummation of the Business Combination or our liquidation on or before February 12, 2023 (unless such date is extended by our board of directors). Simple interest will accrue on the unpaid principal balance of the Note at the rate of 4% per annum based on 365 days a year. The Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share equal to (x) the portion of the principal amount of and accrued interest under the Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units.

On February 9, 2022, we held an extraordinary general meeting pursuant to which our shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately ($10.27 per share) was released from the Trust Account to pay such shareholders. On February 13, 2022, we issued a non-interest-bearing convertible promissory note (the “February 2022 Note”) in the principal amount of up to $750,000 to the Sponsor and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. Up to $600,000 of the unpaid principal amount of the February 2022 Note may be converted into units of the Company, each unit consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share. As of December 22, 2023, approximately $750,000 was outstanding under the February 2022 Note.

On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company has to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. On August 25, 2022, the Company issued a non-interest-bearing promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor. The principal amount of the August 2022 Note was permitted to be drawn down in three equal amounts and the balance of the August 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 22, 2023, approximately $202,500 was outstanding under the August 2022 Note.

On October 6, 2022, the Company issued a non-interest-bearing promissory note (the “October 2022 Note”) in the principal amount of up to $500,000 to the Sponsor. The principal balance of the October 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 22, 2023, $500,000 was outstanding under the October 2022 Note.

On November 16, 2022, the Company issued a non-interest-bearing promissory note (the “November 2022 Note”) in the principal amount of up to $303,994 (the “November Extension Funds”) to our Sponsor, pursuant to which the November Extension Funds will be deposited into the trust account for each Public Share that was not redeemed in connection with the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note was permitted to be drawn down in three equal amounts and the balance of the November 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 22, 2023, there was $303,994 outstanding under the November 2022 Note.

On January 10, 2023, EDOC issued a promissory note (the “January 2023 Note”) in the principal amount of up to $450,000 to the Sponsor. The January 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. A portion of the funds borrowed from the January 2023 Note were utilized to pay the November Extension Funds into the Trust Account. As of December 22, 2023, approximately $276,006 was outstanding under the January 2023 Note.

As of December 31, 2022, we had marketable securities held in the Trust account for the benefit of the Company’s public shareholders of $21,319,155 (including $303,257 of interest earned since the IPO, net of $46,066 of interest paid for share redemptions, and $1,102,460 from the Trust extension payments). The trust fund account is invested in interest-bearing U.S. government securities and the income earned on those investments is also for the benefit of our public shareholders.

On February 9, 2023, EDOC’s shareholders approved the extension of the date by which EDOC must consummate its initial business combination from February 12, 2023 to August 12, 2023 (or such earlier date following as determined by the EDOC Board). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 EDOC Class A Ordinary Shares. As a result, an aggregate of $12.5 million (or approximately $10.70 per share) was released from the Trust Account to pay such shareholders and 854,378 Public Shares were issued and outstanding on February 14, 2023. In connection with the Extension Amendment, on February 14, 2023, EDOC issued a promissory note (the “February 2023 Note”) in the aggregate principal amount of up to $256,313.40 (the “February 2023 Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide EDOC with equal installments of the February 2023 Extension Funds, or $42,718.90 ($0.05 per remaining Public Share) to be deposited into the Trust Account for each month in which the date by which EDOC must consummate its initial business combination is extended, from February 12, 2023 until August 12, 2023. As of December 22, 2023, a sum of $213,595 has been drawn down on the February 2023 Note and deposited into the Trust Account.

On April 25, 2023, EDOC issued a non-interest-bearing promissory note (the “April 2023 Note”) in the principal amount of up to $175,000 to the Sponsor. The April 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The April 2023 Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023, a sum of $175,000 has been drawn down on the April 2023 Note.

On June 26, 2023, EDOC issued a non-interest-bearing promissory note (the “June 2023 Note”) in the principal amount of up to $250,000 to the Sponsor. The June 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The June 2023 Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023, a sum of $145,000 has been drawn down on the June 2023 Note.

The June 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The June 2023 Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC.

On August 15, 2023, EDOC issued a promissory note (the “August 2023 Note”) in the principal amount of up to $124,931.55 to the Sponsor to fund three extension payments at EDOC’s option through November 12, 2023.

On November 8, 2023, EDOC issued a promissory note (the “November 2023 Extension Note”) in the aggregate principal amount of up to $122,431.06 to the Sponsor. The proceeds of the November 2023 Extension Note was in the amount to fund six months of extension payments for Public Shares for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from November 12, 2023 until May 12, 2024 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $81,620.70 has been drawn down on the November 2023 Extension Note and deposited into the Trust Account.

On November 28, 2023, EDOC issued a non-interest-bearing promissory note (the “November 2023 Working Capital Note”) in the principal amount of up to $250,000 to the Sponsor. The November 2023 Working Capital Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The November 2023 Working Capital Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023, a sum of $250,000 has been drawn down on the November 2023 Working Capital Note.

The November 2023 Working Capital Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The November 2023 Working Capital Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC.

As of September 30, 2023, we had cash held in the Trust account for the benefit of the Company’s public shareholders of $9,494,965 (including $400,033 of interest earned since the IPO, net of $271,468 of interest paid for share redemptions). The trust fund account is invested in interest-bearing demand deposit account and the income earned on in the account is also for the benefit of our public shareholders.

Our management has broad discretion with respect to the specific application of the net proceeds of IPO and the Private Placement, although substantially all of the net proceeds are intended to be applied generally towards consummating a Business Combination.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities, those necessary to prepare for our Initial Public Offering and identifying a target company for our initial Business Combination. We do not expect to generate any operating revenues until after completion of our initial Business Combination. We generate non-operating income in the form of interest income on cash and cash equivalents held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as expenses as we conduct due diligence on prospective Business Combination candidates.

For the three months ended September 30, 2023, we had a net loss of $252,471 consisting of formation and operating costs of $352,511, accrued interest on promissory note of $9,074 and change in fair value in warrant liabilities of $7,664 offset by a change in fair value in convertible promissory note of $23,969 and interest earned on marketable securities held in Trust Account of $92,809.

For the nine months ended September 30, 2023, we had a net loss of $958,754 consisting of formation and operating costs of $1,160,969, accrued interest on promissory note of $26,926, change in fair value of promissory note of $106,710, offset by change in the fair value of warrant liabilities of $8,887 and interest earned on marketable securities held in Trust Account of $326,964.

For the three months ended September 30, 2022, we had a net loss of $230,123 consisting of formation and operating costs of $334,462, accrued interest on promissory note of $9,074, transaction cost of shares to be transferred to backstop investors of $783,966, offset by change in fair value in warrant liabilities of $4,161, change in fair value in convertible promissory note of $791,881 and interest earned on marketable securities held in Trust Account of $101,337.

For the nine months ended September 30, 2022, we had a net loss of $6,645,020 consisting of formation and operating costs of $1,995,508, accrued interest on promissory note of $27,028, transaction cost of shares transferred to backstop investors of $5,739,976, offset by change in fair value in warrant liabilities of $188,194, change in fair value in convertible promissory note of $792,773 and interest earned on marketable securities held in Trust Account of $136,525.

Recent Developments

As previously reported by EDOC in its Quarterly Report on Form 10-Q for the quarter ended March 31, 2022, on February 2, 2022, EDOC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Edoc Merger Sub Inc, and Calidi Biotherapeutics, Inc. (“Calidi”). On August 11, 2022, EDOC received written notice from Calidi that it had terminated the Merger Agreement pursuant to the terms thereof and the parties have no further obligations thereunder. As a result of the termination of the Merger Agreement, the Merger Agreement is of no further force and effect, and certain agreements entered into in connection with the Merger Agreement, including but not limited to, the Voting Agreement and Lock-Up Agreement, are also no further force and effect.

For additional information, refer to EDOC’s Current Report on Form 8-K, filed with the SEC on August 12, 2022.

On February 2, 2022, EDOC entered into share purchase agreements (collectively, the “Forward Share Purchase Agreements”) with certain backstop arrangements with Sea Otter Securities, Stichting Juridisch Eigendom Mint Tower Arbitrage Fund, Feis Equities LLC, Yakira Capital Management, Inc., Yakira Enhanced Offshore Fund and Yakira Partners LP, MAP 136 Segregated Portfolio and Meteora Capital Partners, LP (collectively, the “Backstop Investors”), pursuant to which the Backstop Investors agreed not to redeem certain Edoc shares (the “Backstop Shares”) in connection with EDOC’s shareholder meeting to approve an extension of the date by which EDOC has to consummate an initial business combination from February 12, 2022 to August 12, 2022 (the “February 2022 Extension”) and EDOC’s initial business combination. Pursuant to the Forward Share Purchase Agreements, the Backstop Investors agreed to hold such shares until the three-month anniversary of the consummation of EDOC’s initial business combination, at which time they will each have the right to sell them to the combined entity, after giving effect to EDOC’s initial business combination (the “Combined Company”) for a price of $10.42 per share, or will sell them during such time period at a market price of at least $10.27 per share (with a premium of $0.05 per share to be paid by the Combined Company for each Backstop Share sold by a Backstop Investor during the one-month period following the closing of EDOC’s initial business combination). The Forward Share Purchase Agreements provide that, following the closing of EDOC’s initial business combination, EDOC will deposit into escrow accounts the aggregate cash amount necessary to purchase the shares held by the Backstop Investors, up to $22,924,000. As a result, these amounts deposited into the escrow accounts will not be available to the Combined Company unless and until any of the Backstop Investors sell such shares in the market. If the Backstop Investors sell such shares during the one-month period following the closing of EDOC’s initial business combination at a sales price that is greater than $10.27 per share, then Combined Company shall pay to each selling investor a premium of $0.05 per share sold. If the Backstop Investors sell shares to the Combined Company on the three-month anniversary of the closing of EDOC’s initial business combination, the repurchase price payable by the Combined Company for such shares from the escrow accounts established for this purpose shall be $10.42 per share.

In consideration of the Backstop Investors’ agreements with regard to Public Shares pursuant to the Forward Share Purchase Agreements, the Sponsor (or its designees) agreed to transfer an aggregate of 338,907 Founder Shares (the “Backstop Transferred Founder Shares”) to the Backstop Investors. Additionally, if EDOC’s initial business combination has not consummated by May 12, 2022, then for each monthly period from May 12, 2022 until August 12, 2022 that EDOC’s initial business combination has not closed, EDOC shall cause to be paid to the Backstop Investors, at EDOC’s discretion, either (i) a cash amount of $0.05 per share not redeemed by the Backstop Investors, for an aggregate of up to $0.15 per share, or (ii) or 0.034 Backstop Transferred Founder Shares per share not redeemed by the Backstop Investors in connection with the extraordinary general meeting of EDOC shareholders in connection with the February 2022 Extension, to be transferred by the Sponsor (or its designees), for an aggregate of up to 0.1027 Backstop Transferred Founder Shares per share. Such payment(s) will be made within five (5) business days following each of May 12, 2022, June 12, 2022, and July 12, 2022, to the extent that EDOC’s initial business combination has not closed by such dates. As of July 22, 2022, 225,940 additional Backstop Transferred Founder Shares were transferred by the Sponsor to the Backstop investors. EDOC recognized $783,966 and $5,739,976 of finance costs for the three and nine months ended September 30, 2022, for the transfer of shares associated with the agreement in the statements of operations of the condensed financial statements. The Backstop Agreements expired on August 12, 2022, in accordance with their terms.

On March 7, 2023, EDOC issued an aggregate of 1,685,152 EDOC Class A Ordinary Shares to the Sponsor, upon the conversion of an equal number of EDOC Class B Ordinary Shares, held by the Sponsor. Additionally, on March 7, 2023, EDOC issued an aggregate of 564,847 Class A Ordinary Shares to the Backstop Investors upon the conversion of an equal number of the EDOC Class B Ordinary Shares held by the Backstop Investors (collectively, the “Conversion”).

The EDOC Class A Ordinary Shares issued in connection with the Conversion are subject to the same restrictions as applied to the EDOC Class B Ordinary Shares before the Conversion, including, among other things, certain transfer restrictions, waiver of redemption rights and the obligation to vote in favor of an initial business combination as described in the prospectus for the Company’s initial public offering.

On March 31, 2023, EDOC, AOI, the Purchaser Representative and Merger Sub entered into Business Combination Agreement Amendment No. 1.

Business Combination Agreement Amendment No. 1 revises certain conditions to the closing of the Business Combination to add the Minimum Cash Condition of $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024, which is attached hereto at Exhibit 10.39.

On December 7, 2023, EDOC, AOI, the Purchaser Representative and Merger Sub entered into Business Combination Agreement Amendment No. 2.

Business Combination Agreement Amendment No. 2 revises the Business Combination to extend the Outside Date (as defined in the Business Combination) to March 31, 2024.

Liquidity and Capital Resources

As of September 30, 2023, we had cash outside the Trust Account of $11,812 available for working capital needs. All remaining cash held in the Trust Account is generally unavailable for our use, prior to an initial Business Combination, and is restricted for use either in a Business Combination or to redeem ordinary shares. As of September 30, 2023 and December 31, 2022, none of the amount in the Trust Account was available to be withdrawn as described above.

For the nine months ended September 30, 2023, cash used in operating activities was $554,368. Net loss of $958,754 was affected by accrued interest on promissory note of $26,926, change in fair value in warrant liabilities of $8,887, change in fair value in convertible promissory note of $106,710 and interest earned on marketable securities held in Trust Account of $326,964. Changes in operating assets and liabilities provided $606,601 of cash for operating activities.

For the nine months ended September 30, 2022, cash used in operating activities was $969,912. Net loss of $6,645,020 was affected by accrued interest on promissory note of $27,028, transaction cost of shares transferred to backstop investors of $5,739,976, change in fair value in warrant liabilities of $188,194, change in fair value in convertible promissory note of $792,773 and interest earned on marketable securities held in Trust Account of $136,525. Changes in operating assets and liabilities provided $1,025,596 of cash for operating activities.

Through September 30, 2023, our liquidity needs were satisfied through receipt of $25,000 from the sale of the founder shares, the remaining net proceeds from the IPO and the sale of private units, and the Convertible Promissory Notes drawn from the Sponsor.

Until the consummation of an initial business combination, EDOC will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating an initial business combination. EDOC will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Sponsor, officers and directors may, but are not obligated to, loan EDOC funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet EDOC’s working capital needs. Accordingly, EDOC may not be able to obtain additional financing. If EDOC is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

These conditions raise substantial doubt about EDOC’s ability to continue as a going concern until the earlier of the consummation of an initial business combination or the date EDOC is required to liquidate. The unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should EDOC be unable to continue as a going concern.

On November 10, 2021, EDOC issued an interest-bearing convertible promissory note (the “November 2021 Note”) to the Sponsor in the amount of $900,000, which is payable by EDOC upon the earlier of the consummation of an initial business combination or the liquidation of EDOC on or before February 12, 2022 (unless such date is extended by the EDOC Board). The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share equal to (x) the portion of the principal amount of and accrued interest under the note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. As of September 30, 2023, $900,000 was outstanding on the November 2021 Note and the fair value of the note, including accrued interest of $58,981, was $928,028.

On February 13, 2022, EDOC issued a non-interest-bearing convertible promissory note (the “February 2022 Note”) in the principal amount of up to $750,000 to the Sponsor and is due and payable upon the earlier to occur of (i) the date on which EDOC consummates its initial Business Combination and (ii) the date that the winding up of EDOC is effective. Up to $600,000 of the unpaid principal amount of the February 2022 Note may be converted into units of EDOC, each unit consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share. As of September 30, 2023, $750,000 was outstanding on the February 2022 Note and the fair value of the note was $718,020.

On August 25, 2022, EDOC issued a non-interest-bearing promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor. The principal amount of the August 2022 Note may be drawn down in three equal amounts and the balance of the August 2022 Note is payable by EDOC on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of September 30, 2023, $202,460 was outstanding under the August 2022 Note.

On October 6, 2022, EDOC issued a non-interest-bearing promissory note (the “October 2022 Note”) in the principal amount of up to $500,000 to the Sponsor. The principal balance of the October 2022 Note is payable by EDOC on the earlier of the consummation of an initial business combination or the date of the liquidation of EDOC. As of September 30, 2023, $500,000 was outstanding under the October 2022 Note.

On November 16, 2022, EDOC issued a non-interest-bearing promissory note (the “November 2022 Note”) in the principal amount of up to $303,994 to our Sponsor, pursuant to which such funds would be deposited into the Trust Account for each Public Share that was not redeemed in connection with the extension of EDOC’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note may be drawn down in three equal amounts and the balance of the November 2022 Note is payable by EDOC on the earlier of the consummation of an initial business combination or the date of the liquidation of EDOC. As of September 30, 2023, there was $303,994 was outstanding under the November 2022 Note.

On January 5, 2023, EDOC instructed Continental to liquidate the investments held in the trust account and instead to hold the funds in the trust account in an interest-bearing demand deposit account at Morgan Stanley, with Continental continuing to act as trustee, until the earlier of the consummation of the Business Combination or our liquidation. As a result, following the liquidation of investments in the trust account, the remaining proceeds from the initial public offering and private placement are no longer invested in U.S. government securities or money market funds.

On January 10, 2023, EDOC issued a non-interest-bearing promissory note (the “January 2023 Note”) in the aggregate amount of up to $450,000 to the Sponsor. The principal amount of the January 2023 Note is payable by EDOC on the earlier of the consummation of an initial business combination or the date of the liquidation of EDOC. As of September 30, 2023, $276,006 was drawn on the January 2023 Note.

On February 14, 2023, EDOC issued a non-interest-bearing promissory note (the “February 2023 Note”) in the aggregate amount of up to $256,313 to the Sponsor, pursuant to which the funds will be deposited into the Trust Account for each Public Share that was not redeemed in connection with the extension of EDOC’s termination date from February 12, 2022 to August 12, 2023. The principal amount of the February 2023 Note is payable by EDOC on the earlier of the consummation of an initial business combination or the date of the liquidation of EDOC. As of September 30, 2023, $213,595 was drawn on the February 2023 Note.

On April 25, 2023, EDOC issued a non-interest-bearing promissory note (the “April 2023 Note”) in the principal amount of up to $175,000 to the Sponsor. The April 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC for working capital expenses. The April 2023 Note bears no interest and is due on the earlier of the consummation of an initial business combination or the date of the liquidation of EDOC. As of September 30, 2023, $175,000 was drawn on the April 2023 Note.

On June 26, 2023, EDOC issued a promissory note (the “June 2023 Note”) in the principal amount of up to $250,000 to the Sponsor for working capital purposes. The June 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which EDOC consummates an initial business combination and (ii) the date that the winding up of EDOC is effective. As of September 30, 2023 there was $145,000 outstanding on the June 2023 Note.

On August 15, 2023, the Company issued a non-interest bearing promissory note (the “August 2023 Note”) in the principal amount of up to $124,932 to the Sponsor pursuant to which the Extension Funds will be deposited into the Company’s Trust Account for each unredeemed Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2023 to May 12, 2024. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective As of September 30, 2023, $83,288 was drawn on the note. As of November 15, 2023, $124,932 was drawn on the note.

On November 8, 2023, EDOC issued a promissory note (the “November 2023 Extension Note”) in the aggregate principal amount of up to $122,431.05 to the Sponsor. The proceeds of the November 2023 Extension Note was in the amount to fund six months of extension payments for Public Shares for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from November 12, 2023 until May 12, 2024 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $81,620.70 has been drawn down on the November 2023 Extension Note and deposited into the Trust Account.

On December 22, 2023, EDOC issued a non-interest-bearing promissory note (the “November 2023 Working Capital Note”) in the principal amount of up to $250,000 to the Sponsor. The November 2023 Working Capital Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The November 2023 Working Capital Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023 there was $250,000 outstanding on the November 2023 Working Capital Note.

Off-Balance Sheet Financing Arrangements

As of September 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual Obligations

As of September 30, 2023, we did not have any long-term debt, capital or operating lease obligations.

We entered into an administrative support agreement (“Administrative Support Agreement”) pursuant to which agreed to pay our sponsor for office space and secretarial and administrative services provided to members of our management team, in an amount not to exceed $10,000 per month. Effective March 31, 2021, we entered into a termination agreement with our sponsor (the “Termination Agreement”) to terminate the Administrative Support

Agreement (and any accrued obligations pursuant thereto). Since our initial public offering, we have not made any payments under the Administrative Support Agreement and have paid for services rendered and expenses advanced by our sponsor on an as-needed basis.

Critical Accounting Policies

The preparation of interim condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the interim condensed financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We identified the following as its critical accounting policies:

We do not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. We evaluate all of our financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15.

We account for the Public Warrants, Private Warrants, Rights and Representative Warrants (as defined in Note 5, 6 and 8) collectively (“Warrants”), as either equity or liability-classified instruments based on an assessment of the specific terms of the Warrants and the applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the Warrants meet all of the requirements for equity classification under ASC 815, including whether the Warrants are indexed to our own ordinary shares and whether the warrant holders could potentially require “net cash settlement” in a circumstance outside of our control, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of issuance of the Warrants and as of each subsequent quarterly period end date while the Warrants are outstanding.

For issued or modified warrants that meet all of the criteria for equity classification, such warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, such warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of liability-classified warrants are recognized as a non-cash gain or loss on the statements of operations.

We account for the Private Warrants, Rights and Representative’s Warrants in accordance with ASC 815-40 under which the Warrants and FPAs do not meet the criteria for equity classification and must be recorded as liabilities. The fair value of the Private Warrants, Rights and Representative’s Warrants has been estimated using the Monte Carlo simulation model.

We evaluated the Public Warrants in accordance with ASC 815-40, “Derivatives and Hedging - Contracts in Entity’s Own Equity,” and concluded that they met the criteria for equity classification and are required to be recorded as part a component of additional paid-in capital at the time of issuance.

Convertible Promissory Notes

We account for the convertible promissory notes under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. We made such election for the convertible promissory notes. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the conversion feature of the notes were valued utilizing the Monte Carlo model.

Class A Ordinary Shares Subject to Possible Redemption

We account for the Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within our control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. Our ordinary shares feature certain redemption rights that are considered to be outside of our control and subject to the occurrence of uncertain future events.

On February 9, 2022, we held an extraordinary general meeting pursuant to which our shareholders approved extending the date by which we had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately ($10.27 per share) was released from the Trust Account to pay such shareholders. On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company has to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per shares) was released from the Trust Account to pay such shareholders. On February 9, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2023 to August 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 Class A ordinary shares. As a result, an aggregate of $12,554,008 (or approximately $10.71 per share) was released from the Trust Account to pay such shareholders. On August 10, 2023, the Company held an extraordinary general meeting of shareholders to which the Company’s shareholders approved extending the date by which the Company has to consummate an initial business combination from August 12, 2023 to November 12, 2023. In connection with the approval of the extension, shareholders holding 21,501 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $241,574 (or approximately $11.23 per shares) was released from the Trust Account to pay such shareholders. Accordingly, as of September 30, 2023 and December 31, 2022, 832,877 and 2,026,625 shares of Class A ordinary shares subject to possible redemption, respectively, are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of our balance sheets.

Net Loss Per Ordinary Share

We comply with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing the net loss by the weighted average number of ordinary shares outstanding for each of the periods. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value. The contractual formula utilized to calculate the redemption amount approximates fair value. Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. The calculation of diluted loss per ordinary share does not consider the effect of the warrants and rights issued in connection with the IPO since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants and rights are exercisable for 6,137,400 shares of Class A ordinary shares in the aggregate.

Recent Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt - Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging - Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024 for fiscal years beginning after December 15, 2023 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. We adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

Our management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

JOBS Act

The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” under the JOBS Act and are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our interim condensed financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an independent registered public accounting firm’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the independent registered public accounting firm’s report providing additional information about the audit and the financial statements (auditor discussion and analysis), and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our offering or until we are no longer an “emerging growth company,” whichever is earlier.

Factors That May Adversely Affect our Results of Operations

Our results of operations and our ability to complete an initial Business Combination may be adversely affected by various factors that could cause economic uncertainty and volatility in the financial markets, many of which are beyond our control. Our business could be impacted by, among other things, downturns in the financial markets or in economic conditions, increases in oil prices, inflation, increases in interest rates, supply chain disruptions, declines in consumer confidence and spending, the ongoing effects of the COVID-19 pandemic, including resurgences and the emergence of new variants, and geopolitical instability, such as the military conflict in Ukraine. Nevertheless, we cannot at this time fully predict the likelihood of one or more of the above events, their duration or magnitude or the extent to which they may negatively impact our business and our ability to complete an initial Business Combination.

BUSINESS OF AOI

Unless the context otherwise requires, references in this “Business of AOI” section to “we,” “us,” “our,” and similar first-person references are intended to mean the business and operations of AOI and its consolidated subsidiaries taken as a whole prior to the Business Combination and Pubco and its consolidated subsidiaries taken as a whole following the Business Combination.

Overview

AOI is an Australian proprietary company that, directly and indirectly through its subsidiaries, is focused on the manufacture and sale of chemical free, non-GMO, sustainable edible oils and products derived from oilseeds. AOI believes that transitioning from a fossil fuel economy to a renewable and chemical free economy is the solution to many health problems the world is facing presently. To that end, AOI is committed to working with suppliers and customers to eliminate chemicals from the edible oil production and manufacturing systems to supply quality products such as non-GMO oilseeds and organic and non-organic food-grade oils to customers globally. Over the past 20 years, AOI has grown to be the largest cold pressing oil plant in Australia, pressing strictly GMO free conventional and organic oilseeds.

Key Features

FARM GATE TO PLATE
NON -GMO and Cold pressed Premium quality healthy cooking vegetable oil
Chemical free processing
Long-term resilient and transparent supply chain
Promising growth opportunities in Canola Oilseed Industry domestically and globally
Job creation and sustainable economic development
High protein plant-based meat and meal for feed stock industry
Carbon Neutral Venture
Regenerative/ Sustainable farming practices

AOI’s Grower Supply Contracts and Farming Methods

To source the agricultural products for its business, AOI has a grower-supply contract base for oilseeds made up of local and regional farmers and shareholders in New South Wales committed to sustainable, renewable and organic farming. AOI’s farmers employ regenerative farming practices such as conservative tillage and minimal use of chemicals and fertilizer to grow produce with no residue and increase carbon sequestration, thereby pulling more carbon from the atmosphere and sequestering higher carbon amounts in the soil.

These grower-supply contracts (known universally as contract farming) provide for oilseeds on a fixed-acre or hectare-contract basis as well as standard tonnage contracts for oil seeds. Contract farming is an agreement between farmers and processing firms for the production and supply of agricultural products under forward agreements, frequently at predetermined prices. The basis of such production arrangements is a commitment on the part of the farmer to provide a specific commodity in quantities and at quality standards determined by the purchaser and a commitment on the part of the purchaser to support the farmer’s production and to purchase the commodity at harvest.

After AOI determines with whom to contract for its oilseeds, AOI and the counterparty agree upon one or more contracts. The contracts contain information about the plot of land (referred to as the “block”) on which the product is grown. For each growing period, the grower-supply contract associates a harvest with a block. The harvest identifies the product and growing period. Because a contract can span several growing periods, a block might have several harvests associated with it. AOI contracts to purchase all of the output from a particular block. Typically, the contract manager manages the harvests at the block level because most harvests for a block have similar characteristics, such as price. A grower-supply contract is a contract associated with a block and harvest.

In addition to AOI’s grower-supply contracts with local and regional farmers and shareholders in New South Wales, Energreen Nutrition Australia Pty Ltd. provides supply-chain support for raw materials to AOI as an additional source of oilseeds supply. In addition, AOI has an exclusive supply agreement of canola seed with Good Earth Growers, as a strategy partner who has committed to reduce chemical residual in farming operation. Good Earth Growers was the first grain producer in Australia to be certified “Chemical Free Farmers”.1

AOI’s is committed to working only with farmers and growers who are committed to sustainable, renewable and organic farming methods, which stand in contrast to the manner that the majority of our food supply is grown, which traditional agriculture systems, we believe, are degenerative, damaging the planet’s ecosystem at an alarming rate through loss of topsoil, loss of biodiversity, desertification, habitat destruction, and air and water pollution; thus, degenerative agriculture is also a large contributor to climate change.2 AOI believes that farming must be performed in a more nature-friendly, biodiversity-supporting manner.

The non-GMO chemical free oilseeds are then cold pressed, filtered and bottled by AOI into organic and non-organic food-grade oils, vegetable protein meals and supplements in stock feed rations. Cold pressing involves pressing and grinding the oilseeds without the use of chemicals and solvents at temperatures below 50 degrees Celsius, which results in oil and meals that retain nutritional values, antioxidants and healthy omega fatty acids3. AOI works with various marketers and distributors to sell its products in the Australian retail and selected export markets. AOI does business in Australia, New Zealand, Japan, and the United States through the trademark “Good Earth Oils”. Moreover, AOI’s business strategy is aligned with the United Nations (“UN”) Sustainable Development Goals (“SDGs”), tracking, and improving on metrics within target UN SDGs, as seen in the following diagram:

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1        Good Earth Growers | Australia’s first Chemical Free Farmers & Grain Producers

2        See Frontiers | Agriculture’s Contribution to Climate Change and Role in Mitigation Is Distinct From Predominantly Fossil CO2-Emitting Sectors (frontiersin.org)

3        See Introduction to cold pressed oils: Green technology, bioactive compounds, functionality, and applications (January 2020) by Mohamed Fawzy Ramadan Hassnien.

AOI’s Business Model in alignment to UN’s Sustainable Development Goals

AOI believes that to make a true impact, they must materially advance progress towards meaningful environmental, social, and governance goals, and even further advance the fulfillment of the UN SDGs4 — giving due consideration to the potential impact pathways for a given investment. The UN SDGs can only be realized with strong global partnerships and cooperation, which underpin the vision of AOI since its inception. The SDGs identified by the United Nations provide a common pathway for a better and more sustainable future.

AOI believes that the SDGs in business is good business as they work in the spirit of partnership and pragmatism to make proper choices now to improve life, in a sustainable way, for future generations by providing clear guidelines and targets for all countries to adopt in accordance with their own priorities and the environmental challenges of the world at large.5

The Business Opportunity

Health Benefits.    Oilseeds are rich in various phytochemicals such as phenolic compounds, flavonoids, tocopherols, tocotrienols, polyphenols, vitamins, minerals, protein, and fiber and are used in healthy vegetable oils, livestock feeds, medicines, biofuels, and other oleochemical industrial purposes. Oilseeds are also a rich source of oil and fatty acids and are cholesterol free all of which are often employed in the extraction of oil.

Vegetable oil is an invaluable product used throughout the world. Cottonseed oil is cooking oil made from the seeds of Gossypium hirsutum and gossypium herbarium cultivated for cotton plants, especially cotton fibre and animal feed, and like other oilseeds, such as sunflower seeds, cotton seeds have an oily core surrounded by a hard outer shell. Oil is removed from the grain during processing. Oil is also extracted from soybean to use as a vegetable oil, which is the second most consumed oil. Soybean is used for extracting oil and for consumption as a seed legume in human diet. Soybean meal is an important component of formulated poultry and fish meals. Soybean protein is referred to as a “complete protein” due to its amino acid content. Soybean protein is well-known for its nutritional significance in the treatment of heart disease and diabetes.6

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4         See https://sdgs.un.org/goals.

5        How 17 Companies Are Tackling Sustainable Development Goals (and Your Company Can, Too) — SDGfunders

6        See Oilseed Market Size, Growth, Trends, Growth, Report 2022-2030 (precedenceresearch.com)

Oilseed composition has been studied extensively, but recently has been thoroughly investigated especially focusing on the phytochemicals representing the minor components; this interest is connected with the activity of such compounds against cardiovascular diseases, lipid oxidation, protein cross-linking and DNA mutations and homeostasis function, which prevent the attack of biomolecules by free radicals.7

From phytosterols to polyphenols, fat to polyphenols, many of the characteristic components of oilseeds are known to have positive effects on health, capacity and well-being, and can be used to design functional foods. Vegetables, fruits and nuts, all rich in phenols, flavonoids, isoflavonoids, phytosterols and phytic acid — essential bioactive compounds, provide considerable health benefits8 such as alleviating major diseases and health conditions representing the highest causes of death worldwide, including cardiovascular disease, cancer, diabetes, neurodegenerative diseases, and aging. We believe that these ameliorative characteristics will continue to drive the demand for AOI’s products.

Global Market Demand.    The global oilseeds market in 2022 is estimated at $264.87 billion worldwide and is expected to grow to $340.44 billion by 2026 at a compound annual growth rate (“CAGR”) of 5.7%, is projected to be worth $385.45 billion by 20309 and projected to be worth $385.45 billion by 2030. The growing usage of oilseeds in animal feed, as well as the need for healthy and organic oilseed-processed goods, public-private collaborations in varietal development, and molecular breeding in oilseeds, are expected to propel the growth of the oilseed market.

AOI believes that Australian-derived non-GMO oils are in high demand in Europe and other countries, in contrast to Canadian canola oil which is mostly genetically modified in order to be tolerant to herbicides.10 We believe that the global demand for healthier, natural and chemical-free food products opens avenues for domestic and international economic activity and AOI is an example of this trend. AOI intends to address this increased global demand for sustainable premium cold-pressed and non-GMO products by expanding its existing cold-pressing capacity from 40,000 metric tons to 80,000 metric tons per annum. AOI is also looking to establish a multi-seed crushing plant at Emerald, Queensland with a projected cold-pressing capacity of 80,000 metric tons per annum by the end of 2023 in order to market itself as the largest cold-pressed player in the APAC region.

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7        See Oilseeds as Functional Foods: Content and Composition of Many Phytochemicals and Therapeutic Alternatives | IntechOpen

8        See Oilseeds as Functional Foods: Content and Composition of Many Phytochemicals and Therapeutic Alternatives | IntechOpen

9        See Oilseeds Global Market Report 2022 by The Business Research Company.

10      See Canola | CBAN

According to a 2022 study by Precedence Research, the market is accelerating, as the production of soybean oil has increased as a result of its demand by the population due to its nutritional value.

Sunflower Oil

Sunflower seeds are used for the purpose of producing sunflower oil. Sunflower oil is extensively used as frying oil in food and as a lubricant in cosmetic applications. It contains linoleic acid, a polyunsaturated fat and oleic acid, a monounsaturated fat. It also consists of large amounts of Vitamin E. Unrefined sunflower oil is used as a salad dressing in Eastern European cuisines, as it contains omega-6 fatty acids and is very nutritious. Sunflower butter contains sunflower oil as well. When sunflower oil is extracted, the crushed seeds are left behind, which are high in protein and dietary fiber and can be utilized as animal feed, fertilizer, or fuel. PEG-10 sunflower glycerides are the polyethylene glycol derivatives of mono- and diglycerides generated from sunflower seed oil with an average of 10 moles of ethylene oxide and are a pale-yellow liquid with a “slightly fatty” odor.

Sunflower glycerides PEG-10 are widely utilized in cosmetic compositions. When mixed with diesel in the tank, sunflower oil can be utilized to run diesel engines. In frigid temperatures, viscosity is enhanced due to the high quantities of unsaturated fats. Because it is a rich source of oil, ash calcium, carbohydrate and protein, the sunflower segment in this market is expected to grow at the quickest rate. Sunflower seeds are widely employed in the feed business as sunflower meal, which is increasingly being used as an alternative for soybean meal due to price considerations.

Rapeseed Oil

Canola, or rapeseed oil, is produced by Rapeseed, which is also known as rape or colza, which is a mustard plant cultivated for its seeds. Canola oil is multifarious in nature, as it is used for cooking, as a soap and margarine ingredient, and as a lamp fuel (colza oil). Jet engines use the liquefied form of the oil to lubricate and can also be converted to biodiesel.

Fodder is produced, as a result of the seeds which are left over after oil extraction. The plant can be used as a green manure and cover crop. After soybean and palm oil, rapeseed was the world’s third-largest source of vegetable oil in 2000. After soybean, it is the world’s second-largest source of protein meal. Rapeseed meal is produced as a by-product of the oil extraction process. A high-protein animal feed is produced as a by-product, which is competitive with soybean. The feed is mostly used for cattle, although it is also used for pigs and fowl. Natural rapeseed oil, on the other hand, includes 50% erucic acid and large quantities of glucosinolates, lowering the nutritional value of rapeseed press cakes for animal feed.

The Precedence Research study also concluded that oilseeds used as a vegetable oil are not only high in protein, but also high in concentrated energy. The expanding demand for vegetable oils in an ever-increasing number of homes is driving demand for oilseeds. Furthermore, the growing need for biofuels in both developing and developed countries is propelling the oilseeds market forward. To meet the increasing demand for oil around the world, farmers are increasingly turning to oilseeds to boost productivity.

In the commercial sector, oilseeds are high in demand because of its various applications such as oilseeds like sunflower as a type of moisturizer in cosmetic products. Oilseeds are India’s second-largest agricultural export after food grains. According to Precedence Research, as people increasingly prioritize their health, they are choosing vegetable oil over animal fat. Linseed Oil, in addition to different vegetable oils, are extensively used for manufacturing of paints, varnishes, and lubricants. Oil-cake is used to feed cows and also as a fertilizer for vegetation which includes cotton, tobacco, tea, and sugarcane. Oilseeds are also extensively utilized in the automobile sector as a source of fuel. For example, sunflower oil is used in diesel engines to run it when mixed with diesel in the tank. In the automobile paint industry, castor seed oil has been evaluated as a plasticizer and film forming. The seed meal had a low moisture content, making it ideal for glossy auto paint.

Industry Overview

The global oilseeds market size was valued at approximately $268.24 million in 2022 and is estimated to reach approximately $385.45 million by 2030 according to Prudence Research.

Oilseeds are grown primarily for obtaining oil. The major sources of edible oils are copra, cottonseed, palm kernel, peanut, rapeseed, soybean and sunflower seed. Oil is extracted either by mechanical extraction processes in oil mills or by chemical extraction using solvents. For example, the oil content in seeds ranges from 20% for soybean and 40% for sunflowers and rapeseed. After the extraction process, the crushed seeds are further processed into animal feeds.

In 2020, the soybean segment accounted for approximately three-fifths of the global oilseed market in terms of volume. The market is expected to grow significantly due to an increase in the consumption of soybeans which are used in the production of edible oils, fatty acids, soaps, biodiesels, and animal feed; increases in the production of soybeans in Brazil, Argentina, and other countries; a surge in the global population which has led to increases in demand for edible oils for preparing food products; and supportive government policies to increase agricultural production of oil fuel and advancements in seed technologies and biotech traits, such as herbicide and insecticide resistance. The outbreak of COVID-19 has also positively impacted the overall growth of the oilseeds market as more people consume and produce meals at home relying on edible oils to cook healthier food.11

The oilseeds market is segmented by oilseed type, product, breeding type, biotech trait and region. On the basis of oilseed type, the market is categorized into copra, cottonseed, palm kernel, peanut, rapeseed, soybean and sunflower seed. By product, it is bifurcated into animal feed and edible oil. Depending on breeding type, the market is segregated into genetically modified and conventional. On the basis of biotech trait, the market is bifurcated into herbicide tolerant, insecticide resistant and other stacked traits. Region wise, the market is analyzed across North America (the U.S., Canada, and Mexico), Europe (Germany, the Netherlands, Spain, France, Italy, the UK, Russia, Ukraine and the rest of Europe), Asia-Pacific (China, India, Japan, Indonesia, South Korea and the rest of Asia-Pacific), and LAMEA (Brazil, Argentina, Paraguay, South Africa and the rest of LAMEA).

The Non-GMO Market Size and Opportunity

“Non-GMO” food products means that the genetic makeup of the plants and animals is not altered for food production. According to Technavio, a leading market research and advisory company, the non-GMO foods market size is expected to grow by USD$1.03 billion from 2020 to 2025. In addition, Technavio’s July 14, 2022 report projects that the non-GMO foods market will accelerate at a CAGR of 13.74% between 2020 to 2025. The global non-GMO food market size reached USD$1.9 billion in 2021 and is expected to reach US$4.0 billion by 2027.12

AOI’s Products and Strategy

AOI produces organic food-grade oils and vegetable protein meals by means of cold pressing extraction from chemical and GMO-free oilseeds. AOI’s vegetable oils include unrefined canola oil, premium canola oil, extra filtered canola oil, RBD canola oil, safflower oil, sunflower oil, RBD sunflower oil, soyabean oil, linseed oil, extra virgin olive oil. AOI’s protein meals include organic and non-organic cold pressed canola, sunflower, safflower, soybean and linseed meals. The protein meals are the co-product of cold pressing extraction and are predominately used as a supplement in stockfeed rations. The meals are also used in rations for the protein, amino acids, fiber and fat depending on dietary requirements.

Premium AOI products include:

•        Cold pressed Canola oil

•        Cold Pressed Soya bean oil

•        Sunflower Oil

•        Cold Pressed Canola Meal

•        Plant Based Proteins

•        Sunflower Meal

We sell cold pressed vegetable oils and vegetable protein meals extracted from oil seeds. For fiscal years 2023 and 2022, we derived approximately 89% and 87%, respectively, of our total revenue from the sale of cold pressed vegetable oils with the balance from the sale of vegetable protein meals extracted from oil seeds. AOI processes and sells high quality protein meal for the agricultural market (including the feedstock industry) and is leveraging this by-product to expand into the plant-based meats and proteins markets. The Cootamundra facility is capable of crushing canola, safflower and sunflower seeds with a current processing capacity of more than 40,000 metric tons per annum. Edible oils and protein meal serve as the largest outlet for oilseed derivative products. The food industry demands healthy oils for cooking

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11      See https://theconversation.com/covid-19-reshaped-the-way-we-buy-prepare-and-consume-food-193069

12      See Canola | CBAN

and dining. A key example being Canola Oilseed — in which Australia produces over 15-20% of the global Canola seed trade. Australian oilseed production, due to relative proximity and high-quality output, are well-placed to supply the rapidly expanding consumer export markets of the Asia-Pacific as well as satisfy increased domestic demands.

AOI enters into standard sales contracts with customers for the purchase of these products, which detail the duration and amount of the product to be delivered during the course of the contract, compliance with applicable government regulations and tax payment obligations.

AOI intends to address the increased global demand for sustainable premium cold-pressed and non-GMO products by expanding its existing cold-pressing capacity from 40,000 metric tons to 80,0000 metric tons per annum. AOI is also working with the Queensland state government to establish a multi-seed crushing plant at Emerald, Queensland with a projected cold-pressing capacity of 80,000 metric tons per annum by the end of 2023 in order to market itself as the largest cold-pressed player in the APAC region.

AOI’s Manufacturing Process

AOI’s cold pressing oil plant is currently the largest in Australia and has seed processing capacity of up to 40,000 metric tons per annum. “Cold pressing” refers to oils obtained through pressing and grinding oilseeds without the use of chemicals or solvents at temperatures that do not exceed 122°F (50°C) and produces high energy canola meal used in stock feed by most species of animals worldwide. As a result of cold pressing, oil and meal retain most of their nutritional values, antioxidants and healthy omega fatty acids (including omega 3 and omega 6) and, including Polyunsaturated fatty acids (linoleic acid) that lower serum cholesterol and .contain zinc and vitamins like vitamin A, C, E, D lecithin, potassium, bioflavonoids and phenols, which help in lowering cholesterol levels in the blood, protecting the liver from oxidative damage, and suppressing oxidative stress.13 Moreover, cold pressing methods is safer as they avoid the use of Solvents like hexane and petroleum ether that can have deleterious effects on the human body if the solvent plus oil mixture is not properly processed. Hexane can cause depression of the central nervous system and dermatitis. Cold-pressed oils do not utilize such harmful chemicals for production.14

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13      Cold-pressed oils VS Hot-pressed oils: Which one is better for your health? | TheHealthSite.com

14      Cold Pressed Oils health benefits (yashkri.com)

Oilseed Extraction via Cold Pressing

Research and Development

AOI was established in 1991 by community-based growers, leaders and investors and commissioned its first oilseed processing plant in 1992, crushing more than 2,000 metric tons. Continuous research and development of methodology has resulted in seed processing capacity of more than 36,000 metric tons per annum notwithstanding using cold pressing methods that produces guaranteed non-GMO products.

AOI continually engages in research and development on the improvement of cold pressed oil extraction from safflower, sunflower and other oilseeds, plant-based meats and the usage of canola as an ingredient.

Additionally, AOI is the first oil processing plant in Australia to partially adopt renewable solar energy along with electricity to run the plant concurrently. The plant currently abates 55.3 metric tons of CO2 (per month) with 568-kilowatt peak solar power. AOI is aiming to run the oil processing plant entirely on renewable energy furthering its UN SDG goals.

Actual Photo of AOI’s Cootamundra, Australia Facility Including its Solar Panels

Sales and Marketing and Customer Contracts

During the year ended June 30, 2023, AOI had sales revenue of AUD$29,049,345 and gross profits of AUD$8,551,276.

AOI markets its products to wholesale distributors, such as Costco in Australia and New Zealand, which Costco Australian supply contract has been extended for nine months to February 2024, and also directly to customers. AOI’s marketing reflects its pride in using clean, renewable energy through cold-pressing techniques resulting in no chemicals or preservatives in its products.

AOI’s subsidiary, Good Earth Oils, has a supply agreement with Costco Australia for 165,000 drums of Good Earth Cold Pressed Canola Oil through June 2023, which supply agreement was renewed for an additional 9 months to February 2024, given the current strong demand for Good Earth Oils products in Costco stores. Good Earth Cold Pressed Canola Oil is packed with Omega-3 and Omega-6 and its ratio provides ideal nutrition.. Good Earth Cold Pressed Canola Oil meets very specific quality standards. For example, Good Earth Oils methods of oil extraction involve only “cold pressing,” which refers to oils obtained through pressing and grinding of the oilseeds. Good Earth Oils does not use chemicals, preservatives or solvents at temperatures that exceed 50oC, which means that its oils are also not altered by temperature. Accordingly, Good Earth Oils’ products retain an earthy taste and contain more of the natural antioxidants, vitamins and anti-inflammatory properties.

In comparison, lower-cost conventional oils sold in supermarkets are heavily processed and extracted with hexane, which contaminates the cooking oil. Further, high heat is used during processing, which turns polyunsaturated fats rancid or converts into dangerous trans fats. Conventional cooking oils are produced using many toxic chemicals such as petroleum solvents and strong acids. Further, they go through a refining process that uses high heat up to 200oC, which removes the natural aroma of the oil. Carcinogenic Glycidyl Esters and 3-MCPDs are formed as a result of exposure to high temperatures.

AOI’s subsidiary, Cootamundra Oilseeds Pty. Ltd. supplies all of Good Earth Oils’ branded edible oils. In addition, Cootamundra Oilseeds Pty. Ltd. enters into three-months rolling contracts for the sales of its bulk oils to its main customers, such as 100% Bottling Company Pty. Ltd., an Australian food, beverage and packaging business and leading supplier of package edible oils, and Riverina Oils & Bio Energy Pty Ltd. a premier supplier of animal feed, grains and protein meals to domestic and export markets who can distribute the products as private label in major supermarket chain. 100% Bottling Company Pty. Ltd. and Riverina Oils & Bio Energy Pty Ltd. represent two of AOI’s top-five customers in terms of sales; sales totaled AUD$3,830,467.60 and AUD$3,361,289.01, respectively, for fiscal year 2022.

AOI believes it will be able to gain market acceptance in light of cold pressed vegetable oils free of GMOs and particularly that it will be a strong alternative choice to meet the growing international demand from countries such as the United States, Japan, Europe and other regions for non-GMO and chemical free food graded oil and protein materials, especially as world oilseed consumption is increasing. Rising incomes continue to lift Chinese demand for meat, and subsequently for high-protein animal feed such as soybean meal. In the short term, more Chinese soybean consumption is expected to be sourced from domestic stocks. However, with continued growth in consumption, demand for imports is expected to increase though there is no certainty of this result.

Tariffs imposed by China on imports of US soybeans resulted in a significant drop in Chinese imports of US soybeans. Only partially offset by increased South American imports, total Chinese soybean imports fell by 8% in 2018. With shortfalls in imported protein meals, Chinese food and meal processors substituted soybeans with other protein sources, including canola meal.15 These tariffs imposed on China have resulted in increased imports of canola from Australia16. A fall in the world price of soybeans resulted from the trade dispute, any further escalation of which will continue to negatively affect the price of and demand for soybeans.

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15      Soybean farmers are still targeted by Chinese tariffs 4 years later | CNN Politics

16      Australian farmers sidestep Chinese tariff hit with record canola crop | Nasdaq

WHAT'S THE *difference?*

Good Earth Cold Pressed Canola Oil

- Cold pressed at temperatures that do not exceed 50°C (no chemicals used).
- No solvent used for extraction, therefore, no residual solvent in the oil.
- No high temperature refining.
- Filtered with natural earth clay.
- Packed with Omega-3 and Vitamin E.
- Contains greater natural Antioxidants and Vitamins.
- Greener, healthier oil.
- Retains natural flavour and aroma.

Canola Oil
NON
COLD
PRESSED
OIL

Non Cold Pressed Oil in supermarkets

- Genetically modified imported seeds
- High heat pressed or solvent extraction, typically using hexane, derived from petroleum and crude oil. The EPA classifies hexane as an air pollutant, and the CDC labels it as a neurotoxin.
- Chemically refined and bleached.
- Deodorised - the oil is heated to extremely high temperatures. High temperatures turn beneficial fatty acids into dangerous trans fats.
- Contains toxic solvent residue.
- Colourless, odourless and bland in taste. Valuable beneficial ingredients are removed during the RBD (refined, bleached, deodorised) process.

Intellectual Property

AOI does not currently hold any patents.

AOI owns the following registered trademarks: Cootamundra Gold, Perfect Balance, and Good Earth Oils. In addition, AOI owns the domain, www.oilseeds.com.au.

Competition

AOI competes with several processors and manufacturers of food-grade oils and protein meals, such as Riverina Oils and Bio Energy Pty Ltd., GrainCorp Limited and Cargill Incorporated. Principally, these producers are based in Australia and worldwide. All of these competitors are significantly larger than AOI and have additional capital and government support. These market participants have developed long-term relationships with many of their customers. AOI will need to extend extra efforts to create awareness in the market through promotional activities to achieve market acceptance for its high-quality non-GMO food-grade oils and protein meals. Certain key attributes of each are summarized in the following discussion.

1.      Riverina Oils and Bio Energy Pty Ltd. is a vertically integrated, bulk canola oil supplier established in 2013, with more than 100 employees, whose stock is traded on the Australian Stock Exchange under the ticker “GNC” and is located in the agricultural hub of the Riverina, New South Wales.17 Riverina Oils crushes and refines 200,000 tons of canola seed annually and supplies 100% Australian canola oil to domestic and global markets. Riverina Oils products are non-GMO certified and the company appears committed to sustainable practices according to its website as well as offers a longer operating history than AOI.18

2.      GrainCorp Limited is an Australia-based food ingredients company founded in 1917 with $4.9 billion of revenue in 2019 that operates through two segments: Agribusiness and Processing.19 The Agribusiness provides grains and oils supply chain business with diversified international grains and oils while its

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17      Home — Riverina Oils

18      Foodservice Oil — Riverina Oils

19      Home — GrainCorp

Agribusiness provides commodities and products, including wheat, coarse grains (including barley, sorghum and corn), oilseeds, pulses and organics. The Processing segment is engaged in a vertically integrated edible oils crushing, processing, manufacturing and distribution business with a footprint across both Australia and New Zealand. Grain Group operates two oilseed crushing facilities, which are used to produce canola oil and canola meal in Victoria and Western Australia, and it operates two processing plants in Victoria for refining, bleaching, deodorizing and blending edible fats and oils to produce ingredients for the food industry, and also operates in the United Kingdom, Europe, Asia and North America.20

3.      Cargill Incorporated, a privately held American global food corporation founded in 1865, which is the largest privately held corporation in the United States in terms of revenue, and considered a global leader in oilseed processing having acquired its palm oil and specialty fats operation in 1991 and since expanded to vegetable oil refining and production of grains and oilseeds.21 Cargill produces various palm oils, palm kernel oil and coconut oil including palm-oil based bakery fats. In 2021, Cargill generated revenue of about 134.4 billion U.S. dollars.

Additional companies in the oilseeds space that competes with AOI include Archer Daniels Midland Company, BASF SE, Bayer AG, Burrus Seed Farms, Inc., Corteva Agriscience, Gansu Dunhuang Seed Industry Group Co., Ltd., KWS SAAT SE & Co., Mahyco Seeds Ltd., Syngenta Crop Protection AG; certain key attributes of each are summarized in the following discussion:

1.      Archer-Daniels-Midland Company (ADM), a United States-based multi-national company with 41,000 employees worldwide, that operates more than 270 manufacturing facilities around the world, whose shares are traded on the NYSE as “ADM”. ADM processes oilseeds, corn, wheat, cocoa and other agricultural commodities.22 ADM’s oilseeds operations include the origination, merchandising, crushing, and further processing of oilseeds such as soybeans and soft seeds, such as cottonseed, sunflower seed, canola, rapeseed, and flaxseed into vegetable oils and protein meals.23 ADM’s processing of oilseeds historically includes significant genetically modified production distinguishing it from AOI’s products. However, in April 2022, ADM revealed plans for a multi-million-dollar project that will add non-GMO soybean processing in its Mainz, Germany facility, which will compete with AOI once completed.

2.      BASF SE, a German multi-national chemical company founded in 1865, generated sales of €78.6 billion in 2021.24 BASF shares are traded on the stock exchange in Frankfurt (BAS) and as American Depositary Receipts (BASFY) in the United States. BASF produces winter and spring oilseed rape and sunflower seeds that are commercialised by BASF across Europe, the Middle East and Africa.25 At the end of 2021, BASF had 111,047 employees worldwide.26 While BASF discontinued its genetically modified product sales in Europe about 10 years ago, it has continued such GMO sales in North America and Africa.27 For example, on June 29, 2022, BASF and Corteva Agriscience announced a joint licensing agreement to develop next generation Enlist E3 soybeans with the nematode resistant soybean trait for farmers in the United States and Canada,

3.      Bayer AG, a German multinational pharmaceutical and biotechnology company and one of the largest pharmaceutical companies in the world, operates in seeds as well as pharmaceuticals, consumer healthcare products, agricultural chemicals and biotechnology products.28 Bayer is a component of the Euro Stoxx 50 stock market index. In September 2016, Monsanto agreed to a $66 billion offer by Bayer to buy Monsanto’s U.S. seeds company, which deal was approved by the United States on May 20, 2018 after Bayer divested agricultural assets to BASF SE. In addition to its conventional agrochemical business, it is involved in genetic engineering of food and is the producer of the Roundup Ready® Xtend Crop System is expanding to provide you with more choices than ever. Built on Roundup Ready 2 Xtend® soybean trait of herbicide combinators and is not focused on non-GMO seeds and the derivative oilseeds as is AOI.

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20      Graincorp Ltd, GNC:ASX profile — FT.com

21      Company Overview | Cargill

22      Archer Daniels Midland | ADM Stock Price, Company Overview & News (forbes.com)

23      Archer Daniels Midland Co Analysis & Company Information — GlobalData

24      BASF SE Equity | BASF11 | DE000BASF111 | Share Price (boerse-frankfurt.de)

25      Oilseed rape (basf.com)

26      BASF — We Create Chemistry

27      BASF to Stop Selling Genetically Modified Products in Europe — The New York Times (nytimes.com)

28      Bayer AG | Investor Relations/Financial Filings (financialreports.eu)

4.      Burrus Seed Farms, Inc., a United States privately-held company formed in 1935, that offers three seed product brands to growers. Burros is their flagship brand that carries both corn and soybeans products with technologies accessed through licenses with Bayer and Syngenta offering 12 Burrous brand corn products and 11 Burrus soybean varieties.29 DONMARIO is their soybean-only brand where they access conventional genetics and genetics carrying Enlist E3 and ExtendFlex traits. Burros’ third product is Power Plus containing corn offering 26 hybrid varieties as a result of their research and testing program to promote “high yields”30 Burros is involved in genetic engineering of its seeds to produce food and is not focused on non-GMO seed production and food supply, which distinguishes Burros from AOI.

5.       Corteva Agriscience™ was founded in 2019 on the heritages of Dow, DuPont and Pioneer (i.e., Pioneer is the first company to start a genomics efforts in corn) as a seed and crop protection company. Corteva Agriscience has 21,000 employees, its shares are traded on the NYSE (CTVA) and 2020 revenue of $14.22 billion.31 Corteva Agriscience offers a range of Dow crop protection products (i.e., herbicides, fungicides, etc.) that purportedly aid in producing healthy, high-yielding and profitable oilseed rape.32 Corteva Agriscience’s focus on crop protection is distinguishable from AOI’s business line in agriculture and non-GMO and sustainable food production.

6.       Gansu Dunhuang Seed Group Co., Ltd., a China-based company is engaged in the crop seeds and cotton business primarily in China founded in July 2005.33 The company has approximately registered capital of 528 million yuan, total assets of 3 billion yuan, 28 branches and subsidiaries, and more than 1,000 employees. The company has built five seed processing plants (centers) and 17 seed processing lines, including 10 fully automatic and high-standard seed production lines integrating seed drying, threshing, selection, grading, coating and packaging, with a processing capacity of 70 million kilograms including invested more than 100 million yuan in the construction of R&D system and the selection and breeding of new genetically modified varieties.34

7.      KWS SaAT SE & Co., KGaA is a European independent family-owned company in Germany focused on plant breeding, with activities in about 70 countries. KWS is the fourth largest seed producer worldwide based on sales in agricultural crops in 201335 that produces seed varieties for sugar beet, corn, cereals, oil and protein plants, sorghum, catch crops and vegetables. Its main markets are in Europe, North and South America and Asia.36 In 1954, the company went public on the Hamburg-Hannover Stock Exchange and has been on the SDAX list of the Frankfurt Stock Exchange since June 2006. In addition, the shares are listed in the Nisax20 index of shares in Lower Saxony. Mahyco Seeds Ltd. is an India-based seed company founded in 1964 primarily doing business in India.

8.      Mahyco is focused on seed innovation of vegetable seeds such as chilis, tomatoes, gourds, cabbages, cucumbers, radish, beetroot and more to produce disease resistant produce.37 Mahyco has six research centers in India focusing on genetic modification including molecular breeding, applied genomics, crop transformation, plant virus interaction, molecular microbiology, abiotic stress tolerance and molecular entomology; major research areas include crop genomics, crop transformation, plant-virus interactions, microbiology, abiotic stress tolerance, molecular and conventional entomology, diagnostics, double haploids, mutagenesis and protein science.38 In view of Mahyco’s focus on vegetable seed production coupled with its GMO methods, it will likely compete with AOI for customers.

9.      Syngenta Crop Protection AG, is a provider of agricultural science and technology, in particular seeds and pesticides that is owned by ChemChina, a Chinese state-owned enterprise.39 Syngenta Crop Protection AG develops and produces herbicides, insecticides, fungicides and other biological seed treatment and is seen as a market leader in crop protection products, offering farmers chemical-based or GMO solutions to strengthen their agricultural output. Syngenta Crop Protection AG has more than 30,000 in more than 90 countries employees and generates $16,733,000,000 in sales in 2021 (USD).40

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29      Burrus Soybean Products — Burrus Seed

30      Product Selection Guide — Burrus Seed

31      History of Corteva | Corteva Agriscience

32      Oilseeds | Corteva Agriscience

33      敦煌种业|甘肃省敦煌种业集团股份有限公司 (dhseed.com)

34      R&D and innovation_Dunhuang seed industry | DHSEED

35      https://www.kws.de/global/show_document.asp?id=aaaaaaaaaaffxwo, Vilmorin presentation May 2013,

36      History of KWS: Future with origin — KWS SAAT SE & Co. KGaA

37      Products — Mahyco | Mahyco

38      Research & Development — Mahyco | Mahyco

39      About our company | Syngenta

40      Syngenta-AG-2021-Financial-Report.pdf.

Employees

AOI has 4 full-time employees: a general manager, two plant operators and an accountant. AOI has 39 full-time equivalent contractors working at the factory and 8 full time equivalent contractors working for the management team. AOI believes its relationship with its employees and contractors is cooperative and its employees and contractors share the same goals as management to industrialize oilseeds, making the products available worldwide.

As AOI expands, it believes it will be able to source personnel that can contribute to the technical, marketing and business development aspects of the company.

Facilities and Expansion

AOI leases a 6.02-hectare property in Cootamundra, Australia, where the oilseed processing plant and ancillary buildings accommodating the equipment and facilities are located. The lease for the property lasts through December 2025. AOI obtained an AUD$14 million bank facility to fund the expansion of the Cootamundra facility. AOI has deployed the AUD$14 million bank facility as follows: (i) AUD$4 million was allocated for equipment finance, (ii) AUD$8 million for construction costs to expand the facility, and (iii) AUD$2 million for business growth and working capital related to the crushing plant’s expansion.

AOI plans to expand its existing oil processing plant to build a multi-oilseed crushing plant near Emerald in the Central Queensland region that will deliver a crucial expansion of AOI’s operational footprint. This facility will produce edible oil feedstocks to meet the growing Asia-Pacific market, and bio-diesel feedstock to fuel the renewable energy revolution, to eventually reach a total oilseed crushing capacity of 200 tons per day along with capabilities to bleach and deodorize the oilseeds at a capacity of 50 tons per day.

The construction of the new crushing and production plant in Queensland is projected to cost AUD$25 million. In connection with the funding of the new Queensland plant, AOI has applied for government support through an Industrial Partnership Program through CQ Oilseeds Pty Ltd. and its parent entity, Energreen Nutrition Australia Pty Ltd., in the amount of AUD$5 million of incentives plus a grant of tax incentives. AOI received approval from the Queensland government regarding its intent to provide the AUD$5 million grant to AOI. The terms of the AUD$5 million grant to AOI are presently under discussion and are expected to be finalized with funding to commence three months later in March 2024. The balance of AOI’s capital stack to fund the plant includes AUD$3 million of funding generated from AOI’s operating cashflow, AUD$6 million to AUD$10 million in a bank funding facility for construction and equipment financing, and AUD$8 million to AUD$11 million of equity funding to complete the new plant within 15 months. If AOI does not raise all or any of the AUD$8 million to AUD$11 million of equity funding, AOI intends to fund the shortfall from AOI’s operating cashflow, which would reduce its results of operation. Upon completion of construction of the new facility, Energreen Nutrition Australia Pty Ltd. will transfer CQ Oilseeds Pty Ltd. and its assets, including the new facility to AOI via a transfer agreement.

Central Queensland is strategically placed to grow and develop a domestic oilseed processing sector in addition to a range of value-add industries. AOI seeks to support the growth of its oilseed agricultural products through the development of its domestic capabilities to deliver an internationally capable export industry and unlock Central Queensland’s bio futures sector through the success of this project. This will be achieved by bringing the productive capacity and supply-chain efficiency that will enable the expansion of domestic oilseed production and the commercial potential of oilseed products.

Crushing infrastructure will play a major role in expanding and developing the production of oilseed crops in Central Queensland thus presenting an opportunity for local farmers to diversify into higher value crops. The Central Queensland cropping region has a strong history of oilseed production, but this capacity has largely disappeared due to a lack of essential processing infrastructure. Central Queensland produces between 40,000 and 50,000 tons of seed per year but lacks the processing infrastructure to support downstream processing capabilities.

The Australian processing capability for these products are now predominantly located in New South Wales and Victoria, which has directed value-add activities interstate. Given the capacity and strength of the Queensland oilseed growing industry, and the commercial benefits stemming from the efficient integration of processing and growing operations, this project will take the first step in reviving the oilseed industry in Central Queensland and help to catalyze Australia’s bio futures sector. We believe that Queensland has the potential to develop a $1 billion oilseed processing and value addition base industry similar to development cases in New South Wales and Victoria where the oilseed crushing industry is contributing between $5 billion and $7 billion per annum to the respective economies.

Current capacity of AOI’s primary processing site in Cootamundra, NSW is reaching capacity. AOI is currently expanding the site to accommodate 80,000 tons of annual production. Preconstruction activities were completed in May 2023 and the construction activities began in June 2023 and expected to complete the expansion by the end of January 2024 with full operation in the expanded Cootamundra facility expected by February 2024. AOI must expand its processing capacity to meet market demand and sees strategic commercial value in establishing a processing plant near Emerald in close proximity to Central Queensland growers under an affiliated entity, CQ Oilseeds Pty Ltd. The facility will be the first major crushing plant in Queensland.

The investment rationale to develop a greenfield facility in Emerald comes at a crucial time with consideration to inflation, surging fuel costs, avoidance of global supply chain constraints arising from the ongoing COVID-19 pandemic and Russia’s invasion of Ukraine and related geopolitical tension and an increasing focus and commitment to sustainability. A processing facility in Queensland will generate savings from inter-state freight cost, reduce carbon emissions and minimize the distribution costs associated with supplying the northern and southern markets of Queensland with direct access to rail and the Gladstone Port.

AOI expects to adhere to the following implementation methodology and associated project schedule:

General	Key Milestone		Description
Pre-construction Activities	1	Approvals & Permissions Start: 01 Sep 2022 End: 31 May 2023	• Receiving Development Approval and EPA License • Offtake agreements with customers • Contract execution • Financial approvals
Construction Activities	2	Factory Building & Machinery Start: 15 July 2023 End: 31 March 2025

•        Signing contracts with construction company

•        Procurement of construction materials

•        Placing equipment orders

•        Civil works

•        Site establishment

•        Construction site works (incl. foundations, factory shed, slab, frame and cladding)

•        Delivery and installation of equipment

•        Testing and commissioning

Commercial Operations	3	Hiring & Training Start: 01 Sep 2023 End: 31 March 2025	• Commence hiring with senior management • Hire operational plant staff from local region • Training and development of the selected hires • Human Resources/Onboarding administration
	4	Contracts & Supply Chain Management Start: 01 July 2023 End: 31 March 2025

•        Signing contracts with suppliers and engagements with growers.

•        Distribution contract drafting

•        Logistics negotiations

•        Performance analysis to maximize operational supply output and financial performance

•        Risk mitigation

AOI expects to complete the expansion by the end of January 2024 and expects the construction costs to require capital expenditures of AUD$5.5 million. AOI is also constructing a new and larger oil processing plant in Emerald, Queensland, with a capacity to crush 200 tons of oilseeds per day. The new Emerald plant is currently in development (see “Pre-construction Activities” in the table above). The Queensland Government awarded a governmental grant of approximately AUD$5 million in funding and tax credits to support the Emerald, Queensland facility. Approval of this funding occurred on December 14, 2023, with funding to commence in March 2024. AOI’s land lease for the property underlying the Emerald, Queensland facility commenced in January 2023, and the local development was submitted and is now under review by local council. The groundbreaking occurred in mid-June 2023 with the construction period expected from July 2023 to March 2025 and the receipt of the certificate of completion is expected in March 2025. AOI expects the construction of the plant to require capital expenditures of AUD$24 million.

Regulatory Environment

AOI has obtained foreign government approvals to import food grade oils to the United States. Specifically, Cootamundra Oilseeds Pty Ltd. is registered with the U.S. Food and Drug Administration pursuant to the Federal Food Drug and Cosmetic Act, as amended by the Bioterrorism Act of 2002 and the FDA Food Safety Modernization Act as of December 9, 2022, which is effective through December 31, 2023. AOI has not sought “Organic” certification from the United States Department of Agriculture. Cootamundra Oilseeds Pty Ltd. is registered through SAI Global as compliant with Good Manufacturing Practices and Hazard Analysis until January 14, 2026. Cootamundra Oilseeds Pty Ltd. is certified Halal compliant by Halal Australia until July 1, 2023. Cootamundra Oilseeds Pty Ltd. is certified Kashrut by the Kashrut Authority of Australia and New Zealand until October 14, 2023 (i.e., Kosher). Cootamundra Oilseeds Pty Ltd. is verified Non-GMO for its “First Press Canola Oil” product and “Premium First Pressed Canola Oil” product by the Non-GMO Project until June 22, 2024.

Supply Chain from Central Queensland

The Central Queensland region is a highly significant area within Queensland’s wider agricultural industry. Most regions in Australia hold the ability to produce one broadacre crop per year. Crop planting windows in the Central Highlands region are wider, crops mature faster (due to warm climate) and reduced risk of damage from frost. Given the right conditions, this enables an increased cropping intensity of two crops to be planted and harvested in a year without penalties to yields.

As of 2019, Central Queensland region has more than 400 operations growing grains, pulses and oilseeds primarily under rain grown production conditions and more than 45,300 hectares of broadacre crops are grown under flood, lateral and pivot irrigation. The Australian Bureau of Statistics values broadacre cropping at $103 million, making it the second largest agricultural activity in the Central Highlands.

The Central Queensland cropping area can grow up to 65,000 to 70,000 tons of oilseed (primarily cottonseed and sunflower seed) per year. During the early 2000’s, the region produced more than 80,000 hectares of sunflower seed. Now the region currently imports between 30,000 and 40,000 tons of sunflower oil per year.

Cooperative Research Centre for Developing Northern Australia (CRCNA) and Grains Research and Development Corporation (GRDC) in partnership with Farmacist and Savannah Ag Consulting (agronomists) conducted a three-year research experiment under the “Developing an oilseed industry for North Queensland” project comparing the crop yield rates of several oilseed crops grown in Central and Northern QLD to industry averages. The project trials were conducted from Emerald in Central Queensland to North Queensland featuring oilseed crops including canola, Indian mustard, carinata, soybeans, linseed, nigella, sunflower, camelina, safflower and black sesame. Results have shown that several oilseed crops produce the same or better yields in tropical Queensland compared to trials in temperate climates, alleviating decades of industry assumptions around growing conditions in the regions. The clear standouts were canola which produced a 2.85 tons per hectare yield, higher than the 2.54 tons per hectare outcome from the NVT Roundup Ready trials, and safflower that had a 2.6 tons per hectare yield and was over double the 1-1.2 tons per hectare. Sunflowers also demonstrated a yield improvement, with 1.57 tons per hectare in the northern Queensland trials compared to the Sunflower Association of Australia’s 1.5 tons per hectare.41

____________

41      Oilseeds show surprising promise in North Qld — Grain Central

Legal Proceedings

From time to time, we may become a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

There were two cases involving AOI subsidiaries, Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd., filed in the Supreme Court of New South Wales in connection with a related party loan with a former director totaling AUD$1.2 million. Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. recently settled these claims following their repayment of the amount due under this related party loan in monthly instalments from January 2023 to April 2023. The cases pending against Cowcumbla Investments Pty Ltd. and Cootamundra Oilseeds Pty Ltd. have concluded following the local mediation process held on 30 May 2023 and the payment of an additional sum under this loan in the amount of AUD95,000 as final settlement on 1 June 2023. AOI does not expect to incur any further costs in relation to the matter, however, the inherent uncertainties of any future litigation, and the ultimate cost and outcome of future litigation cannot be established definitively.

AOI’S MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of AOI’s financial condition and results of operations in conjunction with the section entitled “Selected Consolidated Financial Data” and AOI’s consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. AOI’s actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors” and elsewhere in this proxy statement/prospectus.

Overview

AOI is an Australian proprietary company that, directly and indirectly through its subsidiaries, is focused on the manufacture and sale of chemical free, non-GMO, sustainable edible oils and products derived from oilseeds. AOI believes that transitioning from a fossil fuel economy to a renewable and chemical-free economy is the solution to many health problems the world is facing presently. To that end, AOI is committed to working with suppliers and customers to eliminate chemicals from the edible oil production and manufacturing systems to supply quality products such as non-GMO oilseeds and organic and non-organic food-grade oils to customers globally. Over the past 20 years, AOI has grown to be the largest cold pressing oil plant in Australia, pressing strictly GMO free conventional and organic oilseeds.

AOI has a grower contract base for oilseeds made up of local and regional farmers and shareholders in New South Wales committed to sustainable, renewable and organic farming. Farmers employ regenerative farming practices such as conservative tillage and minimal use of chemicals and fertilizer to grow produce with no residue and increase carbon sequestration, thereby pulling more carbon from the atmosphere and sequestering higher carbon amounts in the soil. These contracts provide for oilseeds on a fixed acre or hectare contract basis as well as standard tonnage contracts for oil seeds.

The non-GMO chemical free oilseeds are then cold pressed, filtered and bottled into organic and non-organic food-grade oils, vegetable protein meals and supplements in stock feed rations. Cold pressing involves pressing and grinding the oilseeds without the use of chemicals and solvents at temperatures that do not exceed 50°C, which results in oil and meals that retain nutritional values, anti-oxidants and healthy omega fatty acids42. AOI then works with various marketers and distributors to sell its products in the Australian retail and selected export markets. AOI does business in Australia, New Zealand, Japan, and the United States through the trademark “Good Earth Oils”.

Components of Results of Operations

Results of Operations for the year ended June 30, 2023 and 2022

	Year Ended June 30,
	2023	2022
Sales revenue	$29,049,345	$24,911,848
Cost of sales	(20,498,069)	$(18,797,541)
Gross profit	8,551,276	6,114,307
Other income	48,273	103,107
Expenses:
Administrative expenses	(3,331,864)	(1,139,999)
Finance expenses	(552,076)	(361,904)
Occupancy costs	(40,890)	(38,753)
Employee benefits expense	(2,302,641)	(2,064,027)
Depreciation expense	(461,074)	(391,473)
Profit before income tax	1,911,004	2,221,260
Income tax expense	(109,878)	—
Profit for the year	1,801,126	2,221,260

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42      See Introduction to cold pressed oils: Green technology, bioactive compounds, functionality, and applications (January 2020) by Mohamed Fawzy Ramadan Hassnien.

	Year Ended June 30,
	2023	2022
Profit for the year	1,801,126	2,221,260
Total Comprehensive Income	1,801,126	2,221,260
Earnings per share:
Basic earnings per share	0.70	0.86
Diluted earnings per share	0.70	0.86
	June 30, 2023	June 30, 2022
Balance Sheet Data:
Cash and cash equivalents	$121,273	$474,973
Total assets	$23,254,233	$17,102,487
Total liabilities	$15,272,890	$10,922,270
Total shareholders’ profit	$1,801,126	$2,221,260
Attributable to members of the parent entity	$1,399,080	$1,836,377
Attributable to non-controlling interest	$402,046	$384,883

Sales revenue

Sales revenue increased by AUD$4,137,497 or 14% to AUD$29,049,345 for the twelve-month period ended on June 30, 2023 compared to AUD$24,911,848 for the twelve-month period ended June 30, 2022, primarily due to favorable market conditions resulting from an increase in the demand for cold pressed canola oil.

Cost of sales

Cost of sales increased by AUD$1,700,527 or 8% to AUD$20,498,069 for the twelve-month period ended June 30, 2023 compared to AUD$18,797,541 for the twelve-month period ended June 30, 2022, primarily due to the purchase of additional canola oilseeds in order to match increases in the production by 23% and sale of canola oil. The increase gross margin was mainly due to the development of branding products in wholesale market.

Administrative expenses

Administrative expenses increased by AUD$2,191,865 or 192% to AUD$3,331,864 for the twelve-month period ended June 30, 2022, primarily due to the transaction cost of business combination activities with EDOC Acquisition Corp, including AUD$205,385 of audit fees, AUD$307,692 of consulting and AUD$729,872 of legal fees incurred.

Finance expenses

Finance expenses increased by AUD$190,172 or 34% to AUD$552,076 for the twelve-month period ended on June 30, 2023 compared to AUD$361,904 with twelve-month period ended June 30, 2022, primarily due to interest rate increase (Australian cash rate increased from 0.85% to 4.1%) and additional debt financing activity as a result of additional working capital requirement caused by strong sales performance.

Employee benefits expense

Employee benefits expense increased by AUD$238,614 or 10% to AUD$2,302,641 for the twelve-month period ended on June 30, 2023 compared to AUD$2,064,027 for the twelve-month period ended June 30, 2022, primarily due to increases in the size of our staff and operations and payroll tax started to apply the Company given the total wage over the tax threshold.

Depreciation expense

Depreciation expense decreased by AUD$69,601 or 15% to AUD$461,074 for the twelve-month period ended on June 30, 2023 compared to AUD$391,473 for the twelve-month period ended June 30, 2022, primarily due to additional plant and equipment installed and start to depreciate through diminishing depreciation method.

Liquidity and Capital Resources

We currently finance our internal operations through our sales revenue. Our fundamental principles are to build and maintain a financial base for the purpose of maintaining soundness and efficiency of operations and achieving sustainable growth. Our liquidity requirements are primarily to fund our business operations, including capital expenditures and working capital requirements. Our primary source of liquidity is our sales revenue.

The source, timing and availability of any future sales revenue will depend principally upon market conditions, and, more specifically, on the market acceptance of our products. Lack of necessary funds may require us to, among other things, delay, scale back or eliminate expenses.

Our fiscal year 2024 sales revenue is projected to be reduced from our original projections in connection with AOI’s construction of a multi-oilseed crushing plant near Emerald, Central Queensland, which is projected to cost AUD$25 million. AOI has applied for, and received approval of on December 14, 2023, government support of AUD$5 million of incentives plus a grant of tax incentives through an Industrial Partnership Program. The terms of the AUD$5 million grant to AOI are presently under discussion and are expected to be finalized with funding to commence in March 2024. The balance of the facility’s capital stack is anticipated to include AUD$3 million from AOI’s operating cashflow, AUD$6 million to AUD$10 million in a bank funding facility for construction and equipment financing, and AUD$8 million to AUD$11 million of equity funding to complete the new plant within 15 months. If AOI does not raise all or any of the AUD$8 million to AUD$11 million of equity funding, AOI intends to fund the shortfall in funding sources from AOI’s operating cashflow.

Our short-term liquidity requirements are primarily linked to the business operations, including payments for operating costs, production costs, staffing expenses and marketing expenses. Our long-term liquidity requirements are primarily linked to product development and the expansion of our operations. Upon the successful completion of the Business Combination and the funding of the Arena PIPE investment at the closing coupled with the two subsequent tranches, coupled with revenue from operations, AOI believes it will have sufficient working capital for 9-12 months. In addition, AOI intends to rely on the $50,000,000 ELOC arrangement that Pubco intends to enter into upon the closing of the Business Combination, the final documentation of which is a condition to the closing of the Arena PIPE. If additional funds are required to support our working capital requirements and other purposes beyond the foregoing sources of funding, we may seek to raise additional funds through equity and debt financing or from other sources. If we raise additional funds by obtaining loans from third parties, the terms of those financing arrangements may include negative covenants or other restrictions on our business that could impair our operating flexibility and would also require us to incur interest expense. If we raise additional funds through the issuance of equity, the percentage ownership of our equity holders could be diluted. We can provide no assurance that additional financing will be available at all or, if available, that we would be able to obtain additional financing on terms favorable to us.

Cash Flows for the years ended June 30, 2023 and 2022

We had cash and cash equivalents of approximately AUD$121,273at June 30, 2023 compared to AUD$474,973at June 30, 2022. The following table summarizes our cash flow activities for the years ended June 30, 2023 and 2022:

	Year Ended June 30,
	2023 AUD	2022 AUD
Cash Flows from Operating Activities:
Receipts from customers	$28,063,458	22,176,677
Payments to suppliers and employees	(26,711,708)	(21,245,908)
Income tax paid	(109,878)	—
Interest paid	(552,076)	(361,543
Net cash provided by/(used in) operating activities	689,796	569,226
Cash Flows from Investing Activities:
Purchase of property, plant and equipment	(2,820,536)	(345,777)
Net cash provided by/(used in) investing activities	(2,820,536)	(345,777)
Cash Flows from Financing Activities:
Proceeds from borrowings	2,602,964	533,643
Repayment of borrowings	(825,924)	(600,000)
Net cash provided by/(used in) financing activities	1,777,040	(66,357)
Net increase/(decrease) in cash and cash equivalents held	(353,700)	157,092
Cash and cash equivalents at beginning of year	474,973	317,881
Cash and cash equivalents at end of financial year	$121,273	474,973

Operating activities

Cash provided by operating activities during the year ended June 30, 2023 was approximately AUD$689,796 representing a 17.5% increase of AUD$120,570 over AUD$569,226 for the year ended June 30, 2022. This consisted of proceeds from customer payments for our products.

Investing activities

Cash used in investing activities during the year ended June 30, 2023 was AUD$2,820,536. This consisted of cash used to purchase property, plant and equipment.

Cash used in investing activities during the year ended June 30, 2022 was AUD$345,777. This consisted of cash used to purchase property, plant and equipment.

Financing activities

Cash used in financing activities during the year ended June 30, 2023 was AUD$1,777,040. This consisted of cash used in the repayment of borrowings less proceeds from borrowings.

Cash provided by financing activities during the year ended June 30, 2022 was AUD$66,357. This consisted of cash provided by proceeds from borrowings.

Off-Balance Sheet Arrangements

During the periods presented we did not have, nor do we currently have, any off-balance sheet arrangements as defined in the rules and regulations of the SEC.

Critical accounting policies

AOI prepares its financial statements in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. In doing so, it has to make estimates and assumptions that affect its reported amounts of assets, liabilities, revenues and expenses, as well as related disclosure of contingent assets and liabilities. To the extent that there are material differences between these estimates and actual results, AOI’s financial condition or operating results and margins would be affected. AOI bases its estimates on past experience and other assumptions that it believes are reasonable under the circumstances, and it evaluates these estimates on an ongoing basis. AOI refers to accounting estimates of this type as critical accounting policies and estimates, which is discussed further in its consolidated financial statements.

MANAGEMENT OF PUBCO AFTER THE BUSINESS COMBINATION

At the effective time of the business combination, in accordance with the terms of the Business Combination Agreement, the board of directors and executive officers of Pubco will be as follows. Upon completion of the Business Combination, our executive officers will be full-time employees.

Information about Officers, Directors and Nominees

Name	Age	Position
Executive Officers
Gary Seaton	69	Chief Executive Officer and Chairman
Bob Wu	44	Chief Financial Officer
Non-Executive Directors
Kapil Singh	48	Director
Kevin Chen	47	Director
Menaka Athukorala	52	Director
Gowri Shankar	44	Director

Executive Officers

Gary Seaton, Chief Executive Officer and Chairman of the Board of Directors, has served as a director and the Secretary of AOI since its inception. Mr. Seaton has also served as the Managing Director of Cootamundra Oilseeds Pty Ltd. (“Cootamundra”), Cowcumbla Investments Pty Ltd (“Cowcumbla”) and CQ Oilseeds Pty Ltd. since 2014, and Energreen Nutrition Australia Pty Ltd. — Brisbane Australia since 2013. Cootamundra and Cowcumbla are the operating subsidiaries of AOI. Mr. Seaton has more than 42 years of experience in the field of international business operations, and he is a social entrepreneur. He currently serves as the Chairman of G&G Group of Companies (“G&G Group”), which is the parent company founded in Singapore and oversees all business except for Australian companies. G&G Group has operations in Singapore, Malaysia, Sri Lanka, Africa, India and Australia, predominately in the agricultural, commodities and renewable energy sector. Mr. Seaton is also the majority owner and Director of Energreen Nutrition & Bioenergy plantations and is part of the Investment Committee of Aditya Birla Sunlife Global Clean Energy Fund. We believe Mr. Seaton is qualified to serve as a director of Pubco given his extensive experience in international business operations and the oilseed industry.

Bob Wu, Chief Financial Officer, has served as Group Chief Financial Officer of AOI since January 1, 2022, and Financial Controller of Energreen Nutrition Australia Pty Ltd. since June 2021. Mr. Wu has more than 17 years’ experience in finance, controllership and accounting. Prior to joining the AOI group, Mr. Wu worked as a Senior Financial Controller from November 2018 to June 2020 at Lenards Pty Ltd., and JV Finance Manager for Asia Pacific Region at Sealy Australia from December 2017 to June 2018. Prior to that, Mr. Wu spent 3.5 years with CNOOC Australia Investment as a Finance Manager, reporting analysis and project audit in Oil & Gas joint operation, which valued at $27 billion in Australia east coast. Mr. Wu also has eight years of experience as an external auditor in Ernst & Young, and specialized in capital raising, joint venture accounting and statutory financial reporting. We believe Mr. Wu is qualified to serve as a director of Pubco given his extensive experience in finance and accounting.

Non-Executive Directors

Kapil Singh, Director (Independent), Compensation Committee Chair — Mr. Singh is a founder and Director of Kapital Global LLC FZ and KGV Global FZE, which both provide strategic investments and advisory services. Mr. Singh worked with Citigroup Credit Services India Limited, Standard Chartered and NYSE listed HDFC Bank (HDB: NYSE). Mr. Singh has extensive knowledge and networking in the small and micro-cap space in developed, emerging and frontier markets, and he also has experience in cross-border transactions across sectors including agriculture and commodity businesses. Mr. Singh holds a post-graduate degree (2012) in International Business from Indian Institute of Foreign Trade New Delhi Campus. We believe Mr. Singh is qualified to serve as a director of Pubco given his experience with emerging markets and U.S. publicly listed companies.

Menaka Athukorala, Director (Independent), Nomination Committee Chair — Mr. Athukorala has serves as Executive Director of Lotus Renewable Energy Pvt. Ltd. (Sri Lanka), and Director of Lotus Hydro Power PLC since 2016. He also carries out duties and responsibilities in the capacity of a Chief Executive Officer of Hatton Plantations, and Chief Operating Officer and Country Manager Cum Director of Lotus Renewable Energy Pvt. Mr. Athukorala worked up to 2013 and left a Deputy General Manager and joined Lalan Rubber as the Group General Manager. His career path started as a Junior Assistant Superintendent in 1992 and became Superintendent at Salawa Estate under Pussellawa Plantations Limited in 2002. Mr. Athukorala studied at Nalanda College Colombo, and holds a Higher National Diploma of Plantation Management and Agriculture.

Kevin Chen, Director (Independent) — The description of the experiences of Kevin Chen, expected independent director of Pubco, is included in the section of this proxy statement/prospectus entitled “Other Information Related to EDOC — Directors and Executive Officers.”

Gowri Shankar, Director (Independent), Audit Committee Chair — Mr. Shankar has served as Director of Lotus Hydro Power PLC since July 2016, and Director of Hatton plantations PLC since May 2019. He is a member of Audit Committee, Third Party Related Transaction Committee, Remuneration Committee of Lotus Hydro Power PLC and Hatton Plantations PLC, which are public companies listed on Colombo Stock Exchange. He is also the Group Director — Investments & Strategy for G&G Group of Companies, Singapore. Mr. Shankar worked in private banks for more than 10 years, and has handled portfolio management services for HNI’s & Corporates. Mr. Shankar graduated from NIT Jalandhar with a Bachelor of technology in BTech (Machine Designing & Automation Engineering) in 2001, and National Institute of Technology Warangal with an MBA (Marketing & System) in 2003.

The business and affairs of Pubco will be managed by or under the supervision of the Pubco Board following completion of the Business Combination. Immediately after Closing, the Pubco Board will consist of five directors: Gary Seaton, Gowri Shankar, Kapil Singh, Kevin Chen and Menaka Athukorala, with Gary Seaton expected to serve as Chairman of the Pubco Board. The primary responsibilities of the Pubco Board will be to provide oversight, strategic guidance, counselling and direction to Pubco’s management. The Pubco Board will meet on a regular basis and additionally as required.

A majority of Pubco’s directors and officers are located outside of the United States and are nationals or residents of jurisdictions other than the United States, and all or a substantial portion of their assets are located outside of the United States. Gary Seaton and Bob Wu and reside in Australia. Menaka Athukorala resides in Sri Lanka and Kapil Singh and Gowri Shankar reside in India. As a result, it may be difficult for investors to effect service of process within the United States upon these persons, or to enforce judgments obtained in U.S. courts against us or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. See “Enforceability of Civil Liabilities” for further information.

Family Relationships

There are no family relationships between any of Pubco’s executive officers and directors or director nominees.

AOI’s Executive Compensation

None of AOI’s directors or executive officers has received any compensation for services rendered to date. Further, no cash compensation has accrued to AOI’s director and executive officers who were employed by AOI to date.

Director and Officer Compensation Following the Business Combination

Following the Closing, Pubco intends to develop an executive compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. The initial determinations with respect to director and executive compensation after the Business Combination have been determined by the compensation committee of the Pubco Board, please see section “Executive Compensation”.

Controlled Company Exemption

Upon consummation of the Business Combination, Gary Seaton, Chief Executive Officer and founder, will beneficially own more than 50% of the combined voting power for the election of directors of Pubco. As a result, Pubco will be a “controlled company” within the meaning of Nasdaq listing rules and would be eligible to elect not to comply with certain corporate governance standards, including, but not limited to, the following requirements:

•        that a majority of its board of directors consist of directors who qualify as “independent” as defined under the rules of Nasdaq;

•        that it has a nominating and corporate governance committee composed entirely of independent directors; and

•        that it has a compensation committee composed entirely of independent directors.

Although Pubco does not intend to rely on such exemptions initially following the consummation of the Business Combination, Pubco may elect to utilize one or more of these exemptions for so long as it remains a “controlled company.” Accordingly, you may not have the same protections afforded to shareholders of companies that are subject to all of these corporate governance requirements. In the event that Pubco ceases to be a “controlled company” and its shares continue to be listed on the Nasdaq, Pubco will be required to comply with these provisions within the applicable transition periods. See “Risk Factors — Risks Related to Our Securities Following the Business Combination and AOI Operating as a Public Company.”

Foreign Private Issuer

Pubco is a foreign private issuer within the meaning of the rules under the Exchange Act and, as such, Pubco is permitted to follow the corporate governance practices of its home country, the Cayman Islands, in lieu of the corporate governance standards of Nasdaq applicable to U.S. domestic companies. For example, Pubco is not required to have a majority of the board consisting of independent directors nor have a compensation committee or a nominating and corporate governance committee consisting entirely of independent directors. Pubco may elect to follow its home country’s corporate governance practices as long as it remains a foreign private issuer. As a result, Pubco’s shareholders may not have the same protection afforded to shareholders of U.S. domestic companies that are subject to Nasdaq corporate governance requirements. As a foreign private issuer, Pubco is also subject to reduced disclosure requirements and are exempt from certain provisions of the U.S. securities rules and regulations applicable to U.S. domestic issuers such as the rules regulating solicitation of proxies and certain insider reporting and short-swing profit rules. Nonetheless, Pubco intends to align itself with the practices adopted by Nasdaq-listed U.S. domestic companies to the best of its ability to provide its shareholders with enhanced transparency and protection.

Independence of Directors

As a result of its securities being listed on Nasdaq following consummation of the Business Combination, Pubco will adhere to the rules of such exchange, as applicable to foreign private issuers and controlled companies, in determining whether a director is independent. The board of directors of Pubco has consulted, and will consult, with its counsel to ensure that the board of director’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors.

Upon the Closing, we anticipate that the size of Pubco’s board of directors will be five directors, three of whom will qualify as independent within the meaning of the independent director guidelines of Nasdaq. We anticipate that Gowri Shankar, Kapil Singh, Kevin Chen and Menaka Athukorala will be “independent directors” as defined in the rules of Nasdaq and applicable SEC rules.

Risk Oversight

The Pubco Board is responsible for overseeing Pubco’s risk management process. The Pubco Board will focus on Pubco’s general risk management strategy, the most significant risks facing Pubco, and oversight of the implementation of risk mitigation strategies by the management of Pubco. Pubco’s audit committee will also be responsible for discussing Pubco’s policies with respect to risk assessment and risk management.

The Pubco Board appreciates the evolving nature of its business and industry and will be actively involved with monitoring new threats and risks as they emerge. In particular, the Pubco Board will be responsible for closely monitoring the rapidly evolving COVID-19 pandemic, its potential effects on Pubco’s business, and risk mitigation strategies.

Committees of the Board of Directors

Upon consummation of the Business Combination, Pubco will establish a separately standing audit committee, nominating committee and compensation committee. The Pubco Board will adopt a charter for each of these committees. Pubco intends to comply with future Nasdaq requirements to the extent they will be applicable to Pubco.

Audit Committee

Upon the Closing, Pubco’s audit committee will be composed of Gowri Shankar, Menaka Athukorala and Kevin Chen, with Gowri Shankar serving as chairperson. Pubco’s Board has determined that all such directors meet the independence requirements under the Nasdaq Listing Rules and under Rule 10A-3 of the Exchange Act. Each member of the audit committee is financially literate, in accordance with Nasdaq audit committee requirements, and possesses prior experience sitting in auditing committees of publicly-listed companies. In arriving at this determination, the Pubco Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

Nomination Committee

Upon the Closing, Pubco’s nomination committee will be composed of Kapil Singh, Menaka Athukorala and Kevin Chen, with Menaka Athukorala with serving as chairperson. The nomination committee is responsible for the assessment of the performance of the board, considering and making recommendations to the board with respect to the nominations or elections of directors and other governance issues.

Compensation Committee

Upon the Closing, Pubco’s compensation committee will be composed of Kapil Singh, Gowri Shankar and Kevin Chen, with Kapil Singh serving as chairperson. The compensation committee is responsible for reviewing and making recommendations to the Pubco Board regarding its compensation policies for its officers and all forms of compensation. The compensation committee will also administer Pubco’s equity-based and incentive compensation plans and make recommendations to the Pubco Board about amendments to such plans and the adoption of any new employee incentive compensation plans.

Code of Ethics

Pubco will adopt a Code of Ethics that applies to all of its employees, officers, and directors. This includes Pubco’s principal executive officer, principal financial officer, and principal accounting officer or controller, or persons performing similar functions. We intend to disclose on our website any future amendments of the Code of Ethics or waivers that exempt any principal executive officer, principal financial officer, principal accounting officer or controller, persons performing similar functions, or our directors from provisions in the Code of Ethics.

Shareholder Communication with the Board of Directors

Shareholders and other interested parties may communicate with the board of directors, including non-management directors, by sending a letter to us at Australian Oilseeds Investments Pty Ltd., 126 – 142 Cowcumbla Street, Cootamundra, Australia, attention Mr. Bob Wu, Chief Financial Officer for submission to the board of directors or committee or to any specific director to whom the correspondence is directed. Shareholders communicating through this means should include with the correspondence evidence, such as documentation from a brokerage firm, that the sender is a current record or beneficial shareholder of Pubco. All communications received as set forth above will be opened by the Corporate Secretary or his or her designee for the sole purpose of determining whether the contents contain a message to one or more of our directors. Any contents that are not advertising materials, promotions of a product or service, patently offensive materials or matters deemed, using reasonable judgment, inappropriate for the board of directors will be forwarded promptly to the chairman of the board of directors, the appropriate committee or the specific director, as applicable.

DIRECTOR AND OFFICER COMPENSATION

AOI Executive Officer and Director Compensation

None of our directors or officers has received any compensation for services rendered to date. No compensation of any kind, including finder’s and consulting fees, will be paid to AOI’s existing directors, officers or any of their respective affiliates, for services rendered prior to or in connection with the completion of the Business Combination. Since its formation, AOI has granted share options and other equity or equity-based awards under long-term incentive plans to any of its directors or officers.

After the Business Combination, members of AOI’s management team who remain with Pubco may be paid consulting, management or other fees with any and all amounts being fully disclosed to shareholders, to the extent then known. The amount of such compensation will be up to the directors of Pubco to determine director and executive officer compensation.

The compensation of our directors requires the approval of our compensation committee and the subsequent approval of the board of directors.

EDOC Executive Officer and Director Compensation

No compensation will be paid to EDOC’s Sponsor, officers and directors, or any of their respective affiliates, prior to or in connection with the consummation of EDOC’s initial business combination. Additionally, these individuals are reimbursed for any out-of-pocket expenses incurred in connection with activities on EDOC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. EDOC’s independent directors review on a quarterly basis all payments that are made to EDOC’s Sponsor, officers, directors, or our or their affiliates.

After the completion of EDOC’s initial business combination, such as the Transactions, members of EDOC’s management team who remain with Pubco, may be paid consulting, management or other fees from the combined company. Any compensation to be paid to EDOC’s officers will be determined, or recommenced, to the board of directors for determination, either by a committee constituted solely by independent directors or by a majority of the independent directors on EDOC’s board of directors.

EDOC does not intend to take any action to ensure that members of our management team maintain their positions with Pubco after the consummation of our initial business combination, although it is possible that some or all of EDOC’s officers and directors may negotiate employment or consulting arrangements to remain with us after the initial business combination. The existence or terms of any such employment or consulting arrangements to retain their positions may influence our management’s motivation in identifying or selecting a target business but we do not believe that the ability of EDOC’s management to remain with Pubco after the consummation of EDOC’s initial business combination will be a determining factor in our decision to proceed with the Business Combination. EDOC is not party to any agreements with our officers and directors that provide for benefits upon termination of employment.

Director and Officer Compensation Following the Business Combination

Following the Closing, Pubco intends to develop a compensation program that is consistent with existing compensation policies and philosophies of Nasdaq-listed peer companies, which are designed to align the interest of executive officers with those of its stakeholders, while enabling Pubco to attract, motivate and retain individuals who contribute to the long-term success of Pubco. The initial determinations of compensation of directors and officers after the Business Combination are as follows:

Name	Position	Cash Compensation (AUD)		Equity Compensation
Executive Officers
Gary Seaton	Chief Executive Officer and Chairman	$200,000	(1)	TBD
Bob Wu	Chief Financial Officer	$150,000	(1)	TBD
Non-Executive Directors
Kapil Singh	Director	$100,000	(2)	—
Kevin Chen	Director	$100,000	(2)	—
Menaka Athukorala	Director	$30,000	(2)	—
Gowri Shankar	Director	$30,000	(2)	—

____________

(1)      Represents annual salary provided for in the respective executive officer’s executive employment agreement to be executed upon Closing of the Business Combination. See “Employment Arrangements with Executive Officers” below for summary.

(2)      Represents annual director fee commencing at the Closing of the Business Combination.

Executive Employment Agreements with Executive Officers

Certain executive officers of Pubco will enter into executive employment agreements with Pubco in the form attached hereto as Exhibits 10.25 and 10.26 (“Employment Agreement”), as follows:

Simultaneously with the Closing, Pubco intends to enter into an executive employment agreement with Gary Seaton as Chief Executive Officer and Chairman of the Board. The executive employment agreement with Mr. Seaton provides that Mr. Seaton will hold the position of Chief Executive Officer of Pubco with a base annual salary of AUD$200,000. Under the agreement, Mr. Seaton’s employment is at will and will continue until either Mr. Seaton or Pubco notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Seaton’s employment is terminated by Pubco without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

Simultaneously with the Closing, Pubco intends to enter into an executive employment agreement with Bob Wu as Chief Financial Officer. The executive employment agreement with Mr. Wu provides that Mr. Wu will hold the position of Chief Financial Officer of Pubco with a base annual salary of AUD$150,000. Under the agreement, Mr. Wu’s employment is at will and will continue until either Mr. Wu or Pubco notifies the other party at least 60 days written notice of intent to terminate employment. If. Mr. Wu’s employment is terminated by Pubco without “cause”, he is entitled to receive (i) continued base salary payments for 6 months following termination; (ii) accrued but unpaid base salary through the termination date; (iii) reimbursement for any unreimbursed pre-approved reasonable business expenses incurred through the termination date; (iv) accrued but unused annual leave days; and (v) all other payments, benefits, or fringe benefits to which he shall be entitled as of the termination date under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant.

“Cause” is defined in the executive employment agreement to mean (i) the Executive’s willful failure to perform Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness); (ii) the Executive’s willful failure to comply with any valid and legal directive of the Board or the Company; (iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a major indictable offence or a crime involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company, or results in material/reputational or financial harm to the Company or its affiliates; (vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct; (vii) the Executive’s willful unauthorized disclosure of Confidential Information (as defined below); (viii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or (ix) the Executive’s engagement in conduct that brings or is reasonably likely to bring the Company negative publicity or into public disgrace, embarrassment, or disrepute. In addition, the executive’s employment shall be deemed to have terminated for Cause if, on the date the executive’s employment terminates, facts and circumstances exist that would have justified a termination for Cause, even if such facts and circumstances are discovered after such termination.

BENEFICIAL OWNERSHIP OF SECURITIES

The following table and accompanying footnotes sets forth information with respect to the beneficial ownership of (i) EDOC, as of December 22, 2023, prior to the Business Combination, and (ii) Pubco, immediately following the completion of the Business Combination, assuming that no EDOC Ordinary Shares are redeemed (“no additional redemptions”) and, alternatively, that 816,207 EDOC Ordinary Shares are redeemed in connection with the Business Combination (“maximum redemptions”):

•        each person known by EDOC to be the beneficial owner of more than 5% of outstanding EDOC Ordinary Shares or EDOC Ordinary Shares on such dates;

•        each current executive officer of EDOC and each member of EDOC’s board of directors, and all executive officers and directors of EDOC as a group;

•        each person who will become an executive officer or director of Pubco upon consummation of the Transactions and all of such executive officers and directors as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. Except as described in the footnotes below and subject to applicable community property laws and similar laws, we believe that each person listed above has sole voting and investment power with respect to such shares.

Beneficial ownership of EDOC Ordinary Shares pre-Business Combination is based on 3,620,207 EDOC Ordinary Shares issued and outstanding as of December 22, 2023.

The expected beneficial ownership of Pubco Ordinary Shares immediately following completion of the Business Combination assumes two scenarios:

•        Assuming No Additional Redemptions:    This presentation assumes that no Public Shareholders of EDOC exercise redemption rights with respect to their Public Shares upon consummation of the Business Combination.

•        Assuming Maximum Redemptions:    This presentation assumes that EDOC public shareholders holding 816,207 shares of EDOC Class A Ordinary Shares will exercise their redemption rights for AUD$14.4 million upon consummation of the Business Combination at a redemption price of approximately AUD$17.59 per share (or approximately USD$11.66 per share). The maximum redemptions amount reflects the maximum number of the EDOC’s Public Shares that can be redeemed without violating the conditions of the Business Combination Agreement and the assumption that EDOC’s Existing Organizational Documents are amended such that they will not be required to maintain a minimum net tangible asset value of at least $5,000,001 prior to or upon consummation of the Business Combination after giving effect to the payments to redeeming shareholders. This scenario includes all adjustments contained in the “no additional redemptions” scenario and presents additional adjustments to reflect the effect of the maximum redemptions. Should the NTA Proposal not be approved, EDOC would not be permitted to proceed with the Business Combination.

Both scenarios assume that there will be an aggregate of 3,620,207 EDOC Ordinary Shares issued and outstanding immediately prior to the completion of the Business Combination, which shares will have been exchanged for Pubco Ordinary Shares upon completion of the Business Combination.

Both scenarios assume that, at the Closing, an estimated 18,646,643 Pubco Common Shares will be issued to the AOI shareholders, based on the number of shares of AOI outstanding on a fully-diluted and as-converted basis as of December 22, 2023 and assume that, on or prior to the Closing, the Share Exchange has taken place.

The beneficial ownership information below: (i) excludes the shares underlying the Public Warrants and the Private Warrants; (ii) excludes the Pubco Ordinary Shares expected to be reserved for issuance or grant pursuant to the Incentive Plan; (iii) includes the shares which will be issued upon conversion of the Rights at the Closing; and (iv) assumes that the number of outstanding securities and securities convertible or exercisable within 60 days of December 22, 2023 of each of EDOC, AOI and Pubco are the same, upon consummation of the Business Combination, as the number of such securities outstanding and convertible or exercisable within 60 days as of December 22, 2023. Based on the foregoing assumptions, we estimate that there would be 23,745,802 Pubco Ordinary Shares issued and outstanding immediately following the consummation of the business combination in the “no additional redemptions” scenario, and 22,899,857 Pubco Common Shares issued and outstanding immediately following the consummation of the business combination in the “maximum redemptions” scenario. If the actual facts are different from the foregoing assumptions, ownership figures in Pubco and the columns under “Assuming No Additional Redemption” and “Assuming Maximum Redemptions” in the table that follows will be different.

Unless otherwise noted in the footnotes to the following table, and subject to applicable community property laws, the persons and entities named in the table have sole voting and investment power with respect to their beneficially owned securities. Except as indicated in the footnotes to the table, each of the security holders listed below has sole voting and investment power with respect to EDOC Ordinary Shares or Pubco Common Shares owned by such shareholders.

Pre-Business Combination Beneficial Ownership Table of EDOC

	Class A Ordinary Shares		Class B Ordinary Shares(2)		Approximate Percentage of Outstanding Shares of Ordinary Shares
Name and Address of Beneficial Owner(1)	Number of Shares Beneficially Owned	Approximate Percentage of Class	Number of Shares Beneficially Owned	Approximate Percentage of Class
American Physicians LLC(3)	2,099,152	58.0%	1	*	58.0%
Kevin Chen	—	—	—	—	—
Bob Ai	—	—	—	—	—
Gang Li	—	—	—	—	—
Yan Michael Li	—	—	—	—	—
Jintao Zheng	—	—	—	—	—
All executive officers and directors as a group (five individuals)	—	—	—	—	—
Other 5% Stockholders	—	—	—	—	—
Harraden Circle Investors, LP(4)	305,575	8.4%	—	—	8.4%
Mint Tower Capital Management B.V.(5)	191,212	5.3%	—	—	5.3%
Meteora Capital, LLC(6)	238,317	6.6%	—	—	6.6%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o EDOC, 7612 Main Street Fishers, Suite 200, Victor, NY 14564.

(2)      Represents Founder Shares. These Class B Ordinary Shares are convertible into Class A Ordinary Shares on a one-for-one basis, subject to adjustment.

(3)      Xiaoping Becky Zhang is the sole managing member of our Sponsor. As a result, Ms. Zhang may be deemed to have voting and investment discretion with respect to the EDOC Ordinary Shares held by our Sponsor.

(4)      According to Schedule 13G/A filed with the SEC on February 15, 2023, these shares are directly beneficially owned by Harraden Fund. Harraden GP is the general partner to Harraden Fund, and Harraden LLC is the general partner of Harraden GP. Harraden Adviser serves as investment manager to Harraden Fund. Mr. Fortmiller is the managing member of each of Harraden LLC and Harraden Adviser. In such capacities, each of Harraden GP, Harraden LLC, Harraden Adviser and Mr. Fortmiller may be deemed to indirectly beneficially own the Shares reported herein directly beneficially owned by Harraden Fund. The number of Public Shares held by Harradan Circle Investors, LP is reported as of December 31, 2022, which does not reflect any redemption of Public Shares by Harradan Circle Investors, LP in connection with the February 2023 extension, the August 2023 extension, the November 2023 extension or any other transactions after December 31, 2022. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect Harradan Circle Investors, LP’s current beneficial ownership. The address of the principal business office of each Reporting Person is 299 Park Avenue, 21st Floor, New York, NY 10171.

(5)      The number of shares reported as beneficially owned by Mint Tower Capital Management B.V. (“Mint Tower”) is based on (i) 141,212 Founder Shares, which were converted into Class A Ordinary Shares in March 2023; and (ii) 50,000 Public Shares reported as of September 30, 2023 according to Mint Tower’s Form 13F filed with the SEC on November 13, 2023, which does not reflect any redemption of Public Shares by Mint Tower in connection with the November 2023 extension or any other transactions with respect to the Public Shares after September 30, 2023. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect Mint Tower’s current beneficial ownership

(6)      The number of shares reported as beneficially owned by Meteora Capital, LLC (“Meteora Capital”) is based on (i) 141,212 Founder Shares, which were converted into Class A Ordinary Shares in March 2023; and (ii) 97,105 Public Shares reported as of September 30, 2023 according to Meteora Capital’s Form 13F filed with the SEC on November 13, 2023, which does not reflect any redemption of Public Shares by Meteora Capital in connection with the November 2023 extension or any other transactions with respect to the Public Shares after September 30, 2023. Accordingly, the number of Public Shares and the percentages set forth in the table may not reflect Meteora Capital’s current beneficial ownership

Pre-Business Combination Beneficial Ownership Table of AOI

Name and Address of Beneficial Owner	Class A Ordinary Shares	Percentage Ownership
JSKS Enterprises Pty Ltd.(1)	1,816,865	70.35%
KGV Global FZE(2)	526,949	20.42%
Amit Nayyar(3)	64,923	2.51%
Sonia Vig(4)	53,750	2.08%
Karishma Investments Pte Ltd.(5)	60,000	2.32%
Shum Chame Enterprises Pte Ltd.(6)	60,000	2.32%
Totals	2,582,487	100%

____________

(1)      JSKS Enterprises Pty. Ltd. is the record holder of the shares reported herein. Mr. Gary Seaton, Chief Executive Officer of AOI, is the 100% owner of JSKS Enterprises Pty. Ltd. and may be deemed the beneficial owner of the Pubco Ordinary Shares owned by JSKS Enterprises Pty. Ltd.

(2)      KGV Global FZE is the record holder of the shares reported herein. Mr. Kapil Singh, Director of Pubco, holds 100% voting power of KGV Global FZE and may be deemed the beneficial owner of the Pubco Ordinary Shares owned by KGV Global FZE.

(3)      Amit Nayyar is an individual residing the UAE.

(4)      Sonia Vig is an individual residing the UAE.

(5)      Karishma Investments Pte Ltd. is an Exempt Private Company Limited by Shares, incorporated on March 9, 2018 in Singapore.

(6)      Shum Chame Enterprises Pte Ltd. is an Exempt Private Company Limited by Shares, incorporated on January 19, 2015 in Singapore.

Post-Business Combination Beneficial Ownership Table of Pubco

The following table sets forth information regarding the beneficial ownership of the Pubco Ordinary Shares as of the Closing of the Business Combination by:

•        each person known by us to be the beneficial owner of more than 5% of our outstanding ordinary shares;

•        each of our executive officers, directors and director nominees that beneficially owns ordinary shares; and

•        all our executive officers, directors and director nominees as a group.

Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our ordinary shares beneficially owned by them. The percentage ownership in the table is based on two scenarios: (i) 23,745,802 Pubco Ordinary Shares outstanding at Closing of the Business Combination, assuming no additional redemptions, and (ii) 22,899,857 Pubco Ordinary Shares outstanding at Closing of the Business Combination, assuming maximum additional redemptions, and in each case assumes all of the Public Rights are converted at Closing of the Business Combination.

Name of Shareholder(1)	Assuming No Additional Redemptions			Assuming Maximum Redemptions
	Number of Shares Beneficially Owned		Approximate Percentage of Class	Number of Shares Beneficially Owned		Approximate Percentage of Class
Directors and Executive Officers Post-Business Combination:
Gary Seaton(2)	13,731,360		57.8%	13,731,360		59.9%
Bob Wu	—		—	—		—
Kapil Singh(3)	4,027,866		16.96%	4,027,866		17.59%
Kevin Chen(6)	197,000		0.83%	197,000		0.86%
Menaka Athukorala	—		—	—		—
Gowri Shankar	—		—	—		—
All post-Business Combination directors and executive officers as a group (6 individuals)
Five Percent (5%) Shareholders:
American Physicians LLC(4)(7)	2,248,053	(5)	9.47%	2,248,053	(5)	9.82%

____________

(1)      Unless otherwise indicated, the business address of each of the individuals is c/o EDOC, 7612 Main Street Fishers, Suite 200, Victor, NY 14564.

(2)      JSKS Enterprises Pty. Ltd. is the record holder of the shares reported herein. Mr. Gary Seaton, Chief Executive Officer of AOI, is the 100% owner of JSKS Enterprises Pty. Ltd. and may be deemed the beneficial owner of the Pubco Ordinary Shares owned by JSKS Enterprises Pty. Ltd.

(3)      KGV Global FZE is the record holder of the shares reported herein. Mr. Kapil Singh, Director of Pubco, holds 100% voting power of KGV Global FZE and may be deemed the beneficial owner of the Pubco Ordinary Shares owned by KGV Global FZE.

(4)      Xiaoping Becky Zhang is the sole managing member of EDOC’s Sponsor, American Physicians LLC. As a result, Ms. Zhang may be deemed to have voting and investment discretion with respect to the EDOC Ordinary Shares held by EDOC’s Sponsor.

(5)      Represents (i) 1,485,153 Pubco Ordinary Shares issued in exchange for the Sponsor’s Founder Shares (following the transfer of 200,000 Pubco Ordinary Shares to Pubco), (ii) 41,400 Pubco Ordinary Shares issued upon conversion of Rights, (iii) 414,000 Pubco ordinary Shares issued in exchange for the Sponsor’s Private Shares, (iv) 207,000 Pubco Ordinary Shares issuable upon exercise of warrants and (v) 107,500 Pubco Ordinary Shares issuable upon the conversion of certain Sponsor Notes. Xiaoping Becky Zhang is the sole managing member of our Sponsor. As a result, Ms. Zhang may be deemed to have voting and investment discretion with respect to the EDOC Ordinary Shares held by our Sponsor.

(6)      Mr. Kevin Chen is Chairman of the board of directors and Chief Executive Officer of EDOC and holds an interest in EDOC’s Sponsor and is entitled to receive 197,000 Pubco Ordinary Shares at the Closing of the Business Combination. Mr. Chen disclaims any beneficial interest other than to the extent of his actual pecuniary interest.

(7)      The figures relating to the Sponsor do not reflect the intended Sponsor Distribution.

At any time prior to the Meeting, during a period when they are not then aware of any material nonpublic information regarding EDOC or its securities, EDOC’s directors and officers, the Sponsor, AOI and/or their respective affiliates may purchase Public Shares, Public Warrants or Public Rights from investors, or they may enter into transactions with such investors and others to provide them with incentives to acquire EDOC Ordinary Shares. As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements with respect to such a transaction have been entered into with any such person. If such a transaction were to occur, it is contemplated that, in accordance with the SEC’s Compliance and Disclosure Interpretation 166.01, such persons would agree, among other things, that: (i) the purchase price for the EDOC Ordinary Shares will not exceed the redemption price; (ii) the persons described above will waive redemption rights, if any, with respect to the Public Shares they acquire in such transactions; and (iii) any such EDOC Ordinary Shares acquired by the persons described above would not vote on the Business Combination Proposal.

The purpose of such share purchases and other transactions would be to increase the likelihood that the conditions to the consummation of the Business Combination are satisfied. This may result in the completion of our Business Combination that may not otherwise have been possible. While the exact nature of any such incentives has not been determined as of the date of this proxy statement/prospectus, they might include, without limitation, arrangements to protect such investors or holders against potential loss in value of their shares, including the granting of put options.

As of the date of this proxy statement/prospectus, there have been no such discussions and no agreements to such effect have been entered into with any such investor or holder. If such arrangements or agreements are entered into, EDOC will file a Current Report on Form 8-K prior to the Meeting to disclose any arrangements entered into or significant purchases made by any of the aforementioned persons and the consideration received by each party in connection with such arrangements. Any such report will include (i) the amount of EDOC Ordinary Shares purchased and the purchase price; (ii) the purpose of such purchases; (iii) the impact of such purchases on the likelihood that the Business Combination transaction will be approved; (iv) the identities or characteristics of security holders who sold shares if not purchased in the open market or the nature of the sellers; and (v) the number of EDOC Ordinary Shares for which EDOC has received redemption requests. Entering into any such incentive arrangements may have a depressive effect on outstanding EDOC Ordinary Shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either prior to or immediately after the Meeting.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

EDOC

In September 2020, we issued an aggregate of 2,875,000 Founder Shares to our initial shareholders for an aggregate purchase price of $25,000, or approximately $0.01 per share, with 2,875,000 shares issued to our Sponsor, American Physicians LLC. On November 9, 2020, the Sponsor surrendered an aggregate of 287,500 Founder Shares, which were cancelled, resulting in an aggregate of 2,587,500 Founder Shares outstanding and held by the Sponsor. On December 24, 2020, our Sponsor forfeited 337,500 Founder Shares following the expiration of the exercise period for the underwriters’ over-allotment option in connection with our IPO.

Our Initial Shareholders have agreed not to transfer, assign or sell any of the Founder Shares (except to certain permitted transferees as described below) until, with respect to 50% of the founder shares, the earlier of (i) six months after the date of the consummation of our initial business combination or (ii) the date on which the closing price of our ordinary shares equals or exceeds $12.50 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after our initial business combination, with respect to the remaining 50% of the founder shares, upon six months after the date of the consummation of our initial business combination, or earlier, in either case, if, subsequent to our initial business combination, we consummate a subsequent liquidation, merger, share exchange or other similar transaction which results in all of our shareholders having the right to exchange their ordinary shares for cash, securities or other property.

On November 12, 2020, simultaneously with the closing of our initial public offering, our Sponsor purchased an aggregate of 414,000 Insider Units in a private placement at a purchase price of $10.00 per unit, generating gross proceeds of $4,140,000. Our Sponsor has agreed not to transfer, assign or sell any of the shares included in the Placement Units and the respective ordinary shares underlying the Private Rights and Private Warrants included in the Placement Units until 30 days after the completion of our initial business combination.

Our Sponsor previously agreed to make available to us office space, utilities and secretarial and administrative services, as we may require from time to time, at a rate of $10,000 per month. Effective March 31, 2021, we terminated the agreement (and any accrued obligations pursuant thereto) under which we were obligated to make such monthly payments. Since our initial public offering, we have paid for services rendered and expenses advanced by our Sponsor on an as-needed basis.

Other than reimbursement of any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations, no compensation or fees of any kind, including finder’s fees, consulting fees, non-cash payments or other similar compensation, will be paid to our officers or directors, or to any of their respective affiliates, prior to or with respect to our initial business combination (regardless of the type of transaction that it is). Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates and will be responsible for reviewing and approving all related party transactions as defined under Item 404 of Regulation S-K, after reviewing each such transaction for potential conflicts of interests and other improprieties.

Our Sponsor entered into an agreement in accordance with the guidelines of Rule 10b5-1 under the Exchange Act, to place limit orders, through ED&F Man Capital Markets Inc., an independent broker-dealer registered under Section 15 of the Exchange Act which is not affiliated with us nor part of the underwriting or selling group, to purchase an aggregate of up to 3,750,000 of our rights in the open market at market prices, and not to exceed $0.20 per right during the period commencing on the later of (i) December 10, 2020, the date separate trading of the rights commenced or (ii) sixty calendar days after the end of the “restricted period” under Regulation M, continuing until the date that was the earlier of (a) November 9, 2021 and (b) the date that we announced that we had entered into a definitive agreement in connection with our initial business combination, or earlier in certain circumstances as described in the limit order agreement.

The limit orders required such members of our Sponsor to purchase any rights offered for sale (and not purchased by another investor) at or below a price of $0.20, until the earlier of (x) the expiration of the buyback period or (y) the date such purchases reach 3,750,000 rights in total. Our Sponsor would not have any discretion or influence with respect to such purchases and will not be able to sell or transfer any rights purchased in the open market pursuant to such agreements until following the consummation of a business combination. It was intended that the broker’s purchase obligation would be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. I-Bankers also agreed to purchase up to 1,250,000 of our rights in the open market at market prices not to exceed $0.20 per right, on substantially similar terms as our Sponsor. The obligations to make any such purchases expired on November 9, 2021, and as of December 31, 2021, no limit orders were placed by our Sponsor or I-Bankers.

In connection with and prior to the Closing, the Sponsor intends to liquidate its assets by distributing the EDOC Ordinary shares and Private Units held by the Sponsor to its members (the “Sponsor Distribution”). In addition, in order to finance transaction costs in connection with an intended initial business combination, our Sponsor or an affiliate of our Sponsor or our officers and directors may, but are not obligated to, loan us funds as may be required. If we consummate our initial business combination, we would repay such loaned amounts. In the event that the initial business combination does not close, we may use a portion of the offering proceeds held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Such loans would be evidenced by promissory notes. The notes would either be paid upon consummation of our initial business combination, without interest, or, at the lender’s discretion, up to $1,500,000 of the notes may be converted upon consummation of our business combination into additional private units at a price of $10.00 per unit (which, for example, would result in the holders being issued 150,000 ordinary shares if $1,500,000 of notes were so converted, as well as 150,000 rights to receive 15,000 shares and 150,000 warrants to purchase 75,000 shares).

On November 9, 2021, the EDOC Board approved the first extension (the “First Extension”) of the date by which EDOC has to consummate an initial business combination from November 12, 2021, to February 12, 2022. In connection with the First Extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Initial Public Offering, for a total of $900,000. In connection therewith, EDOC issued the Sponsor an interest bearing unsecured promissory note (the “November 2021 Note”) in the principal amount of $900,000 which is payable by EDOC upon the earlier of (i) the date on which EDOC consummates its initial business combination or (ii) the liquidation of EDOC on or before February 12, 2023 (unless such date is extended). Simple interest will accrue on the unpaid principal balance of the November 2021 Note at the rate of 4% per annum based on 365 days a year. The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share (the “Conversion Units”) equal to (x) the portion of the principal amount of and accrued interest under the November 2021 Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Units issued by EDOC to the Sponsor in connection with EDOC’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the November 2021 Note. As of December 22, 2023, approximately $900,000 was outstanding under the November 2021 Note.

On February 13, 2022, EDOC issued a promissory note to the Sponsor (the “February 2022 Note”) in the principal amount of up to $750,000. The February 2022 Note was issued in connection with advances the Sponsor has made to EDOC for working capital expenses. The February 2022 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which EDOC consummates its initial business combination and (ii) the date that the winding up of EDOC is effective. At the election of the Sponsor, up to $600,000 of the unpaid principal amount of the February 2022 Note may be converted into Conversion Units upon the consummation of an initial business combination, equal to (x) the portion of the principal amount of the February 2022 Note being converted, divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the Private Units issued by EDOC to the Sponsor in connection with EDOC’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the February 2022 Note. As of December 22, 2023, approximately $750,000 was outstanding under the February 2022 Note.

On August 25, 2022, EDOC issued a promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor (the “August Extension Funds”). The August Extension Funds, which (ii) equated to $0.033 per remaining Public Share, for each calendar month (commencing on August 12, 2022 and on the 12th day of each subsequent month) until November 12, 2022; and (ii) thereafter was increased to $0.05 for each Public Share that is not redeemed, for each calendar month (commencing on November 12, 2022 and on the 12th day of each subsequent month) until February 12, 2023, that is needed to complete an initial business combination.

The principal amount of the August 2022 Note was permitted to be drawn down in three equal amounts and the balance of the August 2022 Note is payable by EDOC on the earlier of the consummation of EDOC’s initial business combination or the date of the liquidation of EDOC. As of December 22, 2023, approximately $202,500 was outstanding under the August 2022 Note.

On October 6, 2022, EDOC issued a non-interest-bearing promissory note (the “October 2022 Note”) in the principal amount of up to $500,000 to the Sponsor, which was provided to EDOC for working capital purposes. The principal balance of the October 2022 Note is payable by EDOC on the earlier of the consummation of EDOC’s initial business combination or the date of the liquidation of EDOC. As of December 22, 2023, there was $500,000 outstanding under the October 2022 Note.

On November 16, 2022, EDOC issued a promissory note (the “November 2022 Note”) in the aggregate principal amount of up to $303,993.75 (the “November Extension Funds”) to the Sponsor, pursuant to which the November Extension Funds will be deposited into the Trust Account for each Public Share that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2022 to February 12, 2023. The November 2022 Note bears no interest and is repayable in full upon the earlier of the date of the consummation of EDOC’s initial business combination, or the date of the liquidation of the Company. As of December 22, 2023, there was $303,994 outstanding under the November 2022 Note.

On January 10, 2023, EDOC issued a promissory note (the “January 2023 Note”) in the principal amount of up to $450,000 to the Sponsor. The January 2023 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. A portion of the funds borrowed from the January 2023 Note were utilized to pay the November Extension Funds into the Trust Account. As of December 22, 2023, approximately $276,000 was outstanding under the January 2023 Note.

On February 14, 2023, EDOC issued a promissory note (the “February 2023 Note”) in the aggregate principal amount of up to $256,313.40 (the “February Extension Funds”) to the Sponsor, pursuant to which the Sponsor agreed to provide EDOC with equal installments of the Extension Funds, or $42,718.90 to be deposited into the Trust Account for each month in which the date by which EDOC must consummate its initial business combination is extended, from February 12, 2023 until August 12, 2023 (or such earlier date as determined by the EDOC Board). The February 2023 Note bears no interest and is repayable in full upon the earlier of the date of the consummation of EDOC’s initial business combination, or the date of the liquidation of the Company. As of December 22, 2023, a sum of $213,595 has been drawn down on the February 2023 Note and deposited into the Trust Account.

On April 25, 2023, EDOC issued a non-interest-bearing promissory note (the “April 2023 Note”) in the principal amount of up to $175,000 to the Sponsor. The April 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The April 2023 Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023, a sum of $175,000 has been drawn down on the April 2023 Note.

On June 26, 2023, EDOC issued a non-interest-bearing promissory note (the “June 2023 Note”) in the principal amount of up to $250,000 to the Sponsor. The June 2023 Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The June 2023 Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC.

On August 15, 2023, EDOC issued a promissory note (the “August 2023 Note”) in the aggregate principal amount of up to $124,931.55 to the Sponsor. The proceeds of the August 2023 Note was in the amount to fund three months of extension payments for 832,877 Public Shares at the price of $0.05 per Public Share to be deposited into the Trust Account for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from August 12, 2023 until November 12, 2023 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $124,932 has been drawn down on the August 2023 Note and deposited into the Trust Account.

On November 8, 2023, EDOC issued a promissory note (the “November 2023 Extension Note”) in the aggregate principal amount of up to $122,431.06 to the Sponsor. The proceeds of the November 2023 Extension Note was in the amount to fund six months of extension payments for Public Shares for each month that EDOC elects to extend the date by which EDOC must consummate its initial business combination from November 12, 2023 until May 12, 2024 (or such earlier date as determined by the EDOC Board). As of December 22, 2023, a sum of $81,620.70 has been drawn down on the November 2023 Extension Note and deposited into the Trust Account.

On November 28, 2023, EDOC issued a non-interest-bearing promissory note (the “November 2023 Working Capital Note”) in the principal amount of up to $250,000 to the Sponsor. The November 2023 Working Capital Note was issued in connection with advances the Sponsor may make in the future to EDOC working capital expenses. The November 2023 Working Capital Note bears no interest and is due on the earlier of the consummation of the Business Combination or the date of the liquidation of EDOC. As of December 22, 2023, a sum of $250,000 has been drawn down on the November 2023 Working Capital Note.

After our initial business combination, such as the Business Combination, members of our management team who remain with us may be paid consulting, management or other fees from the post-closing company with any and all amounts being fully disclosed to our shareholders, to the extent then known, in the tender offer or proxy solicitation materials, as applicable, furnished to our shareholders. It is unlikely the amount of such compensation will be known at the time of distribution of such tender offer materials or at the time of a general meeting held to consider our initial business combination, as applicable, as it will be up to the directors of the post-combination business to determine executive and director compensation. See “Summary of the proxy statement/prospectus — Interests of EDOC’s initial shareholders, Sponsor, Officers and Directors in the Business Combination,” “The Business Combination Proposal — Interests of EDOC’s Directors and Officers and Others in the Business Combination,” “Certain Other Benefits in the Business Combination,” “Certain Relationships and Related Party Transactions” and “Beneficial Ownership of Securities.”

EDOC agreed, for a period commencing on November 9, 2020, and ending upon completion of EDOC’s initial business combination or its liquidation, to pay the Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Since the initial public offering, EDOC has not made any payments under the agreement and has paid for services rendered and expenses advanced by the Sponsor on an as-needed basis. Effective March 31, 2021, EDOC and Sponsor terminated the agreement and agreed to waive any accrued fees from inception. As of September 30, 2023 and December 31, 2022, no fees were due to the Sponsor.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on EDOC’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. EDOC’s audit committee will review on a quarterly basis expenses incurred and all payments that were made to the Sponsor, officers, directors or their affiliates.

All ongoing and future transactions between us and any member of our management team or his or her respective affiliates will be on terms believed by us at that time, based upon other similar arrangements known to us, to be no less favorable to us than are available from unaffiliated third parties. It is our intention to obtain estimates from unaffiliated third parties for similar goods or services to ascertain whether such transactions with affiliates are on terms that are no less favorable to us than are otherwise available from such unaffiliated third parties. If a transaction with an affiliated third party were found to be on terms less favorable to us than with an unaffiliated third party, we would not engage in such transaction.

We are not prohibited from pursuing an initial business combination with a company that is affiliated with our sponsor, officers or directors. In the event we seek to complete our initial business combination with a target that is affiliated with our sponsor, officers or directors, we, or a committee of independent directors, would obtain an opinion from an independent accounting firm, or independent investment banking firm that our initial business combination is fair to our company from a financial point of view.

We have entered into a registration rights agreement with respect to the founder shares, the shares underlying the representative’s warrants, and the securities underlying the private units.

Certain Agreements Related to the Business Combination

In connection with the Business Combination, certain agreements were entered into or will be entered into pursuant to the Business Combination by EDOC, AOI and their related persons. References below are qualified in their entirety by reference to the full text of such agreements and to the descriptions thereof included elsewhere in this proxy statement/prospectus. These agreements include:

•        Lock-Up Agreements (see the section entitled “The Business Combination Proposal — Related Agreements — Lock-Up Agreements”).

•        Non-Competition Agreements (see the section entitled “The Business Combination Proposal — Related Agreements — Non-Competition Agreements”).

•        Sponsor Support Agreement (see the section entitled “The Business Combination Proposal — Related Agreements — Sponsor Support Agreement”).

•        Insider Letter (see the section entitled “The Business Combination Proposal — Related Agreements — A&R Insider Letter Amendment”).

AOI Related Party Transactions

In 2012, JSKS Enterprises Pty Ltd. (“JSKS”) and Betar Investments Pty Ltd. (“BI”) formed AOI with two Class A shares (AUD$1 per share). Each party held one share and had 50% of ownership interest of AOI. Gary Donald Seaton and Michael Frederick Habeb Betar were the initial directors of AOI.

In 2017, AOI increased its Class A share to 10 shares. JSKS and BI each held 5 shares with the paid capital of AUD$10.

From 2012 to 2022, JSKS lent accumulated AUD$2,762,074 to Cowcumbla Investment Pty Ltd. (“Cowcumbla”), a direct subsidiary of AOI, to support its capital expenditure and working capital requirement. The accrued interest was AUD$778,683 (4%-6% per annum) and AUD$456,324 of the interest was paid to date and the balance remains outstanding.

From 2012 to 2019, JSKS lent accumulated AUD$1,057,750 through AOI to invest in Pyrenees Hay Processors Company Pty Ltd. (“PHPC”).

As of November 2023, the balance of the foregoing related party loans that AOI owes to JSKS is AUD$3,030,691 in principal and AUD776,080 of interest payable.

From 2012 to 2019, BI lent accumulated AUD$2,224,697 to Cowcumbla through AOI. AUD$42,506 of the accrued interest of AUD$117,391 was paid to date. As of the date hereof, the loan balance is AUD$0.

From 2013 to 2014, AOI lent AUD$1,665,386 to Cowcumbla to support its operation. In 2014, AUD$1,665,386 of this AOI loan to Cowcumbla was converted to 555,130 of Cowcumbla shares with conversation rate of AUD$3 per share.

From 2014 to 2015, AOI lent AUD$2,009,886 to Cowcumbla to capital expenditure and working capital requirement. In 2015, AUD$2,009,886 of the AOI loan to Cowcumbla was converted to 666,666 of Cowcumbla shares with conversation rate of AUD$3 per share.

In 2015, 88,262 of Cootamundra Oilseeds Pty Ltd. (“Cootamundra”) shares owned by AOI were converted to the equivalent number of Cowcumbla’s shares with the conversation rate of AUD$2.9 per share. As a result, AOI held 1,310,058 Class A shares in Cowcumbla.

In July 2019, JSKS, BI and AOI signed share transfer agreements as below:

•        AOI issued 2,582,477 of Class A shares (AUD$1 per share) to BI as partial settlement with the loan owned to BI and redemption of 2,582,482 Class A shares from BI along with consideration of AUD$1,057,750.

•        JSKS sold 8,677 shares of Premier Feed & Fibre Pty Ltd. to BI with the consideration of AUD$65,000.

•        AOI sold 1,000,000 shares of PHPC to BI with consideration of AUD$1,057,750.

•        Michael Frederick Habeb Betar resigned as the director of AOI as effective as 22 July 2019.

In 2021, AOI purchased additional 239,823 Class A shares of Cowcumbla from the minority shareholders with consideration of AUD$335,752 (AUD$1.4 per share). As a result, AOI held 1,549,881 number of Class A shares of Cowcumbla.

In March 2022, AOI purchased additional 135,000 Class A shares of Cowcumbla from Soon Soon SDN BHD, in which Gary Seaton owns 20% of the shares, for a purchase price AUD$405,000 at AUD$3 per share. As a result, AOI owned a total of 1,684,881 Class A shares of Cowcumbla. AOI took further related party loan from JSKS with amount of AUD$405,000 in March 2022 for working capital which remains outstanding.

In March 2022, AOI signed a share sales and purchase agreement with KGV Global FZE and sold 645,622 of Class A shares with total consideration of AUD$3,187,450 (AUD$4.94 per share). In April 2022 KGV Global FZE, sold 83,673 of Class A shares to Plus Wealth AG for a consideration of AUD 436.773 (AUD 5.22 per share).

AOI’s share ownership structure thereafter was as set forth here:

• JSKS	1,936,865 Class A shares of the Company (75.0%)
• KGV Global FZE	561,949 Class A shares of the Company (21.76%)
• Plus Wealth AG	83,673 Class A shares of the Company (3.24%)

In spring 2022, AOI borrowed funds from Energreen Nutrition Australia Pty Ltd. (“Energreen”), which is controlled by Gary Seaton (owner of 92% of Energreen), with the payable balance of AUD$2,806,069 in relation to the down payment of equipment purchase for Cootamundra plant expansion and plant expansion costs and costs associated with the Business Combination, which bears interest at 4% per annum.

In September 2022, AOI also owed Energreen with the payable balance of AUD$123,077 of the transaction cost in relation to the de-SPAC consulting service cost including PCAOB audit, legal counsel, and listing consultancy fee.

On November 8, 2023, JSKS Enterprises sold 60,000 Class A shares of the Company to Karishma Investments Pte Ltd for the price of USD46.35 per share.

On November 8, 2023, KGV Global sold 60,000 Class A shares of the Company to Shum Chame Enterprises Pte Ltd. for the price of USD46.35 per share.

On November 10, 2023, AOI redeemed Plus Wealth’s 64,923 Class A shares of the Company. On the same date, AOI sold the 64,923 Class A shares of the Company to Amit Nayyar for the price of USD51,49 per share.

On November 10, 2023, AOI redeemed Plus Wealth’s remaining 18,750 Class A shares of the Company. On the same date, AOI sold the 18,750 Class A shares of the Company to Sonia Vig for the price of USD51.49 per share.

On November 10, 2023, KGV Global sold 35,000 Class A shares of the Company to Sonia Vig on the price of USD51.49 per share.

AOI’s current share ownership structure is updated as below:

• JSKS	1,816,865 Class A shares of the Company (70.35%)
• KGV Global FZE	526,949 Class A shares of the Company (20.42%)
• Amit Nayyar	64,923 Class A shares of the Company (2.51%)
• Sonia Vig	53,750 Class A shares of the Company (2.08%)
• Karishma Investments Pte Ltd.	60,000 Class A shares of the Company (2.32%)
• Shum Chame Enterprises Pte Ltd.	60,000 Class A shares of the Company (2.32%)

Pubco

Policy and Procedures Governing Related Party Transactions

Upon consummation of the Combination, Pubco will adopt policies and procedures governing related party transactions (the “Related Party Policy”), which will include provisions regarding contracts and transactions between Pubco and interested directors or officers of Pubco, or between Pubco and any other corporation, partnership, association or other organization in which one or more of Pubco’s directors or officers are directors or officers or have a financial interest (each, an “Interested Party”).

Pursuant to the Related Party Policy, no contract or transaction between Pubco and an Interested Party will be void or voidable solely because it is with an Interested Party, or solely because the Interested Party is present or participates in the meeting of the Pubco Board or a committee thereof that authorizes the contract or transaction thereof or solely because the Interested Party’s vote is counted in approving the contract or transaction, if:

•        the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Pubco Board or the committee, and the Pubco Board or the committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of the disinterested directors, even though the disinterested directors constitute less than a quorum;

•        the material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the Pubco shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the Pubco shareholders;

•        the contract or transaction is fair as to Pubco as of the time it is authorized, approved or ratified by the Pubco Board, the committee or the Pubco shareholders.

Furthermore, it is anticipated that Pubco will adopt a written policy requiring the approval of the Pubco Board or a committee thereof of certain transactions involving Pubco and related persons.

Indemnification Agreements

Effective upon the completion of the Business Combination, the Proposed Memorandum and Articles will provide for certain indemnification rights for Pubco’s directors and executive officers, and Pubco will enter into an indemnification agreement with each of Pubco’s executive officers and directors providing for procedures for indemnification and advancements by Pubco of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Pubco or, at Pubco’s request, service to other entities, as officers or directors to the maximum extent permitted by Cayman law.

The Companies Act does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. However, such provision may be held by the Cayman Islands courts to be unenforceable, to the extent it seeks to indemnify or exculpate a fiduciary in respect of their actual fraud or willful default, or for the consequences of committing a crime.

Presently, EDOC’s Existing Organizational Documents provides for indemnification of officers and directors for any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud, willful neglect or willful default.

DESCRIPTION OF PUBCO SECURITIES

The following description of the material terms of the share capital of Pubco following the transactions includes a summary of specified provisions of the Proposed Memorandum and Articles that will be in effect upon completion of the transactions. This description is qualified by reference to of the Proposed Memorandum and Articles as will be in effect upon consummation of the Transactions, copies of which are attached to this proxy statement/prospectus as Annex B and are incorporated in this proxy statement/prospectus by reference. References in this section to “we”, “our” or “us” refer to Pubco.

The rights of shareholders described in this section are available only to Pubco’s shareholders. For the purposes of this proxy statement/prospectus, a “shareholder” means a person who holds shares of Pubco. This summary is not complete and should be read together with the Proposed Memorandum and Articles as described in “The Memorandum and Articles Proposal” and the full text of the Proposed Memorandum and Articles attached as Annex B to this proxy statement/prospectus.

Authorized Shares

Pubco’s authorized share capital will be US$50,000, divided into 500,000,000 Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares, and 5,000,000 Preference Shares, each of par value $0.0001 per share. All of Pubco’s Ordinary Shares issued and outstanding at the consummation of the Business Combination will be fully paid and non-assessable. The Proposed Memorandum and Articles will become effective upon consummation of the Business Combination. The following are summaries of material provisions of the Proposed Memorandum and Articles and the Companies Act insofar as they relate to the material terms of Pubco’s share capital.

Ordinary Shares

General

Holders of Pubco Ordinary Shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Pubco will maintain a register of its shareholders and a shareholder will only be entitled to a share certificate if the board of directors of Pubco resolves that share certificates be issued.

Immediately following the consummation of the Business Combination, JSKS Enterprises Pty Ltd. (“JSKS”) will control the voting power of a substantial majority of the outstanding Pubco Ordinary Shares. Although JSKS will control a substantial majority of the voting power of the outstanding the Pubco Ordinary Shares immediately following the consummation of the Business Combination, JSKS’s control over those shares is not permanent and is subject to reduction or elimination at any time or after certain periods as a result of a variety of factors.

Dividends

The holders of Pubco Ordinary Shares will be entitled to such dividends as may be declared by the board of directors of Pubco may in its discretion lawfully declare from time to time. Under the laws of the Cayman Islands, Pubco may pay a dividend out of either profit or the share premium account, provided that in no circumstances may a dividend be paid if this would result in Pubco being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

In respect of all matters upon which holders of Pubco Ordinary Shares are entitled to vote, voting at any meeting of shareholders will be by poll.

An Ordinary Resolution to be passed by the shareholders will require a simple majority of votes cast, including by all holders of a specific class of shares, if applicable, while a special resolution will require not less than two-thirds of votes cast.

Transfer of Ordinary Shares

Subject to applicable laws, including the Companies Act, securities laws, common law and the restrictions contained in the proposed memorandum and articles of association, any Pubco shareholders may transfer all or any of their ordinary shares by an instrument of transfer in the usual or common form or any other form approved by the board of directors of Pubco.

Notwithstanding the foregoing, the board of directors of Pubco will decline to register any transfer of any ordinary shares which were issued on terms which require them to be transferred with another share, option or warrant unless satisfactory evidence is produced of the like transfer of such share, option or warrant.

Liquidation

On a return of capital on winding up, if the assets available for distribution amongst Pubco shareholders shall be insufficient to repay all of the issued share capital, the assets will be distributed so that the losses are borne by Pubco shareholders in proportion to the par value of the shares held by them. If the assets available for distribution is more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst Pubco shareholders in proportion to the par value of the shares held by them at the commencement of the winding up, subject to a deduction from those shares in respect of which there are monies due, of all monies payable to Pubco for unpaid calls or otherwise.

Redemption of Ordinary Shares

Pubco may issue shares on terms that such Pubco Ordinary Shares are subject to redemption, at Pubco’s option or at the option of the holders thereof, on such terms and in such manner as may be determined, before the issue of such Pubco Ordinary Shares, by a board resolution of Pubco’s directors. Pubco may also repurchase any of its Pubco Ordinary Shares in such manner and on such other terms as agreed between the board of directors and the relevant shareholder. Under the Companies Act, the redemption or repurchase of any share may be paid out of Pubco’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital if Pubco can, immediately following such payment, pay its debts as they fall due in the ordinary course of business.

In addition, under the Companies Act, no such Pubco Ordinary Shares may be redeemed or repurchased (a) unless it is fully paid up, or (b) if such redemption or repurchase would result in there being no shares outstanding, other than shares held as treasury shares. In addition, Pubco’s board of directors may accept the surrender of any fully paid Pubco Ordinary Shares for no consideration.

Variations of Rights of Shares

If at any time Pubco Ordinary Shares capital is divided into different classes or series of shares, the rights attached to any class or series of shares (unless otherwise provided by the terms of issue of the shares of that class) may be varied only with consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the approval of a special resolution passed by a majority of not less than two-thirds of the votes cast at a separate meeting of the shareholders of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

General Meetings of Shareholders

Pubco will hold an annual general meeting at such time and place as the board of directors of Pubco will determine. At least five (5) clear days’ notice shall be given for any general meeting. The directors of Pubco may call general meetings, and they shall on a shareholders’ requisition forthwith, proceed to convene an Extraordinary General Meeting. One or more shareholders who together hold not less than a majority of the issued and outstanding Pubco Ordinary Shares entitled to attend and vote at such meeting, being individuals present in person or by proxy shall be a quorum.

Inspection of Books and Records

The board of directors of Pubco or the shareholders by Ordinary Resolution will determine whether, to what extent, at what times and places and under what conditions or regulations the accounts and books of Pubco will be open to the inspection by Pubco shareholders, and no Pubco shareholder will otherwise have any right of inspecting any account or book or document of Pubco except as required by the Companies Act.

Changes in Capital

Pubco may from time to time by Ordinary Resolution:

•        increase the share capital by such sum, with such rights, priorities and privileges annexed thereto, as Pubco in general meeting may determine;

•        consolidate and divide all or any share capital into shares of a larger amount than existing shares;

•        convert all or any of its paid-up shares into equity and reconvert that equity into paid-up shares of any denomination;

•        sub-divide its existing shares or any of them into shares of a smaller amount; or

•        cancel any shares that at the date of the passing of the resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled.

Warrants

Set forth below is also a description of warrants of Pubco that will be issued and outstanding upon the consummation of the Business Combination. These warrants will replace the warrants issued and outstanding in connection with the EDOC IPO and have the same terms and conditions. EDOC is not issuing any warrant to AOI shareholders in connection with the Business Combination.

Each warrant entitles the holder thereof to purchase one-half (1/2) of one Pubco Ordinary Share at a price of $11.50 per full share, subject to adjustment as described below, at any time commencing upon the closing of the Business Combination. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares; as such, a minimum of two warrants must be exercised.

However, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the issuance of the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the issuance of the ordinary shares issuable upon exercise of the public warrants is not effective within 52 days from the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the closing of our initial business combination at 5:00 p.m., New York City time or earlier redemption.

If (x) EDOC issues additional ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of EDOC’s initial business combination at an issue price or effective issue price of less than $9.50 per ordinary share (with such issue price or effective issue price to be determined in good faith by our board of directors), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of our initial business combination, and (z) the volume weighted average trading price of our ordinary shares during the 20 trading day period starting on the trading day prior to the day on which EDOC consummates its initial business combination (such price, the “Market Price”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Price, and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the Market Price.

The private warrants and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to EDOC will be identical to the public warrants underlying the units sold in the IPO, except that such warrants will be exercisable for cash (even if a registration statement covering the issuance of the ordinary shares issuable upon exercise of such warrants is not effective) or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the initial purchasers or their affiliates. In addition, for as long as the private warrants are held by I-Bankers or their respective designees or affiliates, they may not be exercised after five years from the effective date of the registration statement relating to the EDOC IPO.

EDOC (or Pubco following the Closing) may call the warrants for redemption (excluding the private warrants, and any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, Initial Shareholders, officers, directors or their affiliates in payment of working capital loans made to EDOC), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the ordinary shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If and when the warrants become redeemable, EDOC (or Pubco following the Business Combination) may not exercise the redemption right if the issuance of ordinary shares upon exercise of the warrants is not exempt from registration or qualification under applicable state blue-sky laws or EDOC (or Pubco following the Business Combination) is unable to effect such registration or qualification. EDOC (and Pubco following the Business Combination) will use best efforts to register or qualify such ordinary shares under the blue-sky laws of the state of residence in those states in which the warrants were offered by EDOC in the IPO.

If the warrants are called for redemption as described above, EDOC’s (or Pubco’s following the Business Combination) management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of ordinary shares equal to the quotient obtained by dividing (x) the product of the number of ordinary shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of the EDOC Ordinary Shares or Pubco Ordinary Shares, respectively, at the time the warrants are called for redemption, and EDOC’s (or Pubco’s following the Business Combination) cash needs at such time and concerns regarding dilutive share issuances.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and EDOC (or Pubco following the Business Combination). The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

Except as described above, no public warrants will be exercisable and EDOC (or Pubco following the Business Combination) will not be obligated to issue ordinary shares unless at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, EDOC has agreed (and Pubco following the Business Combination will agree) to use best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, EDOC (and Pubco) cannot assure you that we will be able to do so and, if EDOC (or Pubco) does not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and EDOC (or Pubco) will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, EDOC (or Pubco) will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.8% of the ordinary shares outstanding.

No fractional shares will be issued upon exercise of the warrants once the EDOC Units separate, and no cash will be payable in lieu thereof. As a result, you must exercise warrants in multiples of two warrants, at an exercise price of $11.50 per full share, subject to adjustment, to validly exercise your warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, EDOC (or Pubco following the Business Combination) will, upon exercise, round down to the nearest whole number the number of ordinary shares to be issued to the warrant holder.

EDOC has agreed (and Pubco following the Business Combination will agree) that, subject to applicable law, any action, proceeding or claim against EDOC or Pubco, as applicable, arising out of or relating in any way to the warrant agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and EDOC has (and Pubco following the Business Combination will) irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Description of PIPE Securities

Arena Warrants

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AOI, EDOC and Arena Investors, LP, a Delaware limited partnership (the “PIPE Investor”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the PIPE Investor agreed to purchase redeemable debentures (the “Debentures”) and warrants (the “Arena Warrants”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the Closing. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches:

(i)     the first closing amount of $2,000,000 will be invested upon the Closing of the Business Combination, which will be the first closing date of the Investment (the “First Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof;

(ii)    the second closing amount of $2,500,000 will be invested on the 60th trading day following the First Registration Statement Effectiveness Date filed by Pubco after the Closing of the Business Combination, which will be the second closing date of the Investment (the “Second Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.2(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.2(b) have been satisfied or waived on or prior to the Second Closing Date and the respective obligations to consummate the Second Closing shall be contingent on the satisfaction of the following additional conditions, unless the parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $200,000; and

(iii)   the third closing amount of $2,500,000 will be invested on the 60th trading day following the Second Registration Statement Effectiveness Date filed by Pubco, which will be the third closing date of the Investment (the “Third Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligation set forth in Section 3.3(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.3(b) have been satisfied or waived on or prior to the Third Closing Date and the respective obligations to consummate the Third Closing shall be contingent on the satisfaction of the following additional conditions, unless the Parties mutually agree to waive any such condition: (1) the 30-Day VWAP of the Pubco Ordinary Shares as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading day period ended as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $200,000.

The fact that the conversion price is 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date use of Post-closing of the Business Combination, means that the number of Pubco Ordinary Shares subject to issue to the PIPE Investor is effected by the share price. If price of the Pubco Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Pubco Ordinary Shares to be issued to the PIPE Investor would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

Exercise of the Warrants

For purposes of the exercise of the Warrants, the “Exercise Price” shall mean 92.5% of the average of the three (3) lowest daily VWAP during the ten (10) trading days preceding the date of the delivery of a Notice of Exercise pursuant to the Warrant. However, in no event shall the Exercise Price be lower than twenty percent (20%) of the official Closing Sale Price of the Pubco Ordinary Shares as reported on The Nasdaq Stock Market LLC on the First Closing Date; provided that the foregoing limitation shall not apply in the event that the Pubco Ordinary Shares are not listed on, or suspended from trading on, The Nasdaq Stock Market LLC.

“Closing Sale Price” means, for any security as of any date, (i) the last closing trade price for such security on the principal market, or (ii) if the foregoing does not apply, the last trade price of such security in the over-the-counter market for such security, or (iii) if neither clause (i) or (ii) apply to such security, the average of the bid and ask prices of any market makers for such security. If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by Pubco and the warrant holder (the “Holder”). All such determinations to be appropriately adjusted for any share dividend, share split, share combination or other similar transaction during the applicable calculation period.

Subject to the terms and conditions of the Warrants, the Warrant may be exercised in whole or in part at any time or times during the Exercise Period by delivery of a written notice, in the form attached as Exhibit A to the Warrant (the “Notice of Exercise”). Partial exercises of the Warrant resulting in purchases of a portion of the total number of Warrant Shares available shall have the effect of lowering the outstanding number of Warrant Shares purchasable in an amount equal to the applicable number of Warrant Shares purchased. “Exercise Period” means the period commencing on the issuance date and ending on 5:00 p.m. eastern standard time on the date that is sixty (60) months after the Issuance Date.

On or before the second Trading Day (the “Warrant Share Delivery Date”) following the date on which the Holder sent the Notice of Exercise, and upon receipt by Pubco of payment to Pubco of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which all or a portion of the Warrant is being exercised (the “Aggregate Exercise Price” and together with the Notice of Exercise, the “Exercise Delivery Documents”) in cash or by wire transfer of immediately available funds (or by cashless exercise, in which case there shall be no Aggregate Exercise Price provided), Pubco shall (or direct its transfer agent to) either (i) cause the Warrant Shares purchased to be transmitted by its transfer agent to the Holder by crediting the account of the Holder’s or its designee’s balance account with the Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if Pubco is then a participant in such system and either (x) there is an effective registration statement permitting the issuance of the Warrant Shares to, or resale of the Warrant Shares by, the Holder, or (y) the Warrant Shares are eligible for resale by the Holder without volume or manner-of-sale limitations pursuant to Rule 144 (assuming cashless exercise of the Warrants), or otherwise issue and deliver by overnight courier to the address as specified in the Notice of Exercise, a certificate, registered in Pubco’s share register in the name of the Holder or its designee, for the number of Pubco Ordinary Shares to which the Holder is entitled pursuant to such exercise (or deliver such Ordinary Shares in electronic format if requested by the Holder).

Upon delivery of the Exercise Delivery Documents, the Holder shall be deemed for all corporate (but not Rule 144) purposes to have become the holder of record of the Warrant Shares with respect to which the Warrant has been exercised, irrespective of the date of delivery of the certificates evidencing such Warrant Shares. If the Warrant is submitted in connection with any exercise and the number of Warrant Shares represented by the Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then Pubco shall as soon as practicable and in no event later than three (3) business days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 5) representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under the Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised.

Debentures and Warrant Shares

Each Debenture will mature on the date that is eighteen (18) months (the “Maturity Date”) from the First Closing Date and is convertible at any time at the holder’s option at a conversion price of 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date, subject to adjustment and certain “Floor Prices” for each tranche of Debenture (the “Conversion Price”). The term “Floor Price” means:

(i)     during the period from and including First Closing Date through the date immediately prior to the 6-month anniversary of the First Closing Date, $2.00;

(ii)    during the period beginning from and including the 6-month anniversary of the First Closing Date (the “First Reset Date”) through the date immediately prior to the 12-month anniversary of the First Closing Date, a price equal to 20% of the 5-Day VWAP as of the First Reset Date;

(iii)   during the period beginning from and including the 12-month anniversary of the First Closing Date (the “Second Reset Date”) through the date immediately prior to the 18-month anniversary of the First Closing Date, a price equal to 20% of the 5-Day VWAP as of the Second Reset Date; and

(iv)   beginning from and including the 18-month anniversary of the First Closing Date (the “Third Reset Date”), and thereafter, a price equal to 20% the 5-Day VWAP as of the Third Reset Date;

provided, notwithstanding anything to the contrary set forth herein, the Floor Price may be reduced at any time from the Floor Price then in effect upon the written consent of Pubco and the Holder.

The number of Pubco Ordinary Shares issuable upon a conversion as of any Conversion Date under the Debentures shall be equal to the quotient obtained by dividing the outstanding principal amount of the Debenture to be converted by the Conversion Price as of such Conversion Date; provided that if the Conversion Price exceeds the Floor Price on any Conversion Date, then (1) the number of Pubco Ordinary Shares issuable upon the applicable conversion shall be equal to the quotient obtained by dividing the outstanding principal amount of this Debenture to be converted by the Floor Price as of such Conversion Date, and (2) Pubco shall pay the Holder an amount in cash on the applicable Share Delivery Date with respect to such conversion the floor price spread amount equal to the product obtained by multiplying (A) the amount obtained by subtracting the Conversion Price as of such Conversion Date from the Floor Price as of such Conversion Date by (B) the amount obtained by subtracting (x) the quotient obtained by dividing the outstanding principal amount of this Debenture to be converted by the Conversion Price as of such Conversion Date from (y) the quotient obtained by dividing the outstanding principal amount of this Debenture to be converted by the Floor Price as of such Conversion Date.

As additional consideration for purchase of the Debentures, Pubco will issue to the PIPE Investor, simultaneously with the issuance of each Debenture on the applicable closing date, a warrant to purchase Pubco Ordinary Shares (such shares, the “Warrant Shares”), whereby each Arena Warrant shall provide the PIPE Investor the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the PIPE Investor on the applicable closing date at an initial exercise price of the Conversion Price, subject to adjustment upon the occurrence of certain events as set forth in such Arena Warrant. The Arena Warrants are exercisable for a period of five years and will be subject to cashless exercise if the appliable registration statements are not declared effective within 6 months of Pubco’s initial drawdown.

Interest shall accrue on the outstanding principal amount of the Debentures from and including the original issue date at the rate of zero percent (0%) per annum, or upon the occurrence and during the continuance of an event of default, two percent (2.00%). In addition, if at any time after the Maturity Date any portion of the Debentures remains outstanding, the PIPE Investor may elect to convert all or any portion of the amount outstanding under the Debentures into Pubco Ordinary Shares at the Conversion Price (the Warrant Shares together with the Pubco Ordinary Shares underlying the Debentures are the “Underlying Shares”).

The Debentures will be secured by (i) a first priority lien on all tangible and intangible assets owned or acquired by Pubco, (ii) a guarantee by Pubco, and (iii) a guarantee by each of Pubco’s direct and indirect subsidiaries and will be subordinate to Pubco’s $14 million note provided by the Commonwealth Bank of Australia.

The Debentures contain customary events of default, including, but not limited to:

•        any default in the payment of (A) the principal amount of any Debenture or (B) interest, liquidated damages, any floor price spread amount, and/or any other amounts owing to a holder on any debenture, as and when the same shall become due and payable (whether on a conversion date, share delivery date, optional redemption date, or the maturity date or by acceleration or otherwise, as applicable) which default, solely in the case of an interest payment or other payment default under clause (b) above, is not cured within 3 trading days;

•        Pubco or any of its subsidiaries shall fail to observe or perform any other covenant or agreement contained in the Debenture (other than a breach by Pubco of its obligations to deliver Pubco Ordinary Shares to the holder upon conversion, which breach is cured) or in any other transaction document, which failure is not cured, if possible to cure, within the earlier to occur of (a) 5 trading days after notice of such failure sent by the holder or by any other holder to Pubco and (b) 10 trading days after Pubco has become or should have become aware of such failure;

•        any representation or warranty made by or on behalf of Pubco, any of its subsidiaries or any of their respective officers in the Debenture, any other transaction document, or any written statement, report, financial statement or certificate pursuant hereto or thereto shall be untrue or incorrect in any material respect as of the date when made or deemed made;

•        Pubco or any subsidiary shall default on any of its obligations under any mortgage, credit agreement or other facility, indenture agreement, factoring agreement or other instrument under which there may be issued, or by which there may be secured or evidenced, any indebtedness for borrowed money or money due under any long term leasing or factoring arrangement that (a) involves an obligation greater than

$250,000 whether such indebtedness now exists or shall hereafter be created, and (b) results in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

•        Pubco or any subsidiary shall default on any of its obligations under any other material agreement, lease, document or instrument to which it or any subsidiary is obligated and not cured, if possible to cure, within the earlier of (A) 5 trading days after notice of such default sent by the holder or by any other holder to Pubco, and (b) 10 trading days after Pubco becomes or should have become aware of such default;

•        the Pubco Ordinary Shares shall not be eligible for listing or quotation for trading on a Trading Market (as defined in the Debenture) and shall not be eligible to resume listing or quotation for trading thereon within 5 trading days;

•        Pubco (and all of its subsidiaries, taken as a whole) shall be a party to any change of control transaction or fundamental transaction;

•        Pubco or any of its subsidiaries shall sell dispose, assign, exchange, gift, lease, pledge, hypothecate or otherwise transfer, directly or indirectly, in one transaction or a series of transactions, outside of the ordinary course of business, without the prior written consent of the holder;

•        The initial registration statement shall not have been declared effective on or prior to the 120th calendar day after the First Closing Date or Pubco does not meet the current public information requirements under Rule 144 in respect of the registrable securities;

•        if, either (a) the effectiveness of the registration statement lapses for any reason or (b) the holder shall not be permitted to resell registrable securities under the registration statement for a period of more than 20 consecutive trading days or 30 non-consecutive trading days during any 12 month period; provided, however, that if Pubco is negotiating a merger, consolidation, acquisition or sale of all or substantially all of its assets or a similar transaction and, in the written opinion of counsel to Pubco, the registration statement would be required to be amended to include information concerning such pending transaction(s) or the parties thereto which information is not available or may not be publicly disclosed at the time, Pubco shall be permitted an additional 10 consecutive trading days during any 12-month period;

•        Pubco shall fail for any reason to deliver Pubco Ordinary Shares to a holder prior to the fifth trading day after a conversion date or Pubco shall provide at any time notice to the holder of its intention to not honor requests for conversions of any Debentures in accordance with the terms hereof;

•        the electronic transfer by Pubco of Pubco Ordinary Shares through the Depository Trust Company or another established clearing corporation is no longer available or is subject to a “chill”;

•        any monetary judgment, writ or similar final process shall be entered or filed against Pubco or any subsidiary or any of their respective property or other assets for more than $250,000, and such judgment, writ or similar final process shall remain unvacated, unbonded or unstayed for a period of 45 calendar days;

•        Pubco or any significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) shall be subject to a Bankruptcy Event;

•        Pubco or any subsidiary shall attempt to liquidate or dissolve itself without the prior written consent of the Holder; or

•        any transaction document or any interest of the holder thereunder shall, for any reason, be terminated, invalidated, void or unenforceable.

Upon the occurrence of an event of default, all obligations under the Debentures shall become immediately due and payable within five days.

The Debentures have a prepayment provision if Pubco or any of its subsidiaries receives cash proceeds from the issuance of equity or indebtedness (other than the issuance of other Debentures), in one or more public or private financing transactions (including, without limitation, pursuant to the ELOC), whereby the holder will have the right in its sole discretion to require that Pubco immediately apply up to twenty percent (20%) of the gross cash proceeds received from the applicable financing transaction to Pubco’s then outstanding obligations under the Debentures.

Additionally, at any time that an event of default has not occurred that is continuing, Pubco may elect to redeem all or any portion of the then outstanding principal amount of the Debentures for cash in an amount equal to the sum of (1) 125% of the portion of the outstanding principal amount of the Debentures elected to be redeemed plus 100% of accrued but unpaid interest thereon and (2) all liquidated damages and other amounts then due in respect of the Debentures on the 30th calendar day following notice of such redemption.

In connection with the Securities Purchase Agreement, at the Closing of the Business Combination, Pubco will enter into a registration rights agreement with the PIPE Investor covering the resale of the Underlying Shares by the holder. Each of the form of “Notice of Exercise” included in the Warrants and the form of “Notice of Conversion” included in the Debentures set forth the totality of the procedures required of the PIPE Investor to exercise the Warrants or convert the Debentures, respectively. Pubco shall honor exercises of the Warrants and conversions of the Debentures and shall deliver Underlying Shares in accordance with the terms, conditions and time periods set forth in the Securities Purchase Agreement, the Warrants and the Debentures.

Exempted Company

Pubco will be an exempted company with limited liability incorporated under the laws of Cayman Islands. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:

•        an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies of the Cayman Islands;

•        an exempted company’s register of members is not open to inspection;

•        an exempted company does not have to hold an annual general meeting;

•        an exempted company may issue no par value shares;

•        an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

•        an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

•        an exempted company may register as a limited duration company; and

•        an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on that shareholder’s shares of the company.

Comparison of Corporate Governance and Shareholder Rights

Pubco is a Cayman Islands exempted company. Cayman Islands law and Pubco’s Proposed Memorandum and Articles will govern the rights of its shareholders. While EDOC is also a Cayman Islands exempted company, the Proposed Memorandum and Articles will differ in certain material respects from the Existing Organizational Documents of EDOC. As a result, when you become a shareholder of Pubco, your rights will differ in some regards as compared to when you were a shareholder of EDOC.

Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of EDOC and Pubco according to applicable law and/or the organizational documents of EDOC and Pubco. You also should review the Proposed Memorandum and Articles.

Provision	EDOC	Pubco
Structure of the board	EDOC’s board consists of three classes of directors with staggered three-year terms.

Pubco’s board will shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal as possible. The existing directors shall by resolution classify themselves as Class I, Class II or Class III directors. The Class I directors shall stand elected for a term expiring at the Pubco’s first annual general meeting that follows the consummation of the Business Combination, the Class II directors shall stand elected for a term expiring at Pubco’s second annual general meeting that follows the consummation of the Business Combination and the Class III directors shall stand elected for a term expiring at Pubco’s third annual general meeting that follows the consummation of the Business Combination. Commencing at Pubco’s first annual general meeting that follows the consummation of the Business Combination, and at each annual general meeting thereafter, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual general meeting after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.

Removal of directors

Prior to the closing of EDOC’s initial business combination, EDOC may by Ordinary Resolution of the holders of the Class B Ordinary Shares remove any director. For the avoidance of doubt, prior to the closing of EDOC’s initial business combination, holders of Class A Ordinary Shares have no right to vote on the appointment or removal of any director.

Pubco’s directors may be removed from office with or without cause by: (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting.

Vacancies on the board	Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of EDOC, may be filled by the majority vote of the remaining directors.	Vacancies on the Pubco board may be filled by the affirmative vote of a majority of the directors present and voting at a meeting or by Ordinary Resolution of the Members.
Action by written consent	Ordinary and special resolutions may be passed by unanimous written consent.	Ordinary Resolutions and Special Resolutions may be passed by unanimous written consent.

Provision	EDOC	Pubco
Calling of extraordinary general meetings

A general meeting of the shareholders may be called by the directors, the chief executive officer or the chairman of the EDOC Board, and, for the avoidance of doubt, shareholders will not have the ability to call general meetings.

The directors may call a general meeting of the shareholders. The CEO or chairman may call an extraordinary general meeting. No shareholder may call a general meeting or an extraordinary general meeting.

Nominations of person for election of directors	Except as Cayman Islands law or any applicable law may otherwise require, any vacancy on the board of EDOC, may be filled by the majority vote of the remaining directors.

Directors may nominate candidates at any time. Members may nominate candidates for election as Directors at the annual general meeting by delivering notice to the principal executive offices of Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

Amendments to the organizational documents

Except where the supermajority voting provisions apply, the affirmative vote of the holders of at least fifty percent (50%) of the total number of ordinary shares that have voted and are entitled to vote thereon is required to amend EDOC memorandum and articles of association. The memorandum and articles of association may also be amended by special resolution to: (i) to change the company’s name; (ii) alter or add to the articles of association; (iii) alter or add to the memorandum with respect to any objects, powers or other matters specified therein; and(iv) to reduce the company’s share capital or any capital redemption reserve fund.

Subject to the Companies Act and as provided in the Proposed Memorandum and Articles, Pubco may, by Special Resolution, amend the Proposed Memorandum and Articles in whole or in part.
Supermajority Voting

Prior to the closing of EDOC’s initial combination, Article 29.1 of the amended and restated memorandum and articles of association (relating to appointment and removal of directors) may only be amended by a special resolution passed by at least 90 per cent of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of which notice specifying the intention to propose the resolution as a special resolution has been given, or by way of unanimous written resolution.

Amendment of any provision of the Proposed Memorandum and Articles requires a special resolution, which is the affirmative vote of a two-thirds majority of the votes cast by the holders of the issued and outstanding Pubco Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting.

Provision	EDOC	Pubco

EDOC will have the power to merge or consolidate with one or more other constituent companies (as defined in the Cayman Islands Companies Law) upon such terms as the directors may determine and (to the extent required by the Cayman Islands Companies Law) with the approval of a special resolution.

SPAC Provisions

EDOC’s amended and restated memorandum and articles of association contain provisions relating to the operation of EDOC as a blank check company prior to the consummation of its initial business combination, including, for example, provisions pertaining to the Trust Account of EDOC and time limits within which it must consummate an initial business combination.

Pubco’s Proposed Memorandum and Articles will not contain SPAC provisions and will have an infinite life.

ENFORCEABILITY OF CIVIL LIABILITIES

A majority of Pubco’s officers and directors are located outside of the United States and are nationals or residents of jurisdictions other than the United States, and all or a substantial portion of their assets are located outside of the United States. Gary Seaton is a citizen of and is based in Australia; Bob Wu is a citizen of and is based in Australia; Kapil Singh is a citizen of India and is based in Dubai, United Arab Emirates; Menaka Athukorala is a citizen of and is based in Sri Lanka; Gowri Shankar is a citizen of and is based in India; and Kevin Chen is a citizen of and is based in the United States.

As a result, it may be difficult for investors to effect service of process within the United States upon Pubco or these persons, or to enforce judgments obtained in U.S. courts against Pubco or them, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. A judgment of a United States court for civil liabilities predicated upon the federal securities laws of the United States may not be enforceable in or recognized by the courts of the jurisdictions where Pubco’s directors and officers reside, and the judicial recognition process may be time-consuming. It may be difficult for you to enforce judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against Pubco and its officers and directors.

Australia

There are no treaties between Australia and the United States that would affect the recognition or enforcement of foreign judgments in Australia. We also note that investors may be able to bring an original action in an Australian court against Pubco to enforce liabilities based in part upon U.S. federal securities laws.

United Arab Emirates

The UAE has treaties with various countries for judicial co-operation and the recognition of judgments and arbitral awards. The UAE is also a signatory to the Riyadh Convention, which contains provisions relating to, among other things, the recognition and enforcement of judgments rendered in member states. In relation to a judgment from a Riyadh Convention member state or a state with which the UAE has a treaty, the jurisdiction of the court of origin is generally not reviewed (subject to particular exceptions that may be provided in the relevant treaty).

The party seeking enforcement must apply to register the judgment by producing a duly certified and legalized copy of the judgment, together with proof that it is enforceable under the law of the country of origin. The application is made before the Execution Court and the court is required to issue its decision (ex parte) within three days from the date the application is made. The order of the execution judge can be appealed to the Court of Appeal within 30 days.

In relation to judgments from countries with which the UAE does not have a bilateral treaty, the provisions of the Civil Procedure Code, as amended, must be satisfied. The primary test is whether reciprocal arrangements for the enforcement of judgments exist between the UAE and the country in which the judgment is given. There are further conditions that must be complied with, including the following:

•        The UAE courts must not have jurisdiction over the substantive dispute in relation to which the foreign judgment was obtained.

•        The judgment must have been issued by a competent court under the law of that country.

•        The defendant must have been summoned and represented in the foreign proceedings.

•        The judgment must be final and binding, and has the force of res judiciata under the law of the country in which the judgment was given.

•        The judgment must not be inconsistent with a judgment or order already issued by a court in the UAE, and not contrary to UAE principles of morality and public order.

The requirement that the UAE courts must not have jurisdiction over the substantive dispute may cause difficulties when enforcing a judgment against a defendant resident or domiciled in the UAE, as the UAE courts have jurisdiction in relation to such a defendant. If the requirements of the Civil Procedure Code cannot be satisfied, a civil claim must be filed in the relevant UAE court and the foreign judgment can be filed in evidence. The court will, however, examine the merits of the case.

India

It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India or that an Indian court would enforce foreign judgments if it viewed the amount of damages as excessive or inconsistent with Indian practice. In addition to and irrespective of jurisdictional issues, Indian courts will not enforce a provision of the U.S. federal securities laws that is either penal in nature or contrary to public policy. An action brought pursuant to a public or penal law, the purpose of which is the enforcement of a sanction, power or right at the instance of the state in its sovereign capacity, is unlikely to be entertained by Indian courts. Specified remedies available under the laws of U.S. jurisdictions, including specified remedies under U.S. federal securities laws, would not be available under Indian law or enforceable in an Indian court if they are considered to be contrary to Indian public policy. An award of punitive damages under a United States court judgment based upon United States federal securities laws is likely to be construed by Indian courts to be penal in nature and therefore unenforceable in India. Further, no claim may be brought in India against Pubco or our directors and officers in the first instance for a violation of U.S. federal securities laws because these laws have no extraterritorial application under Indian law and do not have force of law in India.

Section 44A of the Indian Code of Civil Procedure, 1908, as amended (the “Civil Procedure Code”), provides that where a foreign judgment has been rendered by a superior court in any country or territory outside of India which the Government of India has by notification declared to be a reciprocating territory, such foreign judgment may be enforced in India by proceedings in execution as if the judgment had been rendered by an appropriate court in India. However, the enforceability of such judgments is subject to the exceptions set forth in Section 13 of the Civil Procedure Code. This section, which is the statutory basis for the recognition of foreign judgments, states that a foreign judgment is conclusive as to any matter directly adjudicated upon except:

•        where the judgment has not been pronounced by a court of competent jurisdiction;

•        where the judgment has not been given on the merits of the case;

•        where the judgment appears on the face of the proceedings to be founded on an incorrect view of international law or a refusal to recognize the law of India in cases where such law is applicable;

•        where the proceedings in which the judgment was obtained were opposed to natural justice;

•        where the judgment has been obtained by fraud; or

•        where the judgment sustains a claim founded on a breach of any law in force in India.

Section 44A of the Civil Procedure Code is applicable only to decrees or judgments under which a sum of money is payable not being in the nature of amounts payable in respect of taxes or other charges of a similar nature or in respect of fines or other penalties and does not include arbitration awards. It is unlikely that a court in India would award damages on the same basis as a foreign court if an action were brought in India. Furthermore, it is unlikely that an Indian court would enforce a foreign judgment if it viewed the amount of damages awarded as excessive or inconsistent with public policy or practice in India. If a judgment of a foreign court is not enforceable under Section 44A of the Civil Procedure Code as described above, it may be enforced in India only by a suit filed upon the judgment, subject to Section 13 of the Civil Procedure Code, and not by proceedings in execution. The United States has not been declared by the Government of India to be a reciprocating territory for the purposes of Section 44A of the Civil Procedure Code. Accordingly, a judgment of a court in the United States may be enforced only by filing a fresh suit on the basis of the judgment and not by proceedings in execution.

The suit must be brought in India within three years from the date of the judgment in the same manner as any other suit filed to enforce a civil liability in India. It is difficult to predict whether a suit brought in an Indian court will be disposed of in a timely manner or be subject to untimely delay.

Further, any judgment or award denominated in a foreign currency would be converted into Indian Rupees on the date of such judgment or award and not on the date of payment which could also increase risks relating to foreign exchange. A party seeking to enforce a foreign judgment in India is required to obtain a prior approval from the RBI to repatriate any amount recovered. Any such amount may be subject to income tax pursuant to execution of such a judgment in accordance with applicable laws.

The disclosure in this section is not based on the opinion of counsel.

APPRAISAL RIGHTS

Holders of EDOC Units, EDOC Warrants and EDOC Rights do not have appraisal rights in respect to their EDOC Units, EDOC Warrants and EDOC Rights in connection with the Business Combination under the Companies Act.

However, under Cayman Islands law, holders of record of EDOC Ordinary Shares who comply with the applicable requirements of Section 238 of the Companies Act may have the right, under certain circumstances, to object to the Merger and exercise appraisal (“dissenter”) rights, which would entitle them to seek payment of the fair value of their EDOC Ordinary Shares.

These statutory appraisal rights are separate to and mutually exclusive of the right of holders of Public Shares to elect to have their shares redeemed for cash at the applicable Redemption Price in accordance with the amended and restated memorandum and articles of association of EDOC, which are discussed above in the section titled “Questions and Answers about the Proposals — Do I have Redemption Rights?”. Shareholders who elect to have their Public Shares redeemed in accordance with the amended and restated memorandum and articles of association of EDOC will not be entitled to exercise statutory dissenter rights under the Companies Act.

Any EDOC shareholder who elects to exercise statutory dissenter rights under the Companies Act must do so in respect of all of the EDOC Ordinary Shares that person holds. Shareholders are recommended to seek their own advice as soon as possible on the application and procedure to be followed in respect of the appraisal rights contained in Section 238 of the Companies Act.

It is possible that, if shareholders exercise their statutory dissenter rights, the fair value of the EDOC Ordinary Shares determined under Section 238 of the Companies Act could be more than, the same as, or less than shareholders would obtain if they exercise their redemption rights in accordance with the amended and restated memorandum and articles of association of EDOC as described herein. Shareholders need not vote against any of the proposals at the Meeting in order to exercise their statutory dissenter rights under the Companies Act.

Shareholders who do wish to exercise their statutory dissenter rights, if applicable, will be required to deliver notice to EDOC prior to the Meeting and follow the process prescribed in Section 238 of the Companies Act. This is a separate process with different deadline requirements to the process which shareholders must follow if they wish to exercise their redemption rights in accordance with the amended and restated memorandum and articles of association of EDOC, which is discussed above in the section titled “Questions and Answers about the Proposals — How do I exercise my Redemption Rights?”.

At the Effective Time, those shares belonging to dissenting shareholders (“Dissenting Shares”) shall no longer be outstanding and shall automatically be cancelled and extinguished, and each holder of Dissenting Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Dissenting Shares in accordance with the provisions of Section 238 of the Companies Act. Notwithstanding the foregoing, if any such holder shall have failed to perfect or prosecute or shall have otherwise waived, effectively withdrawn or lost his, her or its rights under Section 238 of the Companies Act (including in the circumstances described in the immediately following paragraph) or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 238 of the Companies Act, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares under Section 238 of the Companies Act shall cease and such EDOC Ordinary Shares shall no longer be considered Dissenting Shares for purposes hereof and such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share. As a result, such shareholder will not receive any cash for their EDOC Ordinary Shares and will become a shareholder of Pubco.

In the event that any holder of EDOC Ordinary Shares delivers notice of their intention to exercise Dissent Rights, EDOC and the other parties to the Business Combination Agreement may in their sole discretion delay the consummation of the Business Combination in order to invoke the limitation on dissenter rights under Section 239 of the Companies Act. In such circumstances where the exception under Section 239 of the Companies Act is invoked, no Dissent Rights shall be available to EDOC shareholders, including those EDOC shareholders who have delivered a written objection to the Merger prior to the Meeting and followed the process prescribed in Section 238 of the Companies Act, and each such holder’s EDOC Ordinary Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the merger consideration comprising one Pubco Ordinary Share for each EDOC Ordinary Share.

TICKER SYMBOL AND DIVIDENDS

Ticker Symbol and Market Price

EDOC Ordinary Shares, EDOC Rights and the EDOC Public Warrants are currently listed on The Nasdaq Capital Market under the symbols “ADOC”, “ADOCR”, and “ADOCW” respectively. The closing price of the EDOC Ordinary Shares, EDOC Rights and the EDOC Public Warrants on December 6, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.37, $0.11, and $0.349, respectively. As of _______, 2024, the record date for the Meeting, the closing price for EDOC Ordinary Shares, EDOC Rights and the EDOC Public Warrants was $[*], $[*] and $[*], respectively.

There is currently no public market for the equity securities of AOI or Pubco. We are applying to list Pubco Ordinary Shares and Pubco Public Warrants on The Nasdaq Capital Market upon the Closing under the ticker symbols “COOT” and “COOTW” respectively.

Dividends

EDOC, Pubco, and AOI have not paid any cash dividends on their equity securities to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends by Pubco in the future will be dependent upon the revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of the Business Combination. Following the completion of the Business Combination, the Pubco Board will consider whether or not to institute a dividend policy. It is presently intended that Pubco will retain its earnings for use in business operations and, accordingly, it is not anticipated that the Pubco Board will declare dividends in the foreseeable future.

OTHER SHAREHOLDER COMMUNICATIONS

Shareholders and interested parties may communicate with EDOC’s board of directors, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of EDOC, 7612 Main Street Fishers, Suite 200, Victor, NY 14564. Following the Business Combination, such communications should be sent in care of Pubco at 126 – 142 Cowcumbla Street, Cootamundra, Site 2: 52 Fuller Drive Cootamundra, PO Box 263 Cootamundra 2590, Australia, and its telephone number is 02 6942 4347. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.

LEGAL MATTERS

The legality of the Pubco Ordinary Shares offered hereby will be passed upon for Pubco, as to matters of Cayman Islands law, by Maples and Calder (Hong Kong) LLP. Ellenoff Grossman & Schole LLP, as tax counsel for EDOC and Pubco, has passed upon certain U.S. federal income tax consequences of the Business Combination for EDOC and Pubco.

Rimon P.C., Washington, DC, represented AOI in connection with the Transactions and the assistance with the preparation of this proxy statement/prospectus. Stuarts Humphries (Cayman Islands) represented AOI in connection with Cayman Islands law matters.

EXPERTS

The consolidated financial statements of Australian Oilseeds Investments Pty Ltd., ACN 158 999 949 as of and for each of the years ended June 30, 2022 and 2023 included in this registration statement have been audited by BF Borgers CPA PC, an independent registered public accounting firm as stated in their report appearing herein. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.”

The financial statements of EDOC and its subsidiaries as of December 31, 2022 and 2021, for the year ended December 31, 2022, and December 31, 2021, included in this proxy statement/prospectus have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report appearing herein (which contains an explanatory paragraph relating to substantial doubt about the ability of EDOC Acquisition Corp. to continue as a going concern as described in Note 1 to the financial statements), and are included in reliance upon the December 31, 2022 report of such firm given upon their authority as experts in accounting and auditing.

HOUSEHOLDING INFORMATION

Unless EDOC has received contrary instructions, EDOC may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if EDOC believes the shareholders are members of the same family. This process, known as “householding,” reduces the volume of duplicate information received at any one household and helps to reduce EDOC’s expenses. However, if shareholders prefer to receive multiple sets of EDOC’s disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of EDOC’s disclosure documents, the shareholders should follow these instructions:

If the EDOC Ordinary Shares are registered in the name of the shareholder, the shareholder should contact EDOC’s offices at EDOC Acquisition Corp., 7612 Main Street Fishers, Suite 200, Victor, NY 14564. If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.

SOLICITATION OF PROXIES

EDOC will bear the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. To assist in the solicitation of proxies, EDOC has retained Advantage Proxy, for a fee of $10,000 plus reimbursement of out-of-pocket expenses for their services. EDOC and its proxy solicitor may also request banks, brokers, trustees and other intermediaries holding ordinary shares of EDOC beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and may reimburse such record holders for their reasonable out-of-pocket expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone and other electronic means, advertisements and personal solicitation by the directors, officers or employees of EDOC. No additional compensation will be paid to EDOC’s directors, officers or employees for solicitation.

SHAREHOLDER PROPOSALS

If the Business Combination is consummated and Pubco holds a 2024 annual general meeting of shareholders, it will provide notice of or otherwise publicly disclose the date on which the 2024 annual meeting will be held. Following completion of the Business Combination, Pubco is expected to qualify as a “foreign private issuer” under the rules and regulations of the SEC. As a foreign private issuer, Pubco will be exempt from certain rules under the Exchange Act that would otherwise apply if Pubco were a company incorporated in the United States or did not meet the other conditions to qualify as a foreign private issuer, including the requirement to file proxy solicitation materials on Schedule 14A in connection with annual or extraordinary general meetings of its security holders. For more information, see “Description of Pubco Securities — Comparison of Corporate Governance and Shareholder Rights.”

WHERE YOU CAN FIND MORE INFORMATION

EDOC files, and Pubco will file upon the effectiveness of this proxy statement/prospectus, reports, proxy statements/prospectuses and other information with the SEC as required by the Exchange Act, in the case of Pubco as applicable to foreign private issuers. You can read EDOC’s and Pubco’s SEC filings, including this proxy statement/prospectus, on the Internet at the SEC’s website at http://www.sec.gov.

As a foreign private issuer, Pubco is exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and its executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, Pubco will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

EDOC files reports, proxy statements and other information with the SEC as required by the Exchange Act. You may access information about EDOC at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov. EDOC currently does not have a website, but will also make available free of charge electronic copies of its filings upon request. Information and statements contained in this proxy statement/prospectus or any annex to this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to this proxy statement/prospectus.

All information contained in this document relating to EDOC has been supplied by EDOC, and all such information relating to Pubco has been supplied by Pubco. Information provided by one entity does not constitute any representation, estimate or projection of the other entity.

If you would like additional copies of this document or if you have questions about the Business Combination, you should contact via phone or in writing:

Edoc Acquisition Corp.
7612 Main Street Fishers
Suite 200
Victor, NY 14564
Attention: Kevin Chen
Tel: (585) 678-1198
Email: kevin.chen@edocmed.net

You may also obtain these documents by requesting them in writing or by telephone from EDOC’s proxy solicitor at:

Karen Smith
President & CEO
Advantage Proxy
PO Box 13581
Des Moines, WA 98198
Toll Free: (877) 870-8565
Collect: (206) 870-8565
(banks and brokers can call collect at (206) 870-8565)
Email: ksmith@advantageproxy.com

If you are a shareholder of EDOC and would like to request documents, please do so by ______, 2024 to receive them before the Meeting. If you request any documents from EDOC, EDOC will mail them to you by first class mail, or another equally prompt means.

None of EDOC, AOI or Pubco has authorized anyone to give any information or make any representation about the Business Combination or their companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus.

Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

EDOC ACQUISITION CORP

Australian Oilseeds Investments PTY LTD.

For the Years Ended 30 June 2023 and 30 June 2022
Consolidated Financial Statements

EDOC ACQUISTION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2023	December 31, 2022
	(Unaudited)
Assets:
Current assets:
Cash	$11,812	$13,726
Prepaid expenses	29,403	72,386
Total current assets	41,215	86,112
Cash and marketable securities held in Trust Account	9,494,965	21,319,155
Total Assets	$9,536,180	$21,405,267

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,715,264	$2,151,646
Convertible promissory note – related party, at fair value	1,646,048	1,512,412
Promissory note – related party	1,899,342	702,460
Total current liabilities	6,260,654	4,366,518
Warrant liability	14,370	23,257
Total Liabilities	$6,275,024	$4,389,775

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 832,877 and 2,026,625 shares at $11.40 and $10.52 redemption value, respectively, at September 30, 2023 and December 31, 2022	9,494,965	21,319,155

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 2,803,999 and 554,000 issued and outstanding at September 30, 2023 and December 31, 2022, respectively (excluding 832,877 and 2,026,625 shares subject to possible redemption at September 30, 2023 and December 31, 2022, respectively)	280	55
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 1 and 2,250,000 shares issued and outstanding at September 30, 2023 and December 31, 2022	—	225
Additional paid-in capital	4,361,047	5,332,439
Accumulated deficit	(10,595,136)	(9,636,382)
Total Shareholders’ Deficit	(6,233,809)	(4,303,663)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$9,536,180	$21,405,267

See accompanying notes to interim condensed financial statements.

EDOC ACQUISTION CORP.
CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Formation and operating costs	$352,511	$334,462	$1,160,969	$1,995,508
Loss from operations	(352,511)	(334,462)	(1,160,969)	(1,995,508)

Other income (expense):
Interest earned on marketable securities held in Trust Account	92,809	101,337	326,964	136,525
Interest expense	(9,074)	(9,074)	(26,926)	(27,028)
Fair value of shares transferred to backstop investors	—	(783,966)	—	(5,739,976)
Change in fair value of convertible promissory note	23,969	791,881	(106,710)	792,773
Change in fair value of warrants	(7,664)	4,161	8,887	188,194
Total other income (expense), net	100,040	104,339	202,215	(4,649,512)
Net loss	$(252,471)	$(230,123)	$(958,754)	$(6,645,020)

Weighted average shares outstanding, redeemable Class A ordinary shares	843,861	2,349,934	1,035,474	3,491,286
Basic and diluted net loss per share, redeemable Class A ordinary shares	$(0.07)	$(0.04)	$(0.25)	$(1.06)

Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	2,804,000	2,804,000	2,804,000	2,804,000
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares	$(0.07)	$(0.04)	$(0.25)	$(1.06)

See accompanying notes to interim condensed financial statements.

EDOC ACQUISTION CORP.
CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
(UNAUDITED)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2023

	Ordinary shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	554,000	$55	2,250,000	$225	$5,332,439	$(9,636,382)	$(4,303,663)
Conversion of Class B shares to Class A shares	2,249,999	225	(2,249,999)	(225)	—	—	—
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(537,589)	—	(537,589)
Net loss	—	—	—	—	—	(431,048)	(431,048)
Balance – March 31, 2023	2,803,999	280	1	—	4,794,850	(10,067,430)	(5,272,300)
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(214,989)	—	(214,989)
Net loss	—	—	—	—	—	(275,235)	(275,235)
Balance – June 30, 2023	2,803,999	280	1	—	4,579,861	(10,342,665)	(5,762,524)
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(218,814)	—	(218,814)
Net loss	—	—	—	—	—	(252,471)	(252,471)
Balance – September 30, 2023	2,803,999	$280	1	$—	$4,361,047	$(10,595,136)	$(6,233,809)

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2022

	Ordinary shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	554,000	$55	2,250,000	$225	$—	$(1,949,992)	$(1,949,712)
Fair value of shares transferred to backstop investors	—	—	—	—	3,426,350	—	3,426,350
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(4,144)	—	(4,144)
Net loss	—	—	—	—	—	(4,564,465)	(4,564,465)
Balance – March 31, 2022	554,000	55	2,250,000	225	3,422,206	(6,514,457)	(3,091,971)
Fair value of shares transferred to backstop investors	—	—	—	—	1,529,660	—	1,529,660
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(31,044)	—	(31,044)
Net loss	—	—	—	—	—	(1,850,432)	(1,850,432)
Balance – June 30, 2022	554,000	55	2,250,000	225	4,920,822	(8,364,889)	(3,443,787)
Fair value of shares transferred to backstop investors	—	—	—	—	783,966	—	783,966
Remeasurement for ordinary shares to redemption amount	—	—	—	—	(168,824)	—	(168,824)
Promissory note proceeds in excess of fair value					109,078		109,078
Net loss	—	—	—	—	—	(230,123)	(230,123)
Balance – September 30, 2022	554,000	$55	2,250,000	$225	$5,645,042	$(8,595,012)	$(2,949,690)

See accompanying notes to interim condensed financial statements.

EDOC ACQUISTION CORP.
CONDENSED STATEMENTS OF CASH FLOWS
(UNAUDITED)

	For the Nine Months Ended September 30,
	2023	2022
Cash Flows from Operating Activities:
Net loss	$(958,754)	$(6,645,020)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and Treasury securities held in Trust Account	(326,964)	(136,525)
Accrued interest on promissory note	26,926	27,028
Change in fair value of convertible promissory note	106,710	(792,773)
Change in fair value of warrant liability	(8,887)	(188,194)
Fair value of shares transferred to backstop investors	—	5,739,976
Changes in operating assets and liabilities:
Prepaid expenses	42,983	(9,759)
Accounts payable and accrued expenses	563,618	1,035,355
Net cash used in operating activities	(554,368)	(969,912)

Cash Flows from an Investing Activity:
Investment of cash into Trust Account	(643,595)	(67,487)
Interest deposited in Trust account on Trust extension payment	(835)	—
Cash withdrawn from Trust Account in connection with redemptions	12,795,584	71,657,008
Net cash provided by an investing activity	12,151,154	71,589,521

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	1,196,882	67,487
Redemption of Class A ordinary shares	(12,795,582)	(71,657,008)
Proceeds from convertible promissory note – related party	—	750,000
Net cash used in financing activities	(11,598,700)	(70,839,521)

Net Change in Cash	(1,914)	(219,912)
Cash, beginning of the period	13,726	223,398
Cash, end of period	$11,812	$3,486

Non-Cash Financing Activity:
Promissory note proceeds in excess of fair value	$—	$(109,078)
Remeasurement for ordinary shares to redemption amount	$971,392	$204,012

See accompanying notes to interim condensed financial statements.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

EDOC Acquisition Corp. (“Edoc” or the “Company”) was incorporated in the Cayman Islands on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry or geographic region, the Company intends to focus on businesses primarily operating in the healthcare and healthcare provider space in North America and Asia-Pacific.

As of September 30, 2023, the Company had not yet commenced any operations. All activity through September 30, 2023, relates to the Company’s organizational activities, those necessary to prepare for the Initial Public Offering and identifying a target company for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is American Physicians LLC (the “Sponsor”).

Financing

The registration statement for the Company’s initial public offering was declared effective on November 9, 2020 (the “Effective Date”). On November 12, 2020, the Company consummated the initial public offering of 9,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (the “Initial Public Offering” or “IPO”), which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 479,000 private placement units (“Private Unit)” and collectively, the “Private Units”), at a price of $10.00 per unit. Of the 479,000 private placement units, 65,000 units, or the “representative units” were purchased by I-Banker (and/or its designees). In addition, the Company’s sponsor agreed, pursuant to a letter agreement to purchase up to 3,750,000 of the Company’s rights in the open market at a market price not to exceed $0.20 per right. I-Bankers also agreed to purchase up to 1,250,000 of the Company’s rights in the open market at a market price not to exceed $0.20 per right, which is discussed in Note 5.

Transaction costs of the IPO amounted to $3,246,381, consisting of $1,575,000 of cash underwriting fees, the fair value of the representative’s warrants of $424,270, the fair value of representative’s shares $653,250 and $593,861 of other cash offering costs.

Trust Account

Following the closing of the IPO on November 12, 2020, $91,530,000 ($10.17 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Warrants were placed in a trust account (“Trust Account”). The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination by April 12, 2023 (the “Combination Period”), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholder.

On November 9, 2021, the Sponsor requested that the Company extend the date by which the Company has to consummate a Business Combination from November 12, 2021 to February 12, 2022 (the “First Extension”). The First Extension was the first of up to two three-month extensions permitted under the Company’s governing documents. On November 10, 2021, $900,000 ($0.10 per share) was added to the Trust Account for the First Extension of the Company.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022 (the “Second Extension”). In connection with the approval of the Second Extension, shareholders elected to redeem an aggregate of 6,326,758 Class A ordinary shares. As a result, an aggregate of $64,996,858 (or approximately $10.27 per share) was released from the Trust Account to pay such shareholders.

On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from August 12, 2022 to February 12, 2023 (the “Third Extension”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Class A ordinary shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. In connection with the Second and Third Extensions of the Company, $202,460 (approximately $0.10 per share) and $303,994 (approximately $0.15 per share), was added to the Trust Account, respectively, plus $835 of applicable interest.

On February 9, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2023 to August 12, 2023 (the “Fourth Extension”). In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 Class A ordinary shares. As a result, an aggregate of $12,554,008 (or approximately $10.71 per share) was released from the Trust Account to pay such shareholders. In connection with the Fourth Extension, $256,313 (approximately $0.30 per share) was added to the Trust Account as of September 30, 2023.

On August 10, 2023, the Company held an extraordinary general meeting of shareholders (the “Fifth Extension Meeting”) to amend the Company’s Amended and restated memorandum and articles of association (the “Charter Amendment”) to extend the date by which the Company has to consummate an initial business combination from August 12, 2023 to November 12, 2023 (“the Fifth Extension”). In connection with the Fifth Extension Meeting, shareholders holding 21,501 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $241,574 (or approximately $11.23 per share) was released from the Trust Account to pay such shareholders. In connection with the Fifth Extension, an aggregate of $83,288 (approximately $0.10 per remaining share) was added to the Trust Account as of September 30, 2023.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the IPO, an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Warrants to the Sponsor, was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

The Company will provide holders of the Company’s outstanding shares of Class A ordinary shares, par value $0.0001 per share, sold in the IPO (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.17 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations).

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

Unless further extended, the Company will have until May 12, 2024, to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its income or other tax obligations, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors and Representative (defined in Note 6) have agreed to (i) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and private shares if the Company fails to complete the initial Business Combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.17 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.17 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On December 5, 2022, EDOC Acquisition Corp., a Cayman Islands exempted corporation (together with its successors, “Edoc”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “AOI”), Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party to the Business Combination Agreement (a “Joinder”), a

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

to-be-formed Cayman Islands exempted company (“Pubco”), AOI Merger Sub, upon execution of a Joinder, a to-be-formed Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), American Physicians LLC, a Delaware limited liability company (“Purchaser Representative”), in the capacity as the Purchaser Representative thereunder, Gary Seaton, in his capacity as the representative for the Sellers (as defined below) in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding capital shares named on Annex I thereto (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Edoc, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding capital shares who are bound by the provisions of the Business Combination Agreement pursuant the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Edoc will merge with and into Merger Sub, with Edoc continuing as the surviving entity (the “Merger”), and with holders of Edoc securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at $10.00.

On March 31, 2023, the Company, AOI, Pubco, Merger Sub, and the Purchaser Representative entered into that certain First Amendment to the Business Combination Agreement (the “First Amendment”), pursuant to which the Business Combination Agreement was amended to add, as a closing condition, that upon the closing of the transactions contemplated by the Business Combination Agreement, the Company shall have cash and cash equivalents, including funds remaining in the Company’s trust account (after giving effect to the completion and payment of the redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of the Company’s unpaid expenses or liabilities, of at least equal to $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024, which is attached hereto at Exhibit 10.39.

Securities Purchase Agreement

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AOI, Edoc, and Arena Investors, LP, a Delaware limited partnership (the “Purchaser”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the Purchaser agreed to purchase redeemable debentures (the “Debentures”) and warrants (the “Warrants”, and together with the Securities Purchase Agreement and the Debentures, the “Transaction Documents”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the closing of the business combination between Edoc, AOI, and Pubco. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches:

(i)     The first closing amount of $2,000,000 will be invested upon the Closing of the Business Combination, which will be the first closing date of the Investment (the “First Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof;

(ii)    The second closing amount of $2,500,000 will be invested on the 60th trading day following the First Registration Statement Effectiveness Date filed by Pubco after the closing of the Business Combination, which will be the second closing date of the Investment (the “Second Closing Date”), in exchange for a

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the Purchaser’s obligation set forth in Section 3.2(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.2(b) have been satisfied or waived on or prior to the Second Closing Date and the respective obligations to consummate the Second Closing shall be contingent on the satisfaction of the following additional considerations, unless the parties mutually agree to waive any such condition: (1) the 30-Day VWAP of Pubco’s ordinary shares (the “Pubco Ordinary Shares”) as of the last trading day immediately preceding the 60th calendar day following the First Registration Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading period ended as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $200,000; and

(iii)   The third closing amount of $2,500,000 will be invested on the 60th trading day following the Second Registration Statement Effectiveness Date filed by Pubco, which will be the third closing date of the Investment (the “Third Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligations set forth in Section 3.3(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.3(b) have been satisfied or waived on or prior to the Third Closing Date and the respective obligations to consummate the Third Closing shall be contingent on the satisfaction of the following additional conditions, unless the Parties mutually agree to waive any such condition: (1) the 30-Day VWAP of Pubco’s ordinary shares (the “Pubco Ordinary Shares”) as of the last trading day immediately preceding the 60th calendar day following the Second Registration Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading period ended as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $200,000.

Each Debenture will mature on the date that is eighteen (18) months (the “Maturity Date”) from the First Closing Date and is convertible at any time at the holder’s option at a conversion price of 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date, subject to adjustment and certain floor prices for each tranche of the Debenture (the “Conversion Price”).

The fact that the conversion price is 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date use of post-Closing of the Business Combination, means that the number of Pubco Ordinary Shares subject to issue to the PIPE Investor is effected by the share price. If price of the Pubco Entity Ordinary Shares drops after the Closing, or a bearish market ensues, the number of Pubco Ordinary Shares to be issued to the PIPE Investor would be higher than the numbers set forth in this proxy statement/prospectus, which would cause to additional dilution to existing shareholders of Pubco.

As additional consideration for the purchase of the Debentures, Pubco will issue to the Purchaser, simultaneously with the issuance of each debenture on the applicable closing date, a warrant to purchase Pubco Ordinary Shares (such shares, the “Warrant Shares”), whereby each Warrant shall provide the Purchaser the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the Purchase on the applicable closing date at an initial exercise price of the Conversion Price, subject to adjustment upon the occurrence of certain events as set forth in the Warrant. The Warrants are exercisable for a period of five years and will be subject to cashless exercise if the applicable registration statements are not declared effective within 6 months of Pubco’s initial drawdown.

Interest shall accrue on the outstanding principal amount of the Debentures from and including the original issue date at the rate of zero percent (0%) per annum, or upon the occurrence and during the continuance of an event of default, two percent (2%). In addition, if at any time after the Maturity Date any portion of the Debentures remains outstanding, the Purchaser may elect to convert all or any portion of the amount outstanding under the Debentures into Pubco Ordinary Shares at the Conversion Price.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

The Debentures will be secured by (i) a first priority lien on all tangible and intangible assets owned or acquired by Pubco, (ii) a guarantee by Pubco, and (iii) a guarantee by each of Pubco’s direct and indirect subsidiaries and will be subordinate to Pubco’s $14 million note provided by the Commonwealth Bank of Australia.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic, the Russia-Ukraine war and the Israeli-Palestinian war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these interim unaudited condensed financial statements. The interim unaudited condensed financial statements do not include any adjustments that might results from the outcome of these uncertainties.

Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard

On September 25, 2023, we received the September 2023 Nasdaq Notice from the staff (the “Staff”) of the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) notifying us that we are not in compliance with Nasdaq Listing Rule 5550(a)(3) (the “Minimum Public Holders Requirement”), which requires the Company to maintain at least 300 total public holders for continued listing on the Nasdaq Capital Market. The notification received has no immediate effect on the Company’s Nasdaq listing.

In accordance with Nasdaq rules, we had 45 calendar days, or until November 9, 2023, to submit a plan to regain compliance with the Minimum Public Holders Requirement. As of the filing date of this quarterly report on the Form 10-Q, we have not regained compliance with the Minimum Public Holders Requirement. We submitted a compliance plan on November 9, 2023.

Going Concern

As of September 30, 2023, the Company had $11,812 in the operating bank account and working capital deficit of $6,219,439.

On November 10, 2021, the Company issued an interest-bearing convertible promissory to the Sponsor in the amount of $900,000. As of September 30, 2023, $900,000 was drawn on the note and the fair value of the note outstanding, including accrued interest of $68,055, was $928,028.

On February 13, 2022, the Company issued a non-interest-bearing convertible promissory note in the principal amount of up to $750,000 to the Sponsor. As of September 30, 2023, $750,000 was drawn on the note and the fair value of the note outstanding was $718,020.

On August 25, 2022, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $202,460 to the Sponsor. As of September 30, 2023, $202,460 was drawn on the note.

On October 6, 2022, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $500,000 to the Sponsor. As of September 30, 2023, $500,000 was drawn on the note.

On November 16, 2022, the Company issued a non-interest-bearing promissory note in the aggregate amount of up to $303,994 to the Sponsor. As of September 30, 2023, $303,994 was drawn on the note.

On January 10, 2023, the Company issued a non-interest-bearing promissory note in the aggregate amount of up to $450,000 to the Sponsor. As of September 30, 2023, $276,006 was drawn on the note.

On February 14, 2023, the Company issued a non-interest-bearing promissory note in the aggregate amount of up to $256,313 to the Sponsor. As of September 30, 2023, $213,595 was drawn on the note.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On April 25, 2023, the Company issued a non-interest-bearing promissory note in the principal amount of up to $175,000 to the Sponsor. As of September 30, 2023, $175,000 was drawn on the note.

On June 26, 2023, the Company issued a non-interest-bearing promissory note in the principal amount of up to $250,000 to the Sponsor. As of September 30, 2023, $145,000 was drawn on the note.

On August 15, 2023, the Company issued a non-interest-bearing promissory note in the principal amount of up to $124,932 to the Sponsor. As of September 30, 2023, $83,288 was drawn on the note.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by May 12, 2024 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern one year from the date that these financial statements are issued. The Company intends to continue to complete a Business Combination before the mandatory liquidation date. These interim unaudited condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the SEC on January 24, 2023, which contains the audited financial statements and notes thereto.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging the growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s unaudited condensed financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts or mutual fund accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of September 30, 2023 and December 31, 2022, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Use of Estimates

The preparation of unaudited condensed financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period and the reported amounts of expenses during the reporting period. One of the more significant accounting estimates included in these unaudited condensed financial statements is the determination of the fair value of the warrant liabilities as well as the fair value of the convertible notes. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of September 30, 2023 and December 31, 2022.

Investment Held in Trust Account

As of September 30, 2023, all of the assets held in the Trust account were held in cash. As of December 31, 2022, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. When the Company’s investments held in the Trust Account are comprised of U.S. government

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities are included in income from investments held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information. During the period January 1, 2023 to September 30, 2023 and January 1, 2022 to December 31, 2022, the Company did not withdraw any interest income from the Trust Account to pay its tax obligations.

On November 9, 2021, the Sponsor requested that the Company extend the date by which the Company has to consummate a Business Combination from November 12, 2021 to February 12, 2022 (the “First Extension”). The First Extension was the first of up to two three-month extensions permitted under the Company’s governing documents. On November 10, 2021, $900,000 ($0.10 per share) was added to the Trust Account for the First Extension of the Company. On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022 (the “Second Extension”). In connection with the approval of the Second Extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately ($10.27 per share) was released from the Trust Account to pay such shareholders. In connection with the Second Extension, $202,460 (approximately $0.10 per share) was added to the Trust Account. On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company has to complete a Business Combination from August 12, 2022 to February 12, 2023 (the “Third Extension”). In connection with the approval of the Third Extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. In connection with the Third Extension, $303,994 (approximately $0.15 per share), plus $835 of applicable interest was added to the Trust Account on January 24, 2023. On February 9, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2023 to August 12, 2023 (the “Fourth Extension”). In connection with the approval of the Fourth Extension, shareholders elected to redeem an aggregate of 1,172,247 Class A ordinary shares. As a result, an aggregate of $12,554,008 (or approximately $10.71 per share) was released from the Trust Account to pay such shareholders. In connection with the Fourth Extension, $256,313 (approximately $0.30 per share) was added to the Trust Account as of September 30, 2023. On August 10, 2023, the Company held an extraordinary general meeting of shareholders to which the Company’s shareholders approved extending the date by which the Company has to consummate an initial business combination from August 12, 2023 to November 12, 2023 (“the Fifth Extension”). In connection with the approval of the Fifth Extension, shareholders holding 21,501 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $241,574 (or approximately $11.23 per shares) was released from the Trust Account to pay such shareholders. In connection with the Fifth Extension, an aggregate of $83,288 (approximately $0.10 per remaining share) was added to the Trust Account as of September 30, 2023. On November 6, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting to which the Company’s shareholders approved extending the date by which the Company has to consummate an initial business combination from November 12, 2023 to May 12, 2024 (“the Sixth Extension”). In connection with the Sixth Extension, shareholders holding 16,670 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $191,551 (or approximately $11.49 per shares) was released from the Trust Account to pay such shareholders and $40,810 (approximately $0.05 per share) was added to the Trust Account.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the conversion feature of the note was valued utilizing the Monte Carlo model.

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 479,000 Private Warrants and 450,000 Representative’s Warrants issued in connection with its Initial Public Offering as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Offering Costs Associated with IPO

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A — “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the IPO. Accordingly, on December 31, 2020, offering costs totaling $3,246,381 have been charged to shareholders’ equity (consisting of $1,575,000 of underwriting fee, the fair value of the representative’s warrants of $424,270, the fair value of representative’s shares $653,250 and $593,861 of other cash offering costs).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events.

On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately $10.27 per share) was released from the Trust Account to pay such shareholders. On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

has to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. On February 9, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2023 to August 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 1,172,247 Class A ordinary shares. As a result, an aggregate of $12,554,008 (or approximately $10.71 per share) was released from the Trust Account to pay such shareholders. On August 10, 2023, the Company held an extraordinary general meeting of shareholders to which the Company’s shareholders approved extending the date by which the Company has to consummate an initial business combination from August 12, 2023 to November 12, 2023. In connection with the approval of the extension, shareholders holding 21,501 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $241,574 (or approximately $11.23 per shares) was released from the Trust Account to pay such shareholders. Accordingly, as of September 30, 2023 and December 31, 2022, 832,877 and 2,026,625 shares of Class A ordinary shares subject to possible redemption, respectively, are presented at redemption value as temporary equity outside of the shareholders’ deficit section of the Company’s balance sheets.

As of September 30, 2023 and December 31, 2022, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$90,000,000
Less:
Ordinary share issuance costs	(3,246,381)
Plus:
Fair value adjustment of carrying value to redemption value	5,705,929
Contingently redeemable ordinary shares at December 31, 2021	$92,459,548
Less:
Redemption of 6,326,758 shares	(64,996,858)
Redemption of 646,617 shares	(6,660,150)
Plus:
Fair value adjustment of carrying value to redemption value	516,615
Contingently redeemable ordinary shares at December 31, 2022	21,319,155
Less:
Redemption of 1,193,748 shares	(12,795,582)
Plus:
Fair value adjustment of carrying value to redemption value	971,392
Contingently redeemable ordinary shares at September 30, 2023	$9,494,965

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing the net loss by the weighted average number of ordinary shares outstanding for each of the periods. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from loss per share as the redemption value approximates fair value.

Changes in fair value are not considered a dividend of the purposes of the numerator in the loss per share calculation. The calculation of diluted loss per ordinary share does not consider the effect of the warrants and rights issued in connection with the IPO since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants and rights are exercisable for 6,137,400 shares of Class A ordinary shares in the aggregate.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Ordinary shares subject to possible redemption
Numerator:
Net loss allocable to Class A ordinary shares subject to possible redemption	$(58,404)	$(104,924)	$(258,568)	$(3,685,244)
Denominator:
Weighted Average Redeemable Class A Ordinary shares, Basic and Diluted	843,861	2,349,934	1,035,474	3,491,286
Basic and Diluted net loss per share, Redeemable Class A Ordinary shares	$(0.07)	$(0.04)	$(0.25)	$(1.06)

Non-Redeemable Ordinary shares
Numerator:
Net loss allocable to Non-redeemable Class A and Class B ordinary shares not subject to redemption	$(194,067)	$(125,199)	$(700,186)	$(2,959,776)
Denominator:
Weighted Average Non-Redeemable Class A and Class B Ordinary shares, Basic and Diluted	2,804,000	2,804,000	2,804,000	2,804,000
Basic and diluted net loss per share, ordinary shares	$(0.07)	$(0.04)	$(0.25)	$(1.06)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s unaudited condensed financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2023 and December 31, 2022. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s interim condensed financial statements. The Company’s management does not expect the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024, for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying unaudited condensed financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 9,000,000 Units at a purchase price of $10.00 per unit. Each unit consists of one share of Class A ordinary shares, one-half warrant to purchase one share of Class A ordinary shares (“Public Warrants”), and one right (“Rights”). Each Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable on the later of the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7). Each right entitles the holder to receive one-tenth (1/10) of one share of Class A ordinary shares upon the consummation of an initial Business Combination (see Note 7).

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor and I-Bankers purchased an aggregate of 414,000 Private Units and 65,000 Private Units, respectively, for an aggregate of 479,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,790,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.

Each Private Unit is identical to the Units sold in the IPO, except that warrants that are part of the Private Placement Units (“Private Warrants”) are not redeemable by the Company so long as they are held by the original holders or their permitted transferees. In addition, for as long as the warrants that are part of the Private Placement Units are held by I-Bankers or its designees or affiliates, they may not be exercised after five years from the effective date of the Registration Statement.

The Company’s Sponsor, officers, and directors have agreed to (i) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to the founder shares, private shares, and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete its initial Business Combination the Combination Period. In addition, the Company’s Sponsor, officers, and directors have agreed to vote any founder shares, private shares, and public shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Company’s initial business combination.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2020, the Sponsor subscribed for 2,875,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.01 per share, in connection with formation. On November 9, 2020, the Sponsor surrendered an aggregate of 287,500 founder shares, which were cancelled, resulting in an aggregate of 2,587,500 founder shares outstanding and held by the Sponsor. The founder shares included an aggregate of up to 337,500 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. On December 24, 2020, 337,500 shares were forfeited as the over-allotment option was not exercised by the underwriters. On March 7, 2023, the Company issued an aggregate of 1,685,152 of the Company’s Class A ordinary shares to the Sponsor upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Sponsor. On March 7, 2023, the Company also issued an aggregate of 564,847 of the Company’s Class A ordinary shares to Sea Otter Securities, Stitching Juridisch Eigendom Mint Tower Arbitrage Fund, Feis Equities, LLC, Yakira Capital Management, Inc., Yakira Enhanced Offshore Fund, Yakira Partners LP, MAP 136 Segregated Portfolio, and Meteora Capital Partners, LP (collectively, “the Backstop Investors) upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Backstop Investors. As a result, as of September 30, 2023, there was 1 Class B ordinary share issued and outstanding.

Promissory Notes — Related Party

In September 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of September 30, 2021, or the closing of the IPO. As of November 12, 2020, the Sponsor had loaned to the Company an aggregate of $177,591 under the promissory note to pay for formation costs and a portion of the expenses of the IPO. The note was repaid in full in connection with the closing of the initial public offering, and as of September 30, 2023 and December 31, 2022 respectively, no amounts were outstanding. Borrowings under this note are no longer available.

On August 25, 2022, the Company issued a promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor, pursuant to which the Extension Funds will be deposited into the Company’s trust account for each Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the August 2022 Note may be drawn down in three equal amounts and the balance of the August 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of September 30, 2023, $202,460 was outstanding under the August 2022 Note.

On October 6, 2022, the Company issued a promissory note in the principal amount of up to $500,000 to the Sponsor (the “October 2022 Note”). The Note was issued in connection with advances the Sponsor may make in the future to the Company for working capital expenses. The note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of September 30, 2023, $500,000 was outstanding under the October 2022 Note.

On November 16, 2022, the Company issued a promissory note in the principal amount of up to $303,994 to the Sponsor (the “November 2022 Note”), pursuant to which the Extension Funds will be deposited into the Company’s trust account for each unredeemed Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note may be drawn down in three equal payments of $101,331 per withdrawal between the 12th and 19th of each November and December 2022 and January 2023 and the balance of the November 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of September 30, 2023, there was $303,994 outstanding under the November 2022 Note.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On January 10, 2023, the Company issued a promissory note (the “January 2023 Note”) in the principal amount of up to $450,000 to the Sponsor for working capital purposes. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of September 30, 2023 there was $276,006 outstanding on the January 2023 Note.

On February 14, 2023, the Company issued a non-interest-bearing promissory note in the aggregate amount of up to $256,313 to the Sponsor (the “February 2023 Note”), pursuant to which the Extension Funds will be deposited into the Company’s trust account for each unredeemed Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from February 12, 2023 to August 12, 2023. As of September 30, 2023, $213,595 was drawn on the note.

On April 25, 2023, the Company issued a promissory note (the “April 2023 Note”) in the principal amount of up to $175,000 to the Sponsor for working capital purposes. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of September 30, 2023 there was $175,000 outstanding on the April 2023 Note.

On June 26, 2023, the Company issued a promissory note (the “June 2023 Note”) in the principal amount of up to $250,000 to the Sponsor for working capital purposes. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of September 30, 2023 there was $145,000 outstanding on the June 2023 Note.

On August 15, 2023, the Company issued a non-interest bearing promissory note (the “August 2023 Note”) in the principal amount of up to $124,932 to the Sponsor pursuant to which the Extension Funds will be deposited into the Company’s Trust Account for each unredeemed Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2023 to May 12, 2024. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of September 30, 2023, $83,288 was drawn on the note.

Convertible Promissory Notes — Related Party Extension Loans and Working Capital Loans

On November 9, 2021, the Company’s board of directors approved the first extension of the date by which the Company has to consummate a Business Combination from November 12, 2021, to February 12, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Initial Public Offering, for a total of $900,000. The Company issued the Sponsor an interest bearing unsecured promissory note (the “November 2021 Note”) in the principal amount of $900,000 which is payable by the Company upon the earlier of the consummation of the Business Combination or the liquidation of the Company on or before February 12, 2023 (unless such date is extended by the Company’s board of directors). Simple interest will accrue on the unpaid principal balance of the November 2021 Note at the rate of 4% per annum based on 365 days a year. The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share equal to (x) the portion of the principal amount of and accrued interest under the November 2021 Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. As of September 30, 2023 and December 31, 2022, $900,000 was outstanding under the November 2021 Note. For the period ended September 30, 2023 and December 31, 2022, $68,055 and $41,129 of interest was accrued on the November 2021 Note, respectively.

On February 13, 2022, the Company issued a promissory note (the “February 2022 Note”) in the principal amount of up to $750,000 to American Physicians LLC. The February 2022 Note was issued in connection with advances the Sponsor has made to the Company for working capital expenses. The February 2022 Note bears no interest and

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $600,000 of the unpaid principal amount of the February 2022 Note may be converted into units of the Company, each unit consisting of one Class A share of the Company, one right exchangeable into one-tenth of one Class A ordinary share and one warrant exercisable for one-half of one Class A ordinary share of the Company upon the consummation of an initial Business Combination (the “Conversion Units”), equal to (x) the portion of the principal amount of the February 2022 Note being converted, divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the units issued by the Company to the Sponsor in a private placement in connection with the Company’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the February 2022 Note. As of September 30, 2023, $750,000 was outstanding under the February 2022 Note.

Changes in the estimated fair value of the November 2021 Note and the February 2022 Note were recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations.

Administrative Support Agreement

The Company agreed, for a period commencing on November 9, 2020, and ending upon completion of the Company’s Business Combination or its liquidation, to pay the Company’s Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Since the initial public offering, the Company has not made any payments under the agreement and has paid for services rendered and expenses advanced by the Sponsor on an as-needed basis. Effective March 31, 2021, the Company and Sponsor terminated the agreement and agreed to waive any accrued fees from inception. As of September 30, 2023 and December 31, 2022, no fees were due to the Sponsor.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis expenses incurred and all payments that were made to the Sponsor, officers, directors or their affiliates.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

On November 12, 2020, the Company issued to the underwriter (and/or its designees) (the “Representative”) 75,000 shares of Class A ordinary shares for $0.01 per share (the “Representative Shares”). The fair value of the Representative Shares was estimated to $653,250 and were treated as underwriters’ compensation and charged directly to shareholders’ equity.

The underwriter (and/or its designees) agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

In addition, the Company issued to the Representative a warrant (“Representative’s Warrant) to purchase up to 450,000 Class A ordinary shares. Such warrants will not be redeemable for as long as they are held by the Representative, and they may not be exercised after five years from the Effective Date of the registration statement. Except as described above, the warrants are identical to those underlying the units offered by in the IPO. The Company initially estimated the fair value of the Representative’s Warrants at $424,270 using the Monte Carlo simulation model.

On November 12, 2020, the underwriters were paid a cash underwriting discount of 1.75% of the gross proceeds of the Initial Public Offering, or $1,575,000.

Business Combination Marketing Agreement

The Company engaged the Representative as an advisor in connection with its Business Combination to (i) assist the Company in preparing presentations for each potential Business Combination; (ii) assist the Company in arranging meetings with its shareholders, including making calls directly to shareholders, to discuss each potential Business Combination and each potential target’s attributes and providing regular market feedback, including written status reports, from these meetings and participate in direct interaction with shareholders, in all cases to the extent legally permissible; (iii) introduce the Company to potential investors to purchase the Company’s securities in connection with each potential Business Combination; and assist the Company with the preparation of any press releases and filings related to each potential Business Combination or target. Pursuant to the business combination marketing agreement, the Representative is not obligated to assist the Company in identifying or evaluating possible acquisition candidates. Pursuant to the Company’s agreement with the Representative, an advisory fee of 2.75% of the gross proceeds of the IPO, or $2,475,000 will be payable to the Representative at the closing of the Company’s Business Combination.

Open Market Purchases

Our sponsor entered into an agreement in accordance with the guidelines of Rule 10b5-1 under the Exchange Act, to place limit orders, through ED&F Man Capital Markets Inc., an independent broker-dealer registered under Section 15 of the Exchange Act which is not affiliated with us nor part of the underwriting or selling group, to purchase an aggregate of up to 3,750,000 of our rights in the open market at market prices, and not to exceed $0.20 per right during the period commencing on the later of (i) December 10, 2020, the date separate trading of the rights commenced or (ii) sixty calendar days after the end of the “restricted period” under Regulation M, continuing until the date that was the earlier of (a) November 9, 2021 and (b) the date that we announced that we had entered into a definitive agreement in connection with our initial Business Combination, or earlier in certain circumstances as described in the limit order agreement. The limit orders required such members of our sponsor to purchase any rights offered for sale (and not purchased by another investor) at or below a price of $0.20, until the earlier of (x) the expiration of the buyback period or (y) the date such purchases reach 3,750,000 rights in total. Our sponsor would not have any discretion or influence with respect to such purchases and will not be able to sell or transfer any rights purchased in the open market pursuant to such agreements until following the consummation of a Business Combination. It was intended that the broker’s purchase obligation would be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. I-Bankers also agreed to purchase up to 1,250,000 of our rights in the open market at market prices not to exceed $0.20 per right, on substantially similar terms as our sponsor. The obligations to make any such purchases expired on November 9, 2021, and as of September 30, 2023, no limit orders were placed by our sponsor or I-Bankers.

Business Combination Agreement

On December 5, 2022, EDOC Acquisition Corp., a Cayman Islands exempted corporation (together with its successors, “Edoc”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “AOI”), Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party to the Business Combination Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company (“Pubco”), AOI Merger Sub, upon execution of a Joinder, a

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

to-be-formed Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), American Physicians LLC, a Delaware limited liability company (“Purchaser Representative”), in the capacity as the Purchaser Representative thereunder, Gary Seaton, in his capacity as the representative for the Sellers (as defined below) in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding capital shares named on Annex I thereto (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Edoc, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding capital shares who are bound by the provisions of the Business Combination Agreement pursuant the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Edoc will merge with and into Merger Sub, with Edoc continuing as the surviving entity (the “Merger”), and with holders of Edoc securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

On March 31, 2023, the Company, AOI, Pubco, Merger Sub, and the Purchaser Representative entered into that certain First Amendment to the Business Combination Agreement (the “First Amendment”), pursuant to which the Business Combination Agreement was amended to add, as a closing condition, that upon the closing of the transactions contemplated by the Business Combination Agreement, the Company shall have cash and cash equivalents, including fund remaining in the Company’s trust account (after giving effect to the completion and payment of the redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of the Company’s unpaid expenses or liabilities, of at least equal to $10,000,000, which Minimum Cash Condition was waived upon mutual agreement of Pubco and EDOC pursuant to the Minimum Cash Condition Waiver effective as of January 12, 2024.

Securities Purchase Agreement

On August 23, 2023, Pubco executed a Securities Purchase Agreement (the “Securities Purchase Agreement”) with AOI, Edoc, and Arena Investors, LP, a Delaware limited partnership (the “Purchaser”). Pursuant to the terms and conditions of the Securities Purchase Agreement, the Purchaser agreed to purchase redeemable debentures (the “Debentures”) and warrants (the “Warrants”, and together with the Securities Purchase Agreement and the Debentures, the “Transaction Documents”) of Pubco for the aggregate subscription amount of up to $7,000,000, at and after the closing of the business combination between Edoc, AOI, and Pubco. The Securities Purchase Agreement contemplates funding of the investment (the “Investment” or the “PIPE”) across three tranches:

(iv)   The first closing amount of $2,000,000 will be invested upon the Closing of the Business Combination, which will be the first closing date of the Investment (the “First Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,222,222, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof;

(v)    The second closing amount of $2,500,000 will be invested on the 60th trading day following the First Registration Statement Effectiveness Date filed by Pubco after the closing of the Business Combination, which will be the second closing date of the Investment (the “Second Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the Purchaser’s obligation set forth in Section 3.2(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.2(b) have been satisfied or waived on or prior to the Second Closing Date and the respective obligations to consummate the Second Closing shall be contingent on the satisfaction of the following additional considerations, unless the parties mutually agree to waive any such condition: (1) the 30-Day VWAP of Pubco’s ordinary shares (the “Pubco Ordinary Shares”) as of the last trading day

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

immediately preceding the 60th calendar day following the First Registration Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading period ended as of the last trading day immediately preceding the 60th calendar day following the First Registration Statement Effectiveness Date is greater than $200,000; and

(vi)   The third closing amount of $2,500,000 will be invested on the 60th trading day following the Second Registration Statement Effectiveness Date filed by Pubco, which will be the third closing date of the Investment (the “Third Closing Date”), in exchange for a Debenture to be issued by Pubco for the principal amount of $2,777,777, reflecting that such Debenture is to be issued with a 10% original issue discount to the face amount thereof provided that all conditions to the PIPE Investor’s obligations set forth in Section 3.3(a) of the Securities Purchase Agreement and Pubco’s obligation set forth in Section 3.3(b) have been satisfied or waived on or prior to the Third Closing Date and the respective obligations to consummate the Third Closing shall be contingent on the satisfaction of the following additional conditions, unless the Parties mutually agree to waive any such condition: (1) the 30-Day VWAP of Pubco’s ordinary shares (the “Pubco Ordinary Shares”) as of the last trading day immediately preceding the 60th calendar day following the Second Registration Effectiveness Date is greater than $3.00 per share, and (2) the median daily turnover of the Pubco Ordinary Shares on Pubco’s principal trading market for the thirty (30) consecutive trading period ended as of the last trading day immediately preceding the 60th calendar day following the Second Registration Statement Effectiveness Date is greater than $200,000.

Each Debenture will mature on the date that is eighteen (18) months (the “Maturity Date”) from the First Closing Date and is convertible at any time at the holder’s option at a conversion price of 92.5% of the average of the three (3) lowest daily VWAP of the Pubco Ordinary Shares for the ten (10) consecutive Trading Day period ending on such Conversion Date, subject to adjustment and certain floor prices for each tranche of the Debenture (the “Conversion Price”).

As additional consideration for the purchase of the Debentures, Pubco will issue to the Purchaser, simultaneously with the issuance of each debenture on the applicable closing date, a warrant to purchase Pubco Ordinary Shares (such shares, the “Warrant Shares”), whereby each Warrant shall provide the Purchaser the right to purchase the number of Warrant Shares equal to 25% of the total principal amount of the related Debenture purchased by the Purchase on the applicable closing date at an initial exercise price of the Conversion Price, subject to adjustment upon the occurrence of certain events as set forth in the Warrant. The Warrants are exercisable for a period of five years and will be subject to cashless exercise if the applicable registration statements are not declared effective within 6 months of Pubco’s initial drawdown.

Interest shall accrue on the outstanding principal amount of the Debentures from and including the original issue date at the rate of zero percent (0%) per annum, or upon the occurrence and during the continuance of an event of default, two percent (2%). In addition, if at any time after the Maturity Date any portion of the Debentures remains outstanding, the Purchaser may elect to convert all or any portion of the amount outstanding under the Debentures into Pubco Ordinary Shares at the Conversion Price.

The Debentures will be secured by (i) a first priority lien on all tangible and intangible assets owned or acquired by Pubco, (ii) a guarantee by Pubco, and (iii) a guarantee by each of Pubco’ direct and indirect subsidiaries and will be subordinate to Pubco’s $14 million note provided by the Commonwealth Bank of Australia.

NOTE 7. WARRANTS AND RIGHTS

Warrants — Each whole warrant entitles the holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 7. WARRANTS AND RIGHTS (cont.)

Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or upon completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable, and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A ordinary shares underlying such unit.

The Company may call the warrants for redemption (excluding the private warrants, and any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the Class A ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 7. WARRANTS AND RIGHTS (cont.)

ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of a share of Class A ordinary shares upon consummation of the initial Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share of Class A ordinary shares underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of Class A ordinary shares upon consummation of an initial Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of share of Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

NOTE 8. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preferred shares at par value of $0.0001 each. On September 30, 2023 and December 31, 2022, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. On March 7, 2023, the Company issued an aggregate of 1,685,152 of the Company’s Class A ordinary shares to the Sponsor upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Sponsor. On March 7, 2023, the Company also issued an aggregate of 564,847 of the Company’s Class A ordinary shares to Sea Otter Securities, Stitching Juridisch Eigendom Mint Tower Arbitrage Fund, Feis Equities, LLC, Yakira Capital Management, Inc., Yakira Enhanced Offshore Fund, Yakira Partners LP, MAP 136 Segregated Portfolio, and Meteora Capital Partners, LP (collectively, “the Backstop Investors) upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Backstop Investors. As a result, as of September 30, 2023 and December 31, 2022, there were 2,803,999 and 554,000 Class A ordinary shares issued and outstanding, excluding 832,877 and 2,026,625 Class A ordinary shares subject to possible redemption which are presented as temporary equity, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. In September 2020, the Sponsor subscribed 2,875,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.01 per share, in connection with formation. On November 9, 2020, the founders surrendered an aggregate of 287,500 Class B ordinary shares for no consideration, resulting in an aggregate

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 8. SHAREHOLDERS’ DEFICIT (cont.)

of 2,587,500 Class B ordinary shares issued and outstanding. On December 24, 2020, 337,500 shares were forfeited as the over-allotment option was not exercised by the underwriters, resulting in an aggregate 2,250,000 Class B ordinary shares issued and outstanding at December 31, 2022. On March 7, 2023, the Company issued an aggregate of 1,685,152 of the Company’s Class A ordinary shares to the Sponsor upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Sponsor. On March 7, 2023, the Company also issued an aggregate of 564,847 of the Company’s Class A ordinary shares to Sea Otter Securities, Stitching Juridisch Eigendom Mint Tower Arbitrage Fund, Feis Equities, LLC, Yakira Capital Management, Inc., Yakira Enhanced Offshore Fund, Yakira Partners LP, MAP 136 Segregated Portfolio, and Meteora Capital Partners, LP (collectively, “the Backstop Investors”) upon the conversion of an equal number of the Company’s Class B ordinary shares held by the Backstop Investors. As a result, as of September 30, 2023, there was 1 Class B ordinary share issued and outstanding.

The Company’s initial shareholders have agreed not to transfer, assign or sell 50% its founder shares until the earlier to occur of (i) six months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination and the remaining 50% of the founder shares may not be transferred, assigned or sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares for cash, securities or other property.

The Class B ordinary share will automatically convert into the Company’s Class A ordinary shares at the time of its initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which the Class B ordinary share shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of the Class B ordinary share will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Holders of the Class A ordinary shares and the holder of the Class B ordinary share will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, with each share of ordinary shares entitling the holder to one vote.

NOTE 9. FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 — Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 — Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets and liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 — Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of September 30, 2023 and December 31, 2022. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of September 30, 2023 and December 31, 2022, due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	September 30, 2023	Level	December 31, 2022
Assets:
U.S. Money Market Funds Held in Trust Account	1	$—	1	$21,319,155
Liabilities:
Warrant liability – Private Warrants	3	14,370	3	20,623
Warrant liability – Representative’s Warrants	3	—	3	2,634
Convertible Promissory Notes	3	1,646,048	3	1,512,412

Investment Held in Trust Account

As of September 30, 2023 and December 31, 2022, investments in the Company’s Trust Account consisted of $9,494,965 and $21,319,155 in cash and U.S. Money Market funds, respectively.

There were no transfers between Levels 1, 2 or 3 during the period ended September 30, 2023 and December 31, 2022. Level 1 instruments include investments in money markets and Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The Private Warrants and Representative’s Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statements of operations each period.

The Private Warrants and Representative’s Warrants were valued using a Montel Carlo simulation model, which is considered to be a Level 3 fair value measurement. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

There were no transfers between Levels 1, 2 or 3 during the period ended September 30, 2023 and December 31, 2022.

The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of September 30, 2023 and December 31, 2022. The Representative’s Warrants were valued using similar information, except for strike price which is at $12.

	September 30, 2023	December 31, 2022
Exercise price	$11.50	$11.50
Share price	$11.39	$10.50
Volatility	de minimis	8.0%
Expected life	0.86	0.70
Risk-free rate	5.48%	4.75%
Dividend yield	—%	—%

The following table presents a summary of the changes in the fair value of the Private Warrants and Representative’s Warrants, a Level 3 liability, measured on a recurring basis.

	Private Warrants	Representative’s Warrants	Warrant Liability
Fair value as of December 31, 2022	$20,623	$2,634	$23,257
Change in fair value(1)	(9,657)	(2,634)	(12,291)
Fair value as of March 31, 2023	$10,966	$—	$10,966
Change in fair value(1)	(4,260)	—	(4,260)
Fair value as of June 30, 2023	$6,706	$—	$6,706
Change in fair value(1)	7,664	—	7,664
Fair value as of September 30, 2023	$14,370	$—	$14,370

____________

(1)      Represents the non-cash gain on change in valuation of the Private Warrants and Representative’s Warrants and is included in Change in fair value of warrant liability on the statements of operations.

Convertible Promissory Notes

The convertible promissory notes were valued using a Monte Carlo simulation model, which is considered to be a Level 3 fair value measurement. The estimated fair value of the Convertible Promissory Notes was based on the following significant inputs:

	September 30, 2023	December 31, 2022
Risk-free interest rate	5.55%	4.43%
Time to Expiration (in years)	0.22	0.26
Expected volatility	4.3%	4.0%
Dividend yield	0.00%	0.00%
Stock Price	$11.51	$10.63
Probability of transaction	85.0%	85.0%

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 Convertible Promissory Note:

Fair value as of December 31, 2021	$975,324
Proceeds received through Convertible Promissory Note	750,000
Interest accrued	36,102
Proceeds in excess of fair value	(109,078)
Change in fair value	(139,936)
Fair value as of December 31, 2022	1,512,412
Interest accrued at 4% per annum based on 365 in a year	8,876
Change in fair value	38,414
Fair value as of March 31, 2023	$1,559,702
Interest accrued at 4% per annum based on 365 in a year	8,976
Change in fair value	92,265
Fair value as of June 30, 2023	$1,660,943
Interest accrued at 4% per annum based on 365 in a year	9,074
Change in fair value	(23,969)
Fair value as of September 30, 2023	$1,646,048

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the period ended September 30, 2023 for the Convertible Promissory Note.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the interim unaudited condensed financial statements were issued. Based upon this review, other than stated below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the interim unaudited condensed financial statements.

On October 18, 2023, the Company paid an extension payment of $41,644 to the Trust account.

On November 6, 2023, the Company held an extraordinary general meeting in lieu of an annual meeting (the “Sixth Extension Meeting”) to amend the Company’s Amended and restated memorandum and articles of association (the “Charter Amendment”) to extend the date by which the Company has to consummate an initial business combination from November 12, 2023 to May 12, 2024 (“the Sixth Extension”). In connection with the Sixth Extension Meeting, shareholders holding 16,670 shares of the Company’s ordinary shares exercised their right to redeem such shares. As a result, an aggregate of $191,551 (or approximately $11.49 per shares) was released from the Trust Account to pay such shareholders.

On November 8, 2023, the Company issued a promissory note in the aggregate amount of up to $122,431.05 to the Sponsor (the “Extension Funds”) pursuant to which the Extension Funds will be deposited into the Company’s Trust account for the benefit of each Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from November 12, 2023 to May 12, 2024. On November 15, 2023, the Company paid an extension payment of $40,810 to the Trust account.

November 2023 Nasdaq Notice

On November 10, 2023, we received the Second Nasdaq Notice from the Staff indicating that the Company failed to comply with Nasdaq IM-5101-2, which requires that a special purpose acquisition company must complete one or more business combinations within 36 months of the effectiveness of its IPO registration statement.

EDOC ACQUISTION CORP.
NOTES TO INTERIM CONDENSED FINANCIAL STATEMENTS
Unaudited

NOTE 10. SUBSEQUENT EVENTS (cont.)

Additionally, as stated above, on September 25, 2023, Nasdaq notified the Company that it did not comply with the Minimum Public Holders Requirement. As of the filing date of this quarterly report on the Form 10-Q, we have not regained compliance with the Minimum Public Holders Requirement. Pursuant to the November 2023 Nasdaq Notice, this deficiency serves as an additional basis for delisting the Company’s securities from Nasdaq.

Pursuant to the November 2023 Nasdaq Notice, unless the Company timely requests a hearing before the Panel, the Company’s securities would be subject to suspension and delisting from The Nasdaq Capital Market at the opening of business on November 21, 2023, and a Form 25-NSE will be filed with the Securities and Exchange Commission, which will remove the Company’s securities from listing and registration on Nasdaq. We submitted a hearing request before the Nasdaq Hearings Panel (the “Panel”) on November 17, 2023, and a hearing has been scheduled for February 22, 2024.

On November 28, 2023, the Company issued a promissory note in the principal amount of up to $250,000 to our sponsor. This note was issued in connection with advances our sponsor may make in the future to the Company for working capital expenses. This note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of
EDOC Acquisition Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of EDOC Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, shareholders’ deficit and cash flows for each of the two years in the period ended December 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph — Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2022 are not sufficient to complete its planned activities for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2020.

New York, NY
January 23, 2023
PCAOB ID Number 688

EDOC ACQUISITION CORP.
BALANCE SHEETS

	December 31, 2022	December 31, 2021
Assets:
Current assets:
Cash	$13,726	$223,398
Prepaid expenses	72,386	36,091
Total current assets	86,112	259,489
Cash and marketable securities held in Trust Account	21,319,155	92,459,548
Total Assets	$21,405,267	$92,719,037

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit:
Current liabilities:
Accounts payable and accrued expenses	$2,151,646	$1,030,039
Convertible promissory note – related party, at fair value	1,512,412	975,324
Promissory note – related party	702,460	—
Total current liabilities	4,366,518	2,005,363
Warrant liability	23,257	203,838
Total Liabilities	$4,389,775	$2,209,201

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption, $0.0001 par value; 2,026,625 and 9,000,000 shares at $10.52 and $10.27 redemption value, respectively, at December 31, 2022 and 2021	21,319,155	92,459,548

Shareholders’ Deficit
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 554,000 issued and outstanding at December 31, 2022 and 2021 (excluding 2,026,625 and 9,000,000 shares subject to possible redemption at December 31, 2022 and 2021, respectively)	55	55
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 2,250,000 shares issued and outstanding at December 31, 2022 and 2021	225	225
Additional paid-in capital	5,332,439	—
Accumulated deficit	(9,636,382)	(1,949,992)
Total Shareholders’ Deficit	(4,303,663)	(1,949,712)
Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$21,405,267	$92,719,037

The accompanying notes are an integral part of the financial statements.

EDOC ACQUISITION CORP.
STATEMENTS OF OPERATIONS

	Year Ended December 31, 2022	Year Ended December 31, 2021
Formation and operating costs	$2,544,984	$1,798,098
Loss from operations	(2,544,984)	(1,798,098)

Other (expense) income:
Interest earned on marketable securities held in Trust Account	314,155	20,868
Interest expense	(36,102)	(5,027)
Transaction cost of shares transferred to backstop investors	(5,739,976)	—
Change in fair value of convertible promissory note	139,936	(70,297)
Change in fair value of warrants	180,581	952,674
Total other (expense) income, net	(5,141,406)	898,218

Net Loss	$(7,686,390)	$(899,880)

Weighted average shares outstanding, redeemable Class A ordinary shares	3,122,111	9,000,000
Basic and diluted net loss per share, redeemable Class A ordinary shares	$(1.30)	$(0.08)
Weighted average shares outstanding, non-redeemable Class A and Class B ordinary shares	2,804,000	2,804,000
Basic and diluted net loss per share, non-redeemable Class A and Class B ordinary shares	$(1.30)	$(0.08)

The accompanying notes are an integral part of the financial statements.

EDOC ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

	Ordinary shares				Additional Paid-In Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	554,000	$55	2,250,000	$225	$444,734	$(565,298)	$(120,284)
Net loss	—	—	—	—	—	(899,880)	(899,880)
Remeasurement for Class A Ordinary Shares to Redemption Value	—	—	—	—	(444,734)	(484,814)	(929,548)
Balance – December 31, 2021	554,000	$55	2,250,000	$225	$—	$(1,949,992)	$(1,949,712)
Fair value of shares transferred to backstop investors	—	—	—	—	5,739,976	—	5,739,976
Promissory note proceeds in excess of fair value	—	—	—	—	109,078	—	109,078
Net loss	—	—	—	—	—	(7,686,390)	(7,686,390)
Remeasurement for Class A Ordinary Shares to Redemption Value	—	—	—	—	(516,615)	—	(516,615)
Balance – December 31, 2022	554,000	$55	2,250,000	$225	$5,332,439	$(9,636,382)	$(4,303,663)

The accompanying notes are an integral part of the financial statements.

EDOC ACQUISITION CORP.
STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2022	2021
Cash Flows from Operating Activities:
Net loss	$(7,686,390)	$(899,880)
Adjustments to reconcile net loss to net cash used in operating activities:
Interest earned on cash and Treasury securities held in Trust Account	(314,155)	(20,868)
Accrued interest on promissory note	36,102	5,027
Change in fair value of convertible promissory note	(139,936)	70,297
Change in fair value of warrant liability	(180,581)	(952,674)
Fair value of shares transferred to backstop investors	5,739,976	—
Changes in operating assets and liabilities:
Prepaid expenses	(36,295)	61,407
Accounts payable and accrued expenses	1,121,607	976,359
Due to related party	—	(17,000)
Net cash used in operating activities	(1,459,672)	(777,332)

Cash Flows from Investing Activities:
Principal deposited in Trust account for Trust extension	(202,460)	(900,000)
Cash withdrawn from Trust Account in connection with redemption	71,657,008	—
Net cash provided by (used in) financing activities	71,454,548	(900,000)

Cash Flows from Financing Activities:
Proceeds from promissory note – related party	702,460	—
Proceeds from convertible promissory note – related party	750,000	900,000
Redemption of ordinary shares	(71,657,008)	—
Net cash (used in) provided by financing activities	(70,204,548)	900,000

Net Change in Cash	(209,672)	(777,332)
Cash, beginning of the period	223,398	1,000,730
Cash, end of period	$13,726	$223,398

Non-Cash Investing and Financing Activities:
Remeasurement for Class A Ordinary Shares to Redemption Value	$516,615	$929,548
Promissory note proceeds in excess of fair value	$(109,078)	$—

The accompanying notes are an integral part of the financial statements.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN

EDOC Acquisition Corp. (“Edoc” or the “Company”) was incorporated in the Cayman Islands on August 20, 2020. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). While the Company may pursue an acquisition opportunity in any industry or geographic region, the Company intends to focus on businesses primarily operating in the healthcare and healthcare provider space in North America and Asia-Pacific.

As of December 31, 2022, the Company had not yet commenced any operations. All activity through December 31, 2022, relates to the Company’s organizational activities, those necessary to prepare for the Initial Public Offering and identifying a target company for the Business Combination. The Company will not generate any operating revenues until after the completion of its initial business combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO.

The Company’s sponsor is American Physicians LLC (the “Sponsor”).

Financing

The registration statement for the Company’s initial public offering was declared effective on November 9, 2020 (the “Effective Date”). On November 12, 2020, the Company consummated the initial public offering of 9,000,000 units (each, a “Unit” and collectively, the “Units”) at $10.00 per Unit (the “Initial Public Offering” or “IPO”), which is discussed in Note 3.

Simultaneously with the closing of the IPO, the Company consummated the sale of 479,000 private placement units (“Private Unit)” and collectively, the “Private Units”), at a price of $10.00 per unit. Of the 479,000 private placement units, 65,000 units, or the “representative units” were purchased by I-Banker (and/or its designees). In addition, the Company’s sponsor agreed, pursuant to a letter agreement to purchase up to 3,750,000 of the Company’s rights in the open market at a market price not to exceed $0.20 per right. I-Bankers also agreed to purchase up to 1,250,000 of the Company’s rights in the open market at a market price not to exceed $0.20 per right, which is discussed in Note 5.

Transaction costs of the IPO amounted to $3,246,381, consisting of $1,575,000 of cash underwriting fees, the fair value of the representative’s warrants of $424,270, the fair value of representative’s shares $ 653,250 and $593,861 of other cash offering costs.

Trust Account

Following the closing of the IPO on November 12, 2020, $91,530,000 ($10.17 per Unit) from the net proceeds of the sale of the Units in the IPO and the sale of the Private Warrants was placed in a trust account (“Trust Account”). On November 10, 2021, $900,000 ($0.10 per share) was added to the Trust Account for the first extension of the Company. In connection with the third extension of the Company, $202,460 (approximately $0.10 per share) was added to the Trust Account. The sponsor intends to deposit an additional $303,944 (approximately $0.15 per share), plus any applicable interest, into the Trust Account the week of January 23, 2023. The funds in the Trust Account are invested only in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination, (ii) the redemption of any public shares properly submitted in connection with a shareholder vote to amend the Company’s amended and restated certificate of incorporation, and (iii) the redemption of the Company’s public shares if the Company is unable to complete the initial Business Combination by February 12, 2023 (the “Combination Period”), subject to applicable law. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the Company’s public shareholder.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Class A ordinary shares. As a result, an aggregate of $64,996,858 (or approximately ($10.27 per share) was released from the Trust Account to pay such shareholders.

On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Class A ordinary shares. As a result, an aggregate of $6,660,150 (or approximately ($10.30 per share) was released from the Trust Account to pay such shareholders.

Business Combination

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the IPO and the sale of Private Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. There is no assurance that the Company will be able to complete a Business Combination successfully. The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (net of amounts disbursed to management for working capital purposes and excluding the amount of any deferred underwriting discount held in trust) at the time of the agreement to enter into the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended (the “Investment Company Act”). Upon the closing of the IPO, an amount equal to at least $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Warrants to the Sponsor, was placed in a trust account (“Trust Account”) located in the United States with Continental Stock Transfer & Trust Company acting as trustee, and invested only in U.S. government securities,” within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.

The Company will provide holders of the Company’s outstanding shares of Class A ordinary shares, par value $0.0001 per share, sold in the IPO (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares (as defined below) upon the completion of the initial Business Combination either (i) in connection with a shareholder meeting called to approve the initial Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a proposed initial Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The shareholders will be entitled to redeem their shares for a pro rata portion of the amount then on deposit in the Trust Account (initially approximately $10.17 per share, subsequently plus $0.20 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations), with the exception of the Backstop Investors who, pursuant the Backstop Agreements, agreed not to redeem certain Edoc shares in connection with the Company’s shareholder meeting to approve an extension of the date by which the Company had to consummate a Business Combination from February 12, 2022 to August 12, 2022 (See Note 6).

The ordinary shares subject to redemption will be recorded at a redemption value and classified as temporary equity upon the completion of the Proposed Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.” In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and, if the Company seeks shareholder approval, a majority of the issued and outstanding shares voted are voted in favor of the Business Combination.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

Unless further extended, the Company will have until February 12, 2023, to consummate a Business Combination (the “Combination Period”). However, if the Company is unable to complete a Business Combination within the Combination Period, the Company will redeem 100% of the outstanding public shares for a pro rata portion of the funds held in the trust account, equal to the aggregate amount then on deposit in the trust account including interest earned on the funds held in the trust account and not previously released to the Company to pay its income or other tax obligations, divided by the number of then outstanding public shares, subject to applicable law and as further described in registration statement, and then seek to dissolve and liquidate.

The Sponsor, officers and directors and Representative (defined in Note 6) have agreed to (i) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with the completion of the initial Business Combination, (ii) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation, and (iii) waive their rights to liquidating distributions from the trust account with respect to their founder shares and private shares if the Company fails to complete the initial Business Combination within the Combination Period.

The Company’s Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or similar agreement or Business Combination agreement, reduce the amount of funds in the trust account to below the lesser of (i) $10.52 per public share and (ii) the actual amount per public share held in the trust account as of the date of the liquidation of the trust account, if less than $10.52 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the trust account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of this offering against certain liabilities, including liabilities under the Securities Act. However, the Company has not asked its Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether its Sponsor has sufficient funds to satisfy its indemnity obligations and believe that the Company’s Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that its Sponsor would be able to satisfy those obligations.

Business Combination Agreement

On December 5, 2022, EDOC Acquisition Corp., a Cayman Islands exempted corporation (together with its successors, “Edoc”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “AOI”), Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party to the Business Combination Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company (“Pubco”), AOI Merger Sub, upon execution of a Joinder, a to-be-formed Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), American Physicians LLC, a Delaware limited liability company (“Purchaser Representative”), in the capacity as the Purchaser Representative thereunder, Gary Seaton, in his capacity as the representative for the Sellers (as defined below) in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding capital shares named on Annex I thereto (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Edoc, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding capital shares who are bound by the provisions of the Business Combination Agreement pursuant the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Edoc will merge with and into Merger Sub, with Edoc continuing as the surviving entity (the “Merger”), and with holders of Edoc securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at $10.00.

Refer to Current Report on Form 8-K filed on December 9, 2022 for further information regarding the Business Combination and other certain related agreements entered into concurrently with the execution of the Business Combination Agreement.

Risks and Uncertainties

Management is currently evaluating the impact of the COVID-19 pandemic and Russia-Ukraine war on the industry and has concluded that while it is reasonably possible that the virus and the war could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might results from the outcome of these uncertainties.

Going Concern

As of December 31, 2022, the Company had $13,726 in the operating bank account and working capital deficit of $4,280,406.

On November 10, 2021, the Company issued an interest-bearing convertible promissory to the Sponsor in the amount of $900,000. As of December 31, 2022, the fair value of the note outstanding, including accrued interest, was $842,069.

On February 13, 2022, the Company issued a non-interest-bearing convertible promissory note in the principal amount of up to $750,000 to the Sponsor. As of December 31, 2022, $750,000 was drawn on the note and the fair value of the note outstanding was $670,343.

On August 25, 2022, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $202,460 to the Sponsor. As of December 31, 2022, $202,460 was drawn on the note.

On October 6, 2022, the Company issued a non-interest-bearing promissory note in the aggregate principal amount of up to $500,000 to the Sponsor. As of December 31, 2022, $500,000 was drawn on the note.

On November 16, 2022, the Company issued a non-interest-bearing promissory note in the aggregate amount of up to $303,994 to the Sponsor. As of December 31, 2022, there was no amount outstanding on the note.

Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination. The Company will need to raise additional capital through loans or additional investments from its Sponsor, shareholders, officers, directors, or third parties. The Company’s Sponsor, officers and directors may, but are not obligated to, loan the Company funds from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 1. DESCRIPTION OF ORGANIZATION, BUSINESS OPERATIONS, AND GOING CONCERN (cont.)

In connection with the Company’s assessment of going concern considerations in accordance with the Financial Accounting Standards Board’s (“FASB’s”) Accounting Standards Update (“ASU”) 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,” management has determined that if the Company is unable to raise additional funds to alleviate liquidity needs as well as complete a Business Combination by February 12, 2023 then the Company will cease all operations except for the purpose of liquidating. The liquidity condition and the date for mandatory liquidation and subsequent dissolution raise substantial doubt about the Company’s ability to continue as a going concern. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts or mutual fund accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000. As of December 31, 2022 and 2021, the Company had not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities during the reporting period and the reported amounts of expenses during the reporting period. One of the more significant accounting estimates included in these financial statements is the determination of the fair value of the warrant liabilities as well as the fair value of the convertible notes. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Investment Held in Trust Account

As of December 31, 2022 and 2021, substantially all of assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. During the period January 1, 2021 to December 31, 2022, the Company did not withdraw any of interest income from the Trust Account to pay its tax obligations. On November 10, 2021, $900,000 ($0.10 per share) was added to the Trust Account for the first extension of the Company. On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately ($10.27 per share) was released from the Trust Account to pay such shareholders. On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company has to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. In connection with the third extension of the Company, $202,460 (approximately $0.10 per share) was added to the Trust Account and intends to pay an additional $303,944 (plus any applicable interest) into the Trust Account during the week of January 23, 2023.

Fair Value Measurements

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the Financial Accounting Standards Board (“FASB”) ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheets.

Convertible Promissory Note

The Company accounts for its convertible promissory note under ASC 815, Derivatives and Hedging (“ASC 815”). Under 815-15-25, the election can be at the inception of a financial instrument to account for the instrument under the fair value option under ASC 825. The Company has made such election for its convertible promissory note. Using fair value option, the convertible promissory note is required to be recorded at its initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the note are recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations. The fair value of the conversion feature of the note was valued utilizing the Monte Carlo model.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Derivative warrant liabilities

The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued share purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and ASC 815-15. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Company accounts for its 479,000 Private Warrants and 450,000 Representative’s Warrants issued in connection with its Initial Public Offering as derivative warrant liabilities in accordance with ASC 815-40. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of warrants issued by the Company in connection with the Public Offering and Private Placement has been estimated using Monte-Carlo simulations at each measurement date.

Offering Costs Associated with IPO

The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the Public Offering and that were charged to shareholders’ equity upon the completion of the IPO. Accordingly, on December 31, 2020, offering costs totaling $3,246,381 have been charged to shareholders’ equity (consisting of $1,575,000 of underwriting fee, the fair value of the representative’s warrants of $424,270, the fair value of representative’s shares $653,250 and $593,861 of other cash offering costs).

Class A Ordinary Shares Subject to Possible Redemption

The Company accounts for its Class A ordinary shares subject to possible redemption in accordance with the guidance in ASC Topic 480 “Distinguishing Liabilities from Equity.” Class A ordinary shares subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable ordinary shares (including ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, ordinary shares are classified as shareholders’ deficit. The Company’s ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. On February 9, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company had to complete a Business Combination from February 12, 2022 to August 12, 2022. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 6,326,758 Ordinary Shares. As a result, an aggregate of $64,996,858 (or approximately $10.27 per share) was released from the Trust Account to pay such shareholders. On August 12, 2022, the Company held an extraordinary general meeting pursuant to which the Company’s shareholders approved extending the date by which the Company has to complete a Business Combination from August 12, 2022 to February 12, 2023. In connection with the approval of the extension, shareholders elected to redeem an aggregate of 646,617 Ordinary Shares. As a result, an aggregate of $6,660,150 (or approximately $10.30 per share) was released from the Trust Account to pay such shareholders. Accordingly, as of December 31, 2022 and 2021, 2,026,625 and 9,000,000 shares of Class A ordinary shares subject to possible redemption, respectively, are presented at redemption value as temporary equity outside of the shareholders’ deficit section of the Company’s balance sheets.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

As of December 31, 2022 and 2021, the Class A ordinary shares reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$90,000,000
Less:
Ordinary share issuance costs	(3,246,381)
Plus:
Fair value adjustment of carrying value to redemption value	5,705,929
Contingently redeemable ordinary shares at December 31, 2021	$92,459,548
Less:
Redemption of 6,326,758 shares	(64,996,858)
Redemption of 646,617 shares	(6,660,150)
Plus:
Fair value adjustment of carrying value to redemption value	516,615
Contingently redeemable ordinary shares at December 31, 2022	$21,319,155

Net Loss Per Ordinary Share

The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” Net loss per ordinary share is computed by dividing the net loss by the weighted average number of ordinary shares outstanding for each of the periods. Accretion associated with the redeemable shares of Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

Changes in fair value are not considered a dividend of the purposes of the numerator in the earnings per share calculation. The calculation of diluted loss per ordinary share does not consider the effect of the warrants and rights issued in connection with the IPO since the exercise of the warrants and rights are contingent upon the occurrence of future events and the inclusion of such warrants would be anti-dilutive. The warrants and rights are exercisable for 6,137,400 shares of Class A ordinary shares in the aggregate.

	Year Ended December 31, 2022	Year Ended December 31, 2021
Ordinary shares subject to possible redemption
Numerator:
Net loss allocable to Class A ordinary shares subject to possible redemption	$(4,049,496)	$(686,117)
Denominator:
Weighted Average Redeemable Class A Ordinary shares, Basic and Diluted	3,122,111	9,000,000
Basic and Diluted net loss per share, Redeemable Class A Ordinary shares	$(1.30)	$(0.08)

Non-Redeemable Ordinary shares
Numerator:
Net loss allocable to Non-Redeemable Class A and Class B ordinary shares not subject to redemption	$(3,636,894)	$(213,763)
Denominator:
Weighted Average Non-Redeemable Class A and Class B Ordinary shares, Basic and Diluted	2,804,000	2,804,000
Basic and diluted net loss per share, ordinary shares	$(1.30)	$(0.08)

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Income Taxes

The Company accounts for income taxes under ASC 740 Income Taxes (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.

ASC 740 also clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. ASC 740 also provides guidance on derecognition, classification, interest and penalties, accounting in interim period, disclosure and transition.

The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2022 and 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s financial statements. The Company’s management does not expect the total amount of unrecognized tax benefits will materially change over the next twelve months.

Recently Adopted Accounting Standards

In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. As a smaller reporting company, ASU 2020-06 is effective January 1, 2024, for fiscal years beginning after December 15, 2023, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.

The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE 3. INITIAL PUBLIC OFFERING

Pursuant to the IPO, the Company sold 9,000,000 Units at a purchase price of $10.00 per unit. Each unit consists of one share of Class A ordinary shares, one-half warrant to purchase one share of Class A ordinary shares (“Public Warrants”), and one right (“Rights”). Each Public Warrant will entitle the holder to purchase one share of Class A ordinary shares at a price of $11.50 per share, subject to adjustment. Each Public Warrant will become exercisable on the later of the completion of the initial Business Combination or 12 months from the closing of the IPO and will expire five years after the completion of the initial Business Combination, or earlier upon redemption or liquidation (see Note 7). Each right entitles the holder to receive one-tenth (1/10) of one share of Class A ordinary shares upon the consummation of an initial Business Combination (see Note 7).

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 4. PRIVATE PLACEMENT

Simultaneously with the closing of the IPO, the Sponsor and I-Bankers purchased an aggregate of 414,000 Private Units and 65,000 Private Units, respectively, for an aggregate of 479,000 Private Units at a price of $10.00 per Private Unit, for an aggregate purchase price of $4,790,000, in a private placement. A portion of the proceeds from the private placement was added to the proceeds from the IPO held in the Trust Account.

Each Private Unit is identical to the Units sold in the IPO, except that warrants that are part of the Private Placement Units (“Private Warrants”) are not redeemable by the Company so long as they are held by the original holders or their permitted transferees. In addition, for as long as the warrants that are part of the Private Placement Units are held by I-Bankers or its designees or affiliates, they may not be exercised after five years from the effective date of the Registration Statement.

The Company’s Sponsor, officers, and directors have agreed to (i) waive their redemption rights with respect to their founder shares, private shares, and public shares in connection with the completion of the Company’s initial Business Combination, (ii) waive their redemption rights with respect to the founder shares, private shares, and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated certificate of incorporation (A) to modify the substance or timing of the Company’s obligation to redeem 100% of its public shares if the Company does not complete its initial Business Combination within the Combination Period or (B) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity and (iii) waive their rights to liquidating distributions from the Trust Account with respect to their founder shares if the Company fails to complete its initial Business Combination the Combination Period. In addition, the Company’s Sponsor, officers, and directors have agreed to vote any founder shares, private shares, and public shares held by them and any public shares purchased during or after the IPO (including in open market and privately negotiated transactions) in favor of the Company’s initial business combination.

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

In September 2020, the Sponsor subscribed 2,875,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.01 per share, in connection with formation. On November 9, 2020, the Sponsor surrendered an aggregate of 287,500 founder shares, which were cancelled, resulting in an aggregate of 2,587,500 founder shares outstanding and held by the Sponsor. The founder shares included an aggregate of up to 337,500 shares subject to forfeiture if the over-allotment option was not exercised by the underwriters in full. On December 24, 2020, 337,500 shares were forfeited as the over-allotment option was not exercised by the underwriters. As a result, the Company has 2,250,000 Founder Shares outstanding.

Promissory Note — Related Party

In September 2020, the Company issued an unsecured promissory note to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000 to be used for a portion of the expenses of the IPO. This loan is non-interest bearing, unsecured and due at the earlier of September 30, 2021, or the closing of the IPO. As of November 12, 2020, the Sponsor had loaned to the Company an aggregate of $177,591 under the promissory note to pay for formation costs and a portion of the expenses of the IPO. The note was repaid in full in connection with the closing of the initial public offering, and as of December 31, 2022 and 2021 respectively, no amounts were outstanding. Borrowings under this note are no longer available.

On August 25, 2022, the Company issued a promissory note (the “August 2022 Note”) in the aggregate principal amount of up to $202,460 to the Sponsor, pursuant to which the Extension Funds will be deposited into the Company’s trust account for each Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the August 2022 Note may be drawn down in three equal amounts and the balance of the August 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. As of December 31, 2022, $202,460 was outstanding under the August 2022 Note.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

On October 6, 2022, the Company issued a promissory note in the principal amount of up to $500,000 to the Sponsor (the “October 2022 Note”). The Note was issued in connection with advances the Sponsor may make in the future to the Company for working capital expenses. The note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of December 31, 2022, $500,000 was outstanding under the October 2022 Note.

On November 16, 2022, the Company issued a promissory note in the principal amount of up to $303,994 to the Sponsor (the “November 2022 Note”), pursuant to which the Extension Funds will be deposited into the Company’s trust account for each unredeemed Class A ordinary share of the Company that was not redeemed in connection with the extension of the Company’s termination date from August 12, 2022 to February 12, 2023. The principal amount of the November 2022 Note may be drawn down in three equal payments of $101,331 per withdrawal between the 12th and 19th of each November and December 2022 and January 2023 and the balance of the November 2022 Note is payable by the Company on the earlier of the consummation of the Business Combination or the date of the liquidation of the Company. In connection with the third extension of the Company and the November 2022 Note, the Company intends to deposit $303,944 (plus any applicable interest) into the trust account during the week of January 23, 2023. As of December 31, 2022, there was no balance outstanding under the November 2022 Note.

Convertible Promissory Notes — Related Party Extension Loans and Working Capital Loans

On November 9, 2021, the Company’s board of directors approved the first extension of the date by which the Company has to consummate a Business Combination from November 12, 2021, to February 12, 2022. In connection with the extension, the Sponsor deposited into the Trust Account $0.10 for each of the 9,000,000 shares issued in the Initial Public Offering, for a total of $900,000. The Company issued the Sponsor an interest bearing unsecured promissory note (the “November 2021 Note”) in the principal amount of $900,000 which is payable by the Company upon the earlier of the consummation of the Business Combination or the liquidation of the Company on or before February 12, 2023 (unless such date is extended by the Company’s board of directors). Simple interest will accrue on the unpaid principal balance of the November 2021 Note at the rate of 4% per annum based on 365 days a year. The November 2021 Note may be repaid in cash or convertible into units consisting of one ordinary share, one right exchangeable into one-tenth of one ordinary share, and one warrant exercisable for one-half of one ordinary share at $11.50 per share equal to (x) the portion of the principal amount of and accrued interest under the November 2021 Note being converted divided by (y) $10.00 rounded up to the nearest whole number of units. As of December 31, 2022 and 2021, $900,000 was outstanding under the November 2021 Note. For the year ended December 31, 2022 and 2021, $41,129 and $5,027 of interest was accrued on the November 2021 Note, respectively.

On February 13, 2022, the Company issued a promissory note (the “February 2022 Note”) in the principal amount of up to $750,000 to American Physicians LLC. The February 2022 Note was issued in connection with advances the Sponsor has made to the Company for working capital expenses. The February 2022 Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial Business Combination and (ii) the date that the winding up of the Company is effective. At the election of the Sponsor, up to $600,000 of the unpaid principal amount of the February 2022 Note may be converted into units of the Company, each unit consisting of one Class A share of the Company, one right exchangeable into one-tenth of one Class A ordinary share and one warrant exercisable for one-half of one Class A ordinary share of the Company upon the consummation of an initial Business Combination (the “Conversion Units”), equal to (x) the portion of the principal amount of the February 2022 Note being converted, divided by (y) $10.00 rounded up to the nearest whole number of units. The Conversion Units are identical to the units issued by the Company to the Sponsor in a private placement in connection with the Company’s initial public offering. The Conversion Units and their underlying securities are entitled to the registration rights set forth in the February 2022 Note. As of December 31, 2022, $750,000 was outstanding under the February 2022 Note.

Changes in the estimated fair value of the November 2021 Note and the February 2022 Note were recognized as non-cash change in the fair value of the convertible promissory note in the statements of operations (See Note 9).

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 5. RELATED PARTY TRANSACTIONS (cont.)

Administrative Support Agreement

The Company agreed, for a period commencing on November 9, 2020, and ending upon completion of the Company’s Business Combination or its liquidation, to pay the Company’s Sponsor a monthly fee of $10,000 for office space, utilities and secretarial and administrative support. Since the initial public offering, the Company has not made any payments under the agreement and has paid for services rendered and expenses advanced by the Sponsor on an as-needed basis. Effective March 31, 2021, the Company and Sponsor terminated the agreement and agreed to waive any accrued fees from inception. As of December 31, 2022 and 2021, no fees were due to the Sponsor.

The Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on the Company’s behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. The Company’s audit committee will review on a quarterly basis expenses incurred and all payments that were made to the Sponsor, officers, directors or their affiliates.

NOTE 6. COMMITMENTS AND CONTINGENCIES

Registration Rights

The holders of the founder shares, private placement warrants, and warrants that may be issued upon conversion of Working Capital Loans will have registration rights to require the Company to register a sale of any of its securities held by them pursuant to a registration rights agreement to be signed prior to or on the effective date of the IPO. These holders will be entitled to make up to three demands, excluding short form registration demands, that the Company registers such securities for sale under the Securities Act. In addition, these holders will have “piggy-back” registration rights to include their securities in other registration statements filed by the Company.

Underwriting Agreement

On November 12, 2020, the Company issued to the underwriter (and/or its designees) (the “Representative”) 75,000 shares of Class A ordinary shares for $0.01 per share (the “Representative Shares”). The fair value of the Representative Shares was estimated to $653,250 and were treated as underwriters’ compensation and charged directly to shareholders’ equity.

The underwriter (and/or its designees) agreed (i) to waive its redemption rights with respect to such shares in connection with the completion of the initial Business Combination and (ii) to waive its rights to liquidating distributions from the Trust Account with respect to such shares if the Company fails to complete its initial Business Combination within the Combination Period.

In addition, the Company issued to the Representative a warrant (“Representative’s Warrant) to purchase up to 450,000 Class A ordinary shares. Such warrants will not be redeemable for as long as they are held by the Representative, and they may not be exercised after five years from the Effective Date of the registration statement. Except as described above, the warrants are identical to those underlying the units offered by in the IPO.

The Company initially estimated the fair value of the Representative’s Warrants at $424,270 using the Monte Carlo simulation model. As of December 31, 2021, the fair value of the Representative’s Warrant granted to the underwriters is estimated to be $107,779 using the following assumptions: (1) expected volatility of 6.5%, (2) risk-free interest rate of 1.29% and (3) expected life of 5.39 years. The expected volatility was determined by the Company based on the historical volatilities of a set of comparative special purpose acquisition companies (“SPAC”), and the risk-fee interest rate was determined by reference to the U.S. Treasury yield curve in effect for time period equals to the expected life of the Representative’s Warrant.

On November 12, 2020, the underwriters were paid a cash underwriting discount of 1.75% of the gross proceeds of the Initial Public Offering, or $1,575,000.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

Business Combination Marketing Agreement

The Company engaged the Representative as an advisor in connection with its Business Combination to (i) assist the Company in preparing presentations for each potential Business Combination; (ii) assist the Company in arranging meetings with its shareholders, including making calls directly to shareholders, to discuss each potential Business Combination and each potential target’s attributes and providing regular market feedback, including written status reports, from these meetings and participate in direct interaction with shareholders, in all cases to the extent legally permissible; (iii) introduce the Company to potential investors to purchase the Company’s securities in connection with each potential Business Combination; and assist the Company with the preparation of any press releases and filings related to each potential Business Combination or target. Pursuant to the business combination marketing agreement, the Representative is not obligated to assist the Company in identifying or evaluating possible acquisition candidates. Pursuant to the Company’s agreement with the Representative, an advisory fee of 2.75% of the gross proceeds of the IPO, or $2,475,000 will be payable to the Representative at the closing of the Company’s Business Combination.

Open Market Purchases

Our sponsor entered into an agreement in accordance with the guidelines of Rule 10b5-1 under the Exchange Act, to place limit orders, through ED&F Man Capital Markets Inc., an independent broker-dealer registered under Section 15 of the Exchange Act which is not affiliated with us nor part of the underwriting or selling group, to purchase an aggregate of up to 3,750,000 of our rights in the open market at market prices, and not to exceed $0.20 per right during the period commencing on the later of (i) December 10, 2020, the date separate trading of the rights commenced or (ii) sixty calendar days after the end of the “restricted period” under Regulation M, continuing until the date that was the earlier of (a) November 9, 2021 and (b) the date that we announced that we had entered into a definitive agreement in connection with our initial Business Combination, or earlier in certain circumstances as described in the limit order agreement. The limit orders required such members of our sponsor to purchase any rights offered for sale (and not purchased by another investor) at or below a price of $0.20, until the earlier of (x) the expiration of the buyback period or (y) the date such purchases reach 3,750,000 rights in total. Our sponsor would not have any discretion or influence with respect to such purchases and will not be able to sell or transfer any rights purchased in the open market pursuant to such agreements until following the consummation of a Business Combination. It was intended that the broker’s purchase obligation would be subject to applicable law, including Regulation M under the Exchange Act, which may prohibit or limit purchases pursuant to the limit order agreement in certain circumstances. I-Bankers also agreed to purchase up to 1,250,000 of our rights in the open market at market prices not to exceed $0.20 per right, on substantially similar terms as our sponsor. The obligations to make any such purchases expired on November 9, 2021, and as of December 31, 2022, no limit orders were placed by our sponsor or I-Bankers.

Termination of Calidi Biotherapeutics, Inc. Merger Agreement

On February 2, 2022, the Company entered into an Agreement and Plan of Merger with Edoc Merger Sub Inc, and Calidi Biotherapeutics, Inc. On August 11, 2022, the Company received written notice that Calidi Biotherapeutics, Inc. had terminated the Merger Agreement. As a result of the termination of the Merger Agreement, the Merger Agreement will be of no further force and effect, and certain agreements entered into in connection with the Merger Agreement, including but not limited to, the Voting Agreement and Lock-Up Agreement, were no longer in force or effect.

Backstop Agreements

On February 2, 2022, the Company entered into share purchase agreements (collectively, the “Forward Share Purchase Agreements”) with certain backstop arrangements with Sea Otter Securities, Stichting Juridisch Eigendom Mint Tower Arbitrage Fund, Feis Equities LLC, Yakira Capital Management, Inc., Yakira Enhanced Offshore Fund and Yakira Partners LP, MAP 136 Segregated Portfolio and Meteora Capital Partners, LP (collectively, the “Backstop Investors”), pursuant to which the Backstop Investors agreed not to redeem certain Edoc shares (the “Backstop Shares”) in connection with the Company’s shareholder meeting to approve an extension of the date by which the Company has to consummate a Business Combination from February 12, 2022 to August 12, 2022 (the “February 2022 Extension”)

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

and the Business Combination. Pursuant to the Forward Share Purchase Agreements, the Backstop Investors agreed to hold such shares until the three-month anniversary of the consummation of the Business Combination, at which time they will each have the right to sell them to the combined entity, after giving effect to the Business Combination (the “Combined Company”) for a price of $10.42 per share, or will sell them during such time period at a market price of at least $10.27 per share (with a premium of $0.05 per share to be paid by the Combined Company for each Backstop Share sold by a Backstop Investor during the one-month period following the Closing of the Business Combination).

In consideration of the Backstop Investors’ agreements with regard to Public Shares pursuant to the backstop arrangements, the Sponsor (or its designees) agreed to transfer an aggregate of 338,907 shares of Edoc Class B ordinary shares (the “Backstop Transferred Founder Shares”) to the Backstop Investors. Additionally, if the Business Combination was not consummated by May 12, 2022, then for each monthly period from May 12, 2022 until August 12, 2022 that the Business Combination had not closed, Edoc shall issue to the Backstop Investors, at EDOC’s discretion, either (i) a cash amount of $0.05 per share not redeemed by the Backstop Investors, for an aggregate of up to $0.15 per share, or (ii) or 0.034 Backstop Transferred Founder Shares per share not redeemed by the Backstop Investors in connection with the extraordinary general meeting of Edoc shareholders in connection with the February 2022 Extension, to be transferred by the Sponsor (or its designees), for an aggregate of up to 0.1027 Backstop Transferred Founder Shares per share. Such payment(s) were to be made within five (5) business days following each of May 12, 2022, June 12, 2022, and July 12, 2022, to the extent that the Business Combination had not closed by such dates. On July 22, 2022, 225,940 more Backstop Transferred Founder Shares were transferred by the Sponsor to the Backstop investors. The Company recognized $5,739,976 and $0 of finance costs, at the per share price of $10.24, respectively, for the year ended December 31, 2022 and 2021 for the transfer of shares associated with the agreement in the statements of operations of the financial statements.

The Backstop Agreements expired on August 12, 2022, in accordance with their terms.

Business Combination Agreement

On December 5, 2022, EDOC Acquisition Corp., a Cayman Islands exempted corporation (together with its successors, “Edoc”), entered into a Business Combination Agreement (the “Business Combination Agreement”) with Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “AOI”), Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party to the Business Combination Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company (“Pubco”), AOI Merger Sub, upon execution of a Joinder, a to-be-formed Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), American Physicians LLC, a Delaware limited liability company (“Purchaser Representative”), in the capacity as the Purchaser Representative thereunder, Gary Seaton, in his capacity as the representative for the Sellers (as defined below) in accordance with the terms and conditions of the Business Combination Agreement (the “Seller Representative”) and each of the holders of AOI’s outstanding capital shares named on Annex I thereto (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Edoc, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding capital shares who are bound by the provisions of the Business Combination Agreement pursuant the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”).

Pursuant to the Business Combination Agreement, subject to the terms and conditions set forth therein, at the closing of the transactions contemplated by the Business Combination Agreement (the “Closing”), (a) Edoc will merge with and into Merger Sub, with Edoc continuing as the surviving entity (the “Merger”), and with holders of Edoc securities receiving substantially identical securities of Pubco, and (b) immediately prior to the Merger, Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, with AOI becoming a wholly-owned subsidiary of Pubco (the “Share Exchange”, and together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Transactions”).

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 6. COMMITMENTS AND CONTINGENCIES (cont.)

The total consideration to be paid by Pubco to the Sellers for the Purchased Shares shall be an aggregate number of Pubco ordinary shares (the “Exchange Shares”) with an aggregate value (the “Exchange Consideration”) equal to, without duplication, (i) $190,000,000, plus (or minus if negative) (ii) AOI’s net working capital less a target net working capital of $4,000,000, minus (iii) the aggregate amount of any outstanding indebtedness, net of cash and cash equivalents, of AOI and its subsidiaries, and minus (iv) the amount of any unpaid transaction expenses of AOI, with each Pubco ordinary share to be issued to the Sellers valued at $10.00.

Refer to Current Report on Form 8-K filed on December 9, 2022 for further information regarding the Business Combination and other certain related agreements entered into concurrently with the execution of the Business Combination Agreement.

NOTE 7. WARRANTS AND RIGHTS

Warrants — Each whole warrant entitles the holder to purchase one share of the Company’s Class A ordinary shares at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.50 per share of Class A ordinary shares (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Company’s Sponsor or its affiliates, without taking into account any founder shares held by the Company’s Sponsor or its affiliates, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates the initial Business Combination (such price, the “Market Value”) is below $9.50 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the Market Value, and the $18.00 per share redemption trigger price described below under “Redemption of warrants” will be adjusted (to the nearest cent) to be equal to 180% of the Market Value.

The warrants will become exercisable on the later of 12 months from the closing of the IPO or upon completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., Eastern Time, or earlier upon redemption or liquidation.

In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

The Company will not be obligated to deliver any Class A ordinary shares pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A ordinary shares underlying the warrants is then effective and a prospectus is current. No warrant will be exercisable, and the Company will not be obligated to issue Class A ordinary shares upon exercise of a warrant unless Class A ordinary shares issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In no event will the Company be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A ordinary shares underlying such unit.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 7. WARRANTS AND RIGHTS (cont.)

The Company may call the warrants for redemption (excluding the private warrants, and any outstanding Representative’s Warrants, and any warrants underlying units issued to the Sponsor, initial shareholders, officers, directors or their affiliates in payment of Working Capital Loans made to the Company), in whole and not in part, at a price of $0.01 per warrant:

•        at any time while the warrants are exercisable,

•        upon not less than 30 days’ prior written notice of redemption to each warrant holder,

•        if, and only if, the reported last sale price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-trading day period ending on the third trading business day prior to the notice of redemption to warrant holders, and

•        if, and only if, there is a current registration statement in effect with respect to the issuance of the Class A ordinary shares underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day until the date of redemption.

If the Company calls the warrants for redemption as described above, the management will have the option to require any holder that wishes to exercise its warrant to do so on a “cashless basis.” If the management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of Class A ordinary shares equal to the quotient obtained by dividing (x) the product of the number of shares of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the warrants by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Class A ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.

Rights — Except in cases where the Company is not the surviving company in a Business Combination, each holder of a right will automatically receive one-tenth (1/10) of a share of Class A ordinary shares upon consummation of the initial Business Combination, even if the holder of a right converted all shares held by him, her or it in connection with the initial Business Combination or an amendment to the Company’s memorandum and articles of association with respect to its pre-business combination activities. In the event that the Company will not be the surviving company upon completion of the initial Business Combination, each holder of a right will be required to affirmatively convert his, her or its rights in order to receive the one-tenth (1/10) of a share of Class A ordinary shares underlying each right upon consummation of the Business Combination. No additional consideration will be required to be paid by a holder of rights in order to receive his, her or its additional share of Class A ordinary shares upon consummation of an initial Business Combination. The shares issuable upon exchange of the rights will be freely tradable (except to the extent held by affiliates of the Company). If the Company enters into a definitive agreement for a Business Combination in which the Company will not be the surviving entity, the definitive agreement will provide for the holders of rights to receive the same per share consideration the holders of share of Class A ordinary shares will receive in the transaction on an as-converted into Class A ordinary shares basis.

The Company will not issue fractional shares in connection with an exchange of rights. Fractional shares will either be rounded down to the nearest whole share or otherwise addressed in accordance with the applicable provisions of the Cayman Islands law. As a result, the holders of the rights must hold rights in multiples of 10 in order to receive shares for all of the holders’ rights upon closing of a Business Combination. If the Company is unable to complete an initial Business Combination within the required time period and the Company liquidates the funds held in the Trust Account, holders of rights will not receive any of such funds with respect to their rights, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such rights, and the rights will expire worthless. Further, there are no contractual penalties for failure to deliver securities to the holders of the rights upon consummation of an initial Business Combination. Additionally, in no event will the Company be required to net cash settle the rights. Accordingly, the rights may expire worthless.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 8. SHAREHOLDERS’ DEFICIT

Preferred Shares — The Company is authorized to issue a total of 5,000,000 preferred shares at par value of $0.0001 each. On December 31, 2022 and 2021, there were no preferred shares issued or outstanding.

Class A Ordinary Shares — The Company is authorized to issue a total of 500,000,000 Class A ordinary shares at par value of $0.0001 each. As of December 31, 2022 and 2021, there were 554,000 Class A ordinary shares issued and outstanding, excluding 2,026,625 and 9,000,000 Class A ordinary shares subject to possible redemption which are presented as temporary equity, respectively.

Class B Ordinary Shares — The Company is authorized to issue a total of 50,000,000 Class B ordinary shares at par value of $0.0001 each. In September 2020, the Sponsor subscribed 2,875,000 shares of the Company’s Class B ordinary shares for $25,000, or approximately $0.01 per share, in connection with formation. On November 9, 2020, the founders surrendered an aggregate of 287,500 Class B ordinary shares for no consideration, resulting in an aggregate of 2,587,500 Class B ordinary shares issued and outstanding. On December 24, 2020, 337,500 shares were forfeited as the over-allotment option was not exercised by the underwriters, resulting in an aggregate of 2,250,000 Class B ordinary shares issued and outstanding at December 31, 2022 and 2021.

The Company’s initial shareholders have agreed not to transfer, assign or sell 50% its founder shares until the earlier to occur of (i) six months after the date of the consummation of the initial Business Combination or (ii) the date on which the closing price of the Company’s Class A ordinary shares equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period commencing after the initial Business Combination and the remaining 50% of the founder shares may not be transferred, assigned or sold until six months after the date of the consummation of the initial Business Combination, or earlier, in either case, if, subsequent to the initial Business Combination, the Company consummates a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of the shareholders having the right to exchange their shares for cash, securities or other property.

The Class B ordinary shares will automatically convert into the Company’s Class A ordinary shares at the time of its initial Business Combination on a one-for-one basis, subject to adjustment for stock splits, stock dividends, reorganizations, recapitalizations and the like, and subject to further adjustment as provided herein. In the case that additional Class A ordinary shares, or equity-linked securities, are issued or deemed issued in excess of the amounts offered in the IPO and related to the closing of the initial Business Combination, the ratio at which Class B ordinary shares shall convert into Class A ordinary shares will be adjusted (unless the holders of a majority of the outstanding Class B ordinary shares agree to waive such adjustment with respect to any such issuance or deemed issuance) so that the number of Class A ordinary shares issuable upon conversion of all shares of Class B ordinary shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of the total number of ordinary shares outstanding upon the completion of the IPO plus all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with the initial Business Combination (excluding any shares or equity-linked securities issued, or to be issued, to any seller in the initial Business Combination or any private placement-equivalent units issued to the Sponsor or its affiliates upon conversion of loans made to the Company).

Holders of the Class A ordinary shares and holders of the Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders, with each share of ordinary shares entitling the holder to one vote.

NOTE 9. FAIR VALUE MEASUREMENTS

Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 820 “Fair Value Measurements and Disclosures” (“ASC 820”) defines fair value, the methods used to measure fair value and the expanded disclosures about fair value measurements. Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between the buyer and the seller at the measurement date. In determining fair value, the valuation techniques consistent with the market approach, income approach and cost approach shall be used to measure fair value. ASC 820 establishes a fair value hierarchy for inputs, which represent the assumptions used by the buyer and seller in pricing the asset or liability. These inputs are further defined as observable

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

and unobservable inputs. Observable inputs are those that buyer and seller would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumptions about the inputs that the buyer and seller would use in pricing the asset or liability developed based on the best information available in the circumstances.

The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 —

Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and block discounts are not being applied. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 —

Valuations based on (i) quoted prices in active markets for similar assets and liabilities, (ii) quoted prices in markets that are not active for identical or similar assets, (iii) inputs other than quoted prices for the assets and liabilities, or (iv) inputs that are derived principally from or corroborated by market through correlation or other means.

Level 3 —	Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, approximates the carrying amounts represented in the balance sheets as of December 31, 2022 and 2021. The fair values of cash and cash equivalents, prepaid assets, accounts payable and accrued expenses are estimated to approximate the carrying values as of December 31, 2022, and 2021, due to the short maturities of such instruments.

The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

Description:	Level	December 31, 2022	Level	December 31, 2021
Assets:
U.S. Money Market and Treasury Securities Held in Trust Account	1	$21,319,155	1	$92,459,548
Liabilities:
Warrant liability – Private Warrants	3	20,623	3	$96,059
Warrant liability – Representative’s Warrants	3	2,634	3	$107,779
Convertible Promissory Notes	3	1,512,412	3	$975,324

Investment Held in Trust Account

As of December 31, 2022 and 2021, investments in the Company’s Trust Account consisted of $21,319,155 and $92,459,548 in U.S. Money Market funds.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2021 or for the year ended December 31, 2021.

Level 1 instruments include investments in money markets and Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments.

Warrant Liability

The Private Warrants and Representative’s Warrants are accounted for as liabilities pursuant to ASC 815-40 and are measured at fair value as of each reporting period. Changes in the fair value of the Warrants are recorded in the statements of operations each period.

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The Private Warrants and Representative’s Warrants were valued using a Montel Carlo simulation model, which is considered to be a Level 3 fair value measurement. Inherent in an options pricing model are assumptions related to expected share-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its ordinary shares based on historical volatility that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

There were no transfers between Levels 1, 2 or 3 during the year ended December 31, 2022 and 2021.

The following table provides quantitative information regarding Level 3 fair value measurements for Private Warrants as of December 31, 2022 and 2021. The Representative’s Warrants were valued using similar information, except for strike price which is at $12.

	December 31, 2022	December 31, 2021
Exercise price	$11.50	$11.50
Share price	$10.50	$10.21
Volatility	8.0%	6.5%
Expected life	0.70	5.39
Risk-free rate	4.75%	1.29%
Dividend yield	—%	—%

The following table presents a summary of the changes in the fair value of the Private Warrants and Representative’s Warrants, a Level 3 liability, measured on a recurring basis.

	Private Warrants	Representative’s Warrants	Warrant Liability
Fair value as of December 31, 2021	$96,059	$107,779	$203,838
Change in fair value(1)	(75,436)	(105,145)	(180,581)
Fair value as of December 31, 2022	$20,623	$2,634	$23,257

____________

(1)      Represents the non-cash gain on change in valuation of the Private Warrants and Representative’s Warrants and is included in Change in fair value of warrant liability on the statements of operations.

Convertible Promissory Notes

The convertible promissory notes were valued using a Montel Carlo simulation model, which is considered to be a Level 3 fair value measurement. The estimated fair value of the Convertible Promissory Notes was based on the following significant inputs:

	December 31, 2022	December 31, 2021
Risk-free interest rate	4.43%	0.84%
Time to Expiration (in years)	0.26	0.39
Expected volatility	4.0%	4.9%
Dividend yield	0.00%	0.00%
Stock Price	$10.63	$10.82
Probability of transaction	85.0%	90.00%

EDOC ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS

NOTE 9. FAIR VALUE MEASUREMENTS (cont.)

The following table presents the changes in the fair value of the Level 3 Convertible Promissory Note:

Fair value as of December 31, 2021	$975,324
Proceeds received through Convertible Promissory Note	750,000
Interest accrued	36,102
Proceeds in excess of fair value	(109,078)
Change in fair value	(139,936)
Fair value as of December 31, 2022	$1,512,412

There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during year ended December 31, 2022 for the Convertible Promissory Note.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as disclosed below, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.

Promissory Note

On January 10, 2023, the Company issued a promissory note (the “Note”) in the principal amount of up to $450,000 to the Sponsor for working capital purposes. The Note bears no interest and is due and payable upon the earlier to occur of (i) the date on which the Company consummates its initial business combination and (ii) the date that the winding up of the Company is effective. As of January 23, 2023 there was $200,000 outstanding on the Note.

Extension Promissory Note

In connection with the third extension of the Company’s termination date, the Company intends to pay $303,944 (plus any applicable interest) into the trust account during the week of January 23, 2023.

Report of Independent Registered Public Accounting Firm

To the shareholders and the board of directors of
Australian Oilseeds Investments Pty Ltd.

Opinion on the Financial Statements

We have audited the accompanying statements of financial position of Australian Oilseeds Investments Pty Ltd (the “Company”), as of June 30, 2023 and 2022, the related statements of comprehensive loss, changes in shareholders’ equity (deficit) and cash flows for the years then ended, and related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of June 30, 2023 and 2022, and the results of its operations and its cash flows for the years ended June 30, 2023 and 2022, in conformity with the International Financial Reporting Standards as issued by the International Accounting Standards Board.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/S/ BF Borgers CPA PC (PCAOB ID 5041)

We have served as Auditor since 2022

Lakewood, CO
December 6, 2023

Australian Oilseeds Investments Pty Ltd
Consolidated Statement of Profit or Loss and Other Comprehensive Income
For the Years Ended 30 June 2023 and 30 June 2022

	Note	2023	2022
		$	$
Sales revenue		$29,049,345	24,911,848
Cost of sales		(20,498,069)	(18,797,541)
Gross profit		8,551,276	6,114,307
Other income		48,273	103,107
Administrative expenses		(3,331,864)	(1,139,999)
Finance expenses	23	(552,076)	(361,904)
Occupancy costs		(40,890)	(38,753)
Employee benefits expense		(2,302,641)	(2,064,027)
Depreciation		(461,074)	(391,473)
Profit before income tax		1,911,004	2,221,260
Income tax expense	4	(109,878)	—
Profit from continuing operations		1,801,126	2,221,260
Profit for the year		1,801,126	2,221,260
Other comprehensive income for the year, net of tax		—	—
Total comprehensive income		1,801,126	2,221,260
Profit attributable to:
Members of the parent entity		1,399,080	1,836,377
Non-controlling interest		402,046	384,883
		1,801,126	2,221,260
Total comprehensive income attributable to:
Members of the parent entity		1,399,080	1,836,377
Non-controlling interest		402,046	384,883
		1,801,126	2,221,260
Earnings per share attributable to the ordinary equity holders of the parent
Profit or loss
Basic earnings per share (cents)		54.18	71.11
Diluted earnings per share (cents)		54.18	71.11
Profit or loss from continuing operations
Basic earnings per share (cents)		54.18	71.11
Diluted earnings per share (cents)		54.18	71.11

The accompanying notes form part of these financial statements.

Australian Oilseeds Investments Pty Ltd
Consolidated Statement of Financial Position
As At 30 June 2023 and 30 June 2022

	Note	2023	2022
		$	$
ASSETS
CURRENT ASSETS
Cash and cash equivalents	5	121,273	474,973
Trade and other receivables	6	4,579,879	3,585,696
Inventories	7	1,143,033	1,133,386
Prepayment of seed purchase	10	3,951,896	1,373,489
Tax assets		224,215	—
Other assets		299,555	1,373,489
TOTAL CURRENT ASSETS		10,319,851	6,567,544
NON-CURRENT ASSETS
Investments in associates	16	89,977	50,000
Property, plant and equipment	8	10,261,910	7,902,448
Intangible assets	9	2,582,495	2,582,495
TOTAL NON-CURRENT ASSETS		12,934,382	10,534,943
TOTAL ASSETS		23,254,233	17,102,487

LIABILITIES
CURRENT LIABILITIES
Trade and other payables	11	6,473,495	2,582,289
Borrowings	12	396,881	6,790,052
Contract liabilities		—	1,352,084
Related party loans		4,585,751	3,237,711
Employee benefits	13	103,734	69,275
TOTAL CURRENT LIABILITIES		10,211,821	10,793,700
NON-CURRENT LIABILITIES
Borrowings	12	2,078,570	78,570
Related party loans	13	2,982,499	50,000
TOTAL NON-CURRENT LIABILITIES		5,061,069	128,750
TOTAL LIABILITIES		15,272,890	10,922,270
NET ASSETS		7,981,343	6,180,217

EQUITY
Issued capital	14	2,582,487	2,582,487
Retained earnings		4,051,390	2,652,310
Total equity attributable to equity holders of the Company		6,633,877	5,234,797
Non-controlling interest		1,347,466	945,420
TOTAL EQUITY		7,981,343	6,180,217

The accompanying notes form part of these financial statements.

Australian Oilseeds Investments Pty Ltd
Consolidated Statement of Changes in Equity
For the Years Ended 30 June 2023 and 30 June 2022

2023	Ordinary Shares	Retained Earnings	Non-controlling Interests	Total
	$	$	$	$
Balance at 1 July 2022	2,582,487	2,652,310	945,420	6,180,217
Profit attributable to members of the parent entity	—	1,399,08	402,046	1,801,126
Balance at 30 June 2023	2,582,487	4,051,390	1,347,466	7,981,343
2022	Ordinary Shares	Retained Earnings	Non-controlling Interests	Total
	$	$	$	$
Balance at 1 July 2021	2,582,487	815,933	560,537	3,958,957
Profit attributable to members of the parent entity	—	1,836,377	384,883	2,221,260
Transactions with owners in their capacity as owners	—	—	—	—
De-recognition of non-controlling interests	—	—	—	(344,247)
Balance at 30 June 2022	2,582,487	2,652,310	945,420	6,180,217

The accompanying notes form part of these financial statements.

Australian Oilseeds Investments Pty Ltd
Consolidated Statement of Cash Flows
For the Years Ended 30 June 2023 and 30 June 2022

	Note	2023	2022
		$	$
CASH FLOWS FROM OPERATING ACTIVITIES:
Receipts from customers		28,063,458	22,176,677
Payments to suppliers and employees		(26,711,708)	(21,245,908)
Income tax paid		(109,878)	—
Interest paid		(552,076)	(361,543)
Net cash provided by/(used in) operating activities	19	689,796	569,226

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment		(2,820,536)	(345,777)
Net cash provided by/(used in) investing activities		(2,820,536)	(345,777)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings		2,602,964	533,643
Repayment of borrowings		(825,924)	(600,000)
Net cash provided by/(used in) financing activities		1,777,040	(66,357)
Net increase/(decrease) in cash and cash equivalents held		(353,700)	157,092
Cash and cash equivalents at beginning of year		474,973	317,881
Cash and cash equivalents at end of financial year	5	121,273	474,973

The accompanying notes form part of these financial statements.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

1       Basis of Preparation

The principal accounting policies adopted in the preparation of the consolidated financial statements are set out in note 2. The policies have been consistently applied to all the years presented, unless otherwise stated.

The consolidated financial statements are presented in AUD, which is also the Group’s functional currency.

Amounts are rounded to the nearest dollar, unless otherwise stated.

These financial statements have been prepared in accordance with International Financial Reporting Standards and International Accounting Standards as issued by the International Accounting Standards Board (IASB) and Interpretations (collectively IFRSs).

The preparation of financial statements in compliance with adopted IFRS requires the use of certain critical accounting estimates. It also requires Group management to exercise judgment in applying the Group’s accounting policies. The areas where significant judgments and estimates have been made in preparing the financial statements and their effect are disclosed in note 3.

The financial statements are restated to include the parent entity Australian Oilseeds Investment Pty Ltd per the company group chart. The restatement notes include note 4, note 5, note 9, note 11, note12, note 14, note 18, note 19, note 22, note 23 and note 24.

2       Summary of Significant Accounting Policies

(a)    Revenue and other income

Revenue from contracts with customers

The core principle of IFRS 15 is that revenue is recognised on a basis that reflects the transfer of promised goods or services to customers at an amount that reflects the consideration the Group expects to receive in exchange for those goods or services. Revenue is recognised by applying a five-step model as follows:

1. Identify the contract with the customer

2. Identify the performance obligations

3. Determine the transaction price

4. Allocate the transaction price to the performance obligations

5. Recognise revenue as and when control of the performance obligations is transferred

Generally, the timing of the payment for sale of goods and rendering of services corresponds closely to the timing of satisfaction of the performance obligations, however where there is a difference, it will result in the recognition of a receivable, contract asset or contract liability.

None of the revenue streams of the Group have any significant financing terms as there is less than 12 months between receipt of funds and satisfaction of performance obligations.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

2       Summary of Significant Accounting Policies (cont.)

Specific revenue streams

The revenue recognition policies for the principal revenue streams of the Group are:

Wholesale revenue

Revenue from sales made to wholesale customers is recognised when control of the goods has transferred, being the point in time when 1) the goods have been shipped to the wholesaler and 2) the wholesaler has full discretion over the subsequent distribution of the goods and the price at which the goods are sold. Based on the terms of the contract, at the time the goods are shipped, the wholesaler is deemed to have accepted the products and therefore assumes any related inventory risk (e.g., obsolescence or other loss).

On delivery of the goods to the wholesaler (i.e., when they are shipped), the Company recognises a receivable as this represents the point in time at which the Company’s right to consideration becomes unconditional, as only the passage of time is required before payment is due.

With regard to related party sales, revenue is not recognized by AOI when purchased by Energreen. AOI’s accounting policy with regards to these resales is to only recognize the sales when Energreen Nutrition resells the product to a third party.

(b)    Income Tax

The tax expense recognised in the consolidated statement of profit or loss and other comprehensive income comprises current income tax expense plus deferred tax expense.

Current tax is the amount of income taxes payable (recoverable) in respect of the taxable profit (loss) for the year and is measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates and laws that have been enacted or substantively enacted by the end of the reporting period. Current tax liabilities (assets) are measured at the amounts expected to be paid to (recovered from) the relevant taxation authority.

(c)     Borrowing costs

Borrowing costs that are directly attributable to the acquisition, construction or production of a qualifying asset are capitalised as part of the cost of that asset.

All other borrowing costs are recognised as an expense in the period in which they are incurred.

(d)    Inventories

Inventories are measured at the lower of cost and net realisable value. Cost of inventory is determined using the weighted average costs basis and is net of any rebates and discounts received. Net realisable value is estimated using the most reliable evidence available at the reporting date and inventory is written down through an obsolescence provision if necessary.

(e)     Property, plant and equipment

Each class of property, plant and equipment is carried at cost or fair value less, where applicable, any accumulated depreciation and impairment.

Land and buildings

Land and buildings are measured using the cost model.

Plant and equipment

Plant and equipment are measured using the cost model.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

2       Summary of Significant Accounting Policies (cont.)

Depreciation

Property, plant and equipment, excluding freehold land, is depreciated on a straight-line basis over the assets useful life to the Group, commencing when the asset is ready for use.

The depreciation rates used for each class of depreciable asset are shown below:

Fixed asset class	Depreciation rate
Buildings	3%
Plant and Equipment	3% to 33%
Motor Vehicles	17% to 25%
Office Equipment	3% to 50%

At the end of each annual reporting period, the depreciation method, useful life and residual value of each asset is reviewed. Any revisions are accounted for prospectively as a change in estimate.

(f)     Financial instruments

Financial instruments are recognised initially on the date that the Group becomes party to the contractual provisions of the instrument.

On initial recognition, all financial instruments are measured at fair value plus transaction costs (except for instruments measured at fair value through profit or loss where transaction costs are expensed as incurred).

Financial assets

All recognised financial assets are subsequently measured in their entirety at either amortised cost or fair value, depending on the classification of the financial assets.

Classification

On initial recognition, the Group classifies its financial assets into the following categories, those measured at:

•        amortised cost

•        fair value through profit or loss — FVTPL

•        fair value through other comprehensive income — equity instrument (FVOCI — equity)

•        fair value through other comprehensive income — debt investments (FVOCI — debt)

Financial assets are not reclassified subsequent to their initial recognition unless the Group changes its business model for managing financial assets.

Amortised cost

Assets measured at amortised cost are financial assets where:

•        the business model is to hold assets to collect contractual cash flows; and

•        the contractual terms give rise on specified dates to cash flows are solely payments of principal and interest on the principal amount outstanding.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

2       Summary of Significant Accounting Policies (cont.)

The Group’s financial assets measured at amortised cost comprise trade and other receivables and cash and cash equivalents in the consolidated statement of financial position.

Subsequent to initial recognition, these assets are carried at amortised cost using the effective interest rate method less provision for impairment.

Interest income, foreign exchange gains or losses and impairment are recognised in profit or loss. Gain or loss on derecognition is recognised in profit or loss.

Financial assets through profit or loss

All financial assets not classified as measured at amortised cost or fair value through other comprehensive income as described above are measured at FVTPL.

Net gains or losses, including any interest or dividend income are recognised in profit or loss.

Concentration of Key Customers

A substantial portion of the Group’s products are sold to its top five customers. In fiscal 2023, 59.4% of total sales by the Group were to its top five customers. The Group’s top three customers accounted for 46.0% of total sales in fiscal 2023. The Group’s top five customers (and top three) in fiscal year 2023, along with the total sales from each customer, are summarized in the following table:

Customer	Total Sales in Fiscal 2023	Outstanding Balance as of 30 June 2023
100% Bottling Company Pty Ltd.	5,484,307	1,446,763
Hygain NSW (Proprietary) Ltd.	4,504,121	453,344
Good Earth Oils Pty Ltd.	3,380,714	1,226,945
Pryde’s EasiFeed Pty Ltd.	2,179,696	155,412
Energreen Nutrition Australia Pty Ltd.	1,693,451	—

If the sales performance of any of the Group’s key customers declines or if they terminate their cooperation with us or start to cooperate with any of the Group’s competitors, or if there is any modification as to the sales and purchase terms entered into with any of our key customers, our business, financial condition and revenue would be seriously impacted.

Impairment of financial assets

Impairment of financial assets is recognised on an expected credit loss (ECL) basis for the following assets:

•        financial assets measured at amortised cost

•        debt investments measured at FVOCI

When determining whether the credit risk of a financial assets has increased significant since initial recognition and when estimating ECL, the Group considers reasonable and supportable information that is relevant and available without undue cost or effort. This includes both quantitative and qualitative information and analysis based on the Group’s historical experience and informed credit assessment and including forward looking information.

The Group uses the presumption that an asset which is more than 30 days past due has seen a significant increase in credit risk.

The Group uses the presumption that a financial asset is in default when:

•        the other party is unlikely to pay its credit obligations to the Group in full, without recourse to the Group to actions such as realising security (if any is held); or

•        the financial assets is more than 90 days past due.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

2       Summary of Significant Accounting Policies (cont.)

Credit losses are measured as the present value of the difference between the cash flows due to the Group in accordance with the contract and the cash flows expected to be received. This is applied using a probability weighted approach.

Trade receivables and contract assets

Impairment of trade receivables and contract assets have been determined using the simplified approach in IFRS 9 which uses an estimation of lifetime expected credit losses. The Group has determined the probability of non-payment of the receivable and contract asset and multiplied this by the amount of the expected loss arising from default.

The amount of the impairment is recorded in a separate allowance account with the loss being recognised in finance expense. Once the receivable is determined to be uncollectable then the gross carrying amount is written off against the associated allowance.

Where the Group renegotiates the terms of trade receivables due from certain customers, the new expected cash flows are discounted at the original effective interest rate and any resulting difference to the carrying value is recognised in profit or loss.

Other financial assets measured at amortised cost

Impairment of other financial assets measured at amortised cost are determined using the expected credit loss model in IFRS 9. On initial recognition of the asset, an estimate of the expected credit losses for the next 12 months is recognised. Where the asset has experienced significant increase in credit risk then the lifetime losses are estimated and recognised.

Financial liabilities

The Group measures all financial liabilities initially at fair value less transaction costs, subsequently financial liabilities are measured at amortised cost using the effective interest rate method.

The financial liabilities of the Group comprise trade payables, bank and other loans and lease liabilities.

(g)    Impairment of non-financial assets

At the end of each reporting period the Group determines whether there is evidence of an impairment indicator for non-financial assets.

Where an indicator exists and regardless for goodwill, indefinite life intangible assets and intangible assets not yet available for use, the recoverable amount of the asset is estimated.

Where assets do not operate independently of other assets, the recoverable amount of the relevant cash-generating unit (CGU) is estimated.

The recoverable amount of an asset or CGU is the higher of the fair value less costs of disposal and the value in use. Value in use is the present value of the future cash flows expected to be derived from an asset or cash-generating unit.

Where the recoverable amount is less than the carrying amount, an impairment loss is recognised in profit or loss.

Reversal indicators are considered in subsequent periods for all assets which have suffered an impairment loss, except for goodwill.

(h)    Intangible assets

Goodwill

Goodwill is carried at cost less accumulated impairment losses.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

2       Summary of Significant Accounting Policies (cont.)

The value of goodwill recognised on acquisition of each subsidiary in which the Group holds less than a 100% interest will depend on the method adopted in measuring the aforementioned non-controlling interest. The Group can elect to measure the non-controlling interest in the acquiree either at fair value (‘full goodwill method’) or at the non-controlling interest’s proportionate share of the subsidiary’s identifiable net assets (‘proportionate interest method’). The Group determines which method to adopt for each acquisition.

Under the ‘full goodwill method’, the fair values of the non-controlling interests are determined using valuation techniques which make the maximum use of market information where available.

Goodwill on acquisitions of subsidiaries is included in intangible assets. Goodwill on acquisition of associates is included in investments in associates.

Goodwill is not amortised but is tested for impairment annually and is allocated to the Group’s cash generating units or groups of cash generating units, which represent the lowest level at which goodwill is monitored but where such level is not larger than an operating segment. Gains and losses on the disposal of an entity include the carrying amount of goodwill related to the entity sold.

(i)     Cash and cash equivalents

Cash and cash equivalents comprises cash on hand, demand deposits and short-term investments which are readily convertible to known amounts of cash and which are subject to an insignificant risk of change in value.

(j)     Employee benefits

Provision is made for the Group’s liability for employee benefits arising from services rendered by employees to the end of the reporting period. Employee benefits that are expected to be wholly settled within one year have been measured at the amounts expected to be paid when the liability is settled.

Employee benefits expected to be settled more than one year after the end of the reporting period have been measured at the present value of the estimated future cash outflows to be made for those benefits. In determining the liability, consideration is given to employee wage increases and the probability that the employee may satisfy vesting requirements. Cashflows are discounted using market yields on high quality corporate bond rates incorporating bonds rated AAA or AA by credit agencies, with terms to maturity that match the expected timing of cashflows. Changes in the measurement of the liability are recognised in profit or loss.

(k)    Provisions

Provisions are recognised when the Group has a legal or constructive obligation, as a result of past events, for which it is probable that an outflow of economic benefits will result and that outflow can be reliably measured.

Provisions are measured at the present value of management’s best estimate of the outflow required to settle the obligation at the end of the reporting period. The discount rate used is a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The increase in the provision due to the unwinding of the discount is taken to finance costs in the consolidated statement of profit or loss and other comprehensive income.

3       Critical Accounting Estimates and Judgments

The directors make estimates and judgements during the preparation of these consolidated financial statements regarding assumptions about current and future events affecting transactions and balances.

These estimates and judgements are based on the best information available at the time of preparing the financial statements, however as additional information is known then the actual results may differ from the estimates.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

3       Critical Accounting Estimates and Judgments (cont.)

The significant estimates and judgements made have been described below.

Key estimates — provisions

As described in the accounting policies, provisions are measured at management’s best estimate of the expenditure required to settle the obligation at the end of the reporting period. These estimates are made taking into account a range of possible outcomes and will vary as further information is obtained.

Key estimates — receivables

The receivables at reporting date have been reviewed to determine whether there is any objective evidence that any of the receivables are impaired. An impairment provision is included for any receivable where the entire balance is not considered collectible. The impairment provision is based on the best information at the reporting date.

Key estimates — inventory

Each item on inventory is reviewed on an annual basis to determine whether it is being carried at higher than its net realisable value. During the year, management have valued inventory based on best estimate of the net realisable value, although until the time that inventory is sold this is an estimate.

4       Income Tax Expense

(a)     Reconciliation of income tax to accounting profit:

	2023	2022
	$	$
Profit	1,801,126	2,221,260
Tax	25.00%	25.00%
	477,751	555,315
Less:
Tax offset of Research & Development incentive	104,999	—
Recoupment of prior year tax losses not previously brought to account	262,874	555,315
Income tax expense	109,878	—

5       Cash and Cash Equivalents

	2023	2022
	$	$
Cash at bank and in hand	121,273	473,499
Other cash and cash equivalents	—	1,474
	121,273	474,973

6       Trade and Other Receivables

	2023	2022
	$	$
CURRENT
Trade receivables	4,579,879	3,357,076
Tax receivable	—	164,220
Other receivables	—	64,400
Total current trade and other receivables	4,579,879	3,585,696

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

6       Trade and Other Receivables (cont.)

The carrying value of trade receivables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

The maximum exposure to credit risk at the reporting date is the fair value of each class of receivable in the financial statements.

7       Inventories

	2023	2022
	$	$
CURRENT
Raw materials and consumables	515,266	961,223
Finished Goods	599,558	131,004
Consumables	28,209	41,159
Total current trade and other receivables	1,143,033	1,133,386

Write downs of inventories to net realisable value during the year were $ NIL (2022: $ NIL).

8       Property, plant and equipment

	2023	2022
	$	$
LAND AND BUILDINGS
Freehold land
At cost	312,377	312,377
Total Land	312,377	312,377
Buildings
At cost	5,490,655	5,805,005
Accumulated depreciation	(1,017,872)	(961,880)
Total buildings	4,472,783	4,843,125
Total land and buildings	4,785,160	5,155,502
PLANT AND EQUIPMENT
Plant and equipment
At cost	8,436,521	5,705,047
Accumulated depreciation	(2,974,190)	(2,985,903)
Total plant and equipment	5,462,331	2,719,144
Motor vehicles
At cost	45,845	106,668
Accumulated depreciation	(45,845)	(98,237)
Total motor vehicles	—	8,431
Office equipment
At cost	52,211	180,772
Accumulated depreciation	(37,793)	(161,401)
Total office equipment	14,419	19,371
Total plant and equipment	5,476,750	2,746,946
Total property, plant and equipment	10,261,910	7,902,448

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

8       Property, plant and equipment (cont.)

(a)     Movements in carrying amounts of property, plant and equipment

Movement in the carrying amounts for each class of property, plant and equipment between the beginning and the end of the current financial year:

	Land	Buildings	Plant and Equipment	Motor Vehicles	Office Equipment	Total
	$	$	$	$	$	$
Year ended 30 June 2023
Balance at the beginning of the year	312,377	4,992,434	2,719,144	8,431	19,371	7,902,448
Additions	—	—	2,813,967	—	6,569	2,820,536
Reclassification	—	(233,076)	228,086	5,359	(369)	—
Depreciation expense	—	(137,266)	(298,866)	(13,790)	(11,152)	(461,074)
Balance at the end of the year	312,377	4,472,783	5,462,331	—	14,419	10,261,910
	Land	Buildings	Plant and Equipment	Motor Vehicles	Office Equipment	Total
	$	$	$	$	$	$
Year ended 30 June 2022
Balance at the beginning of the year	312,377	4,992,434	2,608,322	13,282	21,729	7,948,144
Additions	—	—	340,905	—	4,871	345,776
Depreciation expense	—	(149,309)	(230,083)	(4,851)	(7,229)	(391,472)
Assets classified as held for sale and other disposals	—	4,843,125	2,719,144	8,431	19,371	7,902,448
Balance at the end of the year	312,377	4,992,434	2,608,322	13,282	21,729	7,948,144

9       Intangible Assets

	2023	2022
	$	$
Goodwill (Cost model)	2,582,495	2,582,495
Total Intangible assets	2,582,495	2,582,495

10     Other non-financial assets

	2023	2022
	$	$
CURRENT
Prepayments	4,251,451	1,373,489

Prepayment of seed purchase is the upfront payment for purchasing canola seed for the next six months, it accounts for 6,000 tonnage of canola seed hold by the third-party suppliers and will be transferred to the Company less than six months period.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

11     Trade and Other Payables

	Note	2023	2022
		$	$
CURRENT
Trade payables		6,372,400	2,374,828
Sundry payables and accrued expenses		100,925	132,292
Other payables		170	75,169
		6,473,495	2,582,289

Trade and other payables are unsecured, non-interest bearing and are normally settled within 30 days. The carrying value of trade and other payables is considered a reasonable approximation of fair value due to the short-term nature of the balances.

12     Borrowings

	2023	2022
	$	$
CURRENT
Unsecured loans	—	29,301
Secured bank loans	4,585,751	2,175,000

Commonwealth Bank of Australia, as sole lender, has a total of $2 million secured by first mortgages over the group’s freehold land and buildings. Lease liabilities are secured by the related leased assets.

The financial assets pledged as collateral represent a floating charge and cannot be disposed of without consent of the financier.

13     Related Party Loans

Related party loan of $3.6 million is owed to JSKS Enterprises Pty Ltd., which is the trustee of Gary Seaton Family Trust, and interest rate charge is 6% per annum. It includes the interest payable of $776,080 to be repaid within 12 months after the year end, and the remaining principle shall be repaid more than 12 months after the year end.

Related party loan of $1.95 million is owed to Energreen Nutrition Australia Pty Ltd., which is controlled by Gary Seaton, and interest rate charge is 6% per annum and expected to be repaid in full within 12 months after the year end.

The remaining of $260,000 related party loan relates to interest free loan owed to CQ Oilseeds Pty Ltd. and $200,000 related party loan relates to interest free loan owed to Good Earth Oils Pty Ltd. and $53,000 interest free loan owed to Gary Seaton and expected to be repaid within 6 months after the year end.

14     Issued Capital

	2023	2022
	$	$
2,038,012 (2022: 2,038,012) Ordinary shares	2,582,487	2,582,487

(a)     Ordinary shares

The holders of ordinary shares are entitled to participate in dividends and the proceeds on winding up of the Company. On a show of hands at meetings of the Company, each holder of ordinary shares has one vote in person or by proxy, and upon a poll each share is entitled to one vote.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

14     Issued Capital (cont.)

On July 22, 2019, the Company engaged in a share buyback transaction in which it repurchased $2,582,482 worth of its ordinary shares from Betar Investments Pty Ltd. The consideration for this transaction was $1,122,180, which was fully offset by a deed of share transfer involving PYRENEES Hay Processors Company Pty Ltd (which transferred 1,000,000 ordinary shares worth $1,057,750) and Premier Feed & Fibre Pty Ltd (which transferred 8,677 ordinary shares worth $65,000) to Betar Investments Pty Ltd.

As part of the supplementary agreement to the deed of share transfer, Betar Investments Pty Ltd also provided a loan of $1,293,616 to Cowcumbla Investment with an interest rate of 6% per annum. This loan was secured by registering a second mortgage over Lot 12 in Deposited Plan 1075678, which is land owned by Cowcumbla Investments.

On July 22, the Company acquired a controlling interest of 70.9% in Cowcumbla Investment, resulting in the recognition of $2,582,495 in goodwill against the net asset value of Cowcumbla Investment, which was valued at $1,890,162 for the entire share interest (100%).

On 18 February 2021, the Company purchased 239,823 shares from the minority interest shareholders by $1.40 per share to obtain 1,684,881 ordinary shares of the Company, which account for 82.7% interest.

The Company does not have authorised capital or par value in respect of its shares.

15     Key management personnel compensation

Key management personnel remuneration included within employee expenses for the year is shown below:

	2023	2022
	$	$
Short-term employee benefits	134,407	134,407
Post-employment benefits	13,441	13,441
	147,848	147,848

16     Interests in Associates

Set out below are the associates and joint ventures of the group as at 30 June 2022 which, in the opinion of the directors, are material to the group. The entities listed below have share capital consisting solely of ordinary shares, which are held directly by the group. The country of incorporation or registration is also their principal place of business, and the proportion of ownership interest is the same as the proportion of voting rights held.

	Principal place of business/Country of Incorporation	Percentage Owned (%)* 2023	Percentage Owned (%)* 2022
Name of entity:
Good Earth Oils Pty Ltd	Australia	50	50

Good Earth Oils Pty Ltd.,

Good Earth Oils Pty Ltd is a Sales & Marketing company who promote editable oils to Australian local market through local supermarket retail chains. Its product range branding canola oils and vegetable oils under its unique branding “Cold Pressed No GMO” mostly sourced from the company group.

17     Contingencies

In the opinion of the Directors, the Company did not have any contingencies at 30 June 2023 (30 June 2022: nil).

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

18     Related Parties

(a)     The Group’s main related parties are as follows:

Key management personnel — refer to Note 15.

Associates — refer to Note 16.

Other related parties include close family members of key management personnel and entities that are controlled or significantly influenced by those key management personnel or their close family members.

(b)    Transactions with related parties

Transactions between related parties are on normal commercial terms and conditions no more favourable than those available to other parties unless otherwise stated.

The following transactions occurred with related parties:

	Purchases	Sales
	$	$
Related parties
Energreen Nutrition Australia Pty Ltd.	13,942,332	1,693,451
Good Earths Oils	—	3,390,714

(c)     Loans to/from related parties

	Balance	Interest paid/payable
	$	$
Loans from KMP
2023	53,000	—
2022	1,253,504	—
Loans from related parties
2023	5,162,891	1,004,319
2022	2,885,690	731,557

(d)    Superannuation contributions

	2023	2022
	$	$
Contributions to superannuation funds on behalf of employees	184,877	158,281

19     Cash Flow Information

(a)     Reconciliation of cash

Cash at the end of the financial year as shown in the consolidated statement of cash flows is reconciled to items in the consolidated statement of financial position as follows:

	2023	2022
	$	$
Cash and cash equivalents	121,273	474,973

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

19     Cash Flow Information (cont.)

(b)    Reconciliation of result for the year to cashflows from operating activities

Reconciliation of net income to net cash provided by operating activities:

Profit for the year	1,801,126	2,221,260
Cash flows excluded from profit attributable to operating activities	(39,977)	(10,797)
Non-cash flows in profit:
– depreciation	461,074	391,473
Changes in assets and liabilities:
– (increase)/decrease in trade and other receivables	(994,183)	(2,837,918)
– (increase)/decrease in other assets	(2,877,962)	(572,907)
– (increase)/decrease in inventories	(1,585,946)	906,376
– increase/(decrease) in trade and other payables	3,891,206	441,856
– increase/(decrease) in provisions	34,459	29,883
Cash flows from operations	689,796	569,226

20     Net Tangible Assets

Net tangible assets per ordinary share have been determined using the net assets on the consolidated statement of financial position adjusted for non-controlling interests, intangible assets and goodwill.

21     Events Occurring After the Reporting Date

The consolidated financial report was authorised for issue on by the board of directors.

No matters or circumstances have arisen since the end of the financial year which significantly affected or could significantly affect the operations of the Group, the results of those operations, or the state of affairs of the Group in future financial years.

22     Parent entity

The group is controlled by the following entities:

	Principal place of business/Country of Incorporation	Percentage Owned (%)* 2023	Percentage Owned (%)* 2022
Parent entities:
JSKS (Trustee as Gary Seaton Family Trust) (ultimate parent entity and controlling party)	Australia	75	75

____________

*        The percentage of ownership interest held is equivalent to the percentage voting rights for all subsidiaries.

The following information has been extracted from the books and records of the parent, Australian Oilseeds Investments Pty Ltd. and has been prepared in accordance with Accounting Standards.

The financial information for the parent entity, Australian Oilseeds Investments Pty Ltd. has been prepared on the same basis as the consolidated financial statements except as disclosed below.

Investments in subsidiaries, associates and joint ventures

Investments in subsidiaries, associates and joint venture entities are accounted for at cost in the consolidated financial statements of the parent entity. Dividends received from associates are recognised in the parent entity profit or loss, rather than being deducted from the carrying amount of these investments.

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

22     Parent entity (cont.)

Tax consolidation legislation

Australian Oilseeds Investments Pty Ltd. and its wholly-owned Australian subsidiaries have formed an income tax consolidated group.

Each entity in the tax consolidated group accounts for their own current and deferred tax amounts. These tax amounts are measured using the ‘stand-alone taxpayer’ approach to allocation.

Current tax liabilities (assets) and deferred tax assets arising from unused tax losses and tax credits in the subsidiaries are utilised in subsidiaries individual level.

	2023	2022
	$	$
Statement of Financial Position
Assets
Current assets	39,717	376,933
Non-current assets	7,519,761	5,977,099
Total Assets	7,559,478	6,354,032
Liabilities
Current liabilities	2,864,785	3,671,337
Total Liabilities	2,853,929	3,671,337
Equity
Issued capital	2,582,487	2,582,487
Retained earnings	(741,723)	(182,558)
Total Equity	1,840,764	2,399,929
Statement of Profit or Loss and Other Comprehensive Income
Total profit or loss for the year	(559,165)	(65,022)
Total comprehensive income	(559,165)	(65,022)

23     Finance Costs

	2023	2022
	$	$
Interest expense
Interest paid	552,076	361,904
Total finance expenses	552,076	361,904

Capitalised borrowing costs
Interest and finance charges paid/payable for lease liabilities and financial liabilities not at fair value through profit or loss	—	4,916
	—	4,916

Australian Oilseeds Investments Pty Ltd
Notes to the Financial Statements
For the Years Ended 30 June 2023 and 30 June 2022

24     Earnings per share

(a)    Basic earnings per share

	2023	2022
	$	$
From continuing operations attributable to the ordinary equity holders of the company	0.70	0.86
From discontinued operation	—	—
Total basic earnings per share attributable to the ordinary equity holders of the company	0.70	0.86

(b)    Diluted earnings per share

	2023	2022
	$	$
From continuing operations attributable to the ordinary equity holders of the company	0.70	0.86
From discontinued operations	—	—
Total diluted earnings per share attributable to the ordinary equity holders of the company	0.70	0.86

(c)     Weighted average number of shares used as the denominator

	2023	2022
Weighted average number of ordinary shares used as the denominator in calculating basic earnings per share	2,582,487	2,582,487
Adjustments for calculation of diluted earnings per share:	—	—
Amounts uncalled on partly paid shares and calls in arrears	—	—
Options	—	—
Deferred shares	—	—
Convertible notes	—	—
Weighted average number of ordinary shares and potential ordinary shares used as the denominator in calculating diluted earnings per share	2,582,487	2,582,487

25     Statutory Information

The registered office and principal place of business of the company is:

Australian Oilseeds Investments Pty Ltd
Unit 2
100 Park Road
SLACKS CREEK QLD 4127

ANNEX A

BUSINESS COMBINATION AGREEMENT

by and among

EDOC ACQUISITION CORP,
as Purchaser,

AMERICAN PHYSICIANS LLC,
in the capacity as the Purchaser Representative,

AUSTRALIAN OILSEEDS HOLDINGS LIMITED,
as Pubco,

AOI MERGER SUB,
as Merger Sub,

AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.,
as the Company,

GARY SEATON
in the capacity as the Seller Representative

and

THE SHAREHOLDERS OF THE COMPANY NAMED HEREIN,
as the Sellers

Dated as of December 5, 2022

Annex A Page No.
I. MERGER
1.1.	Merger	A-2
1.2.	Effective Time	A-2
1.3.	Effect of the Merger	A-2
1.4.	Organizational Documents of Surviving Company	A-2
1.5.	Directors and Officers of the Surviving Company	A-3
1.6.	Effect of Merger on Issued Securities of Purchaser	A-3
1.7.	Effect of Merger on Merger Sub and Pubco Ordinary Shares	A-4
1.8.	Surrender of Purchaser Certificates	A-4
1.9.	Lost, Stolen or Destroyed Purchaser Certificates	A-4
1.10.	Tax Consequences	A-4
1.11.	Taking of Necessary Action; Further Action	A-4

Ii. SHARE EXCHANGE
2.1.	Exchange of Company Shares	A-4
2.2.	Exchange Consideration	A-5
2.3.	Escrow	A-5
2.4.	Estimated Closing Statement	A-6
2.5.	Exchange Consideration Adjustment	A-6
2.6.	Seller Consent	A-8
2.7.	Surrender of Company Securities and Payment of Exchange Consideration	A-8
2.8.	Termination of Certain Agreements	A-8

III. CLOSING
3.1.	Closing	A-8

IV. representations and warranties of purchaser
4.1.	Organization and Standing	A-9
4.2.	Authorization; Binding Agreement	A-9
4.3.	Governmental Approvals	A-9
4.4.	Non-Contravention	A-10
4.5.	Capitalization	A-10
4.6.	SEC Filings and Purchaser Financials	A-11
4.7.	Absence of Certain Changes	A-12
4.8.	Compliance with Laws	A-12
4.9.	Actions; Orders; Permits	A-12
4.10.	Taxes and Returns	A-12
4.11.	Employees and Employee Benefit Plans	A-12
4.12.	Properties	A-12
4.13.	Material Contracts	A-12
4.14.	Transactions with Affiliates	A-13
4.15.	Investment Company Act	A-13
4.16.	Finders and Brokers	A-13
4.17.	Certain Business Practices	A-13
4.18.	Insurance	A-14
4.19.	Independent Investigation	A-14
4.20.	Information Supplied	A-14
4.21.	Purchaser Trust Account	A-14

Annex A-i

Annex A Page No.
V. representations and warranties of pubco
5.1.	Organization and Standing	A-15
5.2.	Authorization; Binding Agreement	A-15
5.3.	Governmental Approvals	A-15
5.4.	Non-Contravention	A-15
5.5.	Capitalization	A-16
5.6.	Ownership of Exchange Shares	A-16
5.7.	Pubco and Merger Sub Activities	A-16
5.8.	Finders and Brokers	A-16
5.9.	Investment Company Act	A-16
5.10.	Information Supplied	A-16
5.11.	Independent Investigation	A-16
5.12.	No Other Representations	A-17

vI. representations and warranties of THE COMPANY
6.1.	Organization and Standing	A-17
6.2.	Authorization; Binding Agreement	A-17
6.3.	Capitalization	A-18
6.4.	Subsidiaries	A-18
6.5.	Governmental Approvals	A-19
6.6.	Non-Contravention	A-19
6.7.	Financial Statements	A-19
6.8.	Absence of Certain Changes	A-21
6.9.	Compliance with Laws	A-21
6.10.	Company Permits	A-21
6.11.	Litigation	A-21
6.12.	Material Contracts	A-21
6.13.	Intellectual Property	A-23
6.14.	Taxes and Returns	A-24
6.15.	Real Property	A-25
6.16.	Personal Property	A-25
6.17.	Title to and Sufficiency of Assets	A-26
6.18.	Employee Matters	A-26
6.19.	Benefit Plans	A-27
6.20.	Environmental Matters	A-28
6.21.	Transactions with Related Persons	A-29
6.22.	Insurance	A-29
6.23.	Top Customers and Suppliers	A-29
6.24	Certain Business Practices	A-30
6.25.	Investment Company Act	A-30
6.26.	Finders and Brokers	A-30
6.27.	Food Law Compliance	A-30
6.28.	Information Supplied	A-31
6.29.	Independent Investigation	A-31
6.30.	Independent Investigation	A-31

Annex A-ii

Annex A Page No.
vII. representations and warranties of THE SELLERS
7.1.	Organization and Standing	A-32
7.2.	Organization and Standing	A-32
7.3.	Ownership	A-32
7.4.	Government Approvals	A-32
7.5.	Non-Contravention	A-32
7.6.	No Litigation	A-33
7.7.	Investment Representations	A-33
7.8.	Finders and Brokers	A-33
7.9.	Information Supplied	A-33
7.10.	Independent Investigation	A-34
7.11.	No Other Representations	A-34

VIII. COVENANTS
8.1.	Access and Information	A-34
8.2.	Conduct of Business of the Company, Pubco, and Merger Sub	A-35
8.3.	Conduct of Business of Purchaser	A-37
8.4.	Annual and Interim Financial Statements	A-39
8.5.	Purchaser Public Filings	A-39
8.6.	No Solicitation	A-39
8.7.	No Trading	A-40
8.8.	Notification of Certain Matters	A-40
8.9.	Efforts	A-40
8.10.	Further Assurances	A-41
8.11.	The Registration Statement	A-42
8.12.	Public Announcements	A-43
8.13.	Confidential Information	A-44
8.14.	Post-Closing Pubco Board of Directors and Executive Officers	A-45
8.15.	Indemnification of Officers and Directors; Tail Insurance	A-45
8.16.	Use of Trust Account Proceeds	A-46
8.17.	PIPE Investment	A-46
8.18.	Pubco Equity Incentive Plan	A-46

IX. survival and indemnification
9.1.	Survival	A-46
9.2.	Indemnification	A-47
9.3.	Limitations and General Indemnification Provisions	A-48
9.4.	Indemnification Procedures	A-48
9.5.	Indemnification Payments	A-50
9.6.	Exclusive Remedy	A-50
9.7.	Limitation of Remedies and Damages	A-50

X. Closing conditions
10.1.	Conditions of Each Party’s Obligations	A-50
10.2.	Conditions to Obligations of the Company, Pubco and the Sellers	A-51
10.3.	Conditions to Obligations of Purchaser	A-52
10.4.	Frustration of Conditions	A-54

Annex A-iii

Annex A Page No.
XI. TERMINATION AND EXPENSES
11.1.	Termination	A-54
11.2.	Effect of Termination	A-55
11.3.	Fees and Expenses	A-55
11.4.	Termination Fee	A-55

XII. WAIVERs and releases
12.1.	Waiver of Claims Against Trust	A-55
12.2.	Release and Covenant Not to Sue	A-56

xIII. MISCELLANEOUS
13.1.	Notices	A-57
13.2.	Binding Effect; Assignment	A-58
13.3.	Third Parties	A-58
13.4.	Arbitration	A-58
13.5.	Governing Law; Jurisdiction	A-59
13.6.	WAIVER OF JURY TRIAL	A-59
13.7.	Specific Performance	A-59
13.8.	Severability	A-59
13.9.	Amendment	A-60
13.10.	Waiver	A-60
13.11.	Entire Agreement	A-60
13.12.	Interpretation	A-60
13.13.	Counterparts	A-61
13.14.	Seller Representative	A-61
13.15.	Purchaser Representative	A-62
13.16.	Legal Representation	A-63

XIV. DEFINITIONS
14.1.	Certain Definitions	A-64
14.2.	Section References	A-72

INDEX OF ANNEXES AND EXHIBITS

Annex	Description
Annex I	List of Sellers

Exhibit	Description
Exhibit A	Form of Lock-Up Agreement
Exhibit B	Form of Non-Competition Agreement
Exhibit C	Form of Sponsor Support Agreement
Exhibit D	Form of Insider Letter Amendment

Annex A-iv

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 5, 2022 by and among (i) EDOC Acquisition Corp., a Cayman Islands exempted company (together with its successors, “Purchaser”), (ii) American Physicians LLC, a Delaware limited liability company, in the capacity as the representative from and after the Closing (as defined below) for the shareholders of Purchaser and Pubco (as defined below) (other than the Sellers (as defined below)) in accordance with the terms and conditions of this Agreement (the “Purchaser Representative”), (iii) Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party to this Agreement (a “Joinder”), a to-be-formed Cayman Islands exempted company (“Pubco”), (iv) AOI Merger Sub, upon execution of a Joinder, a to-be-formed Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “Company”), (vi) Gary Seaton, in his capacity as the representative for the Sellers in accordance with the terms and conditions of this Agreement (the “Seller Representative”) and each of the holders of the Company’s outstanding capital shares named on Annex I hereto (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to Purchaser, Pubco and the Company a Joinder (the “Joining Sellers”), and the holders of the Company’s outstanding capital shares who are bound by the provisions of this Agreement pursuant the drag-along rights set forth in the Company’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”). Purchaser, the Purchaser Representative, Pubco (upon execution of a Joinder), Merger Sub (upon execution of a Joinder), the Company, the Seller Representative and the Sellers are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”.

RECITALS:

WHEREAS, the Company, directly and indirectly through its subsidiaries, engages in the business of processing, manufacture and sale of non-GMO oilseeds and organic and non-organic food-grade oils, for the rapidly growing $265 billion oilseeds market, through sourcing materials from suppliers focused on reducing the use of chemicals in consumables in order to supply healthier food ingredients, vegetable oils, proteins and other products to customers globally;

WHEREAS, each of Pubco and Merger Sub is a newly-incorporated Cayman Islands exempted company that is owned entirely by one or more directors or executive officers of the Company who are not U.S. citizens or residents;

WHEREAS, the Parties desire and intend to effect a business combination transaction whereby (a) Purchaser will merge with and into Merger Sub, with Purchaser continuing as the surviving entity (the “Merger”), as a result of which, (i) Purchaser shall become a wholly-owned subsidiary of Pubco, and (ii) each issued and outstanding security of Purchaser immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive a substantially equivalent security of Pubco, and (b) Pubco shall acquire all of the issued and outstanding ordinary shares of the Company from the Sellers in exchange for ordinary shares of Pubco (the “Share Exchange”, and collectively with the Merger and the other transactions contemplated by this Agreement and the Ancillary Documents, the “Transactions”), all upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the Cayman Act and Australian Act (each as defined herein);

WHEREAS, simultaneously with the execution and delivery of this Agreement, certain Sellers have each entered into (a) a Lock-Up Agreement with Pubco and the Purchaser Representative, the form of which is attached as Exhibit A hereto (each, a “Lock-Up Agreement”), and (b) a Non-Competition and Non-Solicitation Agreement in favor of Pubco, Purchaser and the Company, the form of which is attached as Exhibit B hereto (each a “Non-Competition Agreement”), each of which agreements described in clauses (a) and (b) above will become effective as of the Closing;

WHEREAS, simultaneously with the execution and delivery of this Agreement, in connection with the Transactions, Pubco, Purchaser, American Physicians LLC, a Delaware limited liability company (the “Sponsor”) and certain other shareholders of Purchaser are entering into the Sponsor Support Agreement (the “Sponsor Support Agreement”), the form of which is attached as Exhibit C hereto, providing that, among other things, the Sponsor and the other shareholder of Purchaser party thereto will vote their Founder Shares in favor of the adoption and approval of this Agreement and the Transactions, and an Insider Letter Amendment (an “Insider Letter Amendment”), the form of which is attached as Exhibit D hereto;

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WHEREAS, at the Closing, Pubco and the Sellers shall enter into a Seller Registration Rights Agreement (the “Seller Registration Rights Agreement”), in form and substance mutually acceptable in good faith to Purchaser, the Company and the Primary Sellers, to provide such Sellers with registration rights related to the ordinary shares of Pubco they receive in the Share Exchange;

WHEREAS, the boards of directors of Purchaser, Pubco, Merger Sub and the Company have each (a) determined that the Transactions are fair, advisable and in the best commercial interests of their respective companies and shareholders, and (b) approved this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein; and

WHEREAS, certain capitalized terms used herein are defined in Article XIV hereof.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereto agree as follows:

Article I
MERGER

1.1 Merger. At the Effective Time, immediately following the consummation of the Share Exchange, and subject to and upon the terms and conditions of this Agreement, and in accordance with the applicable provisions of the Cayman Act, Purchaser and Merger Sub shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into Purchaser, following which Merger Sub shall be removed from the register of companies in the Cayman Islands and be dissolved and the separate corporate existence of Merger Sub shall cease and Purchaser shall continue as the surviving company. Purchaser, as the surviving company after the Merger, is hereinafter sometimes referred to as the “Surviving Company”(provided, that references to Purchaser for periods after the Effective Time shall include the Surviving Company). The Merger shall have the effects specified in the Cayman Act.

1.2 Effective Time. On the Closing Date, Merger Sub and Purchaser shall execute a plan of merger in form and substance reasonably acceptable to Purchaser, Pubco, the Sellers and the Company (the “Plan of Merger”), and the Parties shall file the Plan of Merger and such other documents as required by the Cayman Act with the Registrar of Companies of the Cayman Islands as provided in Section 233 of the Cayman Act and Purchaser’s and Merger Sub’s Organizational Documents. The Merger shall become effective at the time on the Closing Date when the Plan of Merger is registered by the Registrar of Companies of the Cayman Islands (or such other date specified in the Plan of Merger, provided that such date shall not be a date later than the 90th date after the date of such registration) (the “Effective Time”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Plan of Merger and the applicable provisions of the Cayman Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of Merger Sub and Purchaser shall become the property, rights, privileges, agreements, powers and franchises, debts, Liabilities, duties and obligations of the Surviving Company (including all rights and obligations with respect to the Trust Account), which shall include the assumption by the Surviving Company of any and all agreements, covenants, duties and obligations of Merger Sub and Purchaser set forth in this Agreement to be performed after the Effective Time, and the Surviving Company shall continue its existence as a wholly-owned Subsidiary of Pubco.

1.4 Organizational Documents of Surviving Company. At the Effective Time, the Surviving Company shall adopt an amended and restated memorandum and articles of association (the “Surviving Company A&R Memorandum and Articles”) which are substantially in the form of the memorandum and articles of association of Merger Sub, as in effect immediately prior to the Effective Time, as the amended and restated memorandum of association and articles of association of the Surviving Company; provided, that at the Effective Time, (a) references therein to the name of the Surviving Company shall be amended to be such name as reasonably determined by the Company and (b) references therein to the authorized share capital of the Surviving Company shall be amended to refer to the authorized share capital of the Surviving Company as approved in the Plan of Merger, if necessary.

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1.5 Directors and Officers of the Surviving Company. At the Effective Time, the board of directors and executive officers of the Surviving Company shall be the same as the board of directors and executive officers of Pubco, after giving effect to Section 8.14, each to hold office in accordance with the Surviving Company A&R Memorandum and Articles until their respective successors are duly elected or appointed and qualified.

1.6 Effect of Merger on Issued Securities of Purchaser. At the Effective Time, by virtue of the Merger and without any action on the part of any Party or the holders of securities of Purchaser, Pubco or Merger Sub:

(a) Purchaser Units. At the Effective Time, each issued and outstanding Purchaser Unit shall be automatically detached and the holder thereof shall be deemed to hold one Purchaser Class A Ordinary Share, one-half of one Purchaser Warrant and one Purchaser Right in accordance with the terms of the Purchaser Unit, which underlying Purchaser Securities shall be converted in accordance with the applicable terms of Section 1.6.

(b) Purchaser Ordinary Shares. At the Effective Time, each issued and outstanding Purchaser Ordinary Share (other than those described in Section 1.6(e)) shall be converted automatically into one Pubco Ordinary Share, following which, all Purchaser Ordinary Shares shall cease to be outstanding and shall automatically be canceled and shall cease to exist. The holders of certificates previously evidencing Purchaser Ordinary Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as provided herein or by Law. Each certificate previously evidencing Purchaser Ordinary Shares shall be exchanged for a certificate (if requested) representing the same number of Pubco Ordinary Shares upon the surrender of such certificate in accordance with Section 1.7. Each certificate formerly representing Purchaser Ordinary Shares (other those described in Section 1.6(e)) shall thereafter represent only the right to receive the same number of Pubco Ordinary Shares.

(c) Purchaser Warrants. At the Effective Time, each outstanding Purchaser Public Warrant shall be automatically converted into one Pubco Public Warrant and each outstanding Purchaser Private Warrant shall be automatically converted into one Pubco Private Warrant. At the Effective Time, the Purchaser Warrants shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. Each of the Pubco Public Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Public Warrants, and each of the Pubco Private Warrants shall have, and be subject to, substantially the same terms and conditions set forth in the Purchaser Private Warrants, except that in each case they shall represent the right to acquire Pubco Ordinary Shares in lieu of Purchaser Ordinary Shares. At or prior to the Effective Time, Pubco shall take all corporate action necessary to reserve for future issuance, and shall maintain such reservation for so long as any of the Pubco Warrants remain outstanding, a sufficient number of Pubco Ordinary Shares for delivery upon the exercise of such Pubco Warrants.

(d) Purchaser Rights. At the Effective Time, each issued and outstanding Purchaser Right shall be automatically converted into the number of Pubco Ordinary Shares that would have been received by the holder thereof if the Purchaser Right had been converted upon the consummation of a Business Combination in accordance with Purchaser’s Organizational Documents, the IPO Prospectus and the Rights Agreement into Purchaser Ordinary Shares, but for such purposes treating it as if such Business Combination had occurred immediately prior to the Effective Time and the Purchaser Ordinary Shares issued upon conversion of the Purchaser Rights had then automatically been converted into Pubco Ordinary Shares in accordance with Section 1.6(b). At the Effective Time, the Purchaser Rights shall cease to be outstanding and shall automatically be canceled and retired and shall cease to exist. The holders of certificates previously evidencing Purchaser Rights outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Purchaser Rights, except as provided herein or by Law. Each certificate formerly representing Purchaser Rights shall thereafter represent only the right to receive Pubco Ordinary Shares as set forth herein.

(e) Cancellation of Capital Shares Owned by Purchaser. At the Effective Time, if there are any shares of Purchaser that are owned by Purchaser as treasury shares, such shares shall be canceled without any conversion thereof or payment therefor.

(f) Transfers of Ownership. If any certificate for securities of Purchaser is to be issued in a name other than that in which the certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the certificate so surrendered will be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange will have paid to

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Purchaser or any agent designated by it any transfer or other Taxes required by reason of the issuance of a certificate for securities of Purchaser in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Purchaser or any agent designated by it that such tax has been paid or is not payable.

(g) No Liability. Notwithstanding anything to the contrary in this Section 1.6, none of the Surviving Company, Pubco or any other Party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.7 Effect of Merger on Merger Sub and Pubco Ordinary Shares. At the Effective Time, by virtue of, or in connection with, the Merger and without any action on the part of any Party or the holders of any capital shares of Purchaser, Pubco or Merger Sub: (a) all of the Merger Sub Ordinary Shares issued and outstanding immediately prior to the Effective Time shall be converted into an equal number of ordinary shares of the Surviving Company. In connection with the Merger, at the Effective Time (but for the avoidance of doubt following the conversion of Purchaser Ordinary Shares into Pubco Ordinary Shares pursuant to section 1.6(b)), the Company shall surrender for no consideration all of the shares of Pubco issued and outstanding immediately prior to the Effective Time which were held by the Company, and such Pubco Ordinary Shares shall be canceled without any conversion thereof or payment therefor.

1.8 Surrender of Purchaser Certificates. All securities issued upon the surrender of Purchaser Securities in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such securities, provided that any restrictions on the sale and transfer of Purchaser Securities shall also apply to the Pubco Securities so issued in exchange.

1.9 Lost, Stolen or Destroyed Purchaser Certificates. In the event any certificates shall have been lost, stolen or destroyed, Pubco shall issue in exchange for such lost, stolen or destroyed certificates or securities, as the case may be, upon the making of an affidavit of that fact by the holder thereof, such securities, as may be required pursuant to Section 1.6; provided, however, that the Surviving Company may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Company with respect to the certificates alleged to have been lost, stolen or destroyed.

1.10 Tax Consequences. The Parties hereby agree and acknowledge that for U.S. federal income tax purposes, the Merger and the Share Exchange, taken together, are intended to qualify as exchanges described in Section 351 of the Code. The Parties hereby agree to file all Tax and other informational returns on a basis consistent with such characterization. Each of the Parties acknowledge and agree that each (i) has had the opportunity to obtain independent legal and tax advice with respect to the transactions contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including any adverse Tax consequences that may result if the Merger and the Share Exchange, taken together, does not qualify under Section 351 of the Code.

1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Company with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Purchaser and Merger Sub, the officers and directors of Purchaser and Merger Sub are fully authorized in the name of their respective entities to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Article II
SHARE EXCHANGE

2.1 Exchange of Company Shares. Immediately after the Effective Time, and subject to and upon the terms and conditions of this Agreement, the Sellers shall sell, transfer, convey, assign and deliver to Pubco, and Pubco shall purchase, acquire and accept from the Sellers, all of the issued and outstanding Company Shares held by the Sellers, which shall constitute all issued and outstanding shares of the Company on such date (collectively, the “Purchased Shares”), free and clear of all Liens (other than potential restrictions on resale under applicable securities Laws) and with all rights attaching to the Purchased Shares.

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2.2 Exchange Consideration.

(a) Exchange Consideration. Subject to and upon the terms and conditions of this Agreement, in full payment for the Purchased Shares, Pubco shall issue and deliver to the Sellers an aggregate number of Pubco Ordinary Shares (the “Exchange Shares”) with an aggregate value equal to (i) One Hundred Ninety Million U.S. Dollars ($190,000,000), plus (or minus if negative) (ii) (A) the Net Working Capital less (B) the Target Net Working Capital Amount, minus (iii) the Closing Net Debt, and minus (iv) the amount of any unpaid Transaction Expenses (such resulting amount the “Exchange Consideration”), with each Pubco Ordinary Share valued at $10.00 per share (as equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like after the Closing, the “Per Share Price”), subject to the withholding of the Escrow Shares in accordance with Section 2.3; provided, that the Exchange Consideration otherwise deliverable to the Sellers after the Closing is subject to adjustment in accordance with Section 2.5 and for the indemnification obligations set forth in Article IX. The number of Exchange Shares issued and delivered by Pubco to the Sellers immediately after the Effective Time shall be determined in accordance with Section 2.2 and 2.5. Each Seller shall receive its pro rata share of the Exchange Shares, the Escrow Shares (and any other Escrow Property) based on the number of Purchased Shares owned by such Seller, divided by the total number of Purchased Shares owned by all Sellers (such percentage being each such Seller’s “Pro Rata Share”) as set forth opposite the name of each Seller on Annex I.

(b) Company Convertible Securities. Any Company Convertible Security, if not exercised or converted prior to the Effective Time, shall be cancelled, retired and/or terminated and cease to represent a right to acquire, be exchanged for or convert into Company Shares.

2.3 Escrow.

(a) At or prior to the Closing, Pubco, the Purchaser Representative, the Primary Sellers, the Seller Representative and Continental Stock Transfer & Trust Company (or such other escrow agent mutually acceptable to Purchaser and the Company), as escrow agent (the “Escrow Agent”), shall enter into an Escrow Agreement, effective as of the Effective Time, in form and substance reasonably satisfactory to Purchaser, the Sellers and the Company (the “Escrow Agreement”), pursuant to which Pubco shall issue and deliver to the Escrow Agent a number of Exchange Shares (with each share valued at the Per Share Price) equal in value to fifteen percent (15%) of the Exchange Consideration issuable to the Sellers at the Closing based on the Estimated Closing Statement (the “Escrow Amount”) (together with any equity securities paid as dividends or distributions with respect to such shares or into which such shares are exchanged or converted, the “Escrow Shares”) to be held, along with any other dividends, distributions or other income on the Escrow Shares (together with the Escrow Shares, the “Escrow Property”), in a segregated escrow account (the “Escrow Account”) and disbursed therefrom in accordance with the terms of this Agreement and the Escrow Agreement. The Escrow Property shall be allocated among and transferred to the Sellers pro rata based on their respective Pro Rata Share. The Escrow Property shall serve as the sole source of payment for the obligations of the Sellers under Section 2.5 and the obligations of the Sellers pursuant to Article IX (other than for Fraud Claims). Unless otherwise required by Law, all distributions made from the Escrow Account shall be treated by the Parties as an adjustment to the number of shares of Exchange Consideration received by the Sellers pursuant to Article II hereof. Each Seller shall be deemed to be the owner of its Pro Rata Share of the Escrow Shares during the time such Escrow Shares are held in the Escrow Account, subject to the retention of any dividends, distributions and other earnings thereon in the Escrow Account until disbursed therefrom in accordance with the terms and conditions of this Agreement and the Escrow Agreement. Each Seller shall have the right to instruct the Escrow Agent how to vote its Pro Rata Share of such Escrow Shares during the time held in the Escrow Account as Escrow Shares.

(b) The Escrow Property shall not be subject to any indemnification claim to the extent made after the date which is twelve (12) months after the Closing Date (the “Expiration Date”); provided, however, with respect to any indemnification claims made in accordance with Article IX hereof on or prior to the Expiration Date that remain unresolved at the time of the Expiration Date (“Pending Claims”), all or a portion of the Escrow Property reasonably necessary to satisfy such Pending Claims (as determined based on the amount of the indemnification claim included in the Claim Notice provided by the Purchaser Representative under Article IX and the Pubco Share Price as of the Expiration Date) shall remain in the Escrow Account until such time as such Pending Claim shall have been finally resolved and paid pursuant to the provisions of Article IX. After the Expiration Date, any Escrow Property remaining in the Escrow Account that is not subject to Pending Claims, if any, and not subject to resolved but unpaid claims in favor of an Indemnified Party, shall be transferred by the Escrow Agent to the Sellers, with each such Seller receiving its Pro Rata Share of such Escrow Property. Promptly after the final resolution of all Pending Claims and payment

Annex A-5

of all indemnification obligations in connection therewith, the Escrow Agent shall transfer any remaining Escrow Property remaining in the Escrow Account to the Sellers, with each such Seller receiving its Pro Rata Share of such Escrow Property.

2.4 Estimated Closing Statement. Not later than three (3) Business Days prior to the Closing Date, the Company shall deliver to Purchaser a statement certified by the Company’s chief executive officer and chief financial officer (the “Estimated Closing Statement”) setting forth (a) an estimated consolidated balance sheet of the Target Companies as of the Reference Time, prepared in good faith and in accordance with the Accounting Principles, (b) a good faith calculation of the Company’s estimate of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, in reasonable detail, and (c) the resulting estimated Exchange Consideration and Exchange Shares to be issued by Pubco at the Closing using the formula in Section 2.2(a) based on such estimates of Closing Net Debt, Net Working Capital and Transaction Expenses, which Estimated Closing Statement shall be subject to the review and the reasonable approval by Purchaser. Promptly after delivering the Estimated Closing Statement to Purchaser, upon Purchaser’s request, the Company will meet with Purchaser to review and discuss the Estimated Closing Statement and the Company will consider in good faith Purchaser’s comments to the Estimated Closing Statement and make any appropriate adjustments to the Estimated Closing Statement prior to the Closing, as mutually approved by the Company and Purchaser both acting reasonably and in good faith, which adjusted Estimated Closing Statement shall thereafter become the Estimated Closing Statement for all purposes of this Agreement. The Estimated Closing Statement and the determinations contained therein shall be prepared in accordance with the Accounting Principles and otherwise in accordance with this Agreement. The Estimated Closing Statement will also include with respect to (i) Closing Net Debt, the amount owed to each creditor of any of the Target Companies and, with respect to any Closing Net Debt that Purchaser and the Company agree pursuant to the terms of this Agreement to satisfy at the Closing, payment instructions, together with payoff and lien release letters from each Target Company’s creditors in form and substance reasonably acceptable to Purchaser, and (ii) with regard to Transaction Expenses, the amount owed to each payee thereof and payment instructions therefor.

2.5 Exchange Consideration Adjustment.

(a) Within ninety (90) days after the Closing Date, Pubco’s Chief Financial Officer (the “CFO”) shall deliver to the Purchaser Representative and the Seller Representative a statement (the “Closing Statement”) setting forth (i) a consolidated balance sheet of the Target Companies as of the Reference Time and (ii) a good faith calculation of the Closing Net Debt, Net Working Capital and Transaction Expenses, in each case, as of the Reference Time, and (iii) the resulting Exchange Consideration and the number of Exchange Shares (each valued at the Per Share Price) that should have been delivered by Pubco at the Closing using the formula in Section 2.2(a), in accordance with the terms of this Agreement based on such Closing Net Debt, Net Working Capital and Transaction Expenses. The Closing Statement shall be prepared, and the Closing Net Debt, Net Working Capital, and Transaction Expenses and the resulting Exchange Consideration and Exchange Shares shall be determined in accordance with the Accounting Principles and otherwise in accordance with this Agreement.

(b) After delivery of the Closing Statement, each of the Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, shall be permitted reasonable access to the books, records, working papers, files, facilities and personnel of the Target Companies relating to the preparation of the Closing Statement. The Seller Representative and the Purchaser Representative, and their respective Representatives on their behalves, may make inquiries of the CFO and related Pubco and Target Company personnel and advisors regarding questions concerning or disagreements with the Closing Statement arising in the course of their review thereof, and Pubco and the Target Companies shall provide reasonable cooperation in connection therewith. If either the Seller Representative or the Purchaser Representative (each, a “Representative Party”) has any objections to the Closing Statement, such Representative Party shall deliver to the CFO and the other Representative Party a statement setting forth its objections thereto (in reasonable detail) (an “Objection Statement”). If an Objection Statement is not delivered by a Representative Party within thirty (30) days following the date of delivery of the Closing Statement, then such Representative Party will have waived its right to contest the Closing Statement, all determinations and calculations set forth therein, and the resulting Exchange Consideration and Exchange Shares set forth therein. If an Objection Statement is delivered within such thirty (30) day period, then the Seller Representative and the Purchaser Representative shall negotiate in good faith to resolve any such objections for a period of twenty (20) days thereafter. If the Seller Representative and the Purchaser Representative do not reach a final resolution within such twenty (20) day period, then upon the written request of either Representative Party (the date of receipt of such notice by the other Party, the “Independent Expert Notice Date”), the Representative Parties will refer the dispute to the Independent

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Expert for final resolution of the dispute in accordance with Section 2.5(c). For purposes hereof, the “Independent Expert” shall mean a mutually acceptable independent (i.e., no prior material business relationship with any party for any prior period) accounting firm appointed by the Purchaser Representative and the Seller Representative, which appointment will be made no later than ten (10) days after the Independent Expert Notice Date); provided, that if the Independent Expert does not accept its appointment or if the Purchaser Representative and the Seller Representative cannot agree on the Independent Expert, in either case within twenty (20) days after the Independent Expert Notice Date, either Representative Party may require, by written notice to the other Representative Party, that the Independent Expert be selected by the New York City Regional Office of the AAA in accordance with the AAA’s procedures. The parties agree that the Independent Expert will be deemed to be independent even though a Party or its Affiliates may, in the future, designate the Independent Expert to resolve disputes of the types described in this Section 2.5(b). The Parties acknowledge that any information provided pursuant to this Section 2.5(b) will be subject to the confidentiality obligations of Section 8.13.

(c) If a dispute with respect to the Closing Statement is submitted in accordance with this Section 2.5 to the Independent Expert for final resolution, the Parties will follow the procedures set forth in this Section 2.5(c). Each of the Seller Representative and the Purchaser Representative agrees to execute, if requested by the Independent Expert, a reasonable engagement letter with respect to the determination to be made by the Independent Expert. All fees and expenses of the Independent Expert will be borne by Pubco. Except as provided in the preceding sentence, all other costs and expenses incurred by the Seller Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by the Sellers, and all other costs and expenses incurred by the Purchaser Representative in connection with resolving any dispute hereunder before the Independent Expert will be borne by Pubco. The Independent Expert will determine only those issues still in dispute as of the Independent Expert Notice Date and the Independent Expert’s determination will be based solely upon and consistent with the terms and conditions of this Agreement. The determination by the Independent Expert will be based solely on presentations with respect to such disputed items by the Purchaser Representative and the Seller Representative to the Independent Expert and not on the Independent Expert’s independent review; provided, that such presentations will be deemed to include any work papers, records, accounts or similar materials delivered to the Independent Expert by a Representative Party in connection with such presentations and any materials delivered to the Independent Expert in response to requests by the Independent Expert. Each of the Seller Representative and the Purchaser Representative will use their reasonable efforts to make their respective presentations as promptly as practicable following submission to the Independent Expert of the disputed items, and each such Representative Party will be entitled, as part of its presentation, to respond to the presentation of the other Representative Party and any questions and requests of the Independent Expert. In deciding any matter, the Independent Expert will be bound by the provisions of this Agreement, including this Section 2.5. It is the intent of the parties hereto that the activities of the Independent Expert in connection herewith are not (and should not be considered to be or treated as) an arbitration proceeding or similar arbitral process and that no formal arbitration rules should be followed (including rules with respect to procedures and discovery). The Seller Representative and the Purchaser Representative will request that the Independent Expert’s determination be made within forty-five (45) days after its engagement, or as soon thereafter as possible, will be set forth in a written statement delivered to the Purchaser Representative and the Seller Representative and will be final, conclusive, non-appealable and binding for all purposes hereunder (other than for fraud or manifest error).

(d) If it is finally determined in accordance with Section 2.5 that the number of Exchange Shares that should have been delivered by Pubco at the Closing in accordance with the requirements of this Agreement (the “Finally Determined Exchange Shares”) is:

(i) greater than the number of Exchange Shares set forth in the final Estimated Closing Statement (the “Estimated Exchange Shares”), then within five (5) Business Days after such final determination, (A) Pubco shall issue to the Sellers an additional number of Pubco Ordinary Shares equal to (x) the Finally Determined Exchange Shares, minus (y) the Estimated Exchange Shares, with each Seller receiving its Pro Rata Share of such additional Pubco Ordinary Shares (rounded to the nearest whole share), subject to a maximum amount equal to the amount of Escrow Property at such time (with each Escrow Share valued for such purposes at the Per Share Price), divided by the Per Share Price and (B) the Purchaser Representative and the Seller Representative will provide joint written instructions to the Escrow Agent to release such Escrow Property to the Sellers; or

(ii) less than the Estimated Exchange Shares, then within five (5) Business Days after such final determination, the Purchaser Representative and the Seller Representative will provide joint written instructions to the Escrow Agent (A) to transfer and deliver to Pubco such Escrow Shares (by way of repurchase or surrender of

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such Exchange Shares) or other Escrow Property with a value (with each Escrow Share valued at the Per Share Price) equal to an amount equal to the product of (I) (x) Estimated Exchange Shares, minus (y) the Finally Determined Exchange Shares, multiplied by (II) the Per Share Price, up to a maximum amount equal to the Escrow Property.

Any Pubco Ordinary Shares issued under clause (i)(A) hereof will be considered additional Exchange Shares for purposes of this Agreement and, to the extent applicable to the Seller, “Restricted Securities” under the Lock-Up Agreements. Pubco will cancel any Escrow Shares that it receives under clause (ii)(A) hereof promptly after its receipt thereof. For the avoidance of doubt and without duplication of the other provisions of this Agreement, the number of Escrow Shares, or Pubco Ordinary Shares to be delivered under Section 2.5(d) shall be equitably adjusted for share splits, share dividends, combinations, recapitalizations and the like with respect to Pubco Ordinary Shares after the Closing.

2.6 Seller Consent. Each Seller, as a shareholder or other security holder of the Company, hereby approves, authorizes and consents to the Company’s execution and delivery of this Agreement and the Ancillary Documents to which it is or is required to be a party or otherwise bound, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby. Each Seller acknowledges and agrees that the consents set forth herein are intended and shall constitute such consent of the Sellers as may be required (and shall, if applicable, operate as a written shareholder resolution of the Company) pursuant to the Company Organizational Documents, any other agreement in respect of the Company to which any Seller is a party or bound and all applicable Laws.

2.7 Surrender of Company Securities and Disbursement of Exchange Consideration.

(a) Immediately after the Effective Time, Pubco shall cause the Exchange Shares (less the Escrow Shares) to be issued to the Sellers in exchange for their Company Securities in accordance with Section 2.2 and the Estimated Closing Statement.

(b) Immediately after the Effective Time, each Seller will deliver to Pubco their Company Securities, including any certificates representing Company Shares (“Company Certificates”), along with applicable share power or transfer forms reasonably acceptable to Pubco and the Company. In the event that any Company Certificate shall have been lost, stolen or destroyed, in lieu of delivery of a Company Certificate to Pubco, the Seller may instead deliver to Pubco an affidavit of lost certificate and indemnity of loss in form and substance reasonably acceptable to Pubco and the Company (a “Lost Certificate Affidavit”), which at the reasonable discretion of Pubco may include a requirement that the owner of such lost, stolen or destroyed Company Certificate deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Pubco or the Company with respect to the Company Shares represented by the Company Certificates alleged to have been lost, stolen or destroyed.

(c) Notwithstanding anything to the contrary contained herein, no fraction of a Pubco Ordinary Share will be issued by Pubco by virtue of this Agreement or the transactions contemplated hereby, and each Person who would otherwise be entitled to a fraction of a Pubco Ordinary Share (after aggregating all fractional Pubco Ordinary Shares that would otherwise be received by such Person) shall instead have the number of Pubco Ordinary Shares issued to such Person rounded down in the aggregate to the nearest whole Pubco Ordinary Share.

2.8 Termination of Certain Agreements. Without limiting the provisions of Section 12.2, the Company and the Sellers hereby agree that, effective at the Closing, (a) any shareholders, voting or similar agreement among the Company and any of the Sellers or among the Sellers with respect to the Company’s capital shares, and (b) any registration rights agreement between the Company and its shareholders, in each case of clauses (a) and (b), shall automatically, and without any further action by any of the Parties, terminate in full and become null and void and of no further force and effect. Further, each Seller and the Company hereby waive any obligations of the parties under the Company’s Organizational Documents or any agreement described in clause (a) above with respect to the transactions contemplated by this Agreement and the Ancillary Documents, and any failure of the parties to comply with the terms of the Company’s Organizational Documents or any agreement in clauses (a) and (b) above in connection with the Transactions and the Ancillary Documents.

Article III
CLOSING

3.1 Closing. Subject to the satisfaction or waiver of the conditions set forth in Article X, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff Grossman & Schole, LLP (“EGS”), 1345 Avenue of the Americas, New York, NY 10105, or remotely by electronic exchange of

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signatures, on a date to be agreed by Purchaser and the Company, which date shall be no later than on the second (2nd) Business Day after all the Closing conditions in Article X have been satisfied or waived, at 10:00 a.m. New York time, or at such other date, time or place as Purchaser, the Sellers and the Company may agree (the date and time at which the Closing is actually held being the “Closing Date”).

Article IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Except as set forth in (i) the disclosure schedules delivered by Purchaser to the Company, Pubco and the Sellers on the date of this Agreement (the “Purchaser Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (excluding any disclosures in such SEC Reports under the headings “Risk Factors,” “Forward-Looking Statements” or “Qualitative Disclosures About Market Risk” and other disclosures that are predictive, cautionary or forward looking in nature) (it being further acknowledged that nothing disclosed in such an SEC Report shall modify or qualify the representations and warranties set forth in Section 4.5 (Capitalization); Section 4.9 (Actions; Orders; Permits); Section 4.10 (Tax and Returns); and Section 4.21 (Trust Account)), Purchaser represents and warrants to the Company, Pubco, Merger Sub and the Sellers as of the date of this Agreement and as of the Closing, as follows:

4.1 Organization and Standing. Purchaser is an exempted company duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Purchaser has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Purchaser is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Purchaser has heretofore made available to the Company accurate and complete copies of its Organizational Documents each as currently in effect. Purchaser is not in violation of any provision of its Organizational Documents in any material respect.

4.2 Authorization; Binding Agreement. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Shareholder Approval. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby (a) have been duly and validly authorized by the board of directors of Purchaser and (b) other than the Required Shareholder Approval, no other corporate proceedings, other than as set forth elsewhere in this Agreement, on the part of Purchaser are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Purchaser is a party has been or shall be when delivered, duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general application affecting the enforcement of creditors’ rights generally or by any applicable statute of limitation or by any valid defense of set-off or counterclaim, and the fact that equitable remedies or relief (including the remedy of specific performance) are subject to the discretion of the court from which such relief may be sought (collectively, the “Enforceability Exceptions”). Purchaser’s board of directors, by resolutions duly adopted at a meeting duly called and held (i) determined that this Agreement and the Merger and the other transactions contemplated hereby are advisable, fair to, and in the best interests of, Purchaser and its shareholders, (ii) approved this Agreement and the Merger and the Transactions contemplated hereby and thereby in accordance with the Companies Act, (iii) directed that this Agreement be submitted to the Purchaser’s shareholders for adoption, and (iv) resolved to recommend that the Purchaser’s shareholders adopt this Agreement.

4.3 Governmental Approvals. Except as otherwise described in Schedule 4.3, no Consent of or with any Governmental Authority, on the part of Purchaser is required to be obtained or made in connection with the execution, delivery or performance by Purchaser of this Agreement and each Ancillary Document to which it is a party or the consummation by Purchaser of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement, (c) any filings required with Nasdaq or the SEC with respect

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to the Transactions, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, and (e) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.4 Non-Contravention. Except as otherwise described in Schedule 4.4, the execution and delivery by Purchaser of this Agreement and each Ancillary Document to which it is a party, the consummation by Purchaser of the transactions contemplated hereby and thereby, and compliance by Purchaser with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of Purchaser’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to Purchaser or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by Purchaser under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of Purchaser under, (viii) give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Purchaser Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Purchaser.

4.5 Capitalization.

(a) Purchaser is authorized to issue (i) 550,000,000 Purchaser Ordinary Shares, consisting of (A) 500,000,000 Purchaser Class A Ordinary Shares and (B) 50,000,000 Purchaser Class B Ordinary Shares and (ii) 5,000,000 Purchaser Preference Shares. The issued and outstanding Purchaser Securities as of the date of this Agreement are set forth on Schedule 4.5(a). There are no issued or outstanding Purchaser Preference Shares. All outstanding Purchaser Securities are duly authorized, validly issued, fully paid and non-assessable and are not subject to or issued in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Companies Act, Purchaser’s Organizational Documents or any Contract to which Purchaser is a party. None of the outstanding Purchaser Securities has been issued in violation of any applicable securities Laws. Prior to giving effect to the Transactions, Purchaser does not have any Subsidiaries or own any equity interests in any other Person.

(b) Except as set forth in Schedule 4.5(a) or Schedule 4.5(b) there are no (i) outstanding options, warrants, puts, calls, convertible securities, preemptive or similar rights, (ii) bonds, debentures, notes or other Indebtedness having general voting rights or that are convertible or exchangeable into securities having such rights or (iii) subscriptions or other rights, agreements, arrangements, Contracts or commitments of any character (other than this Agreement and the Ancillary Documents), (A) relating to the issued or unissued Purchaser Securities or (B) obligating Purchaser to issue, transfer, deliver or sell or cause to be issued, transferred, delivered, sold or repurchased any options or shares or securities convertible into or exchangeable for any securities, or (C) obligating Purchaser to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment for such capital shares. Other than the Redemption or as expressly set forth in this Agreement, there are no outstanding obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of Purchaser or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Person. Except as set forth in Schedule 4.5(b), there are no shareholders agreements, voting trusts or other agreements or understandings to which Purchaser is a party with respect to the voting of any shares of Purchaser.

(c) All Indebtedness of Purchaser as of the date of this Agreement is disclosed on Schedule 4.5(c). No Indebtedness of Purchaser contains any restriction upon: (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by Purchaser (iii) the ability of Purchaser to grant any Lien on its properties or assets, or (iv) the consummation of the Transactions contemplated by this Agreement or the Ancillary Documents.

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(d) Since the date of formation of Purchaser, and except as contemplated by this Agreement, Purchaser has not declared or paid any distribution or dividend in respect of its shares and has not repurchased, redeemed or otherwise acquired any of its shares, and Purchaser’s board of directors has not authorized any of the foregoing.

4.6 SEC Filings and Purchaser Financials.

(a) Purchaser, since the IPO, has filed all forms, reports, schedules, statements, registration statements, prospectuses, and other documents required to be filed or furnished by Purchaser with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, Purchaser has delivered to the Company copies in the form filed with the SEC of all of the following: (i) Purchaser’s annual reports on Form 10-K for each fiscal year of Purchaser beginning with the first year Purchaser was required to file such a form, (ii) Purchaser’s quarterly reports on Form 10-Q for each fiscal quarter that Purchaser filed such reports to disclose its quarterly financial results in each of the fiscal years of Purchaser referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses, and other documents (other than preliminary materials) filed by Purchaser with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively referred to herein as, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). Except for any changes (including any required revisions to or restatements of the Purchaser Financials (defined below) or the SEC Reports) to (A) Purchaser’s accounting or classification of Purchaser’s outstanding redeemable shares as temporary, as opposed to permanent, equity that was or may be required as a result of related statements by the SEC staff or recommendations or requirements of Purchaser’s auditors, or (B) Purchaser’s historical or future accounting relating to any other guidance from the SEC staff after the date of this Agreement relating to non-cash accounting matters applicable to special purpose acquisition companies generally (clauses (A) through (B), collectively, “SEC SPAC Accounting Changes”), the SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Except as set forth on Schedule 4.6, there are no outstanding or pending comments from the SEC with respect to the SEC Reports, and no SEC Reports are subject to SEC review or investigation. The Public Certifications are each true as of their respective dates of filing. The Parties acknowledge and agree that any restatement, revision or other modification of Purchaser Financials or the SEC Reports as a result of any SEC SPAC Accounting Changes shall be deemed not material for purposes of this Agreement. As used in this Section 4.6, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. Other than as disclosed in the SEC Reports or as set forth on Schedule 4.6, as of the date of this Agreement, (A) the Purchaser Units, the Purchaser Class A Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants are listed on Nasdaq, (B) Purchaser has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Purchaser Securities, (C) there are no Actions pending or, to the Knowledge of Purchaser, threatened against Purchaser by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Purchaser Securities on Nasdaq and (D) such Purchaser Securities and Purchaser are in compliance with all of the applicable corporate governance rules of Nasdaq.

(b) Except for any SEC SPAC Accounting Changes, the financial statements and notes of Purchaser contained or incorporated by reference in the SEC Reports (the “Purchaser Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of Purchaser at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

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(c) Except for any SEC SPAC Accounting Changes and except as and to the extent reflected or reserved against in the Purchaser Financials, Purchaser has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with GAAP that is not adequately reflected or reserved on or provided for in the Purchaser Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with GAAP that have been incurred since Purchaser’s formation in the ordinary course of business.

4.7 Absence of Certain Changes. As of the date of this Agreement, except as set forth in Schedule 4.7, Purchaser has, (a) since its formation, conducted no business other than its formation, the public offering of its securities (and the related private offerings), public reporting and its search for an initial Business Combination as described in the IPO Prospectus (including the investigation of the Target Companies and the negotiation and execution of this Agreement) and related activities and (b) since December 31, 2021, not been subject to a Material Adverse Effect.

4.8 Compliance with Laws. Purchaser is, and has since its formation been, in compliance with all Laws applicable to it and the conduct of its business except for such noncompliance which would not reasonably be expected to have a Material Adverse Effect on Purchaser, and Purchaser has not received written notice alleging any violation of applicable Law in any material respect by Purchaser. Purchaser is not under investigation with respect to any violation or alleged violation of any Law or judgement, Order or decree of any court or Governmental Authority.

4.9 Actions; Orders; Permits. There is no pending or, to the Knowledge of Purchaser, threatened material Action to which Purchaser is subject which would reasonably be expected to have a Material Adverse Effect on Purchaser. There is no material Action that Purchaser has pending against any other Person. Purchaser is not subject to any material Orders of any Governmental Authority, nor are any such Orders pending. Purchaser holds all material Permits necessary to lawfully conduct its business as presently conducted, and to own, lease and operate its assets and properties, all of which are in full force and effect.

4.10 Taxes and Returns.

(a) Purchaser has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it, which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP. Schedule 4.10(a) sets forth each jurisdiction where Purchaser files or is required to file a Tax Return. There are no audits, examinations, investigations, claims, assessments or other proceedings pending against Purchaser in respect of any Tax, and Purchaser has not been notified in writing of any proposed Tax claims or assessments against Purchaser (other than, in each case, claims or assessments for which adequate reserves in the Purchaser Financials have been established in accordance with GAAP or are immaterial in amount). There are no Liens with respect to any Taxes upon any of Purchaser’s assets, other than Permitted Liens. Purchaser has no outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by Purchaser for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(b) Since the date of its formation, Purchaser has not (i) changed any Tax accounting methods, policies or procedures except as required by a change in Law, (ii) made, revoked, or amended any Tax election, (iii) filed any amended Tax Returns or claim for refund or (iv) entered into any closing agreement affecting or otherwise settled or compromised any Tax Liability or refund.

4.11 Employees and Employee Benefit Plans. Purchaser does not (a) have any paid employees or (b) maintain, sponsor, contribute to or otherwise have any Liability under, any Benefit Plans.

4.12 Properties. Purchaser does not own, license or otherwise have any right, title or interest in any material Intellectual Property. Purchaser does not own or lease any real property or material Personal Property.

4.13 Material Contracts.

(a) Except as set forth on Schedule 4.13(a), other than this Agreement and the Ancillary Documents, there are no Contracts to which Purchaser is a party or by which any of its properties or assets may be bound, subject or affected, which (i) creates or imposes a Liability greater than $250,000, (ii) may not be cancelled by Purchaser on less than sixty (60) days’ prior notice without payment of a material penalty or termination fee or (iii) prohibits, prevents, restricts or impairs in any material respect any business practice of Purchaser as its business is currently conducted,

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any acquisition of material property by Purchaser, or restricts in any material respect the ability of Purchaser from engaging in business as currently conducted by it or from competing with any other Person or from entering into this Agreement or Ancillary Documents or consummating the Transactions (each, a “Purchaser Material Contract”). All Purchaser Material Contracts have been made available to the Company other than those that are exhibits to the SEC Reports.

(b) With respect to each Purchaser Material Contract: (i) the Purchaser Material Contract was entered into at arms’ length and in the ordinary course of business; (ii) the Purchaser Material Contract is legal, valid, binding and enforceable in all material respects against Purchaser and, to the Knowledge of Purchaser, the other parties thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (iii) Purchaser is not in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default in any material respect by Purchaser, or permit termination or acceleration by the other party, under such Purchaser Material Contract; and (iv) to the Knowledge of Purchaser, no other party to any Purchaser Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a breach or default by such other party, or permit termination or acceleration by Purchaser under any Purchaser Material Contract.

4.14 Transactions with Affiliates. Schedule 4.14 sets forth a true, correct and complete list of the Contracts and arrangements that are in existence as of the date of this Agreement under which there are any existing or future Liabilities or obligations between Purchaser and any (a) present or former director, officer or employee or Affiliate of Purchaser, or any immediate family member of any of the foregoing, or (b) record or beneficial owner of more than five percent (5%) of Purchaser’s outstanding share capital.

4.15 Investment Company Act. As of the date of this Agreement, Purchaser is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, or required to register as an “investment company,” in each case within the meaning of the Investment Company Act.

4.16 Finders and Brokers. Except as set forth on Schedule 4.16, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the Transactions based upon arrangements made by or on behalf of Purchaser.

4.17 Certain Business Practices.

(a) Neither Purchaser, nor any of its Representatives acting on its behalf, has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977 or any other local or foreign anti-corruption or bribery Law, (iii) made any other unlawful payment or (iv) since the formation of Purchaser, directly or indirectly, given or agreed to give any unlawful gift or similar benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder Purchaser or assist it in connection with any actual or proposed transaction.

(b) The operations of Purchaser are and have been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority, and no Action involving Purchaser with respect to any of the foregoing is pending or, to the Knowledge of Purchaser, threatened.

(c) None of Purchaser or any of its directors or officers, or, to the Knowledge of Purchaser, any other Representative acting on behalf of Purchaser is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”), and Purchaser has not, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

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4.18 Insurance. Schedule 4.18 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by Purchaser relating to Purchaser or its business, properties, assets, directors, officers and employees, copies of which have been provided to the Company. All premiums due and payable under all such insurance policies have been timely paid and Purchaser is otherwise in material compliance with the terms of such insurance policies. All such insurance policies are in full force and effect, and to the Knowledge of Purchaser, there is no threatened termination of, or material premium increase with respect to, any of such insurance policies. There have been no insurance claims made by Purchaser. Purchaser has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to have a Material Adverse Effect on Purchaser.

4.19 Independent Investigation. Purchaser has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies, Pubco and Merger Sub for such purpose. Purchaser acknowledges and agrees that: (a) in making its decision to enter into this Agreement and the Ancillary Documents and to consummate the Transactions contemplated hereby and thereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers, Pubco and Merger Sub set forth in this Agreement (including the related portions of the Company Disclosure Schedules) and in any certificate delivered to Purchaser pursuant hereto, and the information provided by or on behalf of the Company, the Sellers, Pubco or Merger Sub for the Registration Statement; and (b) none of the Company, the Sellers, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Pubco or Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules) or in any certificate delivered to Purchaser pursuant hereto.

4.20 Information Supplied. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s shareholders and/or prospective investors with respect to the consummation of the Transactions or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Purchaser expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

4.21 Purchaser Trust Account. As of the date of this Agreement, there is at least $21,251,115 held in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Purchaser’s Organizational Documents and the IPO Prospectus. Amounts in the Trust Account are invested in United States Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Purchaser has performed all obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, subject to the Enforceability Exceptions. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and to the Knowledge of Purchaser, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no separate Contracts, side letters or other arrangements (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports filed, or furnished by Purchaser to the Company, to be inaccurate or that would entitle any Person (other than holders of Purchaser Class A Ordinary Shares who shall have elected to redeem their shares of Purchaser Class A Ordinary Shares pursuant to the Purchaser’s Organizational Documents and the underwriters in Purchaser’s IPO with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account prior to the closing of a Business Combination. There are no Actions pending with respect to the Trust Account. Purchaser has not released any money from the Trust Account other than as permitted by the Trust Agreement. Following the Closing, no shareholder of Purchaser is or shall be entitled to receive any amount from the Trust Account except to the extent such shareholder shall have elected to redeem its Purchaser Class A Ordinary Shares pursuant to the Redemption.

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Article V
REPRESENTATIONS AND WARRANTIES OF PUBCO

Pubco represents and warrants to the Purchaser, the Company and the Sellers, as of the date Pubco executes a Joinder and as of the Closing, as follows:

5.1 Organization and Standing. Pubco and Merger Sub are exempted companies duly incorporated, validly existing and in good standing under the Laws of the Cayman Islands. Each of Pubco and Merger Sub has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Pubco and Merger Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the character of the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary. Pubco has heretofore made available to Purchaser and the Company accurate and complete copies of the Organizational Documents of Pubco and Merger Sub, each as currently in effect. Neither Pubco nor Merger Sub is in violation of any provision of its Organizational Documents in any material respect.

5.2 Authorization; Binding Agreement. Subject to filing the Pubco A&R Memorandum and Articles, each of Pubco and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and each Ancillary Document to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the board of directors and shareholders of Pubco and Merger Sub and no other corporate proceedings, other than as expressly set forth elsewhere in this Agreement (including the filing of the Pubco A&R Memorandum and Articles), on the part of Pubco or Merger Sub are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which Pubco or Merger Sub is a party has been or shall be when delivered, duly and validly executed and delivered by such Party and, assuming the due authorization, execution and delivery of this Agreement and such Ancillary Documents by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, subject to the Enforceability Exceptions.

5.3 Governmental Approvals. No Consent of or with any Governmental Authority, on the part of Pubco or Merger Sub is required to be obtained or made in connection with the execution, delivery or performance by such Party of this Agreement and each Ancillary Document to which it is a party or the consummation by such Party of the transactions contemplated hereby and thereby, other than (a) pursuant to Antitrust Laws, (b) such filings as contemplated by this Agreement (including the Pubco A&R Memorandum and Articles), (c) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder, (e) requirements under Cayman Law and pursuant to any other applicable Laws, and (f) where the failure to obtain or make such Consents or to make such filings or notifications, would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.4 Non-Contravention. The execution and delivery by each of Pubco and Merger Sub of this Agreement and each Ancillary Document to which it is a party, the consummation by such Party of the transactions contemplated hereby and thereby, and compliance by such Party with any of the provisions hereof and thereof, will not, subject to the filing of the Pubco A&R Memorandum and Articles, (a) conflict with or violate any provision of such Party’s Organizational Documents, (b) subject to obtaining the Consents from Governmental Authorities referred to in Section 4.3 hereof, and the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to such Party or any of its properties or assets, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Party under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide material compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Party under, (viii) give rise to any material obligation to obtain any third party Consent or provide

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any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any material Contract of such Party, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on Pubco.

5.5 Capitalization. Pubco shall be authorized to issue 1,000 Pubco Ordinary Shares, of which 1,000 Pubco Ordinary Shares will be issued and outstanding, all of which will be owned by Gary Seaton, and (ii) Merger Sub shall be authorized to issue 1,000 Merger Sub Ordinary Shares, of which 1,000 shares shall be issued and outstanding, and all of which shall be owned by Pubco. Prior to giving effect to the transactions contemplated by this Agreement, other than Merger Sub, Pubco will not have any Subsidiaries or own any equity interests in any other Person. Pubco shall qualify as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act.

5.6 Ownership of Exchange Shares. (i) All Exchange Shares to be issued and delivered in accordance with Article II to the Sellers shall be, upon issuance and delivery of such Exchange Shares, duly authorized and validly issued and fully paid and non-assessable, free and clear of all Liens, and (ii) upon issuance and delivery of such Exchange Shares each Seller shall have good and valid title to its portion of such Exchange Shares, in each case of clauses (i) and (ii), other than restrictions arising from applicable securities Laws, the Lock-Up Agreements, the Seller Registration Rights Agreement, the provisions of this Agreement, and any Liens incurred by the Sellers, and (iii) the issuance and sale of the Exchange Shares pursuant hereto will not be subject to or give rise to any preemptive rights or rights of first refusal.

5.7 Pubco and Merger Sub Activities. Since their formation, Pubco and Merger Sub have not engaged in any business activities other than as contemplated by this Agreement, do not own, directly or indirectly, any ownership equity, profits or voting interest in any Person (other than Pubco’s 100% ownership of Merger Sub) and have no assets or Liabilities except those incurred in connection with this Agreement and the Ancillary Documents to which they are a party and the Transactions, and, other than this Agreement and the Ancillary Documents to which they are a party, Pubco and Merger Sub are not party to or bound by any Contract.

5.8 Finders and Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Pubco or Merger Sub.

5.9 Investment Company Act. Pubco is not an “investment company” or, a Person directly or indirectly controlled by or acting on behalf of an “investment company”, in each case within the meanings of the Investment Company Act.

5.10 Information Supplied. None of the information supplied or to be supplied by Pubco or Merger Sub in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Pubco or Merger Sub expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Pubco nor Merger Sub makes any representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, the Target Companies, the Sellers or any of their respective Affiliates.

5.11 Independent Investigation. Each of Pubco and Merger Sub has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of the Target Companies and Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Target Companies and Purchaser for such purpose. Each of Pubco and Merger Sub acknowledges and agrees that: (a) in making its decision to enter into this

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Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of the Company, the Sellers and Purchaser set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) and in any certificate delivered to Pubco or Merger Sub pursuant hereto, and the information provided by or on behalf of the Company, the Sellers or Purchaser for the Registration Statement; and (b) none of the Company, the Sellers, Purchaser or their respective Representatives have made any representation or warranty as to the Target Companies, the Sellers, Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Company Disclosure Schedules and the Purchaser Disclosure Schedules) or in any certificate delivered to Pubco or Merger Sub pursuant hereto.

5.12 No Other Representation. Except for the representations and warranties expressly made by Pubco and/or Merger Sub in Article V or as expressly set forth in any Ancillary Document, neither Pubco nor Merger Sub nor any other Person on either of their behalves makes any express or implied representation or warranty with respect to any of Pubco or Merger Sub or their respective business, operations, assets or Liabilities, or the Transactions contemplated by this Agreement or any Ancillary Documents, and Pubco and Merger Sub each hereby expressly disclaims any other representations or warranties, whether implied or made by Pubco, Merger Sub or any of their respective Representatives. Except for the representations and warranties expressly made by Pubco and/or Merger Sub in Article V or in an Ancillary Document, Pubco and Merger Sub hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser, the Target Companies, the Sellers or any of their respective Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser, the Target Companies, the Sellers or any of their respective Representatives by any Representative of Pubco or Merger Sub), including any representations or warranties regarding the probable success or profitability of the businesses of Pubco or Merger Sub.

Article VI
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the disclosure schedules delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Schedules”), the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, the Company hereby represents and warrants to Purchaser, Pubco, Merger Sub and the Sellers as of the date of this Agreement and as of the Closing, as follows:

6.1 Organization and Standing. The Company is a company duly incorporated, validly existing and in good standing under the Laws of Australia, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each other Target Company is a corporation or other entity duly formed, validly existing and in good standing under the Laws of its jurisdiction of organization and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each Target Company is duly qualified or licensed and in good standing (to the extent that such concept applies) in the jurisdiction in which it is incorporated or registered and in each other jurisdiction where it does business or operates except where the failure to be so qualified or licensed or in good standing would not reasonably be expected, individually or in the aggregate with any such other failures, to be material with respect to the Target Companies given the character of the property owned, or leased or operated by it or where the nature of the business conducted by it makes such qualification or licensing necessary for the business as currently conducted. Schedule 6.1 lists all jurisdictions in which any Target Company is qualified to conduct business and all names other than its legal name under which any Target Company does business. The Company has provided to Purchaser accurate and complete copies of the Organizational Documents of each Target Company, each as amended to date and as currently in effect. No Target Company is in violation of any provision of its Organizational Documents in any material respect. No order has been made, petition presented or resolution passed by any Target Company for the winding up of any Target Company. All references to “good standing” in Section 6.1 are limited to the extent that the concept of “good standing” is applicable in the case of any such jurisdiction.

6.2 Authorization; Binding Agreement. The Company has all requisite corporate power and authority to execute and deliver this Agreement and each Ancillary Document to which it is or is required to be a party, to perform the Company’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby subject to obtaining any approvals required by the Australian Act. The execution and delivery of this Agreement and each Ancillary Document to which the Company is or is required to be a party and the consummation of the transactions

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contemplated hereby and thereby, (a) have been duly and validly authorized by the board of directors of the Company in accordance with the Company’s Organizational Documents, the Australian Act, any other applicable Law, and any Contract to which the Company or, to the Company’s Knowledge, any of its shareholders, are a party or bound, and (b) no other corporate proceedings on the part of the Company are necessary to authorize the execution and delivery of this Agreement and each Ancillary Document to which it is a party or to consummate the transactions contemplated hereby and thereby, except approval by the Company’s board of directors, shareholders and other approvals required by the Australian Act and any other applicable Law. This Agreement has been, and each Ancillary Document to which the Company is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by the Company and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

6.3 Capitalization.

(a) The Company is authorized to issue 2,582,487 Class A Shares, par value AUS$1 per share (the “Company Shares”), all of which Company Shares are issued and outstanding. The record holders of all of the issued and outstanding Company Shares, and the respective number of Company Shares held thereby, are set forth on Schedule 6.3(a), all of which Company Shares were issued free and clear of any Liens, other than those imposed under the Company Organizational Documents and applicable Laws. The Company Shares comprise all of the issued and outstanding equity interests of the Company. All of the issued and outstanding Company Shares have been duly authorized, are fully paid and non-assessable and were not issued by the Company in violation of any purchase option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Australian Act, any other applicable Law, the Company’s Organizational Documents or any Contract to which the Company is a party or by which the Company or its securities are bound. The Company does not, directly or indirectly, hold any Company Shares or other equity interests in treasury.

(b) Schedule 6.3(b) sets forth the beneficial and record owners of all outstanding Company Convertible Securities (including in each case the grant date, number and type of shares issuable thereunder, the exercise price, the expiration date and any vesting schedule) prior to the Share Exchange, and except as set forth on Schedule 6.3(b), there are no Company Convertible Securities or preemptive rights or rights of first refusal or first offer, nor are there any Contracts, commitments, arrangements or restrictions to which the Company or, to the Knowledge of the Company, any of their respective shareholders are a party or bound relating to any equity securities of the Company, whether or not outstanding. Except as set forth on Schedule 6.3(b), there are no outstanding or authorized equity appreciation, phantom equity or similar rights with respect to the Company. Except as set forth on Schedule 6.3(b), to the Company’s Knowledge, there are no voting trusts, proxies, shareholder agreements or any other agreements or understandings with respect to the voting of the Company’s equity interests. Except as set forth in the Company’s Organizational Documents, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its equity interests or securities, nor has the Company granted any registration rights to any Person with respect to its equity securities. All of the issued and outstanding securities of the Company have been granted, offered, sold and issued by the Company in compliance with all applicable securities Laws. As a result of the consummation of the transactions contemplated by this Agreement, no equity interests of the Company are issuable by the Company, and no rights granted by the Company in connection with any interests, warrants, rights, options or other securities of the Company accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

(c) Except as disclosed in the Company Financials, since January 1, 2022, the Company has not declared or paid any distribution or dividend in respect of its equity interests and has not repurchased, redeemed or otherwise acquired any equity interests of the Company, and the board of directors of the Company has not authorized any of the foregoing.

6.4 Subsidiaries. Schedule 6.4 sets forth the name of each Subsidiary of the Company, and with respect to each Subsidiary, as of the date of this Agreement, (a) its jurisdiction of organization, (b) its authorized shares or other equity interests (if applicable), (c) the number of issued and outstanding shares or other equity interests and (d) the record holders and beneficial owners thereof. All of the outstanding equity securities of each Subsidiary of the Company are duly authorized and validly issued, fully paid and non-assessable (if applicable), and were offered, sold and delivered in compliance with all applicable securities Laws, free and clear of all Liens (other than those, if any, imposed by such Subsidiary’s Organizational Documents or applicable securities Laws). There are no Contracts
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to which the Company or any of its Subsidiaries is a party or, to the Company’s Knowledge, is bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary of the Company other than the Organizational Documents of any such Subsidiary. Schedule 6.4 sets forth all options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary of the Company is a party or which are, to the Company’s Knowledge, binding upon any Subsidiary of the Company providing for the issuance or redemption of any equity interests of any Subsidiary of the Company. Except as set forth on Schedule 6.4, there are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary of the Company. No Subsidiary of the Company has imposed any limitation by Contract, nor has any limitation by Order or applicable Law, on its ability to make any distributions or dividends to its equity holders or to repay any debt owed to another Target Company, except as set forth in any Subsidiary’s Organizational Documents. Except for the equity interests of the Subsidiaries listed on Schedule 6.4, as of the date of this Agreement, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise Control, any Person, (ii) no Target Company is a participant in any joint venture, partnership or similar arrangement, and (iii) no Target Company has any outstanding contractual obligation to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

6.5 Governmental Approvals. Except as otherwise described in Schedule 6.5, no Consent of or with any Governmental Authority on the part of any Target Company is required to be obtained or made in connection with the execution, delivery or performance by the Company of this Agreement or any Ancillary Documents or the consummation by the Company of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws and (c) those Consents, the failure of which to obtain prior to the Closing, would not individually or in the aggregate reasonably be expected to be material to the Target Companies or the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or required to be a party or otherwise bound.

6.6 Non-Contravention. Except as otherwise described in Schedule 6.6, the execution and delivery by the Company (or any other Target Company, as applicable) of this Agreement and each Ancillary Document to which any Target Company is or is required to be a party or otherwise bound, and the consummation by any Target Company of the transactions contemplated hereby and thereby and compliance by any Target Company with any of the provisions hereof and thereof, will not (a) conflict with or violate any provision of any Target Company’s Organizational Documents, (b) subject to obtaining the Consents required from Governmental Authorities referred to in Section 6.5 hereof, the waiting periods referred to therein having expired, and any condition precedent to such Consent or waiver having been satisfied, conflict with or violate any Law, Order or Consent applicable to any Target Company or any of its properties or assets in any material respect, or (c) (i) violate, conflict with or result in a breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by any Target Company under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Target Company under, (viii) except as set forth in Schedule 10.1(d), give rise to any obligation to obtain any third party Consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any material right, benefit, obligation or other term under, any of the terms, conditions or provisions of any Company Material Contract, except for any deviations from any of the foregoing clauses (a), (b) or (c) that would not reasonably be expected to have a Material Adverse Effect on (x) the Target Companies taken as a whole, or (y) the ability of the Company to perform its obligations under this Agreement or the Ancillary Documents to which it is or shall be a party.

6.7 Financial Statements.

(a) As used herein, the term “Company Financials” means (i) the consolidated financial statements of the Target Companies (including, in each case, any related notes thereto), consisting of the consolidated balance sheets of the Target Companies as of June 30, 2022 and June 30, 2021, and the related consolidated audited income statements, changes in shareholder equity and statements of cash flows for the fiscal years then ended, each audited in accordance with PCAOB auditing standards by a PCAOB qualified auditor and (ii) the Company prepared consolidated financial statements of the Target Companies, consisting of the consolidated balance sheet of the Target Companies as of September 30, 2022 (the “Interim Balance Sheet Date”) and the related consolidated income statement, changes in shareholder equity and statement of cash flows for the three months then ended. True and correct copies of the

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Company Financials have been provided to Purchaser. The Company Financials (i) accurately reflect the books and records of the Target Companies as of the times and for the periods referred to therein in all material respects, (ii) were prepared in accordance with IFRS, consistently applied throughout and among the periods involved (except that the unaudited statements exclude the footnote disclosures and other presentation items required for IFRS and exclude year-end adjustments which will not be material in amount), (iii) comply with all applicable accounting requirements under the Securities Act and the rules and regulations of the SEC thereunder, and (iv) fairly present in all material respects the consolidated financial position of the Target Companies as of the respective dates thereof and the consolidated results of the operations and cash flows of the Target Companies for the periods indicated. No Target Company has ever been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

(b) Each Target Company maintains accurate books and records reflecting its assets and Liabilities and maintains internal accounting controls that provide reasonable assurance that (i) such Target Company does not maintain any off-the-book accounts and that such Target Company’s assets are used only in accordance with such Target Company’s management directives, (ii) transactions are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the financial statements of such Target Company and to maintain accountability for such Target Company’s assets, (iv) access to such Target Company’s assets is permitted only in accordance with management’s authorization, (v) the reporting of such Target Company’s assets is compared with existing assets at regular intervals and verified for actual amounts, and (vi) accounts, notes and other receivables and inventory are recorded accurately in all material respects, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. All of the financial books and records of the Target Companies are complete and accurate in all material respects and have been maintained for the past three (3) years in the ordinary course consistent with past practice and in accordance with applicable Laws. No Target Company has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of any Target Company. For the past three (3) years, no Target Company, or to the Company’s Knowledge, any of its Representatives acting on the Company’s behalf, has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of any Target Company or its internal accounting controls, including any material written complaint, allegation, assertion or claim that any Target Company has engaged in questionable accounting or auditing practices.

(c) As of the date of this Agreement, the Target Companies do not have any Indebtedness other than the Indebtedness set forth on Schedule 6.7(c), and in such amounts (including principal and any accrued but unpaid interest or other obligations with respect to such Indebtedness), as set forth on Schedule 6.7(c). Except as disclosed on Schedule 6.7(c), no outstanding Indebtedness of any Target Company contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by any Target Company, or (iii) the ability of the Target Companies to grant any Lien on their respective properties or assets.

(d) Except as set forth on Schedule 6.7(d), no Target Company is subject to any material Liabilities or obligations (whether or not required to be reflected on a balance sheet prepared in accordance with IFRS), including any off-balance sheet obligations or any “variable interest entities” (within the meaning Accounting Standards Codification 810), except for those that are either (i) adequately reflected or reserved on or provided for in the consolidated balance sheet of the Company and its Subsidiaries as of the Interim Balance Sheet Date contained in the Company Financials, (ii) not material and that were incurred after the Interim Balance Sheet Date in the ordinary course of business consistent with past practice (other than Liabilities for breach of any Contract or violation of any Law), or (iii) obligations for future performance under any Contract to which a Target Company is a party.

(e) All financial projections with respect to the Target Companies that were delivered by or on behalf of the Company to Purchaser or its Representatives were prepared in good faith using assumptions that the Company believes to be reasonable.

(f)   All accounts, notes and other receivables, whether or not accrued, and whether or not billed, of the Target Companies (the “Accounts Receivable”) arose from sales actually made or services actually performed in the ordinary course of business and represent valid obligations to a Target Company arising from its business. None of the Accounts Receivable reserved therefore on the Company Financials are subject to any right of recourse, defense, deduction, return of goods, counterclaim, offset, or set off on the part of the obligor in excess of any amounts reserved therefore on the Company Financials. All of the Accounts Receivable are, to the Knowledge of the Company, fully collectible according to their terms in amounts not less than the aggregate amounts thereof carried on the books of the Target Companies (net of reserves) within ninety (90) days.

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6.8 Absence of Certain Changes. Except as set forth on Schedule 6.8 or for actions expressly contemplated by this Agreement, since December 31, 2021, each Target Company has (a) conducted its business only in the ordinary course of business consistent with past practice, (b) not been subject to a Material Adverse Effect and (c) has not taken any action or committed or agreed to take any action that would be prohibited by Section 8.2(b) (without giving effect to Schedule 8.2) if such action were taken on or after the date of this Agreement without the consent of Purchaser.

6.9 Compliance with Laws. Except as set forth on Schedule 6.9, no Target Company is or has been in material conflict or material non-compliance with, or in material default or violation of, nor has any Target Company received, during the past (3) years, any written notice of any material conflict or non-compliance with, or material default or violation of, any applicable Laws by which it or any of its properties, assets, employees, business or operations are or were bound or materially adversely affected.

6.10 Company Permits. Each Target Company holds all Permits necessary to lawfully conduct in all material respects its business as presently conducted, and to own, lease and operate its assets and properties, except where the failure to hold such Permits would not reasonably be expected, in the aggregate with any such other failures, to be material with respect to the Target Companies taken as a whole (collectively, the “Company Permits”). The Company has made available to Purchaser true, correct and complete copies of all material Company Permits. All of the material Company Permits are in full force and effect, and no suspension or cancellation of any of the material Company Permits is pending or, to the Company’s Knowledge, threatened. No Target Company is in violation in any material respect of the terms of any Company Permit and no Target Company has received, in the past three (3) years, any written notice of any Actions relating to the revocation or modification of any Company Permit. The Company has no Knowledge of any circumstances which would reasonably be expected to result in any Company Permit not being extended, renewed or granted.

6.11 Litigation. Except as described on Schedule 6.11, there is no (a) Action of any nature currently pending or, to the Company’s Knowledge, threatened, nor is there any reasonable basis for any Action to be made (and no such Action has been brought or, to the Company’s Knowledge, threatened in the past three (3) years; or (b) Order now, to the Company’s Knowledge pending, or outstanding or that was rendered by a Governmental Authority in the past three (3) years, in either case of (a) or (b) by or against any Target Company, or to the Company’s Knowledge, against its current or former directors, officers or equity holders (provided, that any Action or Order involving the directors, officers or equity holders of a Target Company must be directly related to such Person’s role with respect to a Target Company or such Target Company’s business, equity securities or assets). The items listed on Schedule 6.11, if finally determined adverse to the Target Companies, are not reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect upon the Target Companies taken as a whole. To the Company’s Knowledge, in the past three (3) years, none of the current or former officers, senior management or directors of any Target Company have been charged with, indicted for, arrested for, or convicted of any felony or any crime involving fraud.

6.12 Material Contracts.

(a) Schedule 6.12(a) sets forth a true, correct and complete list of, and the Company has made available to Purchaser, true, correct and complete copies of, each Contract to which any Target Company is a party or by which any Target Company, or any of its properties or assets are bound (each Contract required to be set forth on Schedule 6.12(a), a “Company Material Contract”) that:

(i)   contains covenants that limit the ability of any Target Company in any material respect (A) to compete in any line of business or with any Person or in any geographic area or to sell, or provide any service or product or solicit any Person, including any non-competition covenants, employee and customer non-solicit covenants, exclusivity restrictions, rights of first refusal or most-favored pricing clauses or (B) to purchase or acquire an interest in any other Person;

(ii) involves any joint venture, profit-sharing, partnership, limited liability company or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture;

(iii) involves any exchange traded, over the counter or other swap, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument or Contract, based on any commodity, security, instrument, asset, rate or index of any kind or nature whatsoever, whether tangible or intangible, including currencies, interest rates, foreign currency and indices;

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(iv) evidences Indebtedness (whether incurred, assumed, guaranteed or secured by any asset) of any Target Company having an outstanding principal amount in excess of $200,000;

(v) involves the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets with an aggregate value in excess of $200,000 (other than in the ordinary course of business consistent with past practice) or shares or other equity interests of any Target Company or another Person;

(vi) relates to any merger, consolidation or other business combination with any other Person or the acquisition or disposition of any other entity or its business or material assets or the sale of any Target Company, its business or material assets;

(vii)   by its terms, individually or with all related Contracts, calls for aggregate payments or receipts by the Target Companies under such Contract or Contracts of at least $200,000 per year or $500,000 in the aggregate;

(viii) is with any Top Customer or Top Supplier;

(ix) obligates the Target Companies to provide continuing indemnification or a guarantee of obligations of a third party after the date of this Agreement in excess of $200,000;

(x) is between any Target Company and any directors, officers or employees of a Target Company (other than at-will employment arrangements with employees entered into in the ordinary course of business consistent with past practice), including all non-competition, severance and indemnification agreements, or any Related Person;

(xi) obligates the Target Companies to make any capital commitment or expenditure in excess of $200,000 (including pursuant to any joint venture);

(xii)   relates to a material settlement entered into within three (3) years prior to the date of this Agreement or under which any Target Company has material outstanding obligations (other than customary confidentiality obligations) in excess of $500,000;

(xiii) provides another Person (other than another Target Company or any manager, director or officer of any Target Company) with a power of attorney; or

(xiv) that will be required to be filed with the Registration Statement under applicable SEC requirements or would otherwise be required to be filed by the Company as an exhibit for a Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if the Company was the registrant; or

(xv) is otherwise material to the Target Companies taken as a whole and not described in clauses (i) through (xiv) above.

(b) Except as disclosed in Schedule 6.12(b), with respect to each Company Material Contract: (i) such Company Material Contract is valid and binding and enforceable in all respects against the Target Company party thereto and, to the Knowledge of the Company, each other party thereto, and is in full force and effect (except, in each case, as such enforcement may be limited by the Enforceability Exceptions); (ii) the consummation of the transactions contemplated by this Agreement will not affect the validity or enforceability of any Company Material Contract; (iii) no Target Company is in breach or default in any material respect, and to the Company’s Knowledge, no event has occurred that with the passage of time or giving of notice or both would constitute a material breach or default by any Target Company, or permit termination or acceleration by the other party thereto, under such Company Material Contract; (iv) to the Knowledge of the Company, no other party to such Company Material Contract is in breach or default in any material respect, and no event has occurred that with the passage of time or giving of notice or both would constitute such a material breach or default by such other party, or permit termination or acceleration by any Target Company, under such Company Material Contract; (v) no Target Company has received written notice of an intention by any party to any such Company Material Contract to terminate such Company Material Contract or amend the terms thereof, other than modifications in the ordinary course of business that do not adversely affect the Target Companies taken as a whole in any material respect; and (vi) no Target Company has waived any material rights under any such Company Material Contract.

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6.13 Intellectual Property.

(a) Schedule 6.13(a)(i) sets forth: (i) all Patents and Patent applications, Trademarks and service mark registrations and applications, copyright registrations and applications and registered Internet Assets and applications owned or licensed by a Target Company or otherwise used or held for use by a Target Company in which a Target Company is the owner, applicant or assignee (“Company Registered IP”), specifying as to each item, as applicable: (A) the nature of the item, including the title, (B) the owner of the item, (C) the jurisdictions in which the item is issued or registered or in which an application for issuance or registration has been filed and (D) the issuance, registration or application numbers and dates; and (ii) all material unregistered Intellectual Property owned or purported to be owned by a Target Company. Schedule 6.13(a)(ii) sets forth all Intellectual Property licenses, sublicenses and other agreements or permissions (“Company IP Licenses”) (other than “shrink wrap,” “click wrap,” and “off the shelf” software agreements and other agreements for Software commercially available on reasonable terms to the public generally with license, maintenance, support and other fees of less than $20,000 per year (collectively, “Off-the-Shelf Software”), which are not required to be listed, although such licenses are “Company IP Licenses” as that term is used herein), under which a Target Company is a licensee or otherwise is authorized to use or practice any Intellectual Property, and describes (A) the applicable Intellectual Property licensed, sublicensed or used and (B) any royalties, license fees or other compensation due from a Target Company, if any. Each Target Company owns, free and clear of all Liens (other than Permitted Liens), has valid and enforceable rights in, and has the unrestricted right to use, sell, license, transfer or assign, all Intellectual Property currently used, licensed or held for use by such Target Company, and previously used or licensed by such Target Company, except for the Intellectual Property that is the subject of the Company IP Licenses. Except as set forth on Schedule 6.13(a)(iii), all Company Registered IP is owned exclusively by the applicable Target Company without obligation to pay royalties, licensing fees or other fees, or otherwise account to any third party with respect to such Company Registered IP.

(b) Each Target Company has a valid and enforceable license to use all Intellectual Property that is the subject of the Company IP Licenses applicable to such Target Company. The Company IP Licenses include all of the licenses, sublicenses and other agreements or permissions necessary to operate the Target Companies as presently conducted. Each Target Company has performed in all material respects all obligations imposed on it in the Company IP Licenses, has made all payments required to date, and such Target Company is not, nor, to the Knowledge of the Company, is any other party thereto, in breach or default thereunder, nor has any event occurred that with notice or lapse of time or both would constitute a default thereunder. The continued use by the Target Companies of the Intellectual Property that is the subject of the Company IP Licenses in the same manner that it is currently being used is not restricted by any applicable license of any Target Company. All registrations for Copyrights, Patents, Trademarks and Internet Assets that are owned by or exclusively licensed to any Target Company are valid and in force, and all applications to register any Copyrights, Patents and Trademarks are pending and in good standing, all without challenge of any kind. No Target Company is party to any Contract that requires a Target Company to assign to any Person all of its rights in any Intellectual Property developed by a Target Company under such Contract.

(c) No Action is pending or, to the Company’s Knowledge, threatened against a Target Company that challenges the validity, enforceability, ownership, or right to use, sell, license or sublicense any Intellectual Property currently owned, licensed, used or held for use by the Target Companies. No Target Company has received any written notice or claim asserting or suggesting that any infringement, misappropriation, violation, dilution or unauthorized use of the Intellectual Property of any other Person is or may be occurring or has or may have occurred, as a consequence of the business activities of any Target Company, nor to the Knowledge of the Company is there a reasonable basis therefor. There are no Orders to which any Target Company is a party or its otherwise bound that (i) restrict the rights of a Target Company to use, transfer, license or enforce any Intellectual Property owned by a Target Company, (ii) restrict the conduct of the business of a Target Company in order to accommodate a third Person’s Intellectual Property, or (iii) grant any third Person any right with respect to any Intellectual Property owned by a Target Company. To the Company’s Knowledge, no Target Company is currently infringing, or has, in the past, infringed, misappropriated or violated any Intellectual Property of any other Person in any material respect in connection with the ownership, use or license of any Intellectual Property owned or purported to be owned by a Target Company or, to the Knowledge of the Company, otherwise in connection with the conduct of the respective businesses of the Target Companies. To the Company’s Knowledge, no third party is infringing upon, has misappropriated or is otherwise violating any Intellectual Property owned, licensed by, licensed to, or otherwise used or held for use by any Target Company (“Company IP”) in any material respect.

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(d) All employees and independent contractors of a Target Company have assigned to the Target Companies all Intellectual Property arising from the services performed for a Target Company by such Persons. To the Knowledge of the Company, no current or former officers, employees or independent contractors of a Target Company have claimed any ownership interest in any Intellectual Property owned by a Target Company. To the Knowledge of the Company, there has been no violation of a Target Company’s policies or practices related to protection of Company IP or any confidentiality or nondisclosure Contract relating to the Intellectual Property owned by a Target Company. The Company has made available to Purchaser true and complete copies of all written Contracts referenced in subsections under which employees and independent contractors assigned their Intellectual Property to a Target Company. To the Company’s Knowledge, none of the employees of any Target Company is obligated under any Contract, or subject to any Order, that would materially interfere with the use of such employee’s best efforts to promote the interests of the Target Companies, or that would materially conflict with the business of any Target Company as presently conducted. Each Target Company has taken reasonable security measures in order to protect the confidentiality of the material Company IP.

(e) Other than as set forth in Schedule 6.13(e), to the Knowledge of the Company, no Person has obtained unauthorized access to third party information and data in the possession of a Target Company, nor has there been any other material compromise of the security, confidentiality or integrity of such information or data. Each Target Company has complied in all material respects within the past three (3) years with all reasonably applicable Laws relating to privacy, personal data protection, and the collection, processing and use of personal information and its own privacy policies and guidelines. To the Company’s Knowledge, within the past three (3) years, the operation of the business of the Target Companies has not and does not violate any right to privacy or publicity of any third person, or constitute unfair competition or trade practices under applicable Law.

(f) The consummation of any of the transactions contemplated by this Agreement will not result in the material breach, material modification, cancellation, termination, suspension of, or acceleration of any payments with respect to, or release of source code because of (i) any Contract providing for the license or other use of Intellectual Property owned by a Target Company, or (ii) any Company IP License. Following the Closing, the Company shall be permitted to exercise, directly or indirectly through its Subsidiaries, all of the Target Companies’ rights under such Contracts or Company IP Licenses to the same extent that the Target Companies would have been able to exercise had the transactions contemplated by this Agreement not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Target Companies would otherwise be required to pay in the absence of such transactions.

6.14 Taxes and Returns. Except as set forth on Schedule 6.14:

(a) Each Target Company has or will have timely filed, or caused to be timely filed, all material Tax Returns required to be filed by it within the past three (3) years (taking into account all available extensions), which Tax Returns are true, accurate, correct and complete in all material respects, and has paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. Each Target Company has complied in all material respects with all applicable Laws relating to Tax.

(b) There is no current pending or, to the Knowledge of the Company, threatened Action against a Target Company by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c) No Target Company is being audited by any Tax authority or has been notified in writing by any Tax authority that any such audit is contemplated or pending. There are no written claims, assessments, audits, examinations, investigations or other Actions pending against a Target Company in respect of any Tax, and no Target Company has been notified in writing of any proposed Tax claims or assessments against it (other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established).

(d) There are no Liens with respect to any Taxes upon any Target Company’s assets, other than Permitted Liens.

(e) Each Target Company has collected or withheld all Taxes currently required to be collected or withheld by it, and all such Taxes have been paid to the appropriate Governmental Authorities or set aside in appropriate accounts for future payment when due.

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(f)   No Target Company has any outstanding waivers or extensions of any applicable statute of limitations to assess any material amount of Taxes. There are no outstanding requests by a Target Company for any extension of time within which to file any Tax Return or within which to pay any Taxes shown to be due on any Tax Return.

(g) No Target Company has made any change in tax accounting method (except as required by a change in Law) or received a ruling from, or signed an agreement with, any taxing authority that would reasonably be expected to have a material impact on its Taxes following the Closing.

(h) No Target Company has participated in, or sold, distributed or otherwise promoted, any “reportable transaction,” as defined in U.S. Treasury Regulation section 1.6011-4.

(i) No Target Company has any Liability for the Taxes of another Person (other than another Target Company) (i) under any applicable Tax Law, (ii) as a transferee or successor, or (iii) by contract, indemnity or otherwise (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes). No Target Company is a party to or bound by any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement or similar agreement, arrangement or practice (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which was not the sharing of Taxes) with respect to Taxes (including advance pricing agreement, closing agreement or other agreement relating to Taxes with any Governmental Authority) that will be binding on such Target Company with respect to any period following the Closing Date.

(j) No Target Company has requested, or is it the subject of or bound by any private letter ruling, technical advice memorandum, closing agreement or similar ruling, memorandum or agreement with any Governmental Authority with respect to any Taxes, nor is any such request outstanding.

(k) No Target Company: (i) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of securities (to any Person or entity that is not a member of the consolidated group of which the Company is the common parent corporation) qualifying for, or intended to qualify for, Tax-free treatment under Section 355 of the Code (A) within the two-year period ending on the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement; or (ii) is or has ever been (A) a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code, or (B) a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

(l)   No Target Company is treated as a domestic corporation (as such term is defined in Section 7701 of the Code) for U.S. federal income tax purposes.

6.15 Real Property. Schedule 6.15 contains a complete and accurate list of all premises currently leased or subleased or otherwise used or occupied by a Target Company for the operation of the business of a Target Company, and of all current leases, lease guarantees, agreements and documents related thereto, including all amendments, terminations and modifications thereof or waivers thereto (collectively, the “Company Real Property Leases”), as well as the current annual rent and term under each Company Real Property Lease. The Company has provided to Purchaser a true and complete copy of each of the Company Real Property Leases. Assuming the due authorization, execution and delivery thereof by the other parties thereto, the Company Real Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to the Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or, to the Company’s Knowledge, of any other party under any of the Company Real Property Leases, and no Target Company has received written notice of any such condition. Except as set forth in Schedule 6.15, no Target Company owns, or has within the past three (3) years owned, any real property or any interest in real property (other than the leasehold interests in the Company Real Property Leases).

6.16 Personal Property. Each item of Personal Property which is currently owned, used or leased by a Target Company with a book value or fair market value of greater than Fifty Thousand Dollars ($50,000) is set forth on Schedule 6.16, along with, to the extent applicable, a list of written lease agreements, lease guarantees, security

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agreements and other agreements related thereto, including all amendments, terminations and modifications thereof or waivers thereto (“Company Personal Property Leases”). Except as set forth in Schedule 6.16, all such items of Personal Property are in good operating condition and repair (reasonable wear and tear excepted consistent with the age of such items), and are suitable for their intended use in the business of the Target Companies. The operation of each Target Company’s business as it is now conducted is not dependent upon the right to use the Personal Property of Persons other than a Target Company, except for such Personal Property that is owned, leased or licensed by, or otherwise contracted to, a Target Company or any personal property used by any Target Company personnel in the performance of their duties for a Target Company from their residence in order to comply with applicable Covid-19 restrictions (“Covid-19 Restrictions”). The Company has provided to Purchaser a true and complete copy of each of the Company Personal Property Leases. Assuming the due authorization, execution and delivery thereof by the other parties thereto, the Company Personal Property Leases are valid, binding and enforceable in accordance with their terms and are in full force and effect, subject to Enforceability Exceptions. To the Knowledge of the Company, no event has occurred which (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a material default on the part of a Target Company or to the Knowledge of the Company, of any other party under any of the Company Personal Property Leases, and no Target Company has received written notice of any such condition.

6.17 Title to and Sufficiency of Assets. Each Target Company has good and marketable title to, or a valid leasehold interest in or right to use, all of its material assets, free and clear of all Liens other than (a) Permitted Liens, (b) the rights of lessors under leasehold interests, (c) Liens specifically identified on the Company Financials and (d) Liens set forth on Schedule 6.17. The assets (including Intellectual Property rights and contractual rights) of the Target Companies constitute all of the material assets, rights and properties that are used in the operation of the businesses of the Target Companies as it is now conducted or that are used or held by the Target Companies for use in the operation of the businesses of the Target Companies, and taken together, are the material assets necessary in all material respects for the operation of the businesses of the Target Companies as currently conducted.

6.18 Employee Matters.

(a) Except as set forth in Schedule 6.18(a), no Target Company is a party to any collective bargaining agreement or other Contract covering any group of employees, labor organization or other representative of any of the employees of any Target Company and the Company has no Knowledge of any activities or proceedings of any labor union or other party to organize or represent such employees. There has not occurred or, to the Knowledge of the Company, been threatened any strike, slow-down, picketing, work-stoppage, or other similar labor activity with respect to any such employees. Schedule 6.18(a) sets forth all material unresolved labor controversies (including unresolved grievances and age or other discrimination claims), if any, that are pending or, to the Knowledge of the Company, threatened between any Target Company and Persons employed by or providing services as independent contractors to a Target Company. No current officer or management-level employee of a Target Company has provided any Target Company written notice of his or her plan to terminate his or her employment with any Target Company.

(b) Except as set forth in Schedule 6.18(b), each Target Company (i) is and has for the past three (3) years been in compliance in all material respects with all applicable Laws respecting employment and employment practices, terms and conditions of employment, health and safety and wages and hours, and other Laws relating to discrimination, disability, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not received written notice that there is any pending Action involving unfair labor practices against a Target Company, (ii) is not liable for any material past due arrears of wages or any material penalty for failure to comply with any of the foregoing, and (iii) is not liable for any material payment to any Governmental Authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees, independent contractors or consultants (other than routine payments to be made in the ordinary course of business and consistent with past practice). There are no Actions pending or threatened in writing against a Target Company brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, or any Governmental Authority, relating to any such Law or regulation, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship, that would have a Material Adverse Effect on the Target Companies taken as a whole.

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(c) Schedule 6.18(c) hereto sets forth a complete and accurate list as of the date of this Agreement of all employees of the Target Companies showing for each as of such date (i) the employee’s name, job title or description, employer, location, salary level (including any bonus, commission, deferred compensation or other remuneration payable (other than any such arrangements under which payments are at the discretion of the Target Companies)), (ii) any bonus, commission or other remuneration other than salary paid during the calendar year ending December 31, 2021, and (iii) any wages, salary, bonus, commission or other compensation due and owing to each employee during or for the calendar year ending December 31, 2022. Except as set forth on Schedule 6.18(c), (A) no employee is a party to a written employment Contract with a Target Company, and (B) the Target Companies have paid in full to all their employees all wages, salaries, commission, bonuses and other compensation due to their employees, including overtime compensation, and no Target Company has any obligation or Liability (whether or not contingent) with respect to severance payments to any such employees under the terms of any written agreement, or commitment or any applicable Law, custom, trade or practice. Except as set forth in Schedule 6.18(c), each Target Company employee has entered into the Company’s standard form of employee non-disclosure, inventions and restrictive covenants agreement with a Target Company (whether pursuant to a separate agreement or incorporated as part of such employee’s overall employment agreement), a copy of which has been made available to Purchaser by the Company.

(d) Schedule 6.18(d) contains a list of all independent contractors (including consultants) currently engaged by any Target Company, along with the position, the entity engaging such Person, date of retention and rate of remuneration for each such Person. Except as set forth on Schedule 6.18(d), all of such independent contractors are a party to a written Contract with a Target Company. Except as set forth on Schedule 6.18(d), each such independent contractor has entered into customary covenants regarding confidentiality, non-competition and assignment of inventions and copyrights in such Person’s agreement with a Target Company, a copy of which has been provided to Purchaser by the Company. To the Company’s Knowledge, no material Company liability exists related to the classification of any individual as an independent contractor who is currently, or within the last three (3) years has been, engaged by a Target Company. Except as set forth on Schedule 6.18(d), each independent contractor is terminable on fewer than thirty (30) days’ notice, without any obligation of any Target Company to pay severance or a termination fee.

6.19 Benefit Plans.

(a) Set forth on Schedule 6.19(a) is a true and complete list of each Foreign Plan of a Target Company (each, a “Company Benefit Plan”). Except as set forth on Schedule 6.19(a), no Target Company has ever maintained or contributed to (or had an obligation to contribute to) any Benefit Plan, whether or not subject to ERISA, which is not a Foreign Plan.

(b) With respect to each Company Benefit Plan which covers any current or former officer, director, consultant or employee (or beneficiary thereof) of a Target Company, the Company has made available to Purchaser accurate and complete copies, if applicable, of: (i) all plan documents and related trust agreements or annuity Contracts (including any amendments, modifications or supplements thereto), and written descriptions of any Company Benefit Plans which are not in writing; (ii) the most recent annual and periodic accounting of plan assets; (iii) the most recent actuarial valuation; and (iv) all communications with any Governmental Authority concerning any matter that is still pending or for which a Target Company has any outstanding material Liability or obligation.

(c) With respect to each Company Benefit Plan: (i) such Company Benefit Plan has been administered and enforced in all material respects in accordance with its terms and the requirements of all applicable Laws, and has for the past three (3) years been maintained, where required, in good standing with applicable regulatory authorities and Governmental Authorities; (ii) no breach of fiduciary duty has occurred; (iii) no Action is pending, or to the Company’s Knowledge, threatened (other than routine claims for benefits arising in the ordinary course of administration); (iv) all contributions, premiums and other payments (including any special contribution, interest or penalty) required to be made with respect to a Company Benefit have been timely made; (v) all benefits accrued under any unfunded Company Benefit Plan has been paid, accrued, or otherwise adequately reserved in accordance with IFRS and are reflected on the Company Financials; and (vi) no Company Benefit Plan provides for retroactive increases in contributions, premiums or other payments in relation thereto. To the Company’s Knowledge, no Target Company has incurred any obligation in connection with the termination of, or withdrawal from, any Company Benefit Plan.

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(d) To the extent applicable, the present value of the accrued benefit liabilities (whether or not vested) under each Company Benefit Plan, determined as of the end of the Company’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Company Benefit Plan allocable to such benefit liabilities.

(e) The consummation of the transactions contemplated by this Agreement and the Ancillary Documents will not: (i) entitle any individual to severance pay, unemployment compensation or other benefits or compensation under any Company Benefit Plan or under any applicable Law; or (ii) accelerate the time of payment or vesting, or increase the amount of any compensation due, or in respect of, any director, employee or independent contractor of a Target Company.

(f) Except to the extent required by applicable Law, no Target Company provides health or welfare benefits to any former or retired employee or is obligated to provide such benefits to any active employee following such employee’s retirement or other termination of employment or service.

(g) All Company Benefit Plans can be terminated at any time as of or after the Closing Date without resulting in any material Liability to any Target Company, Pubco, Purchaser or their respective Affiliates for any additional contributions, penalties, premiums, fees, fines, excise taxes or any other charges or liabilities.

6.20 Environmental Matters. Except as set forth in Schedule 6.20:

(a) Each Target Company is and has been in compliance in all material respects with all applicable Environmental Laws, including obtaining, maintaining in good standing, and complying in all material respects with all Permits required for its business and operations by Environmental Laws (“Environmental Permits”), no Action is pending or, to the Company’s Knowledge, threatened to revoke, modify, or terminate any such Environmental Permit, and, to the Company’s Knowledge, no facts, circumstances, or conditions currently exist that could be reasonably expected to materially adversely affect such continued compliance with Environmental Laws and Environmental Permits or require material capital expenditures to achieve or maintain such continued compliance with Environmental Laws and Environmental Permits.

(b) No Target Company is the subject of any outstanding Order or Contract with any Governmental Authority or other Person in respect of any (i) Environmental Laws, (ii) Remedial Action, or (iii) Release or threatened Release of a Hazardous Material. No Target Company has assumed, contractually or, to the Company’s Knowledge, by operation of Law, any material Liabilities or obligations under any Environmental Laws.

(c) No Action has been made or is pending, or to the Company’s Knowledge, threatened against any Target Company or any assets of a Target Company alleging either or both that a Target Company may be in material violation of any Environmental Law or Environmental Permit or may have any material Liability under any Environmental Law.

(d) No Target Company has manufactured, treated, stored, disposed of, arranged for or permitted the disposal of, generated, handled or Released any Hazardous Material, or owned or operated any property or facility, in a manner that has given or would reasonably be expected to give rise to any material Liability or obligation under applicable Environmental Laws.

(e) To the Company’s Knowledge, there is no investigation of the business, operations, or currently owned, operated, or leased property of a Target Company or, to the Company’s Knowledge, previously owned, operated, or leased property of a Target Company, that is pending or, to the Company’s Knowledge, threatened that could lead to the imposition of any material Liens on the Companies taken as a whole under any Environmental Law or material Environmental Liabilities.

(f) To the Knowledge of the Company, there is not located at any of the properties of a Target Company any (i) underground storage tanks, (ii) asbestos-containing material, or (iii) equipment containing polychlorinated biphenyls.

(g) The Company has provided to Purchaser all environmentally related site assessments, audits, studies, reports, analysis and results of investigations that have been performed by the Company in the past two (2) years in respect of the currently or previously owned, leased, or operated properties of any Target Company.

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6.21 Transactions with Related Persons. Except as set forth on Schedule 6.21, no Target Company nor any of its Affiliates, nor any officer, director or employee, of a Target Company or any of its Affiliates, nor any immediate family member of any of the foregoing (whether directly or indirectly through an Affiliate of such Person) (each of the foregoing, a “Related Person”) is presently, or in the past three (3) years, has been, a party to any transaction with a Target Company, including any Contract or other arrangement (a) providing for the furnishing of services by (other than as officers, directors or employees of the Target Company), (b) providing for the rental of real property or Personal Property from or (c) otherwise requiring payments to (other than for services or expenses as directors, officers or employees of the Target Company in the ordinary course of business consistent with past practice) any Related Person or any Person in which any Related Person has an interest as an owner, officer, manager, director, trustee or partner or in which any Related Person has any direct or indirect interest (other than the ownership of securities representing no more than two percent (2%) of the outstanding voting power or economic interest of a publicly traded company). Except as set forth on Schedule 6.21, no Target Company has outstanding any Contract or other written arrangement or commitment with any Related Person, and no Related Person owns any real property or Personal Property, or right, tangible or intangible (including Intellectual Property) which is used in the business of any Target Company, other than personal property used by service providers to the Target Companies while working from home under Covid-19 Restrictions. The assets of the Target Companies do not include any receivable or other obligation from a Related Person, and the liabilities of the Target Companies do not include any payable or other obligation or commitment to any Related Person.

6.22 Insurance.

(a) Schedule 6.22 lists all insurance policies (by policy number, insurer, coverage period, coverage amount, annual premium and type of policy) held by a Target Company relating to a Target Company or its business, properties, assets, directors, officers and employees, copies of which have been provided to Purchaser. All premiums due and payable under all such insurance policies have been timely paid and the Target Companies are otherwise in material compliance with the terms of such insurance policies. Each such insurance policy, assuming the due authorization, execution and delivery by the other parties thereto, and subject to Enforceability Exceptions, (i) is legal, valid, binding, enforceable and in full force and effect and (ii) will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the Closing. No Target Company has any self-insurance or co-insurance programs. For the past two (2) years, no Target Company has received any written notice from, or on behalf of, any insurance carrier relating to or involving any adverse change or any change other than in the ordinary course of business, in the conditions of insurance, any refusal to issue an insurance policy or non-renewal of a policy.

(b) Schedule 6.22(b) identifies each individual insurance claim in excess of $50,000 made by a Target Company in the past two (2) years. Each Target Company has reported to its insurers all claims and pending circumstances that would reasonably be expected to result in a claim, except where such failure to report such a claim would not be reasonably likely to be materially adverse to the Target Companies, taken as a whole. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that would reasonably be expected to (with or without notice or lapse of time) give rise to or serve as a basis for the denial of any such insurance claim. In the past two (2) years, no Target Company has made any claim against an insurance policy as to which the insurer is denying coverage..

6.23 Top Customers and Suppliers. Schedule 6.23 lists, by dollar volume received or paid, as applicable, for the twelve (12) months ended on the Interim Balance Sheet Date, the ten (10) largest customers of the Target Companies (the “Top Customers”) and the ten largest suppliers of goods or services to the Target Companies (the “Top Suppliers”), along with the amounts of such dollar volumes. The relationships of each Target Company with such suppliers and customers are good commercial working relationships and (i) no Top Supplier or Top Customer within the last twelve (12) months has cancelled or otherwise terminated, or, to the Company’s Knowledge, provided written notice of its intent to cancel or otherwise terminate, any material relationships of such Person with a Target Company, (ii) no Top Supplier or Top Customer has during the last twelve (12) months decreased materially or, to the Company’s Knowledge, threatened in writing to stop, decrease or limit materially, or provided notice in writing of its intent to modify materially its material relationships with a Target Company or to stop, decrease or limit materially its products or services to any Target Company or its usage or purchase of the products or services of any Target Company, (iii) to the Company’s Knowledge, no Top Supplier or Top Customer has provided notice in writing of its intent to refuse to pay any material amount due to any Target Company or seek to exercise any remedy against any Target Company, (iv) no Target Company has within the past two (2) years been engaged in any material dispute with any Top Supplier or

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Top Customer, and (v) to the Company’s Knowledge, no Top Supplier or Top Customer has provided written notice that the consummation of the transactions contemplated in this Agreement and the Ancillary Documents will adversely affect the relationship of any Target Company with any Top Supplier or Top Customer.

6.24 Certain Business Practices.

(a) No Target Company, nor any of their respective Representatives acting on their behalf has in the past three (3) years (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees, to foreign or domestic political parties or campaigns or violated any provision of the applicable bribery Laws or (iii) made any other unlawful payment in violation of applicable bribery Laws. No Target Company, nor any of their respective Representatives acting on their behalf in the past three (3) years has directly or indirectly, given or agreed to give any unlawful gift or benefit in any material amount to any customer, supplier, governmental employee or other Person who is or may be in a position to help or hinder any Target Company or assist any Target Company in connection with any actual or proposed transaction.

(b) The operations of each Target Company are and have in the past three (3) years been conducted at all times in compliance with money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Authority appliable to a Target Company, and no Action involving a Target Company with respect to any of the foregoing is pending or, to the Knowledge of the Company, threatened in writing.

(c) No Target Company or any of their respective directors or officers, or, to the Knowledge of the Company, any other Representative acting on behalf of a Target Company is currently identified on the specially designated nationals or other blocked person list or otherwise currently subject to any U.S. sanctions administered by OFAC, and no Target Company has in the past three (3) years, directly or indirectly, used any funds, or loaned, contributed or otherwise made available such funds to any Subsidiary, joint venture partner or other Person, in connection with any sales or operations in Cuba, Iran, Syria, Sudan, Myanmar or any other country sanctioned by OFAC or for the purpose of financing the activities of any Person currently subject to, or otherwise in violation of, any U.S. sanctions administered by OFAC in the last five (5) fiscal years.

6.25 Investment Company Act. No Target Company is an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act

6.26 Finders and Brokers. Except as set forth in Schedule 6.26, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, the Target Companies or any of their respective Affiliates in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

6.27 Food Law Compliance.

(a) Each Target Company conducts, and has conducted, its business in compliance in all material respects with all applicable Laws related to the preparation, labeling, sale and distribution of food to consumers (Collectively, the “Food Laws”), the applicable statutes, regulations and requirements of the Australian Department of Agriculture and Water Resources (the “ADAWR”), and any applicable statutes, regulations and requirements established by any state, provincial, local or foreign Governmental Authority in any country to which any Target Company has exported in the past thirty-six (36) months, responsible for regulating the preparation, labeling, sale and distribution of food products (collectively, with the ADAWR, the “Food Authorities”), and terms and conditions imposed in any permits granted by any Food Authority. All inventory and products sold or distributed by a Target Company, under its own brands or for third parties (collectively, the “Products”), materially complied, and for any jurisdiction in which any Target Company has ongoing sales, products sold or distributed by each Target Company, are in material compliance with applicable Food Laws and terms and conditions imposed in any permits granted by any Food Authority, including any applicable good manufacturing practices and sanitation requirements, labeling and advertising requirements, requirements relating to food or color additives, food standards, product composition requirements, testing requirements or protocols, recordkeeping or reporting requirements, monitoring requirements, packaging (including co-packing and re-packing) requirements, laboratory controls, storage and warehousing procedures, shipping requirements and shelf-life requirements, in each case as required under applicable Food Laws or material Permits granted by any Food Authority.

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(b) No Target Company has ever been excluded, debarred or suspended from participation under any government program pursuant to any applicable Food Laws, in each case with respect to its business or the Products.

(c) The finished goods included in the inventory of the Target Companies as of the Closing will (i) have been properly handled and stored and are properly packaged and labeled and fit for human consumption under the applicable rules, regulations and requirements of the ADAWR, and (ii) are not adulterated or misbranded within the meaning of Food Laws in the jurisdiction in which the product is intended for sale, if any. All of the current packaging for the Products is of adequate strength and durability for normal shipping and storage.

(d) None of the Products requires any specific approval of ADAWR or any other Food Authority for the purpose of which they are being manufactured, prepared, produced, sold or distributed, which has not been obtained.

6.28 Information Supplied. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference: (a) in any current report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Seller, Merger Sub, Pubco or any of their respective Affiliates.

6.29 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser for such purpose. The Company acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) and in any certificate delivered to the Company pursuant hereto, and the information provided by or on behalf of Purchaser for the Registration Statement; and (b) none of Purchaser or its Representatives have made any representation or warranty as to Purchaser or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to the Company pursuant hereto.

6.30 No Other Representations. Except for the representations and warranties expressly made by the Target Companies in Article VI (as modified by the Company Disclosure Schedule) or as expressly set forth in any Ancillary Document, no Target Company nor any other Person on their behalves makes any express or implied representation or warranty with respect to the Target Companies or their respective business, operations, assets or Liabilities, or the transactions contemplated by this Agreement or any of the other Ancillary Documents, and the Target Companies each hereby expressly disclaim any other representations or warranties, whether implied or made by the Target Companies or any of their respective Representatives. Except for the representations and warranties expressly made by the Target Companies in Article VI (as modified by the Company Disclosure Schedule) or in an Ancillary Document, the Target Companies hereby expressly disclaim all liability and responsibility for any representation, warranty, projection, forecast, statement or information made, communicated or furnished (orally or in writing) to the Purchaser or its Representatives (including any opinion, information, projection or advice that may have been or may be provided to the Purchaser or its Representatives by any Representative of any Target Company), including any representations or

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warranties regarding the probable success or profitability of the businesses of the Target Companies. Notwithstanding the foregoing (but subject to Sections 12.1and  12.2), nothing in Section 6.30 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

Article VII
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Company Disclosure Schedules, the Section numbers of which are numbered to correspond to the Section numbers of this Agreement to which they refer, each Seller hereby severally and not jointly represents and warrants to Purchaser, the Company, Merger Sub and Pubco, as of the date of this Agreement and as of the Closing, as follows:

7.1 Organization and Standing. Such Seller, if an entity and not an individual, is duly organized, validly existing and in good standing (to the extent such concept is applicable in the jurisdiction of such entity’s formation) under the Laws of the jurisdiction of its formation, and has all requisite power and authority to carry on its business as now being conducted.

7.2 Authorization; Binding Agreement. Such Seller has all requisite power, authority and legal right and capacity to execute and deliver this Agreement and each Ancillary Document to which it is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. This Agreement has been, and each Ancillary Document to which a Seller is or is required to be a party has been or shall be when delivered, duly and validly executed and delivered by such Seller and assuming the due authorization, execution and delivery of this Agreement and any such Ancillary Document by the other parties hereto and thereto, constitutes, or when delivered shall constitute, the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to the Enforceability Exceptions.

7.3 Ownership. Such Seller has good, valid and marketable title to the Purchased Shares set forth opposite such Seller’s name on Annex I, free and clear of any and all Liens (other than those imposed by applicable securities Laws or the Company’s Organizational Documents), There are no proxies, voting rights, shareholders’ agreements or other agreements or understandings, to which such Seller is a party or to such Seller’s knowledge, by which such Seller is bound, with respect to the voting or transfer of any of such Seller’s Purchased Shares other than this Agreement. Upon delivery of the Purchased Shares to Pubco on the Closing Date in accordance with this Agreement and applicable Law, the entire legal and beneficial interest in the Purchased Shares and good, valid and marketable title to the Purchased Shares, free and clear of all Liens (other than those imposed by applicable securities Laws or those incurred by Pubco), will pass to Pubco.

7.4 Government Approvals. Except as otherwise described in Schedule 7.4, no Consent of or with any Governmental Authority on the part of such Seller is required to be obtained or made in connection with the execution, delivery or performance by such Seller of this Agreement or any Ancillary Documents or the consummation by such Seller of the transactions contemplated hereby or thereby other than (a) such filings as expressly contemplated by this Agreement, (b) pursuant to Antitrust Laws, (c) any filings required with Nasdaq or the SEC with respect to the Transactions, and (d) applicable requirements, if any, of the Securities Act, the Exchange Act, and/or other applicable securities Laws, and the rules and regulations thereunder.

7.5 Non-Contravention. The execution and delivery by such Seller of this Agreement and each Ancillary Document to which it is a party or otherwise bound and the consummation by such Seller of the Transactions contemplated hereby and thereby, and compliance by such Seller with any of the provisions hereof and thereof, will not, (a) conflict with or violate any provision of such Seller’s Organizational Documents, if such Seller is an entity, (b) conflict with or violate any Law, Order or Consent applicable to such Seller or any of its properties or assets or (c) (i) violate, conflict with or result in a material breach of, (ii) constitute a material default (or an event which, with notice or lapse of time or both, would constitute a material default) under, (iii) result in the termination, withdrawal, suspension, cancellation or modification of, (iv) accelerate the performance required by such Seller under, (v) result in a right of termination or acceleration under, (vi) give rise to any obligation to make payments or provide compensation under, (vii) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of such Seller under, (viii) give rise to any obligation to obtain any third party consent or provide any notice to any Person or (ix) give any Person the right to declare a material default, exercise any remedy, claim a rebate, chargeback, penalty or change in delivery schedule, accelerate the maturity or performance, cancel, terminate or modify any right, benefit, obligation or other term under, any of the terms, conditions or provisions of, any Contract to which such Seller is a party or its properties or assets are bound, except for any deviations from any of the foregoing clauses (a), (b) or (c) that has not had and would not reasonably be expected to materially impair or delay the ability of such Seller to consummate the Transactions.

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7.6 No Litigation. There is no Action pending or, to the Knowledge of such Seller, threatened, nor any Order is outstanding, against or involving such Seller, whether at law or in equity, before or by any Governmental Authority, which would reasonably be expected to materially and adversely affect the ability of such Seller to consummate the Transactions contemplated by, and discharge its obligations under, this Agreement and the Ancillary Documents to which such Seller is or is required to be a party.

7.7 Investment Representations. Such Seller: (a) is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D under the Securities Act; (b) is acquiring its portion of the Exchange Shares for itself for investment purposes only, and not with a view towards any resale or distribution of such Exchange Shares; (c) has been advised and understands that the Exchange Shares (i) are being issued in reliance upon one or more exemptions from the registration requirements of the Securities Act and any applicable U.S. state securities Laws (ii) have not been and at Closing shall not be, registered under the Securities Act or any applicable U.S. state securities Laws and, therefore, must be held indefinitely and cannot be resold unless and until such Exchange Shares are registered under the Securities Act and all applicable U,S. state securities Laws, unless exemptions from registration are available; and (iii) may be subject to additional restrictions on transfer pursuant to such Seller’s Lock-Up Agreement (if applicable); (d) is aware that an investment in Pubco is a speculative investment and is subject to the risk of complete loss; and (e) acknowledges that except as set forth in the Seller Registration Rights Agreement, Pubco is under no obligation hereunder to register the Exchange Shares under the Securities Act. No Seller has any Contract with any Person to sell, transfer, or grant participations to such Person, or to any third Person, with respect to the Exchange Shares. By reason of such Seller’s business or financial experience, or by reason of the business or financial experience of such Seller’s “purchaser representatives” (as that term is defined in Rule 501(h) under the Securities Act), such Seller is capable of evaluating the risks and merits of an investment in Pubco and of protecting its interests in connection with this investment. Such Seller has carefully read and understands all materials provided by or on behalf of Pubco, Purchaser or their respective Representatives to such Seller or such Seller’s Representatives pertaining to an investment in Pubco and has consulted, as such Seller has deemed advisable, with its own attorneys, accountants or investment advisors with respect to the investment contemplated hereby and its suitability for such Seller. Such Seller acknowledges that the Exchange Shares are subject to dilution for events not under the control of such Seller. Such Seller has completed its independent inquiry and has relied fully upon the advice of its own legal counsel, accountant, financial and other Representatives in determining the legal, tax, financial and other consequences of this Agreement and the transactions contemplated hereby and the suitability of this Agreement and the transactions contemplated hereby for such Seller and its particular circumstances, and, except as set forth herein, has not relied upon any representations or advice by Pubco, Purchaser, Merger Sub, the Target Companies, or their respective Representatives. Such Seller acknowledges and agrees that, except as set forth in Article IV, Article V, Article VI (including the related portions of the Purchaser Disclosure Schedules and the Company Disclosure Schedules) no representations or warranties have been made by Pubco, Merger Sub, Purchaser, the Target Companies, or any of their respective Representatives, and that such Seller has not been guaranteed or represented to by any Person, (i) any specific amount or the event of the distribution of any cash, property or other interest in Pubco or (ii) the profitability or value of the Exchange Shares in any manner whatsoever. Such Seller: (A) has been represented by independent counsel (or has had the opportunity to consult with independent counsel and has declined to do so); (B) has had the full right and opportunity to consult with such Seller’s attorneys and other advisors and has availed itself of this right and opportunity; (C) has carefully read and fully understands this Agreement in its entirety and has had it fully explained to it or him by such counsel; (D) is fully aware of the contents hereof and the meaning, intent and legal effect thereof; and (E) is competent to execute this Agreement and any Ancillary Documents to which such Seller is or will be required to be a party, has executed this Agreement and such Ancillary Documents free from coercion, duress or undue influence.

7.8 Finders and Brokers. To such Seller’s Knowledge, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission from Purchaser, Pubco, Merger Sub, the Target Companies or any of their respective Affiliates in connection with the Transactions contemplated hereby directly based upon arrangements made by such Seller.

7.9 Information Supplied. None of the information supplied or to be supplied by such Seller in writing expressly for inclusion or incorporation by reference: (a) in any Current Report on Form 8-K or 6-K, and any exhibits thereto or any other report, form, registration or other filing made with any Governmental Authority (including the SEC) with respect to the Transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Registration Statement; or (c) in the mailings or other distributions to Purchaser’s or Pubco’s shareholders and/or prospective investors with respect to the consummation of the Transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case

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may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by such Seller in writing expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Filing and the Closing Press Release will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, such Seller makes no representation, warranty or covenant with respect to any information supplied by or on behalf of Purchaser, Merger Sub, Pubco or any of their respective Affiliates.

7.10 Independent Investigation. Such Seller has conducted its own independent investigation, review and analysis of the business, results of operations, condition (financial or otherwise) or assets of Purchaser, Pubco and Merger Sub and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Purchaser, Pubco and Merger Sub for such purpose. Such Seller acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions contemplated hereby, it has relied solely upon its own investigation and the express representations and warranties of Purchaser, Pubco, Merger Sub and each other Seller set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules, a true, complete and correct copy of which Purchaser Disclosure Schedules has been provided to such Seller) and in any certificate delivered to such Seller pursuant hereto, and the information provided by or on behalf of Purchaser, Pubco or Merger Sub for the Registration Statement; and (b) none of Purchaser, Pubco, Merger Sub or their respective Representatives have made any representation or warranty as to Purchaser, Pubco, Merger Sub or this Agreement, except as expressly set forth in this Agreement (including the related portions of the Purchaser Disclosure Schedules) or in any certificate delivered to such Seller pursuant hereto. Notwithstanding the foregoing (but subject to Sections 12.1 and 12.2), nothing in this Section 7.10 shall limit or impair any Person’s remedies or rights, or shall be deemed a waiver of any claims, related to Fraud.

7.11 No Other Representations. Except for the representations and warranties expressly made by the Sellers in Article VII (as modified by the Company Disclosure Schedules) or as expressly set forth in an Ancillary Document, the Sellers makes no other express or implied representation or warranty with respect to the Purchased Shares held thereby or the Transactions contemplated by this Agreement, or any Ancillary Documents to which they are or shall be a party, and the Sellers hereby expressly disclaim any other representations or warranties with respect thereto.

Article VIII
COVENANTS

8.1 Access and Information.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement in accordance with Section 11.1 or the Closing (the “Interim Period”), subject to Section 8.13, each of the Company, Pubco and Merger Sub shall give, and shall cause its Representatives to give, Purchaser and its Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Pubco, Merger Sub or the Target Companies, as Purchaser or its Representatives may reasonably request regarding Pubco, Merger Sub or the Target Companies and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of the Representatives of the Company, Pubco and Merger Sub to reasonably cooperate with Purchaser and its Representatives in their investigation; provided, however, that Purchaser and its Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Pubco, Merger Sub or the Target Companies.

(b) During the Interim Period, subject to Section 8.13, Purchaser shall give, and shall cause its Representatives to give, the Company, Pubco, Merger Sub and their respective Representatives, at reasonable times during normal business hours and upon reasonable intervals and notice, reasonable access to all offices and other

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facilities and to all employees, properties, Contracts, agreements, commitments, books and records, financial and operating data and other information (including Tax Returns, internal working papers, client files, client Contracts and director service agreements), of or pertaining to Purchaser or its Subsidiaries, as the Company, Pubco, Merger Sub or their respective Representatives may reasonably request regarding Purchaser, its Subsidiaries and their respective businesses, assets, Liabilities, financial condition, prospects, operations, management, employees and other aspects (including unaudited quarterly financial statements, including a consolidated quarterly balance sheet and income statement, a copy of each material report, schedule and other document filed with or received by a Governmental Authority pursuant to the requirements of applicable securities Laws, and independent public accountants’ work papers (subject to the consent or any other conditions required by such accountants, if any)) and cause each of their respective Representatives to reasonably cooperate with the Company, Pubco, Merger Sub and their respective Representatives in their investigation; provided, however, that the Company, Pubco, Merger Sub and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of Purchaser or any of its Subsidiaries.

8.2 Conduct of Business of the Company, Pubco, and Merger Sub.

(a) Unless Purchaser shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.2(a), or as required by applicable Law, Pubco, Merger Sub and the Company shall, and shall cause their respective Subsidiaries to, (i) use commercially reasonable efforts to conduct their respective businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply in all material respects with all Laws applicable to them and their respective Subsidiaries and their respective businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, their respective business organizations, to keep available the services of their respective directors, officers, employees and consultants, and to preserve the possession, control and condition of their respective material assets, all as consistent with past practice.

(b) Without limiting the generality of Section 8.2(a) and except as contemplated by the terms of this Agreement or any Ancillary Document or as set forth on Schedule 8.2(b), or as required by applicable Law, during the Interim Period, without the prior written consent of Purchaser (such consent not to be unreasonably withheld, conditioned or delayed), none of the Company, Pubco or Merger Sub shall, and each shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents, except as required by applicable Law;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its shares or other equity securities or securities of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities, except in each case for the issuance of Company Shares pursuant to the exercise of Company Convertible Securities outstanding as of the date of this Agreement;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 individually or $500,000 in the aggregate, make a loan or advance to or investment in any third party (other than advancement of expenses to employees in the ordinary course of business), or guarantee or endorse any Indebtedness, Liability or obligation of any Person in excess of $200,000 individually or $500,000 in the aggregate;

(v) increase the wages, salaries or compensation of its employees other than in the ordinary course of business, consistent with past practice, and in any event not in the aggregate by more than five percent (5%) of the amount included in a Target Company budget, or make or commit to make any bonus payment (whether in cash, property or securities) to any employee, or materially increase other benefits of employees generally, or enter into,

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establish, materially amend or terminate any Company Benefit Plan with, for or in respect of any current consultant, officer, manager director or employee, in each case other than as required by applicable Law, pursuant to the terms of any Company Benefit Plans or Contract or in the ordinary course of business consistent with past practice;

(vi) make or rescind any material election relating to Taxes, settle any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with IFRS;

(vii)   transfer or license to any Person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any material Company Registered IP, Company Licensed IP or other Company IP, or disclose to any Person who has not entered into a confidentiality agreement any Trade Secrets;

(viii) terminate, or waive or assign any material right under, any Company Material Contract or enter into any Contract that would be a Company Material Contract, in any case outside of the ordinary course of business consistent with past practice;

(ix) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(x) establish any Subsidiary or enter into any new line of business;

(xi) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are substantially similar to those currently in effect;

(xii) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with IFRS and after consulting with such Party’s outside auditors;

(xiii) waive, release, assign, settle or compromise any claim, or Action (including any Actions relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, such Party or its Affiliates) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Company Financials or the consolidated financial statements of Pubco, as applicable;

(xiv) close or materially reduce its activities, or effect any layoff or other personnel reduction or change, at any of its facilities;

(xv) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business consistent with past practice;

(xvi) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract;

(xvii) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xviii) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 individually or $500,000 in the aggregate other than pursuant to the terms of a Company Material Contract or Company Benefit Plan;

(xix) except in the ordinary course of business, sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its material properties, assets or rights;

(xx) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company, Pubco or Merger Sub;

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(xxi) take any action that would reasonably be expected to materially delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement;

(xxii) accelerate the collection of any trade receivables or delay the payment of trade payables or any other Liability other than in the ordinary course of business consistent with past practice;

(xxiii) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Related Person (other than compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice); or

(xxiv) authorize or agree to do any of the foregoing actions ;

provided that any actions taken to comply with Laws and orders by Governmental Authorities related to Covid-19 Restrictions shall not be deemed to constitute a breach of the requirements set forth under Section 8.2.

(c) Without limiting Sections 8.2(a) and 8.2(b), and except as set forth on Schedule 8.2(c) during the Interim Period, without the prior written consent of Purchaser, (i) the Company shall not issue any Company Securities, and (ii) no Seller shall sell, transfer or dispose of any Company Securities owned by such Seller, in either case of clauses (i) and (ii), unless the recipient or transferee of such Company Securities (the “New Seller”) executes and delivers to Purchaser, Pubco, Merger Sub and the Company a Joinder agreement in form and substance reasonably acceptable to Purchaser, Pubco and the Company to become bound by the terms and conditions of this Agreement as a Seller hereunder, as well as execute and deliver to Purchaser, Pubco, Merger Sub and the Company any Ancillary Documents which such New Seller would have been required to be a party or bound if such New Seller were a Seller on the date of this Agreement. The Parties shall make any appropriate adjustments to Annex I and each Seller’s Pro Rata Share to account for each such New Seller.

8.3 Conduct of Business of Purchaser

(a) Unless the Company, the Sellers and Pubco shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the Interim Period, except as expressly contemplated by this Agreement or any Ancillary Document or as set forth on Schedule 8.3, or as required by applicable Law, Purchaser shall (i) conduct its businesses, in all material respects, in the ordinary course of business consistent with past practice, (ii) comply with all Laws applicable to Purchaser and its businesses, assets and employees, and (iii) take all commercially reasonable measures necessary or appropriate to preserve intact, in all material respects, its business organizations, to keep available the services of its managers, directors, officers, employees and consultants, and to preserve the possession, control and condition of its material assets, all as consistent with past practice. Notwithstanding anything to the contrary in this Section 8.3, nothing in this Agreement shall prohibit or restrict Purchaser from extending, in accordance with the Purchaser Memorandum and Articles and IPO Prospectus, the deadline by which it must complete its Business Combination (an “Extension”), and no consent of any other Party shall be required in connection therewith.

(b) Without limiting the generality of Section 8.3(a) and except as contemplated by the terms of this Agreement or any Ancillary Document (including as contemplated by any PIPE Investment) or as set forth on Schedule 8.3, or as required by applicable Law, during the Interim Period, without the prior written consent of the Company, the Seller Representative and Pubco (such consent not to be unreasonably withheld, conditioned or delayed), Purchaser shall not, and shall cause its Subsidiaries to not:

(i) amend, waive or otherwise change, in any respect, its Organizational Documents;

(ii) authorize for issuance, issue, grant, sell, pledge, dispose of or propose to issue, grant, sell, pledge or dispose of any of its equity securities or any options, warrants, commitments, subscriptions or rights of any kind to acquire or sell any of its equity securities, or other securities, including any securities convertible into or exchangeable for any of its equity securities or other security interests of any class and any other equity-based awards, or engage in any hedging transaction with a third Person with respect to such securities;

(iii) split, combine, recapitalize or reclassify any of its shares or other equity interests or issue any other securities in respect thereof or pay or set aside any dividend or other distribution (whether in cash, equity or property or any combination thereof) in respect of its shares or other equity interests, or directly or indirectly redeem, purchase or otherwise acquire or offer to acquire any of its securities;

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(iv) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise) in excess of $200,000 (individually or in the aggregate), make a loan or advance to or investment in any third party, or guarantee or endorse any Indebtedness, Liability or obligation of any Person (provided, that this Section 8.3(b)(iv) shall not prevent Purchaser from borrowing funds necessary to finance its ordinary course administrative costs and expenses and Expenses incurred in connection with the consummation of the Transactions, including any PIPE Investment, and costs and expenses necessary for an Extension (such expenses, “Extension Expenses”), up to aggregate additional Indebtedness during the Interim Period of $1,000,000);

(v) make or rescind any material election relating to Taxes, settle any claim, Action relating to Taxes, file any amended Tax Return or claim for refund, or make any material change in its accounting or Tax policies or procedures, in each case except as required by applicable Law or in compliance with GAAP or IFRS, as applicable;

(vi) amend, waive or otherwise change the Trust Agreement in any manner adverse to Purchaser;

(vii) terminate, waive or assign any material right under any material agreement to which it is a party or any Purchaser Material Contract;

(viii) fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(ix) establish any Subsidiary or enter into any new line of business;

(x) fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to its assets, operations and activities in such amount and scope of coverage as are currently in effect;

(xi) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required to comply with GAAP or IFRS, as applicable, and after consulting Purchaser’s outside auditors;

(xii) waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Purchaser or its Subsidiary) not in excess of $200,000 (individually or in the aggregate), or otherwise pay, discharge or satisfy any Actions, Liabilities or obligations, unless such amount has been reserved in the Purchaser Financials;

(xiii) acquire, including by merger, consolidation, acquisition of equity interests or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets outside the ordinary course of business;

(xiv) make capital expenditures in excess of $200,000 individually for any project (or set of related projects) or $500,000 in the aggregate (excluding for the avoidance of doubt, incurring any Expenses);

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization (other than with respect to the Merger);

(xvi) voluntarily incur any Liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $200,000 individually or $500,000 in the aggregate (excluding the incurrence of any Expenses) other than pursuant to the terms of a Contract in existence as of the date of this Agreement or entered into in the ordinary course of business or in accordance with the terms of this Section 8.3 during the Interim Period;

(xvii) sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xviii) enter into any agreement, understanding or arrangement with respect to the voting of its securities;

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(xix) take any action that would reasonably be expected to significantly delay or impair the obtaining of any Consents of any Governmental Authority to be obtained in connection with this Agreement; or

(xx) authorize or agree to do any of the foregoing actions.

8.4 Annual and Interim Financial Statements. During the Interim Period, within thirty (30) calendar days following the end of each three-month quarterly period and each fiscal year, the Company shall deliver to Purchaser an unaudited consolidated income statement and an unaudited consolidated balance sheet of the Target Companies for the period from the Interim Balance Sheet Date through the end of such quarterly period or fiscal year and the applicable comparative period in the preceding fiscal year, in each case accompanied by a certificate of the Chief Financial Officer of the Company to the effect that all such financial statements fairly present the consolidated financial position and results of operations of the Target Companies as of the date or for the periods indicated, in accordance with IFRS, subject to year-end audit adjustments and excluding footnotes. From the date of this Agreement through the Closing Date, the Company will also promptly deliver to Purchaser copies of any audited consolidated financial statements of the Target Companies that the Target Companies’ certified public accountants may issue.

8.5 Purchaser Public Filings. During the Interim Period, Purchaser will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws and shall use its commercially reasonable efforts prior to the Merger to maintain the listing of the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Rights and the Purchaser Public Warrants on Nasdaq; provided, that the Parties acknowledge and agree that from and after the Closing, the Parties intend to list on Nasdaq only the Pubco Ordinary Shares and the Pubco Public Warrants.

8.6 No Solicitation.

(a) For purposes of this Agreement, (i) an “Acquisition Proposal” means any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person or group at any time relating to an Alternative Transaction, and (ii) an “Alternative Transaction” means (A) with respect to the Company, Pubco, Merger Sub, the Sellers and their respective Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning the sale of (x) all or any material part of the business or assets of the Target Companies (other than in the ordinary course of business consistent with past practice) or (y) any of the shares or other equity interests or profits of the Target Companies, in any case, whether such transaction takes the form of a sale of shares or other equity interests, assets, merger, consolidation, issuance of debt securities, management Contract, joint venture or partnership, or otherwise and (B) with respect to Purchaser and its Affiliates, a transaction (other than the transactions contemplated by this Agreement) concerning a Business Combination involving Purchaser.

(b) During the Interim Period, in order to induce the other Parties to continue to commit to expend management time and financial resources in furtherance of the transactions contemplated hereby, each Party shall not, and shall cause its Representatives to not, without the prior written consent of the Company, Purchaser, the Sellers and Pubco, directly or indirectly, (i) solicit, assist, initiate or facilitate the making, submission or announcement of, or intentionally encourage, any Acquisition Proposal, (ii) furnish any non-public information regarding such Party or its Affiliates (or with respect to any Seller, any Target Company) or their respective businesses, operations, assets, Liabilities, financial condition, prospects or employees to any Person or group (other than a Party to this Agreement or their respective Representatives) in connection with or in response to an Acquisition Proposal, (iii) engage or participate in discussions or negotiations with any Person or group with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal, (iv) approve, endorse or recommend, or publicly propose to approve, endorse or recommend, any Acquisition Proposal, (v) negotiate or enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (vi) release any third Person from, or waive any provision of, any confidentiality agreement to which such Party is a party.

(c) Each Party shall notify the others as promptly as practicable (and in any event within 48 hours) orally and in writing of the receipt by such Party or any of its Representatives (or with respect to the Company, any Seller) of (i) any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations regarding or constituting any Acquisition Proposal or any bona fide inquiries, proposals or offers, requests for information or requests for discussions or negotiations that could reasonably be expected to result in an Acquisition Proposal, and (ii) any request for non-public information relating to such Party or its Affiliates (or with respect to any Seller or the Seller Representative, any Target Company), specifying in each case, the material terms and conditions thereof (including a copy thereof if in writing or a written summary thereof if oral) and the identity of the

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party making such inquiry, proposal, offer or request for information, subject to applicable confidentiality restrictions. Each Party shall keep the others promptly informed of the status of any such inquiries, proposals, offers or requests for information. During the Interim Period, each Party shall, and shall cause its Representatives to, immediately cease and cause to be terminated any solicitations, discussions or negotiations with any Person with respect to any Acquisition Proposal and shall, and shall direct its Representatives to, cease and terminate any such solicitations, discussions or negotiations.

8.7 No Trading. Each of the Company, Pubco, Merger Sub, the Sellers and the Seller Representative acknowledge and agree that it is aware, and that their respective Affiliates are aware (and each of their respective Representatives is aware or, upon receipt of any material nonpublic information of Purchaser, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company, Pubco, Merger Sub, the Sellers and the Seller Representative each hereby agree that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Purchaser (other than pursuant to the Transactions), communicate such information to any third party, take any other action with respect to Purchaser in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

8.8 Notification of Certain Matters. During the Interim Period, each Party shall give prompt notice to the other Parties if such Party or its Affiliates (or, with respect to the Company, any Seller): (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates (or, with respect to the Company, any Seller) hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Authority) alleging (i) that the Consent of such third party is or may be required in connection with the Transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates (or, with respect to the Company, any Seller); (c) receives any notice or other communication from any Governmental Authority in connection with the Transactions contemplated by this Agreement; (d) discovers any fact or circumstance that, or becomes aware of the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be expected to cause or result in any of the conditions to set forth in Article X not being satisfied or the satisfaction of those conditions being materially delayed; or (e) becomes aware of the commencement or threat, in writing, of any Action against such Party or any of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative), or any of their respective properties or assets, or, to the Knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates (or, with respect to the Company, any Seller or the Seller Representative) with respect to the consummation of the Transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

8.9 Efforts.

(a) Subject to the terms and conditions of this Agreement, each Party shall use its commercially reasonable efforts, and shall cooperate fully with the other Parties, to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate the transactions contemplated by this Agreement (including the receipt of all applicable Consents of Governmental Authorities) and to comply as promptly as practicable with all requirements of Governmental Authorities applicable to the transactions contemplated by this Agreement.

(b) In furtherance and not in limitation of Section 8.9(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (“Antitrust Laws”), each Party hereto agrees to make any required filing or application under Antitrust Laws, as applicable, with each of Purchaser and the Company bearing fifty percent (50%) of the filing fees thereof, with respect to the transactions contemplated hereby as promptly as practicable, to supply as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the Antitrust Laws. Each Party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the transactions contemplated by this Agreement under any Antitrust Law, use its

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commercially reasonable efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private Person; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated by this Agreement; (iii) permit a Representative of the other Parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and to the extent permitted by such Governmental Authority or other Person, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, the other Parties shall keep such Party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the transactions contemplated hereby, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(c) As soon as reasonably practicable following the date of this Agreement, the Parties shall reasonably cooperate with each other and use (and shall cause their respective Affiliates to use) their respective commercially reasonable efforts to prepare and file with Governmental Authorities requests for approval of the transactions contemplated by this Agreement and shall use all commercially reasonable efforts to have such Governmental Authorities approve the transactions contemplated by this Agreement. Each Party shall give prompt written notice to the other Parties if such Party or any of its Representatives (or, with respect to the Company, any Seller or the Seller Representative) receives any notice from such Governmental Authorities in connection with the transactions contemplated by this Agreement, and shall promptly furnish the other Parties with a copy of such Governmental Authority notice. If any Governmental Authority requires that a hearing or meeting be held in connection with its approval of the transactions contemplated hereby, whether prior to the Closing or after the Closing, each Party shall arrange for Representatives of such Party to be present for such hearing or meeting. If any objections are asserted with respect to the transactions contemplated by this Agreement under any applicable Law or if any Action is instituted (or threatened to be instituted) by any applicable Governmental Authority or any private Person challenging any of the transactions contemplated by this Agreement or any Ancillary Document as violative of any applicable Law or which would otherwise prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby, the Parties shall use their commercially reasonable efforts to resolve any such objections or Actions so as to timely permit consummation of the transactions contemplated by this Agreement and the Ancillary Documents, including in order to resolve such objections or Actions which, in any case if not resolved, could reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated hereby or thereby. In the event any Action is instituted (or threatened to be instituted) by a Governmental Authority or private Person challenging the transactions contemplated by this Agreement, or any Ancillary Document, the Parties shall, and shall cause their respective Representatives to, reasonably cooperate with each other and use their respective commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement or the Ancillary Documents.

(d) Prior to the Closing, each Party shall use its commercially reasonable efforts to obtain any Consents of Governmental Authorities or other third Persons as may be necessary for the consummation by such Party or its Affiliates of the transactions contemplated by this Agreement or required as a result of the execution or performance of, or consummation of the transactions contemplated by, this Agreement by such Party or its Affiliates, and the other Parties shall provide reasonable cooperation in connection with such efforts. With respect to Pubco, during the Interim Period, the Company and Pubco shall take all commercially reasonable actions necessary to cause Pubco to qualify as “foreign private issuer” as such term is defined under Exchange Act Rule 3b-4 and to maintain such status through the Closing.

8.10 Further Assurances. The Parties hereto shall further cooperate with each other and use their respective commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on their part under this Agreement and applicable Laws to consummate the transactions contemplated by this Agreement as soon as reasonably practicable, including preparing and filing as soon as practicable all documentation to effect all necessary notices, reports and other filings.

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8.11 The Registration Statement.

(a) As promptly as practicable after the date of this Agreement, Purchaser and Pubco shall prepare with the reasonable assistance of the Company, and file with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of the Pubco Securities to be issued under this Agreement to the holders of Purchaser Securities prior to the Effective Time, which Registration Statement will also contain a proxy statement of Purchaser (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from Purchaser shareholders for the matters to be acted upon at the Extraordinary General Meeting and providing the Public Shareholders an opportunity in accordance with Purchaser’s Organizational Documents and the IPO Prospectus to have their Purchaser Ordinary Shares (or if after the Effective Time, their Pubco Ordinary Shares) redeemed (the “Redemption”) in conjunction with the shareholder vote on the Purchaser Shareholder Approval Matters. The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Purchaser shareholders to vote, at an extraordinary general meeting of Purchaser shareholders to be called and held for such purpose (the “Extraordinary General Meeting”), in favor of resolutions approving (i) as ordinary resolutions, the adoption and approval of this Agreement and the Transactions (including to the extent required, the issuance of any PIPE Shares) by the holders of Purchaser Ordinary Shares in accordance with Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq (provided that the Merger and the Plan of Merger must be authorized by a special resolution), (ii) as an ordinary resolution, the adoption and approval of a new equity incentive plan for Pubco in form and substance reasonably acceptable to the Company, Pubco and Purchaser (the “Pubco Equity Plan”), which will provide that the total awards under such Pubco Equity Plan will be a number of Pubco Ordinary Shares equal to twelve percent (12%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing, (iii) as an ordinary resolution, the appointment of the members of the Post-Closing Pubco Board in accordance with Section 8.14 hereof, (iv) as an ordinary resolution (or if required by applicable Law or the Purchaser Memorandum and Articles, as a special resolution) such other matters as the Company, Pubco and Purchaser shall hereafter mutually determine to be necessary or appropriate in order to effect the Transactions (the approvals described in foregoing clauses (i) through (iv), collectively, the “Purchaser Shareholder Approval Matters”), and (v) as an ordinary resolution, the adjournment of the Extraordinary General Meeting, if necessary or desirable in the reasonable determination of Purchaser. If on the date for which the Extraordinary General Meeting is scheduled, Purchaser has not received proxies representing a sufficient number of shares to obtain the Required Shareholder Approval, whether or not a quorum is present, Purchaser may make one or more successive postponements or adjournments of the Extraordinary General Meeting. In connection with the Registration Statement, Purchaser and Pubco will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation and registration statement rules set forth in Purchaser’s Organizational Documents, the Cayman Act and the rules and regulations of the SEC and Nasdaq. Purchaser and Pubco shall cooperate and provide the Company (and its counsel) with a reasonable opportunity to review and comment on the Registration Statement and any amendment or supplement thereto prior to filing the same with the SEC. The Company shall provide Purchaser and Pubco with such information concerning the Target Companies and their shareholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Registration Statement, or in any amendments or supplements thereto, which information provided by the Company shall be true and correct and not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not materially misleading. Each of the parties will pay its own costs and expenses ((including legal, financial advisory, consulting and accounting fees and expenses) incurred in connection with the Registration Statement, except that any filing fees or similar fees with respect to SEC, regulatory or governmental approval shall be borne equally by Purchaser and the Company.

(b) Purchaser and Pubco shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Registration Statement, the Extraordinary General Meeting and the Redemption. Each of Purchaser, Pubco and the Company shall, and shall cause each of its Subsidiaries to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company, Pubco, Purchaser, the Seller Representative and their respective Representatives in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Registration Statement, and responding in a timely manner to comments from the SEC. Each Party shall promptly correct any information provided by it for use in the Registration Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any

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material respect or as otherwise required by applicable Laws. Purchaser and Pubco shall amend or supplement the Registration Statement and cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Purchaser’s shareholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Purchaser’s Organizational Documents, provided that Purchaser shall not amend or supplement the Registration Statement without adequate notice to and prior consultation with the Company and the Seller Representative.

(c) Purchaser and Pubco, with the assistance of the other Parties, shall promptly respond to any SEC comments on the Registration Statement and shall otherwise use their commercially reasonable efforts to cause the Registration Statement to “clear” comments from the SEC and become effective. Purchaser and Pubco shall provide the Company with copies of any written comments, and shall inform the Company of any material oral comments, that Purchaser, Pubco or their respective Representatives receive from the SEC or its staff with respect to the Registration Statement, the Extraordinary General Meeting and the Redemption promptly after the receipt of such comments and shall give the Company a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments, including to the extent possible, participation by the Company or its counsel in discussions with the SEC.

(d) As soon as practicable following the Registration Statement “clearing” comments from the SEC and becoming effective, Purchaser and Pubco shall distribute the Registration Statement to Purchaser’s shareholders and, pursuant thereto, shall use commercially reasonable efforts to call the Extraordinary General Meeting in accordance with the Cayman Act for a date no later than thirty (30) days following the effectiveness of the Registration Statement, subject however to any necessary adjournments or postponements as described in Section 8.11(a) above.

(e) Purchaser and Pubco shall comply with all applicable Laws, any applicable rules and regulations of Nasdaq, Purchaser’s Organizational Documents and this Agreement in the preparation, filing and distribution of the Registration Statement, any solicitation of proxies thereunder, the calling and holding of the Extraordinary General Meeting and the Redemption.

8.12 Public Announcements.

(a) The Parties agree that during the Interim Period, no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent (not be unreasonably withheld, conditioned or delayed) of Purchaser, Pubco, and the Company, except as such release or announcement may be required by applicable Law or the rules or regulations of any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, as promptly as practicable after the execution of this Agreement (but in any event within four (4) Business Days thereafter), issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Purchaser shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement), provided that Purchaser provides the Company with a reasonable period of time to complete such review, comment and approval prior thereto. The Parties shall mutually agree upon and, as promptly as practicable after the Closing (but in any event within four (4) Business Days thereafter), issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Pubco shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws which Purchaser and the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Authority or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as

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may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party and/ or any Governmental Authority in connection with the transactions contemplated hereby.

8.13 Confidential Information.

(a) The Company, Pubco, Merger Sub, the Sellers and the Seller Representative each hereby agree that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, they shall, and shall cause their respective Representatives to: (i) treat and hold in strict confidence any Purchaser Confidential Information, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing their obligations hereunder or thereunder or enforcing their rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Purchaser Confidential Information without Purchaser’s prior written consent; and (ii) in the event that the Company, Pubco, Merger Sub, any Seller, the Seller Representative or any of their respective Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Purchaser Confidential Information, (A) provide Purchaser to the extent legally permitted with prompt written notice of such requirement so that Purchaser or an Affiliate thereof may seek, at Purchaser’s cost, a protective Order or other remedy or waive compliance with this Section 8.13(a), and (B) in the event that such protective Order or other remedy is not obtained, or Purchaser waives compliance with this Section 8.13(a), furnish only that portion of such Purchaser Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Purchaser Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, the Company, Pubco, Merger Sub, the Sellers and the Seller Representative shall, and shall cause their respective Representatives to, promptly deliver to Purchaser or destroy (at the Company’s election) any and all copies (in whatever form or medium) of Purchaser Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon.

(b) Purchaser hereby agrees that during the Interim Period and, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, it shall, and shall cause its Representatives to: (i) treat and hold in strict confidence any Company Confidential Information disclosed to such Person, and will not use for any purpose (except in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Documents, performing its obligations hereunder or thereunder or enforcing its rights hereunder or thereunder), nor directly or indirectly disclose, distribute, publish, disseminate or otherwise make available to any third party any of the Company Confidential Information without the Company’s prior written consent; and (ii) in the event that Purchaser or any of its Representatives, during the Interim Period or, in the event that this Agreement is terminated in accordance with Article XI, for a period of two (2) years after such termination, becomes legally compelled to disclose any Company Confidential Information, (A) provide the Company to the extent legally permitted with prompt written notice of such requirement so that the Company may seek, at the Company’s sole expense, a protective Order or other remedy or waive compliance with this Section 8.13(b) and (B) in the event that such protective Order or other remedy is not obtained, or the Company waives compliance with this Section 8.13(b), furnish only that portion of such Company Confidential Information which is legally required to be provided as advised by outside counsel and to exercise its commercially reasonable efforts to obtain assurances that confidential treatment will be accorded such Company Confidential Information. In the event that this Agreement is terminated and the transactions contemplated hereby are not consummated, Purchaser shall, and shall cause its Representatives to, promptly deliver to the Company or destroy (at Purchaser’s election) any and all copies (in whatever form or medium) of Company Confidential Information and destroy all notes, memoranda, summaries, analyses, compilations and other writings related thereto or based thereon. Notwithstanding the foregoing, Purchaser and its Representatives shall be permitted to disclose any and all Company Confidential Information to the extent required by the Federal Securities Laws, as advised by outside counsel, and after giving the Company a reasonable opportunity under the circumstances to review such disclosure and considering in good faith any comments made by the Company regarding such disclosure, and to enable the Company to seek confidential treatment of such Company Confidential Information, provided that (y) Purchaser shall, and shall cause its Representatives to, treat and hold in strict confidence any Confidential Company Information of any Target Company disclosed to such Person until such information ceases

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to be Confidential Company Information, and (z) Purchaser and its Representatives shall be permitted to retain copies of Company Confidential Information only to the extent required by internal compliance policies or applicable Laws or to satisfy requirements of a Governmental Authority.

8.14 Post-Closing Pubco Board of Directors and Executive Officers.

(a) The Parties shall take all necessary action, including causing the directors of Pubco to resign, so that effective as of the Closing, Pubco’s board of directors (the “Post-Closing Pubco Board”) will consist of five (5) individuals, including (i) one (1) person that is designated by Purchaser prior to the Closing (the “Purchaser Director”), who shall qualify as an independent director under Nasdaq rules, (ii) the three (3) persons that are designated by the Company prior to the Closing (the “Company Directors”), at least one (1) of whom shall be required to qualify as an independent director under Nasdaq rules and (iii) the one (1) person that is mutually agreed upon and designated by Purchaser and the Company prior to the Closing (the “Independent Director”) who shall be required to qualify as an independent director under Nasdaq rules. At or prior to the Closing, Pubco will provide each member of the Post-Closing Pubco Board with a customary director indemnification agreement, in form and substance reasonably acceptable to such director, Pubco, Purchaser and the Company.

(b) The Parties shall take all action necessary, including causing the executive officers of Pubco to resign, so that the individuals serving as the chief executive officer and chief financial officer, respectively, of Pubco immediately after the Closing will be the same individuals (in the same office) as that of the Company immediately prior to the Closing (unless, at its sole discretion, the Company desires to appoint another qualified person to either such role, in which case, such other person identified by the Company shall serve in such role).

8.15 Indemnification of Directors and Officers; Tail Insurance.

(a) The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of Purchaser, the Company, Pubco or Merger Sub and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of Purchaser, the Company, Pubco or Merger Sub (the “D&O Indemnified Persons”) as provided in their respective Organizational Documents or under any indemnification, employment or other similar agreements between any D&O Indemnified Person and Purchaser, the Company, Pubco or Merger Sub, in each case as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law. For a period of six (6) years after the Effective Time, Pubco shall cause the Organizational Documents of Pubco, Purchaser and each Target Company to contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the Organizational Documents of Purchaser, each Target Company, Pubco and Merger Sub to the extent permitted by applicable Law. The provisions of this Section 8.14(a) shall survive the Closing and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.

(b) For a period of six (6) years after the Effective Time, Pubco shall maintain in effect directors’ and officers’ liability insurance covering those Persons (including, in any event, the D&O Indemnified Persons) who are currently covered by the Purchaser’s and Target Companies’, respectively, directors’ and officers’ liability insurance policies (complete copies of which have been made available to the Purchaser and the Company prior to the date of this Agreement) (the “D&O Tail Insurance”) on terms substantially equivalent to and in any event not less favorable in the aggregate than Purchaser’s existing coverage. Notwithstanding anything to the contrary contained in this Agreement, Pubco and its Subsidiaries may cause coverage to be extended under Purchaser’s or the Company’s current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing at or prior to the Effective Time and if and to the extent such policies have been obtained prior to the Effective Time with respect to any such Persons. Pubco and its Subsidiaries, respectively, shall maintain such policies in effect and shall continue to honor the obligations thereunder, and if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 8.14(b) shall be continued in respect of such claim until the final disposition thereof.

(c) Purchaser shall be permitted prior to the Effective Time to obtain and fully pay the premium for such D&O Tail Insurance and shall maintain the D&O Tail Insurance in full force and effect, and continue to honor the obligations thereunder until Closing and Pubco shall timely pay or cause to be paid all premiums with respect to the D&O Tail Insurance after the Closing.

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8.16 Use of Trust Account Proceeds. Purchaser shall provide the Company with an estimated written statement of Expenses prepared in good faith (the “Purchaser Expenses Statement”), at least five (5) Business Days prior to the Closing, and shall deliver to the Company a final Purchaser Expenses Statement on or prior to the Closing, which shall be mutually agreed in writing by Purchaser and the Company prior to the payment of any such Expenses from the Trust Account. At the Closing, the Purchaser shall cause the documents, certificates and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered. The Parties agree that after the Closing, the funds in the Trust Account, after taking into account payments for the Redemption, and any proceeds received by Pubco or Purchaser from any PIPE Investment shall first be used, and Purchaser will make all appropriate arrangements to cause the Trustee to pay (i) Purchaser’s accrued Expenses set forth on the Purchaser Expenses Statement, (ii) Purchaser’s deferred Expenses set forth on the final Purchaser Expenses Statement (including cash amounts payable to its underwriter and any legal fees) of the IPO, and (iii) any loans owed by Purchaser to Sponsor for Expenses (including deferred Expenses) that are not converted into Purchaser or Pubco securities in the amounts, in the aggregate amount of the principal balance and accrued interest for such loans set forth on the final Purchaser Expenses Statement. Any remaining cash will be distributed immediately after such payments are made to Pubco or a Target Company at the written instruction of the chief executive officer of Pubco, and used for working capital and general corporate purposes.

8.17 PIPE Investment. Without limiting anything to the contrary contained herein, during the Interim Period, Purchaser shall use commercially reasonable efforts as practicable, after the date of this Agreement and at or prior to the Closing, to enter into and consummate subscription agreements with investors relating to a private equity investment in Purchaser or Pubco to purchase shares of Purchaser or Pubco (“PIPE Shares”) in connection with a private placement, and/or enter into backstop arrangements with potential investors, in either case on terms mutually agreeable to the Company, Purchaser and Pubco, acting reasonably (a “PIPE Investment”), and, if Purchaser elects to seek a PIPE Investment, Pubco, Purchaser and the Company shall, and shall cause their respective Representatives to, cooperate with each other and their respective Representatives in connection with such PIPE Investment and use their respective commercially reasonable efforts to cause such PIPE Investment to occur (including having the Company’s senior management participate in any investor meetings and roadshows as reasonably requested by Purchaser). At the election of Purchaser, Pubco and the Company, any PIPE Investment may take the form of a convertible debt financing whereby the PIPE Investors shall enter into convertible note purchase agreements or other alternative financing, including an equity line of credit.

8.18 Pubco Equity Incentive Plan. Prior to the Closing Date, Pubco, Purchaser and the Company shall approve, and Pubco shall adopt, an Equity Incentive Plan in form and substance mutually acceptable in good faith to Pubco, Purchaser and the Company, which will provide that the total awards under such Equity Incentive Plan will be a number of Pubco Ordinary Shares equal to twelve percent (12%) of the aggregate number of Pubco Ordinary Shares issued and outstanding immediately after the Closing. Prior to the effectiveness of the Registration Statement, the board of directors of Pubco shall approve and adopt the Equity Incentive Plan in the manner prescribed under applicable Laws, effective as of the Closing Date, and shall submit the Equity Incentive Plan for approval by Pubco’s shareholders as required by the Companies Act. Within 30 days after the Closing, Pubco shall file a registration statement on Form F-8 (or other applicable form) with respect to the shares issuable under the Equity Incentive Plan. Pubco shall use commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as awards granted pursuant to the Equity Incentive Plan remain outstanding.

Article IX
SURVIVAL AND INDEMNIFICATION

9.1 Survival.

(a) All representations and warranties of the Company and the Sellers contained in this Agreement (including the Company Disclosure Schedules and all certificates, documents, instruments and undertakings furnished in writing by the Company or a Seller pursuant to this Agreement) shall survive the Closing through and until and including the Expiration Date; provided, however, that the representations and warranties contained in (i) Sections 6.1 (Organization and Standing), 6.2 (Authorization; Binding Agreement), 6.3 (Capitalization), 6.4 (Subsidiaries), 6.13 (Intellectual Property), 6.14 (Taxes and Returns) 6.19 (Benefit Plans), 6.20 (Environmental Matters) 6.26 (Finders and Brokers), and (ii) Sections 7.1 (Organization and Standing), 7.2 (Authorization; Binding Agreement), 7.3 (Ownership) and 7.8 (Finders and Brokers), shall each survive until thirty (30) days after the expiration of the applicable statute of limitations (the representations and warranties referenced in subsections (i) and (ii), the “Special

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Representations”; and the representations and warranties referenced in Sections 6.1, 6.2, 6.3, 6.4, 6.26, 7.1, 7.2, 7.3 and 7.8, the “Fundamental Representations”). Additionally, Fraud Claims relating to the Company shall survive indefinitely. If written notice of a claim for breach of any representation or warranty has been given before the applicable date when such representation or warranty no longer survives in accordance with this Section 9.1(a), then the relevant representations and warranties shall survive as to such claim, until the claim has been finally resolved. All covenants, obligations and agreements of the Company contained in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and undertakings furnished by the Company pursuant to this Agreement), including any indemnification obligations, shall not survive the Closing unless by their terms apply to or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

(b) The representations and warranties of Purchaser contained in this Agreement or in any certificate or instrument delivered by or on behalf of a Purchaser pursuant to this Agreement shall not survive the Closing, and from and after the Closing, Purchaser, the Purchaser Representative, and their respective Representatives shall not have any further obligations, nor shall any claim be asserted or action be brought against Purchaser, the Purchaser Representative or their respective Representatives with respect thereto. The covenants, obligations and agreements made by Purchaser and/or the Purchaser Representative in this Agreement (including all schedules and exhibits hereto and all certificates, documents, instruments and written undertakings furnished by Purchaser pursuant to this Agreement), including any rights arising out of any breach of such covenants, obligations or agreements, shall not survive the Closing, except for those covenants, obligations and agreements contained herein or in any Ancillary Document, schedule, exhibit, certificate, document, instrument or undertaking furnished thereby, that by their terms apply to or are to be performed in whole or in part after the Closing (which such covenants shall survive the Closing and continue until fully performed in accordance with their terms).

9.2 Indemnification.

(a) Subject to the terms and conditions of this Article IX, from and after the Closing, the Primary Sellers and each of their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, an “Primary Seller Indemnifying Party”) will severally, and not jointly, indemnify, defend and hold harmless Pubco, Purchaser and their respective Affiliates, officers, directors, managers, employees, successors and permitted assigns (each, with respect to any claim made pursuant to this Agreement, an “Indemnified Party”) from and against any and all losses, Actions, Orders, Liabilities, damages, diminution in value, Taxes, interest, penalties, Liens, amounts paid in settlement approved in writing by the Primary Seller Indemnifying Parties, costs and expenses (including reasonable expenses of investigation and court costs and reasonable attorneys’ fees and expenses) (any of the foregoing, a “Loss”) paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim): (i) the breach of any representation or warranty made by the Company set forth in this Agreement or in any certificate delivered by the Company; (ii) the breach of any representation or warranty made by such Primary Seller in this Agreement or in any certificate delivered by such Primary Seller; or (iii) the breach of any covenant or agreement on the part of the Company or the Primary Sellers to be performed pursuant to this Agreement; or (iv) any Action by Person(s) who were holders of equity securities of a Target Company, including options, warrants, convertible debt or other convertible securities or other rights to acquire equity securities of a Target Company, prior to the Closing arising out of the sale, purchase, termination, cancellation, expiration, redemption or conversion of any such securities.

(b) Subject to the terms and conditions of this Article IX, from and after the Closing, each Seller who is not a Primary Seller, and each of their respective successors and assigns (each, with respect to any claim made pursuant to this Agreement, a “Seller Indemnifying Party”, and together with the Primary Seller Indemnifying Parties, the “Indemnifying Parties”), will severally, and not jointly, indemnify, defend and hold harmless the Indemnified Parties from and against any and all Losses paid, suffered or incurred by, or imposed upon, any Indemnified Party to the extent arising in whole or in part out of or resulting directly or indirectly from (whether or not involving a Third Party Claim) (i) the breach of any representation or warranty made by such Seller set forth in this Agreement or in any certificate delivered by such Seller; or (ii) the breach of any covenant or agreement on the part of such Seller to be performed pursuant to this Agreement.

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9.3 Limitations and General Indemnification Provisions.

(a) Except as otherwise expressly provided in this this Article IX, the Indemnified Parties will not be entitled to receive any indemnification payments under Section 9.2 unless and until the aggregate amount of Losses incurred by the Indemnified Parties for which they are otherwise entitled to indemnification under this Article IX exceeds Nine Hundred Fifty Thousand U.S. Dollars ($950,000) (the “Basket”), at which time the Indemnified Parties shall be entitled to receive any indemnification payments under Section 9.2 from the first dollar of Losses of such Indemnified Parties required to reach the Basket provided, however, that the Basket shall not apply to (i) indemnification claims for breaches of any Fundamental Representations or (ii) Fraud Claims.

(b) The maximum aggregate amount of indemnification payments the Indemnifying Parties will be obligated to pay in the aggregate under Section 9.2 (other than claims for breach of any Fundamental Representations or any Fraud Claims) shall not exceed an amount equal to Thirty Eight Million U.S. Dollars ($38,000,000); provided, that with respect to any claims for breach of the Fundamental Representations or Fraud Claims, the maximum aggregate amount of indemnification payments under Section 9.2 shall not exceed an amount equal to the Exchange Consideration.

(c) Notwithstanding anything to the contrary contained herein, no Indemnifying Party will have any indemnification obligations under Section 9.2 for any Loss to the extent that the amount of such Loss is (i) included in the calculation of Net Working Capital, Closing Net Debt or Transaction Expenses and resulted in a change to the Finally Determined Exchange Shares in accordance with Section 2.5, or (ii) except in the case of Fraud Claims, exceeds such Indemnifying Party’s Pro Rata Share of the Exchange Consideration.

(d) Solely for purposes of determining the amount of Losses under this Article IX (and, for the avoidance of doubt, not for purposes of determining whether there has been a breach giving rise to the indemnification claim), all of the representations, warranties and covenants set forth in this Agreement (including the Company Disclosure Schedules) or any Ancillary Document that are qualified by materiality, Material Adverse Effect or words of similar import or effect will be deemed to have been made without any such qualification.

(e) No investigation or knowledge by an Indemnified Party, Purchaser or their respective Representatives of a breach of a representation or warranty of an Indemnifying Party shall affect the representations or warranties of the Company, any Seller or the Seller Representative or the recourse available to the Indemnified Parties under any provision of this Agreement, including this Article IX, with respect thereto.

(f) The amount of any Losses suffered or incurred by any Indemnified Party shall be reduced by the amount of any insurance proceeds paid to the Indemnified Party or any Affiliate or Representative thereof as a reimbursement with respect to such Losses (and no right of subrogation shall accrue to any insurer hereunder, except to the extent that such waiver of subrogation would prejudice any applicable insurance coverage), net of the costs of collection and the increases in insurance premiums for one subsequent renewal period resulting from such Loss or insurance payment.

9.4 Indemnification Procedures.

(a) The Purchaser Representative shall have the sole right to act on behalf of the Indemnified Parties with respect to any indemnification claims made pursuant to this Article IX, including bringing and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnified Parties. The Seller Representative shall have the sole right to act on behalf of the Indemnifying Parties with respect to any indemnification claims made pursuant to this Article IX, including defending and settling any indemnification claims hereunder and receiving any notices on behalf of the Indemnifying Parties.

(b) In order to make a claim for indemnification hereunder, the Purchaser Representative on behalf of an Indemnified Party must provide written notice (a “Claim Notice”) of such claim to the Seller Representative on behalf of the Indemnifying Parties and to the Escrow Agent, which Claim Notice shall include (i) a reasonable description of the facts and circumstances which relate to the subject matter of such indemnification claim to the extent then known and (ii) the amount of Losses suffered by the Indemnified Party in connection with the claim to the extent known or reasonably estimable (provided, that the Purchaser Representative may thereafter in good faith adjust the amount of Losses with respect to the claim by providing a revised Claim Notice to the Seller Representative and the Escrow Agent); provided, that the copy of any Claim Notice provided to the Escrow Agent shall be redacted for any confidential or proprietary information of the Indemnifying Party or the Indemnified Party described in clause (i).

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(c) In the case of any claim for indemnification under Article IX arising from a claim of a third party (including any Governmental Authority) (a “Third Party Claim”), the Purchaser Representative must give a Claim Notice with respect to such Third Party Claim to the Seller Representative promptly (but in no event later than thirty (30) days) after the Indemnified Party’s receipt of notice of such Third Party Claim; provided, that the failure to give such notice will not relieve the Indemnifying Party of its indemnification obligations except to the extent that the defense of such Third Party Claim is materially and irrevocably prejudiced by the failure to give such notice. The Seller Representative will have the right to defend and to direct the defense against any such Third Party Claim in its name and at its expense, and with counsel selected by the Seller Representative, unless (i) the Seller Representative fails to acknowledge fully to the Purchaser Representative the obligations of the Indemnifying Party to the Indemnified Party within twenty (20) days after receiving notice of such Third Party Claim or contests, in whole or in part, its indemnification obligations therefor or (ii) at any time while such Third Party Claim is pending, (A) there is a conflict of interest between the Seller Representative on behalf of the Indemnifying Party and the Purchaser Representative on behalf of the Indemnified Party in the conduct of such defense, (B) the applicable third party alleges a Fraud Claim, (C) such claim is criminal in nature, could reasonably be expected to lead to criminal proceedings, or seeks an injunction or other equitable relief against the Indemnified Party or (D) the amount of the Third Party Claim exceeds or is reasonably expected to exceed the value of the remaining Escrow Property in the Escrow Account (after deducting any amounts for pending but unresolved indemnification claims and resolved but unpaid indemnification claims). If the Seller Representative on behalf of the Indemnifying Party elects, and is entitled, to compromise or defend such Third Party Claim, it will within twenty (20) days (or sooner, if the nature of the Third Party Claim so requires) notify the Purchaser Representative of its intent to do so, and the Purchaser Representative and the Indemnified Party will, at the request and expense of the Seller Representative, cooperate in the defense of such Third Party Claim. If the Seller Representative on behalf of the Indemnifying Party elects not to, or at any time is not entitled under Section 9.4 to, compromise or defend such Third Party Claim, fails to notify the Purchaser Representative of its election as herein provided or refuses to acknowledge or contests its obligation to indemnify under this Agreement, the Purchaser Representative on behalf of the Indemnified Party may pay, compromise or defend such Third Party Claim. Notwithstanding anything to the contrary contained herein, the Indemnifying Party will have no indemnification obligations with respect to any such Third Party Claim which is settled by the Indemnified Party or the Purchaser Representative without the prior written consent of the Seller Representative on behalf of the Indemnifying Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that notwithstanding the foregoing, the Indemnified Party will not be required to refrain from paying any Third Party Claim which has matured by a final, non-appealable Order, nor will it be required to refrain from paying any Third Party Claim where the delay in paying such claim would result in the foreclosure of a Lien upon any of the property or assets then held by the Indemnified Party or where any delay in payment would cause the Indemnified Party material economic loss. The Seller Representative’s right on behalf of the Indemnifying Party to direct the defense will include the right to compromise or enter into an agreement settling any Third Party Claim; provided, that no such compromise or settlement will obligate the Indemnified Party to agree to any settlement that that requires the taking or restriction of any action (including the payment of money and competition restrictions) by the Indemnified Party other than the execution of a release for such Third Party Claim and/or agreeing to be subject to customary confidentiality obligations in connection therewith, except with the prior written consent of the Purchaser Representative on behalf of the Indemnified Party (such consent to be withheld, conditioned or delayed only for a good faith reason). Notwithstanding the Seller Representative’s right on behalf of the Indemnifying Party to compromise or settle in accordance with the immediately preceding sentence, the Seller Representative on behalf of the Indemnifying Party may not settle or compromise any Third Party Claim over the objection of the Purchaser Representative on behalf of the Indemnified Party; provided, however, that consent by the Purchaser Representative on behalf of the Indemnified Party to settlement or compromise will not be unreasonably withheld, delayed or conditioned. The Purchaser Representative on behalf of the Indemnified Party will have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Seller Representative’s right on behalf of the Indemnifying Party to direct the defense.

(d) With respect to any direct indemnification claim that is not a Third Party Claim, the Seller Representative on behalf of the Indemnifying Party will have a period of thirty (30) days after receipt of the Claim Notice to respond thereto. If the Seller Representative on behalf of the Indemnifying Party does not respond within such thirty (30) days, the Seller Representative on behalf of the Indemnifying Party will be deemed to have accepted responsibility for the Losses set forth in such Claim Notice subject to the limitations on indemnification set forth in Article IX and will have no further right to contest the validity of such Claim Notice. If the Seller Representative

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responds within such thirty (30) days and rejects such claim in whole or in part, the Purchaser Representative on behalf of the Indemnified Party will be free to pursue such remedies as may be available under this Agreement (subject to Section 13.4), any Ancillary Documents or applicable Law.

9.5 Indemnification Payments. Any indemnification claims against the Indemnifying Parties shall first be applied against the Escrow Shares then against any other Escrow Property before any Indemnifying Party shall be required to make any out-of-pocket payment for indemnification. Other than the Primary Sellers, no Seller who is an Indemnifying Party shall be required to contribute to the indemnification payments for any Losses for which another Seller is responsible. Any indemnification obligation of an Indemnifying Party under Article IX will be paid within ten (10) Business Days after the determination of such obligation in accordance with Section 9.4 (and the Purchaser Representative and the Seller Representative will provide or cause to be provided to the Escrow Agent any written instructions or other information or documents required by the Escrow Agent to do so). Notwithstanding anything to the contrary contained herein, any indemnification payments will be made to Pubco or its successors. With respect to any indemnification payment, the value of each Escrow Share or any other Pubco Ordinary Share for purposes of determining the indemnification payment shall be the Pubco Share Price on the date that the indemnification claim is finally determined in accordance with Article IX. Any Escrow Shares or other Pubco Ordinary Shares received by Pubco as an indemnification payment shall be promptly cancelled by Pubco after its receipt thereof.

9.6 Exclusive Remedy. From and after the Closing, except with respect to Fraud Claims relating to the Company or claims seeking injunctions, specific performance or other equitable relief (including pursuant to Section 13.7), indemnification pursuant to this Article IX shall be the sole and exclusive remedy for the Parties with respect to matters arising under this Agreement or any Ancillary Document of any kind or nature, including for any misrepresentation or breach of any warranty, covenant, or other provision contained in this Agreement, the Ancillary Documents or in any certificate or instrument delivered pursuant to this Agreement or the Ancillary Documents or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof.

9.7 Limitation of Remedies and Damages. In no event shall any Party be liable under this Agreement or any Ancillary Agreement, or in any certificate or instrument delivered pursuant to this Agreement or the Ancillary Documents or otherwise relating to the subject matter of this Agreement, including the negotiation and discussion thereof, for any consequential, incidental, punitive (except to the extent actually awarded to a Governmental Authority or other third party and subject in all cases to the limitations set forth in Article IX), special or indirect damages, including without limitation damages for loss of business profits and/or business interruption. These limitations shall apply notwithstanding any failure of essential purpose of any limited remedy.

Article X
CLOSING CONDITIONS

10.1 Conditions to Each Party’s Obligations. The obligations of each Party to consummate the Transactions shall be subject to the satisfaction or written waiver (where permissible) by the Company and Purchaser of the following conditions:

(a) Required Shareholder Approval. The Purchaser Shareholder Approval Matters that are submitted to the vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with the Proxy Statement shall have been approved by the requisite vote of the shareholders of Purchaser at the Extraordinary General Meeting in accordance with Purchaser’s Organizational Documents, applicable Law and the Proxy Statement (the “Required Shareholder Approval”).

(b) Antitrust Laws. Any waiting period (and any extension thereof) applicable to the consummation of this Agreement under any Antitrust Laws shall have expired or been terminated.

(c) Requisite Regulatory Approvals. All Consents required to be obtained from or made with any Governmental Authority in order to consummate the Transactions contemplated by this Agreement shall have been obtained or made.

(d) Requisite Consents. The Consents required to be obtained from or made with any third Person (other than a Governmental Authority) in order to consummate the Transactions contemplated by this Agreement that are set forth in Schedule 10.1(d) shall have each been obtained or made.

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(e) No Law or Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) or Order that is then in effect and which has the effect of making the transactions or agreements contemplated by this Agreement illegal or which otherwise prevents or prohibits consummation of the transactions contemplated by this Agreement.

(f) No Litigation. There shall not be any pending Action brought by a third-party non-Affiliate to enjoin or otherwise restrict the consummation of the Closing.

(g) Net Tangible Assets Test. Upon the Closing, after giving effect to the Redemption and any PIPE Investment, Purchaser shall have net tangible assets of at least $5,000,001.

(h) Appointment to the Board. The members of the Post-Closing Pubco Board shall have been elected or appointed as of the Closing consistent with the requirements of Section 8.14.

(i) Pubco A&R Memorandum and Articles. At or prior to the Closing, the shareholders of Pubco shall have amended and restated the memorandum and articles of association of Pubco in form and substance mutually acceptable in good faith to Pubco, Purchaser and the Company (the “Pubco A&R Memorandum and Articles”).

(j) Foreign Private Issuer Status. Each of the Company and Purchaser shall have received evidence reasonably satisfactory to such Party that Pubco qualifies as a foreign private issuer pursuant to Rule 3b-4 of the Exchange Act as of the Closing, and Pubco shall not have received any written objection to such determination from the SEC that remains unresolved.

(k) Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall remain effective as of the Closing, and any required filings and approvals by Nasdaq in connection with the Registration Statement shall have been obtained as of the Closing.

(l) Nasdaq Listing. Pubco Ordinary Shares and Pubco Warrants shall have been approved for listing on Nasdaq.

10.2 Conditions to Obligations of the Company, Pubco, Merger Sub and the Sellers. In addition to the conditions specified in Section 10.1, the obligations of the Company, Pubco, Merger Sub and the Sellers to consummate the Transactions are subject to the satisfaction or written waiver (by the Company, Pubco and the Seller Representative) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of Purchaser set forth in this Agreement and in any certificate delivered by Purchaser or on behalf of Purchaser pursuant hereto shall be true and correct on and as of the date of this Agreement and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, Purchaser.

(b) Agreements and Covenants. Purchaser and the Purchaser Representative shall have performed in all material respects all of their respective obligations and complied in all material respects with all of their respective agreements and covenants under this Agreement to be performed or complied with thereby on or prior to the Closing Date.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to Purchaser since the date of this Agreement which is continuing and uncured.

(d) Ancillary Documents. All Ancillary Documents shall have been duly executed by each respective party thereto and shall be in full force and effect in accordance with their terms as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have delivered to the Company, the Sellers and Pubco a certificate, dated the Closing Date, signed by an executive officer of Purchaser in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.2(a), 10.2(b) and 10.2(c) with respect to Purchaser.

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(ii) Secretary Certificate. Purchaser shall have delivered to the Company, the Sellers and Pubco a certificate from its secretary or other executive officer certifying as to, and attaching, (A) copies of Purchaser’s Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of Purchaser’s board of directors authorizing and approving the execution, delivery and performance of this Agreement and each of the Ancillary Documents to which it is a party or by which it is bound, and the consummation of the transactions contemplated hereby and thereby, (C) evidence that the Required Shareholder Approval has been obtained and (D) the incumbency of officers authorized to execute this Agreement or any Ancillary Document to which Purchaser is or is required to be a party or otherwise bound.

(iii) Good Standing. Purchaser shall have delivered to the Company and Pubco a good standing certificate (or similar documents applicable for such jurisdictions) for Purchaser certified as of a date no later than thirty (30) days prior to the Closing Date from the proper Governmental Authority of Purchaser’s jurisdiction of incorporation and from each other jurisdiction in which Purchaser is qualified to do business as a foreign entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(iv) Founder Registration Rights Agreement Amendment. The Company and Pubco shall have received a copy of an Amendment to the Founder Registration Rights Agreement to, among other matters, have Pubco assume the registration obligations of Purchaser under the Founder Registration Rights Agreement and have such rights apply to the Pubco Securities, in form and substance mutually acceptable in good faith to Purchaser, the Company and the Primary Sellers (the “Founder Registration Rights Agreement Amendment”), duly executed by Purchaser, the Company, Pubco, and the holders of a majority of the “Registrable Securities” thereunder.

(v) Employment Agreements. Each person set forth on Schedule 10.2(e)(v)10.3(e) hereto, which schedule and the names set forth thereon shall be mutually agreed between Purchaser and the Company and delivered after the date of this Agreement, shall have received an employment agreement (each an “Employment Agreement”), in each case effective as of the Closing, in form and substance reasonably acceptable to such person, the Company, Pubco and Purchaser, including performance-based earn-outs for long-term incentive awards, and each such employment agreement shall have been duly executed by the parties thereto and shall be in full force and effect in accordance with their terms as of the Closing.

(vi) Seller Registration Rights Agreement. The Company shall have received the Seller Registration Rights Agreement, duly executed by Pubco.

(vii) Sponsor Support Agreement and Insider Letter Amendment. Each of the covenants of the Sponsor and the other shareholders of Purchaser that are party thereto required under the Sponsor Support Agreement and the Insider Letter Amendment to be performed as of or prior to the Closing shall have been performed in all material respects.

10.3 Conditions to Obligations of Purchaser. In addition to the conditions specified in Section 10.1, the obligations of Purchaser to consummate the Transactions are subject to the satisfaction or written waiver (by Purchaser) of the following conditions:

(a) Representations and Warranties. All of the representations and warranties of the Company, Pubco, Merger Sub and the Sellers set forth in this Agreement and in any certificate delivered by or behalf of the Company, Pubco, Merger Sub or any Seller pursuant hereto shall be true and correct on and as of the date of this Agreement (or with respect to Pubco and Merger Sub, as of the date of their joinder to this Agreement) and on and as of the Closing Date as if made on the Closing Date, except for (i) those representations and warranties that address matters only as of a particular date (which representations and warranties shall have been accurate as of such date), and (ii) any failures to be true and correct that (without giving effect to any qualifications or limitations as to materiality or Material Adverse Effect), individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on, or with respect to, the Target Companies taken as a whole, or Pubco or a Seller, as the case may be.

(b) Agreements and Covenants. Each of the Company, Pubco, Merger Sub, each Seller and the Seller Representative shall have performed in all material respects all of its obligations and complied in all material respects with all of its agreements and covenants under this Agreement to be performed or complied with by it on or prior to the Closing Date.

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(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred with respect to any Target Company, or Pubco since the date of this Agreement which is continuing and uncured.

(d) Certain Ancillary Documents. Each of the Non-Competition Agreements and each Lock-Up Agreement shall be in full force and effect in accordance with the terms thereof as of the Closing.

(e) Closing Deliveries.

(i) Officer Certificate. Purchaser shall have received a certificate from the Company, dated as the Closing Date, signed by an executive officer of the Company in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c). Pubco shall have delivered to Purchaser a certificate, dated the Closing Date, signed by an executive officer of Pubco in such capacity, certifying as to the satisfaction of the conditions specified in Sections 10.3(a), 10.3(b) and 10.3(c) with respect to Pubco and Merger Sub, as applicable.

(ii) Seller Certificate. Purchaser shall have received a certificate from each Seller, dated as the Closing Date, signed by such Seller, certifying as to the satisfaction of the conditions specified in Sections 10.3(a) and 10.3(b) with respect to such Seller.

(iii) Secretary Certificates. The Company and Pubco shall each have delivered to Purchaser a certificate from its secretary or other executive officer certifying as to the validity and effectiveness of, and attaching, (A) copies of its Organizational Documents as in effect as of the Closing Date (immediately prior to the Effective Time), (B) the resolutions of its board of directors and shareholders authorizing and approving the execution, delivery and performance of this Agreement and each Ancillary Document to which it is a party or bound, and the consummation of the Transactions, and (C) the incumbency of its officers authorized to execute this Agreement or any Ancillary Document to which it is or is required to be a party or otherwise bound.

(iv) Good Standing. The Company shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each Target Company certified as of a date no later than twenty (20) days prior to the Closing Date from the proper Governmental Authority of the Target Company’s jurisdiction of organization and from each other jurisdiction in which the Target Company is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions. Pubco shall have delivered to Purchaser good standing certificates (or similar documents applicable for such jurisdictions) for each of Pubco and Merger Sub certified as of a date no later than twenty (20) days prior to the Closing Date from the proper Governmental Authority of Pubco’s and Merger Sub’s jurisdiction of incorporation and from each other jurisdiction in which Pubco or Merger Sub is qualified to do business as a foreign corporation or other entity as of the Closing, in each case to the extent that good standing certificates or similar documents are generally available in such jurisdictions.

(v) Employment Agreements. Purchaser shall have received the Employment Agreements, in each case effective as of the Closing, and each such Employment Agreement duly executed by the parties thereto.

(vi) Founder Registration Rights Agreement Amendment. Purchaser shall have received a copy of the Founder Registration Rights Agreement Amendment, duly executed by Pubco.

(vii) Seller Registration Rights Agreement. Purchaser shall have received a copy of the Seller Registration Rights Agreement, duly executed by Pubco.

(viii) Share Certificates and Transfer Instruments. Purchaser shall have received copies of each Seller Company Certificates and other instruments or documents representing the Purchased Shares (or Lost Certificate Affidavits), if applicable, together with executed instruments of transfer in respect of the Purchased Shares in favor of Pubco (or its nominee) and in form reasonably acceptable for transfer on the books of the Company.

(ix) Legal Opinion. Purchaser shall have received a duly executed opinion from the Company’s counsel, in form and substance reasonably satisfactory to the Purchaser, addressed to the Purchaser and dated as of the Closing Date.

(x) Termination of Company Convertible Securities. Purchaser shall have received evidence reasonably acceptable to Purchaser that any issued and outstanding Company Convertible Securities have been terminated, without any consideration, payment or Liability therefor.

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(xi) Termination of Certain Contracts. Purchaser shall have received evidence reasonably acceptable to Purchaser that the Contracts set forth on Schedule 10.3(e)(x) involving any of the Target Companies and/or Sellers or other Related Persons shall have been terminated with no further obligation or Liability of the Target Companies thereunder.

10.4 Frustration of Conditions. Notwithstanding anything contained herein to the contrary, no Party may rely on the failure of any condition set forth in this Article X to be satisfied if such failure was caused by the failure of such Party or its Affiliates (or with respect to the Company, any Target Company, any Seller, the Seller Representative, Pubco or Merger Sub) to comply with or perform any of its covenants or obligations set forth in this Agreement.

Article XI
TERMINATION AND EXPENSES

11.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing as follows:

(a) by mutual written consent of Purchaser, and the Company;

(b) by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article X have not been satisfied or waived by August 12, 2023 (the “Outside Date”) (provided, that if Purchaser seeks and obtains an Extension, Purchaser shall have the right by providing written notice thereof to the Company to extend the Outside Date for an additional period equal to the shorter of (i) three (3) additional months, and (ii) the period ending on the last date for Purchaser to consummate its Business Combination pursuant to such Extension; provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

(c) by written notice by either Purchaser or the Company if a Governmental Authority of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action has become final and non-appealable; provided, however, that the right to terminate this Agreement pursuant to this Section 11.1(c) shall not be available to a Party if the failure by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative, Pubco or Merger Sub) to comply with any provision of this Agreement has been a substantial cause of, or substantially resulted in, such action by such Governmental Authority;

(d) by written notice by the Company to Purchaser, if (i) there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of Purchaser shall have become materially untrue or materially inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.2(a) or Section 10.2(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to Purchaser by the Company or (B) the Outside Date; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 11.1(d) if at such time the Company, Pubco, Merger Sub or any Seller is in material uncured breach of this Agreement;

(e) by written notice by Purchaser to the Company, if (i) there has been a breach by the Company, Pubco, Merger Sub or any Seller of any of their respective representations, warranties, covenants or agreements contained in this Agreement, or if any representation or warranty of such Parties shall have become untrue or inaccurate, in any case, which would result in a failure of a condition set forth in Section 10.3(a) or Section 10.3(b) to be satisfied (treating the Closing Date for such purposes as the date of this Agreement or, if later, the date of such breach), and (ii) the breach or inaccuracy is incapable of being cured or is not cured within the earlier of (A) twenty (20) days after written notice of such breach or inaccuracy is provided to the Company by Purchaser or (B) the Outside Date; provided, that Purchaser shall not have the right to terminate this Agreement pursuant to this Section 11.1(e) if at such time Purchaser is in material uncured breach of this Agreement;

(f) by written notice by Purchaser to the Company and Pubco, if there shall have been a Material Adverse Effect on the Target Companies taken as a whole, following the date of this Agreement which is uncured and continuing; or

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(g) by written notice by either Purchaser or the Company to the other if the Extraordinary General Meeting is held (including any adjournment or postponement thereof) and has concluded, Purchaser’s shareholders have duly voted, and the Required Shareholder Approval was not obtained.

11.2 Effect of Termination. This Agreement may only be terminated in the circumstances described in Section 11.1 and pursuant to a written notice delivered by the applicable Party to the other applicable Parties, which sets forth the basis for such termination, including the provision of Section 11.1 under which such termination is made. In the event of the valid termination of this Agreement pursuant to Section 11.1, this Agreement shall forthwith become void, and there shall be no Liability on the part of any Party or any of their respective Representatives, and all rights and obligations of each Party shall cease, except: (i) Sections 8.12, 8.13, 11.3,11.4, 12.1, Article XIII and this Section 11.2 shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from Liability for any willful breach of any representation, warranty, covenant or obligation under this Agreement or any Fraud Claim against such Party, in either case, prior to termination of this Agreement (in each case of clauses (i) and (ii) above, subject to Section 12.1). Without limiting the foregoing, and except as provided in Sections 11.3 and this Section 11.2 (but subject to Section 12.1, and subject to the right to seek injunctions, specific performance or other equitable relief in accordance with Section 13.7), the Parties’ sole right prior to the Closing with respect to any breach of any representation, warranty, covenant or other agreement contained in this Agreement by another Party or with respect to the transactions contemplated by this Agreement shall be the right, if applicable, to terminate this Agreement pursuant to Section 11.1.

11.3 Fees and Expenses. Subject to Sections 12.1 and 13.14, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses. As used in this Agreement, “Expenses” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financial advisors, financing sources, experts and consultants to a Party hereto or any of its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement or any Ancillary Document related hereto and all other matters related to the consummation of this Agreement. With respect to Purchaser, Expenses shall include any and all deferred expenses (including fees or commissions payable to the underwriters and any legal fees) of the IPO upon consummation of a Business Combination, any Extension Expenses, as well as any costs and expenses incurred in connection with any PIPE Investment.

11.4 Termination Fee. Notwithstanding Section 11.3 above, in the event that there is a valid and effective termination of this Agreement by the Company pursuant to Section 11.1(d) or by Purchaser pursuant to Section 11.1(e), then the breaching party shall pay to non-breaching party a termination fee equal to Two Hundred Fifty Thousand U.S. Dollars ($250,000) (such amount, the “Termination Fee”). The Termination Fee shall be paid by wire transfer of immediately available funds to an account designated in writing by Purchaser or the Company, as applicable, within five (5) Business Days after the termination of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Parties expressly acknowledge and agree that, with respect to any termination of this Agreement in circumstances where the Termination Fee is payable, the payment of the Termination Fee shall, in light of the difficulty of accurately determining actual damages, constitute liquidated damages with respect to any claim for damages or any other claim which Purchaser would otherwise be entitled to assert against the Company, Pubco, Merger Sub, any Seller or the Company would have against the Purchaser or that Purchaser or the Company would have against any of the respective Affiliates of the other Party or any of their respective assets, or against any of their respective directors, officers, employees or shareholders with respect to this Agreement and the Transactions and shall constitute the sole and exclusive remedy available to Purchaser and the Company, provided, that the foregoing shall not limit (x) Purchaser, the Company, Pubco, Merger Sub or any Seller from Liability for any Fraud Claim relating to events occurring prior to termination of this Agreement or (y) the rights of Purchaser or the Company to seek specific performance or other injunctive relief in lieu of terminating this Agreement.

Article XII
WAIVERS AND RELEASES

12.1 Waiver of Claims Against Trust. Reference is made to the IPO Prospectus. The Company, Pubco, Merger Sub, each Seller and the Seller Representative hereby represents and warrants that it has read the IPO Prospectus and understands that Purchaser has established the Trust Account containing the proceeds of the IPO and the overallotment shares acquired by Purchaser’s underwriters and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of Purchaser’s public shareholders (including

Annex A-55

overallotment shares acquired by Purchaser’s underwriters) (including any successors after the Merger, the “Public Shareholders”) and that, except as otherwise described in the IPO Prospectus, Purchaser may disburse monies from the Trust Account only: (a) to the Public Shareholders in the event they elect to redeem their Purchaser Ordinary Shares (or Pubco Ordinary Shares upon the Merger) in connection with the consummation of its initial business combination (as such term is used in the IPO Prospectus) (“Business Combination”) or in connection with an amendment to Purchaser’s Organizational documents to extend Purchaser’s deadline to consummate a Business Combination, (b) to the Public Shareholders if Purchaser fails to consummate a Business Combination within twelve (12) months after the closing of the IPO (provided such date may be extended by an additional six (6) months), subject to further extension by amendment to Purchaser’s Organizational Documents), (c) c) with respect to any interest earned on the amounts held in the Trust Account, as necessary to pay any franchise or income taxes and up to $100,000 USD in dissolution expenses, and (d) to Purchaser after or concurrently with the consummation of a Business Combination. For and in consideration of Purchaser entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company, Pubco, Merger Sub, each Seller and the Seller Representative hereby agree on behalf of themselves and their Affiliates that, notwithstanding anything to the contrary in this Agreement, none of the Company, Pubco, Merger Sub, any Seller or the Seller Representative nor any of their respective Affiliates do now or shall at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account or distributions therefrom, or make any claim against the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (collectively, the “Released Claims”). The Company, Pubco, Merger Sub, each Seller and the Seller Representative on behalf of themselves and their Affiliates hereby irrevocably waive any Released Claims that any such Party or any of its Affiliates may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements hereunder and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including for an alleged breach of this Agreement or any other agreement with Purchaser or its Affiliates). The Company, Pubco, Merger Sub, each Seller and the Seller Representative each agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Purchaser, Pubco and their respective Affiliates to induce Purchaser and Pubco to enter in this Agreement, and the Company, Purchaser, Pubco, Merger Sub, each Seller and the Seller Representative each further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent any Party or any of their respective Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to this Agreement or the Transactions, which proceeding seeks, in whole or in part, monetary relief against the Trust Account, the Parties each hereby acknowledge and agree that such Party’s and its Affiliates’ sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein. In the event that any Party commences an Action which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Shareholders, whether in the form of money damages or injunctive relief, the party or parties defending such claim shall be entitled to recover from the Party commencing such Action, the associated legal fees and costs in connection with any such Action, in the event the Party defending such Action prevails in such Action. This Section 12.1 shall survive termination of this Agreement for any reason.

12.2 Release and Covenant Not to Sue. Effective as of the Closing, to the fullest extent permitted by applicable Law, each Seller, on behalf of itself and its Affiliates that owns any share or other equity interest in or of such Seller (the “Releasing Persons”), hereby releases and discharges the Target Companies from and against any and all Actions, obligations, agreements, debts and Liabilities whatsoever, whether known or unknown, both at law and in equity, which such Releasing Person now has, has ever had or may hereafter have against the Target Companies arising on or prior to the Closing Date or on account of or arising out of any matter occurring on or prior to the Closing Date, including any rights to indemnification or reimbursement from a Target Company, whether pursuant to its Organizational Documents, Contract or otherwise, and whether or not relating to claims pending on, or asserted after, the Closing Date. From and after the Closing, each Releasing Person hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Action, or commencing or causing to be commenced, any Action of any kind against the Target Companies or their respective Affiliates, based upon any matter purported to be released hereby. Notwithstanding anything herein to the contrary, the releases and restrictions set forth herein shall not apply to any claims a Releasing Person may have against any party pursuant to the terms and conditions of this Agreement or any Ancillary Document or any of the other matters set forth on Schedule 12.2.

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Article XIII
MISCELLANEOUS

13.1 Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered (i) in person, (ii) by facsimile or other electronic means, with affirmative confirmation of receipt, (iii) one Business Day after being sent, if sent by reputable, nationally recognized overnight courier service or (iv) four (4) Business Days after being mailed, if sent by registered or certified mail, pre-paid and return receipt requested, in each case to the applicable Party at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to Purchaser, at or prior to the Closing, to:

Edoc Acquisition Corp.

7612 Main Street Fishers, Suite 200

Victor, New York 14564
Attn: Kevin Chen, CEO
Telephone No.: (585) 678-1198
Email: kevin.chen@edocmed.net

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105, USA
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Purchaser Representative, to:

American Physicians LLC

7612 Main Street Fishers, Suite 200

Victor, New York 14564

Attn: Becky Zhang

Telephone No.: 1 (315) 560-1858

Email: beckyxpzhan@yahoo.com

with a copy (which will not constitute notice) to:

Ellenoff Grossman & Schole LLP
1345 Avenue of the Americas, 11th Floor
New York, New York 10105
Attn: Barry I. Grossman, Esq.
Facsimile No.: (212) 370-7889
Telephone No.: (212) 370-1300
Email: bigrossman@egsllp.com

If to the Company at or prior to the Closing, to:

Australian Oilseeds Investments Pty Ltd.
126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra 2590

Attn: Gary Seaton., Chairman and CEO

Telephone No.: 02 6942 4347

Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq.

         Debra Vernon, Esq.

Telephone No.: (202) 935-3390
Facsimile No.: (202) 935-3390

Email: debbie.klis@rimonlaw.com

           debra.vernon@rimonlaw.com

If to Pubco or Merger Sub prior to the Closing, to:

Australian Oilseeds Investments Pty Ltd.
126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra 2590

Attn: Gary Seaton, Chairman and CEO

Telephone No.: 02 6942 4347

Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq.

         Debra Vernon, Esq.

Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com

           debra.vernon@rimonlaw.com

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If to the Seller Representative or any Seller to:

Gary Seaton
c/o EDOC Holdings Limited
126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra 2590
Facsimile No.: 02 6942 4347
Telephone No.: 02 6942 4347
Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq.

         Debra Vernon, Esq.

Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com

           debra.vernon@rimonlaw.com

If to Pubco, Purchaser or the Company after the Closing, to:

Australian Oilseeds Holdings Limited
126 – 142 Cowcumbla Street, Cootamundra

Site 2: 52 Fuller Drive Cootamundra

PO Box 263 Cootamundra 2590

Attn: Gary Seaton, Chairman and CEO

Telephone No.: 02 6942 4347

Email: gary@energreennutrition.com.au

with a copy (which will not constitute notice) to:

Rimôn PC
1990 K Street, NW Suite 420

Washington, DC, 20006

Attn: Debbie Klis, Esq.

         Debra Vernon, Esq.

Facsimile No.: (202) 935-3390
Telephone No.: (202) 935-3390
Email: debbie.klis@rimonlaw.com

           debra.vernon@rimonlaw.com

13.2 Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. This Agreement shall not be assigned by operation of Law or otherwise without the prior written consent of Purchaser, Pubco, the Company and the Seller Representative, and any assignment without such consent shall be null and void; provided that no such assignment shall relieve the assigning Party of its obligations hereunder.

13.3 Third Parties. Except for the rights of the D&O Indemnified Persons set forth in Section 8.14(a), which the Parties acknowledge and agree are express third party beneficiaries of this Agreement, nothing contained in this Agreement or in any instrument or document executed by any party in connection with the transactions contemplated hereby shall create any rights in, or be deemed to have been executed for the benefit of, any Person that is not a Party hereto or thereto or a successor or permitted assign of such a Party.

13.4 Arbitration. Any and all disputes, controversies and claims (other than applications for a temporary restraining order, preliminary injunction, permanent injunction or other equitable relief or application for enforcement of a resolution under this Section 13.4) arising out of, related to, or in connection with this Agreement or the transactions contemplated hereby (a “Dispute”) shall be governed by this Section 13.4. A Party must, in the first instance, provide written notice of any Disputes to the other Parties subject to such Dispute, which notice must provide a reasonably detailed description of the matters subject to the Dispute. The Parties involved in such Dispute shall seek to resolve the Dispute on an amicable basis within forty-five (45) days of the notice of such Dispute being received by such other Parties subject to such Dispute (the “Resolution Period”); provided, that if any Dispute would reasonably be expected to have become moot or otherwise irrelevant if not decided within forth-five (45) days after the occurrence of such Dispute, then there shall be no Resolution Period with respect to such Dispute. Any Dispute that cannot be resolved during the Resolution Period shall immediately be referred to mediation conducted by the Brisbane Supreme Court in Brisbane, Australia. Any Dispute that is not resolved through mediation may immediately be referred to and finally resolved by arbitration pursuant to the then-existing Expedited Procedures (as defined in the AAA Procedures) of the Commercial Arbitration Rules (the “AAA Procedures”) of the AAA. Any Party involved in such Dispute may submit the Dispute to the AAA to commence the proceedings after the Resolution Period. To the extent that the AAA Procedures and this Agreement are in conflict, the terms of this Agreement shall control. The arbitration shall be conducted by one arbitrator nominated by the AAA promptly (but in any event within five (5) Business Days) after the submission of the Dispute to the AAA and reasonably acceptable to each Party subject to the Dispute, which arbitrator shall be a commercial lawyer with substantial experience arbitrating disputes under acquisition agreements. The arbitrator shall accept his or her appointment and begin the arbitration process promptly

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(but in any event within five (5) Business Days) after his or her nomination and acceptance by the Parties subject to the Dispute. The proceedings shall be streamlined and efficient. The arbitrator shall decide the Dispute in accordance with the substantive law of the state of New York. Time is of the essence. Each Party subject to the Dispute shall submit a proposal for resolution of the Dispute to the arbitrator within twenty (20) days after confirmation of the appointment of the arbitrator. The arbitrator shall have the power to order any Party subject to the Dispute to do, or to refrain from doing, anything consistent with this Agreement, the Ancillary Documents and applicable Law, including to perform its contractual obligation(s); provided, that the arbitrator shall be limited to ordering pursuant to the foregoing power (and, for the avoidance of doubt, shall order) the relevant Party (or Parties, as applicable) to comply with only one or the other of the proposals. The arbitrator’s award shall be in writing and shall include a reasonable explanation of the arbitrator’s reason(s) for selecting one or the other proposal. The seat of arbitration shall be in New York County, State of New York. The language of the arbitration shall be English.

13.5 Governing Law; Jurisdiction. This Agreement shall be governed by, construed and enforced in accordance with the Laws of the State of New York without regard to the conflict of laws principles thereof. Subject to Section 13.4, all Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any state or federal court located in New York, New York (or in any appellate court thereof) (the “Specified Courts”). Subject to Section 13.4, each Party hereto hereby (a) submits to the exclusive jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Agreement brought by any Party hereto and (b) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each Party agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to the service of the summons and complaint and any other process in any other Action relating to the transactions contemplated by this Agreement, on behalf of itself, or its property, by personal delivery of copies of such process to such Party at the applicable address set forth in Section 13.1. Nothing in this Section 13.5 shall affect the right of any Party to serve legal process in any other manner permitted by Law.

13.6 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.6.

13.7 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated hereby are unique, recognizes and affirms that in the event of a breach of this Agreement by any Party, money damages may be inadequate and the non-breaching Parties may have not adequate remedy at law, and agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed by an applicable Party in accordance with their specific terms or were otherwise breached. Accordingly, each Party shall be entitled to seek an injunction or restraining order to prevent breaches of this Agreement and to seek to enforce specifically the terms and provisions hereof, without the requirement to post any bond or other security or to prove that money damages would be inadequate, this being in addition to any other right or remedy to which such Party may be entitled under this Agreement, at law or in equity.

13.8 Severability. In case any provision in this Agreement shall be held invalid, illegal or unenforceable in a jurisdiction, such provision shall be modified or deleted, as to the jurisdiction involved, only to the extent necessary to render the same valid, legal and enforceable, and the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby nor shall the validity, legality or enforceability of such provision be affected thereby in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties will substitute for any invalid, illegal or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid, illegal or unenforceable provision.

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13.9 Amendment. This Agreement may be amended, supplemented or modified only by execution of a written instrument signed by Purchaser, Pubco, the Company and the Seller Representative; provided that no amendment, supplementation or modification shall affect a Seller in a different manner than the other Sellers without the prior written consent of such Seller, and (ii) any amendment, supplement or modification of this Agreement after the Closing shall also require the prior written consent of the Purchaser Representative.

13.10 Waiver. Each of Purchaser, Pubco and the Company on behalf of itself and its Affiliates, and the Seller Representative on behalf of itself and the Sellers, may in its sole discretion (i) extend the time for the performance of any obligation or other act of any other non-Affiliated Party hereto, (ii) waive any inaccuracy in the representations and warranties by any other Party such other non-Affiliated Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance by such other non-Affiliated Party with any covenant or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the Party or Parties to be bound thereby (including by the Seller Representative in lieu of such Party to the extent provided in this Agreement); provided that no action under this Section 13.10 shall affect a Seller in a different manner than the other Sellers without the prior written consent of such Seller. Notwithstanding the foregoing, no failure or delay by a Party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. Notwithstanding the foregoing, any waiver of any provision of this Agreement after the Closing by Pubco or Purchaser shall also require the prior written consent of the Purchaser Representative.

13.11 Entire Agreement. This Agreement and the documents or instruments referred to herein, including any exhibits, annexes and schedules attached hereto, which exhibits, annexes and schedules are incorporated herein by reference, together with the Ancillary Documents, embody the entire agreement and understanding of the Parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein or the documents or instruments referred to herein, which collectively supersede all prior agreements and the understandings among the Parties with respect to the subject matter contained herein.

13.12 Interpretation. The table of contents and the Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties and shall not in any way affect the meaning or interpretation of this Agreement. In this Agreement, unless the context otherwise requires: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and words in the singular, including any defined terms, include the plural and vice versa; (b) reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) any accounting term used and not otherwise defined in this Agreement or any Ancillary Document has the meaning assigned to such term in accordance with GAAP or IFRS, as applicable, based on the accounting principles used by the applicable Person; (d) “including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding or succeeding such term and shall be deemed in each case to be followed by the words “without limitation”; (e) the words “herein,” “hereto,” and “hereby” and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Section or other subdivision of this Agreement; (f) the word “if” and other words of similar import when used herein shall be deemed in each case to be followed by the phrase “and only if”; (g) the term “or” means “and/or”; (h) any reference to the term “ordinary course” or “ordinary course of business” shall be deemed in each case to be followed by the words “consistent with past practice”; (i) any agreement, instrument, insurance policy, Law or Order defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument, insurance policy, Law or Order as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes, regulations, rules or orders) by succession of comparable successor statutes, regulations, rules or orders and references to all attachments thereto and instruments incorporated therein; (j) except as otherwise indicated, all references in this Agreement to the words “Section,” “Article”, “Schedule”, “Annex” and “Exhibit” are intended to refer to Sections, Articles, Schedules, Annexes and Exhibits to this Agreement; and (k) the term “Dollars” or “$” means United States dollars. Any reference in this Agreement to a Person’s directors shall include any member of such Person’s governing body and any reference in this Agreement to a Person’s officers shall include any Person filling a substantially similar position for such Person. Any reference in this Agreement or any Ancillary Document to a Person’s shareholders or stockholders shall include any applicable owners of the equity interests of such Person, in whatever form. The Parties have participated jointly in the negotiation and drafting of this Agreement. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall

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be construed as if drafted jointly by the Parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. To the extent that any Contract, document, certificate or instrument is represented and warranted to by the Company to be given, delivered, provided or made available by the Company, in order for such Contract, document, certificate or instrument to have been deemed to have been given, delivered, provided and made available to Purchaser or its Representatives, such Contract, document, certificate or instrument shall have been posted to the electronic data site maintained on behalf of the Company for the benefit of Purchaser and its Representatives and Purchaser and its Representatives have been given access to the electronic folders containing such information.

13.13 Counterparts. This Agreement may be executed and delivered (including by facsimile or other electronic transmission) in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

13.14 Seller Representative.

(a) By the execution and delivery of this Agreement, such Seller, on behalf of itself and its successors and assigns, hereby irrevocably appoints Gary Seaton in the capacity as the Seller Representative, as the agent and attorney-in-fact of such Seller with full power of substitution to act in the name, place and stead of such Seller under the terms and provisions of this Agreement and the Ancillary Documents to which the Seller Representative is a party, as the same may be from time to time amended, and to do or refrain from doing all such further acts and things, and to execute all such documents on behalf of such Person, if any, as the Seller Representative will deem reasonably necessary or appropriate in connection with any of the Transactions contemplated under this Agreement or any of the Ancillary Documents to which the Seller Representative is a party, including: (i) managing, controlling, defending and settling on behalf of an Indemnifying Party any indemnification claims against any of them under Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ii) making on behalf of the Sellers any determinations with respect to the post-Closing Exchange Consideration adjustments under Section 2.5, (iii) acting on behalf of the Sellers under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of such Person any provision of this Agreement or any Ancillary Documents to which the Seller Representative is a party (provided, that any such action, if material to the rights and obligations of the Sellers in the reasonable judgment of the Seller Representative, will be taken in the same manner with respect to all Sellers unless otherwise agreed by such Seller who is subject to any disparate treatment of a potentially material and adverse nature); (v) signing on behalf of such Person any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Documents to which the Seller Representative is a party; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Seller Representative, in its reasonable discretion deems necessary or advisable in the performance of its duties as the Seller Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable fees and expenses allocable or in any way relating to such transaction or any indemnification claim, whether incurred prior or subsequent to Closing; (viii) receiving all or any portion of the consideration provided to the Sellers under this Agreement and to distribute the same to the Sellers in accordance with their Pro Rata Shares; and (ix) otherwise enforcing the rights and obligations of any such Persons under this Agreement and the Ancillary Documents to which the Seller Representative is a party, including giving and receiving all notices and communications hereunder or thereunder on behalf of such Person. All decisions and actions by the Seller Representative, including any agreement between the Seller Representative and Pubco, Purchaser or any Indemnified Party relating to the defense or settlement of any claims for which an Indemnifying Party may be required to indemnify an Indemnified Party pursuant to Article IX , shall be binding upon each Seller and their respective successors and assigns, and neither they nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.14 are irrevocable and coupled with an interest. The Seller Representative hereby accepts its appointment and authorization as the Seller Representative under this Agreement.

(b) Any other Person, including Pubco, Merger Sub, Purchaser, the Company and the Indemnified Parties and the Indemnifying Parties may conclusively and absolutely rely, without inquiry, upon any actions of the Seller Representative as the acts of the Sellers hereunder or any Ancillary Document to which the Seller Representative is a party. Pubco, Merger Sub, Purchaser, the Company and each Indemnified Party and Indemnifying Party shall be entitled to rely conclusively on the instructions and decisions of the Seller Representative as to (i) the settlement of any indemnification claims by an Indemnified Party pursuant to Article IX, (ii) any payment instructions provided

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by the Seller Representative, or (iii) any other actions required or permitted to be taken by the Seller Representative hereunder, and no Seller nor any Indemnifying Party shall have any cause of action against Pubco, Merger Sub, Purchaser or the Company for any action taken by any of them in reliance upon the instructions or decisions of the Seller Representative. In no event shall the Seller Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative, Pubco, Merger Sub, Purchaser and the Company shall not have any Liability to any Seller or Indemnifying Party for any allocation or distribution among the Sellers by the Seller Representative of payments made to or at the direction of the Seller Representative. All notices or other communications required to be made or delivered to a Seller under this Agreement or any Ancillary Document to which the Seller Representative is a party shall be made to the Seller Representative for the benefit of such Seller, and any notices so made shall discharge in full all notice requirements of the other parties hereto or thereto to such Seller with respect thereto. All notices or other communications required to be made or delivered by a Seller shall be made by the Seller Representative (except for a notice under Section 13.14(d) of the replacement of the Seller Representative).

(c) The Seller Representative will act for the Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of the Sellers, but the Seller Representative will not be responsible to the Sellers for any Losses that any Seller or any Indemnifying Party may suffer by reason of the performance by the Seller Representative of the Seller Representative’s duties under this Agreement, other than Losses arising from the bad faith, gross negligence or willful misconduct by the Seller Representative in the performance of its duties under this Agreement. The Sellers do hereby jointly and severally agree to indemnify, defend and hold the Seller Representative harmless from and against any and all Losses reasonably incurred or suffered as a result of the performance of the Seller Representative’s duties under this Agreement, except for any such liability arising out of the bad faith, gross negligence or willful misconduct of the Seller Representative. The Seller Representative will not be entitled to any fee, commission or other compensation for the performance of its services hereunder, but will be entitled to the payment from the Sellers of all its expenses incurred as the Seller Representative. All of the indemnities, immunities, releases and powers granted to the Seller Representative under this Section 13.14 shall survive the Closing.

(d) If the Seller Representative shall die, become disabled, dissolve, resign or otherwise be unable or unwilling to fulfill its responsibilities as representative and agent of Sellers, then the Sellers shall, within twenty (20) days after such death, disability, dissolution, resignation or other event, appoint a successor Seller Representative by written consent of the Primary Sellers, and promptly thereafter (but in any event within five (5) Business Days after such appointment) notify Pubco and Purchaser in writing of the identity of such successor. Any such successor so appointed shall become the “Seller Representative” for purposes of this Agreement.

13.15 Purchaser Representative.

(a) Purchaser, on behalf of itself and its Subsidiaries, successors and assigns, by execution and delivery of this Agreement, hereby irrevocably appoints the Sponsor in the capacity as the Purchaser Representative, as its agent, attorney-in-fact and representative, with full power of substitution to act in the name, place and stead of Purchaser, to act on behalf of Purchaser from and after the Closing in connection with: (i) bringing, managing, controlling, defending and settling on behalf of an Indemnitee any indemnification claims by any of them in accordance with Article IX, including controlling, defending, managing, settling and participating in any Third Party Claim in accordance with Section 9.4; (ii) making on behalf of Purchaser any determinations and taking all actions on their behalf relating to the determination of the adjustment to the Exchange Consideration under Section 2.5 and any disputes with respect thereto, and any disputes with respect thereto (iii) acting on behalf of Purchaser under the Escrow Agreement; (iv) terminating, amending or waiving on behalf of Purchaser any provision of this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (v) signing on behalf of Purchaser any releases or other documents with respect to any dispute or remedy arising under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser; (vi) employing and obtaining the advice of legal counsel, accountants and other professional advisors as the Purchaser Representative, in its reasonable discretion, deems necessary or advisable in the performance of its duties as the Purchaser Representative and to rely on their advice and counsel; (vii) incurring and paying reasonable out-of-pocket costs and expenses, including fees of brokers, attorneys and accountants incurred pursuant to the transactions contemplated hereby, and any other reasonable out-of-pocket fees and expenses allocable or in any way relating to such transaction or any post-Closing consideration adjustment or indemnification claim; and (viii) otherwise enforcing the rights and obligations of Purchaser under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including giving and

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receiving all notices and communications hereunder or thereunder on behalf of Purchaser. All decisions and actions by the Purchaser Representative shall be binding upon Purchaser and its Subsidiaries, successors and assigns, and neither Purchaser nor any other Party shall have the right to object, dissent, protest or otherwise contest the same. The provisions of this Section 13.15 are irrevocable and coupled with an interest. The Purchaser Representative hereby accepts its appointment and authorization as the Purchaser Representative under this Agreement.

(b) The Purchaser Representative shall not be liable for any act done or omitted under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser as the Purchaser Representative while acting in good faith and without willful misconduct or gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. Purchaser shall indemnify, defend and hold harmless the Purchaser Representative from and against any and all Losses incurred without gross negligence, bad faith or willful misconduct on the part of the Purchaser Representative (in its capacity as such) and arising out of or in connection with the acceptance or administration of the Purchaser Representative’s duties under this Agreement or any Ancillary Document which expressly contemplates that the Purchaser Representative will act on behalf of Purchaser, including the reasonable fees and expenses of any legal counsel retained by the Purchaser Representative. In no event shall the Purchaser Representative in such capacity be liable hereunder or in connection herewith for any indirect, punitive, special or consequential damages. The Purchaser Representative shall be fully protected in relying upon any written notice, demand, certificate or document that it in good faith believes to be genuine, including facsimiles or copies thereof, and no Person shall have any Liability for relying on the Purchaser Representative in the foregoing manner. In connection with the performance of its rights and obligations hereunder, the Purchaser Representative shall have the right at any time and from time to time to select and engage, at the cost and expense of Purchaser, attorneys, accountants, investment bankers, advisors, consultants and clerical personnel and obtain such other professional and expert assistance, maintain such records and incur other out-of-pocket expenses, as the Purchaser Representative may deem reasonably necessary or appropriate from time to time. All of the indemnities, immunities, releases and powers granted to the Purchaser Representative under this Section 13.15 shall survive the Closing.

(c) The Person serving as the Purchaser Representative may resign upon twenty (20) days’ prior written notice to Pubco, Purchaser, the Company and the Seller Representative, provided, that the Purchaser Representative appoints in writing a replacement Purchaser Representative. Each successor Purchaser Representative shall have all of the power, authority, rights and privileges conferred by this Agreement upon the original Purchaser Representative, and the term “Purchaser Representative” as used herein shall be deemed to include any such successor Purchaser Representatives.

13.16 Legal Representation.

(a) The Parties agree that, notwithstanding the fact that EGS may have, prior to Closing, jointly represented Purchaser and the Sponsor in connection with this Agreement, the Ancillary Documents and the Transactions, and has also represented Purchaser and its Affiliates in connection with matters other than the transaction that is the subject of this Agreement, EGS will be permitted in the future, after Closing, to represent the Sponsor or its Affiliates in connection with matters in which such Persons are adverse to Pubco, Purchaser or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. The Company, Pubco, Merger Sub, the Sellers and the Seller Representative, who are or have the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agree, in advance, to waive (and to cause their Affiliates to waive) any actual or potential conflict of interest that may hereafter arise in connection with EGS’s future representation of one or more of the Sponsor or its Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, the Company, the Sellers and/or the Seller Representative or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by EGS of the Sponsor, Purchaser or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sponsor shall be deemed the client of EGS with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Sponsor, shall be controlled by the Sponsor and shall not pass to or be claimed by Pubco or Purchaser; provided, further, that nothing contained herein shall be deemed to be a waiver by Pubco, Purchaser or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party.

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(b) The Parties agree that, notwithstanding the fact that Rimon, P.C. may have, prior to Closing, jointly represented Sellers, Pubco, Merger Sub and the Company in connection with this Agreement, the Ancillary Documents and the Transactions, and may have also represented the Sellers, Pubco, Merger Sub, the Company, the Seller Representative and/or their respective Affiliates in connection with matters other than the transaction that is the subject of this Agreement, Rimon, P.C. will be permitted in the future, after Closing, to represent the Company, Pubco, Merger Sub, the Sellers, the Seller Representative, or their respective Affiliates in connection with matters in which such Persons are adverse to any other party to the Agreement, or any of their respective Affiliates, including any disputes arising out of, or related to, this Agreement. Purchaser, who is or has the right to be represented by independent counsel in connection with the transactions contemplated by this Agreement, hereby agrees, in advance, to waive and to cause its Affiliates (including the Sponsor and the Purchaser Representative after the Closing) to waive any actual or potential conflict of interest that may hereafter arise in connection with Rimon, P.C.’s future representation of one or more of the Sellers or their Affiliates in which the interests of such Person are adverse to the interests of Pubco, Merger Sub, Purchaser, Purchaser Representative, Sponsor and/or the Company and/or other Sellers or any of their respective Affiliates, including any matters that arise out of this Agreement or that are substantially related to this Agreement or to any prior representation by Rimon, P.C. of the Company, Pubco, Merger Sub, the Sellers or any of their respective Affiliates. The Parties acknowledge and agree that, for the purposes of the attorney-client privilege, the Sellers, the Seller Representative, Pubco and Merger Sub shall be deemed the clients of Rimon, P.C. with respect to the negotiation, execution and performance of this Agreement and the Ancillary Documents. All such communications shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong to each such respective party, shall be controlled thereby and shall not pass to or be claimed by any other party; provided, further, that nothing contained herein shall be deemed to be a waiver by any party or any of their respective Affiliates of any applicable privileges or protections that can or may be asserted to prevent disclosure of any such communications to any third party

Article XIV
DEFINITIONS

14.1 Certain Definitions. For purpose of this Agreement, the following capitalized terms have the following meanings:

“AAA” means the American Arbitration Association or any successor entity conducting arbitrations.

“Accounting Principles” means in accordance with IFRS or GAAP, as applicable, as in effect at the date of the financial statement to which it refers or if there is no such financial statement, then as of the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation and estimation methodologies) used and applied by the Target Companies in the preparation of the latest audited Company Financials.

“Action” means any notice of noncompliance or violation, or any claim, demand, charge, action, suit, litigation, audit, settlement, complaint, stipulation, assessment or arbitration, or any request (including any request for information), inquiry, hearing, proceeding or investigation, by or before any Governmental Authority. Each representation or warranty of a Party made in this Agreement with respect to any Actions that are investigations, inquiries or audits are made solely to the Knowledge of such Party.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. For the avoidance of doubt, Sponsor shall be deemed to be an Affiliate of Purchaser prior to the Closing.

“Ancillary Documents” means each agreement, instrument or document attached hereto as an Exhibit or to be executed or delivered by any of the Parties hereto in connection with or pursuant to this Agreement, including without limitation, the Non-Competition Agreements, the Lock-Up Agreements, the Founder Registration Rights Agreement Amendment, the Seller Registration Right Agreement, the Sponsor Support Agreement, the Pubco A&R Memorandum and Articles, the Surviving Company A&R Memorandum and Articles, the Employment Agreements and the Pubco Equity Incentive Plan.

“Australian Act” means the Corporations Act 2001 of Australia, as amended.

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“Benefit Plans” of any Person means any and all deferred compensation, executive compensation, incentive compensation, equity purchase or other equity-based compensation plan, employment or consulting, severance or termination pay, holiday, vacation or other bonus plan or practice, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit sharing, pension, or retirement plan, program, agreement, commitment or arrangement, and each other employee benefit plan, program, agreement or arrangement, including each “employee benefit plan” as such term is defined under Section 3(3) of ERISA, maintained or contributed to or required to be contributed to by a Person for the benefit of any employee or terminated employee of such Person, or with respect to which such Person has any Liability, whether direct or indirect, actual or contingent, whether formal or informal, and whether legally binding or not.

“Business Day” means any day other than a Saturday, Sunday or a legal holiday on which commercial banking institutions in New York, New York are authorized to close for business, excluding as a result of “stay at home”, “shelter-in-place”, “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems, including for wire transfers, of commercially banking institutions in New York, New York are generally open for use by customers on such day.

“Cayman Act” means the Companies Act (As Revised) of the Cayman Islands.

“Closing Company Cash” means, as of the Reference Time, the aggregate cash and cash equivalents of the Target Companies on hand or in bank accounts, including deposits in transit, minus the aggregate amount of outstanding and unpaid checks issued by or on behalf of the Target Companies as of such time.

“Closing Net Debt” means, as of the Reference Time, (i) the aggregate Indebtedness of the Target Companies, less (ii) the Closing Company Cash, in each case of clauses (i) and (ii), on a consolidated basis and as determined in accordance with the Accounting Principles.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto, as amended. Reference to a specific section of the Code shall include such section and any valid treasury regulation promulgated thereunder.

“Company Confidential Information” means all confidential or proprietary documents and information concerning Pubco, Merger Sub, the Target Companies or the Sellers or any of their respective Representatives, furnished in connection with this Agreement or the transactions contemplated hereby; provided, however, that Company Confidential Information shall not include any information which, (i) at the time of disclosure by Purchaser or its Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by the Company, Pubco, Merger Sub, the Sellers or their respective Representatives to Purchaser or its Representatives was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Company Confidential Information. For the avoidance of doubt, from and after the Closing, Company Confidential Information will include the confidential or proprietary information of the Target Companies.

“Company Convertible Securities” means, collectively, any options, warrants or rights to subscribe for or purchase any capital shares of the Company or securities convertible into or exchangeable for, or that otherwise confer on the holder any right to acquire any capital shares of the Company.

“Company Securities” means, collectively, the Company Shares, and the Company Convertible Securities.

“Consent” means any consent, approval, waiver, authorization or Permit of, or notice to or declaration or filing with any Governmental Authority or any other Person.

“Contracts” means all contracts, agreements, binding arrangements, bonds, notes, indentures, mortgages, debt instruments, purchase order, licenses (and all other contracts, agreements or binding arrangements concerning Intellectual Property), franchises, leases and other instruments or obligations of any kind, in writing (including any amendments and other modifications thereto).

Annex A-65

“Control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. “Controlled”, “Controlling” and “under common Control with” have correlative meanings. Without limiting the foregoing a Person (the “Controlled Person”) shall be deemed Controlled by (a) any other Person (i) owning beneficially, as meant in Rule 13d-3 under the Exchange Act, securities entitling such Person to cast ten percent (10%) or more of the votes for election of directors or equivalent governing authority of the Controlled Person or (ii) entitled to be allocated or receive ten percent (10%) or more of the profits, losses, or distributions of the Controlled Person; (b) an officer, director, general partner, partner (other than a limited partner), manager, or member (other than a member having no management authority that is not a Person described in clause (a) above) of the Controlled Person; or (c) a spouse, parent, lineal descendant, sibling, aunt, uncle, niece, nephew, mother-in-law, father-in-law, sister-in-law, or brother-in-law of an Affiliate of the Controlled Person or a trust for the benefit of an Affiliate of the Controlled Person or of which an Affiliate of the Controlled Person is a trustee.

“Copyrights” means any works of authorship, mask works and all copyrights therein, including all renewals and extensions, copyright registrations and applications for registration and renewal, and non-registered copyrights.

“Environmental Law” means any Law in any way relating to (a) the protection of human health and safety, (b) the protection, preservation or restoration of the environment and natural resources (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (c) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Materials.

“Environmental Liabilities” means, in respect of any Person, all Liabilities, obligations, responsibilities, Remedial Actions, Losses, damages, costs, and expenses (including all reasonable fees, disbursements, and expenses of counsel, experts, and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, to the extent based upon, related to, or arising under or pursuant to any Environmental Law, Environmental Permit, Order, or Contract with any Governmental Authority or other Person, that relates to any environmental, health or safety condition, violation of Environmental Law, or a Release or threatened Release of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Plan” means any plan, fund (including any superannuation fund) or other similar program or arrangement established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program or arrangement provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Founder Registration Rights Agreement” means the Registration Rights Agreement, dated as of November 9, 2020, by and among Purchaser, Sponsor and the other “Investors” named therein.

“Fraud” means actual and intentional fraud, with elements of scienter and reliance, under the Laws of the State of New York, in the making of any representations and warranties contained in this Agreement.

“Fraud Claim” means any claim based in whole or in part upon Fraud.

“GAAP” means generally accepted accounting principles as in effect in the United States of America.

“Governmental Authority” means any federal, state, local, foreign or other governmental, quasi-governmental or administrative body, instrumentality, department or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

Annex A-66

“Hazardous Material” means any waste, gas, liquid or other substance or material that is defined, listed or designated as a “hazardous substance”, “pollutant”, “contaminant”, “hazardous waste”, “regulated substance”, “hazardous chemical”, or “toxic chemical” (or by any similar term) under any Environmental Law, or any other material regulated, or that could result in the imposition of Liability or responsibility, under any Environmental Law, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, and urea formaldehyde insulation.

“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.

“Indebtedness” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money (including the outstanding principal and accrued but unpaid interest), (b) all obligations for the deferred purchase price of property or services (other than trade payables incurred in the ordinary course of business), (c) any other indebtedness of such Person that is evidenced by a note, bond, debenture, credit agreement or similar instrument, (d) all obligations of such Person for the reimbursement of any obligor on any line or letter of credit, banker’s acceptance, guarantee or similar credit transaction, in each case, that has been drawn or claimed against, (e) all obligations of such Person in respect of acceptances issued or created, (f) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, whether periodically or upon the happening of a contingency, (g) all obligations secured by a Lien on any property of such Person, (h) any premiums, prepayment fees or other penalties, fees, costs or expenses associated with payment of any Indebtedness of such Person and (i) all obligation described in clauses (a) through (h) above of any other Person which is directly or indirectly guaranteed by such Person or which such Person has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

“Intellectual Property” means all of the following as they exist in any jurisdiction throughout the world: Patents, Trademarks, Copyrights, Trade Secrets, Internet Assets, Software and other intellectual property, and all licenses, sublicenses and other agreements or permissions related to the preceding property.

“Internet Assets” means any all domain name registrations, web sites and web addresses and related rights, items and documentation related thereto, and applications for registration therefor.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended.

“IPO” means the initial public offering of Purchaser Units pursuant to the IPO Prospectus.

“IPO Prospectus” means the final prospectus of Purchaser, dated as of November 9, 2020, and filed with the SEC on November 12, 2020 (File No. 333-248819).

“IPO Underwriter” means I-Bankers Securities, Inc.

“Knowledge” means, with respect to (i) the Company, the actual knowledge of Gary Seaton and Bob Wu, after reasonable inquiry, (ii) Purchaser, the actual knowledge of Kevin Chen, after reasonable inquiry, (iii) any other Party which is an entity, the actual knowledge of its directors and executive officers, after reasonable inquiry, or (iv) any Party who is a natural person, the actual knowledge of such Person.

“Law” means any federal, state, local, municipal, foreign or other law, statute, legislation, principle of common law, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, directive, requirement, writ, injunction, settlement, Order or Consent that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liabilities” means any and all liabilities, Indebtedness, Actions or obligations of any nature (whether absolute, accrued, contingent or otherwise, whether known or unknown, whether direct or indirect, whether matured or unmatured, whether due or to become due and whether or not required to be recorded or reflected on a balance sheet under GAAP, IFRS or other applicable accounting standards), including Tax liabilities due or to become due.

“Lien” means any mortgage, pledge, security interest (including any created by law), attachment, option, proxy, voting trust, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof), restriction (whether on voting, sale, transfer, disposition or otherwise), any subordination arrangement in favor of another Person, or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar Law.

Annex A-67

“Material Adverse Effect” means, with respect to any specified Person, any fact, event, occurrence, change or effect that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect upon (a) the business, assets, Liabilities, results of operations, prospects or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or (b) the ability of such Person or any of its Subsidiaries on a timely basis to consummate the transactions contemplated by this Agreement or the Ancillary Documents to which it is a party or bound or to perform its obligations hereunder or thereunder; provided, however, that for purposes of clause (a) above, any changes or effects directly or indirectly attributable to, resulting from, relating to or arising out of the following (by themselves or when aggregated with any other, changes or effects) shall not be deemed to be, constitute, or be taken into account when determining whether there has or may, would or could have occurred a Material Adverse Effect: (i) general changes in the financial or securities markets or general economic or political conditions in the country or region in which such Person or any of its Subsidiaries do business; (ii) changes, conditions or effects that generally affect the industries in which such Person or any of its Subsidiaries principally operate; (iii) changes in IFRS, GAAP or other applicable accounting principles or mandatory changes in the regulatory accounting requirements applicable to any industry in which such Person and its Subsidiaries principally operate; (iv) conditions caused by acts of God, terrorism, war (whether or not declared), natural disaster; or any outbreak or continuation of an epidemic or pandemic (including, without limitation, Covid-19) or the effects of the actions of any Governmental Authority or Laws or other responses with respect thereto, (v) any failure in and of itself by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (provided that the underlying cause of any such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent not excluded by another exception herein) and (vi), with respect to Purchaser or Pubco, the consummation and effects of the Redemption; provided further, however, that any event, occurrence, fact, condition, or change referred to in clauses (i) - (iv) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition, or change has a disproportionate effect on such Person or any of its Subsidiaries compared to other participants in the industries in which such Person or any of its Subsidiaries primarily conducts its businesses. Notwithstanding the foregoing, with respect to Purchaser, the amount of the Redemption or the failure to obtain the Required Shareholder Approval shall not be deemed to be a Material Adverse Effect on or with respect to Purchaser.

“Merger Sub Ordinary Shares” means the ordinary shares, par value $0.0001 per share, of Merger Sub.

“Nasdaq” means the Nasdaq Global Market.

“Net Working Capital” means, as of the Reference Time, (i) all current assets of the Target Companies, on a consolidated basis, minus (ii) all current liabilities (excluding, without duplication, Closing Net Debt and unpaid Transaction Expenses), on a consolidated basis and as determined in accordance with the Accounting Principles; provided, that, for purposes of this definition, whether or not the following is consistent with the Accounting Principles, “current assets” will exclude, without duplication, any cash or cash equivalents and any receivable from a Seller.

“Order” means any order, decree, ruling, judgment, injunction, writ, determination, binding decision, verdict, judicial award or other action that is or has been made, entered, rendered, or otherwise put into effect by or under the authority of any Governmental Authority.

“Organizational Documents” means, with respect to any Person, its certificate of incorporation and bylaws, memorandum and articles of association or similar organizational documents, in each case, as amended.

“Patents” means any patents, patent applications and the inventions, designs and improvements described and claimed therein, patentable inventions, and other patent rights (including any divisionals, provisionals, continuations, continuations-in-part, substitutions, or reissues thereof, whether or not patents are issued on any such applications and whether or not any such applications are amended, modified, withdrawn, or refiled).

“PCAOB” means the U.S. Public Company Accounting Oversight Board (or any successor thereto).

“Permits” means all federal, state, local or foreign or other third-party permits, grants, easements, consents, approvals, authorizations, exemptions, licenses, franchises, concessions, ratifications, permissions, clearances, confirmations, endorsements, waivers, certifications, designations, ratings, registrations, qualifications or orders of any Governmental Authority or any other Person.

Annex A-68

“Permitted Liens” means (a) Liens for Taxes or assessments and similar governmental charges or levies, which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, and adequate reserves have been established with respect thereto, (b) other Liens imposed by operation of Law arising in the ordinary course of business for amounts which are not due and payable and as would not in the aggregate materially adversely affect the value of, or materially adversely interfere with the use of, the property subject thereto, (c) Liens incurred or deposits made in the ordinary course of business in connection with social security, (d) Liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the ordinary course of business, or (v) Liens arising under this Agreement or any Ancillary Document.

“Person” means an individual, corporation, partnership (including a general partnership, limited partnership or limited liability partnership), limited liability company, association, trust or other entity or organization, including a government, domestic or foreign, or political subdivision thereof, or an agency or instrumentality thereof.

“Personal Property” means any machinery, equipment, tools, vehicles, furniture, leasehold improvements, office equipment, plant, parts and other tangible personal property.

“Pubco Ordinary Shares” means any class of ordinary shares, par value $0.0001 per share, of Pubco, along with any equity securities paid as dividends or distributions after the Closing with respect to such shares or into which such shares are exchanged or converted after the Closing.

“Pubco Preference Shares” means the preference shares, par value $0.0001 per share, of Pubco.

“Pubco Private Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Public Warrant” means one whole warrant entitling the holder thereof to purchase one (1) Pubco Ordinary Share at a purchase price of $11.50 per share.

“Pubco Share Price” means an amount equal to the VWAP of the Pubco Ordinary Shares, as applicable, over the twenty (20) Trading Days ending at the close of business on the principal securities exchange or securities market on which the Pubco Ordinary Shares are then traded immediately prior to the date of determination, as equitably adjusted for stock splits, stock dividends, combinations, recapitalizations and the like after the date of this Agreement.

“Pubco Securities” means the Pubco Ordinary Shares, the Pubco Preference Shares and the Pubco Warrants, collectively.

“Purchaser Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of Purchaser.

“Purchaser Confidential Information” means all confidential or proprietary documents and information concerning Purchaser or any of its Representatives; provided, however, that Purchaser Confidential Information shall not include any information which, (i) at the time of disclosure by the Company, Pubco, Merger Sub, any Seller or their respective Representatives, is generally available publicly and was not disclosed in breach of this Agreement or (ii) at the time of the disclosure by Purchaser or its Representatives to the Company, Pubco, Merger Sub, any Seller or their respective Representatives, was previously known by such receiving party without violation of Law or any confidentiality obligation by the Person receiving such Purchaser Confidential Information. For the avoidance of doubt, from and after the Closing, Purchaser Confidential Information will include the confidential or proprietary information of the Target Companies.

“Purchaser Memorandum and Articles” means the amended and restated memorandum and articles of association of Purchaser, as amended and in effect under the Cayman Act; provided, that references herein to the Purchaser Memorandum and Articles for periods after the Merger includes the Surviving Company Memorandum and Articles.

“Purchaser Ordinary Shares” means the Purchaser Class A Ordinary Shares and the Purchaser Class B Ordinary Shares, collectively, prior to the Conversion.

Annex A-69

“Purchaser Preference Shares” means preference shares, par value $0.0001 per share, of the Purchaser prior to the Conversion.

“Purchaser Private Right” means one right that was included as part of each Purchaser Private Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Class A Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Private Units” means the units issued by Purchaser in a private placement to the Sponsor at the time of the consummation of the IPO consisting of one (1) Purchaser Class A Ordinary Share, one (1) Purchaser Private Warrant and one (1) Purchaser Private Right.

“Purchaser Private Warrants” means one whole warrant that was included in as part of each Purchaser Private Unit, entitling the holder thereof to purchase one-half (1/2) of a Purchaser Class A Ordinary Share at a purchase price of $11.50 per whole share.

“Purchaser Public Right” means one right that was included as part of each Purchaser Public Unit entitling the holder thereof to receive one-tenth (1/10th) of a Purchaser Class A Ordinary Share upon the consummation by Purchaser of its Business Combination.

“Purchaser Public Units” means the units issued in the IPO (including overallotment units acquired by Purchaser’s underwriter) consisting of one (1) Purchaser Ordinary Share, one (1) Purchaser Public Warrant and one (1) Purchaser Public Right.

“Purchaser Public Warrants” means one whole warrant that was included in as part of each Purchaser Public Unit, entitling the holder thereof to purchase one-half (1/2) of a Purchaser Class A Ordinary Share at a purchase price of $11.50 per whole share.

“Purchaser Rights” means Purchaser Private Rights and Purchaser Public Rights, collectively.

“Purchaser Securities” means the Purchaser Units, the Purchaser Ordinary Shares, the Purchaser Preference Shares, and the Purchaser Rights and the Purchaser Warrants, collectively.

“Purchaser Units” means Purchaser Private Units and Purchaser Public Units, collectively.

“Purchaser Warrants” means Purchaser Private Warrants and Purchaser Public Warrants, collectively.

“Reference Time” means the close of business of the Company on the Closing Date (but without giving effect to the transactions contemplated by this Agreement, including any payments by Purchaser hereunder to occur at the Closing, but treating any obligations in respect of Indebtedness, or other liabilities that are contingent upon the consummation of the Closing as currently due and owing without contingency as of the Reference Time).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the indoor or outdoor environment, or into or out of any property.

“Remedial Action” means all actions to (i) clean up, remove, treat, or in any other way address any Hazardous Material, (ii) prevent the Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) correct a condition of noncompliance with Environmental Laws.

“Representatives” means, as to any Person, such Person’s Affiliates and the respective managers, directors, officers, employees, independent contractors, consultants, advisors (including financial advisors, counsel and accountants), agents and other legal representatives of such Person or its Affiliates.

“SEC” means the U.S. Securities and Exchange Commission (or any successor Governmental Authority).

“Securities Act” means the Securities Act of 1933, as amended.

“Software” means any computer software programs, including all source code, object code, and documentation related thereto and all software modules, tools and databases.

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

Annex A-70

“Subsidiary” means, with respect to any Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of capital shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, association or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons will be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons will be allocated a majority of partnership, association or other business entity gains or losses or will be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity. A Subsidiary of a Person will also include any variable interest entity which is consolidated with such Person under applicable accounting rules.

“Target Company” means each of the Company and its direct and indirect Subsidiaries.

“Target Net Working Capital Amount” means Four Million U.S. Dollars ($4,000,000).

“Tax Return” means any return, declaration, report, claim for refund, information return or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of any Taxes or the administration of any Laws or administrative requirements relating to any Taxes.

“Taxes” means (a) all direct or indirect federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, value-added, ad valorem, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, employment, social security and related contributions due in relation to the payment of compensation to employees, excise, severance, stamp, occupation, premium, property, windfall profits, alternative minimum, estimated, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts with respect thereto, (b) any Liability for payment of amounts described in clause (a) whether as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of law and (c) any Liability for the payment of amounts described in clauses (a) or (b) as a result of any tax sharing, tax group, tax indemnity or tax allocation agreement with, or any other express or implied agreement to indemnify, any other Person.

“Trade Secrets” means any trade secrets, confidential business information, concepts, ideas, designs, research or development information, processes, procedures, techniques, technical information, specifications, operating and maintenance manuals, engineering drawings, methods, know-how, data, mask works, discoveries, inventions, modifications, extensions, improvements, and other proprietary rights (whether or not patentable or subject to copyright, trademark, or trade secret protection).

“Trading Day” means any day on which Pubco Class A Ordinary Shares are actually traded on the principal securities exchange or securities market on which shares of Pubco Class A Ordinary Shares are then traded.

“Trademarks” means any trademarks, service marks, trade dress, trade names, brand names, internet domain names, designs, logos, or corporate names (including, in each case, the goodwill associated therewith), whether registered or unregistered, and all registrations and applications for registration and renewal thereof.

“Transaction Expenses” means all fees and expenses of any of the Target Companies incurred or payable as of the Closing and not paid prior to the Closing (i) in connection with the consummation of the transactions contemplated hereby, including any amounts payable to third party professional advisors (including investment bankers, brokers, finders, attorneys, accountants and other consultants and advisors) retained by or on behalf of any of the Target Companies; (ii) any change in control bonus, transaction bonus, retention bonus, termination or severance payment or payment relating to terminated options, warrants or other equity appreciation, phantom equity, profit participation or similar rights, in any case, to be made to any current or former employee, independent contractor, director or officer of any of the Target Companies at the Closing pursuant to any agreement to which any of the Target Companies is a party prior to the Closing which become payable (including if subject to continued employment) solely as a result of the execution of this Agreement or the consummation of the Transactions; and (iii) any sales, use, real property transfer, stamp, stock transfer or other similar transfer Taxes imposed on Pubco, Merger Sub or a Target Company in connection with the Transactions.

Annex A-71

“Trust Account” means the trust account established by Purchaser with the proceeds from the IPO pursuant to the Trust Agreement in accordance with the IPO Prospectus.

“Trust Agreement” means that certain Investment Management Trust Agreement, dated as of November 9, 2020, as it may be amended, by and between Purchaser and the Trustee, and as it may be amended to add Pubco as a party to accommodate the Merger.

“Trustee” means Continental Stock Transfer & Trust Company, in its capacity as trustee under the Trust Agreement.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value as determined reasonably and in good faith by a majority of the disinterested independent directors of the board of directors (or equivalent governing body) of the applicable issuer. All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, recapitalization or other similar transaction during such period.

14.2 Section References. The following capitalized terms, as used in this Agreement, have the respective meanings given to them in the Section as set forth below adjacent to such terms:

Term	Section
AAA Procedures	13.4
Accounts Receivable	6.7(f)
Acquisition Proposal	8.6(a)
Agreement	Preamble
Alternative Transaction	8.6(a)
Antitrust Laws	8.9(b)
ADAWR	6.27(a)
Basket	9.3(a)
Business Combination	12.1
CFO	2.5(a)
Claim Notice	9.4(b)
Closing	3.1
Closing Date	3.1
Closing Filing	8.12(b)
Closing Press Release	8.12(b)
Company	Preamble
Company Benefit Plan	6.19(a)
Company Certificates	2.7(b)
Company Directors	8.14(a)
Company Disclosure Schedules	Article VI
Company Financials	6.7(a)
Company IP	6.13(c)
Company IP License	6.13(a)
Company Material Contract	6.12(a)
Company Permits	6.10
Company Personal Property Leases	6.16
Company Real Property Leases	6.15

Annex A-72

Term	Section
Company Shares	6.3(a)
Company Registered IP	6.13(a)
Covid-19 Restrictions	6.16
Closing Statement	2.5(a)
Drag-Along Sellers	Preamble
D&O Indemnified Person	8.15(a)
D&O Tail Insurance	8.15(b)
Dispute	13.4
Effective Time	1.2
EGS	3.1
Employment Agreement	10.2(e)(v)
Enforceability Exceptions	4.2
Environmental Permits	6.20(a)
Escrow Agent	2.3(a)
Escrow Agreement	2.3(a)
Escrow Amount	2.3(a)
Escrow Shares	2.3(a)
Escrow Property	2.3(a)
Escrow Account	2.3(a)
Estimated Exchange Shares	2.5(d)(i)
Estimated Closing Statement	2.4
Exchange Consideration	2.2(a)
Exchange Shares	2.2(a)
Expenses	11.3
Expiration Date	2.3(b)
Extension	8.3(a)
Extension Expenses	8.3(b)(iv)
Extraordinary General Meeting	8.11(a)
Federal Securities Laws	8.7
Finally Determined Exchange Shares	2.5(d)
Food Authorities	6.27(a)
Food Laws	6.27(a)
Founder Registration Rights Agreement Amendment	10.2(e)(iv)
Fundamental Representations	9.1(a)
Indemnified Party	9.2(a)
Indemnifying Parties	9.2(b)
Insider Letter Amendment	Recitals
Independent Director	8.14(a)
Independent Expert	2.5(b)
Independent Expert Notice Date	2.5(b)
Interim Balance Sheet Date	6.7(a)
Interim Period	8.1(a)
Joinder	Preamble
Joining Sellers	Preamble
Lock-Up Agreement	Recitals
Lost Certificate Affidavit	2.7(b)
Merger	Recitals
Merger Sub	Preamble
New Seller	8.2(c)
Non-Competition Agreement	Recitals

Annex A-73

Term	Section
Objection Statement	2.5(b)
OFAC	4.17(c)
Off-the-Shelf Software	6.13(a)
Outside Date	11.1(b)
Party(ies)	Preamble
Per Share Price	2.2(a)
Pending Claims	2.3(b)
PIPE Investment	8.17
PIPE Shares	8.17
Plan of Merger	1.2
Post-Closing Pubco Board	8.14(a)
Primary Sellers	Preamble
Primary Seller Indemnifying Party	9.2(a)
Pro Rata Share	2.2(a)
Products	6.27(a)
Proxy Statement	8.11(a)
Pubco	Preamble
Pubco A&R Memorandum and Articles	10.1(i)
Pubco Equity Plan	8.11(a)
Public Certifications	4.6(a)
Public Shareholders	12.1
Purchased Shares	2.1
Purchaser	Preamble
Purchaser Director	8.14(a)
Purchaser Disclosure Schedules	Article IV
Purchaser Expenses Statement	8.16
Purchaser Financials	4.6(b)
Purchaser Material Contract	4.13(a)
Purchaser Representative	Preamble
Purchaser Shareholder Approval Matters	8.11(a)
Redemption	8.11(a)
Registration Statement	8.11(a)
Related Person	6.21
Released Claims	12.1
Releasing Persons	12.2
Representative Party	2.5(b)
Required Shareholder Approval	10.1(a)
Resolution Period	13.4
SEC Reports	4.6(a)
SEC SPAC Accounting Changes	4.6(a)
Seller Indemnifying Party	9.2(b)
Seller Registration Rights Agreement	Recitals
Seller Representative	Preamble
Sellers	Preamble
Share Exchange	Recitals
Signing Filing	8.12(b)
Signing Press Release	8.12(b)
Special Representations	9.1(a)
Specified Courts	13.5
Sponsor	Recitals

Annex A-74

Term	Section
Sponsor Support Agreement	Recitals
Surviving Company	1.1
Surviving Company A&R Memorandum and Articles	1.4
Termination Fee	11.4
Third Party Claim	9.4(c)
Top Customers	6.23
Top Suppliers	6.23
Transactions	Recitals

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK; SIGNATURE PAGE FOLLOWS]

Annex A-75

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be signed and delivered by its respective duly authorized officer as of the date first written above.

Purchaser:
EDOC ACQUISITION CORP.
By:	/s/ Kevin Chen
Name: Kevin Chen
Title: Chief Executive Officer
The Company:
AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.
By:	/s/ Gary Seaton
Name: Gary Seaton
Title: Director
The Purchaser Representative:
AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Xiaoping Becky Zhang
Name: Xiaoping Becky Zhang
Title: Manager Member
The Seller Representative:
Gary Seaton, an individual, solely in the capacity as the Seller Representative hereunder
By:	/s/ Gary Seaton
Name: Gary Seaton
Title: Director

{Signature Page to Business Combination Agreement}

Annex A-76

The Sellers:
Print Name
of Seller:	JSKS Enterprises Pty Ltd
By:	/s/ Gary Seaton
[Signature]
If Entity, Print Name
and Title of Signatory: Gary Seaton, Director
Address:

Facsimile:
Telephone:
Email:

{Signature Page to Business Combination Agreement}

Annex A-77

The Sellers:
Print Name
of Seller:	KGV Global FZE
By:	/s/ Kapil Singh
[Signature]
If Entity, Print Name
and Title of Signatory: Kapil Singh, Director
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-78

The Sellers:
Print Name
of Seller:	Plus Wealth AG
By:	/s/ Diego Pesciatini
[Signature]
If Entity, Print Name
and Title of Signatory: Diego Pesciatini, Director
Address:

Facsimile:
Telephone:
Email:

[Signature Page to Business Combination Agreement]

Annex A-79

ANNEX I
List of Sellers

Seller Name	Number of Class A Shares Held by Seller	Pro Rata Share
JSKS Enterprises Pty Ltd	1,936,865	75.00%
KGV Global FZE	561,949	21.76%
Plus Wealth AG	83,673	3.24%
TOTAL	2,582,487	100.00%

Annex A-80

AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Amendment (“Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of March 31, 2023, by and among (i) Edoc Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) American Physicians LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iii) Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iv) AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “Company”), and (vi) Gary Seaton, in his capacity as the Seller Representative thereunder(the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, the Purchaser, the Purchaser Representative, Pubco, Merger Sub, the Company, the Seller Representative and certain Sellers entered into that certain Business Combination Agreement, dated as of December 5, 2022 (the “Original Agreement,” and as amended, including by this Amendment, the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to amend the Original Agreement to add a $10,000,000 minimum cash closing condition, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1. Amendments to Business Combination Agreement. The Original Agreement is hereby amended by adding the following as a new Section 10.1(m):

(m) Minimum Cash Condition. Upon the Closing, the Purchaser shall have cash and cash equivalents, including funds remaining in the Trust Account (after giving effect to the completion and payment of the Redemption) and the proceeds of any PIPE Investment, prior to giving effect to the payment of Purchaser’s unpaid Expenses or Liabilities, of at least equal to $10,000,000.

2. Miscellaneous. Except as expressly provided in this Amendment, all of the terms and provisions in the Original Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitute the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this Amendment, the provision of this Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.10, 13.12 and 13.13 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-81

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

The Purchaser:
EDOC ACQUISITION CORP.
By:	/s/ Kevin Chen
Name: Kevin Chen
Title: Chief Executive Officer
The Purchaser Representative:
AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Xiaoping Becky Zhang
Name: Xiaoping Becky Zhang
Title: Managing Member
Pubco:
AUSTRALIAN OILSEEDS HOLDINGS LIMITED
By:	/s/ Bob Wu
Name: Bob Wu
Title: Chief Executive Officer
Merger Sub:
AOI MERGER SUB
By:	/s/ Bob Wu
Name: Bob Wu
Title: Chief Executive Officer
The Company:
AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.
By:	/s/ Bob Wu
Name: Bob Wu
Title: Chief Executive Officer
The Seller Representative:
Gary Seaton, an individual, solely in the capacity as the Seller Representative
/s/ Gary Seaton
Gary Seaton, individually
Annex A-82

SECOND AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This Second Amendment (“Second Amendment”) to the Business Combination Agreement (as defined below) is made and entered into as of December 6, 2023, by and among (i) Edoc Acquisition Corp, a Cayman Islands exempted company (together with its successors, the “Purchaser”), (ii) American Physicians LLC, a Delaware limited liability company, in the capacity as the Purchaser Representative thereunder (the “Purchaser Representative”), (iii) Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), (iv) AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), (v) Australian Oilseeds Investments Pty Ltd., an Australian proprietary company (the “Company”), and (vi) Gary Seaton, in his capacity as the Seller Representative thereunder (the “Seller Representative”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.

RECITALS:

WHEREAS, the Purchaser, the Purchaser Representative, Pubco, Merger Sub, the Company, the Seller Representative and certain Sellers entered into that certain Business Combination Agreement, dated as of December 5, 2022 (the “Original Agreement”);

WHEREAS, the Original Agreement was amended by the Amendment to Business Combination Agreement, dated as of March 31, 2023 (the “First Amendment”), to add a $10,000,000 minimum cash closing condition (the Original Agreement, as amended by the First Amendment, is referred to herein as, the “Amended Agreement”, and as further amended, including by this Second Amendment, the “Business Combination Agreement”); and

WHEREAS, the Parties now desire to further amend the Amended Agreement on the terms and conditions set forth herein, to, among other matters, extend the Outside Date of the Business Combination Agreement to March 31, 2024.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in accordance with the terms of the Business Combination Agreement, the Parties hereto, intending to be legally bound, do hereby acknowledge and agree as follows:

1.      Amendments to Business Combination Agreement.    The Amended Agreement is hereby further amended as follows:

A.     Section 11.1(b) of the Amended Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

(b)    by written notice by Purchaser or the Company if any of the conditions to the Closing set forth in Article X have not been satisfied or waived by March 31, 2024 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to a Party if the breach or violation by such Party or its Affiliates (or with respect to the Company, the Sellers, the Seller Representative, Pubco or Merger Sub) of any representation, warranty, covenant or obligation under this Agreement was the primary cause of, or directly resulted in, the failure of the Closing to occur on or before the Outside Date;

2.      Miscellaneous.    Except as expressly provided in this Amendment, all of the terms and provisions in the Amended Agreement and the Ancillary Documents are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This Second Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Amended Agreement or any Ancillary Document, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Amended Agreement, as further amended by this Second Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Amended Agreement, as amended by this Second Amendment, and the documents or instruments attached hereto or thereto or referenced herein or therein, constitute the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to

Annex A-83

its subject matter. If any provision of the Amended Agreement is materially different from or inconsistent with any provision of this Second Amendment, the provision of this Second Amendment shall control, and the provision of the Amended Agreement shall, to the extent of such difference or inconsistency, be disregarded. Sections 13.1 through 13.10, and 13.12 through 13.16 of the Amended Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this Amendment as if all references to the “Agreement” contained therein were instead references to this Amendment.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

Annex A-84

IN WITNESS WHEREOF, each Party hereto has caused this Amendment to be signed and delivered as of the date first written above.

The Purchaser:
EDOC ACQUISITION CORP.
By:	/s/ Kevin Chen
Name:	Kevin Chen
Title:	Chief Executive Officer
The Purchaser Representative:
AMERICAN PHYSICIANS LLC, solely in the capacity as the Purchaser Representative hereunder
By:	/s/ Xiaoping Becky Zhang
Name:	Xiaoping Becky Zhang
Title:	Managing Member
Pubco:
AUSTRALIAN OILSEEDS HOLDINGS LIMITED
By:	/s/ Gary Seaton
Name:	Gary Seaton
Title:	Chief Executive Officer
Merger Sub:
AOI MERGER SUB
By:	/s/ Gary Seaton
Name:	Gary Seaton
Title:	Authorized Representative
The Company:
AUSTRALIAN OILSEEDS INVESTMENTS PTY LTD.
By:	/s/ Gary Seaton
Name:	Gary Seaton
Title:	Chief Executive Officer
The Seller Representative:
Gary Seaton, an individual, solely in the capacity as the Seller Representative
/s/ Gary Seaton
Gary Seaton, individually

Annex A-85

ANNEX B

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM & ARTICLES

OF ASSOCIATION

OF

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

(adopted by a Special Resolution dated [•] and effective on [•])

Kensington House
69 Dr. Roy’s Drive
P.O. Box 2510
George Town
Grand Cayman KY1-1104
CAYMAN ISLANDS

Companies Act (as Revised)

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

(the “Company”)

(adopted by a Special Resolution dated [•] and effective on [•])

1.           The name of the Company is AUSTRALIAN OILSEEDS HOLDINGS LIMITED.

2.           The registered office of the Company shall be at the offices of c/o Stuarts Corporate Services Ltd., P.O. Box 2510, Kensington House, 69 Dr Roy’s Drive, Grand Cayman KY1-1104, CAYMAN ISLANDS, or at such other place as the directors of the Company may, from time to time, decide.

3.           The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by any law as provided by section 7(4) of the Companies Act (as Revised), or any other law of the Cayman Islands.

4.           The Company shall have and be capable of exercising all the functions of a natural person of full capacity or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, irrespective of any question of corporate benefit as provided by section 27(2) of the Companies Act (as Revised) including the power to make any alterations or amendments to its Memorandum and Articles of Association in the manner set out in its Articles of Association and including, but not limited to, the power to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company and do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest moneys of the Company in such manner as the directors of the Company determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to members of the Company; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to directors, officers and/or employees of the Company, past or present and their families; to purchase directors’ and officers’ liability insurance and to carry on any trade or business and generally to do all acts and things which in the opinion of the Company or the directors of the Company may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid PROVIDED THAT the Company shall only carry on the businesses for which a licence is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

5.           The liability of each member of the Company is limited to the amount, if any, unpaid on the shares held by such member.

Companies Act (as Revised)

6.           The share capital of the Company is US$50,000 divided into 500,000,000 Class A Ordinary shares, 50,000,000 Class B Ordinary Shares and 5,000,000 Preference Shares each of a nominal or par value of US$0.0001 per share. Subject to the provisions of the Companies Act (as Revised) and the Articles of Association of the Company, the Company shall have the power to redeem or purchase any of its shares and to increase, reduce, sub-divide or consolidate the share capital and to issue all or any part of its capital whether original, redeemed, increased or reduced with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions whatsoever and so that unless the conditions of issue shall otherwise expressly provide every issue of shares whether stated to be ordinary, preference or otherwise shall be subject to the powers on the part of the Company hereinbefore provided.

7.           If the Company is registered as exempted, its operations shall be carried on subject to section 174 of the Companies Act (as Revised). The Company may effect and conclude contracts in the Cayman Islands, and exercise in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands but shall not otherwise trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands.

8.           Subject to the provisions of the Companies Act (as Revised) and the Articles of Association, the Company may exercise the power contained in section 206 of the Companies Act (as Revised) to deregister in the Cayman Islands and register by way of continuation under the laws of any jurisdiction outside the Cayman Islands.

9.           Capitalized terms that are not defined in this Memorandum of Association bear the same meanings as those given in the Articles.

Annex B-i

Page
AMENDMENT OF MEMORANDUM OF ASSOCIATION	B-23
AMENDMENT OF ARTICLES OF ASSOCIATION	B-24
REGISTRATION BY WAY OF CONTINUATION	B-24
DISCLOSURE	B-24
NON-RECOGNITION OF TRUSTS	B-24
MERGERS AND CONSOLIDATION	B-24
AUTOMATIC EXCHANGE OF INFORMATION	B-24

Annex B-ii

THE COMPANIES ACT (AS REVISED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

AUSTRALIAN OILSEEDS HOLDINGS LIMITED

(the “Company”)

(adopted by a Special Resolution dated [•] and effective on [•])

TABLE A

1.           Table ‘A’ in the First Schedule of the Companies Act (as Revised) shall not apply to this Company and the following shall comprise the Articles of Association of the Company:

INTERPRETATION

2.           In these Articles save where the context otherwise requires:

“AEOI Laws” means the Tax Information Authority Law (as amended) and any regulations made from time to time thereunder, and/or any existing or future legislation applicable to the Company enacted by any jurisdiction that provides for the exchange of information regarding direct or indirect holders of shares from time to time including, without limitation, FATCA and CRS;

“Articles” or “Articles of Association” means these articles of association as originally adopted or as, from time to time, altered by Special Resolution;

“Branch Register” means any branch Register of Members of such category or categories of Members as the Company may from time to time determine;

“certificate” or “share certificate” means a share certificate of the Company;

“Chairperson” means the chairperson of the Board;

“Commission” means the Securities and Exchange Commission of the United States or any other federal agency for the time being administering;

“Communication Facilities” means video, video-conferencing, internet or online conferencing applications, telephone or tele-conferencing and/or any other video-communications, internet or online conferencing application or telecommunications facilities by means of which all Persons participating in a meeting are capable of hearing and being heard by each other;

“Companies Act” means the Companies Act (as Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof. Where any provision of the Companies Act is referred to, the reference is to that provision as amended by any law for the time being in force;

“Company” means the above-named company;

“Company’s Website” means the main corporate/investor relations website of the Company, the address or domain name of which has been disclosed in any registration statement filed by the Company in connection or which has otherwise been notified to the Members;

“CRS” means one of the following, as the context requires:

(i)     the Common Reporting Standard, being the standard for automatic exchange of financial account information developed by the Organisation for Economic Co-operation and Development (“OECD”) as amended from time to time by the OECD; and

Annex B-1

(ii)    any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraph of this definition;

“debenture” means debenture stock, mortgages, bonds and any other such securities of the Company whether constituting a charge on the assets of the Company or not;

“Designated Stock Exchange” means NASDAQ or any other internationally recognized stock exchange on which any securities of the Company are listed for the time being;

“Designated Stock Exchange Rules” means the relevant code, rules and regulations, as amended, from time to time, applicable as a result of the listing of any securities of the Company;

“Directors” and “Board of Directors” and “Board” means the directors of the Company for the time being or, as the case may be, the directors assembled as a board or as a committee thereof and “Director” means any one of the Directors;

“electronic” has the meaning given to it in the Electronic Transactions Act;

“electronic communication” means electronic posting to the Company’s Website, electronic transmission to any number, address or internet website or other electronic delivery methods as otherwise decided and approved by not less than two-thirds of the vote of the Board;

“electronic record” has the meaning given to it in the Electronic Transactions Act;

“Electronic Transactions Act” means the Electronic Transactions Act (As Revised) of the Cayman Islands and any statutory amendment or re-enactment thereof;

“FATCA” means one of the following, as the context requires:

(i)     sections 1471 to 1474 of the US Internal Revenue Code of 1986 and any associated legislation, regulations or guidance, or similar legislation, regulations or guidance enacted in any jurisdiction which seeks to implement similar tax reporting and/or withholding tax regimes;

(ii)    any intergovernmental agreement, treaty, regulation, guidance or any other agreement between the Cayman Islands (or any Cayman Islands government body) and the United States, the United Kingdom or any other jurisdiction (including any government bodies in such jurisdiction), entered into in order to comply with, facilitate, supplement or implement the legislation, regulations or guidance described in paragraph (i) of this definition; and

(iii)   any legislation, regulations or guidance in the Cayman Islands that give effect to the matters outlined in the preceding paragraphs of this definition;

“Independent Director” means a Director who qualifies as an independent director under the Designated Stock Exchange Rules;

“Members” means those persons who have agreed to become members of the Company and whose names have been entered in the Register of Members and includes each subscriber of the Memorandum and “Member” means any one of them;

“Memorandum of Association” means the memorandum of association of the Company, as amended and re-stated from time to time;

“month” means calendar month;

“Ordinary Resolution” means a resolution:

(i)     passed by a simple majority of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

Annex B-2

(ii)    approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the resolution so adopted shall be the date on which the instrument, or the last of such instruments if more than one, is executed;

“paid up” means paid up as to the par value and any premium payable in respect of the issue of any shares and includes credited as paid up;

“Person” means any natural person, firm, company, joint venture, partnership, corporation, association or other entity (whether or not having a separate legal personality) or any of them as the context so requires;

“Present” means in respect of any Person, such Person’s presence at a general meeting of Members (or any meeting of the holders of any class of Shares), which may be satisfied by means of such Person or, if a corporation or other non-natural Person, its duly authorized representative (or, in the case of any Member, a proxy which has been validly appointed by such Member in accordance with these Articles), being: (a) physically present at the meeting; or (b) in the case of any meeting at which Communication Facilities are permitted in accordance with these Articles, including any Virtual Meeting, connected by means of the use of such Communication Facilities;

“Principal Register”, where the Company has established one or more Branch Registers pursuant to the Companies Act and these Articles, means the Register of Members maintained by the Company pursuant to the Companies Act and these Articles that is not designated by the Directors as a Branch Register;

“Registered Office” means the registered office for the time being of the Company;

“Register of Members” means the register of members to be kept by the Company in accordance with section 40 of the Companies Act and includes any Branch Register(s) established by the Company in accordance with the Companies Act;

“Seal” means the common seal of the Company (if adopted) including any facsimile thereof;

“Secretary” means any Person appointed by the Directors to perform any of the duties of the secretary;

“Securities Act” means the Securities Act of 1933 of the United States, as amended, or any similar federal statute and the rules and regulations of the Commission thereunder, all as the same shall be in effect at the time;

“shares” means a share of a par value of US$0.0001 each in the capital of the Company, and having the rights, preferences, privileges and restrictions provided for in the Memorandum of Association and these Articles, including a fraction of any of them and “share” means any one of them;

“Share Premium Account” means the share premium account established in accordance with these Articles and the Companies Act;

“signed” includes a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a Person with the intent to sign the electronic communication;

“Special Resolution” means a resolution passed in accordance with section 60 of the Companies Act, being a resolution:

(i)     passed by a majority of not less than two-thirds of such Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting of the Company of which notice specifying the intention to propose the resolution as a special resolution has been duly given and where a poll is taken regard shall be had in computing a majority to the number of votes to which each Member is entitled; or

(ii)    approved in writing by all of the Members entitled to vote at a general meeting of the Company in one or more instruments each signed by one or more of the Members and the effective date of the special resolution so adopted shall be the date on which the instrument or the last of such instruments if more than one, is executed;

Annex B-3

“Treasury Shares” means shares that were previously issued but were purchased, redeemed, surrendered or otherwise acquired by the Company and not cancelled;

“United States” means the United States of America, its territories, its possessions and all areas subject to its jurisdiction; and

“Virtual Meeting” means any general meeting of the Members (or any meeting of the holders of any class of Shares) at which the Members (and any other permitted participants of such meeting, including without limitation the chairperson of the meeting and any Directors) are permitted to attend and participate solely by means of Communication Facilities; and

“written” and “in writing” includes all modes of representing or reproducing words in visible form.

3.           In these Articles save where the context otherwise requires:

3.1         words importing the singular number shall include the plural number and vice versa;

3.2         words importing the masculine gender only shall include the feminine gender;

3.3         words importing persons only shall include companies or associations or bodies of persons, whether corporate or not;

3.4         “may” shall be construed as permissive and “shall” shall be construed as imperative;

3.5         a reference to a dollar or dollars (or $) and to a cent or cents (or c) is a reference to dollars and cents of the United States of America;

3.6         reference to any determination by the Directors shall be construed as a determination by the Directors in their sole and absolute discretion and shall be applicable either generally or in any particular case;

3.7         reference to “in writing” shall be construed as written or represented by any means reproducible in writing, including any form of print, lithograph, email, facsimile, photograph or telex or represented by any other substitute or format for storage or transmission for writing including in the form of an electronic record or partly one and partly another;

3.8         any requirements as to delivery under the Articles include delivery in the form of an electronic record or an electronic communication;

3.9         any requirements as to execution or signature under the Articles, including the execution of the Articles themselves, can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Act;

3.10       Sections 8 and 19(3) of the Electronic Transactions Act shall not apply; and

3.11       references to a statutory enactment shall include reference to any amendment or re-enactment thereof for the time being in force.

4.           Subject to the two preceding Articles, any expressions defined in the Companies Act shall, if not inconsistent with the subject or context of these Articles, bear the same meaning in these Articles.

COMMENCEMENT OF BUSINESS

5.           The business of the Company may be commenced as soon after incorporation as the Directors see fit, notwithstanding that part only of the shares may have been allotted or issued.

REGISTERED OFFICE

6.           The Registered Office of the Company shall be at such place in the Cayman Islands as the Directors shall from time to time resolve by resolution. The Company may also establish and maintain such other offices and places of business and agencies outside the Cayman Islands as the Directors decide.

Annex B-4

REGISTER OF MEMBERS

7.           The Company shall maintain or cause to be maintained a Register of Members in accordance with the Companies Act at the Registered Office or such other place as determined by the Directors. The Company may maintain, or cause to be maintained, one or more Branch Registers as well as the Principal Register in accordance with the Companies Act, provided always that a duplicate of such Branch Register(s) shall be maintained with the Principal Register in accordance with the Companies Act.

SHARE CERTIFICATES

8.           Every Member shall, without payment, be entitled to a share certificate in such form as determined by the Directors.

9.           Share certificates shall be signed by a Director of the Company and shall be numbered consecutively or otherwise identified and shall specify the number of shares held by the Member and the amount paid up thereon.

10.         Every share certificate of the Company shall bear legends required under the applicable laws, including the Securities Act.

11.         In respect of a share or shares held jointly by several persons the Company shall not be bound to issue more than one certificate and delivery of a certificate for a share or shares to one of several joint holders shall be sufficient delivery to all joint holders.

12.         If a share certificate is defaced, lost or destroyed it may be renewed on payment of such fee, if any, not exceeding $100 and on such terms, if any, as to evidence and indemnity as the Directors think fit.

ISSUE OF SHARES

13.         Subject to the provisions, if any, in that behalf of the Memorandum of Association or these Articles, and to any direction that may be given by the Company in general meeting and without prejudice to any special rights previously conferred on the holders of existing shares, all unissued shares in the capital of the Company shall be under the control of the Directors, and the Directors may issue, allot, grant rights over, grant options over, re-designate or dispose of such unissued shares (including fractions of a share) with or without preferred, deferred or other special rights or such restrictions whether in regard to dividend, voting, return of capital or otherwise and in such manner, to such persons and on such terms as the Directors in their absolute discretion think fit.

14.         The Directors or the Members by Ordinary Resolution may authorize the division of Shares into any number of classes and the different classes shall be authorized, established and designated (or re-designated as the case may be) and the variations in the relative rights (including, without limitation, voting, dividend and redemption rights), restrictions, preferences, privileges and payment obligations as between the different classes (if any) may be fixed and determined by the Directors or the Members by Ordinary Resolution. The Directors may issue Shares with such preferred or other rights, all or any of which may be greater than the rights of Ordinary Shares, at such time and on such terms as they may think appropriate. Notwithstanding Article 12, the Directors may issue from time to time, out of the authorized share capital of the Company (other than the authorized but unissued Ordinary Shares), series of preferred shares in their absolute discretion and without approval of the Members; provided, however, before any preferred shares of any such series are issued, the Directors shall by resolution of Directors determine, with respect to any series of preferred shares, the terms and rights of that series, including:

14.1       the designation of such series, the number of preferred shares to constitute such series and the subscription price thereof if different from the par value thereof;

14.2       whether the preferred shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights, which may be general or limited;

14.3       the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and, if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of any other class or any other series of shares;

Annex B-5

14.4       whether the preferred shares of such series shall be subject to redemption by the Company, and, if so, the times, prices and other conditions of such redemption;

14.5       whether the preferred shares of such series shall have any rights to receive any part of the assets available for distribution amongst the Members upon the liquidation of the Company, and, if so, the terms of such liquidation preference, and the relation which such liquidation preference shall bear to the entitlements of the holders of shares of any other class or any other series of shares;

14.6       whether the preferred shares of such series shall be subject to the operation of a retirement or sinking fund and, if so, the extent to and manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the preferred shares of such series for retirement or other corporate purposes and the terms and provisions relative to the operation thereof;

14.7       whether the preferred shares of such series shall be convertible into, or exchangeable for, shares of any other class or any other series of preferred shares or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same, and any other terms and conditions of conversion or exchange;

14.8       the limitations and restrictions, if any, to be effective while any preferred shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, the existing shares or shares of any other class of shares or any other series of preferred shares;

14.9       the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issue of any additional shares, including additional shares of such series or of any other class of shares or any other series of preferred shares; and

14.10     any other powers, preferences and relative, participating, optional and other special rights, and any qualifications, limitations and restrictions thereof,

and, for such purposes, the Directors may reserve an appropriate number of Shares for the time being unissued.

15.         The Company may insofar as may be permitted by law, pay a commission to any Person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares. Such commissions may be satisfied by the payment of cash or the lodgement of fully or partly paid-up Shares or partly in one way and partly in the other. The Company may also pay such brokerage as may be lawful on any issue of Shares.

16.         The Directors may refuse to accept any application for Shares, and may accept any application in whole or in part, for any reason or for no reason.

17.         The Company shall not issue shares in bearer form.

COMMISSION ON SALE OF SHARES

18.         The Company may in so far as may be permitted by law, pay a commission to any person in consideration of his subscribing or agreeing to subscribe whether absolutely or conditionally for any shares. Such commission may be satisfied by the payment of cash or the lodgement of fully or partly paid up shares or partly in one way and partly in the other. The Company may also on any issue of shares pay such brokerage as may be lawful.

TRANSFER OF SHARES

19.         Subject to these Articles and the rules or regulations of the Designated Stock Exchange or any relevant securities laws, any Member may transfer all or any Shares by an instrument of transfer of any Share in writing and in any usual or common form or in a form prescribed by the Designated Stock Exchange or in such other form as the Directors may, in their absolute discretion, approve. The instrument of transfer of any share shall be in writing in any usual or common form or such other form approved by the Directors.

Annex B-6

20.         The instrument of transfer of any share shall be executed by or on behalf of the transferor and the transferee and shall be accompanied by any certificate of the shares to which it relates and such other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

21.         All share certificates surrendered to the Company for transfer shall be cancelled and the Directors shall issue a new share certificate for a like number of shares as those which have been surrendered and cancelled.

22.         Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors may in their absolute discretion decline to register any transfer of shares without assigning any reason for so doing. If the Directors refuse to register a transfer of any shares, they shall send notice of the refusal to each of the transferor and the transferee within two (2) calendar months of the date on which the transfer was lodged with the Company, such notice shall include the relevant reason for such refusal.

23.         Subject to the rules of any Designated Stock Exchange on which the Shares in question may be listed and to any rights and restrictions for the time being attached to any Share, the Directors may in their absolute discretion decline to register any transfer of Shares which is not fully paid up or on which the Company has a lien. The Directors may also decline to register any transfer of a Share if such transfer would breach or cause a breach of: (i) the rules of any Designated Stock Exchange on which the Shares may be listed; or (ii) applicable law or regulation.

24.         The Directors may also decline to register any transfer of any Share unless:

24.1       the instrument of transfer is lodged with the Company, accompanied by the certificate for the Shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

24.2       the instrument of transfer is in respect of only one class of Shares;

24.3       the instrument of transfer is properly stamped, if required;

24.4       in the case of a transfer to joint holders, the number of joint holders to whom the Share is to be transferred does not exceed four; and

24.5       a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the Board of Directors may from time to time require, is paid to the Company in respect thereof.

25.         The registration of transfers may, on fourteen (14) calendar days’ notice being given by advertisement in such one or more newspapers, by electronic means or by any other means in accordance with the Designated Stock Exchange Rules, be suspended at such times and for such periods as the Directors may from time to time determine, provided always that such registration shall not be suspended nor the Register closed for more than thirty (30) calendar days in any calendar year.

TRANSMISSION OF SHARES

26.         The legal personal representative of a deceased sole holder of a share shall be the only person recognized by the Company as having any title to the share. In the case of a share registered in the name of two or more holders, the survivors or survivor, or the legal personal representatives of the deceased survivor, shall be the only person recognized by the Company as having any title to the share.

27.         Any person becoming entitled to a share in consequence of the death, bankruptcy, liquidation or dissolution of a Member shall upon such evidence being produced as may from time to time be properly required by the Directors, have the right either to be registered as a member in respect of the share (and if he so elects shall deliver to the Company a notice in writing signed by him stating his election to be registered as holder) or, instead of being registered himself, to make such transfer of the share as the deceased or bankrupt person could have made; but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by the deceased or bankrupt person before the death or bankruptcy.

Annex B-7

28.         A person becoming entitled to a share by reason of the death, bankruptcy liquidation or dissolution of the holder shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share, except that he shall not, before being registered as a Member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company PROVIDED THAT the Directors may at any time give notice requiring any such person to elect either to be registered himself or to transfer the share and if the notice is not complied with within ninety (90) calendar days the Directors may thereafter withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

REGISTRATION OF EMPOWERING INSTRUMENTS

29.         The Company shall be entitled to charge a fee not exceeding one U.S. dollar (US$1.00) on the registration of every probate, letters of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas, or other instrument.

REDEMPTION AND PURCHASE OF OWN SHARES

30.         Subject to the provisions of the Companies Act and these Articles, the Company may:

30.1       issue shares on terms that they are to be redeemed or are liable to be redeemed at the option of the Company or the Member on such terms and in such manner as the Directors may, before the issue of such shares, determine;

30.2       purchase its own shares (including fractions of a share and any redeemable shares) on such terms and in such manner as the Directors may determine and agree with the Member;

30.3       make a payment in respect of the redemption or purchase of its own shares in any manner authorized by the Companies Act including out of capital; and

30.4       accept the surrender for no consideration any paid up share on such terms and in such manner as the Directors may determine.

31.         A share which is liable to be redeemed by either the Company or the Member shall be redeemed by the entitled party giving to the other notice in writing of the intention to redeem such shares (a “Redemption Notice”) and specifying the date of such redemption which must be a day on which banks in the Cayman Islands are open for business.

32.         Any share in respect of which a Redemption Notice has been given shall not be entitled to participate in the profits of the Company in respect of the period after the date specified as the date of redemption in the Redemption Notice.

33.         The redemption or purchase of any share shall not be deemed to give rise to the redemption or purchase of any other share.

34.         At the date specified in the Redemption Notice, or the date on which the shares are to be purchased, the holder of the shares being redeemed or purchased shall be bound to deliver up to the Company at its Registered Office the certificate thereof for cancellation and thereupon the Company shall pay to him the redemption or purchase moneys in respect thereof.

35.         The Directors may, when making payments in respect of the redemption or purchase of shares, if authorized by the terms of issue of the shares being redeemed or purchased or with the agreement of the holder of such shares, make such payment either in cash or in specie.

TREASURY SHARES

36.         Shares that the Company purchases, redeems or acquires (by way of surrender or otherwise) may, at the option of the Company, be cancelled immediately or held as Treasury Shares in accordance with the Companies Act. In the event that the Directors do not specify that the relevant shares are to be held as Treasury Shares, such shares shall be cancelled.

Annex B-8

37.         No dividend may be declared or paid, and no other distribution (whether in cash or otherwise) of the Company’s assets (including any distribution of assets to members on a winding up) may be declared or paid in respect of a Treasury Share.

38.         The Company shall be entered in the Register of Members as the holder of the Treasury Shares provided that:

38.1       the Company shall not be treated as a member for any purpose and shall not exercise any right in respect of the Treasury Shares, and any purported exercise of such a right shall be void; and

38.2       a Treasury shall not be voted, directly or indirectly, at any meeting of the Company and shall not be counted in determining the total number of issued shares at any given time, whether for the purposes of these Articles or the Companies Act, save that an allotment of shares as fully paid bonus shares in respect of a Treasury Share is permitted and shares allotted as fully paid bonus shares in respect of a Treasury Share shall be treated as Treasury Shares.

39.         Treasury Shares may be disposed of by the Company on such terms and conditions as determined by the Directors.

VARIATION OF RIGHTS ATTACHING TO SHARES

40.         If at any time the share capital of the Company is divided into different classes of shares, the rights attaching to any class (unless otherwise provided by the terms of issue of the shares of that class) may be varied by the Board of Directors with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a Special Resolution passed at a general meeting of the holders of the issued shares of that class present in person or by proxy.

41.         The provisions of these Articles relating to general meetings of the Company shall mutatis mutandis apply to every such general meeting of the holders of such class of shares, but so that the necessary quorum shall be at least one person holding or representing by proxy at least one-third of the issued shares of the class and so that any holder of shares of the class present in person or by proxy may demand a poll. For the purposes of Articles 40 and 41 the Directors may treat all classes or any two or more classes as forming one class if they consider that all such classes would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes.

42.         The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith or by the redemption or purchase of shares of any class by the Company. The rights of the holders of Shares shall not be deemed to be materially and adversely varied by the creation or issue of Shares with preferred or other rights including, without limitation, the creation of Shares with enhanced or weighted voting rights.

FRACTIONAL SHARES

43.         The Directors may issue fractions of a share of any class of shares, and, if so issued, a fraction of a share (calculated to three decimal points) shall be subject to and carry the corresponding fraction of liabilities (whether with respect to any unpaid amount thereon, contribution, calls or otherwise), limitations, preferences, privileges, qualifications, restrictions, rights (including, without limitation, voting and participation rights) and other attributes of a whole share of the same class of shares. If more than one fraction of a share of the same class is issued to or acquired by the same Member such fractions shall be accumulated.

LIEN ON SHARES

44.         The Company shall have a first priority lien and charge on every partly paid share for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share, and the Company shall also have a first priority lien and charge on all partly paid shares registered in the name of a Member (whether held solely or jointly with another person) for all moneys presently payable by him or his estate to the Company; but the Directors may at any time declare any share to be wholly or in part exempt from the provisions of this Article. The Company’s lien, if any, on a share shall extend to all dividends and other moneys payable in respect thereof.

Annex B-9

45.         The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless some sum in respect of which the lien exists is presently payable nor until the expiration of 14 days after a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto of which the Company has notice, by reason of his death or bankruptcy.

46.         To give effect to any such sale the Directors may authorize some person to transfer the shares sold to the purchaser thereof. The purchaser shall be registered as the holder of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase money, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

47.         The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable, and the residue (if any) shall (subject to a like lien for sums not presently payable as existed upon the shares prior to the sale) be paid to the person entitled to the shares at the date of the sale.

CALLS ON SHARES

48.         The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares (whether on account of the nominal value of the shares or by way of premium or otherwise) and each Member shall (subject to receiving at least 14 calendar days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on his shares.

49.         A call shall be deemed to have been made at the time that the Directors have resolved by resolution to make such call.

50.         The joint holders of a share shall be jointly and severally liable to pay calls in respect thereof.

51.         Any sum which by the terms of issue of a share becomes payable on allotment or at any fixed date, whether on account of the nominal value of the share or by way of premium or otherwise, shall for the purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

52.         If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest upon the sum at the rate of eight per centum per annum from the day appointed for the payment thereof to the time of the actual payment, but the Directors shall be at liberty to waive payment of that interest wholly or in part.

53.         The provisions of these Articles as to the liability of joint holders and as to payment of interest shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, whether on account of the amount of the share, or by way of premium, as if the same had become payable by virtue of a call duly made and notified.

54.         The Directors may make arrangements on the issue of shares for a difference between the Members, or the particular shares, in the amount of calls to be paid and in the times of payment and may revoke or postpone a call in their discretion.

55.         The Directors may, if they think fit, receive from any Member willing to advance the same all or any part of the moneys uncalled and unpaid upon any shares held by him, and upon all or any of the moneys so advanced may (until the same would, but for such advance, become presently payable) pay interest at such rate (not exceeding without the sanction of an Ordinary Resolution eight per centum per annum) as may be agreed upon between the Member paying the sum in advance and the Directors.

Annex B-10

FORFEITURE OF SHARES

56.         If a Member fails to pay any call or instalment of a call together with any interest which may have accrued within 10 days of the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, enforce any of the provisions of, and take such action as is referred to in these Articles, including but not limited to, forfeiting any share in respect of which the call or instalment of a call remains unpaid. No further notice demanding payment of the amount due need be given to the registered holder of the share or the persons entitled thereto by reason of his death or bankruptcy of the shares to be forfeited.

57.         A forfeited share may be sold, cancelled or otherwise disposed of on such terms and in such manner as the Directors in their absolute discretion think fit, and at any time before a sale, cancellation or disposition the forfeiture may be cancelled on such terms as the Directors in their absolute discretion think fit. The Company may indirectly procure the purchase of a share forfeited pursuant to the previous sentence without being required to comply with the redemption provisions of these Articles. The proceeds of the sale or disposition of a forfeited share after deduction of expenses, fees and commissions incurred by the Company in connection with the sale and after the deduction of all other amounts including accrued interest shall be received by the Company and applied in payment of such part of the amount in respect of which any lien or obligation exists as is presently payable on other shares held by that Member, and the residue shall (subject to a like lien for sums not presently payable as existed upon the shares prior to such sale or disposition) be disposed of on such terms as the Directors in their absolute discretion think fit.

58.         A statutory declaration in writing that the declarant is a Director, and that a share in the Company has been duly forfeited on a date stated in the declaration, shall be conclusive evidence of the facts therein stated as against all persons claiming to be entitled to the share. The Company may receive the consideration, if any, given for the share on any sale or disposition thereof and may execute a transfer of the share in favour of the person to whom the share is sold or disposed of and he shall thereupon be registered as the holder of the share, and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

59.         The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which by the terms of issue of a share becomes payable at any time, whether on account of the amount of the share, or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

60.         A person whose shares have been forfeited shall cease to be a Member in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all moneys which at the date of forfeiture were payable by him to the Company in respect of the shares, but his liability shall cease if and when the Company receives payment in full of the fully paid up amount of the shares.

ALTERATION OF CAPITAL

61.         The Company may from time to time by Ordinary Resolution increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe.

62.         The Company may by Ordinary Resolution:

62.1       consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

62.2       subdivide its existing shares, or any of them into shares of a smaller amount provided that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

62.3       cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled; and

62.4       convert all or any of its paid up shares into stock and reconvert that stock into paid up shares of any denomination.

Annex B-11

63.         The Company may by Special Resolution reduce its share capital and any capital redemption reserve in any manner authorized by the Companies Act.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

64.         For the purpose of determining those Members that are entitled to receive notice of, attend or vote at any meeting of Members or any adjournment thereof, or those Members that are entitled to receive payment of any dividend, or in order to make a determination as to who is a Member for any other purpose, the Directors may provide that the Register of Members shall be closed for transfers for a stated period but not to exceed in any case 40 days. If the Register of Members shall be so closed for the purpose of determining those Members that are entitled to receive notice of, attend or vote at a meeting of Members such register shall be so closed for not more than 10 days immediately preceding such meeting and the record date for such determination shall be the first date of the closure of the Register of Members.

65.         In lieu of or apart from closing the Register of Members, the Directors may fix in advance a date as the record date for any such determination of those Members that are entitled to receive notice of, attend or vote at a meeting of the Members and for the purpose of determining those Members that are entitled to receive payment of any dividend the Directors may, at or within 90 days prior to the date of declaration of such dividend fix a subsequent date as the record date for such determination.

66.         If the Register of Members is not so closed and no record date is fixed for the determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members or those Members that are entitled to receive payment of a dividend, the date on which notice of the meeting is posted or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of those Members that are entitled to receive notice of, attend or vote at a meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof.

GENERAL MEETINGS OF MEMBERS

67.         The Directors may, whenever they think fit, convene a general meeting of the Company.

68.         The Directors shall convene a general meeting of the Company on the written requisition of any Member or Members entitled to attend and vote at general meetings of the Company who hold(s) not less than 10 per cent of the paid up voting share capital of the Company, such requisition to be deposited at the Registered Office.

69.         The Members’ requisition shall specify the objects of the meeting and shall be signed by the requisitionists. If the Directors do not convene a requisitioned meeting within twenty-one 21 calendar days of the deposit of the requisition (such meeting to be convened no less than 30 days from the date of deposit of the requisition), the requisitionists themselves may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Directors, and all reasonable expenses incurred by the requisitionists as a result of the failure of the Directors to convene the general meeting shall be reimbursed to them by the Company.

70.         If at any time there are no Directors of the Company, any two Members (or if there is only one Member then that Member) entitled to vote at general meetings of the Company may convene a general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

NOTICE OF GENERAL MEETINGS

71.         At least five (5) calendar days’ notice (excluding the day that notice is deemed to be given and the day the meeting is to be held) shall be given of an annual general meeting or any other general meeting. Notice shall be given in the manner hereinafter provided or in such other manner (if any) as may be prescribed by the Company by Ordinary Resolution to such persons as are, under these Articles, entitled to receive such notices from the Company and shall specify the place, the day and the hour of the meeting and, in case of special business, the general nature of that business.

72.         In the case of an annual general meeting, with the consent of all the Members entitled to receive notice of some particular meeting and attend and vote thereat, a meeting may be convened by such shorter notice or without notice and in such manner as those Members may think fit.

Annex B-12

73.         In the case of an extraordinary general meeting, with the consent of the chief executive officer or the chairman of the Company appointed from time to time.

74.         The accidental omission to give notice of a meeting to or the non-receipt of a notice of a meeting by any Member shall not invalidate the proceedings at any meeting.

PROCEEDINGS AT GENERAL MEETINGS

75.         No business shall be transacted at any general meeting unless a quorum of Members is present at the time when the meeting proceeds to business. Save as otherwise provided by these Articles, one or more Members holding at least a majority of the paid up voting share capital of the Company present in person or by proxy shall be a quorum.

76.         If within half an hour from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week, at the same time and place, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting the Member or Members present and entitled to vote shall be a quorum.

77.         The chairman, if any, of the Board of Directors shall preside as chairman at every general meeting of the Company.

78.         If there is no such chairman, or if at any meeting he is not present within fifteen (15) minutes after the time appointed for holding the meeting or is unwilling to act as chairman, the Members present shall choose one of their number to be chairman.

79.         The chairperson of any general meeting (including any Virtual Meeting) shall be entitled to attend and participate at any such general meeting by means of Communication Facilities, and to act as the chairperson of such general meeting, in which event the following provisions shall apply;

79.1       The chairperson of the meeting shall be deemed to be Present at the meeting; and

79.2       If the Communication Facilities are interrupted or fail for any reason to enable the chairperson of the meeting to hear and be heard by all other Persons participating in the meeting, then the other Directors Present at the meeting shall choose another Director Present to act as chairperson of the meeting for the remainder of the meeting; provided that if no other Director is Present at the meeting, or if all the Directors Present decline to take the chair, then the meeting shall be automatically adjourned to the same day in the next week and at such time and place as shall be decided by the Board of Directors.

80.         The chairman may with the consent of any meeting at which a quorum is present (and shall if so directed by the meeting) adjourn a meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place. When a meeting is adjourned for 10 days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Save as aforesaid it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an adjourned meeting.

81.         The Directors may cancel or postpone any duly convened general meeting at any time prior to such meeting, except for general meetings requisitioned by the Members in accordance with these Articles, for any reason or for no reason, upon notice in writing to the Members. A postponement may be for a stated period of any length or indefinitely as the Directors may determine.

82.         All business carried out at a general meeting shall be deemed special with the exception of sanctioning a dividend, the consideration of the accounts, balance sheets, and financial report of the Directors and the Company’s auditors, and the appointment and removal of Directors and the fixing of the remuneration of the Company’s auditors. No special business shall be transacted at any general meeting without the consent of all Members entitled to receive notice of that meeting unless notice of such special business has been given in the notice convening that meeting.

Annex B-13

VOTES OF MEMBERS

83.         Subject to any rights and restrictions for the time being attached to any class or classes of shares, on a show of hands every Member present in person and every person representing a Member by proxy shall at a general meeting of the Company have one vote and on a poll every Member and every person representing a Member by proxy shall have one vote for each share of which he or the person represented by proxy is the holder.

84.         At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands, unless a poll is (before or on the declaration of the result of the show of hands) demanded by one or more Members present in person or by proxy entitled to vote and who together hold not less than 10 per cent of the paid up voting share capital of the Company, and unless a poll is so demanded, a declaration by the chairman that a resolution has, on a show of hands, been carried, or carried unanimously, or by a particular majority, or lost, and an entry to that effect in the book of the proceedings of the Company, shall be conclusive evidence of the fact, without proof of the number or proportion of the votes recorded in favour of, or against, that resolution.

85.         If a poll is duly demanded it shall be taken in such manner as the chairman directs, and the result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

86.         In the case of an equality of votes, whether on a show of hands or on a poll, the chairman of the meeting at which the show of hands takes place or at which the poll is demanded, shall be entitled to a second or casting vote.

87.         A poll demanded on the election of a chairman or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such time as the chairman of the meeting directs.

88.         In the case of joint holders, the vote of the senior who tenders a vote whether in person or by proxy, shall be accepted to the exclusion of the votes of the joint holders and for this purpose seniority shall be determined by the order in which the names stand in the Register of Members.

89.         A Member of unsound mind, or in respect of whom an order has been made by any court having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, or other person in the nature of a committee appointed by that court, and any such committee or other person, may on a poll, vote by proxy.

90.         No Member shall be entitled to vote at any general meeting unless all calls or other sums presently payable by him in respect of shares in the Company held by him and carrying the right to vote have been paid.

91.         On a poll votes may be given either personally or by proxy.

92.         A resolution in writing signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being companies by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

MEMBERS’ PROXIES

93.         The instrument appointing a proxy shall be in writing under the hand of the appointor or of his attorney duly authorized in writing or, if the appointor is a corporation, either under seal or under the hand of an officer or attorney duly authorized. A proxy need not be a Member of the Company.

94.         The instrument appointing a proxy shall be deposited at the Registered Office or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for which the meeting or adjourned meeting is scheduled PROVIDED THAT the chairman of the meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt by confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

95.         An instrument appointing a proxy may be in any usual or common form or such other form as the Directors may approve.

Annex B-14

96.         A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of proxy or of the authority under which the proxy was executed, or the transfer of the share in respect of which the proxy is given provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the Registered Office before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

97.         The instrument appointing a proxy shall be deemed to confer authority to demand or join in demanding a poll.

COMPANIES ACTING BY REPRESENTATIVES AT MEETINGS

98.         Any company which is a Member or a Director may, by resolution of its directors or other governing body, authorize such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members or of the Board of Directors or of a committee of Directors, and the person so authorized shall be entitled to exercise the same powers on behalf of such company which he represents as that company could exercise if it were an individual Member or Director.

DEPOSITARY AND CLEARING HOUSES

99.         If a recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) is a Member of the Company it may, by resolution of its directors or other governing body or by power of attorney, authorize such Person(s) as it thinks fit to act as its representative(s) at any general meeting of the Company or of any class of Members provided that, if more than one Person is so authorized, the authorization shall specify the number and class of Shares in respect of which each such Person is so authorized. A Person so authorized pursuant to this Article shall be entitled to exercise the same powers on behalf of the recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) which he represents as that recognized clearing house (or its nominee(s)) or depositary (or its nominee(s)) could exercise if it were an individual Member holding the number and class of Shares specified in such authorization.

APPOINTMENT OF DIRECTORS

100.       The Board of Directors as at the date these Articles are adopted shall consist of five (5) Directors (at least one (1) Director shall be appointed as an Independent Director).

101.       The Company may by Ordinary Resolution appoint any person to be a Director.

102.       Subject to the provisions of these Articles, a Director shall hold office until such time as he is removed from office by the Company by Ordinary Resolution.

103.       Subject to Article 101, the Company may by Ordinary Resolution from time to time fix the maximum and minimum number of Directors to be appointed but unless such number is fixed as aforesaid the minimum number of Directors shall be one and the maximum number of Directors shall be unlimited.

104.       The remuneration of the Directors from time to time shall be determined by the Company by Ordinary Resolution.

105.       The shareholding qualification for Directors may be fixed by the Company by Ordinary Resolution and unless and until so fixed no share qualification shall be required.

106.       The Directors shall have power at any time and from time to time to appoint a person as Director, either as a result of a casual vacancy or as an additional Director, subject to the maximum number (if any) imposed by the Company by Ordinary Resolution. The Members shall have power to nominate a person as Director at an annual general meeting by delivering notice to the Company no later than close of business on the 90th day nor earlier than close of business on the 120th day prior to the date of an annual general meeting.

107.       The Board may, from time to time, and except as required by applicable law or Designated Stock Exchange Rules, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives of the Company and determine on various corporate governance related matters of the Company as the Board shall determine by resolution of Directors from time to time.

Annex B-15

ALTERNATE DIRECTORS

108.       Any Director may in writing appoint another person to be his alternate to act in his place at any meeting of the Directors at which he is unable to be present and may at any time in writing revoke the appointment of an alternate appointed by him. Every such alternate shall be entitled to notice of meetings of the Directors and to attend and vote thereat as a Director when the person appointing him is not personally present and to do in the place and stead of his appointor, any other act or thing which the appointor is permitted or required to do by virtue of his being a Director as if the alternate were the appointor, other than the appointment of an alternate himself. Where the alternate is a Director he shall have a separate vote on behalf of the Director he is representing in addition to his own vote.

109.       An alternate shall not be an officer of the Company and shall be deemed to be the agent of the Director appointing him and the remuneration of such alternate (if any) shall be payable out of the remuneration of the Director appointing him and the proportion thereof shall be agreed between them.

110.       The alternate shall ipso facto vacate office if and when his appointor ceases to be a Director or removes the appointee from office.

111.       Any Director may appoint any person, whether or not a Director, to be the proxy of that Director to attend and vote on his behalf, in accordance with instructions given by that Director, or in the absence of such instructions at the discretion of the proxy, at a meeting or meetings of the Directors which that Director is unable to attend personally. The instrument appointing the proxy shall be in writing under the hand of the appointing Director and shall be in any usual or common form or such other form as the Directors may approve, and must be lodged with the chairman of the meeting of the Directors at which such proxy is to be used, or first used, prior to the commencement of the meeting.

POWERS AND DUTIES OF DIRECTORS

112.       Subject to the provisions of the Companies Act, these Articles and to any resolutions made by the Company in general meeting, the business of the Company shall be managed by the Directors, who may pay all expenses incurred in setting up and registering the Company and may exercise all powers of the Company. No resolution made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that resolution had not been made.

113.       The Directors may from time to time and at any time by power of attorney appoint any company, firm or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretion (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Directors may think fit, and may also authorize any such attorney to delegate all or any of the powers, authorities and discretion vested in him.

BORROWING POWERS OF DIRECTORS

114.       The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof, to issue debentures, debenture stock and other securities whenever money is borrowed or as security for any debt, liability or obligation of the Company or of any third party.

APPOINTMENT OF OFFICERS

115.       The Directors may from time to time appoint any person, whether or not a director of the Company to hold such office in the Company as the Directors may think necessary for the administration of the Company, including without prejudice to the foregoing generality, the office of president, one or more vice-presidents, treasurer, assistant treasurer, manager or controller, and for such term and at such remuneration (whether by way of salary or commission or participation in profits or partly in one way and partly in another), and with such powers and duties as the Directors may think fit. The Directors may also appoint one or more of their number to the office of managing director upon like terms, but any such appointment shall ipso facto determine if any managing director ceases from any cause to be a Director, or if the Company by Ordinary Resolution resolves that his tenure of office be terminated.

Annex B-16

116.       The Directors may appoint a secretary or secretaries of the Company (and if need be an assistant secretary or assistant secretaries) who shall hold office for such term, at such remuneration and upon such conditions and with such powers as they think fit.

117.       Any person appointed by the Directors pursuant to Articles 115 or 116 may be removed by the Directors.

COMMITTEES OF DIRECTORS

118.       The Directors may from time to time and at any time establish any committees, local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards and may appoint any managers or agents of the Company and may fix the remuneration of any of the aforesaid.

119.       The Directors may delegate any of their powers to committees and any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on it by the Directors.

120.       The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

121.       The Directors may from time to time and at any time delegate to any committee, local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board, or any of them, to fill up any vacancies therein and to act notwithstanding vacancies and any such appointment or delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

122.       Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities, and discretion for the time being vested in them.

123.       A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

124.       A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall have a second or casting vote.

PROCEEDINGS OF DIRECTORS

125.       The Directors may meet together (either within or without the Cayman Islands) for the despatch of business, adjourn, and otherwise regulate their meetings and proceedings as they think fit. A Director or a Director’s duly appointed alternate may, at any time, and any secretary or assistant secretary shall on the requisition of a Director summon a meeting of the Directors.

126.       The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed, if there be two or more Directors shall be two, and if there be less than two Directors shall be one. A Director represented by proxy or by duly appointed alternate at any meeting shall be deemed to be present for the purposes of determining whether or not a quorum is present.

127.       The Directors may elect a chairman of their meetings and determine the period for which he is to hold office but if no such chairman is elected, or if at any meeting the chairman is not present within fifteen minutes after the time appointed for holding the same, the Directors present may choose one of their number to be chairman of the meeting.

128.       Questions arising at any meeting shall be decided by a majority of votes of the Directors and duly appointed alternates present, the vote of an alternate not being counted if his appointor is also present at such meeting. In the case of an equality of votes the chairman shall have a second or casting vote.

Annex B-17

129.       A Director or Directors and any duly appointed alternates may participate in any meeting of the Board of Directors, or of any committee appointed by the Board of Directors of which such Director or Directors are members, by means of telephone or similar communication equipment by way of which all persons participating in such meeting can hear each other and such participation shall be deemed to constitute presence in person at the meeting.

130.       A Director who is in any way, whether directly or indirectly, interested in a contract or proposed contract with the Company shall declare the nature of his interest at a meeting of the Directors. A general notice given to the Directors by any Director to the effect that he is a member of any specified company or firm and is to be regarded as interested in any contract which may thereafter be made with that company or firm shall be deemed a sufficient declaration of interest in regard to any contract so made or transaction so consummated. Subject to the Designated Stock Exchange Rules and disqualification by the chairperson of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement notwithstanding that he may be interested therein and if he does so his vote shall be counted and he may be counted in the quorum at any meeting of the Directors at which any such contract or proposed contract or arrangement shall come before the meeting for consideration.

131.       A Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine and no Director or intending Director shall be disqualified by his office from contracting with the Company either with regard to his tenure of any such other office or place of profit or as vendor, purchaser or otherwise, nor shall any such contract or arrangement entered into by or on behalf of the Company in which any Director is in any way interested, be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or arrangement by reason of such Director holding that office or of the fiduciary relation thereby established. A Director, notwithstanding his interest, may be counted in the quorum present at any meeting whereat he or any other Director is appointed to hold any such office or place of profit under the Company or whereat the terms of any such appointment are arranged and he may vote on any such appointment or arrangement.

132.       Any Director may act by himself or his firm in a professional capacity for the Company, and he or his firm shall be entitled to remuneration for professional services as if he were not a Director; provided that nothing herein contained shall authorize a Director or his firm to act as auditor to the Company.

133.       The Directors shall cause minutes to be made for the purpose of recording:

133.1     all appointments of officers made by the Directors;

133.2     the names of the Directors present at each meeting of the Directors and of any committee of the Directors; and

133.3     all resolutions and proceedings at all meetings of the Company, and of the Directors and of committees of Directors.

134.       When the chairman of a meeting of the Directors signs the minutes of such meeting the same shall be deemed to have been duly held notwithstanding that all the Directors have not actually come together or that there may have been a technical defect in the proceedings.

135.       A resolution signed by all the Directors (in one or more counterparts) shall be as valid and effectual as if it had been passed at a meeting of the Directors duly called and constituted. When signed a resolution may consist of several documents each signed by one or more of the Directors.

136.       The continuing Directors may act notwithstanding any vacancy in their body but if and so long as their number is reduced below the number fixed by or pursuant to the Articles of the Company as the necessary quorum of Directors, the continuing Directors may act for the purpose of increasing the number, or of summoning a general meeting of the Company, but for no other purpose.

Annex B-18

137.       All acts done by any meeting of the Directors or of a committee of Directors, or by any person acting as a Director, shall notwithstanding that it be afterwards discovered that there was some defect in the appointment of any such Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

DISQUALIFICATION OF DIRECTORS

138.       The office of Director shall be automatically vacated, if the Director:

138.1     becomes prohibited by applicable law from being a Director;

138.2     dies;

138.3     resigns his office by notice in writing to the Company;

138.4     becomes bankrupt or makes any arrangement or composition with his creditors;

138.5     is found to be or becomes of unsound mind;

138.6     is removed from office by a vote of a majority of the Directors;

138.7     without special leave of absence from the Board, is absent from meetings of the Board for three consecutive meetings and the Board (excluding the absent Director) resolves that his office be vacated;

138.8     is removed from office by Ordinary Resolution; or

138.9     is removed from office pursuant to any other provision of these Articles.

PRESUMPTION OF ASSENT

139.       A Director who is present at a meeting of the Board of Directors at which an action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as the chairperson or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favor of such action.

DIVIDENDS

140.       Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Directors may from time to time declare interim dividends on shares of the Company in issue and authorize payment of the same out of the funds of the Company lawfully available therefor.

141.       Subject to any rights and restrictions for the time being attached to any class or classes of shares, the Company may by Ordinary Resolution declare final dividends, but no dividend shall exceed the amount recommended by the Directors.

142.       The Directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the Directors be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and may pending such application, in the Directors’ absolute discretion, either be employed in the business of the Company or be invested in such investments (other than shares of the Company) as the Directors may from time to time think fit.

143.       Any dividend may be paid by cheque or warrant sent through the post to the registered address of the Member or person entitled thereto, or in the case of joint holders, to any one of such joint holders at his registered address or to such person and such address as the Member or person entitled, or such joint holders as the case may be, may direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent or to the order of such other person as the Member or person entitled, or such joint holders as the case may be, may direct.

Annex B-19

144.       The Directors may when paying dividends to the Members in accordance with the foregoing provisions, make such payment either in cash or in specie.

145.       No dividend shall be paid otherwise than out of profits or, subject to the restrictions of the Companies Act, the share premium account.

146.       Subject to the rights of persons, if any, entitled to shares with special rights as to dividends, all dividends shall be declared and paid according to the amounts paid on the shares, but if and so long as nothing is paid up on any of the shares in the Company dividends may be declared and paid according to the amounts of the shares. No amount paid on a share in advance of calls shall, while carrying interest, be treated for the purposes of this Article as paid on the share.

147.       If several persons are registered as joint holders of any share, any of them may give effectual receipts for any dividend or other moneys payable on or in respect of the share.

148.       No dividend shall bear interest against the Company.

149.       Any dividend unclaimed after a period of six (6) calendar years from the date of declaration of such dividend may be forfeited by the Board of Directors and, if so forfeited, shall revert to the Company.

FINANCIAL YEAR

150.       Unless the Directors otherwise resolve, the financial year end of the Company shall be 30th June in each year and following the year of incorporation shall begin on 1st July of each year.

ACCOUNTS, AUDIT AND ANNUAL RETURN AND DECLARATION

151.       The Directors shall cause books of account relating to the Company’s affairs to be kept in such manner as may be determined from time to time by the Directors.

152.       The books of account shall be kept at the Registered Office, or at such other place or places as the Directors think fit, and shall always be open to the inspection of the Directors.

153.       The Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors, and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by law or authorized by the Directors or by the Company by Ordinary Resolution.

154.       The accounts relating to the Company’s affairs shall be audited in such manner as may be determined from time to time by the Company by Ordinary Resolution or, failing any such determination, by the Directors or, failing any determination as aforesaid, shall not be audited.

155.       The auditors, if any, shall be appointed by the Directors and shall hold office until removed by Ordinary Resolution or by resolution of the Directors.

156.       The remuneration of any auditors, if any, appointed by the Directors, may be fixed by the Directors.

157.       Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the auditors.

158.       The auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment, and at any time during their term of office, upon request of the Directors or any general meeting of the Members.

159.       The Directors in each calendar year shall prepare, or cause to be prepared, an annual return and declaration setting forth the particulars required by the Companies Act and deliver a copy thereof to the Registrar of Companies in the Cayman Islands.

Annex B-20

CAPITALIZATION OF PROFITS

160.       Subject to the Companies Act, the Directors may, with the authority of an Ordinary Resolution:

160.1     resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), or otherwise available for distribution;

160.2     appropriate the sum resolved to be capitalized to the Members in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards:

160.2.1  paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or

160.2.2  paying up in full unissued shares or debentures of a nominal amount equal to that sum,

and allot the shares or debentures, credited as fully paid, to the Members (or as they may direct) in those proportions, or partly in one way and partly in the other;

160.3     make any arrangements they think fit to resolve a difficulty arising in the distribution of a capitalized reserve and in particular, without limitation, where shares or debentures become distributable in fractions Directors may deal with the fractions as they think fit;

160.4     generally do all acts and things required to give effect to the resolution.

SHARE PREMIUM ACCOUNT

161.       The Directors shall in accordance with section 34 of the Companies Act establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

162.       There shall be debited to any share premium account on the redemption or purchase of a share the difference between the nominal value of such share and the redemption or purchase price provided always that at the discretion of the Directors such sum may be paid out of the profits of the Company or, if permitted by section 37 of the Companies Act, out of capital.

NOTICES

163.       Except as otherwise provided in these Articles, any notices or document shall be in writing and may be given by the Company or by the Person entitled to give notice to any Member either personally, by facsimile or by sending it through the post in a prepaid letter or via a recognized courier service, fees prepaid, addressed to the Member at his address as appearing in the Register of Members or by electronic mail to any electronic mail address such Member may have specified in writing for the purpose of such service of notices, or by facsimile to any facsimile number such Member may have specified in writing for the purpose of such service of notices, or by placing it on the Company’s Website should the Directors deem it appropriate. In the case of joint holders of a share, all notices shall be given to that one of the joint holders whose name stands first in the Register of Members in respect of the joint holding, and notice so given shall be sufficient notice to all the joint holders.

164.       Notices sent from one country to another shall be sent or forwarded by prepaid airmail or a recognized courier service.

165.       Where notice or other documents are sent by:

165.1     post, notice shall be deemed to have been served five (5) days after the time when the letter containing the same is posted and if sent by courier, shall be deemed to have been served five days after the time when the letter containing the same is delivered to the courier (in proving such service it shall be sufficient to prove that the letter containing the notice or document was properly addressed and duly posted or delivered to the courier);

165.2     recognized courier service, shall be deemed to have been served forty-eight (48) hours after the time when the letter containing the same is delivered to the courier service;

Annex B-21

165.3     electronic means, shall be deemed to have been served immediately (i) upon the time of the transmission to the electronic mail address supplied by the Member to the Company or (ii) upon the time of its placement on the Company’s Website; or

165.4     facsimile, notice shall be deemed to have been served upon confirmation of receipt.

166.       Any Member present, either personally or by proxy, at any meeting of the Company shall for all purposes be deemed to have received due notice of such meeting and, where requisite, of the purposes for which such meeting was convened.

167.       Any notice or document delivered or sent by post to or left at the registered address of any Member in accordance with the terms of these Articles shall notwithstanding that such Member be then dead or bankrupt, and whether or not the Company has notice of his death or bankruptcy, be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder, unless his name shall at the time of the service of the notice or document, have been removed from the Register of Members as the holder of the share, and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share.

168.       Notice of every general meeting shall be given in the manner hereinbefore authorized to:

168.1     all Members who have a right to receive notice and who have supplied the Company with an address for the giving of notices to them and in the case of joint holders, the notice shall be sufficient if given to the first named joint holder in the Register of Members; and

168.2     every person entitled to a share in consequence of the death or bankruptcy of a Member, who but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other person shall be entitled to receive notice of general meetings.

THE SEAL

169.       The Company shall not have a Seal unless otherwise resolved by the Directors. Any such Seal shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors or of a committee of directors authorized by the Directors in that behalf provided always that such authority may be given prior to or after the affixing of the Seal and if given after may be in general form confirming a number of affixings of the Seal. Every instrument to which the Seal is affixed shall be signed by a Director of the Company or by any one or more persons as the Directors may appoint for that purpose.

170.       The Company may maintain a duplicate or duplicates of the Seal but such duplicate(s) shall not be affixed to any instrument except by the authority of a resolution of the Board of Directors provided always that such authority may be given prior to or after the affixing of such duplicate and if given after may be in general form confirming a number of affixings of such duplicate. Every instrument to which a duplicate of the Seal is affixed shall be signed by a Director of the Company or by any one or more persons as the Directors may appoint for that purpose and such affixing of a duplicate of the Seal and signing as aforesaid shall have the same meaning and effect as if the Seal had been affixed and the instrument signed by a Director of the Company.

171.       Notwithstanding the foregoing, a director or officer, representative or attorney of the Company shall have the authority to affix the Seal, or a duplicate of the Seal, over his signature alone on any instrument or document required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

INFORMATION

172.       Subject to the relevant laws, rules and regulations applicable to the Company, no Member shall be entitled to require discovery of any information in respect of any detail of the Company’s trading or any information which is or may be in the nature of a trade secret or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Board would not be in the interests of the Members to communicate to the public.

Annex B-22

173.       Subject to due compliance with the relevant laws, rules and regulations applicable to the Company, the Board shall be entitled to release or disclose any information in its possession, custody or control regarding the Company or its affairs to any of its Members including, without limitation, information contained in the Register and transfer books of the Company.

INDEMNITY

174.       Every Director (including for the purposes of this Article any alternate appointed pursuant to the provisions of these Articles), managing director, agent, secretary, assistant secretary or other officer for the time being and from time to time of the Company (but not including the Company’s auditor) and the personal representatives of the same shall be indemnified and secured harmless out of the assets and funds of the Company against all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by him in or about the conduct of the Company’s business or affairs or in the execution or discharge of his duties, powers, authorities or discretions, including without prejudice to the generality of the foregoing, any costs, expenses, losses or liabilities incurred by him in defending (whether successfully or otherwise) any civil proceedings concerning the Company or its affairs in any court whether in the Cayman Islands or elsewhere.

175.       No such Director, duly appointed alternate, managing director, agent, secretary, assistant secretary or other officer of the Company (but not including the Company’s auditor) shall be liable (i) for the acts, receipts, neglects, defaults or omissions of any other such Director or officer or agent of the Company or (ii) by reason of his having joined in any receipt for money not received by him personally or (iii) for any loss on account of defect of title to any property of the Company or (iv) on account of the insufficiency of any security in or upon which any money of the Company shall be invested or (v) for any loss incurred through any bank, broker or other agent or (vi) for any loss occasioned by any negligence, default, breach of duty, breach of trust, error of judgment or oversight on his part or (vii) for any loss, damage or misfortune whatsoever which may happen in or arise from the execution or discharge of the duties, powers, authorities, or discretions of his office or in relation thereto, unless the same shall happen through his own dishonesty.

WINDING UP

176.       If the Company shall be wound up the liquidator may, with the sanction of a Special Resolution and any other sanction required by the Companies Act, divide amongst the Members in specie or cash the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributors as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities whereon there is any liability.

177.       Without prejudice to the rights of holders of shares issued upon special terms and conditions, if the Company shall be wound up, and the assets available for distribution among the Members as such shall be insufficient to repay the whole of the paid up capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the capital paid up, or which ought to have been paid up, at the commencement of the winding up on the shares held by them respectively. If on a winding up the assets available for distribution among the Members shall be more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed among the Members in proportion to the capital paid up at the commencement of the winding up on the shares held by them respectively.

AMENDMENT OF MEMORANDUM OF ASSOCIATION

178.       Subject to and insofar as permitted by the Companies Act, the Company may at any time and from time to time by Special Resolution alter or amend its Memorandum of Association with respect to any objects, powers or other matters specified therein.

Annex B-23

AMENDMENT OF ARTICLES OF ASSOCIATION

179.       Subject to the Companies Act and the rights attaching to the various classes of shares, the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

REGISTRATION BY WAY OF CONTINUATION

180.       The company may by Special Resolution resolve to be registered by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands. The Directors may make application to the Registrar of Companies to deregister the Company in the Cayman Islands and may take all such further steps as they consider appropriate to be taken, in accordance with the Companies Act, to effect the transfer by way of continuation of the Company.

DISCLOSURE

181.       The Directors, or any service providers (including the officers, the Secretary and the registered office provider of the Company) specifically authorized by the Directors, shall be entitled to disclose to any regulatory or judicial authority or to any stock exchange on which securities of the Company may from time to time be listed any information regarding the affairs of the Company including without limitation information contained in the Register and books of the Company.

NON-RECOGNITION OF TRUSTS

182.       No person shall be recognised by the Company as holding any share upon any trust and the Company shall not, unless required by law, be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any of its shares (or fraction thereof) or any other rights in respect thereof except an absolute right to the entirety thereof in each Member registered in the Register of Members.

MERGERS AND CONSOLIDATION

183.       The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Companies Act) upon such terms as the Directors may determine and (to the extent required by the Companies Act) with the approval of a Special Resolution.

AUTOMATIC EXCHANGE OF INFORMATION

184.       Notwithstanding any provision of these Articles to the contrary, each Member agrees to provide any information or certifications (including information about such Member’s direct and indirect owners) that may reasonably be requested in writing by the Directors (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) to allow the Company to:

184.1     satisfy any due diligence, information reporting or other obligations under any applicable AEOI Laws; and

184.2     satisfy any requirements necessary to avoid withholding taxes under FATCA (or any other law) with respect to any payments to be received or made by the Company.

185.       Each Member also acknowledges and agrees that the Company (or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) shall be entitled to release and/or disclose on behalf of the Company to the Cayman Islands Tax Information Authority or equivalent authority (the “TIA”) and any other foreign government body as required by any applicable AEOI Laws, any information in its or its agents’ or delegates’ possession regarding a Member including, without limitation, financial information concerning the Member’s investment in the Company, and any information relating to any members, principals, partners, beneficial owners (direct or indirect) or controlling persons (direct or indirect) of such Member. The Company (acting by the Directors or any such person to whom the Directors have delegated responsibility for compliance with applicable AEOI Laws) may also authorise any third party agent to release and/or disclose such information on behalf of the Company.

Annex B-24

186.       In order to comply with any applicable AEOI Laws and, if necessary, to reduce or eliminate any risk that the Company or any of its Members are subject to withholding taxes pursuant to FATCA (or any other law) or incur any costs or liabilities associated with any applicable AEOI Laws, the Directors may cause the Company to undertake any of the following actions:

186.1     compulsorily redeem or repurchase any or all of the shares held by a Member either (i) where the Member fails to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws; or (ii) where there has otherwise been non-compliance by the Company with any applicable AEOI Laws whether caused, directly or indirectly, by the action or inaction of such Member, or any related person, or otherwise;

186.2     deduct from, or hold back, redemption or any other distributions owed to the Member, in order to:

186.2.1  comply with any requirement to apply and collect withholding tax pursuant to FATCA (or any other law);

186.2.2  allocate to a Member an amount equal to any withholding tax imposed on the Company as a result of the Member’s, or any related person’s, action or inaction (direct or indirect), or where there has otherwise been non-compliance by the Company with any applicable AEOI Laws; or

186.2.3  ensure that costs, debts, expenses, obligations or liabilities (whether external, or internal, to the Company) relating to any applicable AEOI Laws are recovered from the Member(s) whose action or inaction (directly or indirectly, including the action or inaction of any person related to such Member) gave rise or contributed to such costs or liabilities; and/or

186.3     take any other action the Directors deem in good faith to be reasonable to mitigate any adverse effect on the Company or any other Member of the failure by any Member (the “Defaulting Member”) to provide (in a timely manner) to the Company, or any agent or delegate of the Company, any information requested by the Company or such agent or delegate pursuant to these Articles or any applicable AEOI Laws including, without limitation to convert the Defaulting Member’s shares to a different class of shares and adjust the rights attaching to that Defaulting Member’s shares so as to effectively pass the economic burden of any withholding or other cost or liability incurred by the Company as a result of the Defaulting Member’s default to the Defaulting Member.

Annex B-25

Annex C

The Companies Act (As Revised) of the Cayman Islands

Plan of Merger

This plan of merger (the “Plan of Merger”) is made on [•] 2023 between EDOC Acquisition Corp. (the “Company” or the “Surviving Company”) and AOI Merger Sub (the “Merging Company”).

Whereas the Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (As Revised) (the “Statute”).

Whereas the Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Statute.

Whereas the [sole director]/[directors]1 of the Merging Company and the directors of the Company deem it desirable and in the commercial interests of the Merging Company and the Company, respectively, that the Merging Company be merged with and into the Company and that the undertaking, property and liabilities of the Merging Company vest in the Surviving Company (the “Merger”).

Terms not otherwise defined in this Plan of Merger shall have the meanings given to them under the Business Combination Agreement dated 5 December 2022 and as amended by an amendment to business combination agreement dated 31 March 2023 and made by and among, the Company and the Merging Company and the other parties thereto (the “Business Combination Agreement”) a copy of which is annexed at Annexure 1 hereto.

Now therefore this Plan of Merger provides as follows:

1            The constituent companies (as defined in the Statute) to this Merger are the Company and the Merging Company.

2            The surviving company (as defined in the Statute) is the Surviving Company.

3            The registered office of the Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and the registered office of the Merging Company is [c/o Stuarts Corporate Services Ltd., PO Box 2510, Kensington House, 69 Dr. Roy’s Drive, Cayman Islands]2.

4            Immediately prior to the Effective Date (as defined below), the share capital of the Company will be US$55,500 divided into 555,000,000 shares of a par value of US$0.0001 each consisting of (i) 500,000,000 class A ordinary shares of a par value of US$0.0001 each, (ii) 50,000,000 class B ordinary shares of a par value of US$0.0001 each and (iii) 5,000,000 preference shares of a par value of US$0.0001 each and the Company will have [2,580,625] class A ordinary shares and [2,250,000] class B ordinary shares in issue.3

5            Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$1,000 divided into 1,000 ordinary shares of a par value of US$1.00 each and the Merging Company will have one ordinary share in issue.

6            The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Statute (the “Effective Date”).

7            The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company or into other property (including shares in Australian Oilseeds Holdings Limited), are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

8            The rights and restrictions attaching to the shares in the Surviving Company (as the surviving company of the Merger) are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.4

____________

1        Please confirm.

2        Please confirm.

3        Please confirm.

4        Please provide us with the form of the A&R M&A to be adopted by EDOC upon closing. We presume this will be in plain vanilla form, given that the Surviving Company will be a wholly owned subsidiary of Pubco.

Annex C-1

9            The Memorandum and Articles of Association of the Company shall be amended and restated by their deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto on the Effective Date.

10          There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.

11          [The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]5

12          [The Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.]6

13          The names and addresses of each director of the surviving company (as defined in the Statute) are:

13.1       [•] of [•]; and

13.2       [•] of [•]7.

14          This Plan of Merger has been approved by the board of directors of each of the Company and the Merging Company pursuant to section 233(3) of the Statute.

15          This Plan of Merger has been authorised by the sole shareholder of the Merging Company pursuant to section 233(6) of the Statute. This Plan of Merger has been authorised by the shareholders of the Company pursuant to section 233(6) of the Statute by way of resolutions passed at an extraordinary general meeting of the Company.

16          At any time prior to the Effective Date, this Plan of Merger may be:

16.1       terminated by the board of directors of either the Company or the Merging Company;

16.2       amended by the board of directors of both the Company and the Merging Company to:

(a)         change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and

(b)         effect any other changes to this Plan of Merger which the directors of both the Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Company or the Merging Company, as determined by the directors of both the Company and the Merging Company, respectively.

17          This Plan of Merger may be executed in counterparts.

18          This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.

____________

5      Please confirm if the Merging Company has granted any fixed or floating security interests and if so, the Merging Company needs to obtain their consent to the Merger. COOTA and Stuarts Walker to confirm.

6      Please confirm if the Company has granted any fixed or floating security interests and if so, the Company needs to obtain their consent to the Merger. EGS Note — This answer should be No. Kevin to confirm.

7      Please confirm the name and address of the directors of the Surviving Company after the Merger. — COOTA and Stuarts Walker to confirm

Annex C-2

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.

SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
EDOC Acquisition Corp.	)
SIGNED by	)
Duly authorised for	)
and on behalf of	)	Director
AOI Merger Sub	)

Annex C-3

Annexure 1

Business Combination Agreement

Annex C-4

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex C-5

ANNEX D

Australian Oilseeds Holdings Limited
2023 EQUITY INCENTIVE PLAN

1. Purpose. The purpose of the Australian Oilseeds Holdings Limited 2023 Equity Incentive Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby Directors, officers, Employees, and Consultants (and prospective Directors, officers, Employees, and Consultants) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.

2. Definitions. The following definitions shall be applicable throughout the Plan:

(A) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.

(B) “Award” means, individually or collectively, any Incentive Share Option, Nonqualified Share Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Share Bonus Award, and Performance Award granted under the Plan.

(C) “Award Agreement” means a written or electronic agreement between the Company and a Participant setting forth the terms, conditions and restrictions of the Award granted to the Participant

(D) “Board” means the Board of Directors of the Company.

(E) “Business Combination” has the meaning given such term in the definition of “Change in Control.”

(F) “Cause” means, in the case of a particular Award, unless the applicable Award Agreement or the Participant’s employment agreement with the Company states otherwise, the Company’s termination of the Participant’s employment with the Company as a result of: (i) fraud, embezzlement or other willful act of material dishonesty by the Participant in connection with or relating to the Participant’s employment with the Company; (ii) theft or misappropriation of property, information or other assets by the Participant in connection with the Participant’s employment with the Company; (iii) the Participant’s commission, guilty plea, no contest plea or similar plea for any felony or crime involving moral turpitude; (iv) the Participant’s use of alcohol or drugs while working that materially interferes with the Participant’s duties and obligations to the Company; (v) material breach of a Company policy; (vi) material breach of any of Participant’s duties and obligations to the Company; or (vii) repeated insubordination, or refusal (other than as a result of a Disability or physical or mental illness) to carry out or follow specific reasonable and lawful instructions, duties or assignments given by the Board which are consistent with the Participant’s position with the Company. In the case of any of the conditions set forth in subsections (i)-(vii) in this paragraph, Participant shall be given written notice of the Company’s intent to terminate Participant’s employment under this paragraph, and shall be permitted thirty (30) days from receipt of such written notice to cure any such refusal to perform, breach or default to the reasonable satisfaction of the Company in good faith. This cure provision will not apply if, in the Company’s sole discretion, the damage created by any violation may not be undone.

(G) “Change in Control” shall, in the case of a particular Award, unless the applicable Award Agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:

(i) Any sale, lease, exchange or other transfer (in one or a series of related transactions) of all or substantially all of the assets of the Company;

(ii) Any “Person” as such term is used in Section 13(d) and Section 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding voting securities (the “Outstanding Company Voting

Annex D-1

Securities”); provided, however, that for purposes of this Section 2(g)(ii), the following acquisitions shall not constitute a Change in Control: (a) any acquisition directly from the Company principally for bona fide equity financing purposes, (b) any acquisition by the Company, (c) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate, (d) any acquisition by any corporation pursuant to a transaction that complies with Sections 2(G)(iv)(a) and 2(G)(iv)(b), and (e) any acquisition involving beneficial ownership of less than 50% of the then-outstanding Common Shares (the “Outstanding Company Common Shares”) or the Outstanding Company Voting Securities that is determined by the Board, based on review of public disclosure by the acquiring Person with respect to its passive investment intent, not to have a purpose or effect of changing or influencing the control of the Company; provided, however, that for purposes of this clause (e), any such acquisition in connection with (x) an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents or (y) any “Business Combination” (as defined below) shall be presumed to be for the purpose or with the effect of changing or influencing the control of the Company;

(iii) During any period of not more than two consecutive years, individuals who constitute the Board as of the beginning of the period (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period, whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) will be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board will be deemed to be an Incumbent Director;

(iv) Consummation of a merger, amalgamation or consolidation (a “Business Combination”) of the Company with any other corporation, unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Shares and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock (or, for a non-corporate entity, equivalent securities) and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (or, for a non-corporate entity, equivalent governing body), as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Shares and the Outstanding Company Voting Securities, as the case may be, and (B) at least a majority of the members of the board of directors (or, for a non-corporate entity, equivalent governing body) of the entity resulting from such Business Combination were Incumbent Directors at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination;

(v) Shareholder approval of a plan of complete liquidation of the Company.

A transaction shall not constitute a Change in Control if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transactions. In addition, if any Person (as defined above) is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered to cause a Change in Control. If required for compliance with Code Section 409A, in no event will a Change in Control be deemed to have occurred if such transaction is not also a “change in the ownership or effective control of” the Company or “a change in the ownership of a substantial portion of the assets of” the Company as determined under Treasury Regulation Section 1.409A-3(i)(5) (without regard to any alternative definition thereunder).

(H) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(I) “Committee” means a committee of at least two people as the Board may appoint to administer the Plan or, if no such committee has been appointed by the Board, the Board.

Annex D-2

(J) “Common Shares” means shares of the Company’s common stock (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).

(K) “Company” means Australian Oilseeds Holdings Limited, a Cayman Islands corporation.

(L) “Consultant” means any person, including an advisor, consultant or agent, engaged by the Company or a Parent or Subsidiary to render services to such entity or who renders, or has rendered, services to the Company, or any Parent, Subsidiary or affiliate and is compensated for such services.

(M) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.

(N) “Director” means a member of the Board.

(O) “Disability” means, for the purpose of Incentive Share Options, total and permanent disability as defined in Code Section 22(e)(3); and for the purpose of Awards other than Incentive Share Options, means the inability of the Participant to perform the Participant’s material duties hereunder with a reasonable accommodation due to a physical or mental injury, infirmity or incapacity for 120 days (including weekends and holidays) in any 365 day period. The Participant shall reasonably cooperate with the Company if a question arises as to whether the Participant has become disabled (including, without limitation, submitting to reasonable examinations by one or more medical doctors and other health care specialists reasonably selected by the Company and authorizing such medical doctors and other health care specialists to discuss the Participant’s condition with the Company).

(P) “Effective Date” means the date on which the Plan is approved by the shareholders of the Company.

(Q) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.

(R) “Eligible Person” with respect to an Award denominated in Common Shares, means any (i) Employee; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement which includes rules regarding equity entitlement or in an agreement or instrument relating thereto; (ii) Director of the Company or an Affiliate; (iii) Consultant to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing Services to the Company or its Affiliates).

(S) “Employee” means any person, including officers and Directors, employed by the Company or any Affiliate or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company

(T) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.

(U) “Exchange Program” means a program under which outstanding Awards are amended to provide for a lower Exercise Price or surrendered or cancelled in exchange for (i) Awards with a lower Exercise Price, (ii) a different type of Award or awards under a different equity incentive plan, (iii) cash, or (iv) a combination of (i), (ii) and/or (iii). Notwithstanding the preceding, the term Exchange Program does not include (a) any action taken in connection with Section 13 or with a Change in Control transaction nor (b) any transfer or other disposition permitted under Section 15(C). For clarity, each of the actions described in the prior sentence, none of which constitute an Exchange Program, may be undertaken (or authorized) by the Committee in its sole discretion without approval by the Company’s shareholders.

(V) “Exercise Price” has the meaning given such term in Section 7(B) of the Plan.

Annex D-3

(W) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:

(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;

(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or

(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.

(X) “Immediate Family Members” shall have the meaning set forth in Section 16(B) of the Plan.

(Y) “Incentive Share Option” means an Option that is designated by the Committee as an incentive share option as described in Code Section 422 and otherwise meets the requirements set forth in the Plan.

(Z) “Indemnifiable Person” shall have the meaning set forth in Section 4(E) of the Plan.

(AA) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a tax or deduction obligation of the Participant.

(BB) “Nonqualified Share Option” means an Option that is not designated by the Committee as an Incentive Share Option.

(CC) “Option” means an Award granted under Section 7 of the Plan.

(DD) “Option Period” has the meaning given such term in Section 7(C) of the Plan.

(EE) “Other Cash-Based Award” shall mean a right or other interest granted to a Participant pursuant to Section 11 of the Plan other than an Other Share-Based Award.

(FF) “Other Share-Based Award” shall mean a right or other interest granted to a Participant, valued in whole or in part by reference to, or otherwise based on, or related to, Common Shares pursuant to Section 11 of the Plan including but not limited to (i) unrestricted Common Shares awarded as a bonus or upon the attainment of performance goals or otherwise as permitted under the Plan, and (ii) a right granted to a Participant to acquire Common Shares from the Company containing terms and conditions prescribed by the Committee.

(GG) “Outstanding Company Common Shares” has the meaning given such term in the definition of “Change in Control.”

(HH) “Outstanding Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”

(II) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.

(JJ) “Performance Award” shall mean any Award designated by the Committee as a Performance Award pursuant to Section 11 of the Plan.

(KK) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Award under the Plan.

(LL) “Performance Formula” shall mean, for a Performance Period, the one or more formulae applied against the relevant Performance Goal to determine, with regard to the Performance Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Award has been earned for the Performance Period.

Annex D-4

(MM) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.

(NN) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Award.

(OO) “Permitted Transferee” shall have the meaning set forth in Section 16(B) of the Plan.

(PP) “Person” has the meaning given such term in the definition of “Change in Control.”

(QQ) “Plan” means this Australian Oilseeds Holdings Limited 2023 Equity Incentive Plan, as amended from time to time.

(RR) “Qualifying Termination” means, except as otherwise provided by the Committee as set forth in the Award Agreement, the termination of a Participant’s employment by the Company without Cause, occurring within the 12-month period (or such other period specified in the applicable Award Agreement) following the consummation of a Change in Control.

(SS) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(TT) “Restricted Share Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous Services for a specified period of time), granted under Section 9 of the Plan.

(UU) “Restricted Share” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous Services for a specified period of time), granted under Section 9 of the Plan.

(VV) “Retirement” means, in the case of a particular Award, the definition set forth in the applicable Award Agreement.

(WW) “SAR Period” has the meaning given such term in Section 8(B) of the Plan.

(XX) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.

(YY) “Service” means a Participant’s employment or Service with the Company or Subsidiary, whether in the capacity of an Employee, a Director or a Consultant. Unless otherwise provided by the Board, a Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Company or Subsidiary for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, a Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. However, unless otherwise provided by the Board, if any such leave taken by a Participant exceeds 90 days, then on the 91st day following the commencement of such leave the Participant’s Service shall be deemed to have terminated, unless the Participant’s right to return to Service is guaranteed by statute or contract. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, an unpaid leave of absence shall not be treated as Service for purposes of determining vesting under the Participant’s Award Agreement. Except as otherwise provided by the Board, in its discretion, the Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the business entity for which the Participant performs Service ceasing to be a Subsidiary. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of and reason for such termination.

(ZZ) “Share Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.

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(AAA) “Share Bonus Award” means an Award granted under Section 10 of the Plan.

(BBB) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.

(CCC) “Subsidiary” means:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

(DDD) “Substitute Award” has the meaning given such term in Section 5(E) of the Plan.

3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.

4. Administration.

(A) The Committee shall administer the Plan. To the extent required to comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan), it is intended that each member of the Committee shall, at the time he or she takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. Different Committees with respect to different groups of Participants may administer the Plan.

(B) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan or by the Board, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the form of Award Agreement and the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards, including, but not limited to, upon a Qualifying Termination; (x) to institute and determine the terms and conditions of an Exchange Program; provided, however, that the Committee shall not implement an Exchange Program without the approval of the holders of a majority of the Shares that are present in person or by proxy and entitled to vote at any annual or special meeting of Company’s shareholders; (xi) to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations established for the purpose of satisfying applicable non-U.S. laws, for qualifying for favorable tax treatment under applicable non-U.S. laws or facilitating compliance with non-U.S. laws (sub-plans may be created for any of these purposes); and (xii) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

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(C) The Committee may delegate to one or more officers of the Company, a Subsidiary, or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.

(D) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, Subsidiary, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.

(E) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company or a Subsidiary (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Articles of Incorporation or Bylaws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.

(F) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.

5. Grant of Awards; Shares Subject to the Plan; Limitations.

(A) Subject to Section 13 of the Plan, Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of [__]1 Common Shares; provided, that total number of Common Shares that will be reserved, and that may be issued, under the Plan will automatically increase on the first trading day of each calendar year, beginning with calendar year 2024, by a number of Common Shares equal to five percent (5%) of the total outstanding Common Shares on the last day of the prior calendar year (subject to a maximum annual increase of [__] Common Shares), (ii) in no event shall the maximum aggregate number of Common Shares that may be issued under the Plan pursuant to Incentive Share Options exceed the aggregate number of Common Shares set forth in Section 5(A)(i) of the Plan plus, to the extent allowable under Code Section 422 and the regulations promulgated thereunder, any Common Shares that again become available for issuance pursuant to Section 5(B) of the Plan and (iii) the maximum number of Common Shares that may be granted under the Plan during any single fiscal year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director (including service as a member or chair of any committee of the Board), shall not exceed $250,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes); provided that the non-employee directors who are considered independent (under the rules of The NASDAQ Stock Market or other securities exchange on which the Common Shares are traded)

____________

1        To equal 12% of common shares outstanding.

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may make exceptions to this limit for a non-executive chair of the Board, if any, in which case the non-employee Director receiving such additional compensation may not participate in the decision to award such compensation.. Notwithstanding the automatic annual increase set forth in subsection (i) above, the Board may act prior to January 1st of a given year to provide that there will be no such increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of Common Shares than would otherwise occur pursuant to the stipulated percentage.

(B) In the event that (i) any Option or other Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) tax or deduction liabilities arising from such Option or other Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.

(C) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(D) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan.

6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award Agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. Nonqualified Share Options, Share Appreciation Rights, Restricted Share, Restricted Share Units, Share Bonus Awards, and Performance Awards may be granted to Eligible Persons. Incentive Share Options may be granted only to Employees.

7. Options.

(A) Generally. Each Option granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. All Options granted under the Plan shall be Nonqualified Share Options unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Share Option. Incentive Share Options shall be granted only to Eligible Persons who are employees of the Company or its Affiliates, and no Incentive Share Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Share Option under the Code. No Option shall be treated as an Incentive Share Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the shareholder approval requirements of Code Section 422(b)(1); provided that any Option intended to be an Incentive Share Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Share Option unless and until such approval is obtained. In the case of an Incentive Share Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Code Section 422. If for any reason an Option intended to be an Incentive Share Option (or any portion thereof) shall not qualify as an Incentive Share Option, then, to the extent of such non-qualification, such Option or portion thereof shall be regarded as a Nonqualified Share Option appropriately granted under the Plan.

(B) Exercise Price. The exercise price (“Exercise Price”) per Common Share for each Option shall be set by the Board at its discretion. For Incentive Share Options and Nonqualified Share Options exempt from Section 409A of the Code, the Exercise Price shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Share Option granted to an employee who, at the time of the grant of such Option, owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation

Annex D-8

Section 1.422-2(f)), the Exercise Price per share shall not be less than 110% of the Fair Market Value per Common Share on the Date of Grant; and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.

(C) Vesting. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Share Option granted to a Participant who on the Date of Grant owns shares representing more than 10% of the total combined voting power of all classes of shares of the Company or any related corporation (as determined in accordance with Treasury Regulation Section 1.422-2(f)); provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability.

(D) Expiration of Option. Unless otherwise provided by the Committee in an Award Agreement: (i) the unvested portion of an Option shall expire upon termination of employment or Service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (a) one year following termination of employment or Service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the Option Period or (b) ninety days following termination of employment or Service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or Service for Cause, but not later than the expiration of the Option Period; and (ii) if Participant’s employment or Service is terminated for Cause, any outstanding Option (including any vested portion thereof) held by such Participant shall immediately terminate in its entirety upon the Participant being first notified of his or her termination for Cause and the Participant will be prohibited from exercising his or her Option from and after the date of such notification. All the Participant’s rights under any Option, including the right to exercise the Option, may be suspended pending an investigation of whether Participant will be terminated for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Code Section 409A); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period.

(E) Method of Exercise and Form of Payment. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company, or made arrangements for payment pursuant to Section 15(C), an amount equal to any taxes required to be withheld or paid. The Committee will determine the acceptable form of consideration for exercising an Option, including the method of payment. In the case of an Incentive Share Option, the Committee will determine the acceptable form of consideration at the time of grant. Such consideration for both types of Options may consist of: (i) cash; (ii) check; (iii) promissory note, to the extent permitted by applicable laws, (iv) other Common Shares, provided that such Common Shares have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Common Shares as to which such Option will be exercised and provided that accepting such Common Shares will not result in any adverse accounting consequences to the Company, as the Committee determines in its sole discretion; (v) consideration received by the Company under a broker-assisted (or other) cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (vi) by net exercise; (vii) such other consideration and method of payment for the issuance of Common Shares to the extent permitted by applicable laws; or (viii) any combination of the foregoing methods of payment.

(F) Notification upon Disqualifying Disposition of an Incentive Share Option. Each Participant awarded an Incentive Share Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Share Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (i) two years after the Date of Grant of the Incentive Share Option or (ii) one year after the date of exercise of the Incentive Share Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Share Option as agent for the applicable Participant until the end of the period described in the preceding sentence.

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(G) Compliance with Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes-Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.

8. Share Appreciation Rights.

(A) Generally. Each SAR granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.

(B) Strike Price. The Strike Price for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.

(C) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award Agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or Service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) one year following termination of employment or Service by reason of such Participant’s death or disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or Service for any reason other than such Participant’s death or disability, and other than such Participant’s termination of employment or Service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or Service by the Company for Cause. If the SAR would expire at a time when the exercise of the SAR would violate applicable securities laws, the expiration date applicable to the SAR will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Code Section 409A); provided, that in no event shall such expiration date be extended beyond the expiration of the SAR Period.

(D) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the Fair Market Value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor.

(E) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the Fair Market Value of one Common Share on the exercise date over the Strike Price, less an amount equal to any taxes required to be withheld or paid. The Company shall pay such amount in cash, in Common Shares valued at Fair Market Value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

Annex D-10

9. Restricted Share and Restricted Share Units.

(A) Generally. Each grant of Restricted Share and Restricted Share Units shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

(B) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Share, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Share shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Share covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of Restricted Share and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award Agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Share, including without limitation the right to vote such Restricted Share and the right to receive dividends, if applicable. To the extent shares of Restricted Share are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.

(C) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award Agreement the unvested portion of Restricted Share and Restricted Share Units shall terminate and be forfeited upon termination of employment or Service of the Participant granted the applicable Award.

(D) Delivery of Restricted Share and Settlement of Restricted Share Units.

(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Share, the restrictions set forth in the applicable Award Agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Share that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Share shall be distributed to the Committee and attributable to any particular share of Restricted Share shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a Fair Market Value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award Agreement).

(ii) Unless otherwise provided by the Committee in an Award Agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Share Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Share Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Share Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the Fair Market Value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Share Units, less an amount equal to any taxes required to be withheld or paid.

10. Share Bonus Awards. The Committee may issue unrestricted Common Shares, or other Awards denominated in Common Shares, under the Plan to Eligible Persons, either alone or in tandem with other awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Share Bonus Award granted under the Plan shall be evidenced by an Award Agreement (whether in paper or electronic medium (including email or the

Annex D-11

posting on a web site maintained by the Company or a third party under contract with the Company)). Each Share Bonus Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award Agreement.

11. Performance Awards.

(A) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Award. Unless otherwise determined by the Committee, all Performance Awards shall be evidenced by an Award Agreement.

(B) Discretion of Committee with Respect to Performance Awards. The Committee shall have the discretion to establish the terms, conditions and restrictions of any Performance Award. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal (s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.

(C) Performance Criteria. The Committee may establish Performance Criteria that will be used to establish the Performance Goal(s) for Performance Awards which may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, without limitation, any of the following: (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) revenue or revenue growth (measured on a net or gross basis); (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of rollouts of new products and services; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; and (xxxiii) personal targets, goals or completion of projects. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph. Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.

(D) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following: (i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) the effect of changes in tax laws, accounting principles, or other laws or regulatory rules affecting reported results; (iv) any reorganization and restructuring programs; (v) unusual and/or infrequently occurring items as described in Accounting Principles Board Opinion No. 30 (or any successor pronouncement thereto) and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year; (vi) acquisitions or divestitures; (vii) discontinued operations; (viii) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof; (ix) foreign exchange gains and losses; and (x) a change in the Company’s fiscal year.

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(E) Terms and Conditions to Receipt of Payment. Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Award for such Performance Period. A Participant shall be eligible to receive payment in respect of a Performance Award only to the extent that: (i) the Performance Goals for such period are achieved; and (ii) all or some of the portion of such Participant’s Performance Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals. Following the completion of a Performance Period, the Committee shall determine whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate the amount of the Performance Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Award actually payable for the Performance Period.

(F) Timing of Award Payments. Except as provided in an Award Agreement, Performance Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following the Committee’s determination in accordance with Section 11(E).

12. Other Share-or Cash-Based Awards. The Committee is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Committee to be consistent with the purposes of the Plan. To the extent necessary to satisfy the short-term deferral exception to Code Section 409A, unless the Committee shall determine otherwise, the Awards shall provide that payment shall be made within two and one-half months after the end of the year in which the Participant has a legally binding vested right to such Award. The Committee may establish such other rules applicable to the Other Share- or Cash-Based Awards as it deems appropriate, to the extent not inconsistent with the Plan.

13. Changes in Capital Structure and Similar Events. In the event of (x) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, share split, reverse share split, reorganization, merger, amalgamation, consolidation, spin-off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or (y) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:

(A) adjusting any or all of (i) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (ii) the terms of any outstanding Award, including, without limitation, (a) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (b) the Exercise Price or Strike Price with respect to any Award or (c) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);

(B) providing for a substitution or assumption of Awards in a manner that substantially preserves the applicable terms of such Awards;

(C) accelerating the exercisability or vesting of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event;

(D) modifying the terms of Awards to add events, conditions or circumstances (including termination of employment within a specified period after a Change in Control) upon which the exercisability or vesting of or lapse of restrictions thereon will accelerate;

(E) deeming any performance measures (including, without limitation, Performance Criteria and Performance Goals) satisfied at target, maximum or actual performance through closing or such other level determined by the Committee in its sole discretion, or providing for the performance measures to continue (as is or as adjusted by the Committee) after closing;

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(F) providing that for a period prior to the Change in Control determined by the Committee in its sole discretion, any Options or SARs that would not otherwise become exercisable prior to the Change in Control will be exercisable as to all Common Shares subject thereto (but any such exercise will be contingent upon and subject to the occurrence of the Change in Control and if the Change in Control does not take place after giving such notice for any reason whatsoever, the exercise will be null and void) and that any Options or SARs not exercised prior to the consummation of the Change in Control will terminate and be of no further force and effect as of the consummation of the Change in Control; and

(G) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the Fair Market Value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the Fair Market Value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

14. Amendments and Termination.

(A) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 14(B) (to the extent required by the proviso in such Section 14(B)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted); provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.

(B) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award Agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award Agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 13 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.

15. General.

(A) Nontransferability.

(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or

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encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Share Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award Agreement to preserve the purposes of the Plan, to: (a) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (b) a trust solely for the benefit of the Participant and his or her Immediate Family Members; (c) a partnership or limited liability company whose only partners or shareholders are the Participant and his or her Immediate Family Members; or (d) any other transferee as may be approved either (x) by the Board or the Committee in its sole discretion, or (y) as provided in the applicable Award Agreement (each transferee described in clauses (a), (b), (c) and (d) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.

(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award Agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (a) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (b) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award Agreement, that such a registration statement is necessary or appropriate; (c) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (d) the consequences of the termination of the Participant’s employment by, or Services to, the Company or an Affiliate under the terms of the Plan and the applicable Award Agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award Agreement.

(B) Tax Withholding and Deductions.

(i) A Participant shall be required to pay to the Company, Subsidiary, or any Affiliate, and the Company, Subsidiary, or any Affiliate shall have the right and is hereby authorized to deduct and withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required taxes (up to the maximum statutory rate under applicable law as in effect from time to time as determined by the Committee) and deduction in respect of an Award, its grant, vesting or exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, determined on a case by case basis, permit a Participant to satisfy, in whole or in part, the foregoing tax and deduction liability by (a) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares, except as otherwise determined by the Committee) owned by the Participant having a Fair Market Value equal to such liability or (b) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a Fair Market Value equal to such liability.

(C) No Claim to Awards; No Rights to Continued Employment; Waiver. No Employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or Service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue

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any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award Agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award Agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.

(D) Designation and Change of Beneficiary. Each Participant may file with the Committee a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.

(E) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or Service due to illness, vacation or leave of absence nor a transfer from employment or Service with the Company to employment or Service with an Affiliate (or vice-versa) shall be considered a termination of employment or Service with the Company, Subsidiary, or an Affiliate; and (ii) if a Participant’s employment with the Company, Subsidiary, and Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.

(F) Leaves of Absence/Transfer Between Locations. The Committee shall have the discretion to determine at any time whether and to what extent the vesting of Awards shall be suspended during any leave of absence; provided, however, that in the absence of such determination, vesting of Awards shall continue during any paid leave and during any unpaid leave (unless otherwise required by applicable Laws). A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Participant’s employer or (ii) transfers between locations of the Company or between the Company or any Subsidiary. If an Employee is holding an Incentive Share Option and such leave exceeds three months then, for purposes of Incentive Share Option status only, such Employee’s Service as an Employee shall be deemed terminated on the first day following such three month period and the Incentive Share Option shall thereafter automatically treated for tax purposes as a Nonstatutory Share Option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written Company policy.

(G) No Rights as a Shareholder. Except as otherwise specifically provided in the Plan or any Award Agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares or other securities that are subject to Awards hereunder until such shares have been issued or delivered to that person.

(H) Government and Other Regulations.

(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares or other securities pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares or other securities to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award Agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9

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of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.

(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares or other securities to the Participant, the Participant’s acquisition of Common Shares or other securities from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award denominated in Common Shares in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate Fair Market Value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.

(I) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.

(J) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of share options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.

(K) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(L) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.

(M) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.

(N) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state and federal courts seated in Wilmington, Delaware (and any appellate courts thereof) in any action or proceeding arising out of or relating to this Plan, and each of the parties hereby

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irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereby knowingly, voluntarily and intentionally irrevocably waives the right to a trial by jury in respect to any litigation, dispute, claim, legal action or other legal proceeding based hereon, or arising out of, under, or in connection with, this Plan.

(O) Severability. If any provision of the Plan or any Award or Award Agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(P) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

(Q) Status under ERISA. It is the intent of the Company that the Plan shall not constitute an “employee benefit plan” for purposes of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

(R) Code Section 409A.

(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for share rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.

(ii) If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of Service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of Service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (a) the first business day after the date that is six months following the date of the Participant’s termination of Service, and (b) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of Service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award Agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award Agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.

(iii) Any adjustments made pursuant to Section 13 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 13 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (a) continue not to be subject to Code Section 409A or (b) comply with the requirements of Code Section 409A.

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(S) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

(T) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares or other securities under an Award, that the Participant execute lock-up, shareholder or other agreements, as it may determine in its sole and absolute discretion.

(U) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares or other securities under any Award made under the Plan.

(V) Clawback. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares or other securities are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award Agreements.

(W) Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

(X) Corporate Records Control. In the event that the corporate records (e.g., Board consents, resolutions or minutes) documenting the corporate action constituting the grant contain terms (e.g., exercise price, vesting schedule or number of shares) that are inconsistent with those in the Award Agreement or related grant documents as a result of a clerical error in the papering of the Award Agreement or related grant documents, the corporate records will control and the Participant will have no legally binding right to the incorrect term in the Award Agreement or related grant documents.

[Signature page follows]

Annex D-19

IN WITNESS WHEREOF, this Australian Oilseeds Holdings Limited 2023 Equity Incentive Plan has been duly approved and adopted by the Company and the shareholders as of the dates set forth below.

Adopted by consent of the Board: ____________ __, 2023

Shareholder Approved: __________________ __, 2023

AUSTRALIAN OILSEEDS HOLDINGS LIMITED
By:
Title:
Date:

[Signature page to Australian Oilseeds Holdings Limited 2023 Equity Incentive Plan]

Annex D-20

ANNEX E

PROXY CARD

EDOC ACQUISITION CORP.

YOUR VOTE IS IMPORTANT

EXTRAORDINARY GENERAL MEETING

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS OF EDOC ACQUISITION CORP.

The undersigned, revoking any previous proxies, hereby acknowledges receipt of the Notice of Extraordinary General Meeting of Shareholders (the “Notice”) and the Proxy Statement/Prospectus (the “Proxy Statement”), and hereby appoints ___________ and ___________, and each of them independently, with full power of substitution, as proxies to vote the shares that the undersigned is entitled to vote (the “Shares”) at the Extraordinary General Meeting (the “Meeting”) of the shareholders of Edoc Acquisition Corp., a Cayman Islands exempted company (“EDOC”) to be held virtually on ___________, 2024, at ___ a.m. Eastern Time, accessible at https://www.cstproxy.com/[_______], or at such other time, on such other date and at such other place to which the meeting may be adjourned or postponed. Without limiting the general authorization hereby given, said proxies are, and each of them is, instructed to vote or act as follows on the proposals set forth in the Proxy Statement and in the proxies’ discretion on such other matters as may properly come before the Extraordinary General Meeting or any adjournment or postponement thereof. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials for the Meeting to be held on _________, 2024, at ______ a.m. Eastern Time: The Notice and the accompanying Proxy Statement are available at https://www.________________.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFIC DIRECTIONS ARE GIVEN AS TO THE PROPOSALS, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS, IF PRESENTED.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD AS SOON AS POSSIBLE.

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

(Continued and to be marked, dated and signed on reverse side)

Annex E-1

[PRELIMINARY COPY — SUBJECT TO COMPLETION]

PROXY

EDOC ACQUISITION CORP.

THE BOARD OF DIRECTORS OF EDOC ACQUISITION CORP. RECOMMENDS A VOTE “FOR” PROPOSALS 1 THROUGH 7.

(1)    Proposal 1 — The NTA Proposal — To consider and vote upon a proposal, as a Special Resolution, to approve amendments to the current amended and restated memorandum of EDOC (the “Existing Organizational Documents”), which amendments shall be effective, if adopted and implemented by EDOC, immediately prior to the consummation of the proposed Business Combination (as defined below), to remove from the requirements contained in the Existing Organizational Documents limiting EDOC’s ability to consummate an initial business combination if EDOC would have less than $5,000,001 in net tangible assets prior to or upon consummation of such initial business combination.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(2)    Proposal 2 — The Business Combination Proposal — To consider and vote on a proposal, as a Special Resolution, to approve Business Combination Agreement, dated as of December 5, 2022 (as amended on March 31, 2023 and December 7, 2023, and as may be further amended, the “Business Combination Agreement”), by and among EDOC, American Physicians LLC, a Delaware limited liability company (the “Sponsor”), in the capacity as Purchaser Representative for the purposes set forth in the Business Combination Agreement, Australian Oilseeds Holdings Limited, a Cayman Islands exempted company (“Pubco”), AOI Merger Sub, a Cayman Islands exempted company and a wholly-owned subsidiary of Pubco (“Merger Sub”), Australian Oilseeds Investments Pty Ltd., I 158 999 949, an Australian proprietary company (“AOI”), Gary Seaton, for the purposes set forth in the Business Combination Agreement (the “Seller Representative”), each of the holders of AOI’s outstanding ordinary shares named on Annex I to the Business Combination Agreement (the “Primary Sellers”), as amended from time to time to include subsequent parties that execute and deliver to EDOC, Pubco and AOI a Joinder (the “Joining Sellers”), and the holders of AOI’s outstanding ordinary shares who are bound by the provisions of the Business Combination Agreement pursuant to the drag-along rights set forth in AOI’s memorandum and articles of association (the “Drag-Along Sellers”, and collectively with the Joining Sellers, the “Sellers”) and approve the transactions contemplated thereby, including the merger of EDOC with and into Merger Sub (the “Merger”), with EDOC continuing as the surviving corporation and as a wholly-owned subsidiary of Pubco, and each issued and outstanding security of EDOC immediately prior to the Effective Time (as defined below) shall no longer be outstanding and shall automatically be cancelled, in exchange for the right of the holder thereof to receive substantially identical securities of Pubco, and Pubco will acquire all of the issued and outstanding ordinary shares of AOI (the “Purchased Shares”) from the Sellers in exchange for ordinary shares of Pubco, par value $0.0001 per share (“Pubco Ordinary Shares”) (the “Share Exchange,” and together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” or “Business Combination”), and all upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the applicable provisions of the Companies Act and the Australian Act, such proposal to include authorization of the Plan of Merger by Special Resolution. A copy of the Business Combination Agreement is attached to the accompanying Proxy Statement as Annex A and a copy of the Plan of Merger is attached to the accompanying Proxy Statement as Annex C.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(3)    Proposal 3 — The Memorandum and Articles Proposal — To consider and vote upon a proposal, as a Special Resolution, to approve, immediately prior to the consummation of the Business Combination, assuming the Business Combination Proposal is approved, to replace Pubco’s current memorandum and articles of association with the amended and restated memorandum and articles of association of Pubco (the “Proposed Memorandum and Articles”) in the form attached to the accompanying Proxy Statement as Annex B.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Annex E-2

(4)    Proposal 4 — The Advisory Charter Proposals — To consider and vote upon, as an Ordinary Resolution, on an advisory and non-binding basis, five separate proposals with respect to certain governance provisions in the Proposed Memorandum and Articles.

Proposal 4.a

To approve and adopt, on a non-binding advisory basis, provisions in the Proposed Memorandum and Articles, providing that Pubco’s post-Closing board will consist of five individuals across three classes (i.e., Class I, II and III) with staggered expiries of terms whereby three (3) persons are to be designated by AOI prior to the Closing, at least one (1) of whom shall qualify as an independent director under Nasdaq rules, one person is to be designed by EDOC who shall qualify as an independent director under Nasdaq rules and one (1) person that is mutually agreed upon and designated by EDOC and AOI prior to the Closing who shall qualify as an independent director under Nasdaq rules, which post-Closing board of Pubco will also comprise the board of AOI.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.b

To approve and adopt, on a non-binding advisory basis, provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may be removed from office with or without cause by (A) an Ordinary Resolution passed at a meeting of Members called for the purposes of removing the director or for purposes including the removal of the director; or (B) by the affirmative vote of a majority of the directors present and voting at a meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.c

To approve and adopt, on a non-binding advisory basis, provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may call a general meeting of the shareholders. The CEO or chairman may call an extraordinary general meeting. No shareholder may call a general meeting or an extraordinary general meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.d

To approve and adopt, on a non-binding advisory basis, provisions to be included in the Proposed Memorandum and Articles providing that Pubco’s directors may nominate candidates at any time and its Members may nominate candidates for election as Directors at the annual general meeting by delivering notice to the principal executive offices of Pubco not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Proposal 4.e

To approve and adopt, on a non-binding advisory basis, provisions to be included in the Proposed Memorandum and Articles providing that subject to the Companies Act and as provided in the Proposed Memorandum and Articles, Pubco may, by Special Resolution, amend the Proposed Memorandum and Articles in whole or in part, which requires the affirmative vote of at least a two-thirds majority of the votes cast by the holders of the issued and outstanding Pubco Ordinary Shares represented in person or by proxy and entitled to vote thereon and who vote at the meeting.

☐ FOR	☐ AGAINST	☐ ABSTAIN

Annex E-3

(5)    Proposal 5 — The Incentive Plan Proposal — To approve the adoption, as an Ordinary Resolution, of the Pubco 2024 Equity Incentive Plan (the “Incentive Plan”), a copy of which is attached to the accompanying Proxy Statement as Annex D.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(6)    Proposal 6 — The Director Election Proposal — To consider and vote upon a proposal, as an Ordinary Resolution to consider and vote on a proposal to elect, effective at Closing, the five (5) persons listed below be appointed as directors of Pubco, effective upon the Closing of the Business Combination, to serve on the Pubco Board for one, two or three years depending on their Class. If elected, the Class I directors will serve until the first annual meeting of shareholders of Pubco to be held following the date of Closing; the Class II directors will serve until the second annual meeting of shareholders of Pubco following the date of Closing; and the Class III directors will serve until the third annual meeting of shareholders of Pubco to be held following the date of Closing or until their earlier death, resignation, retirement or removal for cause.

Name

Menaka Athukorala (Class I)
Kevin Chen (Class I)
Kapil Singh (Class II)
Gowri Shankar (Class II)
Gary Seaton (Class III)
☐ FOR ALL	☐ WITHHOLD ALL	☐ FOR ALL EXCEPT

To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and write the name(s) of the nominee(s) on the line below_________________________.

(7)    Proposal 7 — The Nasdaq Proposal — To consider and vote upon a proposal, as an Ordinary Resolution, for the purposes of complying with the applicable listing rules of Nasdaq, to approve the potential issuance of Pubco Ordinary Shares pursuant to (a) the Business Combination, (b) a proposed $50,000,000 Equity Line of Credit arrangement that Pubco intends to enter into on the closing of the Business Combination, and (c) the Debentures and the Arena Warrants.

☐ FOR	☐ AGAINST	☐ ABSTAIN

(8)    Proposal 8 — The Adjournment Proposal — To consider and vote upon a proposal, as an Ordinary Resolution, to adjourn the Meeting to a later date or dates, if necessary or desirable, at the determination of the EDOC Board.

☐ FOR	☐ AGAINST	☐ ABSTAIN

☐ MARK HERE FOR ADDRESS CHANGE AND NOTE AT RIGHT
PLEASE MARK, DATE AND RETURN THIS PROXY PROMPTLY.

Signature _________________	Signature _________________	Date _________________

Sign exactly as name appears on this proxy card. If shares are held jointly, each holder should sign. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in corporate name by an authorized officer, giving full title as such. If shareholder is a partnership, sign in partnership name by an authorized person, giving full title as such.

Annex E-4

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Cayman Islands law does not limit the extent to which a company’s amended and restated memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against fraud, or the consequences of committing a crime. Pubco’s amended and restated memorandum and articles of association will provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law, and EDOC’s amended and restated memorandum and articles of association provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by Cayman Islands law.

In addition, effective upon the consummation of the Business Combination, as defined in Part I of this registration statement, Pubco has entered or will enter into indemnification agreements with directors, officers, and some employees. The indemnification agreements will require Pubco, among other things, to indemnify its directors against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 21. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
2.1(1)

Business Combination Agreement, dated as of December 5, 2022, by and among EDOC Acquisition Corp., American Physicians LLC, Australian Oilseeds Holdings Limited, upon execution of a joinder agreement to become party thereto, AOI Merger Sub, upon execution of a joinder to become party thereto, Australian Oilseeds Investments Pty Ltd., Gary Seaton, in the capacity thereunder as the Seller Representative, and the shareholders of AOI named as Sellers therein (incorporated by reference to Exhibit 2.1 of EDOC’s Form 8-K filed with the SEC on December 9, 2022).

2.2

Amendment No. 1 to Business Combination Agreement, dated as of March 31, 2023, by and among EDOC Acquisition Corp., American Physicians LLC, Australian Oilseeds Holdings Limited and AOI Merger Sub (incorporated by reference to Exhibit 2.1 of EDOC’s Form 8-K filed with the SEC on April 6, 2023).

2.3

Amendment No. 2 to Business Combination Agreement, dated as of March 31, 2023, by and among EDOC Acquisition Corp., American Physicians LLC, Australian Oilseeds Holdings Limited and AOI Merger Sub (incorporated by reference to Exhibit 2.1 of EDOC’s Form 8-K filed with the SEC on December 7, 2023).

3.1***	Amended and Restated Memorandum and Articles of Association of Pubco.
3.2	Form of Amended and Restated Memorandum and Articles of Association of Pubco (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex B).
3.3	Form of Sixth Amended and Restated Memorandum and Articles of Association of EDOC (incorporated by reference to Exhibit 3.1 of EDOC’s Form 8-K filed with the SEC on November 13, 2023).
4.1	Specimen Unit Certificate of EDOC (incorporated by reference to Exhibit 4.1 of EDOC’s Registration Statement on Form S-1 filed with the SEC on November 5, 2020).
4.2	Specimen Ordinary Share Certificate of EDOC (incorporated by reference to Exhibit 4.2 of EDOC’s Registration Statement on Form S-1 filed with the SEC on November 5, 2020).
4.3	Specimen Warrant Certificate of EDOC (incorporated by reference to Exhibit 4.3 of EDOC’s Registration Statement on Form S-1 filed with the SEC on November 5, 2020).
4.4	Specimen Rights Certificate of EDOC (incorporated by reference to Exhibit 4.5 of EDOC’s Registration Statement on Form S-1 filed with the SEC on November 5, 2020).
4.5

Warrant Agreement, dated as of November 9, 2020, by and between EDOC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.5 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

4.6

Rights Agreement, dated as of November 9, 2020, by and between EDOC and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.6 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

Exhibit No.	Description
4.7	Form of Arena Warrant (incorporated by reference to Exhibit 4.1 of EDOC’s Form 8-K filed with the SEC on August 24, 2023).
5.1***	Opinion of Stuarts Humphries (Cayman Islands).
5.2***	Opinion of Rimon P.C.
8.1***	Tax opinion of Ellenoff Grossman & Schole LLP.
10.1

Letter Agreement, dated November 9, 2020, by and among EDOC, its initial shareholders, directors and officer (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

10.2

Investment Management Trust Agreement, dated November 9, 2020, by and between EDOC and CST, as trustee (incorporated by reference to Exhibit 10.2 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

10.3

Registration Rights Agreement, dated as of November 9, 2020, by and between EDOC and certain securityholders (incorporated by reference to Exhibit 10.6 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

10.4

Unit Subscription Agreement, dated as of November 9, 2020, by and between EDOC and American Physicians LLC. (incorporated by reference to Exhibit 10.4 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

10.5	Unit Subscription Agreement, dated as of November 9, 2020, by and between EDOC and I-Bankers (incorporated by reference to Exhibit 10.5 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).
10.6(1)

Business Combination Marketing Agreement, dated as of November 9, 2020, by and between EDOC and I-Bankers (incorporated by reference to Exhibit 10.7 of EDOC’s Form 8-K filed with the SEC on November 13, 2020).

10.7(1)	Form of Lock-Up Agreement, dated as of December 5, 2022 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on December 9, 2022).
10.8(1)	Form of Non-Competition and Non-Solicitation Agreement (incorporated by reference to Exhibit 10.2 of EDOC’s Form 8-K filed with the SEC on December 9, 2022).
10.9

Form of Sponsor Support Agreement, dated as of December 5, 2022, by and among EDOC Acquisition Corp, American Physicians LLC, Australian Oilseeds Holdings Limited and certain insiders of EDOC Acquisition Corp. party thereto (incorporated by reference to Exhibit 10.3 of EDOC’s Form 8-K filed with the SEC on December 9, 2022).

10.10

Insider Letter Amendment, dated as of December 5, 2022, by and among EDOC Acquisition Corp, American Physicians LLC, Australian Oilseeds Holdings Limited, and certain shareholders of EDOC Acquisition Corp. party thereto (incorporated by reference to Exhibit 10.4 of EDOC’s Form 8-K filed with the SEC on December 9, 2022).

10.11***	Supply Agreement, dated June 22, 2022, between Cootamundra Oilseeds Pty Ltd and Energreen Nutrition Australia Pty Ltd.
10.12***	Loan Agreement between Australian Oilseeds Investments Pty Ltd. and JSKS Enterprises Pty Ltd. for AUD$405,000, dated March 4, 2022.
10.13***	Loan Agreement between Australian Oilseeds Investments Pty Ltd. and Energreen Nutrition Australia Pty Ltd. for AUD$767,320, dated September 1, 2022.
10.14***	Loan Agreement between Australian Oilseeds Investments Pty Ltd. and Energreen Nutrition Australia Pty Ltd. for AUD$123,077, dated September 1, 2022.
10.15	Promissory Note of EDOC, dated August 25, 2022 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on August 29, 2022).
10.16	Promissory Note of EDOC, dated October 6, 2022 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on October 12, 2022).
10.17	Promissory Note of EDOC, dated November 16, 2022 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on November 21, 2022).
10.18	Promissory Note of EDOC, dated January 10, 2023, 2022 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on January 13, 2023).
10.19	Promissory Note of EDOC, dated February 14, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on February 15, 2023).
10.20	Australian Oilseeds Holdings Limited Equity Incentive Plan. (attached to the proxy statement/prospectus which forms a part of this registration statement as Annex D).

Exhibit No.	Description
10.21***	Australian Oilseeds Form of Restricted Stock Award Notice and Agreement
10.22***	Australian Oilseeds Form of Restricted Stock Unit Notice and Agreement
10.23***	Australian Oilseeds Form of Stock Option Notice and Agreement
10.24***	Australian Oilseeds Form of Share Appreciation Right Notice and Agreement
10.25***	Form of Executive Employment Agreement with Gary Seaton as Chief Executive Officer and Chairman of the Board
10.26***	Form of Executive Employment Agreement with Bob Wu as Chief Financial Officer
10.27**	Representative 2023 Invoices from AOI’s Five Top Customers
10.28	Promissory Note of EDOC, dated April 25, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on May 1, 2023).
10.29	Promissory Note of EDOC, dated June 26, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on June 30, 2023).
10.30

Securities Purchase Agreement dated August 23, 2023 between Pubco, AOI, EDOC, certain AOI subsidiaries and Arena Investors, LP (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on August 24, 2023).

10.31	Promissory Note of EDOC, dated August 15, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on August 16, 2023).
10.32	Form of Pubco Convertible Debenture (incorporated by reference to Exhibit 10.2 of EDOC’s Form 8-K filed with the SEC on August 24, 2023).
10.33**

Draft Purchase Agreement dated as of December [*], 2023 is made by and between Arena Business Solutions Global SPC II, Ltd., for the account of Segregated Portfolio #[  ] – SPC #[  ], and Australian Oilseeds Holdings Limited.

10.34

Assignment, Assumption and Amendment Agreement, dated as of October 27, 2023, by and among EDOC, AOI and Continental Stock Transfer & Trust Company (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on November 3, 2023).

10.35	Promissory Note of EDOC, dated November 8, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on November 13, 2023).
10.36	Promissory Note of EDOC, dated November 28, 2023 (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on November 28, 2023).
10.37

Amendment No. 1 to Securities Purchase Agreement dated October 31, 2023 between Pubco, AOI, EDOC, certain AOI subsidiaries and Arena Investors, LP. (incorporated by reference to Exhibit 10.1 of EDOC’s Form 8-K filed with the SEC on December 7, 2023).

10.38

Amendment No. 2 to Securities Purchase Agreement dated December 4, 2023 between Pubco, AOI, EDOC, certain AOI subsidiaries and Arena Investors, LP. (incorporated by reference to Exhibit 10.2 of EDOC’s Form 8-K filed with the SEC on December 7, 2023).

10.39**	Minimum Cash Condition Waiver contained in the Business Combination Agreement Waiver effective January 12, 2024 by and between EDOC Acquisition Corp. and Australian Oilseeds Holdings Limited.
21.1***	List of Subsidiaries of Pubco Post-Business Combination.
23.1**	Consent of Marcum LLP.
23.2**	Consent of BF Borgers CPA PC.
23.3***	Consent of Stuarts Humphries (Cayman Islands) (included in Exhibit 5.1).
23.4***	Consent of Ellenoff Grossman & Schole LLP (included as part of Exhibit 8.1).
99.1***	Form of Proxy Card for Extraordinary General Meeting of Shareholders of EDOC (included as Annex E to the proxy statement/prospectus).
99.2***	Consent of Kevin Chen to be Named as a Director.
99.3***	Consent of Kapil Singh to be Named as a Director.
99.4***	Consent of Gowri Shankar to be Named as a Director.
99.5***	Consent of Menaka Athukorala to be Named as a Director.
107***	Filing fee table

____________

*        To be filed.

**      Filed herewith.

***    Previously filed.

(1)      The exhibits to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). The Registrant agrees to furnish supplementally a copy of all omitted information to the SEC upon its request.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(5)    That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)    That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)    That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(8)    That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(9)    To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(10)  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cootamundra, Australia, on the 17th day of January, 2024.

Australian Oilseeds Holdings Limited
By:	/s/ Gary Seaton
Name:	Gary Seaton
Title:	Chairman and CEO

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Gary Seaton	Chief Executive Officer and Sole Director	January 17, 2024
Gary Seaton	(Principal Executive Officer)
/s/ Bob Wu	Chief Financial Officer and	January 17, 2024
Bob Wu	(Principal Accounting and Financial
Officer)

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of the Securities Act, the undersigned, the duly undersigned representative in the United States of American in the District of Columbia, has signed this registration statement on January 17, 2024.

By:	/s/ Debbie A. Klis
Name:	Debbie A. Klis, Esq.
Title:	Registrant’s Counsel/Authorized Representative